Exhibit 10.4
AMENDMENT NUMBER 4
CONTRACTOR RISK AGREEMENT
BETWEEN
THE STATE OF TENNESSEE,
d.b.a. TENNCARE
AND
AMERIGROUP TENNESSEE, INC.
CONTRACT NUMBER: FA- 07-16936-00
For and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to clarify and/or amend the Contractor Risk Agreement (CRA) by and between the State of Tennessee TennCare Bureau, hereinafter referred to as TENNCARE, and AMERIGROUP TENNESSEE, INC., hereinafter referred to as the CONTRACTOR as specified below.
Titles and numbering of paragraphs used herein are for the purpose of facilitating use of reference only and shall not be construed to infer a contractual construction of language.
1.	The preamble shall be amended to add references to long-term care services and delete references to “State Onlys and Judicials” and shall read as follows:
This Agreement is entered into by and between THE STATE OF TENNESSEE, hereinafter referred to as “TENNCARE” or “State” and AMERIGROUP, Tennessee, Inc., hereinafter referred to as “the CONTRACTOR”.
     WHEREAS, the purpose of this Agreement is to assure the provision of quality physical health, behavioral health, and long-term care services while controlling the costs of such services;
     WHEREAS, consistent with waivers granted by the Centers for Medicare & Medicaid Services, U.S. Department of Health and Human Services, the State of Tennessee has been granted the authority to pay a monthly prepaid capitated payment amount to Health Maintenance Organizations (HMOs), referred to as Managed Care Organizations or MCOs, for rendering or arranging necessary physical health, behavioral health, and long-term care services to persons who are enrolled in Tennessee’s TennCare program;
     WHEREAS, the Tennessee Department of Finance and Administration is the state agency responsible for administration of the TennCare program and is authorized to contract with MCOs for the purpose of providing the services specified herein for the benefit of persons who are eligible for and are enrolled in the TennCare program; and
     WHEREAS, the CONTRACTOR is a Managed Care Organization as described in the 42 CFR Part 438, is licensed to operate as an HMO in the State of Tennessee, has met additional qualifications established by the State, is capable of providing or arranging for the provision of covered services to persons who are enrolled in the TennCare program for whom it has received prepayment, is engaged in said business, and is willing to do so upon and subject to the terms and conditions hereof;
NOW, THEREFORE, in consideration of the mutual promises contained herein the parties have agreed and do hereby enter into this Agreement according to the provisions set forth herein:
2.	Section 1 shall be deleted in its entirety and replaced with the following:
SECTION 1 — DEFINITIONS, ACRONYMS, AND ABBREVIATIONS
The terms used in this Agreement shall be given the meaning used in TennCare rules and regulations. However, the following terms when used in this Agreement, shall be construed and/or interpreted as follows, unless the context expressly requires a different construction and/or interpretation. In the event of a conflict in language between these Definitions, Attachments, and other Sections of this Agreement, the specific language in Sections 2 through 4 of this Agreement shall govern.
Administrative Cost — All costs to the CONTRACTOR related to the administration of this Agreement that are non-medical in nature including, but not limited to:
1.	Meeting general requirements in Section 2.2;

2.	Enrollment and disenrollment in accordance with Section 2.4 and 2.5;

3.	Additional services and use of incentives in Section 2.6.6;

4.	Health education and outreach in Section 2.7.4;

5.	Meeting requirements for coordination of services specified in Section 2.9, including care coordination for CHOICES members and the CONTRACTOR’s electronic visit verification system except as otherwise provided in Section 3;

6.	Establishing and maintaining a provider network in accordance with the requirements specified in Section 2.11, Attachments III, IV and V;

7.	Utilization Management as specified in Section 2.14;

8.	Quality Management and Quality Improvement activities as specified in Section 2.15;

9.	Production and distribution of Member Materials as specified in Section 2.17;

10.	Customer service requirements in Section 2.18;

11.	Complaint and appeals processing and resolution in accordance with Section 2.19;

12.	Determination of recoveries from third party liability resources in accordance with Section 2.21.4;

13.	Claims Processing in accordance with Section 2.22;

14.	Maintenance and operation of Information Systems in accordance with Section 2.23;

15.	Personnel requirements in Section 2.29;

16.	Production and submission of required reports as specified in Section 2.30;

17.	Administration of this Agreement in accordance with policies and procedures;

18.	All other Administration and Management responsibilities as specified in Attachments II through IX and Sections 2.20, 2.21, 2.24, 2.25, 2.26, 2.27, and 2.28;

19.	Premium tax; and

20.	Costs of subcontractors engaged solely to perform a non-medical administrative function for the CONTRACTOR specifically related to securing or fulfilling the CONTRACTOR’s obligations to TENNCARE under the terms of this Agreement (e.g., claims processing) are considered to be an “administrative cost”.
Adult Protective Services (APS) — An office within the Tennessee Department of Human Services that investigates reports of abuse, neglect (including self-neglect) or financial exploitation of vulnerable adults. APS staff assess the need for protective services and provide services to reduce the identified risk to the adult.
Adverse Action — Any action taken by the CONTRACTOR to deny, reduce, terminate, delay or suspend a covered service as well as any other acts or omissions of the CONTRACTOR which impair the quality, timeliness or availability of such benefits.
Affiliate — Any person, firm, corporation (including, without limitation, service corporation and professional corporation), partnership (including, without limitation, general partnership, limited partnership and limited liability partnership), limited liability company, joint venture, business trust, association or other entity or organization that now or in the future directly or indirectly controls, is controlled by, or is under common control with the CONTRACTOR.
Appeal Procedure — The process to resolve an enrollee’s right to contest verbally or in writing, any adverse action taken by the CONTRACTOR to deny, reduce, terminate, delay, or suspend a covered service as well as any other acts or omissions of the CONTRACTOR which impair the quality, timeliness or availability of such benefits. The appeal procedure shall be governed by TennCare rules and regulations and any and all applicable court orders and consent decrees.
Area Agency on Aging and Disability (AAAD) — The agency designated by the Tennessee Commission on Aging and Disability (TCAD) to develop and administer a comprehensive and coordinated community based system in, or serving, a defined planning and service area.
At-Risk — As it relates to the CHOICES program, SSI eligible adults age sixty-five (65) and older or age twenty-one (21) or older with physical disabilities, who do not meet the established level of care criteria for nursing facility services, but have a lesser number or level of functional deficits in activities of daily living as defined in TennCare rules and regulations, such that, in the absence of the provision of a moderate level of home and community based services, the individual’s condition and/or ability to continue living in the community will likely deteriorate, resulting in the need for more expensive institutional placement.

Base Capitation Rate — The amount established by TENNCARE pursuant to the methodology described in Section 3 of this Agreement as compensation for the provision of all covered services except for behavioral services for Priority enrollees.
Behavioral Health Assessment — Procedures used to diagnose mental health or substance abuse conditions and determine treatment plans.
Behavioral Health Services — Mental health and/or substance abuse services.
Benefits — The package of health care services, including physical health, behavioral health, and long-term care services, that define the covered services available to TennCare enrollees enrolled in the CONTRACTOR’s MCO pursuant to this Agreement.
Bureau of TennCare — The division of the Tennessee Department of Finance and Administration (the single state Medicaid agency) that administers the TennCare program. For the purposes of this Agreement, Bureau of TennCare shall mean the State of Tennessee and its representatives.
Business Day — Monday through Friday, except for State of Tennessee holidays.
CAHPS (Consumer Assessment of Healthcare Providers and Systems) — A comprehensive and evolving family of surveys that ask consumers and patients to evaluate various aspects of health care.
Capitation Payment — The fee that is paid by TENNCARE to the CONTRACTOR for each member covered by this Agreement. The CONTRACTOR is at financial risk as specified in Section 3 of this Agreement for the payment of services incurred in excess of the amount of the capitation payment. “Capitation Payment” includes Base Capitation Rate payments and Priority Add-on rate payments, unless otherwise specified.
Capitation Rate — The amount established by TENNCARE pursuant to the methodology described in Section 3 of this Agreement, including the base capitation rates and priority add-on rate.
Care Coordinator — The individual who has primary responsibility for performance of care coordination activities for a CHOICES member as specified in this Agreement and meets the qualifications specified in Section 2.9.6.
Care Coordination Team — If an MCO elects to use a care coordination team, the care coordination team shall consist of a care coordinator and specific other persons with relevant expertise and experience who are assigned to support the care coordinator in the performance of care coordination activities for a CHOICES member as specified in this Agreement and in accordance with Section 2.9.6.
Care Coordination Unit — A specific group of staff within the MCO’s organization dedicated to CHOICES that is comprised of care coordinators and care coordinator supervisors and which may also include care coordination teams.
Caregiver — For purposes of CHOICES, a person who is (a) a family member or is unrelated to the member but has a close, personal relationship with the member and (b) routinely involved in providing unpaid support and assistance to the member. A caregiver may be also designated by the member as a representative for CHOICES or for consumer direction of HCBS.
CEA — Cost Effective Alternative (see Section 2.6.5 of this Agreement).
Centers of Excellence (COE) for AIDS — Integrated networks designated by the State as able to provide a standardized and coordinated delivery system encompassing a range of services needed by TennCare enrollees with HIV or AIDS.
Centers of Excellence (COE) for Behavioral Health — COEs that provide a limited range of direct services to children in and at risk for state custody (i.e., not just DCS children/youth). These services are to augment the existing service system. Therefore, COEs for Behavioral Health typically only provide services where there is sufficient complexity in the case to warrant the COE for Behavioral Health resources and/or all other means to provide the service in the TennCare network have been exhausted.
CFR — Code of Federal Regulations.
Child Protective Services (CPS) — A program division of the Tennessee Department of Children’s Services whose purpose is to investigate allegations of child abuse and neglect and provide and arrange preventive, supportive, and supplementary services.
CHOICES Group (Group) — One of the three groups of TennCare enrollees who are enrolled in CHOICES. There are three CHOICES groups:
1.	Group 1

Medicaid enrollees of all ages who are receiving Medicaid-reimbursed care in a nursing facility.

2.	Group 2

Persons age sixty-five (65) and older and adults age twenty-one (21) and older with physical disabilities who meet the nursing facility level of care, who qualify for TennCare either as SSI recipients or as members of the CHOICES 217-Like HCBS Group, and who need and are receiving HCBS as an alternative to nursing facility care. The CHOICES 217-Like HCBS Group includes persons who could have been eligible under 42 CFR 435.217 had the state continued its 1915(c) HCBS waiver for elders and/or persons with physical disabilities. TENNCARE has the discretion to apply an enrollment target to this group, as described in TennCare rules and regulations.

3.	Group 3

Persons age sixty-five (65) and older and adults age twenty-one (21) and older with physical disabilities who qualify for TennCare as SSI recipients, who do not meet the nursing facility level of care, but who, in the absence of HCBS, are “at-risk” for nursing facility care, as defined by the State. TENNCARE has the discretion to apply an enrollment target to this group, as described in TennCare rules and regulations. Group 3 will not be included in CHOICES on the date of CHOICES implementation. TENNCARE intends to include CHOICES Group 3 on January 1, 2011. TENNCARE will notify the CONTRACTOR at least sixty (60) days prior to the proposed date for including Group 3 in CHOICES. As of the date specified in that notice, the CONTRACTOR shall accept members in CHOICES Group 3 and shall implement all of the requirements in this Agreement that are applicable to CHOICES Group 3.

CHOICES Implementation Date — The date, as determined by TENNCARE, when the CONTRACTOR shall begin providing long-term care services to CHOICES members.
CHOICES Member — A member who has been enrolled by TENNCARE into CHOICES.
Clean Claim — A claim received by the CONTRACTOR for adjudication that requires no further information, adjustment, or alteration by the provider of the services in order to be processed and paid by the CONTRACTOR.
Clinical Practice Guidelines — Systematically developed tools or standardized specifications for care to assist practitioners and patient decisions about appropriate care for specific clinical circumstances. Such guidelines are typically developed through a formal process and are based on authoritative sources that include clinical literature and expert consensus.
Clinically Related Group 1: Severely and/or Persistently Mentally Ill (SPMI) — Persons in this group are 18 years or older with a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. They are recently severely impaired and the duration of their severe impairment totals six months or longer of the past year.
Clinically Related Group 2: Persons with Severe Mental Illness (SMI) — Persons in this group are 18 years or older with a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. Persons in this group are recently severely impaired and the duration of their severe impairment totals less than six months of the past year.
Clinically Related Group 3: Persons who are Formerly Severely Impaired — Persons in this group are 18 years or older with a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. Persons in this group are not recently severely impaired but have been severely impaired in the past and need services to prevent relapse.
Clinically Related Group 4: Persons with Mild or Moderate Mental Disorders — Persons in this group are 18 years or older with a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. Persons in this group are not recently severely impaired and are either not formerly severely impaired or are formerly severely impaired but do not need services to prevent relapse.
Clinically Related Group 5: Persons who are not in clinically related groups 1-4 as a result of their diagnosis — Persons in this group are 18 years or older diagnosed with DSM-IV-TR (and subsequent revisions) substance use disorders, developmental disorders or V-codes only.
CMS — Centers for Medicare & Medicaid Services.
Community-Based Residential Alternatives to Institutional Care (Community-Based Residential Alternatives) — Residential services that offer a cost-effective, community-based alternative to nursing facility care for persons who are elderly and/or adults with physical disabilities. This includes, but is not limited to, assisted care living facilities, adult care homes, and companion care.

Complaint — A written or verbal expression of dissatisfaction from a member about an action taken by the CONTRACTOR or service provider other than an adverse action. The CONTRACTOR shall not treat anything as a complaint that falls within the definition of adverse action.
Contract Provider — A provider that is employed by or has signed a provider agreement with the CONTRACTOR to provide covered services.
Consumer — Except when used regarding consumer direction of HCBS, an individual who uses a mental health or substance abuse service.
Consumer-Directed Worker (Worker) — An individual who has been hired by a CHOICES member participating in consumer direction of HCBS or his/her representative to provide one or more eligible HCBS to the member. Worker does not include an employee of an agency that is being paid by an MCO to provide HCBS to the member.
Consumer Direction of HCBS — The opportunity for a CHOICES member assessed to need specified types of HCBS including attendant care, personal care, homemaker, in-home respite, companion care and/or any other service specified in TennCare rules and regulations as available for consumer direction to elect to direct and manage (or to have a representative direct and manage) certain aspects of the provision of such services—primarily, the hiring, firing, and day- to-day supervision of consumer-directed workers delivering the needed service(s).
Cost Neutrality Cap — The requirement that the cost of providing care to a member in CHOICES Group 2, including HCBS, home health, and private duty nursing, shall not exceed the cost of providing nursing facility services to the member, as determined in accordance with TennCare policy.
Covered Services — See Benefits.
CRA — Contractor Risk Agreement; also referred to as “Agreement.”
CRG (Clinically Related Group) — Defining and classifying consumers 18 years or older into clinically related groups involves diagnosis, the severity of functional impairment, the duration of severe functional impairment, and the need for services to prevent relapse. Based on these criteria, there are five clinically related groups:
Group 1 —	Persons with Severe and Persistent Mental Illness (SPMI)

Group 2 —	Persons with Severe Mental Illness (SMI)

Group 3 —	Persons who were Formerly Severely Impaired and need services to prevent relapse

Group 4 —	Persons with Mild or Moderate Mental Disorder

Group 5 —	Persons who are not in Clinically Related Groups 1 — 4 as a result of their diagnosis being substance use disorder, developmental disorder, or V-codes
Days — Calendar days unless otherwise specified.

Dental Benefits Manager (DBM) — An entity responsible for the provision and administration of dental services, as defined by TENNCARE.
DHHS — United States Department of Health and Human Services.
Disenrollment — The removal of an enrollee from participation in the CONTRACTOR’s MCO and deletion from the enrollment file furnished by TENNCARE to the CONTRACTOR.
Electronic Visit Verification (EVV) System — An electronic system into which provider staff and consumer-directed workers can check-in at the beginning and check-out at the end of each period of service delivery to monitor member receipt of HCBS and which may also be utilized for submission of claims.
Eligible — Any person certified by TENNCARE as eligible to receive services and benefits under the TennCare program. As it relates to CHOICES a person is eligible to receive CHOICES benefits only if he/she has been enrolled in CHOICES by TENNCARE.
Emergency Medical Condition — A physical or behavioral condition manifesting itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in the following (1) placing the health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy; (2) serious impairment to bodily functions; (3) serious dysfunction of any bodily organ or part.
Emergency Services — Covered inpatient and outpatient services that are as follows: (1) furnished by a provider that is qualified to furnish these services; and (2) needed to evaluate or stabilize an emergency medical condition.
Enrollee — A person who has been determined eligible for TennCare and who has been enrolled in the TennCare program (see Member, also).
Enrollment — The process by which a TennCare enrollee becomes a member of the CONTRACTOR’s MCO.
EPSDT — The Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) service is Medicaid’s comprehensive and preventive child health program for individuals under the age of 21. EPSDT was defined by law as part of the Omnibus Budget Reconciliation Act of 1989 (OBRA ‘89) legislation and includes periodic screening, vision, dental, and hearing services. In addition, Section 1905(r)(5) of the Social Security Act (the Act) requires that any medically necessary health care service listed at Section 1905(a) of the Act be provided to an EPSDT recipient even if the service is not available under the State’s Medicaid plan to the rest of the Medicaid population. The federal regulations for EPSDT are in 42 CFR Part 441, Subpart B.
Essential Hospital Services — Tertiary care hospital services to which it is essential for the CONTRACTOR to provide access. Essential hospital services include, but are not limited to, neonatal, perinatal, pediatric, trauma and burn services.
Evidence-Based Practice — A clinical intervention that has demonstrated positive outcomes in several research studies to assist consumers in achieving their desired goals of health and wellness; specifically, the evidence-based practices recognized by the Substance Abuse and

Mental Health Services Administration’s (SAMHSA) Center for Mental Health Services (CMHS).
Expenditure Cap — The annual limit on expenditures for HCBS, excluding home modifications, for CHOICES members in CHOICES Group 3. The expenditure cap is $15,000.
Facility — Any premises (a) owned, leased, used or operated directly or indirectly by or for the CONTRACTOR or its affiliates for purposes related to this Agreement; or (b) maintained by a subcontractor or provider to provide services on behalf of the CONTRACTOR.
Fee-for-Service — A method of making payment for health services based on a fee schedule that specifies payment for defined services.
Fiscal Employer Agent (FEA) — An entity contracting with the State and/or an MCO that helps CHOICES members participating in consumer direction of HCBS. The FEA provides both financial administrative services and supports brokerage to CHOICES members participating in consumer direction of HCBS.
FQHC — Federally Qualified Health Center.
Grand Region — A defined geographical region that includes specified counties in which the CONTRACTOR is authorized to enroll and serve TennCare enrollees in exchange for a monthly capitation payment. The CONTRACTOR shall serve an entire Grand Region. The following counties constitute the Grand Regions in Tennessee:
East Grand Region –	Anderson, Bledsoe, Blount, Bradley, Campbell, Carter, Claiborne, Cocke, Franklin, Grainger, Greene, Grundy, Hamblen, Hamilton, Hancock, Hawkins, Jefferson, Johnson, Knox, Loudon, Marion, McMinn, Meigs, Monroe, Morgan, Polk, Rhea, Roane, Scott, Sequatchie, Sevier, Sullivan, Unicoi, Union, and Washington Counties

Middle Grand Region –	Bedford, Cannon, Cheatham, Clay, Coffee, Cumberland, Davidson, DeKalb, Dickson, Fentress, Giles, Hickman, Houston, Humphreys, Jackson, Lawrence , Lewis, Lincoln, Macon, Marshall, Maury, Montgomery, Moore, Overton, Perry, Pickett, Putnam, Robertson, Rutherford, Smith, Stewart, Sumner, Trousdale, Van Buren, Warren, Wayne, White, Williamson, and Wilson Counties

West Grand Region –	Benton, Carroll, Chester, Crockett, Decatur, Dyer, Fayette, Gibson, Hardeman, Hardin, Haywood, Henderson, Henry, Lake, Lauderdale, Madison, McNairy, Obion, Shelby, Tipton, and Weakley Counties
Grand Rounds — As used with respect to CHOICES members residing in a nursing facility, a planned quarterly meeting between nursing facility staff and MCO staff, including, at minimum, the care coordinator(s) assigned to residents of the facility conducted in order to: (1) address issues or concerns regarding members who have experienced a potential significant change in needs or circumstances or about whom the nursing facility or MCO has concerns (not necessarily all members who are residents of the facility); (2) identify any change in services or interventions for the members, including but not limited to changes in the members’ plans of care or supplements to the members’ plans of care; and (3) facilitate access to and coordination of physical health and/or behavioral health services needed by the members and to ensure the proper management of the members’ acute and/or chronic conditions. At least two of the quarterly Grand Rounds per year shall be conducted on-site in the facility.
Healthcare Effectiveness Data and Information Set (HEDIS) — The most widely used set of standardized performance measures used in the managed care industry, designed to allow reliable comparison of the performance of managed health care plans. HEDIS is sponsored, supported, and maintained by the National Committee for Quality Assurance.
Health Maintenance Organization (HMO) — An entity certified by TDCI under applicable provisions of TCA Title 56, Chapter 32.
HIPAA — Health Insurance Portability and Accountability Act.
Home and Community-Based Services (HCBS) — Services not covered by Tennessee’s Title XIX state plan that are provided as an alternative to long-term care institutional services in a nursing facility or an Intermediate Care Facility for the Mentally Retarded (ICF/MR). HCBS does not include home health or private duty nursing services.
Hospice — Services as described in TennCare rules and regulations and 42 CFR Part 418, which are provided to terminally ill individuals who elect to receive hospice services provided by a certified hospice agency.
Information System(s) (Systems) — A combination of computing and telecommunications hardware and software that is used in: (a) the capture, storage, manipulation, movement, control, display, interchange and/or transmission of information, i.e., structured data (which may include digitized audio and video) and documents as well as non-digitized audio and video; and/or (b) the processing of information and non-digitized audio and video for the purposes of enabling and/or facilitating a business process or related transaction.
Immediate Eligibility — A mechanism by which the State can, based on a preliminary determination of a person’s eligibility for the CHOICES 217-Like HCBS Group, enroll the person into CHOICES Group 2 and provide immediate access to a limited package of HCBS pending a final determination of eligibility. To qualify for immediate eligibility, a person must be applying to receive covered HCBS, be determined by TENNCARE to meet nursing facility level of care, have submitted an application for financial eligibility determination to DHS, and be expected to qualify for CHOICES Group 2 based on review of the financial information provided by the applicant. Immediate eligibility shall only be for specified HCBS (no other covered services) and for a maximum of forty-five (45) days.
Intervention — An action or ministration that is intended to produce an effect or that is intended to alter the course of a pathologic process.
Law — Statutes, codes, rules, regulations, and/or court rulings.
Legally Appointed Representative — Any person appointed by a court of competent jurisdiction or authorized by legal process (e.g., power of attorney for health care treatment, declaration for mental health treatment) to determine the legal and/or health care interests of an individual and/or his/her estate.
Long-Term Care — The services of a nursing facility (NF), an Intermediate Care Facility for the Mentally Retarded (ICF/MR), or Home and Community-Based Services (HCBS).

Long-Term Care Ombudsman Program — A statewide program for the benefit of individuals residing in long-term care facilities, which may include nursing homes, residential homes for the aged, assisted care living facilities, and community-based residential alternatives developed by the State. The Ombudsman is available to help these individuals and their families resolve questions or problems. The program is authorized by the federal Older Americans Act and administered by the Tennessee Commission on Aging and Disability (TCAD).
Managed Care Organization (MCO) — An HMO that participates in the TennCare program.
Mandatory Outpatient Treatment (MOT) — Process whereby a person who was hospitalized for psychiatric reasons and who requires outpatient treatment can be required by a court to participate in that behavioral health outpatient treatment to prevent deterioration in his/her mental condition.
Marketing — Any communication, from the CONTRACTOR to a TennCare enrollee who is not enrolled in the CONTRACTOR’s MCO, that can reasonably be interpreted as intended to influence the person to enroll in the CONTRACTOR’s MCO, or either to not enroll in, or to disenroll from, another MCO’s TennCare product.
Medical Expenses — Shall be determined as follows:
1.	Medical Expenses include the amount paid to providers for the provision of covered physical health, behavioral health, and/or long-term care services to members pursuant to the following listed Sections of the Agreement:
a.	Section 2.6.1, CONTRACTOR Covered Benefits;

b.	Section 2.6.4, Second Opinions;

c.	Section 2.6.5, Use of Cost Effective Alternative Services;

d.	Section 2.7, Specialized Services except TENNderCare member and provider outreach and education, health education and outreach and advance directives;

e.	Capitated payment to licensed providers;

f.	Medical services directed by TENNCARE or an Administrative Law Judge; and

g.	Net impact of reinsurance coverage purchased by the CONTRACTOR.
2.	Medical Expenses do not include:
a.	2.6.2 TennCare Benefits Provided by TENNCARE;

b.	2.6.7 Cost sharing for services;

c.	2.10 Services Not Covered;

d.	Services eligible for reimbursement by Medicare; or

e.	The activities described in or required to be conducted in Attachments II through X, which are administrative costs.
3.	Medical expenses shall be net of any TPL recoveries or subrogation activities.

4.	This definition does not apply to NAIC filings.
Medical Loss Ratio (MLR) — The percentage of capitation payment received from TENNCARE that is used to pay medical expenses.
Medical Records — All medical, behavioral health, and long-term care histories; records, reports and summaries; diagnoses; prognoses; records of treatment and medication ordered and given; X- ray and radiology interpretations; physical therapy charts and notes; lab reports; other individualized medical, behavioral health, and long-term care documentation in written or electronic format; and analyses of such information.
Member — A TennCare enrollee who enrolls in the CONTRACTOR’s MCO under the provisions of this Agreement (see Enrollee, also).
Member Month — A month of coverage for a TennCare enrollee enrolled in the CONTRACTOR’s MCO.
Mental Health Services — The diagnosis, evaluation, treatment, residential care, rehabilitation, counseling or supervision of persons who have a mental illness.
NAIC — National Association of Insurance Commissioners.
National Committee for Quality Assurance (NCQA) — A nonprofit organization committed to assessing, reporting on and improving the quality of care provided by organized delivery systems.
Non-Contract Provider — Any provider that is not directly or indirectly employed by or does not have a provider agreement with the CONTRACTOR or any of its subcontractors pursuant to the Agreement between the CONTRACTOR and TENNCARE.
Office of the Comptroller of the Treasury — The Comptroller of the Treasury is a State of Tennessee constitutional officer elected by the General Assembly for a term of two years. Statutes prescribe the comptroller’s duties, the most important of which relate to audit of state and local government entities and participation in the general financial and administrative management of state government.
Office of Inspector General (OIG) — The State of Tennessee agency that investigates and may prosecute civil and criminal fraud and abuse of the TennCare program or any other violations of state law related to the operation of the TennCare program administratively, civilly or criminally.
One-Time HCBS — In-home respite, in-patient respite, assistive technology, minor home modifications, and/or pest control.
Ongoing HCBS — Community-based residential alternatives, personal care, attendant care, homemaker services, home-delivered meals, and/or adult day care.
PASRR — Preadmission Screening and Resident Review.

Patient Liability — The amount of an enrollee’s income, as determined by DHS, to be collected each month to help pay for the enrollee’s long-term care services.
Pharmacy Benefits Manager (PBM) — An entity responsible for the provision and administration of pharmacy services.
Post-stabilization Care Services — Covered services, related to an emergency medical condition that are provided after a member is stabilized in order to maintain the stabilized condition, or, under the circumstances described in 42 CFR 438.114(e), to improve or resolve the member’s condition.
Prepaid Limited Health Service Organization (PLHSO) — An entity certified by TDCI under applicable provisions of TCA Title 56, Chapter 51.
Presumptive Eligibility — An established period of time (45 days) during which certain pregnant women are eligible for TennCare Medicaid. During this period of time the presumptively eligible enrollee must complete an application for Medicaid in order to stay on the program.
Primary Care Physician — A physician responsible for providing preventive and primary health care to patients; for initiating referrals for specialist care; and for maintaining the continuity of patient care. A primary care physician is generally a physician who has limited his/her practice of medicine to general practice or who is an Internist, Pediatrician, Obstetrician/Gynecologist, Geriatrician, or Family Practitioner. However, as provided in Section 2.11.2.4 of this Agreement, in certain circumstances other physicians may be primary care physicians if they are willing and able to carry out all PCP responsibilities in accordance with this Agreement.
Primary Care Provider (PCP) — A primary care physician or other licensed health practitioner practicing in accordance with state law who is responsible for providing preventive and primary health care to patients; for initiating referrals for specialist care; and for maintaining the continuity of patient care. A PCP may practice in various settings such as local health departments, FQHCs or community mental health agencies (CMHAs) provided that the PCP is willing and able to carry out all PCP responsibilities in accordance with this Agreement.
Prior Authorization — The act of authorizing specific services or activities before they are rendered or occur.
Priority Add-on Rate — The amount established by TENNCARE pursuant to the methodology described in Section 3 of this Agreement as compensation for the provision of behavioral health services for Priority enrollees.
Priority Enrollee — A TennCare enrollee who has been assessed within the past twelve (12) months as belonging in Clinically Related Groups (CRGs) 1, 2, or 3 if he/she is 18 years old or older, or Target Population Group (TPG) 2 if he/she is under the age of 18 years. This assessment as a Priority enrollee expires twelve (12) months after the assessment as been completed. In order for an individual to remain a Priority enrollee after the twelve (12) month period ends, he/she must be reassessed as continuing to meet the criteria to belong in CRGs 1, 2, or 3 or TPG 2 categories. The reassessment, like the initial assessment, expires after twelve (12) months unless another assessment is done. Also referred to as Priority member once the enrollee is enrolled in the CONTRACTOR’s MCO.

Privacy Rule — Standards for the Privacy of Individually Identifiable Health Information at 45 CFR Part 160 and Part 164.
Protected Health Information (PHI) — Identifiable health information as defined in 45 CFR Part 160 and Part 164.
Provider — An institution, facility, agency, physician, health care practitioner, or other entity that is licensed or otherwise authorized to provide any of the covered services in the state in which they are furnished. Provider does not include consumer-directed workers (see Consumer-Directed Worker); nor does provider include the FEA (see Fiscal Employer Agent).
Provider Agreement — An agreement, using the provider agreement template approved by TDCI, between the CONTRACTOR and a provider or between the CONTRACTOR’s subcontractor and a provider that describes the conditions under which the provider agrees to furnish covered services to the CONTRACTOR’s members.
Quality Management/Quality Improvement (QM/QI) — The development and implementation of strategies to assess and improve the performance of a program or organization on a continuous basis. This includes the identification of key measures of performance, discovery and data collection processes, identification and remediation of issues, and systems improvement activities.
Recovery — A consumer driven process in which consumers are able to work, learn and participate fully in their communities. Recovery is the ability to live a fulfilling and productive life despite a disability.
Representative — In general, for CHOICES members, a person who is at least eighteen (18) years of age and is authorized by the member to participate in care planning and implementation and to speak and make decisions on the member’s behalf, including but not limited to identification of needs, preference regarding services and service delivery settings, and communication and resolution of complaints and concerns. As it relates to consumer direction of HCBS, a person who meets the qualifications specified in Section 2.9.7 of this Agreement, is authorized by the member to direct and manage the consumer’s worker(s), and signs a representative agreement.
Representative Agreement — The agreement between a CHOICES member electing consumer direction of HCBS who has a representative direct and manage the consumer’s worker(s) and the member’s representative that specifies the roles and responsibilities of the member and the member’s representative.
Resilience — A dynamic developmental process for children and adolescents that encompasses positive adaptation and is manifested by traits of self-efficacy, high self-esteem, maintenance of hope and optimism within the context of significant adversity.
Risk Agreement — An agreement signed by a member who will receive HCBS (or his/her representative) that includes, at a minimum, identified risks to the member of residing in the community and receiving HCBS, the consequences of such risks, strategies to mitigate the identified risks, and the member’s decision regarding his/her acceptance of risk. See Section 2.9.6 of this Agreement for related requirements.
Routine Care — Non-urgent and non-emergency medical or behavioral health care such as screenings, immunizations, or health assessments.

Security Incident — The attempted or successful unauthorized access, use, disclosure, modification or destruction of information or interference with the system operations in an information system.
Security Rule — The Final Rule adopting Security Standards for the Protection of Electronic Health Information at 45 CFR Parts 160 and 164.
Seriously Emotionally Disturbed (SED) — Seriously Emotionally Disturbed shall mean persons who have been identified by the Tennessee Department of Mental Health and Developmental Disabilities or its designee as meeting the criteria provided below:
1.	Person under the age of 18; and

2.	Currently, or at any time during the past year, has had a diagnosable mental, behavioral, or emotional disorder of sufficient duration to meet diagnostic criteria specified within DSM-IV-TR (and subsequent revisions) of the American Psychiatric Association with the exception of DSM-IV-TR (and subsequent revisions) V- codes, substance use, and developmental disorders, unless these disorders co-occur with another diagnosable mental, behavioral, or emotional disturbance other than above exclusions. All of these disorders have episodic, recurrent, or persistent features; however, they vary in terms of severity and disabling effects; and

3.	The diagnosable mental, behavioral, or emotional disorder identified above has resulted in functional impairment which substantially interferes with or limits the child’s role or functioning in family, school, and community activities. Functional impairment is defined as difficulties that substantially interfere with or limit a child or adolescent in achieving or maintaining developmentally appropriate social, behavioral, cognitive, communicative, or adaptive skills and is evidenced by a Global Assessment of Functioning (GAF) score of 50 or less in accordance with the DSM-IV-TR (and subsequent revisions). Children and adolescents who would have met functional impairment criteria during the referenced year without the benefit of treatment or other support services are included in this definition.
Service Agreement — The agreement between a CHOICES member electing consumer direction of HCBS (or the member’s representative) and the member’s consumer-directed worker that specifies the roles and responsibilities of the member (or the member’s representative) and the member’s worker.
Service Gap — A delay in initiating any long-term care service and/or a disruption of a scheduled, ongoing HCBS that was not initiated by a member, including a late visit that was not remedied within the timeframe specified by TENNCARE.
Severely and/or Persistently Mentally Ill (SPMI) — Severely and/or Persistently Mentally Ill shall mean individuals who have been identified by the Tennessee Department of Mental Health and Developmental Disabilities or its designee as meeting the following criteria. These persons will be identified as belonging in one of the Clinically Related Groups that follow the criteria:
1.	Age 18 and over; and

2.	Currently, or at any time during the past year, has had a diagnosable mental, behavioral, or emotional disorder of sufficient duration to meet the diagnostic criteria specified within DSM-IV-TR (and subsequent revisions) of the American Psychiatric Association, with the exception of DSM-IV-TR (and subsequent revisions) V-codes, substance use disorders, and developmental disorders, unless these disorders co-occur with another diagnosable serious mental illness other than above exclusions. All of these disorders have episodic, recurrent, or persistent features, however, they vary in terms of severity and disabling effects; and

3.	The diagnosable mental, behavioral, or emotional disorder identified above has resulted in functional impairment which substantially interferes with or limits major life activities. Functional impairment is defined as difficulties that substantially interfere with or limit role functioning in major life activities including basic living skills (e.g., eating, bathing, dressing); instrumental living skills (maintaining a household, managing money, getting around in the community, taking prescribed medication); and functioning in social, family, and vocational/educational contexts. This definition includes adults who would have met functional impairment criteria during the referenced year without the benefit of treatment or other support services.
Shall — Indicates a mandatory requirement or a condition to be met.
Span of Control — Information systems and telecommunications capabilities that the CONTRACTOR itself operates or for which it is otherwise legally responsible according to this Agreement. The CONTRACTOR’s span of control also includes Systems and telecommunications capabilities outsourced by the CONTRACTOR.
Specialty Services — Includes Essential Hospital Services and specialty physician services.
SSA — Social Security Administration.
SSI — Supplemental Security Income.
Start Date of Operations — The date, as determined by TENNCARE, when the CONTRACTOR shall begin providing services to members.
State — The State of Tennessee, including, but not limited to, any entity or agency of the state, such as the Tennessee Department of Finance and Administration, the Office of Inspector General, the Bureau of TennCare, the Tennessee Bureau of Investigation, Medicaid Fraud Control Unit, the Tennessee Department of Mental Health and Developmental Disabilities, the Tennessee Department of Children’s Services, the Tennessee Department of Health, the Tennessee Department of Commerce and Insurance, and the Office of the Attorney General.

Subcontract — An agreement entered into by the CONTRACTOR with any other organization or person who agrees to perform any administrative function or service for the CONTRACTOR specifically related to securing or fulfilling the CONTRACTOR’s obligations to TENNCARE under the terms of this Agreement (e.g., claims processing, disease management) when the intent of such an agreement is to delegate the responsibility for any major service or group of services required by this Agreement. This shall also include any and all agreements between any and all subcontractors for the purposes related to securing or fulfilling the CONTRACTOR’s obligations to TENNCARE under the terms of this Agreement. Agreements to provide covered services as described in Section 2.6 of this Agreement shall be considered provider agreements and governed by Section 2.12 of this Agreement.
Subcontractor — Any organization or person who provides any function or service for the CONTRACTOR specifically related to securing or fulfilling the CONTRACTOR’s obligations to TENNCARE under the terms of this Agreement. Subcontractor does not include provider unless the provider is responsible for services other than those that could be covered in a provider agreement.
Substance Abuse Services — The assessment, diagnosis, treatment, detoxification, residential care, rehabilitation, education, training, counseling, referral or supervision of individuals who are abusing or have abused substances.
System Unavailability — As measured within the CONTRACTOR’s information systems span of control, when a system user does not get the complete, correct full-screen response to an input command within three (3) minutes after depressing the “Enter” or other function key.
Target Population Group (TPG) — An assessment mechanism for children and adolescents under the age of 18 to determine an individual’s level of functioning and severity of impairment due to a mental illness. Based on these criteria, there are three target population groups.
1.	Target Population Group 2: Seriously Emotionally Disturbed (SED)

Children and adolescents under 18 years of age with a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. These children are currently severely impaired as evidenced by 50 or less Global Assessment of Functioning (GAF).

2.	Target Population Group 3: At Risk of a (SED)

Children and adolescents under 18 years of age without a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. These children may or may not be currently seriously impaired as evidenced by Global Assessment of Functioning (GAF). These children have psychosocial issues that can potentially place them at risk of a SED.

3.	Target Population Group 4: Persons who do not meet criteria TPG Group 2 or 3

Children and adolescents under 18 years of age without a valid DSM-IV-TR (and subsequent revisions) diagnosis and are not currently seriously impaired as evidenced by Global Assessment of Functioning (GAF). These children have no psychosocial issues that can potentially place them at risk of a SED.
TCA — Tennessee Code Annotated.
TENNCARE — TENNCARE shall have the same meaning as “State.”
TennCare or TennCare Program — The program administered by the single state agency, as designated by the state and CMS, pursuant to Title XIX of the Social Security Act and the Section 1115 research and demonstration waiver granted to the State of Tennessee and any successor programs.
TennCare CHOICES in Long-Term Care (CHOICES) — A program in which long-term care services for elders and/or persons with physical disabilities are integrated into TennCare’s managed care delivery system.
TennCare Medicaid Enrollee — An enrollee who qualifies and has been determined eligible for benefits in the TennCare program through Medicaid eligibility criteria as described in TennCare rules and regulations.
TennCare Select — TennCare Select is a statewide MCO whose risk is backed by the State of Tennessee. TennCare Select was created to serve as a backup if other MCOs failed or there was inadequate MCO capacity and to be the MCO for certain populations, including children in state custody and children eligible for SSI. Children eligible for SSI may opt out of TennCare Select and enroll in another MCO.
TennCare Standard Enrollee — An enrollee who qualifies and has been determined eligible for benefits in the TennCare program through eligibility criteria designated as “TennCare Standard” as described in the approved TennCare waiver and the TennCare rules and regulations.
TENNderCare — Tennessee’s EPSDT program; see EPSDT.
Tennessee Bureau of Investigation, Medicaid Fraud Control Unit (TBI MFCU) — The Tennessee Bureau of Investigation’s Medicaid Fraud Control Unit has the authority to investigate and prosecute (or refer for prosecution) violations of all applicable state and federal laws pertaining to fraud in the administration of the Medicaid program, the provision of medical assistance, the activities of providers of medical assistance in the state Medicaid program (TennCare), allegations of abuse or neglect of patients in health care facilities receiving payments under the state Medicaid program, misappropriation of patients’ private funds in such facilities, and allegations of fraud and abuse in board and care facilities.
Tennessee Department of Children’s Services (DCS) — The state agency responsible for child protective services, foster care, adoption, programs for delinquent youth, probation, aftercare, treatment and rehabilitation programs for identified youth, and licensing for all child-welfare agencies, except for child (day) care agencies and child support.

Tennessee Department of Commerce and Insurance (TDCI) — The state agency having the statutory authority to regulate, among other entities, insurance companies and health maintenance organizations.
Tennessee Department of Finance and Administration (F&A) — The state agency that oversees all state spending and acts as the chief corporate office of the state. It is the single state Medicaid agency. The Bureau of TennCare is a division of the Tennessee Department of Finance and Administration.
Tennessee Department of Health (DOH) — The state agency having the statutory authority to provide for health care needs in Tennessee.
Tennessee Department of Human Services (DHS) — The state agency having the statutory authority to provide human services to meet the needs of Tennesseans and enable them to achieve self-sufficiency. DHS is responsible for TennCare eligibility determinations (other than presumptive eligibility and S SI).
Tennessee Department of Mental Health and Developmental Disabilities (TDMHDD) — The state agency having the authority to provide care for persons with mental illness, substance abuse, and/or developmental disabilities. For the purposes of this Agreement, TDMHDD shall mean the State of Tennessee and its representatives.
Third Party Liability (TPL) — Any amount due for all or part of the cost of medical, behavioral health, or long-term care services from a third party.
Third Party Resource — Any entity or funding source other than the enrollee or his/her responsible party, which is or may be liable to pay for all or part of the cost of health care of the enrollee.
Transition Allowance — A per member allotment not to exceed two thousand dollars ($2,000) per lifetime which may, at the sole discretion of the CONTRACTOR, be provided as a cost-effective alternative to continued institutional care for a CHOICES member in order to facilitate transition from a nursing facility to the community when such member will, upon transition, receive more cost-effective non-residential home and community based services or companion care. Items that may be purchased or reimbursed are only those items that the member has no other means to obtain and that are essential in order to establish a community residence when such residence is not already established and to facilitate the member’s safe and timely transition, including rent and/or utility deposits, essential kitchen appliances, basic furniture, and essential basic household items, such as towels, linens, and dishes.
USC — United States Code.
Vital MCO Documents — Consent forms and notices pertaining to the reduction, denial, delay, suspension or termination of services. All vital documents shall be available in Spanish.
Warm Transfer — A telecommunications mechanism in which the person answering the call facilitates transfer to a third party, announces the caller and issue, and remains engaged as necessary to provide assistance.
Worker — See Consumer-Directed Worker.

3.	Section 2.1.2 shall be amended by adding a new Section 2.1.2.4 and renumbering existing subparts accordingly, including any references thereto.
2.1.2.4	Prior to the date of implementation of CHOICES in the Grand Region covered by this Agreement, as determined by TENNCARE, the CONTRACTOR shall demonstrate to TENNCARE’s satisfaction that it is able to meet all requirements related to the CHOICES program. The CONTRACTOR shall cooperate in this “readiness review,” which may include, but is not limited to, desk and on-site review of documents provided by the CONTRACTOR, a walk-through of the CONTRACTOR’s operations, system demonstrations (including systems connectivity testing), and interviews with CONTRACTOR’s staff. The scope of the review may include any and all requirements of the Agreement related to the CHOICES program, as determined by TENNCARE. Based on the results of the review activities, TENNCARE will issue a letter of findings and, if needed, will request a corrective action plan from the CONTRACTOR. TENNCARE will not enroll members into the CONTRACTOR’s CHOICES program until TENNCARE has determined that the CONTRACTOR is able to meet all requirements related to the CHOICES program.
4. Sections 2.3 shall be deleted in its entirety and replaced with the following:
2.3 ELIGIBILITY FOR TENNCARE
2.3.1 Overview
TennCare is Tennessee’s Medicaid program operating under the authority of a research and demonstration project approved by the federal government pursuant to Section 1115 of the Social Security Act. Eligibility for TennCare is determined by the State in accordance with federal requirements and state law and policy.
2.3.2 Eligibility Categories
TennCare currently consists of traditional Medicaid coverage groups (TennCare Medicaid) and an expanded population (TennCare Standard).
2.3.2.1	TennCare Medicaid

As provided in state rules and regulations, TennCare Medicaid covers all Medicaid mandatory eligibility groups as well as various optional categorically needy and medically needy groups, including children, pregnant women, the aged, and individuals with disabilities. Additional detail about eligibility criteria for covered groups is provided in state rules and regulations.

2.3.2.2	TennCare Standard

TennCare Standard includes the Standard Spend Down (SSD) population, the CHOICES 217-Like HCBS Group, and an expanded population of children. Additional detail about eligibility criteria for covered groups is provided in state rules and regulations.

2.3.3 TennCare CHOICES Groups
As specified in Section 2.6.1.5, in order to receive covered long-term care services, a member must be enrolled by TENNCARE into one of the CHOICES Groups (as defined in Section 1).
2.3.4 TennCare Applications
The CONTRACTOR shall not cause applications for TennCare to be submitted. However, as provided in Section 2.9.6.3, the CONTRACTOR shall facilitate members’ eligibility determination for CHOICES enrollment.
2.3.5 Eligibility Determination and Determination of Cost Sharing
The State shall have sole responsibility for determining the eligibility of an individual for TennCare. The State shall have sole responsibility for determining the applicability of TennCare cost sharing amounts, the collection of applicable premiums, and determination of patient liability.
2.3.6 Eligibility for Enrollment in an MCO
Except for TennCare enrollees enrolled in the Program of All-Inclusive Care for the Elderly (PACE) and enrollees who are only receiving assistance with Medicare cost sharing, all TennCare enrollees will be enrolled in an MCO, including TennCare Select (see definition in Section 1 of this Agreement).
5. Section 2.4 shall be deleted in its entirety and replaced with the following:
2.4 ENROLLMENT IN AN MCO
2.4.1 General
TENNCARE is solely responsible for enrollment of TennCare enrollees in an MCO.
2.4.2 Authorized Service Area
2.4.2.1	Grand Region

Enrollees will be enrolled in MCOs by Grand Region(s) of the state. The specific counties in each Grand Region are listed in Section 1 of this Agreement.

2.4.2.2	CONTRACTOR’s Authorized Service Area

The CONTRACTOR is authorized under this Agreement to serve enrollees who reside in the Grand Region(s) specified below:

☐ East Grand Region ☑ Middle Grand Region ☐ West Grand Region
2.4.3 Maximum Enrollment
2.4.3.1	The CONTRACTOR agrees to accept enrollment in the CONTRACTOR’s MCO of up to seventy percent (70%) of the eligible population in the applicable Grand

Region. TENNCARE shall determine and notify the CONTRACTOR of the number of eligibles in the applicable Grand Region and the CONTRACTOR’s maximum enrollment limit, which shall be approximately seventy percent (70%) of the eligible population in the applicable Grand Region.

2.4.3.2	TENNCARE shall establish an enrollment threshold for the CONTRACTOR that will equal approximately ninety percent (90%) of the maximum enrollment limit established in Section 2.4.3.1 above. This enrollment threshold may be adjusted by TENNCARE at its discretion.

2.4.3.3	Once the CONTRACTOR’s enrollment threshold is met, TENNCARE may discontinue default assignment of enrollees to the CONTRACTOR’s MCO. Enrollees who select the CONTRACTOR or whose family members are enrolled in the CONTRACTOR’s MCO shall continue to be enrolled in the CONTRACTOR’s MCO until the maximum enrollment limit established in Section 2.4.3.1 above is met.

2.4.3.4	Both TENNCARE and the CONTRACTOR recognize that management of the CONTRACTOR’s maximum enrollment limit and enrollment threshold within exact limits may not be possible. In the event enrollment in the CONTRACTOR’s MCO exceeds the maximum enrollment limit, TENNCARE may reduce enrollment in the CONTRACTOR’s MCO based on a plan established by TENNCARE that provides appropriate notice to the CONTRACTOR, allows appropriate choice of MCOs for enrollees, and meets the objectives of the TennCare program.

2.4.3.5	The establishment of a maximum enrollment limit and/or of an enrollment threshold does not obligate the State to enroll a certain number of TennCare enrollees in the CONTRACTOR’s MCO and does not create in the CONTRACTOR any rights, interests or claims of entitlement to enrollment. The CONTRACTOR’s actual enrollment level will be determined through the MCO selection and assignment process described in Section 2.4.4 below.

2.4.3.6	Upon the request of TENNCARE, the CONTRACTOR shall demonstrate to the satisfaction of TENNCARE it has the capacity to serve the number of enrollees in the maximum enrollment limit.
2.4.4 MCO Selection and Assignment
2.4.4.1	General

TENNCARE shall enroll individuals determined eligible for TennCare and eligible for enrollment in an MCO that is available in the Grand Region in which the enrollee resides. Enrollment in an MCO may be the result of an enrollee’s selection of a particular MCO or assignment by TENNCARE. Enrollment in the CONTRACTOR’s MCO is subject to the CONTRACTOR’s maximum enrollment limit and threshold (see Section 2.4.3) and capacity to accept additional members.

2.4.4.2	Current TennCare Enrollees

TennCare enrollees who are known to be eligible for enrollment with the CONTRACTOR as of the start date of operations (defined in Section 1 of this Agreement) and residing in the Grand Region served by the CONTRACTOR shall be assigned by TENNCARE to the MCOs serving the Grand Region in accordance with the process described in Section 2.4.4.6 below. Except as otherwise provided in Section 2.4.4, this includes enrollees currently enrolled in another MCO, including TennCare Select.

2.4.4.3	New TennCare Enrollees

2.4.4.3.1	Except as otherwise provided in this Agreement, all non-SSI applicants shall be required at the time of their application to select an MCO other than TennCare Select from those MCOs available in the Grand Region where the applicant resides. If the applicant does not select an MCO, the person will be assigned to an MCO by the State in accordance with Section 2.4.4.6.

2.4.4.3.2	Adults eligible for TennCare as a result of being eligible for SSI benefits will be assigned to an MCO (other than TennCare Select) by the State.

2.4.4.3.3	Children eligible for TennCare as a result of being eligible for SSI will be assigned to TennCare Select (defined in Section 1 of this Agreement) but may opt-out of TennCare Select and choose another MCO.

2.4.4.3.4	TennCare may allow enrollment of new TennCare enrollees in TennCare Select if there is insufficient capacity in other MCOs.

2.4.4.4	Children in State Custody

TennCare enrollees who are children in the custody of the Department of Children’s Services (DCS) will be enrolled in TennCare Select. When these enrollees exit state custody, they remain enrolled in TennCare Select for a specified period of time and then are disenrolled from TennCare Select. After disenrollment from TennCare Select, if the enrollee has a family member in an MCO (other than TennCare Select) he/she will be enrolled in that MCO. Otherwise, the enrollee will be given the opportunity to select another MCO. If the enrollee does not select another MCO, he/she will be assigned to an MCO (other than TennCare Select) using the default logic in the auto assignment process (see Section 2.4.4.6 below).

2.4.4.5	Enrollment in MCO Other than the MCO Selected

In certain circumstances, if an enrollee requests enrollment in a particular MCO, the enrollee may be assigned by the State to an MCO other than the one that he/she requested. Examples of circumstances when an enrollee would not be enrolled in the requested MCO include, but are not limited to, such factors as the enrollee does not reside in the Grand Region covered by the requested MCO, the enrollee has other family members already enrolled in a different MCO, the MCO is closed to new TennCare enrollment, or the enrollee is a member of a population that is to be enrolled in a specified MCO as defined by TENNCARE (e.g., children in the custody of the Department of Children’s Services are enrolled in TennCare Select).

2.4.4.6	Auto Assignment

2.4.4.6.1	TENNCARE will auto assign an enrollee to an MCO, in specified circumstances, including but not limited to, the enrollee does not request enrollment in a specified MCO, cannot be enrolled in the requested MCO, or is an adult eligible as a result of receiving SSI benefits.

2.4.4.6.2	The current auto assignment process does not apply to children eligible for TennCare as a result of being eligible for SSI or children in the state’s custody.

2.4.4.6.3	There are four different levels to the current auto assignment process:

2.4.4.6.3.1	If the enrollee was previously enrolled with an MCO and lost TennCare eligibility for a period of two (2) months or less, the enrollee will be re-enrolled with that MCO.

2.4.4.6.3.2	If the enrollee has family members in an MCO (other than TennCare Select), the enrollee will be enrolled in that MCO.

2.4.4.6.3.3	If the enrollee is a newborn, the enrollee will be assigned to his/her mother’s MCO.

2.4.4.6.3.4	If none of the above applies, the enrollee will be assigned using default logic that randomly assigns enrollees to MCOs (other than TennCare Select).

2.4.4.6.4	TENNCARE may modify the auto assignment algorithm to change or add criteria including but not limited to quality measures or cost or utilization management performance.

2.4.4.7	Non-Discrimination

2.4.4.7.1	The CONTRACTOR shall accept enrollees in the order in which applications are approved and enrollees are assigned to the CONTRACTOR (whether by selection or assignment).

2.4.4.7.2	The CONTRACTOR shall accept an enrollee in the health condition the enrollee is in at the time of enrollment and shall not discriminate against individuals on the basis of health status or need for health care services.

2.4.4.8	Family Unit

If an individual is determined eligible for TennCare and has another family member already enrolled in an MCO, that individual shall be enrolled in the same MCO. This does not apply when the individual or family member is assigned to TennCare Select. If the newly enrolled family member opts to change MCOs during the 45-day change period (see Section 2.4.7.2.1), all family members in the case will be transferred to the new MCO.

2.4.5 Effective Date of Enrollment
2.4.5.1	Initial Enrollment of Current TennCare Enrollees

The effective date of initial enrollment in an MCO for TennCare enrollees who are enrolled in accordance with Section 2.4.4.2 shall be the date provided on the enrollment file from TENNCARE. In general, the effective date of enrollment for these enrollees will be the start date of operations.

2.4.5.2	Ongoing Enrollment

In general, a member’s effective date of enrollment in the CONTRACTOR’s MCO will be the member’s effective date of eligibility for TennCare. For SSI enrollees the effective date of eligibility/enrollment is determined by the Social Security Administration in approving SSI coverage for the individual. The effective date of eligibility for other TennCare enrollees is the date of application or the date of the qualifying event (e.g., the date the spend down obligation is met for medically needy enrollees). The effective date on the enrollment file provided by TENNCARE to the CONTRACTOR shall govern regardless of the other provisions of this Section 2.4.5.2.

2.4.5.3	In the event the effective date of eligibility provided by TENNCARE to the CONTRACTOR for either the initial enrollment of current TennCare enrollees or ongoing enrollment precedes the start date of operations, the CONTRACTOR shall treat the enrollee as a member of the CONTRACTOR’s MCO effective on the start date of operations. Although the enrollee is not a member of the CONTRACTOR’s MCO prior to the start date of operations, the CONTRACTOR shall be responsible for the payment of claims incurred by the enrollee during the period of eligibility prior to the start date of operations as specified in Section 3.7.1.2.1.

2.4.5.4	TENNCARE will be responsible for the payment of claims for long-term care services provided to a CHOICES member during the member’s period of TennCare eligibility prior to the implementation of CHOICES in the Grand Region covered by this Agreement.

2.4.5.5	Enrollment Prior to Notification

2.4.5.5.1	Because individuals can be retroactively eligible for TennCare, and the effective date of initial enrollment in an MCO is the effective date of eligibility or start date of operations, whichever is sooner, the effective date of enrollment may occur prior to the CONTRACTOR being notified of the person’s enrollment. Therefore, enrollment of individuals in the CONTRACTOR’s MCO may occur without prior notice to the CONTRACTOR or enrollee.

2.4.5.5.2	The CONTRACTOR shall not be liable for the cost of any covered services prior to the effective date of enrollment/eligibility but shall be responsible for the costs of covered services obtained on or after 12:01 a.m. on the effective date of enrollment/eligibility.

2.4.5.5.3	TENNCARE shall make payments to the CONTRACTOR from the effective date of an enrollee’s date of enrollment/eligibility. If the effective date of enrollment/eligibility precedes the start date of operations, payment shall be made in accordance with Section 3.7.1.2.1. TENNCARE will be responsible for the payment of claims for long-term care services provided to a CHOICES member during the member’s period of TennCare eligibility prior to the implementation of CHOICES in the Grand Region covered by this Agreement.

2.4.5.5.4	Except for applicable TennCare cost sharing and patient liability, the CONTRACTOR shall ensure that members are held harmless for the cost of covered services provided as of the effective date of enrollment with the CONTRACTOR.
2.4.6 Eligibility and Enrollment Data
2.4.6.1	The CONTRACTOR shall receive, process, and update enrollment files from TENNCARE. Enrollment data shall be updated or uploaded to the CONTRACTOR’s eligibility/enrollment database(s) within twenty-four (24) hours of receipt from TENNCARE.

2.4.6.2	The CONTRACTOR shall provide an electronic eligibility file to TENNCARE as specified and in conformance to data exchange format and method standards outlined in Section 2.23.5.
2.4.7 Enrollment Period
2.4.7.1	General

2.4.7.1.1	The CONTRACTOR shall be responsible for the provision and costs of all covered physical health and behavioral health services provided to enrollees during their period of enrollment with the CONTRACTOR. The CONTRACTOR shall be responsible for the provision and costs of covered long-term care services provided to CHOICES members as of the date of CHOICES implementation.

2.4.7.1.2	Enrollment shall begin at 12:0 1 a.m. on the effective date of enrollment in the CONTRACTOR’s MCO and shall end at 12:00 midnight on the date that the enrollee is disenrolled from the CONTRACTOR’s MCO (see Section 2.5).

2.4.7.1.3	Once enrolled in the CONTRACTOR’s MCO, the member shall remain enrolled in the CONTRACTOR’s MCO until or unless the enrollee is disenrolled pursuant to Section 2.5 of this Agreement.

2.4.7.2	Changing MCOs

2.4.7.2.1	45-Day Change Period

After becoming eligible for TennCare and enrolling in the CONTRACTOR’s MCO (whether the result of selection by the enrollee or assignment by TENNCARE), enrollees shall have one (1) opportunity, anytime during the forty-five (45) day period immediately following the date of enrollment with the CONTRACTOR’s MCO or the date TENNCARE sends the member notice of enrollment in an MCO, whichever is later, to request to change MCOs. Children eligible for TennCare as a result of being eligible for SSI may request to enroll in another MCO or remain with TennCare Select.

2.4.7.2.2	Annual Choice Period

2.4.7.2.2.1	TENNCARE shall provide an opportunity for members to change MCOs (excluding TennCare Select) every twelve (12) months. Children eligible for TennCare as a result of being eligible for SSI may request to enroll in another MCO or remain with TennCare Select.

2.4.7.2.2.2	Members who do not select another MCO will be deemed to have chosen to remain with their current MCO.

2.4.7.2.2.3	Enrollees who select a new MCO shall have one (1) opportunity anytime during the forty-five (45) day period immediately following the specified enrollment effective date in the newly selected MCO to request to change MCOs.

2.4.7.2.3	Appeal Based on Hardship Criteria

As provided in TennCare rules and regulations, members may appeal to TENNCARE to change MCOs based on hardship criteria.

2.4.7.2.4	Additional Reasons for Disenrollment

As provided in Section 2.5.2, a member may be disenrolled from the CONTRACTOR’s MCO for the reasons specified therein.

2.4.7.3	Member Moving out of Grand Region

The CONTRACTOR shall be responsible for the provision and cost of all covered services for any member moving outside the CONTRACTOR’s Grand Region until the member is disenrolled by TENNCARE. TENNCARE shall continue to make payments to the CONTRACTOR on behalf of the enrollee until such time as the enrollee is enrolled in another MCO or otherwise disenrolled by TENNCARE (e.g., enrollee is terminated from the TennCare program). TENNCARE shall notify the CONTRACTOR promptly upon enrollment of the enrollee in another MCO.
2.4.8 Transfers from Other MCOs
2.4.8.1	The CONTRACTOR shall accept enrollees (enrolled or pending enrollment) from any MCO in the CONTRACTOR’s service area as authorized by TENNCARE. The transfer of membership may occur at any time during the year. No enrollee from another MCO shall be transferred retroactively to the CONTRACTOR except as specified in Section 2.4.9. Except as provided in Section 2.4.9, the CONTRACTOR shall not be responsible for payment of any covered services incurred by enrollees transferred to the CONTRACTOR prior to the effective date of transfer to the CONTRACTOR.

2.4.8.2	Transfers from other MCOs shall be in consideration of the maximum enrollment levels established in Section 2.4.3.

2.4.8.3	To the extent possible and practical, TENNCARE shall provide advance notice to all MCOs serving a Grand Region of the impending failure of one of the MCOs serving the Grand Region; however, failure by TENNCARE to provide advance notice shall not limit in any manner the responsibility of each MCO to accept enrollees from failed MCOs.
2.4.9 Enrollment of Newborns
2.4.9.1	TennCare-eligible newborns and their mothers, to the extent that the mother is eligible for TennCare, should be enrolled in the same MCO with the exception of newborns that are SSI eligible at birth. Newborns that are SSI eligible at birth shall be assigned to TennCare Select but may opt out and enroll in another MCO.

2.4.9.2	A newborn may be inadvertently enrolled in an MCO different than its mother. When such cases are identified by the CONTRACTOR, the CONTRACTOR shall immediately report to TENNCARE, in accordance with written procedures provided by TENNCARE, that a newborn has been incorrectly enrolled in an MCO different than its mother.

2.4.9.3	Upon receipt of notice from the CONTRACTOR or discovery by TENNCARE that a newborn has been incorrectly enrolled in an MCO different than its mother, TENNCARE shall immediately:

2.4.9.3.1	Disenroll the newborn from the incorrect MCO;

2.4.9.3.2	Enroll the newborn in the same MCO as its mother with the same effective date as when the newborn was enrolled in the incorrect MCO;

2.4.9.3.3	Recoup any payments made to the incorrect MCO for the newborn; and

2.4.9.3.4	Make payments only to the correct MCO for the period of coverage.

2.4.9.4	The MCO in which the newborn is correctly enrolled shall be responsible for the coverage and payment of covered services provided to the newborn for the full period of eligibility. Except as provided below, the MCO in which the newborn was incorrectly enrolled shall have no liability for the coverage or payment of any services during the period of incorrect MCO assignment. TENNCARE shall only be liable for the capitation payment to the correct MCO.

2.4.9.5	There are circumstances in which a newborn’s mother may not be eligible for participation in the TennCare program. The CONTRACTOR shall be required to process claims received for services provided to newborns within the time frames specified in Section 2.22.4 of this Agreement. A CONTRACTOR shall not utilize any blanket policy which results in the automatic denial of claims for services provided to a TennCare-eligible newborn, during any period of enrollment in the CONTRACTOR’s MCO, because the newborn’s mother is not a member of the CONTRACTOR’s MCO. However, it is recognized that in complying with the claims processing time frames specified in 2.22.4 of this Agreement, a CONTRACTOR may make payment for services provided to a TennCare-eligible newborn enrolled in the CONTRACTOR’s MCO at the time of payment but the newborn’s eligibility may subsequently be moved to another MCO. In such event, the MCO in which the newborn is first enrolled (first MCO) may submit supporting documentation to the MCO in which the newborn is moved (second MCO) and the second MCO shall reimburse the first MCO within thirty (30) calendar days of receipt of such properly documented request for reimbursement, for the amount expended on behalf of the newborn prior to the newborn’s eligibility having been moved to the second MCO. Such reimbursement shall be the actual amount expended by the first MCO. The second MCO agrees that should the second MCO fail to reimburse the first MCO the actual amount expended on behalf of the newborn within thirty (30) calendar days of receipt of a properly documented request for payment, TENNCARE is authorized to deduct the amount owed from any funds due the second MCO and to reimburse the first MCO. In the event that the CONTRACTOR fails to reimburse the first MCO the actual amount expended on behalf of the newborn within thirty (30) calendar days of receipt of a properly documented request for payment, TENNCARE may assess liquidated damages as specified in Section 4.20.2. Should it become necessary for TENNCARE to intervene in such cases, both the second MCO and the first MCO agree that TENNCARE shall be held harmless by both MCOs for actions taken by TENNCARE to resolve the dispute.
2.4.10 Information Requirements Upon Enrollment
As described in Section 2.17 of this Agreement, the CONTRACTOR shall provide the following information to new members: a member handbook, a provider directory and an identification card. In addition, the CONTRACTOR shall provide CHOICES members with CHOICES member education materials (see Section 2.17.7).

6.	Section 2.5.2 shall be amended by adding a new Section 2.5.2.3 and renumbering existing subparts accordingly, including any references thereto.
2.5.2.3	A request by the member to change MCOs based on hardship criteria (pursuant to TennCare rules and regulations) is approved by TENNCARE, and the member is enrolled in another MCO;
7.	Section 2.5.5 shall be amended by adding “from an MCO” to the end of the heading to read as follows:
2.5.5	Effective Date of Disenrollment from an MCO
8.	Section 2.6 shall be deleted in its entirety and replaced with the following:

2.6	BENEFITS/SERVICE REQUIREMENTS AND LIMITS
2.6.1 CONTRACTOR Covered Benefits
2.6.1.1	The CONTRACTOR shall cover the physical health, behavioral health and long-term care services/benefits outlined below. Additional requirements for behavioral health services are included in Section 2.7.2 and Attachment I.

2.6.1.2	The CONTRACTOR shall integrate the delivery of physical health, behavioral health and long-term care services. This shall include but not be limited to the following:

2.6.1.2.1	The CONTRACTOR shall operate a member services toll-free phone line (see Section 2.18.1) that is used by all members, regardless of whether they are calling about physical health, behavioral health and/or long-term care services. The CONTRACTOR shall not have a separate number for members to call regarding behavioral health and/or long-term care services. The CONTRACTOR may either route the call to another entity or conduct a “warm transfer” to another entity, but the CONTRACTOR shall not require an enrollee to call a separate number regarding behavioral health and/or long-term care services.

2.6.1.2.2	If the CONTRACTOR’s nurse triage/nurse advice line is separate from its member services line, the CONTRACTOR shall comply with the requirements in Section 2.6.1.2.2 as applied to the nurse triage/nurse advice line. The number for the nurse triage/nurse advice line shall be the same for all members, regardless of whether they are calling about physical health, behavioral health and/or long-term services, and the CONTRACTOR may either route calls to another entity or conduct “warm transfers,” but the CONTRACTOR shall not require an enrollee to call a separate number.

2.6.1.2.3	As required in Sections 2.9.5 and 2.9.6, the CONTRACTOR shall ensure continuity and coordination among physical health, behavioral health, and long-term care services and ensure collaboration among physical health, behavioral health, and long-term care providers. For CHOICES members, the member’s care coordinator shall ensure continuity and coordination of physical health, behavioral health, and long-term care services, and facilitate communication and ensure collaboration among physical health, behavioral health, and long-term care providers.

2.6.1.2.4	Each of the CONTRACTOR’s disease management programs (see Section 2.8) shall address the needs of members who have co-morbid physical health and behavioral health conditions.

2.6.1.2.5	As required in Section 2.9.5.2.2, the CONTRACTOR shall provide MCO case management to non-CHOICES members with co-morbid physical health and behavioral health conditions. These members should have a single case manager that is trained to provide MCO case management to enrollees with co-morbid physical health and behavioral health conditions. If a member with co-morbid physical and behavioral health conditions does not have a single case manager, the CONTRACTOR shall ensure, at a minimum, that the member’s MCO case managers collaborate and communicate in an effective and ongoing manner. As required in Section 2.9.6.1.8 of this Agreement, the CONTRACTOR shall ensure that upon enrollment into CHOICES, MCO case management activities are integrated with CHOICES care coordination processes and functions, and that the member’s assigned care coordinator has primary responsibility for coordination of all the member’s physical health, behavioral health, and long-term care needs. The member’s care coordinator may use resources and staff from the CONTRACTOR’s case management program, including persons with specialized expertise in areas such as behavioral health, to supplement but not supplant the role and responsibilities of the member’s care coordinator/care coordination team. The CONTRACTOR shall report on its case management activities per requirements in Section 2.30.6.1.

2.6.1.2.6	If the CONTRACTOR uses different Systems for physical health services, behavioral health and/or long-term care services, these systems shall be interoperable. In addition, the CONTRACTOR shall have the capability to integrate data from the different systems.

2.6.1.2.7	The CONTRACTOR’s administrator/project director (see Section 2.29.1.3.1) shall be the primary contact for TENNCARE regarding all issues, regardless of the type of service, and shall not direct TENNCARE to other entities. The CONTRACTOR’s administrator/project director shall coordinate with the CONTRACTOR’s senior executive psychiatrist who oversees behavioral health activities (see Section 2.29.1.3.4 of this Agreement) for all behavioral health issues and the senior executive responsible for CHOICES activities (see Section 2.29.1.3.5 of this Agreement) for all issues pertaining to the CHOICES program.

2.6.1.3	CONTRACTOR Physical Health Benefits Chart

SERVICE	BENEFIT LIMIT
Inpatient Hospital Services	Medicaid/Standard Eligible, Age 21 and older: As medically necessary. Inpatient rehabilitation hospital facility services are not covered for adults unless determined by the CONTRACTOR to be a cost effective alternative (see Section 2.6.5).

Medicaid/Standard Eligible, Under age 21: As medically necessary, including rehabilitation hospital facility.

Outpatient Hospital Services	As medically necessary.

Physician Inpatient Services	As medically necessary.

Physician Outpatient Services/Community Health Clinic Services/Other Clinic Services	As medically necessary.

SERVICE	BENEFIT LIMIT
TENNderCare Services	Medicaid/Standard Eligible, Age 21 and older: Not covered.

Medicaid/Standard Eligible, Under age 21: Covered as medically necessary, except that the screenings do not have to be medically necessary. Children may also receive screenings in-between regular checkups if a parent or caregiver believes there is a problem.

Screening, interperiodic screening, diagnostic and follow-up treatment services as medically necessary in accordance with federal and state requirements. See Section 2.7.6.

Preventive Care Services	As described in Section 2.7.5.

Lab and X-ray Services	As medically necessary.

Hospice Care	As medically necessary. Shall be provided by a Medicare-certified hospice.

Dental Services	Dental Services shall be provided by the Dental Benefits Manager.

However, the facility, medical and anesthesia services related to the dental service that are not provided by a dentist or in a dentist’s office shall be covered services provided by the CONTRACTOR when the dental service is covered by the DBM. This requirement only applies to Medicaid/Standard Eligibles Under age 21.

Vision	Medicaid/Standard Eligible, Age 21 and older:
Services	Medical eye care, meaning evaluation and management of abnormal conditions, diseases, and disorders of the eye (not including evaluation and treatment of refractive state), shall be covered as medically necessary. Routine periodic assessment, evaluation, or screening of normal eyes and examinations for the purpose of prescribing fitting or changing eyeglass and/or contact lenses are not covered. One pair of cataract glasses or lenses is covered for adults following cataract surgery.

Medicaid/Standard Eligible, Under age 21 :
Preventive, diagnostic, and treatments services (including eyeglasses) are covered as medically necessary in accordance with TENNderCare requirements.

SERVICE	BENEFIT LIMIT
Home Health	Medicaid /Standard Eligible, Age 21 and older:
Care	Covered as medically necessary and in accordance with the definition of Home Health Care at Rule 1200-13-13-.01 (for TennCare Medicaid) and Rule 1200-13-14-.01 (for TennCare Standard). Prior authorization required for home health nurse and home health aide services, as described in Rule 1200-13-13-.04 (for TennCare Medicaid) and 1200-13-14-.04 (for TennCare Standard).

Medicaid/Standard Eligible, Under age 21:
Covered as medically necessary in accordance with the definition of Home Health Care at Rule 1200-13-13-.01 (for TennCare Medicaid) and Rule 1200-13-14-.01 (for TennCare Standard). Prior authorization required for home health nurse and home health aide services, as described in Rule 1200-13-13-.04 (for TennCare Medicaid) and 1200-13-14-.04 (for TennCare Standard).

Pharmacy Services	Pharmacy services shall be provided by the Pharmacy Benefits Manager (PBM), unless otherwise described below.

The CONTRACTOR shall be responsible for reimbursement of injectable drugs obtained in an office/clinic setting and to providers providing both home infusion services and the drugs and biologics. The CONTRACTOR shall require that all home infusion claims contain National Drug Code (NDC) coding and unit information to be paid.

Services reimbursed by the CONTRACTOR shall not be included in any pharmacy benefit limits established by TENNCARE for pharmacy services (see Section 2.6.2.2).

Durable Medical Equipment (DME)	As medically necessary.

Specified DME services shall be covered/non-covered in accordance with TennCare rules and regulations.

Medical Supplies	As medically necessary.

Specified medical supplies shall be covered/non-covered in accordance with TennCare rules and regulations.

Emergency Air And Ground Ambulance Transportation	As medically necessary.

Non-emergency Medical Transportation (including Non- Emergency	Covered non-emergency medical transportation (NEMT) services are necessary non-emergency transportation services provided to convey members to and from TennCare covered services (see definition in Exhibit A to Attachment XI). Non emergency transportation services

SERVICE	BENEFIT LIMIT
Ambulance Transportation)	shall be provided in accordance with federal law and the Bureau of TennCare’s rules and policies and procedures. TennCare covered services (see definition in Exhibit A to Attachment XI) include services provided to a member by a non-contract or non-TennCare provider if (a) the service is covered by Tennessee’s Medicaid State Plan or Section 1115 demonstration waiver, (b) the provider could be a TennCare provider for that service, and (c) the service is covered by a third party resource (see definition in Section 1 of the Agreement).

If a member requires assistance, an escort (as defined in TennCare rules and regulations) may accompany the member; however, only one (1) escort is allowed per member (see TennCare rules and regulations). Except for fixed route and commercial carrier transport, the CONTRACTOR shall not make separate or additional payment to a NEMT provider for an escort. Covered NEMT services include having an accompanying adult ride with a member if the member is under age eighteen (18). Except for fixed route and commercial carrier transport, the CONTRACTOR shall not make separate or additional payment to a NEMT provider for an adult accompanying a member under age eighteen (18).

The CONTRACTOR is not responsible for providing NEMT to HCBS, including services provided through a 1915(c) waiver program for persons with mental retardation and HCBS provided through the CHOICES program. However, as specified in Section 2.11.1.8 in the event the CONTRACTOR is unable to meet the access standard for adult day care (see Attachment III), the CONTRACTOR shall provide and pay for the cost of transportation for the member to the adult day care facility until such time the CONTRACTOR has sufficient provider capacity.

Mileage reimbursement, car rental fees, or other reimbursement for use of a private automobile (as defined in Exhibit A to Attachment XI) is not a covered NEMT service.

If the member is a child, transportation shall be provided in accordance with TENNderCare requirements (see Section 2.7.6.4.6).

Failure to comply with the provisions of this Section may result in liquidated damages.

SERVICE	BENEFIT LIMIT
Renal Dialysis Services	As medically necessary.

Private Duty	Medicaid/Standard Eligible, Age 21 and older:
Nursing	Covered as medically necessary in accordance with the definition of Private Duty Nursing at Rule 1200-13-13-.01 (for TennCare Medicaid) and Rule 1200-13-14-.01 (for TennCare Standard), when prescribed by an attending physician for treatment and services rendered by a Registered Nurse (R.N.) or a licensed practical nurse (L.P.N.) who is not an immediate relative. Private duty nursing services are limited to services that support the use of ventilator equipment or other life sustaining technology when constant nursing supervision, visual assessment, and monitoring of both equipment and patient are required. Prior authorization required, as described Rule 1200-13-13-.04 (for TennCare Medicaid) and 1200- 13-14-.04 (for TennCare Standard).

Medicaid/Standard Eligible, Under age 21:
Covered as medically necessary in accordance with the definition of Private Duty Nursing at Rule 1200-13-13-.01 (for TennCare Medicaid) and 1200-13-14-.01 (for TennCare Standard) when prescribed by an attending physician for treatment and services rendered by a registered nurse (R.N.) or a licensed practical nurse (L.P.N.), who is not an immediate relative. Prior authorization required as described in Rule 1200-13-13-.04 (for TennCare Medicaid) and 1200-13-14-.04 (for TennCare Standard).

Speech	Medicaid/Standard Eligible, Age 21 and older:
Therapy	Covered as medically necessary by a Licensed Speech Therapist to restore speech (as long as there is continued medical progress) after a loss or impairment. The loss or impairment must not be caused by a mental, psychoneurotic or personality disorder.

Medicaid/Standard Eligible, Under age 21:
Covered as medically necessary in accordance with TENNderCare requirements.

Occupational	Medicaid/Standard Eligible, Age 21 and older:
Therapy	Covered as medically necessary when provided by a Licensed Occupational Therapist to restore, improve, or stabilize impaired functions.

Medicaid/Standard Eligible, Under age 21:
Covered as medically necessary in accordance with TENNderCare requirements.

SERVICE	BENEFIT LIMIT
Physical	Medicaid/Standard Eligible, Age 21 and older:
Therapy	Covered as medically necessary when provided by a Licensed Physical Therapist to restore, improve, or stabilize impaired functions.

Medicaid Standard Eligible, Under age 21: Covered as medically necessary in accordance with TENNderCare requirements.

Organ and Tissue Transplant And Donor Organ Procurement	Medicaid/Standard Eligible, Age 21 and older: All medically necessary and non-investigational/experimental organ and tissue transplants, as covered by Medicare, are covered. These include, but may not be limited to:
Bone marrow/Stem cell;
Cornea;
Heart;
Heart/Lung;
Kidney;
Kidney/ Pancreas;
Liver;
Lung;
Pancreas; and
Small bowel/Multi-visceral.

Medicaid/Standard Eligible, Under age 21: Covered as medically necessary in accordance with TENNderCare requirements. Experimental or investigational transplants are not covered.

Reconstructive Breast Surgery	Covered in accordance with TCA 56-7-2507, which requires coverage of all stages of reconstructive breast surgery on a diseased breast as a result of a mastectomy, as well as surgical procedures on the non-diseased breast to establish symmetry between the two breasts in the manner chosen by the physician. The surgical procedure performed on a non-diseased breast to establish symmetry with the diseased breast shall only be covered if the surgical procedure performed on a non-diseased breast occurs within five (5) years of the date the reconstructive breast surgery was performed on a diseased breast.

Chiropractic Services	Medicaid/Standard Eligible, Age 21 and older: Not covered unless determined by the CONTRACTOR to be a cost effective alternative (see Section 2.6.5).

Medicaid/Standard Eligible, Under age 21: Covered as medically necessary in accordance with TENNderCare requirements.

2.6.1.4 CONTRACTOR Behavioral Health Benefits Chart

SERVICE	BENEFIT LIMIT
Psychiatric Inpatient Hospital Services (including physician services)	As medically necessary.

24-hour Psychiatric Residential Treatment	Medicaid/Standard Eligible, Age 21 and older: As medically necessary.

Medicaid/Standard Eligible, Under age 21: Covered as medically necessary.

Outpatient Mental Health Services (including physician services)	As medically necessary.

Inpatient, Residential & Outpatient Substance Abuse Benefits[1]	Medicaid/Standard Eligible, Age 21 and older: Limited to ten (10) days detox, $30,000 in medically necessary lifetime benefits unless otherwise described in the 2008 Mental Health Parity Act as determined by TENNCARE.

Medicaid/Standard Eligible, Under age 21: Covered as medically necessary.

Mental Health Case Management	As medically necessary.

Psychiatric- Rehabilitation Services	As medically necessary.

Behavioral Health Crisis Services	As necessary.

Lab and X-ray Services	As medically necessary.

Non-emergency Medical Transportation (including Non- Emergency Ambulance Transportation)	Same as for physical health (see Section 2.6.1.3 above).

[1]	When medically appropriate, services in a licensed substance abuse residential treatment facility may be substituted for inpatient substance abuse services. Methadone clinic services are not covered for adults.
2.6.1.5	Long-Term Care Benefits for CHOICES Members

2.6.1.5.1	In addition to physical health benefits (see Section 2.6.1.3) and behavioral health benefits (see Section 2.6.1.4), the CONTRACTOR shall provide long-term care services (including HCBS and nursing facility care) as described in this Section 2.6.1.5 to members who have been enrolled into CHOICES by TENNCARE, as shown in the enrollment file furnished by TENNCARE to the CONTRACTOR, effective upon the CHOICES Implementation Date (see Section 1).

2.6.1.5.2	TennCare enrollees will be enrolled by TENNCARE into CHOICES if the following conditions, at a minimum, are met:
2.6.1.5.2.1	TENNCARE or its designee determines the enrollee meets the categorical and financial eligibility criteria for Group 1, 2 or 3;

2.6.1.5.2.2	For Groups 1 and 2, TENNCARE determines that the enrollee meets nursing facility level of care;

2.6.1.5.2.3	For Group 2, the CONTRACTOR or, for new TennCare applicants, TENNCARE or its designee, determines that the enrollee’s combined HCBS, private duty nursing and home health care can be safely provided at a cost less than the cost of nursing facility care for the member;

2.6.1.5.2.4	For Group 3, TENNCARE determines that the enrollee meets the at-risk level of care; and

2.6.1.5.2.5	For Groups 2 and 3, if there is an enrollment target, TENNCARE determines that the enrollment target has not been met or, for Group 2, approves the CONTRACTOR’s request to provide HCBS as a cost effective alternative (see Section 2.6.5). Enrollees transitioning from a nursing facility to the community will not be subject to the enrollment target for Group 2 but must meet categorical and financial eligibility for Group 2.
2.6.1.5.3	For persons determined to be eligible for enrollment in Group 2 as a result of Immediate Eligibility (as defined in Section 1 of this Agreement), the CONTRACTOR shall provide a limited package of HCBS (personal care, attendant care, homemaker services, home-delivered meals, PERS, adult day care, and/or any other services as specified in TennCare rules and regulations) as identified through a needs assessment and specified in the plan of care. Upon notice that the State has determined that the member meets categorical and financial eligibility for TennCare CHOICES, the CONTRACTOR shall authorize additional services in accordance with Section 2.9.6.2.5. For members residing in a community-based residential alternative at the time of CHOICES enrollment, authorization for community-based residential alternative services shall be retroactive to the member’s effective date of CHOICES enrollment.

2.6.1.5.4	The following long-term care services are available to CHOICES members, per Group, when the services have been determined medically necessary by the CONTRACTOR.

Service and Benefit Limit	Group 1	Group 2	Group 3
Nursing facility care	X	Short-term only (up to 90 days)	Short-term only (up to 90 days)

Community-based residential alternatives		X

Personal care visits (up to 2 visits per day)		X	X

Service and Benefit Limit	Group 1	Group 2	Group 3
Attendant care (up to 1080 hours per calendar year)		X	X

Homemaker services (up to 3 visits per week)		X	X

Home-delivered meals (up to 1 meal per day)		X	X

Personal Emergency Response Systems		X	X

Adult day care (up to 2080 hours per calendar year)		X	X

In-home respite care (up to 216 hours per calendar year)		X	X

In-patient respite care (up to 9 days per calendar year)		X	X

Assistive technology (up to $900 per calendar year)		X	X

Minor home modifications (up to $6,000 per project; $10,000 per calendar year; and $20,000 per lifetime)		X	X

Pest control (up to 9 units per calendar year)		X	X
2.6.1.5.5	In addition to the benefit limits described above, in no case shall the CONTRACTOR exceed the cost neutrality cap for CHOICES Group 2 or the expenditure cap for Group 3. For CHOICES members in Group 2, the total cost of HCBS, home health care and private duty nursing shall not exceed a member’s cost neutrality cap (as defined in Section 1 of this Agreement). For CHOICES members in Group 3, the total cost of HCBS, excluding minor home modifications, shall not exceed the expenditure cap (as defined in Section 1 of this Agreement).

2.6.1.5.6	CHOICES members may, pursuant to Section 2.9.7, choose to participate in consumer direction of HCBS and, at a minimum, hire, fire and supervise workers of eligible HCBS.

2.6.1.5.7	The CONTRACTOR shall monitor CHOICES members’ receipt and utilization of long-term care services, identify CHOICES members who have not received long-term care services within a thirty (30) day period of time, and notify TENNCARE regarding these members pursuant to Section 2.30.10.5. TENNCARE will investigate to determine if the member should remain enrolled in CHOICES.

2.6.1.5.8	The CONTRACTOR may submit to TENNCARE a request to no longer provide long-term care services to a member due to concerns regarding the ability to safely and effectively care for the member in the community and/or to ensure the member’s health, safety and welfare. Acceptable reasons for this request include but are not limited to the following:

2.6.1.5.8.1	A member in Group 2 or 3 for whom the CONTRACTOR has determined that it cannot safely and effectively meet the member’s needs at a cost that is less than the member’ cost neutrality cap, and the member declines to transition to a nursing facility;

2.6.1.5.8.2	A member in Group 2 or 3 who repeatedly refuses to allow a care coordinator entrance into his/her place of residence (Section 2.9.6);

2.6.1.5.8.3	A member in Group 2 or 3 who refuses to receive critical HCBS as identified through a needs assessment and documented in the member’s plan of care; and

2.6.1.5.8.4	A member in Group 1 who fails to pay his/her patient liability and the CONTRACTOR is unable to find a nursing facility willing to provide services to the member (Section 2.6.7.2).

2.6.1.5.8.5	The CONTRACTOR’s request to no longer provide long-term care services to a member shall include documentation as specified by TENNCARE. The State shall make any and all determinations regarding whether the CONTRACTOR may discontinue providing long-term care services to a member, disenrollment from CHOICES, and, as applicable, termination from TennCare.
2.6.2 TennCare Benefits Provided by TENNCARE
TennCare shall be responsible for the payment of the following benefits:
2.6.2.1	Dental Services

Except as provided in Section 2.6.1.3 of this Agreement, dental services shall not be provided by the CONTRACTOR but shall be provided by a dental benefits manager (DBM) under contract with TENNCARE. Coverage of dental services is described in TennCare rules and regulations.

2.6.2.2	Pharmacy Services

Except as provided in Section 2.6.1.3 of this Agreement, pharmacy services shall not be provided by the CONTRACTOR but shall be provided by a pharmacy benefits manager (PBM) under contract with TENNCARE. Coverage of pharmacy services is described in TennCare rules and regulations. TENNCARE does not cover pharmacy services for enrollees who are dually eligible for TennCare and Medicare.

2.6.2.3	ICF/MR Services and Alternatives to ICF/MR Services

For qualified enrollees in accordance with TennCare policies and/or TennCare rules and regulations, TENNCARE covers the costs of long-term care institutional services in an Intermediate Care Facility for the Mentally Retarded (ICF/MR) or alternative to an ICF/MR provided through a Home and Community Based Services (HCBS) waiver for persons with MR.

2.6.3 Medical Necessity Determination
2.6.3.1	The CONTRACTOR may establish procedures for the determination of medical necessity. The determination of medical necessity shall be made on a case by case basis and in accordance with the definition of medical necessity defined in TCA 71- 5-144 and TennCare rules and regulations. However, this requirement shall not limit the CONTRACTOR’s ability to use medically appropriate cost effective alternatives in accordance with Section 2.6.5.

2.6.3.2	The CONTRACTOR shall not employ, and shall not permit others acting on their behalf to employ, utilization control guidelines or other quantitative coverage limits, whether explicit or de facto, unless supported by an individualized determination of medical necessity based upon the needs of each TennCare enrollee and his/her medical history. The CONTRACTOR shall have the ability to place tentative limits on a service; however, such tentative limits placed by the CONTRACTOR shall be exceeded (up to the applicable benefit limits on behavioral health and long-term care services provided in Section 2.6.1.4 and 2.6.1.5 above) when medically necessary based on a member’s individual characteristics.

2.6.3.3	The CONTRACTOR shall not arbitrarily deny or reduce the amount, duration, or scope of a required service solely because of the diagnosis, type of illness, or condition.

2.6.3.4	The CONTRACTOR may deny services that are non-covered except as otherwise required by TENNderCare or unless otherwise directed to provide by TENNCARE and/or an administrative law judge.

2.6.3.5	All medically necessary services shall be covered for enrollees under twenty-one (21) years of age in accordance with TENNderCare requirements (see Section 2.7.6).
2.6.4 Second Opinions
The CONTRACTOR shall provide for a second opinion in any situation where there is a question concerning a diagnosis or the options for surgery or other treatment of a health condition when requested by a member, parent and/or legally appointed representative. The second opinion shall be provided by a contracted qualified health care professional or the CONTRACTOR shall arrange for a member to obtain one from a non-contract provider. The second opinion shall be provided at no cost to the member.
2.6.5 Use of Cost Effective Alternative Services
2.6.5.1	The CONTRACTOR shall be allowed to use cost effective alternative services, whether listed as covered or non-covered or omitted in Section 2.6.1 of this Agreement, when the use of such alternative services is medically appropriate and is cost effective. This may include, for example, use of nursing facilities as step down alternatives to acute care hospitalization or hotel accommodations for persons on outpatient radiation therapy to avoid the rigors of daily transportation. The CONTRACTOR shall comply with TennCare policies and procedures. As provided in the applicable TennCare policies and procedures, services not listed in the TennCare policies and procedures must be prior approved in writing by TENNCARE.

2.6.5.2	For CHOICES members, the CONTRACTOR may choose to provide the following as a cost effective alternative to other covered services:
2.6.5.2.1	HCBS to CHOICES members who would otherwise receive nursing facility care. If a member meets categorical and financial eligibility requirements for enrollment in Group 2 and also meets the nursing facility level of care, as determined by TENNCARE, and would otherwise remain in or be admitted to a nursing facility (as determined by the CONTRACTOR and demonstrated to the satisfaction of TENNCARE), the CONTRACTOR may, at its discretion and upon TENNCARE written prior approval, offer that member HCBS as a cost effective alternative to nursing facility care (see Section 2.9.6.3.13). In this instance, TENNCARE will enroll the member receiving HCBS as a cost effective alternative to nursing facility services in Group 2, notwithstanding any enrollment target for Group 2 that has been reached.

2.6.5.2.2	HCBS to CHOICES members in Group 2 in excess of the benefit limits described in Section 2.6.1.5.4 as a cost effective alternative to nursing facility care or covered home health services.

2.6.5.2.3	HCBS to CHOICES members in Group 3 in excess of the benefit limits described in Section 2.6.1.5.4 as a cost effective alternative to covered home health services. Members in Group 3 do not meet nursing facility level of care and as such, HCBS in excess of benefit limits specified in Section 2.6.1.5.4 may not be offered as a cost effective alternative to nursing facility care.

2.6.5.2.4	Non-covered HCBS services to CHOICES members in Group 2 not otherwise specified in this Agreement or in applicable TennCare policies and procedures, upon written prior approval from TENNCARE.

2.6.5.2.5	For CHOICES members transitioning from a nursing facility to a community setting, a one-time transition allowance, per member. The amount of the transition allowance shall not exceed two thousand dollars ($2,000) and may be used for items such as, but not limited to, the first month’s rent and/or utility deposits, kitchen appliances, furniture, and basic household items.

2.6.5.2.6	For CHOICES members in Groups 2 or 3, non-emergency medical transportation (NEMT) not otherwise covered by this Agreement.

2.6.5.3	If the CONTRACTOR chooses to provide cost effective alternative services to a CHOICES member, in no case shall the cost of HCBS, private duty nursing and home health care for Group 2 exceed a member’s cost neutrality cap nor the total cost of HCBS, excluding minor home modifications, for members in Group 3 exceed the expenditure cap. The total cost of HCBS includes all HCBS (whether otherwise covered or not covered) and other services that are offered as a cost effective alternative to nursing facility care, HCBS, or home health, including, as applicable, the one-time transition allowance for Group 2 and NEMT for Groups 2 and 3.

2.6.6 Additional Services and Use of Incentives
2.6.6.1	The CONTRACTOR shall not advertise any services that are not required by this Agreement other than those covered pursuant to Section 2.6.1 of this Agreement.

2.6.6.2	The CONTRACTOR shall not offer or provide any services other than services covered by this Agreement (see Section 2.6.1) or services provided as a cost effective alternative (see Section 2.6.5) of this Agreement. However, the CONTRACTOR may provide incentives that have been specifically prior approved in writing by TENNCARE. For example, TENNCARE may approve the use of incentives given to enrollees to encourage participation in disease management programs.
2.6.7 Cost Sharing and Patient Liability
2.6.7.1	General

The CONTRACTOR and all providers and subcontractors shall not require any cost sharing or patient liability responsibilities for covered services except to the extent that cost sharing or patient liability responsibilities are required for those services by TENNCARE in accordance with TennCare rules and regulations, including but not limited to, holding enrollees liable for debt due to insolvency of the CONTRACTOR or non-payment by the State to the CONTRACTOR. Further, the CONTRACTOR and all providers and subcontractors shall not charge enrollees for missed appointments.

2.6.7.2	Patient Liability

2.6.7.2.1	TENNCARE will notify the CONTRACTOR of any applicable patient liability amounts for CHOICES members in Group 1 via the eligibility/enrollment file. The CONTRACTOR shall delegate collection of patient liability to the nursing facility and shall pay the facility net of the applicable patient liability amount.

2.6.7.2.2	In accordance with the involuntary discharge process, including notice and appeal (see Section 2.12.11.3), a nursing facility may refuse to continue providing services to a member who fails to pay his or her patient liability and for whom the nursing facility can demonstrate to the CONTRACTOR that it has made a good faith effort to collect payment.

2.6.7.2.3	If the CONTRACTOR is notified that a nursing facility is considering discharging a member (see Section 2.12.11.3), the CONTRACTOR shall work to find an alternate nursing facility willing to serve the member and document its efforts in the member’s files.

2.6.7.2.4	If the CONTRACTOR is unable to find an alternate nursing facility willing to serve the member, the CONTRACTOR shall determine if it can safely and effectively serve the member in the community and within the cost neutrality cap. If it can, the member shall be offered a choice of HCBS. If the member chooses HCBS, the CONTRACTOR shall forward all relevant information to TENNCARE for a decision regarding enrollment in Group 2 (Section 2.9.6.3).

2.6.7.2.5	If the CONTRACTOR is unable to find an alternate nursing facility willing to serve the member and the CONTRACTOR determines that it cannot safely and effectively serve the member in the community and within the cost neutrality cap, the member declines to enroll in Group 2, or TENNCARE denies enrollment in Group 2, the CONTRACTOR may, pursuant to Section 2.6.1.5.8, request to no longer provide long-term care services to the member.

2.6.7.3	Preventive Services

TennCare cost sharing or patient liability responsibilities shall apply to covered services other than the preventive services described in TennCare rules and regulations.

2.6.7.4	Cost Sharing Schedule

The current TennCare cost sharing schedule is included in this Agreement as Attachment II. The CONTRACTOR shall not waive or use any alternative cost sharing schedules, unless required by TENNCARE.

2.6.7.5	Provider Requirements

2.6.7.5.1	Providers or collection agencies acting on the provider’s behalf may not bill enrollees for amounts other than applicable TennCare cost sharing or patient liability amounts for covered services, including but not limited to, services that the State or the CONTRACTOR has not paid for, except as permitted by TennCare rules and regulations and as described below. Providers may seek payment from an enrollee only in the following situations.

2.6.7.5.1.1	If the services are not covered services and, prior to providing the services, the provider informed the enrollee that the services were not covered. The provider shall inform the enrollee of the non-covered service and have the enrollee acknowledge the information. If the enrollee still requests the service, the provider shall obtain such acknowledgment in writing prior to rendering the service. Regardless of any understanding worked out between the provider and the enrollee about private payment, once the provider bills an MCO for the service that has been provided, the prior arrangement with the enrollee becomes null and void without regard to any prior arrangement worked out with the enrollee.

2.6.7.5.1.2	If the enrollee’s TennCare eligibility is pending at the time services are provided and if the provider informs the person they will not accept TennCare assignment whether or not eligibility is established retroactively. Regardless of any understanding worked out between the provider and the enrollee about private payment, once the provider bills an MCO for the service the prior arrangement with the enrollee becomes null and void without regard to any prior arrangement worked out with the enrollee.

2.6.7.5.1.3	If the enrollee’s TennCare eligibility is pending at the time services are provided, however, all monies collected, except applicable TennCare cost sharing or patient liability amounts shall be refunded when a claim is submitted to an MCO because the provider agreed to accept TennCare assignment once retroactive TennCare eligibility was established. (The monies collected shall be refunded as soon as a claim is submitted and shall not be held conditionally upon payment of the claim.)

2.6.7.5.1.4	If the services are not covered because they are in excess of an enrollee’s benefit limit, and the provider complies with applicable TennCare rules and regulations.

2.6.7.5.2	The CONTRACTOR shall require, as a condition of payment, that the provider accept the amount paid by the CONTRACTOR or appropriate denial made by the CONTRACTOR (or, if applicable, payment by the CONTRACTOR that is supplementary to the enrollee’s third party payer) plus any applicable amount of TennCare cost sharing or patient liability responsibilities due from the enrollee as payment in full for the service. Except in the circumstances described above, if the CONTRACTOR is aware that a provider, or a collection agency acting on the provider’s behalf, bills an enrollee for amounts other than the applicable amount of TennCare cost sharing or patient liability responsibilities due from the enrollee, the CONTRACTOR shall notify the provider and demand that the provider and/or collection agency cease such action against the enrollee immediately. If a provider continues to bill an enrollee after notification by the CONTRACTOR, the CONTRACTOR shall refer the provider to the Tennessee Bureau of Investigation.
9. Section 2.7 shall be deleted in its entirety and replaced with the following:
2.7 SPECIALIZED SERVICES
2.7.1 Emergency Services
2.7.1.1	Emergency services (as defined in Section 1 of this Agreement) shall be available twenty-four (24) hours a day, seven (7) days a week.

2.7.1.2	The CONTRACTOR shall review and approve or disapprove claims for emergency services based on the definition of emergency medical condition specified in Section 1 of this Agreement. The CONTRACTOR shall base coverage decisions for emergency services on the severity of the symptoms at the time of presentation and shall cover emergency services where the presenting symptoms are of sufficient severity to constitute an emergency medical condition in the judgment of a prudent layperson. The CONTRACTOR shall not impose restrictions on coverage of emergency services more restrictive than those permitted by the prudent layperson standard.

2.7.1.3	The CONTRACTOR shall provide coverage for inpatient and outpatient emergency services, furnished by a qualified provider, regardless of whether the member obtains the services from a contract provider, that are needed to evaluate or stabilize an emergency medical condition that is found to exist using the prudent layperson standard. These services shall be provided without prior authorization in accordance with 42 CFR 438.114. The CONTRACTOR shall pay for any emergency screening examination services conducted to determine whether an emergency medical condition exists and for all emergency services that are medically necessary until the member is stabilized.

2.7.1.4	If an emergency screening examination leads to a clinical determination by the examining provider that an actual emergency medical condition exists, the CONTRACTOR shall pay for both the services involved in the screening examination and the services required to stabilize the member. The CONTRACTOR shall be required to pay for all emergency services which are medically necessary until the clinical emergency is stabilized. This includes all medical and behavioral health services that may be necessary to assure, within reasonable medical probability, that no material deterioration of the member’s condition is likely to result from, or occur during, discharge of the member or transfer of the member to another facility. If there is a disagreement between the treating facility and the CONTRACTOR concerning whether the member is stable enough for discharge or transfer, or whether the medical benefits of an un-stabilized transfer outweigh the risks, the judgment of the attending provider(s) actually caring for the member at the treating facility prevails and is binding on the CONTRACTOR. The CONTRACTOR, however, may establish arrangements with a treating facility whereby the CONTRACTOR may send one of its own providers with appropriate emergency room privileges to assume the attending provider’s responsibilities to stabilize, treat, and transfer the member, provided that such arrangement does not delay the provision of emergency services.

2.7.1.5	The CONTRACTOR shall not retroactively deny a claim for an emergency screening examination because the condition, which appeared to be an emergency medical condition under the prudent layperson standard, turned out to be non-emergency in nature. If an emergency screening examination leads to a clinical determination by the examining provider that an actual emergency medical condition does not exist, then the determining factor for payment liability shall be whether the member had acute symptoms of sufficient severity at the time of presentation. In such cases, the CONTRACTOR shall review the presenting symptoms of the member and shall pay for all services involved in the screening examination where the presenting symptoms (including severe pain) were of sufficient severity to have warranted emergency attention under the prudent layperson standard regardless of final diagnosis.

2.7.1.6	When the member’s PCP or the CONTRACTOR instructs the member to seek emergency services, the CONTRACTOR shall be responsible for payment for the medical screening examination and for other medically necessary emergency services, without regard to whether the member’s condition meets the prudent layperson standard.

2.7.1.7	Once the member’s condition is stabilized, the CONTRACTOR may require prior authorization for hospital admission or follow-up care.
2.7.2 Behavioral Health Services
2.7.2.1	General Provisions

2.7.2.1.1	The CONTRACTOR shall provide all behavioral health services as described in this Section, Section 2.6.1 and Attachment I.

2.7.2.1.2	The CONTRACTOR shall provide behavioral health services in accordance with best practice guidelines, rules and regulations, and policies and procedures issued by TDMHDD and approved by the Bureau of TennCare, including but not limited to “Managed Care Standards for Delivery of Behavioral Health Services”.

2.7.2.1.3	The CONTRACTOR shall ensure that all members receiving behavioral health services from providers whose primary focus is to render behavioral health services have individualized treatment plans. Providers included in this requirement are:

2.7.2.1.3.1	Community mental health agencies;

2.7.2.1.3.2	Case management agencies;

2.7.2.1.3.3	Psychiatric rehabilitation agencies;

2.7.2.1.3.4	Psychiatric and substance abuse residential treatment facilities; and

2.7.2.1.3.5	Psychiatric and substance abuse inpatient facilities.

2.7.2.1.4	Individualized treatment plans shall be completed within thirty (30) calendar days of the start date of service and updated every six (6) months, or more frequently as clinically appropriate. The treatment plans shall be developed, negotiated and agreed upon by the members and/or their support systems in face-to-face encounters and shall be used to identify the treatment needs necessary to meet the members’ stated goals. The duration and intensity of treatment shall promote the recovery and resilience of members and shall be documented in the treatment plans.

2.7.2.2	Psychiatric Inpatient Hospital Services

2.7.2.2.1	The CONTRACTOR shall ensure that all psychiatric inpatient hospitals serving children, youth, and adults separate members by age and render developmental age appropriate services.

2.7.2.2.2	The CONTRACTOR shall require that all psychiatric inpatient facilities are accredited by the Joint Commission and accept voluntary and involuntary admissions.

2.7.2.3	24-Hour Psychiatric Residential Treatment

2.7.2.3.1	The CONTRACTOR shall ensure that 24-hour psychiatric residential treatment facilities (RTFs) serving children, youth, and adults separate members by age and render developmental age appropriate services.

2.7.2.3.2	The CONTRACTOR shall ensure RTFs have the capacity to render short term crisis stabilization and long-term treatment and rehabilitation.

2.7.2.3.3	The CONTRACTOR shall ensure all RTFs meet local housing codes.

2.7.2.3.4	The CONTRACTOR shall ensure all RTFs are accredited by a State-recognized accreditation organization as required by 42 CFR 441.151.

2.7.2.4	Outpatient Mental Health Services

2.7.2.4.1	The CONTRACTOR shall ensure that outpatient mental health providers (including providers of intensive outpatient and providers of partial hospitalization services) serving children, youth and adults separate members by age and render developmental age appropriate services.

2.7.2.4.2	The CONTRACTOR shall ensure outpatient mental health providers are capable of rendering services both on and off site, as appropriate, depending on the services being rendered. On site services include, but are not limited to intensive outpatient services, partial hospitalization and many types of therapy. Off site services include but are not limited to intensive in home service for children and youth and home and community treatment for adults.

2.7.2.5	Inpatient, Residential & Outpatient Substance Abuse Services
2.7.2.5.1	The CONTRACTOR shall provide substance abuse treatment through inpatient, residential and outpatient services.

2.7.2.5.2	Detoxification services may be rendered as part of inpatient, residential or outpatient services, as clinically appropriate. The CONTRACTOR shall ensure all member detoxifications are supervised by Tennessee licensed physicians with a minimum daily re-evaluations by a physician or a registered nurse.

2.7.2.6	Mental Health Case Management

2.7.2.6.1	The CONTRACTOR shall provide mental health case management services only through providers licensed by the State to provide mental health outpatient services.

2.7.2.6.2	The CONTRACTOR shall provide mental health case management services according to mental health case management standards set by the State and outlined in Attachment I. Mental health case management services shall consist of two (2) levels of service as specified in Attachment I.

2.7.2.6.3	The CONTRACTOR shall require its providers to collect and submit individual encounter records for each mental health case management visit, regardless of the method of payment by the CONTRACTOR. The CONTRACTOR shall identify and separately report “level 1” and “level 2” mental health case management encounters outlined in Attachment I.

2.7.2.6.4	The CONTRACTOR shall require mental health case managers to involve the member, the member’s family or parent(s), or legally appointed representative, PCP, care coordinator for CHOICES members, and other agency representatives, if appropriate and authorized by the member as required, in mental health case management activities.

2.7.2.6.5	The CONTRACTOR shall ensure the continuing provision of mental health case management services to members under the conditions and time frames indicated below:

2.7.2.6.5.1	Members receiving mental health case management services at the start date of operations shall be maintained in mental health case management until such time as the member no longer qualifies on the basis of medical necessity or refuses treatment;

2.7.2.6.5.2	Members discharged from psychiatric inpatient hospitals and psychiatric residential treatment facilities shall be evaluated for mental health case management services and provided with appropriate behavioral health follow-up services; and

2.7.2.6.5.3	The CONTRACTOR shall review the cases of members referred by PCPs or otherwise identified to the CONTRACTOR as potentially in need of mental health case management services and shall contact and offer such services to all members who meet medical necessity criteria.

2.7.2.7	Psychiatric Rehabilitation Services

The CONTRACTOR shall provide psychiatric rehabilitation services in accordance with the requirements in Attachment I. As described in Attachment I, the covered array of services available under psychiatric rehabilitation are psychosocial rehabilitation, supported employment, peer support, illness management and recovery, and supported housing. An individual may receive one or more of these services and may receive different services from different providers.

2.7.2.8	Behavioral Health Crisis Services

2.7.2.8.1	Entry into the Behavioral Health Crisis Services System

2.7.2.8.1.1	The State shall maintain a statewide toll-free telephone number for entry into the behavioral health crisis system. This line shall be for any individual in the general population for the purposes of providing immediate phone intervention by trained crisis specialists and dispatch of mobile crisis teams.

2.7.2.8.1.2	The CONTRACTOR shall ensure that the crisis telephone line is linked to an appropriate crisis service team staffed by qualified crisis service providers in order to provide crisis intervention services to members.

2.7.2.8.1.3	As required in Section 2.11.5.3, the CONTRACTOR shall contract with specified crisis service teams for both adults and children as directed by the State.

2.7.2.8.1.4	The CONTRACTOR shall require the crisis service teams to provide telephone and walk-in triage screening services, telephone and face-to-face crisis intervention/assessment services, and follow-up telephone or face-to-face assessments to ensure the safety of the member until the member’s treatment begins and/or the crisis is alleviated and/or stabilized.

2.7.2.8.1.5	Prior to admission to a psychiatric inpatient hospital on an involuntary basis, the CONTRACTOR shall ensure that the member has been evaluated by a crisis team. In addition, the CONTRACTOR shall ensure that Tennessee’s statutory requirement for a face-to-face evaluation by a mandatory pre-screening agent (MPA), is conducted to assess eligibility for emergency involuntary admission to an RMHI (Regional Mental Health Institute) and determine whether all available less drastic alternatives services and supports are unsuitable.
2.7.2.8.2	Behavioral Health Crisis Respite and Crisis Stabilization Services

2.7.2.8.2.1	The CONTRACTOR shall ensure access to behavioral health crisis respite and crisis stabilization services.

2.7.2.8.2.2	Behavioral health crisis respite services provide immediate shelter to members with emotional/behavioral problems who are in need of emergency respite. The CONTRACTOR shall ensure that behavioral health crisis respite services are provided in a CONTRACTOR approved community location.

2.7.2.8.2.3	The CONTRACTOR shall ensure behavioral health crisis stabilization services are rendered at sites licensed by the State. These services are more intensive than regular behavioral health crisis services in that they require more secure environments, highly trained staff, and typically have longer stays.

2.7.2.8.3	The CONTRACTOR shall monitor behavioral health crisis services and report information to TENNCARE on a quarterly basis as described in Section 2.30.4.4.

2.7.2.9	Clinically Related Group (CRG) and Target Population Group (TPG) Assessments

2.7.2.9.1	The CONTRACTOR shall provide CRG/TPG assessments in response to requests from members or legally appointed representatives or, in the case of minors, the members’ parents or legally appointed representatives, behavioral health providers, PCPs, or the State.

2.7.2.9.2	The CONTRACTOR shall complete CRG/TPG assessments within fourteen (14) calendar days of the requests. The CONTRACTOR shall not require prior authorization in order for a member to receive a CRG/TPG assessment.

2.7.2.9.3	The CONTRACTOR shall ensure that its contract providers are trained and that there is sufficient capacity to perform CRG/TPG assessments. The CONTRACTOR shall require providers to use the CRG/TPG assessment form(s) as appropriate, prescribed by and in accordance with the policies of the state. The CRG/TPG assessments shall be subject to review and prior written approval by the State.

2.7.2.9.4	The CONTRACTOR shall identify persons in need of CRG/TPG assessments. The CONTRACTOR shall use the CRG/TPG assessments to identify persons who are SPMI or SED for reporting and tracking purposes, in accordance with the definitions contained in Section 1.

2.7.2.9.5	The CONTRACTOR shall ensure that providers who perform CRG/TPG assessments have been trained and authorized by the State to perform CRG/TPG assessments. Certified trainers shall be responsible for providing rater training within their agencies.

2.7.2.9.6	The CONTRACTOR shall reject all CRG/TPG assessments completed by unapproved raters. The CONTRACTOR shall report on rejected assessments as required in Section 2.30.4.6.

2.7.2.9.7	The CONTRACTOR shall conduct audits of CRG/TPG assessments for accuracy and conformity to state policies and procedures. The CONTRACTOR shall audit all providers conducting these assessments on at least an annual basis. The methodology for these audits and the results of these audits shall be reported as required in Sections 2.30.4.7 and 2.30.4.8.

2.7.2.10	Judicial Services

2.7.2.10.1	The CONTRACTOR shall provide covered court ordered behavioral health services to its members pursuant to court order(s). The CONTRACTOR shall furnish these services in the same manner as services furnished to other members.

2.7.2.10.2	The CONTRACTOR shall provide for behavioral health services to its members in accordance with state law. Specific laws employed include the following:

2.7.2.10.2.1	Psychiatric treatment for persons found by the court to require judicial psychiatric hospitalization (TCA 33-6 part 4 and part 5). The CONTRACTOR may apply medical necessity criteria to the situation after seventy-two (72) hours of emergency services, unless there is a court order prohibiting release;

2.7.2.10.2.2	Judicial review of discharge for persons hospitalized by a circuit, criminal or juvenile court (TCA 33-6-708);

2.7.2.10.2.3	Access to and provision of mandatory outpatient psychiatric treatment and services to persons who are discharged from psychiatric hospitals after being hospitalized (TCA 33-6, Part 6);

2.7.2.10.2.4	Inpatient psychiatric examination for up to forty-eight (48) hours for persons whom the court has ordered to be detained for examination but who have been unwilling to be evaluated for hospital admission (TCA 33-3-607);

2.7.2.10.2.5	Voluntary psychiatric hospitalization for persons when determined to be medically necessary, subject to the availability of suitable accommodations (TCA 33-6, Part 2); and

2.7.2.10.2.6	Voluntary psychiatric hospitalization for persons with a severe impairment when determined to be medically necessary but who do not meet the criteria for emergency involuntary hospitalization, subject to the availability of suitable accommodations (TCA 33-6, Part 3).

2.7.2.11	Mandatory Outpatient Treatment

2.7.2.11.1	The CONTRACTOR shall provide mandatory outpatient treatment for individuals found not guilty by reason of insanity following a thirty (30) to sixty (60) calendar day inpatient evaluation. Treatment can be terminated only by the court pursuant to TCA 33-7-303(b).

2.7.2.11.2	The State will assume responsibility for all forensic services other than the mandatory outpatient treatment service identified in Section 2.7.2.11.1 (TCA 33-7- 30 1(a), 33-7-301(b), 33-7-303(a) and 33-7-303(c)).

2.7.3 Self-Direction of Health Care Tasks
The CONTRACTOR shall, as specified in TennCare rules and regulations, offer CHOICES members the option to direct and supervise a paid personal aide in the performance of health care tasks.
2.7.4 Health Education and Outreach
2.7.4.1	The CONTRACTOR shall develop programs and participate in activities to enhance the general health and well-being of members. Health education and outreach programs and activities may include the following:

2.7.4.1.1	General physical, behavioral health and long-term care education classes;

2.7.4.1.2	Mental illness awareness programs and education campaigns with special emphasis on events such as National Mental Health Month and National Depression Screening Day;

2.7.4.1.3	Smoking cessation programs with targeted outreach for adolescents and pregnant women;

2.7.4.1.4	Nutrition counseling;

2.7.4.1.5	Early intervention and risk reduction strategies to avoid complications of disability and chronic illness;

2.7.4.1.6	Prevention and treatment of substance abuse;

2.7.4.1.7	Self care training, including self-examination;

2.7.4.1.8	Need for clear understanding of how to take medications and the importance of coordinating all medications;

2.7.4.1.9	Understanding the difference between emergent, urgent and routine health conditions;

2.7.4.1.10	Education for members on the significance of their role in their overall health and welfare and available resources;

2.7.4.1.11	Education for caregivers on the significance of their role in the overall health and welfare of the member and available resources;

2.7.4.1.12	Education for members and caregivers about identification and reporting of suspected abuse and neglect;

2.7.4.1.13	Telephone calls, mailings and home visits to current members for the sole purpose of educating current members about services offered by or available through the CONTRACTOR’s MCO; and

2.7.4.1.14	General activities that benefit the entire community (e.g., health fairs and school activity sponsorships).

2.7.4.2	The CONTRACTOR shall ensure that all health education and outreach activities are prior approved in writing by TENNCARE (see Section 2.17.1).
2.7.5 Preventive Services
2.7.5.1	The CONTRACTOR shall provide preventive services which include, but are not limited to, initial and periodic evaluations, family planning services, prenatal care, laboratory services and immunizations in accordance with TennCare rules and regulations. These services shall be exempt from TennCare cost sharing responsibilities described in Section 2.6.7 of this Agreement (see TennCare rules and regulations for service codes).

2.7.5.2	Prenatal Care

2.7.5.2.1	The CONTRACTOR shall provide or arrange for the provision of medically necessary prenatal care to members beginning on the date of their enrollment in the CONTRACTOR’s MCO. This requirement includes pregnant women who are presumptively eligible for TennCare, enrollees who become pregnant, as well as enrollees who are pregnant on the effective date of enrollment in the CONTRACTOR’s MCO. The requirement to provide or arrange for the provision of medically necessary prenatal care shall include assistance in making a timely appointment for a woman who is presumptively eligible and shall be provided as soon as the CONTRACTOR becomes aware of the enrollment. For a woman in her second or third trimester, the appointment shall occur as required in Section 2.11.4.2. In the event a member enrolling in the CONTRACTOR’s MCO is receiving medically necessary prenatal care services the day before enrollment, the CONTRACTOR shall comply with the requirements in Sections 2.9.2.2 and 2.9.2.3 regarding prior authorization of prenatal care.

2.7.5.2.2	Failure of the CONTRACTOR to respond to a member’s request for prenatal care by failing to identify a prenatal care provider to honor a request from a member, including a presumptively eligible member, (or from an PCP or patient advocate acting on behalf of a member) for a prenatal care appointment shall be considered a material breach of this Agreement.

2.7.5.2.3	The CONTRACTOR shall notify all contract providers that any unreasonable delay in providing care to a pregnant member seeking prenatal care shall be considered a material breach of the provider’s agreement with the CONTRACTOR. Unreasonable delay in care for pregnant members shall mean failure of the prenatal care provider to meet the accessibility requirements required in Section 2.11.4 of this Agreement.
2.7.6 TENNderCare
2.7.6.1	General Provisions

2.7.6.1.1	The CONTRACTOR shall provide TENNderCare services to members under age twenty-one (21) in accordance with TennCare and federal requirements including TennCare rules and regulations, TennCare policies and procedures, 42 USC

1396a(a)(43), 1396d(a) and (r), 42 CFR Part 441, Subpart B, the Omnibus Budget Reconciliation Act of 1989, and the State Medicaid Manual. TENNderCare services means early and periodic screening, diagnosis and treatment of members under age twenty-one (21) to ascertain children’s individual (or individualized/or on an individual basis) physical and mental defects, and providing treatment to correct or ameliorate, or prevent from worsening defects and physical and mental illnesses and conditions discovered by the screening services, regardless of whether the required service is a covered benefit as described in Section 2.6.1.

2.7.6.1.2	The CONTRACTOR shall use the name “TENNderCare” in describing or naming the State’s EPSDT program or services. This requirement is applicable for all policies, procedures and other material, regardless of the format or media. No other names or labels shall be used.

2.7.6.1.3	The CONTRACTOR shall have written policies and procedures for the TENNderCare program that include coordinating services with child-serving agencies and providers, providing all medically necessary TENNderCare services to all eligible members under the age of twenty-one (21) regardless of whether the service is included in the Medicaid State Plan, and conducting outreach and education. The CONTRACTOR shall ensure the availability and accessibility of required health care resources and shall help members and their parents or legally appointed representatives use these resources effectively.

2.7.6.1.4	The CONTRACTOR shall be responsible for and comply with all provisions related to screening, vision, dental, and hearing services (including making arrangements for necessary follow-up if all components of a screen cannot be completed in a single visit).

2.7.6.1.5	The CONTRACTOR shall:

2.7.6.1.5.1	Require that providers provide TENNderCare services;

2.7.6.1.5.2	Require that providers make appropriate referrals and document said referrals in the member’s medical record;

2.7.6.1.5.3	Educate contract providers about proper coding and encourage them to submit the appropriate diagnosis codes identified by TENNCARE in conjunction with evaluation and management procedure codes for TENNderCare services;

2.7.6.1.5.4	Educate contract providers about how to submit claims with appropriate codes and modifiers as described in standardized billing requirements (e.g., CPT, HCPCS, etc.) and require that they adjust billing methodology according to described components of said procedure codes/modifiers; and

2.7.6.1.5.5	Monitor provider compliance with required TENNderCare activities including compliance with proper coding.

2.7.6.1.6	The CONTRACTOR shall require that its contract providers notify the CONTRACTOR in the event a screening reveals the need for other health care services and the provider is unable to make an appropriate referral for those services. Upon notification of the inability to make an appropriate referral, the

CONTRACTOR shall secure an appropriate referral and contact the member to offer scheduling assistance and transportation for members lacking access to transportation. In the event the failed referral is for dental services, the CONTRACTOR shall coordinate with the DBM to arrange for services.

2.7.6.1.7	The CONTRACTOR shall not require prior authorization for periodic and interperiodic screens conducted by PCPs. The CONTRACTOR shall provide all medically necessary covered services regardless of whether the need for such services was identified by a provider who had received prior authorization from the CONTRACTOR or from a contract provider.

2.7.6.1.8	The CONTRACTOR shall have a tracking system to monitor each TENNderCare eligible member’s receipt of the required screening, diagnosis, and treatment services. The tracking system shall have the ability to generate immediate reports on each member’s TENNderCare status, reflecting all encounters reported more than sixty (60) days prior to the date of the report.

2.7.6.1.9	In the event that a member under sixteen (16) years of age is seeking behavioral health TENNderCare services and the member’s parent(s), or legally appointed representative is unable to accompany the member to the examination, the CONTRACTOR shall require that its providers either contact the member’s parent(s), or legally appointed representative to discuss the findings and inform the family of any other necessary health care, diagnostic services, treatment or other measures recommended for the member or notify the MCO to contact the parent(s), or legally appointed representative with the results.

2.7.6.2	Member Education and Outreach

2.7.6.2.1	The CONTRACTOR shall be responsible for outreach activities and for informing members who are under the age of twenty-one (21), or their parent or legally appointed representative, of the availability of TENNderCare services. All TENNderCare member materials shall be submitted to TENNCARE for written approval prior to distribution in accordance with Section 2.17.1 and shall be made available in accordance with the requirements specified in Section 2.17.2.

2.7.6.2.2	The CONTRACTOR shall have a minimum of six (6) “outreach contacts” per member per calendar year in which it provides information about TENNderCare to members. The minimum “outreach contacts” include: one (1) member handbook as described in Section 2.17.4, four (4) quarterly member newsletters as described in Section 2.17.5, and one (1) reminder notice issued before a screening is due. The reminder notice shall include an offer of transportation and scheduling assistance.

2.7.6.2.2.1	If the CONTRACTOR’s TENNderCare screening rate is below ninety percent (90%), as determined in the most recent CMS 416 report, the CONTRACTOR shall conduct New Member Calls for all new members under the age of twenty- one (21) to inform them of TENNderCare services including assistance with appointment scheduling and transportation to appointments.

2.7.6.2.2.2	The CONTRACTOR shall have the ability to conduct EPSDT outreach in formats appropriate to members who are blind, deaf, illiterate or have Limited English Proficiency. At least one of the 6 outreach attempts identified above shall advise members regarding how to request and/or access such assistance and/or information. The CONTRACTOR shall collaborate with agencies that have established procedures for working with special populations in order to develop effective outreach materials.

2.7.6.2.3	The CONTRACTOR shall have a mechanism for systematically notifying families when TENNderCare screens are due.

2.7.6.2.4	As part of its TENNderCare policies and procedures, the CONTRACTOR shall have a written process for following up with members who do not get their screenings timely. This process for follow up shall include provisions for documenting all outreach attempts and maintaining records of efforts made to reach out to members who have missed screening appointments or who have failed to receive regular check-ups. The CONTRACTOR shall make at least one (1) effort per quarter in excess of the six (6) “outreach contacts” to get the member in for a screening. The efforts, whether written or oral, shall be different each quarter. The CONTRACTOR is prohibited from simply sending the same letter four (4) times.

2.7.6.2.5	The CONTRACTOR shall have a process for determining if a member who is eligible for TENNderCare has used no services within a year and shall make two (2) reasonable attempts to re-notify such members about TENNderCare. The attempts must be different in format or message. One (1) of these attempts can be a referral to DOH for a screen. (These two (2) attempts are in addition to the one (1) attempt per quarter mentioned in Section 2.7.6.2.4 above.)

2.7.6.2.6	The CONTRACTOR shall require that providers have a process for documenting services declined by a parent or legally appointed representative or mature competent child, specifying the particular service was declined. This process shall meet all requirements outlined in Section 5320.2.A of the State Medicaid Manual.

2.7.6.2.7	The CONTRACTOR shall make and document a minimum of two (2) reasonable attempts to find a member with one (1) of the two (2) attempts being made within thirty (30) days of receipt of mail returned as undeliverable and the second being made within ninety (90) days of receipt of mail returned as undeliverable. At least one (1) of these attempts shall be by phone.

2.7.6.2.8	The CONTRACTOR shall make available to members and families accurate lists of names and phone numbers of contract providers who are currently accepting TennCare members as described in Section 2.17.8 of this Agreement.

2.7.6.2.9	The CONTRACTOR shall target specific informing activities to pregnant women and families with newborns. Provided that the CONTRACTOR is aware of the pregnancy, the CONTRACTOR shall inform all pregnant women prior to the estimated delivery date about the availability of TENNderCare services for their children. The CONTRACTOR shall offer TENNderCare services for the child when it is born.

2.7.6.2.10	The CONTRACTOR shall provide member education and outreach in community settings. Outreach events shall be conducted in the Grand Region covered by this Agreement in accordance with the following specifications:

2.7.6.2.10.1	Outreach events shall number a minimum of one hundred fifty (150) per year with no less than twenty-five (25) per region, per quarter.

2.7.6.2.10.1.1	At least thirty percent (30%) shall be conducted in rural areas. Results of the CONTRACTOR’s 416 report and HEDIS report, as well as county demographics, shall be utilized in determining counties for targeted activities and in developing strategies for specific populations.

2.7.6.2.10.2	The CONTRACTOR shall contact a minimum of twenty-five (25) state agencies or community-based organizations per quarter, to either educate them on services available through the CONTRACTOR or to develop outreach and educational initiatives. All of the agencies engaged shall be those who serve TennCare enrollees. Collaborative activities should include those designed to reach enrollees with limited English proficiency, low literacy levels, behavioral health and special health care needs or who are pregnant.

2.7.6.3	Screening

2.7.6.3.1	The CONTRACTOR shall provide periodic comprehensive child health assessments meaning, “regularly scheduled examinations and evaluations of the general physical and mental health, growth, development, and nutritional status of infants, children, and youth.”

2.7.6.3.2	At a minimum, these screens shall include periodic and interperiodic screens and be provided at intervals which meet reasonable standards of medical, behavioral and dental practice, as determined by the State after consultation with recognized medical and dental organizations involved in child health care. The State has determined that “reasonable standards of medical and dental practice” are those standards set forth in the American Academy of Pediatrics Recommendations for Preventive Pediatric Health Care for medical practice and American Academy of Pediatric Dentistry (AAPD) guidelines for dental practice. Tools used for screening shall be consistent with the screening guidelines recommended by the State which are available on the TennCare web site. These include, but are not limited to recommended screening guidelines for developmental/behavioral surveillance and screening, hearing screenings, and vision screenings.

2.7.6.3.3	The screens shall include, but not be limited to:

2.7.6.3.3.1	Comprehensive health and developmental history (including assessment of physical and mental health development and dietary practices);

2.7.6.3.3.2	Comprehensive unclothed physical examination, including measurements (the child’s growth shall be compared against that considered normal for the child’s age and gender);

2.7.6.3.3.3	Appropriate immunizations scheduled according to the most current Advisory Committee on Immunization Practices (ACIP) schedule according to age and health history;

2.7.6.3.3.4	Appropriate vision and hearing testing provided at intervals which meet reasonable standards of medical practice and at other intervals as medically necessary to determine the existence of suspected illness or condition;

2.7.6.3.3.5	Appropriate laboratory tests (including lead toxicity screening appropriate for age and risk factors). All children are considered at risk and shall be screened for lead poisoning. All children shall receive a screening blood lead test at twelve (12) and twenty-four (24) months of age. Children between the ages of thirty-six (36) months and seventy-two (72) months of age shall receive a screening blood lead test if they have not been previously screened for lead poisoning. A blood lead test shall be used when screening Medicaid-eligible children. A blood lead test equal to or greater than ten (10) ug/dL obtained by capillary specimen (finger stick) shall be confirmed by using a venous blood sample; and

2.7.6.3.3.6	Health education which includes anticipatory guidance based on the findings of all screening. Health education should include counseling to both members and members’ parents or to the legally appointed representative to assist in understanding what to expect in terms of the child’s development and to provide information about the benefits of healthy lifestyles and practices as well as accident and disease prevention.

2.7.6.3.4	The CONTRACTOR shall encourage providers to refer children to dentists for periodic dental screens beginning no later than three (3) years of age and earlier as needed (as early as six (6) to twelve (12) months in accordance with the American Academy of Pediatric Dentistry (AAPD) guidelines) and as otherwise appropriate.

2.7.6.3.5	The CONTRACTOR shall establish a procedure for PCPs or other providers completing TENNderCare screenings to refer TENNderCare eligible members requiring behavioral health services to appropriate providers.

2.7.6.4	Services

2.7.6.4.1	Should screenings indicate a need, the CONTRACTOR shall provide all necessary health care, diagnostic services, treatment, and other measures described in 42 USC 1396d(a) (Section 1905(a) of the Social Security Act) to correct or ameliorate or prevent from worsening defects and physical and mental illnesses and conditions discovered by the screening services, whether or not such services are covered under the Medicaid State plan (see Section 2.7.6.4.8). This includes, but is not limited to, the services detailed below.

2.7.6.4.2	The CONTRACTOR shall provide treatment for defects in vision and hearing, including eyeglasses and hearing aids.

2.7.6.4.3	The CONTRACTOR shall coordinate with the DBM to ensure that TENNderCare eligible members receive dental care services furnished by direct referral to a dentist, at as early an age as necessary, and at intervals which meet reasonable standards of dental practice as determined by the State and at other intervals as medically necessary to determine the existence of a suspected illness or condition.

2.7.6.4.4	The CONTRACTOR shall not require prior authorization or written PCP referral in order for a member to obtain a mental health or substance abuse assessment, whether the assessment is requested as follow-up to a TENNderCare screening or an interperiodic screening. This requirement shall not preclude the CONTRACTOR from requiring notification for a referral for an assessment. Furthermore, the CONTRACTOR shall establish a procedure for PCPs, or other providers, completing TENNderCare screenings, to refer members under the age of twenty-one (21) for a mental health or substance abuse assessment.

2.7.6.4.5	For services not covered by Section 1905(a) of the Social Security Act, but found to be needed as a result of conditions disclosed during screening and diagnosis, the CONTRACTOR shall provide referral assistance as required by 42 CFR 441.61, including referral to providers and State health agencies.

2.7.6.4.6	Transportation Services

2.7.6.4.6.1	The CONTRACTOR shall provide transportation assistance for a child and for the child’s escort or accompanying adult, including related travel expenses, cost of meals, and lodging en route to and from TennCare covered services. The requirement to provide the cost of meals shall not be interpreted to mean that a member (or the child’s escort or accompanying adult) can request meals while in transport to and from care. Reimbursement for meals and lodging shall only be provided when transportation for a TennCare covered service cannot be completed in one (1) day and would require an overnight stay.

2.7.6.4.6.2	The CONTRACTOR shall offer transportation and scheduling assistance to all members under age twenty-one (21) who do not have access to transportation in order to access covered services. This may be accomplished through various means of communication to members, including but not limited to, member handbooks, TENNderCare outreach notifications, etc.

2.7.6.4.7	Services for Elevated Blood Lead Levels

2.7.6.4.7.1	The CONTRACTOR shall provide follow up for elevated blood lead levels in accordance with the State Medicaid Manual, Part 5. The Manual currently says that children with blood lead levels equal to or greater than ten (10) ug/dL should be followed according to CDC guidelines. These guidelines include follow up blood tests and investigations to determine the source of lead, when indicated.

2.7.6.4.7.2	The CONTRACTOR shall provide for any follow up service within the scope of the federal Medicaid statute, including diagnostic or treatment services determined to be medically necessary when elevated blood lead levels are identified in children. Such services would include both MCO case management services and a one (1) time investigation to determine the source of lead.

2.7.6.4.7.3	The CONTRACTOR is responsible for the primary environmental lead investigation—commonly called a “lead inspection”—for children when elevated blood levels suggest a need for such an investigation.

2.7.6.4.7.4	If the lead inspection does not reveal the presence of lead paint in the home, there may be a need for other testing, such as risk assessments involving water and soil sampling or inspections of sites other than the primary residence if the child spends a substantial amount of time in another location. The

CONTRACTOR is not responsible for either the risk assessments or the lead inspection at the secondary site. However, the CONTRACTOR shall contact the DOH when these services are indicated as this agency is responsible for these services.

2.7.6.4.7.5	CONTRACTOR reimbursement for the primary environmental investigations is limited to the items specified in Part 5 of the State Medicaid Manual. These items include the health professional’s time and activities during the on-site investigation of the child’s primary residence. They do not include testing of environmental substances such as water, paint, or soil.

2.7.6.4.8	Services Chart

Pursuant to federal and state requirements, TennCare enrollees under the age of 21 are eligible for all services listed in Section 1905(a) of the Social Security Act. These services, and the entity responsible for providing them to TennCare enrollees under the age of 21, are listed below. Notwithstanding any other provision of this Agreement, the CONTRACTOR shall provide all services for which “MCO” is identified as the responsible entity to members under the age of 21. All services, other than TENNderCare screens and interperiodic screens, must be medically necessary in order to be covered by the CONTRACTOR. The CONTRACTOR shall provide all medically necessary TENNderCare covered services regardless of whether or not the need for such services was identified by a provider whose services had received prior authorization from the CONTRACTOR or by a contract provider.

Services Listed in Social
Security Act Section	Responsible Entity in
1905(a)	Tennessee	Comments
(1) Inpatient hospital services (other than services in an institution for mental diseases)	MCO

(2)(A) Outpatient hospital services	MCO

(2)(B) Rural health clinic services (RHCs)	MCO	MCOs are not required to contract with RHCs if the services are available through other contract providers.

(2)(C) Federally-qualified health center services (FQHCs)	MCO	MCOs are not required to contract with FQHCs if they can demonstrate adequate provider capacity without them.

(3) Other laboratory and X-ray services	MCO

(4)(A) Nursing facility services for individuals age 21 and older		Not applicable for TENNderCare

Services Listed in Social
Security Act Section	Responsible Entity in
1905(a)	Tennessee	Comments
(4)(B) EPSDT services	MCO for physical health and behavioral health services; DBM for dental services except as described in Section 2.6.1.3; PBM for pharmacy services as described except as in Section 2.6.1.3

(4)(C) Family planning services and supplies	MCO; PBM for pharmacy services except as described in Section 2.6.1.3

(5)(A) Physicians’ services furnished by a physician, whether furnished in the office, the patient’s home, a hospital, or a nursing facility	MCO

(5)(B) Medical and surgical services furnished by a dentist	DBM except as described in Section 2.6.1.3

(6) Medical care, or any other type of remedial care recognized under state law, furnished by licensed practitioners within the scope of their practice as defined by state law	MCO	See Item (13)

(7) Home health care services	MCO

(8) Private duty nursing services	MCO

(9) Clinic services	MCO

(10) Dental services	DBM except as described in Section 2.6.1.3

(11) Physical therapy and related services	MCO

(12) Prescribed drugs, dentures, and prosthetic devices, and eyeglasses	MCO; PBM for pharmacy services except as described in Section 2.6.1.3; DBM for dentures

(13) Other diagnostic, screening, preventive, and rehabilitative	MCO for physical health and behavioral health services; DBM for dental services	The following are considered practitioners of the healing arts in

Services Listed in Social
Security Act Section	Responsible Entity in
1905(a)	Tennessee	Comments
services, including any medical or remedial services recommended by a physician or other licensed practitioner of the healing arts within the scope of their practice under state law, for the maximum reduction of physical or mental disability and restoration of an individual to the best possible functional level
except as described in Section 2.6.1.3; PBM for pharmacy services except as described in Section 2.6.1.3	Tennessee law:[1]
•      Alcohol and drug abuse counselor
•      Athletic trainer
•      Audiologist
•      Certified acupuncturist
•      Certified master social worker
•      Certified nurse practitioner
•      Certified professional counselor
•      Certified psychological assistant

• Chiropractic physician
• Chiropractic therapy assistant
• Clinical pastoral therapist
• Dentist
• Dental assistant
• Dental hygienist
• Dietitian/nutritionist
• Dispensing optician
• Electrologist
• Emergency medical personnel
• First responder
• Hearing instrument specialist
• Laboratory personnel
• Licensed clinical perfusionist
• Licensed clinical social worker
• Licensed practical nurse
• Licensed professional

[1]	This list was provided by the Tennesse Department of Health.

Services Listed in Social
Security Act Section	Responsible Entity in
1905(a)	Tennessee	Comments
counselor • Marital and family therapist, certified
• Marital and family therapist, licensed
• Massage therapist
• Medical doctor
• Medical doctor (special training)
• Midwives and nurse midwives
• Nurse aide
• Occupational therapist
• Occupational therapy assistant
• Optometrist
• Osteopathic physician
• Pharmacist
• Physical therapist
• Physical therapist assistant
• Physician assistant
• Podiatrist
• Psychological examiner
• Psychologist
• Registered nurse
• Registered certified reflexologist
• Respiratory care assistant
• Respiratory care technician
• Respiratory care therapist

• Senior psychological examiner
• Speech pathologist
• Speech pathology aide
• X-ray op in chiropractic physician’s office

Services Listed in Social
Security Act Section	Responsible Entity in
1905(a)	Tennessee	Comments
• X-ray op in MD office
• X-ray op in osteopathic office
• X-ray op in podiatrist’s office

(14) Inpatient hospital services and nursing facility services for individuals 65 years of age or over in an institution for mental diseases		Not applicable for TENNderCare

(15) Services in an intermediate care facility for the mentally retarded	TENNCARE

(16) Inpatient psychiatric services for individuals under age 21	MCO

(17) Services furnished by a nurse-midwife	MCO	The MCOs are not required to contract with nurse-midwives if the services are available through other contract providers.

(18) Hospice care	MCO

(19) Case management services	MCO

(20) Respiratory care services	MCO

(21) Services furnished by a certified pediatric nurse practitioner or certified family nurse practitioner	MCO	The MCOs are not required to contract with PNPs or CFNPs if the services are available through other contract providers.

(22) Home and community care for functionally disabled elderly individuals		Not applicable for TENNderCare

(23) Community supported living arrangements services		Not applicable for TENNderCare

(24) Personal care services	MCO

Services Listed in Social
Security Act Section	Responsible Entity in
1905(a)	Tennessee	Comments
(25) Primary care case management services		Not applicable

(26) Services furnished under a PACE program		Not applicable for TENNderCare

(27) Any other medical care, and any other type of remedial care recognized under state law.	MCO for physical and behavioral health services; DBM for dental services except as described in Section 2.6.1.3; PBM for pharmacy services except as described in Section 2.6.1.3	See Item (13)
2.7.6.4.8.1	Note 1: “Targeted case management services,” which are listed under Section 191 5(g)(1), are not TENNderCare services except to the extent that the definition in Section 1915(g)(2) is used with Item (19) above.

2.7.6.4.8.2	Note 2: “Psychiatric residential treatment facility” is not listed in Social Security Act Section 1905(a). It is, however, defined in 42 CFR 483.352 as “a facility other than a hospital, that provides psychiatric services, as described in subpart D of part 441 of this chapter, to individuals under age twenty-one (21), in an inpatient setting.”

2.7.6.4.8.3	Note 3: “Rehabilitative” services are differentiated from “habilitative” services in federal law. “Rehabilitative” services, which are TENNderCare services, are defined in 42 CFR 440.130(d) as services designed “for maximum reduction of physical or mental disability and restoration of a recipient to his best possible functional level.” “Habilitative” services, which are not TENNderCare services, are defined in Section 1915(c)(5) as services designed “to assist individuals in acquiring, retaining, and improving the self-help, socialization, and adaptive skills necessary to reside successfully in home and community based settings.”

2.7.6.4.8.4	Note 4: Certain services are covered under a Home and Community Based waiver but are not TENNderCare services because they are not listed in the Social Security Act Section 1905(a). These services include habilitation, prevocational, supported employment services, homemaker services and respite services. (See Section 1915(c)(4).)

2.7.6.4.8.5	Note 5: Certain services are not coverable even under a Home and Community Based waiver and are not TENNderCare services. These services include room and board, and special education and related services which are otherwise available through a Local Education Agency. (See Section 191 5(c)(5).)

2.7.6.5	Children with Special Health Care Needs

Children with special health care needs are those children who are in the custody of DCS. As provided in Section 2.4.4.4, TennCare enrollees who are in the custody of DCS will be enrolled in TennCare Select.
2.7.7 Advance Directives
2.7.7.1	The CONTRACTOR shall maintain written policies and procedures for advance directives that comply with all federal and state requirements concerning advance directives, including but not limited to 42 CFR 422.128, 438.6 and 489 Subpart I; TCA 32-11-101 et seq., 34-6-201 et seq., and 68-11-201 through 68-11-224; and any requirements as stipulated by the member. Any written information provided by the CONTRACTOR shall reflect changes in state law by the effective date specified in the law, if not specified then within thirty (30) calendar days after the effective date of the change.

2.7.7.2	The CONTRACTOR shall provide its policies and procedures to all members eighteen (18) years of age and older and shall educate members about their ability to direct their care using this mechanism and shall specifically designate which staff members and/or contract providers are responsible for providing this education.

2.7.7.3	The CONTRACTOR shall educate its staff about its policies and procedures on advance directives, situations in which advance directives may be of benefit to members, and their responsibility to educate members about this tool and assist them to make use of it.

2.7.7.4	The CONTRACTOR, for behavioral health services, shall provide its policies and procedures to all members sixteen (16) years of age and older and shall educate members about their ability to direct their care using advance directives including the use of Declarations for Mental Health Treatment under TCA Title 33, Chapter 6, Part 10. The CONTRACTOR shall specifically designate staff members and/or providers responsible for providing this education.

2.7.7.5	For CHOICES members, the care coordinator shall educate members about their ability to use advance directives during the face-to-face intake visit for current members or the face-to-face visit with new members, as applicable.
2.7.8 Sterilizations, Hysterectomies and Abortions
2.7.8.1	The CONTRACTOR shall cover sterilizations, hysterectomies and abortions pursuant to applicable federal and state law. The CONTRACTOR shall ensure that when coverage requires the completion of a specific form, the form is properly completed as described in the instructions with the original form maintained in the member’s medical records and a copy submitted to the CONTRACTOR for retention in the event of audit.

2.7.8.2	Sterilizations

Sterilization shall mean any medical procedure, treatment or operation done for the purpose of rendering an individual permanently incapable of reproducing. The CONTRACTOR shall cover sterilizations only if the following requirements are met:

2.7.8.2.1	At least thirty (30) calendar days, but not more than one hundred eighty (180) calendar days, have passed between the date of informed consent and the date of the sterilization, except in the case of premature delivery or emergency abdominal surgery. A member may consent to be sterilized at the time of a premature delivery or emergency abdominal surgery if at least seventy-two (72) hours have passed since the member gave informed consent for the sterilization. In the case of premature delivery, the informed consent must have been given at least thirty (30) calendar days before the expected date of delivery;

2.7.8.2.2	The member is at least twenty-one (21) years old at the time consent is obtained;

2.7.8.2.3	The member is mentally competent;

2.7.8.2.4	The member is not institutionalized (i.e., not involuntarily confined or detained under a civil or criminal status in a correctional or rehabilitative facility or confined in a mental hospital or other facility for the care and treatment of mental illness, whether voluntarily or involuntarily committed); and

2.7.8.2.5	The member has voluntarily given informed consent on the approved “STERILIZATION CONSENT FORM” which is available on TENNCARE’s web site. The form shall be available in English and Spanish, and the CONTRACTOR shall provide assistance in completing the form when an alternative form of communication is necessary.

2.7.8.3	Hysterectomies

2.7.8.3.1	Hysterectomy shall mean a medical procedure or operation for the purpose of removing the uterus. The CONTRACTOR shall cover hysterectomies only if the following requirements are met:

2.7.8.3.1.1	The hysterectomy is medically necessary;

2.7.8.3.1.2	The member or her authorized representative, if any, has been informed orally and in writing that the hysterectomy will render the member permanently incapable of reproducing; and

2.7.8.3.1.3	The member or her authorized representative, if any, has signed and dated an “ACKNOWLEDGMENT OF HYSTERECTOMY INFORMATION” form which is available on the Bureau of TennCare’s web site, prior to the hysterectomy. Informed consent shall be obtained regardless of diagnosis or age in accordance with federal requirements. The form shall be available in English and Spanish, and assistance shall be provided in completing the form when an alternative form of communication is necessary. Refer to “ACKNOWLEDGMENT OF HYSTERECTOMY INFORMATION” form and instructions for additional guidance and exceptions.

2.7.8.3.2	The CONTRACTOR shall not cover hysterectomies under the following circumstances:

2.7.8.3.2.1	If it is performed solely for the purpose of rendering an individual permanently incapable of reproducing;

2.7.8.3.2.2	If there is more than one purpose for performing the hysterectomy, but the primary purpose is to render the individual permanently incapable of reproducing; or

2.7.8.3.2.3	It is performed for the purpose of cancer prophylaxis.

2.7.8.4	Abortions

2.7.8.4.1	The CONTRACTOR shall cover abortions and services associated with the abortion procedure only if the pregnancy is the result of an act of rape or incest; or in the case where a woman suffers from a physical disorder, physical injury, or physical illness, including a life-endangering physical condition caused by or arising from the pregnancy itself, that would, as certified by a physician, place the woman in danger of death unless an abortion is performed.

2.7.8.4.2	The CONTRACTOR shall ensure that a “CERTIFICATION OF MEDICAL NECESSITY FOR ABORTION” form, which is available on TENNCARE’s web site, is completed. The form shall be available in English and Spanish, and assistance shall be provided in completing the form when an alternative form of communication is necessary.
10. Section 2.8 shall be deleted in its entirety and replaced with the following:
2.8 DISEASE MANAGEMENT
2.8.1 General
2.8.1.1	The CONTRACTOR shall establish and operate a disease management (DM) program for each of the following conditions:

2.8.1.1.1	Maternity care management, in particular high-risk obstetrics;

2.8.1.1.2	Diabetes;

2.8.1.1.3	Congestive heart failure;

2.8.1.1.4	Asthma;

2.8.1.1.5	Coronary artery disease;

2.8.1.1.6	Chronic-obstructive pulmonary disease;

2.8.1.1.7	Bipolar disorder;

2.8.1.1.8	Major depression; and

2.8.1.1.9	Schizophrenia.

2.8.1.2	Each DM program shall utilize evidence-based clinical practice guidelines (hereafter referred to as the guidelines) that have been formally adopted by the CONTRACTOR’s Quality Management/Quality Improvement (QM/QI) committee or other clinical committee and patient empowerment strategies to support the provider-patient relationship and the plan of care. For the conditions listed in 2.8.1.1.1 through 2.8.1.1.9, the guidelines shall include a requirement to conduct a mental health and substance abuse screening. The DM programs for bipolar disorder, major depression, and schizophrenia shall include the use of the evidence-based practice for co-occurring disorders.

2.8.1.3	The DM programs shall emphasize the prevention of exacerbation and complications of the conditions as evidenced by decreases in emergency room utilization and inpatient hospitalization and/or improvements in condition-specific health status indicators.

2.8.1.4	The CONTRACTOR shall develop and maintain DM program policies and procedures, which shall include program descriptions. These policies and procedures shall include, for each of the conditions listed above, the following:

2.8.1.4.1	The definition of the target population;

2.8.1.4.2	Member identification strategies, which shall not exclude CHOICES members, including dual eligible CHOICES members;

2.8.1.4.3	The guidelines;

2.8.1.4.4	Written description of the stratification levels for each of the conditions, including member criteria and associated interventions;

2.8.1.4.5	Program content;

2.8.1.4.6	Targeted methods for informing and educating members which may include, but shall not be limited to mailing educational materials;

2.8.1.4.7	Methods for informing and educating providers; and

2.8.1.4.8	Program evaluation.

2.8.1.5	As part of its DM program policies and procedures, the CONTRACTOR shall also address how the DM programs will coordinate with MCO case management activities, in particular for members who would benefit from both.

2.8.1.6	The CONTRACTOR’s DM and care coordination policies and procedures shall address how the CONTRACTOR shall ensure that upon enrollment into CHOICES, disease management activities are integrated with CHOICES care coordination processes and functions, and that the member’s assigned care coordinator has primary responsibility for coordination of all the member’s physical health, behavioral health, and long-term care services, including appropriate management of conditions specified in 2.8.1.1. If a CHOICES member has one or more of the conditions specified in Section 2.8.1.1, the member’s care coordinator may use the CONTRACTOR’s applicable DM tools and resources, including staff with specialized training, to help manage the member’s condition and shall integrate the use of these DM tools and resources with care coordination. DM staff shall supplement but not supplant the role and responsibilities of the member’s care coordinator/care coordination team. The CONTRACTOR’s policies and procedures shall also include at a minimum how the CONTRACTOR will address the following for CHOICES members:

2.8.1.6.1	Notify the member’s care coordinator of the member’s participation in a DM program;

2.8.1.6.2	Provide to the member’s care coordinator information about the member collected through the DM program;

2.8.1.6.3	Provide to the care coordinator any educational materials given to the member through the DM program;

2.8.1.6.4	Ensure that the care coordinator reviews the information noted in Section 2.8.1.6.3 above verbally with the member and with the member’s paid and/or unpaid caregiver and coordinates any necessary follow-up that may be needed regarding the DM program such as scheduling screenings or appointments;

2.8.1.6.5	Ensure that the care coordinator integrates into the member’s plan of care aspects of the DM program that would help to better manage the member’s condition; and

2.8.1.6.6	Ensure that the member’s care coordinator shall be responsible for coordinating with the member’s providers regarding the development and implementation of an individualized treatment plan which shall be integrated into the member’s plan of care and which shall include monitoring the member’s condition, helping to ensure compliance with treatment protocols, and to the extent appropriate, lifestyle changes which will help to better ensure management of the member’s condition (see Section 2.9.6 of this Agreement).

2.8.1.7	The CONTRACTOR shall implement DM programs specific to CHOICES members in accordance with the following schedule:

2.8.1.7.1	After the second calendar quarter following CHOICES implementation in the Grand Region covered by this Agreement, the CONTRACTOR shall implement DM programs for CHOICES members for four of the six disease management conditions listed in Sections 2.8.1.1.2, 2.8.1.1.3, 2.8.1.1.5, 2.8.1.1.6, 2.8.1.1.8, and 2.8.8).

2.8.1.7.2	After the fourth calendar quarter following CHOICES implementation in the Grand Region covered by this Agreement, the CONTRACTOR shall implement DM programs for CHOICES members for the two DM conditions listed in Sections 2.8.1.1.2, 2.8.1.1.3, 2.8.1.1.5, 2.8.1.1.6, 2.8.1.1.8, and 2.8.8 for which the CONTRACTOR has not developed a DM program for CHOICES members.

2.8.1.7.3	After the sixth calendar quarter following CHOICES implementation in the Grand Region covered by this Agreement, the CONTRACTOR shall implement DM programs for CHOICES members for the three DM conditions listed in Sections 2.8.1.1.4, 2.8.1.1.7, and 2.8.1.1.9, for a total of nine (9) DM programs for CHOICES members.
2.8.2 Member Identification Strategies
2.8.2.1	The CONTRACTOR shall have a systematic method of identifying and enrolling eligible members in each DM program, including CHOICES members, through the same processes used for identification of non-CHOICES members and the CHOICES care coordination process..

2.8.2.2	The CONTRACTOR shall operate its disease management programs using an “opt out” methodology, meaning that disease management services shall be provided to eligible members unless they specifically ask to be excluded.
2.8.3 Stratification
As part of the DM programs, the CONTRACTOR shall classify eligible members into stratification levels according to condition severity or other clinical or member-provided information which, for members enrolled in the CHOICES program shall also include stratification by the type of setting in which long-term care services are delivered, i.e., nursing facility, community-based residential alternative, or home-based. The DM programs shall tailor the program content and education activities for each stratification level. For CHOICES members, this shall include targeted interventions based on the setting in which the member resides.
2.8.4 Program Content
Each DM program shall include the development of treatment plans, as described in NCQA Disease Management program content, that serve as the outline for all of the activities and interventions in the program. At a minimum the activities and interventions associated with the treatment plan shall address condition monitoring, patient adherence to the treatment plan, consideration of other co-morbidities, and condition-related lifestyle issues. For CHOICES members, appropriate elements of the treatment plan shall be individualized and integrated into the member’s plan of care to facilitate better management of the member’s condition.
2.8.5 Informing and Educating Members
The DM programs shall educate members and/or their caregivers regarding their particular condition(s) and needs. This information shall be provided upon enrollment in the DM program. The DM programs shall educate members to increase their understanding of their condition(s), the factors that impact their health status (e.g., diet and nutrition, lifestyle, exercise, medication compliance), and to empower members to be more effective in self-care and management of their health so they:
2.8.5.1	Are proactive and effective partners in their care;

2.8.5.2	Understand the appropriate use of resources needed for their care;

2.8.5.3	Identify precipitating factors and appropriate responses before they require more acute intervention; and

2.8.5.4	Are compliant and cooperative with the recommended treatment plan.
2.8.6 Informing and Educating Providers
As part of the DM programs, the CONTRACTOR shall educate providers regarding the guidelines and shall distribute the guidelines to providers who are likely to treat enrollees with the DM conditions. This includes, but is not limited to, PCPs and specialists involved in treating that particular condition. The CONTRACTOR shall also provide each PCP with a list of their patients enrolled in each DM program upon the member’s initial enrollment and at least annually thereafter. The CONTRACTOR shall provide specific information to the provider concerning how the program(s) works. The DM’s provider education shall be designed to increase the providers’ adherence to the guidelines in order to improve the members’ conditions.
2.8.7 Program Evaluation (Satisfaction and Effectiveness)
2.8.7.1	The CONTRACTOR shall evaluate member satisfaction with the DM services (as described by NCQA) by systematically analyzing feedback from members and analyzing member complaints and inquiries at least annually. The feedback on satisfaction shall be specific to DM programs.

2.8.7.1.1	A written summary, of member satisfaction with the DM program, shall be included in the annual DM report.

2.8.7.2	The CONTRACTOR shall establish measurable benchmarks and goals for each DM program and shall evaluate the programs using these benchmarks and goals. These benchmarks and goals shall be specific to each condition but should include:

2.8.7.2.1	Performance measured against at least two important clinical aspects of the guidelines associated with each DM program;

2.8.7.2.2	The rate of emergency department utilization, inpatient hospitalization, and nursing facility admission;

2.8.7.2.3	Neonatal Intensive Care Unit (NICU) days for births associated with members enrolled in the maternity care management program;

2.8.7.2.4	Appropriate HEDIS measures;

2.8.7.2.5	The passive participation rates (as defined by NCQA) and the number of individuals participating in each level of each of the DM programs;

2.8.7.2.6	Cost savings;

2.8.7.2.7	Member adherence to treatment plans; and

2.8.7.2.8	Provider adherence to the guidelines.

2.8.7.3	For CHOICES members, measures of member satisfaction and effectiveness shall be reported by the type of setting in which long-term care services are delivered in order to facilitate comparison across long-term care service delivery settings.

2.8.7.4	The CONTRACTOR shall report on DM activities as required in Section 2.30.5.
2.8.8 Obesity Disease Management
In addition to the aforementioned DM program requirements, the CONTRACTOR shall have a DM program for obesity that is provided as a cost effective alternative service (see Section 2.6.5). The CONTRACTOR may fulfill this requirement by entering into a provider agreement with Weight Watchers and then referring/authorizing eligible obese and overweight members to participate in a Weight Watchers program. If the CONTRACTOR identifies another weight management program as the cost effective alternative service, the CONTRACTOR shall include a narrative of the program (including target population and description of services) as part of its quarterly disease management report (see Section 2.30.5.1) applicable to the quarter in which the program was implemented.
11. Section 2.9 shall be deleted in its entirety and replaced with the following:
2.9 SERVICE COORDINATION
2.9.1 General
2.9.1.1	The CONTRACTOR shall be responsible for the management, coordination, and continuity of care for all its TennCare members and shall develop and maintain policies and procedures to address this responsibility. For CHOICES members, these policies and procedures shall specify the role of the care coordinator/care coordination team in conducting these functions (see Section 2.9.6).

2.9.1.2	The CONTRACTOR shall:

2.9.1.2.1	Coordinate care among PCPs, specialists, behavioral health providers, and long-term care providers;

2.9.1.2.2	Perform reasonable preventive health case management services, have mechanisms to assess the quality and appropriateness of services furnished, and provide appropriate referral and scheduling assistance;

2.9.1.2.3	Monitor members with ongoing medical or behavioral health conditions;

2.9.1.2.4	Provide care coordination to CHOICES members (see Section 2.9.6);

2.9.1.2.5	Identify members using emergency department services inappropriately to assist in scheduling follow-up care with PCPs and/or appropriate specialists to improve continuity of care and establish a medical home;

2.9.1.2.6	Maintain and operate a formalized hospital and/or institutional discharge planning program;

2.9.1.2.7	Coordinate hospital and/or institutional discharge planning that includes post- discharge care, as appropriate;

2.9.1.2.8	Maintain an internal tracking system that identifies the current preventive services screening status and pending preventive services screening due dates for each member; and

2.9.1.2.9	Authorize services provided by non-contract providers, as required in this Agreement (see, e.g., Section 2.13).
2.9.2 Transition of New Members
2.9.2.1	In the event an enrollee entering the CONTRACTOR’s MCO, either as a new TennCare enrollee or transferring from another MCO, is receiving medically necessary covered services in addition to or other than prenatal services (see below for enrollees receiving only prenatal services) the day before enrollment, the CONTRACTOR shall be responsible for the costs of continuation of such medically necessary services, without any form of prior approval and without regard to whether such services are being provided by contract or non-contract providers. Except as specified in this Section 2.9.2 or in Sections 2.9.3 or 2.9.6, this requirement shall not apply to long-term care services.

2.9.2.1.1	For medically necessary covered services, other than long-term care services, being provided by a non-contract provider, the CONTRACTOR shall provide continuation of such services for up to ninety (90) calendar days or until the member may be reasonably transferred without disruption to a contract provider, whichever is less. The CONTRACTOR may require prior authorization for continuation of services beyond thirty (30) calendar days; however, the CONTRACTOR is prohibited from denying authorization solely on the basis that the provider is a non-contract provider.

2.9.2.1.2	For medically necessary covered services, other than long-term care services, being provided by a contract provider, the CONTRACTOR shall provide continuation of such services from that provider but may require prior authorization for continuation of such services from that provider beyond thirty (30) calendar days. The CONTRACTOR may initiate a provider change only as otherwise specified in this Agreement.

2.9.2.1.3	For medically necessary covered long-term care services for CHOICES members who are new to both TennCare and CHOICES, the CONTRACTOR shall provide long-term care services as specified in Sections 2.9.6.2.4 and 2.9.6.2.5.

2.9.2.1.4	For covered long-term care services for CHOICES members who are transferring from another MCO, the CONTRACTOR shall be responsible for continuing to provide covered long-term care services, including both HCBS authorized by the transferring MCO and nursing facility services, without regard to whether such services are being provided by contract or non-contract providers.

2.9.2.1.4.1	For a member in CHOICES Group 2 or 3, the CONTRACTOR shall continue HCBS authorized by the transferring MCO for a minimum of thirty (30) days after the member’s enrollment and thereafter shall not reduce these services unless a care coordinator has conducted a comprehensive needs assessment and developed a plan of care, and the CONTRACTOR has authorized and initiated HCBS in accordance with the member’s new plan of care. If a member in CHOICES Group 2 or 3 is receiving short-term nursing facility care, the CONTRACTOR shall continue to provide nursing facility services to the member in accordance with the level of nursing facility services (Level I or Level II) approved by TENNCARE (see Section 2.14.1.12). For a member in Group 1, the CONTRACTOR shall provide nursing facility services to the member in accordance with the level of nursing facility services (Level I or Level II) approved by TENNCARE (see Section 2.14.1.12); however, the member may be transitioned to the community in accordance with Section 2.9.6.8 of this Agreement.

2.9.2.1.4.2	For a member in CHOICES Group 2 or 3, within thirty (30) days of notice of the member’s enrollment with the CONTRACTOR, a care coordinator shall conduct a face-to-face visit (see Section 2.9.6.2.5), including a comprehensive needs assessment (see Section 2.9.6.5), and develop a plan of care (see Section 2.9.6.6), and the CONTRACTOR shall authorize and initiate HCBS in accordance with the new plan of care (see Section 2.9.6.2.5). If a member in Group 2 or 3 is receiving short-term nursing facility care on the date of enrollment with the CONTRACTOR, a care coordinator shall complete a face-to-face visit prior to the expiration date of the level of nursing facility services approved by TENNCARE, but no later than thirty (30) days after enrollment to determine appropriate needs assessment and care planning activities (see Section 2.9.6.2.5 for members who will be discharged from the nursing facility and remain in Group 2 or 3 and Section 2.9.6.2.4 for members who will remain in the nursing facility and be enrolled in Group 1). If the expiration date for the level of nursing facility services approved by TENNCARE occurs prior to thirty (30) days after enrollment, and the CONTRACTOR is unable to conduct the face-to-face visit prior to the expiration date, the CONTRACTOR shall be responsible for facilitating discharge to the community or enrollment in Group 1, whichever is appropriate.

2.9.2.1.4.3	If at any time before conducting a comprehensive needs assessment for a member in CHOICES Group 2 or 3 the CONTRACTOR becomes aware of an increase in the member’s needs, a care coordinator shall immediately conduct a comprehensive needs assessment and update the member’s plan of care, and the CONTRACTOR shall initiate the change in services within ten (10) days of becoming aware of the increase in the member’s needs.

2.9.2.1.4.4	For a member in CHOICES Group 1 who, at the time of enrollment with the CONTRACTOR, has resided in a nursing facility for less than ninety (90) days, a care coordinator shall conduct a face-to-face in-facility visit within thirty (30) days of the member’s enrollment with the CONTRACTOR and conduct a needs assessment as determined necessary by the CONTRACTOR (see Section 2.9.6.5). For a member in CHOICES Group 1 who, at the time of enrollment with the CONTRACTOR, has resided in a nursing facility for ninety (90) days or more, a care coordinator shall conduct a face-to-face in-facility visit within sixty (60) days of the member’s enrollment with the CONTRACTOR and conduct a needs assessment as determined necessary by the CONTRACTOR (see Section 2.9.6.5).

2.9.2.1.4.5	The CONTRACTOR shall facilitate a seamless transition to new services and/or providers, as applicable, in the plan of care developed by the CONTRACTOR without any disruption in services.

2.9.2.1.4.6	The CONTRACTOR shall not:

2.9.2.1.4.6.1	Transition nursing facility residents or residents of community-based residential alternatives to another facility unless (1) the member or his/her representative specifically requests to transition, which shall be documented in the member’s file, (2) the member or his/her representative provides written consent to transition based on quality or other concerns raised by the CONTRACTOR, which shall not include the nursing facility’s rate of reimbursement; or (3) the facility where the member is residing is not a contract provider; if the community-based residential facility where the member is currently residing is not a contract provider, the CONTRACTOR shall provide continuation of services in such facility for at least thirty (30) days, which shall be extended as necessary to ensure continuity of care pending the facility’s contracting with the CONTRACTOR or the member’s transition to a contract facility; if the member is transitioned to a contract facility, the CONTRACTOR shall facilitate a seamless transition to the new facility; if the nursing facility where the member is currently residing is a non-contract provider, the CONTRACTOR shall (a) authorize continuation of the services pending enrollment of the facility as a contract provider (except a facility excluded for a 2-year period when the facility has withdrawn from Medicaid participation); (b) authorize continuation of the services pending facilitation of the member’s transition to a contract facility, subject to the member’s agreement with such transition; or (c) may continue to reimburse services from the non-contract nursing facility in accordance with TennCare rules and regulations;

2.9.2.1.4.6.2	Transition Group 1 members to HCBS unless the member chooses to receive HCBS as an alternative to nursing facility care and is enrolled in CHOICES Group 2 (see Section 2.9.6.8 for requirements regarding nursing facility to community transition);

2.9.2.1.4.6.3	Admit a member in CHOICES Group 2 to a nursing facility unless (1) the member requires a short-term nursing facility care stay; (2) the member chooses to transition to a nursing facility and enroll in Group 1; or (3) the CONTRACTOR determines that it cannot safely and effectively meet the needs of the member and within the member’s cost neutrality cap, and the member agrees to transition to a nursing facility and enroll in Group 1;

2.9.2.1.4.6.4	Admit a member enrolled in CHOICES Group 3 to a nursing facility unless: (1) the member meets nursing facility level of care and is expected to require nursing facility services for ninety (90) days or less; or (2) the member meets nursing facility level of care, is expected to require nursing facility services for more than ninety (90) days and chooses to transition to a nursing facility and enroll in Group 1; or

2.9.2.1.4.6.5	Transition members in Group 2 or 3 to another HCBS provider for continuing services unless the current HCBS provider is not a contract provider; if the current HCBS provider is not a contract provider, the CONTRACTOR shall provide continuation of HCBS from that provider for at least thirty (30) days, which shall be extended as necessary to ensure continuity of care pending the provider’s contracting with the CONTRACTOR or the member’s transition to a contract provider; if the member is transitioned to a contract provider, the CONTRACTOR shall facilitate a seamless transition to the new provider.

2.9.2.1.5	For CHOICES members who are transferring to the CONTRACTOR’s MCO serving the Grand Region covered by this Agreement from a Grand Region where CHOICES has not yet been implemented, the CONTRACTOR shall be responsible for continuing to provide covered long-term care services, including both HCBS in the member’s approved HCBS E/D waiver plan of care and nursing facility services.

2.9.2.1.5.1	For CHOICES members in Group 2, the CONTRACTOR shall be responsible for continuing to provide HCBS in accordance with the member’s approved HCBS E/D waiver plan of care for a minimum of thirty (30) calendar days after enrollment; thereafter the CONTRACTOR shall not reduce the member’s HCBS unless a care coordinator has conducted a comprehensive needs assessment and developed a plan of care, and the CONTRACTOR has authorized and initiated HCBS in accordance with the member’s new plan of care. If a member in CHOICES Group 2 is receiving short-term nursing facility care, the CONTRACTOR shall continue to provide nursing facility services to the member in accordance with the level of nursing facility services (Level I or Level II) approved by TENNCARE (see Section 2.14.1.12). For a member in Group 1, the CONTRACTOR shall provide nursing facility services to the member in accordance with the level of nursing facility services (Level I or Level II) approved by TENNCARE (see Section 2.14.1.12); however, the member may be transitioned to the community in accordance with Section 2.9.6.8 of this Agreement.

2.9.2.1.5.2	For a member in CHOICES Group 2, within thirty (30) days of notice of the member’s enrollment, a care coordinator shall conduct a face-to-face visit (see Section 2.9.6.2.5), including a comprehensive needs assessment (see Section 2.9.6.5), and develop a plan of care (see Section 2.9.6.6), and the CONTRACTOR shall authorize and initiate HCBS in accordance with the new plan of care (see Section 2.9.6.2.5). If the member is receiving short-term nursing facility care on the date of enrollment with the CONTRACTOR, a care coordinator shall complete a face-to-face visit prior to the expiration date of the level of nursing facility services approved by TENNCARE, and within no more than thirty (30) days of the member’s enrollment, to determine appropriate needs assessment and care planning activities (see Section 2.9.6.2.5 for members who will be discharged for the nursing facility and remain in Group 2 and Section 2.9.6.2.4 for members who will remain in the nursing facility and be enrolled in Group 1). If the expiration date for the level of nursing facility services approved by TENNCARE occurs prior to thirty (30) days after enrollment, and the CONTRACTOR is unable to conduct the face-to-face visit prior to the expiration date, the CONTRACTOR shall be responsible for facilitating discharge to the community or enrollment in Group 1, whichever is appropriate.

2.9.2.1.5.3	If at any time before conducting the comprehensive needs assessment for a member in CHOICES Group 2 the CONTRACTOR becomes aware of an increase in the member’s needs, a care coordinator shall immediately conduct a comprehensive needs assessment and update the member’s plan of care, and the CONTRACTOR shall initiate the change in services within ten (10) days of becoming aware of the change in the member’s needs.

2.9.2.1.5.4	For a member in CHOICES Group 1 who, at the time of enrollment with the CONTRACTOR, has resided in a nursing facility for less than ninety (90) days, a care coordinator shall conduct a face-to-face in-facility visit within thirty (30) days of the member’s enrollment with the CONTRACTOR and conduct a needs assessment as determined necessary by the CONTRACTOR (see Section 2.9.6.5). For a member in CHOICES Group 1 who, at the time of enrollment with the CONTRACTOR, has resided in a nursing facility for ninety (90) days or more, a care coordinator shall conduct a face-to-face in-facility visit within sixty (60) days of the member’s enrollment with the CONTRACTOR and conduct a needs assessment as determined necessary by the CONTRACTOR (see Section 2.9.6.5).

2.9.2.1.5.5	The CONTRACTOR shall facilitate a seamless transition to new services and/or providers, as applicable, in the plan of care developed by the CONTRACTOR without any disruption in services.

2.9.2.1.5.6	The CONTRACTOR shall not:

2.9.2.1.5.6.1	Transition nursing facility residents or residents of community-based residential alternatives to another facility unless (1) the member or his/her representative specifically requests to transition, which shall be documented in the member’s file, (2) the member or his/her representative provides written consent to transition based on quality or other concerns raised by the CONTRACTOR, which shall not include the nursing facility’s rate of reimbursement; or (c) the facility where the member is residing is not a contract provider; if the community-based residential facility where the member is currently residing is not a contract provider, the CONTRACTOR shall provide continuation of services in such facility for at least thirty (30) days, which shall be extended as necessary to ensure continuity of care pending the facility’s contracting with the CONTRACTOR or the member’s transition to a contract facility; if the member is transitioned to a contract facility, the CONTRACTOR shall facilitate a seamless transition to the new facility; if the nursing facility where the member is currently residing is a non-contract provider, the CONTRACTOR shall (a) authorize continuation of the services pending enrollment of the facility as a contract provider (except a facility excluded for a 2-year period when the facility has withdrawn from Medicaid participation); (b) authorize continuation of the services pending facilitation of the member’s transition to a contract facility, subject to the member’s agreement with such transition; or (c) may continue to reimburse services from the non-contract nursing facility in accordance with TennCare rules and regulations;

2.9.2.1.5.6.2	Transition Group 1 members to HCBS unless the member chooses to receive HCBS as an alternative to nursing facility care and is enrolled in CHOICES Group 2 (see Section 2.9.6.8 for requirements regarding nursing facility to community transition);

2.9.2.1.5.6.3	Admit a member in CHOICES Group 2 to a nursing facility unless (1) the member requires a short-term nursing facility care stay; (2) the member chooses to transition to a nursing facility and enroll in Group 1; or (3) the CONTRACTOR determines that it cannot safely and effectively meet the needs of the member and within the member’s cost neutrality cap and the member agrees to transition to a nursing facility and enroll in Group 1; or

2.9.2.1.5.6.4	Transition members in Group 2 to another HCBS provider for continuing services unless the current HCBS provider is not a contract provider; if the current HCBS provider is not a contract provider, the CONTRACTOR shall provide continuation of HCBS from that provider for at least thirty (30) days, which shall be extended as necessary to ensure continuity of care pending the provider’s contracting with the CONTRACTOR or the member’s transition to a contract provider; if the member is transitioned to a contract provider, the CONTRACTOR shall facilitate a seamless transition to the new provider.

2.9.2.2	In the event an enrollee entering the CONTRACTOR’s MCO, either as a new TennCare enrollee or transferring from another MCO, is in her first trimester of pregnancy and is receiving medically necessary covered prenatal care services the day before enrollment, the CONTRACTOR shall be responsible for the costs of continuation of such medically necessary prenatal care services, including prenatal care, delivery, and post-natal care, without any form of prior approval and without regard to whether such services are being provided by a contract or non-contract provider.

2.9.2.2.1	If the member is receiving services from a non-contract provider, the CONTRACTOR shall be responsible for the costs of continuation of medically necessary covered prenatal services, without any form of prior approval, until such time as the CONTRACTOR can reasonably transfer the member to a contract provider without impeding service delivery that might be harmful to the member’s health.

2.9.2.2.2	If the member is receiving services from a contract provider, the CONTRACTOR shall be responsible for the costs of continuation of medically necessary covered prenatal services from that provider, without any form of prior approval, through the postpartum period.

2.9.2.3	In the event an enrollee entering the CONTRACTOR’s MCO, either as a new TennCare enrollee or transferring from another MCO, is in her second or third trimester of pregnancy and is receiving medically necessary covered prenatal care services the day before enrollment, the CONTRACTOR shall be responsible for providing continued access to the prenatal care provider (whether contract or noncontract provider) through the postpartum period, without any form of prior approval.

2.9.2.4	If a member enrolls in the CONTRACTOR’s MCO from another MCO, the CONTRACTOR shall immediately contact the member’s previous MCO and request the transfer of “transition of care data” as specified by TENNCARE. If the CONTRACTOR is contacted by another MCO requesting “transition of care data” for a member who has transferred from the CONTRACTOR to the requesting MCO (as verified by the CONTRACTOR), the CONTRACTOR shall provide such data in the timeframe and format specified by TENNCARE.

2.9.2.5	If the CONTRACTOR becomes aware that a CHOICES member will be transferring to another MCO, the CONTRACTOR (including, but not limited to the member’s care coordinator) shall work with the other MCO in facilitating a seamless transition for that member. If a member in Group 2 or 3 is transferring to a Grand Region where CHOICES has not been implemented, the care coordinator shall provide the local Area Agency on Aging and Disability (AAAD) with the member’s plan of care and other information specified by TENNCARE within the timeframe and in the format specified by TENNCARE and shall work with the AAAD to facilitate a seamless transition for that member.

2.9.2.6	The CONTRACTOR shall ensure that any member entering the CONTRACTOR’s MCO is held harmless by the provider for the costs of medically necessary covered services except for applicable TennCare cost sharing and patient liability amounts (see Section 2.6.7 of this Agreement).

2.9.2.7	The CONTRACTOR shall develop and maintain policies and procedures regarding the transition of new members.
2.9.3 Transition of Members Receiving Long-Term Care Services at the Time of CHOICES Implementation
2.9.3.1	For each member who is enrolling in CHOICES as of the date of CHOICES implementation in the Grand Region covered by this Agreement, as identified by TENNCARE (herein referred to as “transitioning CHOICES members”), the CONTRACTOR shall assign a care coordinator prior to the first face-to-face visit. If the face-to-face visit will not occur within ten (10) days after the implementation of CHOICES, the CONTRACTOR shall send the member written notification within ten (10) calendar days of implementation that explains how the member can reach the care coordination unit for assistance with concerns or questions pending the assignment of a specific care coordinator.

2.9.3.2	For each transitioning CHOICES member, the CONTRACTOR shall be responsible for the costs of continuing to provide covered long-term care services previously authorized by TENNCARE or its designee, including, as applicable, HCBS in the member’s approved HCBS E/D waiver plan of care and nursing facility services without regard to whether such services are being provided by contract or noncontract providers.

2.9.3.3	For members in Group 2 the CONTRACTOR shall continue HCBS in the member’s approved HCBS E/D waiver plan of care except case management for a minimum of thirty (30) days after the member’s enrollment and thereafter shall not reduce HCBS unless the member’s care coordinator has conducted a comprehensive needs assessment and developed a plan of care and the CONTRACTOR has authorized and initiated HCBS in accordance with the member’s new plan of care. If a member in CHOICES Group 2 is receiving short-term nursing facility care, the CONTRACTOR shall continue to provide nursing facility services to the member in accordance with the level of nursing facility services (Level I or Level II) approved by TENNCARE (see Section 2.14.1.12).

2.9.3.4	For a member in CHOICES Group 2, within ninety (90) days of CHOICES implementation, the member’s care coordinator shall conduct a face-to-face visit (see Section 2.9.6.2.5), including a comprehensive needs assessment (see Section 2.9.6.5), and develop a plan of care (see Section 2.9.6.6), and the CONTRACTOR shall authorize and initiate HCBS in accordance with the new plan of care. If a member in Group 2 is receiving short-term nursing facility care on the date of enrollment with the CONTRACTOR the member’s care coordinator shall complete a face-to-face visit prior to the expiration date of the level of nursing services approved by TENNCARE, but no more than ninety (90) days after CHOICES implementation, to determine appropriate needs assessment and care planning activities (see Section 2.9.6.2.5 for members who will be discharged from the nursing facility and remain in Group 2 or 3 and Section 2.9.6.2.4 for members who will remain in the nursing facility and be enrolled in Group 1). If the expiration date for the level of nursing facility services approved by TENNCARE occurs prior to ninety (90) days after CHOICES implementation, and the CONTRACTOR is unable to conduct the face-to- face visit prior to the expiration date, the CONTRACTOR shall be responsible for facilitating discharge to the community or enrollment in Group 1, whichever is appropriate.

2.9.3.5	If at any time before conducting a comprehensive needs assessment for a member in CHOICES Group 2 the CONTRACTOR becomes aware of an increase in the member’s needs, the member’s care coordinator shall immediately conduct a comprehensive needs assessment and update the member’s plan of care, and the CONTRACTOR shall initiate the change in services within ten (10) days of becoming aware of the change in the member’s needs.

2.9.3.6	The CONTRACTOR shall provide nursing facility services to a member in Group 1 in accordance with the level of nursing facility services (Level I or Level II) approved by TENNCARE (see Section 2.14.1.12); however, the member may be transitioned to the community in accordance with Section 2.9.6.8 of this Agreement.

2.9.3.7	For a member in CHOICES Group 1 who, at the time of enrollment with the CONTRACTOR, has resided in a nursing facility for less than ninety (90) days, the member’s care coordinator shall conduct a face-to-face in-facility visit within ninety (90) days of the implementation of CHOICES and conduct a needs assessment as determined necessary by the CONTRACTOR (see Section 2.9.6.5.1). For a member in CHOICES Group 1 who, at the time of implementation of CHOICES, has resided in a nursing facility for ninety (90) days or more, the member’s care coordinator shall conduct a face-to-face in-facility visit within six (6) months of the member’s enrollment with the CONTRACTOR and conduct a needs assessment as determined necessary by the CONTRACTOR (see Section 2.9.6.5.1).

2.9.3.8	The CONTRACTOR shall facilitate a seamless transition to new services and/or providers, as applicable, in the plan of care developed by the CONTRACTOR without any disruption in services.

2.9.3.9	The CONTRACTOR shall not:

2.9.3.9.1	Transition nursing facility residents or residents of community-based residential alternatives to another facility unless (1) the member or his/her representative specifically requests to transition, which shall be documented in the member’s file,

(2) the member or his/her representative provides written consent to transition based on quality or other concerns raised by the CONTRACTOR, which shall not include the nursing facility’s rate of reimbursement; or (3) the facility where the member is residing is not a contract provider; if the community-based residential facility where the member is currently residing is not a contract provider, the CONTRACTOR shall provide continuation of services in such facility for at least thirty (30) days, which shall be extended as necessary to ensure continuity of care pending the facility’s contracting with the CONTRACTOR or the member’s transition to a contract facility; if the member is transitioned to a contract facility, the CONTRACTOR shall facilitate a seamless transition to the new facility; if the nursing facility where the member is currently residing is a non-contract provider, the CONTRACTOR shall (a) authorize continuation of the services pending enrollment of the facility as a contract provider (except a facility excluded for a 2-year period when the facility has withdrawn from Medicaid participation); (b) authorize continuation of the services pending facilitation of the member’s transition to a contract facility, subject to the member’s agreement with such transition; or (c) may continue to reimburse services from the non-contract nursing facility in accordance with TennCare rules and regulations;

2.9.3.9.2	Transition Group 1 members to HCBS unless the member chooses to receive HCBS as an alternative to nursing facility care and is enrolled in CHOICES Group 2 (see Section 2.9.6.8 for requirements regarding nursing facility to community transition);

2.9.3.9.3	Admit a member in CHOICES Group 2 to a nursing facility unless (1) the member requires a short-term nursing facility care stay; (2) the member chooses to transition to a nursing facility and enroll in Group 1; or (3) the CONTRACTOR determines that it cannot safely and effectively meet the needs of the member and within the member’s cost neutrality cap, and the member agrees to transition to a nursing facility and enroll in Group 1; or

2.9.3.9.4	Transition members in Group 2 or 3 to another HCBS provider for continuing services unless the current HCBS provider is not a contract provider; if the current HCBS provider is not a contract provider, the CONTRACTOR shall provide continuation of HCBS from that provider for at least thirty (30) days, which shall be extended as necessary to ensure continuity of care pending the provider’s contracting with the CONTRACTOR or the member’s transition to a contract provider; if the member is transitioned to a contract provider, the CONTRACTOR shall facilitate a seamless transition to the new provider.
2.9.4 Transition of Care
2.9.4.1	The CONTRACTOR shall actively assist members with chronic or acute medical or behavioral health conditions, members who are receiving long-term care services, and members who are pregnant in transitioning to another provider when a provider currently treating their chronic or acute medical or behavioral health condition, currently providing their long-term care services, or currently providing prenatal services has terminated participation with the CONTRACTOR. For CHOICES members, this assistance shall be provided by the member’s care coordinator/care coordination team.

2.9.4.1.1	Except as provided below regarding members who are in their second or third trimester of pregnancy, the CONTRACTOR shall provide continuation of such provider for up to ninety (90) calendar days or until the member may be reasonably transferred to another provider without disruption of care, whichever is less.

2.9.4.1.2	For members in their second or third trimester of pregnancy, the CONTRACTOR shall allow continued access to the member’s prenatal care provider and any provider currently treating the member’s chronic or acute medical or behavioral health condition or currently providing long-term care services, through the postpartum period.

2.9.4.2	The CONTRACTOR shall actively assist members in transitioning to another provider when there are changes in providers. The CONTRACTOR shall have transition policies that, at a minimum, include the following:

2.9.4.2.1	A schedule which ensures transfer does not create a lapse in service;

2.9.4.2.2	For CHOICES members in Groups 2 and 3, the requirement for a HCBS provider that is no longer willing or able to provide services to a member to cooperate with the member’s care coordinator to facilitate a seamless transition to another HCBS provider (see Section 2.12.12.1) and to continue to provide services to the member until the member has been transitioned to another HCBS provider, as determined by the CONTRACTOR, or as otherwise directed by the CONTRACTOR (see Section 2.12.12.2);

2.9.4.2.3	A mechanism for timely information exchange (including transfer of the member record);

2.9.4.2.4	A mechanism for assuring confidentiality;

2.9.4.2.5	A mechanism for allowing a member to request and be granted a change of provider;

2.9.4.2.6	An appropriate schedule for transitioning members from one (1) provider to another when there is medical necessity for ongoing care.

2.9.4.2.7	Specific transition language on the following special populations:

2.9.4.2.7.1	Children who are SED;

2.9.4.2.7.2	Adults who are SPMI;

2.9.4.2.7.3	Persons who have addictive disorders;

2.9.4.2.7.4	Persons who have co-occurring disorders of both mental health and substance abuse disorders; and

2.9.4.2.7.5	Persons with behavioral health conditions who also have a developmental disorder (dually diagnosed). These members shall be allowed to remain with their providers of the services listed below for the minimum time frames set out below as long as the services continue to be medically necessary. The CONTRACTOR may shorten these transition time frames only when the provider of services is no longer available to serve the member or when a change in providers is agreed to in writing by the member.

2.9.4.2.7.5.1	Mental health case management: three (3) months;

2.9.4.2.7.5.2	Psychiatrist: three (3) months;

2.9.4.2.7.5.3	Outpatient behavioral health therapy: three (3) months;

2.9.4.2.7.5.4	Psychosocial rehabilitation and supported employment: three (3) months; and

2.9.4.2.7.5.5	Psychiatric inpatient or residential treatment and supported housing: six (6) months.
2.9.5 MCO Case Management
2.9.5.1	The CONTRACTOR shall maintain an MCO case management program that includes the following components:

2.9.5.1.1	A systematic approach to identify eligible members;

2.9.5.1.2	Assessment of member needs;

2.9.5.1.3	Development of an individualized plan of care;

2.9.5.1.4	Implementation of the plan of care, including coordination of care that actively links the member to providers and support services; and

2.9.5.1.5	Program Evaluation (Satisfaction and Effectiveness).

2.9.5.2	The CONTRACTOR shall provide MCO case management to members who are at high risk or have unique, chronic, or complex needs. This shall include but not be limited to members with co-occurring mental illness and substance abuse and/or co- morbid physical health and behavioral health conditions.

2.9.5.3	The CONTRACTOR has the option of allowing members to be enrolled in both MCO case management and a disease management program.

2.9.5.4	The CONTRACTOR shall ensure that, upon a member’s enrollment in CHOICES, MCO case management activities are integrated with CHOICES care coordination processes and functions, and that the member’s assigned care coordinator has primary responsibility for coordination of all the member’s physical health, behavioral health, and long-term care needs. The care coordinator may use resources and staff from the CONTRACTOR’s MCO case management program, including persons with specialized expertise in areas such as behavioral health, to supplement but not supplant the role and responsibilities of the member’s care coordinator/care coordination team.

2.9.5.5	Eligible members shall be offered MCO case management services. However, member participation shall be voluntary.

2.9.5.6	The CONTRACTOR shall develop a process to inform members and providers about the availability of MCO case management and to inform the member’s PCP and/or appropriate specialist when a member has been assigned to the MCO case management program.

2.9.5.7	The CONTRACTOR shall use utilization data, including pharmacy data provided by TENNCARE or its PBM (see Section 2.9.10), to identify members for MCO case management services as appropriate. In particular, the CONTRACTOR shall track utilization data to determine when a member has exceeded the ED threshold (see Section 2.14.1.13).

2.9.6.1	General

2.9.6.1.1	The CONTRACTOR shall provide care coordination to all persons enrolled in TennCare CHOICES in accordance with this Agreement and to other TennCare members only in order to determine the member’s eligibility for and facilitate the member’s enrollment in TennCare CHOICES. Except for the initial process for current members that is necessary to determine the member’s eligibility for and facilitate the member’s enrollment in TennCare CHOICES, care coordination shall not be available to non-CHOICES members.

2.9.6.1.2	The CONTRACTOR shall provide care coordination in a comprehensive, holistic, person-centered manner.

2.9.6.1.3	The CONTRACTOR shall use care coordination as the continuous process of: (1) assessing a member’s physical, behavioral, functional, and psychosocial needs; (2) identifying the physical health, behavioral health and long-term care services and other social support services and assistance (e.g., housing or income assistance) that are necessary to meet identified needs; (3) ensuring timely access to and provision, coordination and monitoring of physical health, behavioral health, and long-term care services needed to help the member maintain or improve his or her physical or behavioral health status or functional abilities and maximize independence; and (4) facilitating access to other social support services and assistance needed in order to ensure the member’s health, safety and welfare, and as applicable, to delay or prevent the need for more expensive institutional placement.

2.9.6.1.4	Long-term care services identified through care coordination and provided by the CONTRACTOR shall build upon and not supplant a member’s existing support system, including but not limited to informal supports provided by family and other caregivers, services that may be available at no cost to the member through other entities, and services that are reimbursable through other public or private funding sources, such as Medicare or long-term care insurance.

2.9.6.1.5	The CONTRACTOR shall develop and implement policies and procedures for care coordination that comply with the requirements of this Agreement.

2.9.6.1.6	The CONTRACTOR’s failure to meet requirements, including timelines, for care coordination set forth in this Agreement, except for good cause, constitutes noncompliance with this Agreement. Such failure shall not affect any determination of eligibility for CHOICES enrollment, which shall be based only on whether the member meets CHOICES eligibility and enrollment criteria, as defined pursuant to the Section 1115 TennCare Demonstration Waiver, federal and state laws and regulations, this Agreement, and TennCare policies and protocols. Nor shall such failure affect any determination of coverage for CHOICES benefits which shall be based only on the covered benefits for the applicable CHOICES group in which the member is enrolled as defined pursuant to the Section 1115 TennCare Demonstration Waiver, federal and state laws and regulations, this Agreement, and TennCare policies and protocols; and in accordance with requirements pertaining to medical necessity.

2.9.6.1.7	The CONTRACTOR shall ensure that its care coordination program complies with 42 CFR 438.208.

2.9.6.1.8	The CONTRACTOR shall ensure that, upon enrollment into CHOICES, MCO case management and/or disease management activities are integrated with CHOICES care coordination processes and functions, and that the member’s assigned care coordinator has primary responsibility for coordination of all the member’s physical health, behavioral health, and long-term care needs, including appropriate management of conditions specified in 2.8.1.1. The care coordinator may use resources and staff from the CONTRACTOR’s case management and disease management programs, including persons with specialized expertise in areas such as behavioral health, to supplement but not supplant the role and responsibilities of the care coordinator/care coordination team.

2.9.6.2	Intake Process for Members New to Both TennCare and CHOICES

2.9.6.2.1	The CONTRACTOR shall refer all inquiries regarding CHOICES enrollment by or on behalf of individuals who are not enrolled with the CONTRACTOR to TENNCARE or its designee. The form and format for such referrals shall be developed in collaboration with the CONTRACTOR and TENNCARE or its designee.

2.9.6.2.2	TENNCARE or its designee will assist individuals who are not enrolled in TennCare with TennCare eligibility and CHOICES enrollment.

2.9.6.2.3	Functions of the Single Point of Entry (SPOE)

2.9.6.2.3.1	For persons wishing to apply for CHOICES, TENNCARE or its designee may employ a screening process, using the tool and protocols specified by TENNCARE, to assist with intake for persons new to both TennCare and CHOICES. Such screening process shall assess: (1) whether the applicant appears to meet categorical and financial eligibility criteria for CHOICES; (2) whether the applicant appears to meet nursing facility level of care; and (3) for applicants seeking access to HCBS through enrollment in CHOICES Group 2, whether it appears that the applicant’s needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care.

2.9.6.2.3.2	For persons identified by TENNCARE or its designee as meeting the screening criteria, or for whom TENNCARE or its designee opts not to use a screening process, TENNCARE or its designee will conduct a face-to-face intake visit with the applicant. As part of this intake visit TENNCARE or its designee will, using the tools and protocols specified by TENNCARE, conduct a level of care and needs assessment; assess the member’s existing natural support system, including but not limited to informal supports provided by family and other caregivers, services that may be available at no cost to the member through other entities, and services that are reimbursable through other public or private funding sources, such as Medicare or long-term care insurance; and identify the long-term care services and home health and/or private duty nursing services that may be needed by the applicant upon enrollment into CHOICES that would build upon and not supplant a member’s existing natural support system.

2.9.6.2.3.3	TENNCARE or its designee shall conduct the intake visit, including the level of care and needs assessment, in the applicant’s place of residence, except under extenuating circumstances (such as the member’s hospitalization), which shall be documented in writing.

2.9.6.2.3.4	As part of the intake visit, TENNCARE or its designee shall: (1) provide general CHOICES education and information, as specified by TENNCARE, and assist in answering any questions the applicant may have; (2) provide information about estate recovery; (3) provide choice counseling and facilitate the selection of an MCO by the applicant or his/her representative; (4) provide information regarding freedom of choice of nursing facility versus HCBS, both verbally and in writing, and obtain a Freedom of Choice form signed by the applicant or his/her representative; (5) for applicants who want to receive NF services (a) provide detailed information and signed acknowledgement of understanding regarding a CHOICES member’s responsibility with respect to payment of patient liability amounts, including, as applicable, the potential consequences for non-payment of patient liability which may include loss of the member’s current nursing facility provider, disenrollment from CHOICES, and to the extent the member’s eligibility is dependent on receipt of long-term care services, possible loss of eligibility for TennCare; and (b) provide information regarding the completion of all PASRR requirements prior to nursing facility admission; (6) for applicants who are seeking HCBS: (a) conduct a risk assessment using a tool and protocol specified by TENNCARE and develop, as applicable, a risk agreement that shall be signed by the applicant or his/her representative and which shall include identified risks to the applicant, the consequences of such risks, strategies to mitigate the identified risks, and the applicant’s decision regarding his/her acceptance of risk; (b) make a determination regarding whether the applicant’s needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care, including explanation to the applicant regarding the individual cost neutrality cap, and notification to and signed acknowledgement of understanding by the applicant or his/her representative that a change in a member’s needs or circumstances that would result in the cost neutrality cap being exceeded or that would result in the MCO’s inability to safely and effectively meet a member’s needs in the community and within the cost neutrality cap may result in the member’s disenrollment from CHOICES Group 2, in which case, the care coordinator will assist with transition to a more appropriate care delivery setting; and (c) provide information regarding consumer direction and obtain signed documentation of the applicant’s interest in participating in consumer direction; and (7) provide information regarding next steps in the process including the need for approval by TENNCARE to enroll in CHOICES and the functions of the CONTRACTOR, including that the CONTRACTOR will develop and approve a plan of care.

2.9.6.2.3.5	The listing of HCBS and home health and/or private duty nursing services the member may need shall be used by TENNCARE or its designee to determine whether services can be provided within the member’s cost neutrality cap and may be further refined based on the CONTRACTOR’s comprehensive needs assessment and plan of care development processes.

2.9.6.2.3.6	The State will be responsible for determining TennCare categorical and financial eligibility and level of care and enrolling eligible TennCare members into CHOICES.

2.9.6.2.3.7	TENNCARE will notify the CONTRACTOR via the 834 eligibility file when a person has been enrolled in CHOICES and the member’s CHOICES Group. For members in CHOICES Group 2, TENNCARE will notify the CONTRACTOR of the member’s cost neutrality cap (see definition in Section 1 and see Section 2.6.1.5.2.3). For members in CHOICES Group 1, TENNCARE will notify the CONTRACTOR of applicable patient liability amounts (see Section 2.6.7.2).

2.9.6.2.3.8	TENNCARE or its designee will make available to the CONTRACTOR the documentation from the intake visit, including but not limited to the member’s level of care and needs assessment, the assessment of the member’s existing natural support system, the member’s risk assessment and signed risk agreement (for members in CHOICES Group 2), and the services identified by TENNCARE or its designee.

2.9.6.2.4	Functions of the CONTRACTOR for Members in CHOICES Group 1

2.9.6.2.4.1	For members enrolled in CHOICES Group 1, who are, upon CHOICES enrollment, receiving nursing facility services, the CONTRACTOR shall immediately authorize such services in accordance with the level of nursing facility services (Level I or Level II) approved by TENNCARE (see Section 2.14.1.12). Authorization for such services shall be from the current provider as of the effective date of CHOICES enrollment. The CONTRACTOR shall not move members enrolled in CHOICES Group 1 who are, upon CHOICES enrollment, receiving nursing facility services, to another facility unless: (1) the member or his/her representative specifically requests to move, which shall be documented in the member’s file; (2) the member or his/her representative provides written consent to move based on quality or other concerns raised by the CONTRACTOR, which shall not include the nursing facility‘s rate of reimbursement; or (3) the facility where the member is residing is not a contract provider. If the nursing facility is a non-contract provider, the CONTRACTOR shall (a) authorize continuation of the services pending enrollment of the facility as a contract provider (except a facility excluded for a 2-year period when the facility has withdrawn from Medicaid participation); (b) authorize continuation of the services pending facilitation of the member’s transition to a contract facility, subject to the member’s agreement with such transition; or (c) may continue to reimburse services from the non-contract nursing facility in accordance with TennCare rules and regulations.

2.9.6.2.4.2	For members in CHOICES Group 1 who are receiving services in a nursing facility at the time of enrollment in CHOICES and have received such services for ninety (90) days or more, the CONTRACTOR shall, within sixty (60) calendar days of notice of the member’s enrollment in CHOICES, conduct a face-to-face visit with the member and perform any additional needs assessment deemed necessary by the CONTRACTOR (see Section 2.9.6.5.1). The care coordinator shall review the plan of care developed by the nursing facility and may supplement the plan of care as necessary and appropriate (see Section 2.9.6.6.1).

2.9.6.2.4.3	The care coordinator shall, for members in CHOICES Group 1 who are receiving services in a nursing facility at the time of enrollment in CHOICES and are new admissions to a nursing facility, having resided in the nursing facility for less than ninety (90) days, within thirty (30) calendar days of notice of the member’s enrollment in CHOICES conduct a face-to-face visit with the member and perform any additional needs assessment deemed necessary by the CONTRACTOR (see Section 2.9.6.5.1). The care coordinator shall review the plan of care developed by the nursing facility and may supplement the plan of care as necessary and appropriate (see in Section 2.9.6.6.1).

2.9.6.2.4.4	For members in CHOICES Group 1 who are waiting for placement in a nursing facility, within ten (10) calendar days of notice of the member’s enrollment in CHOICES (1) the member’s care coordinator shall conduct a face-to-face visit with the member, which shall include (a) member education regarding choice of contract nursing facility providers, subject to the provider’s availability and willingness to timely delivery services, and obtain signed confirmation of the member’s choice of nursing facility; and (b) performing any additional needs assessment deemed necessary by the CONTRACTOR (see Section 2.9.6.5.1); and (2) the CONTRACTOR shall authorize and initiate nursing facility services. Upon admission to a nursing facility, the care coordinator shall participate as appropriate in the nursing facility’s care planning process (see Section 2.9.6.6.1.2) and may supplement the plan of care as necessary (see Section 2.9.6.6. 1. 1).

2.9.6.2.4.5	The CONTRACTOR shall not divert or transition members in Group 1 to HCBS unless the member chooses to receive HCBS as an alternative to nursing facility and is enrolled in Group 2 or 3.

2.9.6.2.4.6	The CONTRACTOR shall ensure that all PASRR requirements are met prior to a member’s admission to a nursing facility.

2.9.6.2.4.7	For purposes of the CHOICES program, service authorization for nursing facility services shall be for the level of nursing facility services (Level I or Level II) approved by TENNCARE (see Section 2.14.1.12) and shall include the duration of nursing facilities services to be provided; the requested start date; and other relevant information as prescribed by TENNCARE. The CONTRACTOR shall be responsible for confirming the nursing facility’s capacity and commitment to initiate services as authorized on or before the requested start date, and if the nursing facility is unable to initiate services as authorized on or before the requested start date, for arranging an alternative nursing facility that is able to initiate services as authorized on or before the requested start date in accordance with Section 2.9.6.2.4.8.

2.9.6.2.4.8	If the CONTRACTOR is unable to place a member in the nursing facility requested by the member, the care coordinator shall meet with the member and his/her representative to discuss the reasons why the member cannot be placed with the requested nursing facility and the available options and identify an alternative nursing facility.

2.9.6.2.4.9	If the CONTRACTOR is unable to initiate any nursing facility service(s) in accordance with the timeframes specified in Section 2.9.6.2.4.1, the CONTRACTOR shall issue written notice to the member, documenting that the service will be delayed, the reasons for the delay, and the date the service will start, and shall make good faith efforts to ensure that services are provided as soon as practical.

2.9.6.2.4.10	For CHOICES members approved by TENNCARE for Level II (or skilled) nursing facility services, the CONTRACTOR shall be responsible for monitoring the member’s continued need for Medicaid reimbursed skilled and/or rehabilitation services, promptly notifying TENNCARE when Level II nursing facility services are no longer medically necessary, and for the submission of information needed by TENNCARE to reevaluate the member’s level of care for nursing facility services (see also Section 2.14.1.12.2).

2.9.6.2.5	Functions of the CONTRACTOR for Members in CHOICES Groups 2 and 3

2.9.6.2.5.1	For members enrolled in CHOICES Group 2 who are, upon CHOICES enrollment, receiving community-based residential alternative services, the CONTRACTOR shall, immediately upon notice of the member’s enrollment in CHOICES, authorize such services from the current provider as of the effective date of CHOICES enrollment. In the case of those members enrolled in CHOICES Group 2 on the basis of Immediate Eligibility, community-based residential alternative services shall be authorized immediately upon notice of the member’s categorical and financial eligibility for TennCare CHOICES as of the effective date of CHOICES enrollment. The CONTRACTOR shall not transition members enrolled in CHOICES Group 2 who are, upon CHOICES enrollment, receiving services in a community-based residential alternative setting to another facility unless: (1) the member or his/her representative specifically requests to move, which shall be documented in the member’s file; (2) the member or his/her representative provides written consent to move based on quality or other concerns raised by the CONTRACTOR; or (3) the facility where the member is residing is not a contract provider; if the facility is a non-contract provider, the CONTRACTOR shall authorize medically necessary services from the noncontract provider for at least thirty (30) days which shall be extended as necessary to ensure continuity of care pending the facility’s enrollment with the CONTRACTOR or the member’s transition to a contract provider

2.9.6.2.5.2	For members in CHOICES Group 2 who upon CHOICES enrollment are receiving services in a community-based residential alternative setting, within ten (10) calendar days of notice of the member’s enrollment in CHOICES the care coordinator shall conduct a face-to-face visit with the member, perform a comprehensive needs assessment (see Section 2.9.6.5), develop a plan of care (see Section 2.9.6.6), and authorize and initiate additional HCBS specified in the plan of care (i.e., assistive technology), except in the case of members enrolled on the basis of Immediate Eligibility. If a member residing in a community-based residential alternative setting is enrolled on the basis of Immediate Eligibility, the CONTRACTOR shall, upon notice that the State has determined that the member meets categorical and financial eligibility for TennCare CHOICES, immediately authorize community-based residential services and shall authorize and initiate additional HCBS specified in the member’s plan of care (i.e., assistive technology) within five (5) days of notice; authorization for community-based residential alternative services shall be retroactive to the member’s effective date of CHOICES enrollment.

2.9.6.2.5.3	The care coordinator shall, for all other CHOICES members in Groups 2 and 3 not specified in 2.9.6.2.5.1 — 2.9.6.2.5.2 above, within ten (10) calendar days of notice of the member’s enrollment in CHOICES, conduct a face-to-face visit with the member, perform a comprehensive needs assessment (see Section 2.9.6.5), develop a plan of care (see Section 2.9.6.6), and authorize and initiate HCBS, except in the case of members enrolled on the basis of Immediate Eligibility in which case only the limited package of HCBS shall be authorized and initiated. Members enrolled on the basis of Immediate Eligibility shall have access only to a limited package of HCBS (see Section 2.6.1.5.3) pending determination of categorical and financial eligibility for TennCare CHOICES; however all needed services shall be listed in the plan of care, and the CONTRACTOR shall immediately revise the service authorizations as necessary upon notice that the State has determined that the member meets categorical and financial eligibility for TennCare CHOICES and initiate services within five (5) days of notice.

2.9.6.2.5.4	At the discretion of the CONTRACTOR, authorization of home health or private duty nursing services may be completed by the care coordinator or through the CONTRACTOR’s established UM processes but shall be in accordance with Section 2.9.2.1 of this Agreement, which requires the CONTRACTOR to continue providing medically necessary home health or private duty nursing services the member was receiving upon TennCare enrollment.

2.9.6.2.5.5	The CONTRACTOR shall not admit a member enrolled in CHOICES Group 2 to a nursing facility unless: (1) the member requires a short-term nursing facility care stay; (2) the member chooses to transition to a nursing facility and enroll in Group 1; or (3) the CONTRACTOR determines that it cannot safely and effectively meet the needs of the member and at a cost that is less than the member’s cost neutrality cap and the member agrees to transition to a nursing facility and enroll in Group 1.

2.9.6.2.5.6	The CONTRACTOR shall not admit a member enrolled in CHOICES Group 3 to a nursing facility unless: (1) the member meets nursing facility level of care and is expected to require nursing facility services for ninety (90) days or less; or (2) the member meets nursing facility level of care, is expected to require nursing facility services for more than ninety (90) days and chooses to transition to a nursing facility and enroll in Group 1.

2.9.6.2.5.7	In preparation for the face-to-face visit, the care coordinator shall review in-depth the information from the SPOE’s intake process (see Section 2.9.6.2.3), and the care coordinator shall consider that information, including the services identified by TENNCARE or its designee, when developing the member’s plan of care.

2.9.6.2.5.8	As part of the face-to-face visit for members in CHOICES Group 2, the care coordinator shall review, and revise as necessary, the member’s risk assessment and risk agreement and have the member or his/her representative sign any revised risk agreement.

2.9.6.2.5.9	As part of the face-to-face visit, the care coordinator shall provide member education regarding choice of contract providers for HCBS, subject to the provider’s availability and willingness to timely deliver services, and obtain signed confirmation of the member’s choice of contract providers.

2.9.6.2.5.10	For purposes of the CHOICES program, service authorizations shall include the amount, frequency, and duration of each service to be provided and the schedule at which such care is needed, as applicable; the requested start date; and other relevant information as prescribed by TENNCARE. The CONTRACTOR shall be responsible for confirming the provider’s capacity and commitment to initiate services as authorized on or before the requested start date, and if the provider is unable to initiate services as authorized on or before the requested start date, for arranging an alternative provider who is able to initiate services as authorized on or before the requested start date.

2.9.6.2.5.11	The member’s care coordinator/care coordination team shall provide at least verbal notification to the member prior to initiation of HCBS identified in the plan of care regarding any change in providers selected by the member for each HCBS, including the reason such change has been made.

2.9.6.2.5.12	If the CONTRACTOR is unable to initiate any HCBS in accordance with the timeframes specified herein, the CONTRACTOR shall issue written notice to the member, documenting the service(s) that will be delayed, the reasons for the delay, and the date the service(s) will start, and shall make good faith efforts to ensure that services are provided as soon as practical.

2.9.6.2.5.13	TENNCARE may establish, pursuant to policies and protocols for management of waiting lists, alternative timeframes for completion of specified intake functions and activities when there is a waiting list, which may include at the time of CHOICES implementation.
2.9.6.3	CHOICES Intake Process for the CONTRACTOR’s Current Members

2.9.6.3.1	The CONTRACTOR shall develop and implement policies and procedures for ongoing identification of members who may be eligible for CHOICES. The CONTRACTOR shall use the following, at a minimum, to identify members who may be eligible for CHOICES:

2.9.6.3.1.1	Referral from member’s PCP, specialist or other provider or other referral source;

2.9.6.3.1.2	Self-referral by member or referral by member’s family or guardian;

2.9.6.3.1.3	Referral from CONTRACTOR’s staff including but not limited to DM, MCO case management, and UM staff;

2.9.6.3.1.4	Notification of hospital admission (see Section 2.12.9.38); and

2.9.6.3.1.5	Upon notice from TENNCARE but no more than one hundred eighty (180) days following implementation of CHOICES in the Grand Region covered by this Agreement, periodic review (at least quarterly) of:

2.9.6.3.1.5.1	Claims or encounter data;

2.9.6.3.1.5.2	Hospital admission or discharge data;

2.9.6.3.1.5.3	Pharmacy data; and

2.9.6.3.1.5.4	Data collected through the DM and/or UM processes.

2.9.6.3.1.5.5	The CONTRACTOR may define in its policies and procedures, other steps that will be taken to better assess if the members identified through means other than referral or notice of hospital admission will likely qualify for CHOICES, and may target its screening and intake efforts to a more targeted list of persons that are most likely to need and to qualify for CHOICES services.

2.9.6.3.2	As part of its identification process for members who may be eligible for CHOICES, the CONTRACTOR may initiate a telephone screening process, using the tool and protocols specified by TENNCARE. Such screening process shall: (1) verify the member’s current eligibility category based on information provided by TENNCARE in the 834 eligibility file; for persons seeking access to HCBS through enrollment in CHOICES Groups 2 or 3, identify whether the member meets categorical eligibility requirements for enrollment in such group based on his/her current eligibility category, and if not, for persons seeking to enroll in CHOICES Group 2, whether the member appears to meet categorical and financial eligibility criteria for the Institutional (i.e., CHOICES 217-Like HCBS) category); (2) determine whether the member appears to meet level of care eligibility for CHOICES; and (3) for members seeking access to HCBS through enrollment in CHOICES Group 2, determine whether it appears that the member’s needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care. Such telephone screening shall be conducted at the time of the initial call by the CONTRACTOR unless the member requests that the screening be conducted at another time, which shall be documented in writing in the CHOICES intake record.

2.9.6.3.3	For CHOICES referrals by or on behalf of a potential CHOICES member, regardless of referral source, if the CONTRACTOR opts to use a telephone screening process, the CONTRACTOR shall make every effort to conduct such screening process at the time of referral, unless the person making the referral is not able or not authorized by the member to assist with the screening process, in which case the CONTRACTOR shall complete the telephone screening process as expeditiously as possible.

2.9.6.3.3.1	Documentation of at least three (3) attempts to contact the member by phone (which shall include at least one (1) attempt to contact the member at the number most recently reported by the member and at least one (1) attempt to contact the member at the number provided in the referral, if different), followed by a letter sent to the member’s most recently reported address that provides information about CHOICES and how to obtain a screening for CHOICES, shall constitute sufficient effort by the CONTRACTOR to assist a member who has been referred for CHOICES, regardless of referral source.

2.9.6.3.4	For persons identified through notification of hospital admission, the CONTRACTOR shall work with the discharge planner to determine whether long-

term care services may be needed upon discharge, and if so, shall complete all applicable screening and/or intake processes immediately to facilitate timely transition to the most integrated and cost effective long-term care delivery setting appropriate for the member’s needs.

2.9.6.3.5	For identification by the CONTRACTOR of a member who may be eligible for CHOICES by means other than referral or notice of hospital admission, if the CONTRACTOR opts to use a telephone screening process, the CONTRACTOR shall complete the telephone screening process as expeditiously as possible.

2.9.6.3.5.1	Documentation of at least one (1) attempt to contact the member by phone at the number most recently reported by the member, followed by a letter sent to the member’s most recently reported address that provides information about CHOICES and how to obtain a screening for CHOICES shall constitute sufficient effort by the CONTRACTOR to assist a member that has been identified by the CONTRACTOR by means other than referral.

2.9.6.3.6	If the CONTRACTOR uses a telephone screening process, the CONTRACTOR shall document all screenings conducted by telephone and their disposition, with a written record.

2.9.6.3.7	If the member does not meet the telephone screening criteria, the CONTRACTOR shall notify the member verbally and in writing: (1) that he/she does not appear to meet the criteria for enrollment in CHOICES; (2) that he/she has the right to continue with the CHOICES intake process and, if determined not eligible, to receive notice of such denial, including the member’s due process right to appeal; and (3) how, if the member wishes to proceed with the CHOICES intake process, the member can submit a written request to proceed with the CHOICES intake process to the CONTRACTOR. In the event that a member does submit such written request, the CONTRACTOR shall conduct a face-to-face intake visit, including level of care assessment and needs assessment, within five (5) business days of receipt of the member’s written request.

2.9.6.3.8	If, through the screening process described above, or upon other identification by the CONTRACTOR of a member who appears to be eligible for CHOICES for whom the CONTRACTOR opts not to use such screening process, the care coordinator shall conduct a face-to-face intake visit with the member that includes a level of care assessment and a needs assessment (see Section 2.9.6.5) using tool(s) prior approved by TENNCARE and in accordance with the protocols specified by TENNCARE. The CONTRACTOR shall complete the telephone screening process and the face-to-face intake visit with the member within six (6) business days of receipt of the referral.

2.9.6.3.8.1	For members in a nursing facility or seeking nursing facility services, the care coordinator shall perform any additional needs assessment deemed necessary by the CONTRACTOR (see Section 2.9.6.5.1).

2.9.6.3.8.2	For members seeking HCBS, the care coordinator shall, using the tools and protocols specified by TENNCARE, assess the member’s existing natural support system, including but not limited to informal supports provided by family and other caregivers, services that may be available at no cost to the member through other entities, and services that are reimbursable through other public or private funding sources, such as Medicare or long-term care insurance; and identify the long-term care services and home health and/or private duty nursing services that may be needed by the member upon enrollment into CHOICES that would build upon and not supplant a member’s existing natural support system.

2.9.6.3.9	As part of the face-to-face intake visit, the care coordinator/care coordination team shall: (1) provide general CHOICES education and information, as specified by TENNCARE, to the member and assist in answering questions the member may have; (2) provide information about estate recovery; (3) provide assistance, as necessary, in facilitating gathering of categorical/financial documentation needed by DHS; (4) provide information regarding freedom of choice of nursing facility versus HCBS, both verbally and in writing, and obtain a Freedom of Choice form signed by the member or his/her representative; (5) for members who want to receive nursing facility services, (a) provide detailed information and signed acknowledgement of understanding regarding a CHOICES member’s responsibility with respect to payment of patient liability amounts, including the potential consequences for nonpayment of patient liability which may include loss of the member’s current nursing facility provider, disenrollment from CHOICES, and to the extent the member’s eligibility is dependent on receipt of long-term care services, possible loss of eligibility for TennCare; and (b) provide information regarding the completion of all PASRR requirements prior to nursing facility admission; (6) for members who are seeking HCBS, the care coordinator, shall: (a) conduct a risk assessment using a tool and protocol specified by TENNCARE and shall develop, as applicable, a risk agreement that shall be signed by the member or his/her representative and which shall include identified risks to the member, the consequences of such risks, strategies to mitigate the identified risks, and the member’s decision regarding his/her acceptance of risk; (b) make a determination regarding whether the person’s needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care, including explanation to the member regarding the individual cost neutrality cap, and notification to and signed acknowledgement of understanding by the member or his/her representative that a change in needs or circumstances that would result in the cost neutrality cap being exceeded or that would result in the CONTRACTOR’s inability to safely and effectively meet the member’s needs in the community and within the cost neutrality cap may result in the member’s disenrollment from CHOICES Group 2, in which case, the member’s care coordinator will assist with transition to a more appropriate care delivery setting; and (c) provide information regarding consumer direction and obtain written confirmation of the member’s decision regarding participation in consumer direction; and (7) for all members, provide information regarding choice of contract providers, subject to the provider’s availability and willingness to timely deliver services, and obtain signed documentation of the member’s choice of contract providers.

2.9.6.3.10	For CHOICES referrals by or on behalf of a potential CHOICES member, regardless of referral source, the care coordinator shall conduct the face-to-face intake visit and shall develop a plan of care, as appropriate (see Section 2.9.6.6), within six (6) business days of receipt of such referral, unless a later date is requested by the member, which shall be documented in writing in the CHOICES intake record.

2.9.6.3.11	For members identified by the CONTRACTOR as potentially eligible for CHOICES by means other than referral, the care coordinator shall conduct the face-to-face intake visit and shall develop a plan of care, as appropriate (see Section 2.9.6.6), within thirty (30) days of identification of the member as potentially eligible for CHOICES. For persons identified through notification of hospital admission, the CONTRACTOR shall coordinate with the hospital discharge planner to determine whether long-term care services may be needed upon discharge, and if so, complete all applicable screening and/or intake processes immediately to facilitate timely transition to the most integrated and cost effective long-term care delivery setting appropriate for the member’s needs.

2.9.6.3.12	Once completed, the CONTRACTOR shall submit the level of care and, for members requesting HCBS, documentation, as specified by TENNCARE, to verify that the member’s needs can be safely and effectively met in the community and within the cost neutrality cap to TENNCARE within one (1) business day.

2.9.6.3.13	If the member is seeking access to HCBS through enrollment in CHOICES Group 2 and the enrollment target for CHOICES Group 2 has been reached, the CONTRACTOR shall notify TENNCARE, at the time of submission of the level of care and needs assessment and plan of care, as appropriate, whether the person shall be placed on a waiting list for CHOICES Group 2. If the CONTRACTOR wishes to enroll the person in CHOICES Group 2 as a cost effective alternative (CEA) to nursing facility care that would otherwise be provided, the CONTRACTOR shall submit to TENNCARE the following:

2.9.6.3.13.1	A written summary of the CONTRACTOR’s CEA determination, including and explanation of the member’s circumstances which warrant the immediate provision of nursing facility services unless HCBS are immediately available.

2.9.6.3.13.2	TENNCARE may request additional information as needed to confirm the CONTRACTOR’s CEA determination and/or provider capacity to meet the member’s needs, and shall, only upon receipt of satisfactory documentation, enroll the member in CHOICES.

2.9.6.3.14	The CONTRACTOR shall be responsible for (1) advising members who appear to meet the nursing facility level of care that are seeking access to HCBS through enrollment in CHOICES Group 2 when an enrollment target has been (or will soon be) reached; (2) advising such persons that they may choose to receive nursing facility services if HCBS are not immediately available; (3) determining whether the person wants nursing facility services if HCBS are not immediately available; and (4) at the CONTRACTOR’s sole discretion, making a determination regarding whether enrollment in Group 2 constitutes a CEA because the immediate provision of nursing facility services will otherwise be required.

2.9.6.3.15	The State will be responsible for determining TennCare categorical and financial eligibility and level of care and enrolling eligible TennCare members into CHOICES.

2.9.6.3.16	TENNCARE will notify the CONTRACTOR via the 834 eligibility file when a person has been enrolled in CHOICES and, if the member is enrolled in CHOICES, the member’s CHOICES Group. For members in CHOICES Group 2, TENNCARE will notify the CONTRACTOR of the member’s cost neutrality cap (see definition in Section 1 and see Section 2.6.1.5.2.3). For members in CHOICES Group 1, TENNCARE will notify the CONTRACTOR of applicable patient liability amounts (see Section 2.6.7.2).

2.9.6.3.17	The CONTRACTOR shall, within five (5) calendar days of notice of the member’s enrollment in CHOICES, authorize and initiate long-term care services.

2.9.6.3.17.1	For purposes of the CHOICES program, service authorizations shall include the amount, frequency, and duration of each service to be provided, and the schedule at which such care is needed, as applicable; and other relevant information as prescribed by TENNCARE. The CONTRACTOR is responsible for confirming the provider’s capacity and commitment to initiate services as authorized on or before the requested start date, and if the provider is unable to initiate services as authorized on or before the requested start date, shall select an alternative provider who is able to initiate services as authorized on or before the requested start date.

2.9.6.3.17.2	The CONTRACTOR shall provide at least verbal notice to the member prior to initiation of HCBS identified in the plan of care regarding any change in providers selected by the member for each HCBS; including the reason such change has been made. If the CONTRACTOR is unable to place a member in the nursing facility or community-based residential alternative setting requested by the member, the care coordinator shall meet with the member and his/her representative to discuss the reasons why the member cannot be placed with the requested facility and the available options and identify an alternative facility.

2.9.6.3.17.3	If the CONTRACTOR is unable to initiate any long-term care service within the timeframes specified in this Agreement, the CONTRACTOR shall issue written notice to the member, documenting the service(s) that will be delayed, the reasons for the delay and the date the service(s) will start, and shall make good faith efforts to ensure that services are provided as soon as practical.

2.9.6.3.17.4	For members enrolled in CHOICES Groups 1 or 2 who are, upon CHOICES enrollment, receiving nursing facility or community-based residential alternative services from a contract provider, the CONTRACTOR shall authorize such services from the current provider as of the effective date of CHOICES enrollment. The CONTRACTOR shall not move members enrolled in CHOICES Groups 1 or 2 who are, upon CHOICES enrollment, receiving services in a nursing facility or community-based residential alternative setting to another facility unless: (1) the member or his/her representative specifically requests to move, which shall be documented in the member’s file; (2) the member or his/her representative provides written consent to move based on quality or other concerns raised by the CONTRACTOR, which shall not include the nursing facility’s rate of reimbursement; or (3) the facility where the member is residing is not a contract provider; if the community-based residential facility where the member is currently residing is not a contract provider, the CONTRACTOR shall provide continuation of services in such facility for at least thirty (30) days, which shall be extended as necessary to ensure continuity of care pending the facility’s contracting with the CONTRACTOR or the member’s transition to a contract facility; if the member is transitioned to a contract facility, the CONTRACTOR shall facilitate a seamless transition to the new facility; if the nursing facility where the member is currently residing is a non-contract provider, the CONTRACTOR shall (a) authorize continuation of the services pending enrollment of the facility as a contract provider (except a facility excluded for a 2-year period when the facility has withdrawn from Medicaid participation); (b) authorize continuation of the services pending facilitation of the member’s transition to a contract facility, subject to the member’s agreement with such transition; or (c) may continue to reimburse services from the non-contract nursing facility in accordance with TennCare rules and regulations.

2.9.6.3.17.5	For members receiving nursing facility services, the care coordinator shall participate as appropriate in the nursing facility’s care planning process (see Section 2.9.6.5.1) and may supplement the plan of care as necessary (see Section 2.9.6.6.1).

2.9.6.3.17.6	The CONTRACTOR shall not divert or transition members in CHOICES Group 1 to HCBS unless the member chooses to receive HCBS as an alternative to nursing facility and is enrolled in Group 2 or 3.

2.9.6.3.17.7	The CONTRACTOR shall ensure that all PASRR requirements are met prior to a member’s admission to a nursing facility.

2.9.6.3.17.8	The CONTRACTOR shall not admit a member enrolled in CHOICES Group 2 to a nursing facility unless: (1) the member requires a short-term nursing facility care stay; (2) the member chooses to transition to a nursing facility and enroll in Group 1; or (3) the CONTRACTOR determines that it cannot safely and effectively meet the needs of the member and at a cost that is less than the member’s cost neutrality cap and the member agrees to transition to a nursing facility and enroll in Group 1.

2.9.6.3.17.9	The CONTRACTOR shall not admit a member enrolled in CHOICES Group 3 to a nursing facility unless: (1) the member meets nursing facility level of care and is expected to require nursing facility services for ninety (90) days or less; or (2) the member meets nursing facility level of care, is expected to require nursing facility services for more than ninety (90) days and chooses to transition to a nursing facility and enroll in Group 1.

2.9.6.3.18	TENNCARE may establish, pursuant to policies and protocols for management of waiting lists, alternative timeframes for completion of specified intake functions and activities for persons when there is a waiting list, which may include at the time of CHOICES implementation.

2.9.6.4	Care Coordination upon Enrollment in CHOICES

2.9.6.4.1	Upon notice of a member’s enrollment in CHOICES, the CONTRACTOR shall assume responsibility for all care coordination functions and activities described herein (assessment and care planning activities for members currently enrolled with the CONTRACTOR shall begin prior to CHOICES enrollment; see Section 2.9.6.3).

2.9.6.4.2	The CONTRACTOR shall be responsible for all aspects of care coordination and all requirements pertaining thereto, including but not limited to requirements set forth in the Section 1115 TennCare Demonstration Waiver, federal and state laws and regulations, this Agreement, and TENNCARE policies and protocols.

2.9.6.4.3	The CONTRACTOR shall assign to each member a specific care coordinator who shall have primary responsibility for performance of care coordination activities as specified in this Agreement, and who shall be the member’s point of contact for coordination of all physical health, behavioral health, and long-term care services.

2.9.6.4.3.1	For CHOICES members, who are, upon CHOICES enrollment, receiving services in a nursing facility or a community-based residential alternative setting, the CONTRACTOR shall assign a specific care coordinator prior to the first face-to-face visit required in this Agreement. If the first face-to-face visit will not occur within the first ten (10) days of the member’s enrollment in CHOICES, the CONTRACTOR shall send the member written notification within ten (10) calendar days of the member’s enrollment that explains how the member can reach the care coordination unit for assistance with concerns or questions pending the assignment of a specific care coordinator.

2.9.6.4.3.2	For CHOICES members who, upon enrollment in CHOICES, are not receiving services in a nursing facility or a community-based residential alternative setting, the CONTRACTOR shall assign a specific care coordinator and shall advise the member of the name of his/her care coordinator and provide contact information prior to the initiation of services (see Section 2.9.6.2.4.4 and 2.9.6.2.5.3), but no more than ten (10) calendar days following CHOICES enrollment.

2.9.6.4.4	The CONTRACTOR may utilize a care coordination team approach to performing care coordination activities prescribed in Section 2.9.6. For each CHOICES member, the CONTRACTOR’s care coordination team shall consist of the member’s care coordinator and specific other persons with relevant expertise and experience appropriate to address the needs of CHOICES members. Care coordination teams shall be discrete entities within the CONTRACTOR’s organizational structure dedicated to fulfilling CHOICES care coordination functions. The CONTRACTOR shall establish policies and procedures that specify, at a minimum: the composition of care coordination teams; the tasks that will be performed directly by the care coordinator; measures taken to ensure that the care coordinator remains the member’s primary point of contact for the CHOICES program and related issues; escalation procedures to elevate issues to the care coordinator in a timely manner; and measures taken to ensure that if a member needs to reach his/her care coordinator specifically, calls that require immediate attention by a care coordinator are handled by a care coordinator and calls that do not require immediate attention are returned by the member’s care coordinator the next business day.

2.9.6.5	Needs Assessment
2.9.6.5.1	For Members in CHOICES Group 1

2.9.6.5.1.1	As part of the face-to-face intake visit for current members or face-to-face visit with new members in CHOICES Group 1, as applicable, a care coordinator shall conduct any needs assessment deemed necessary by the CONTRACTOR, using a tool prior approved by TENNCARE and in accordance with protocols specified by TENNCARE. The care coordinator shall assess the member’s potential for and interest in transition to the community and ensure coordination of the member’s physical health, behavioral health, and long-term care needs. This assessment may include identification of targeted strategies related to improving health, functional, or quality of life outcomes (e.g., related to disease management or pharmacy management) or to increasing and/or maintaining functional abilities, including services covered by the CONTRACTOR that are beyond the scope of the nursing facility services benefit.

2.9.6.5.1.2	Needs reassessments shall be conducted as the care coordinator deems necessary.

2.9.6.5.2	For Members in CHOICES Groups 2 and 3

2.9.6.5.2.1	The care coordinator shall conduct a comprehensive needs assessment using a tool prior approved by TENNCARE and in accordance with protocols specified by TENNCARE as part of its face-to-face visit with new members in CHOICES Groups 2 and 3 (see Section 2.9.6.2.5) and as part of its face-to-face intake visit for current members applying for CHOICES Groups 2 and 3.

2.9.6.5.2.2	At a minimum, for members in CHOICES Group 2 and 3, the comprehensive needs assessment shall assess: (1) the member’s physical, behavioral, functional, and psychosocial needs, including an evaluation of the member’s financial health as it relates to the member’s ability to maintain a safe and healthy living environment; (2) the member’s natural supports, including care being provided by family members and/or other caregivers, and long-term care services the member is currently receiving (regardless of payor), and whether there is any anticipated change in the member’s need for such care or services or the availability of such care or services from the current caregiver or payor; and (3) the physical health, behavioral health, and long-term care services and other social support services and assistance (e.g., housing or income assistance) that are needed, as applicable, to ensure the member’s health safety and welfare in the community and to delay or prevent the need for institutional placement.

2.9.6.5.2.3	The comprehensive needs assessment shall be conducted at least annually and as the care coordinator deems necessary.

2.9.6.5.2.4	For CHOICES Group 2 and 3 members, the CONTRACTOR shall visit the member face-to-face within five (5) business days of becoming aware that the member has a significant change in needs or circumstances as defined in Section 2.9.6.9.2.1.16 The care coordinator shall assess the member’s needs, conduct a comprehensive needs assessment and update the member’s plan of care as deemed necessary based on the member’s circumstances.

2.9.6.6	Plan of Care
2.9.6.6.1	For Members in CHOICES Group 1

2.9.6.6.1.1	For members in CHOICES Group 1, the member’s care coordinator/care coordination team may: (1) rely on the plan of care developed by the nursing facility for service delivery instead of developing a plan of care for the member; and (2) supplement the plan of care as necessary with the development and implementation of targeted strategies to improve health, functional, or quality of life outcomes (e.g., related to disease management or pharmacy management) or to increase and/or maintain functional abilities. A copy of any supplements to the nursing facility plan of care, and updates to such supplements, shall be maintained by the CONTRACTOR in the member’s file.

2.9.6.6.1.2	The member’s care coordinator shall participate as appropriate in the nursing facility’s care planning process and advocate for the member.

2.9.6.6.1.3	The member’s care coordinator/care coordination team shall be responsible for coordination of the member’s physical health, behavioral health, and long-term care needs, which shall include coordination with the nursing facility as necessary to facilitate access to physical health and/or behavioral health services needed by the member and to help ensure the proper management of the member’s acute and/or chronic physical health or behavioral health conditions, including services covered by the CONTRACTOR that are beyond the scope of the nursing facility services benefit.

2.9.6.6.2	For Members in CHOICES Groups 2 and 3

2.9.6.6.2.1	For members in CHOICES Groups 2 and 3, the care coordinator shall coordinate and facilitate a care planning team that includes, at a minimum, the member and the member’s care coordinator. As appropriate, the care coordinator shall include or seek input from other individuals such as the member’s representative or other persons authorized by the member to assist with needs assessment and care planning activities.

2.9.6.6.2.2	The CONTRACTOR shall ensure that care coordinators consult with the member’s PCP, specialists, behavioral health providers, other providers, and interdisciplinary team experts, as needed when developing the plan of care.

2.9.6.6.2.3	The care coordinator shall verify that the decisions made by the care planning team are documented in a written, comprehensive plan of care.

2.9.6.6.2.4	The plan of care developed for CHOICES members in Groups 2 and 3 prior to initiation of HCBS shall at a minimum include: (1) pertinent demographic information regarding the member including the name and contact information of any representative and a list of other persons authorized by the member to have access to health care (including long-term care) related information and to assist with assessment, planning, and/or implementation of health care (including longterm care) related services and supports; (2) care, including specific tasks and functions, that will be performed by family members and other caregivers; (3) home health, private duty nursing, and long-term care services the member will receive from other payor sources including the payor of such services; (4) home health and private duty nursing that will be authorized by the CONTRACTOR, except in the case of persons enrolled on the basis of Immediate Eligibility who shall have access to services beyond the limited package of HCBS (see Section 2.6.1.5.3) only upon determination of categorical and financial eligibility for TennCare; (5) HCBS that will be authorized by the CONTRACTOR, including the amount, frequency, duration, and scope (tasks and functions to be performed) of each service to be provided, and the schedule at which such care is needed, as applicable; members enrolled on the basis of Immediate Eligibility shall have access only to a limited package of HCBS (see Section 2.6.1.5.3) pending determination of categorical and financial eligibility for TennCare CHOICES however all identified needed services shall be listed in the plan of care; (6) a detailed back-up plan for situations when regularly scheduled HCBS providers are unavailable or do not arrive as scheduled; the back-up plan may include paid and unpaid supports and shall include the names and telephone numbers of persons and agencies to contact and the services provided by listed contacts; the CONTRACTOR shall assess the adequacy of the back-up plan; and (7) for CHOICES Group 2 members, the projected TennCare monthly and annual cost of home health and private duty nursing identified in (4) above, and the projected monthly and annual cost of HCBS specified in (5) above, and for CHOICES Group 3 members, the projected total cost of HCBS specified in (5) above, excluding the cost of minor home modifications.
2.9.6.6.2.5	Within thirty (30) calendar days of notice of enrollment in CHOICES, for members in CHOICES Groups 2 and 3 the plan of care shall include, at a minimum, the following additional elements:

2.9.6.6.2.5.1	Description of the member’s current physical and behavioral health conditions and functional status (i.e., areas of functional deficit), and the member’s physical, behavioral and functional needs;

2.9.6.6.2.5.2	Description of the member’s physical environment and any modifications necessary to ensure the member’s health and safety;

2.9.6.6.2.5.3	Description of medical equipment used or needed by the member (if applicable);

2.9.6.6.2.5.4	Description of any special communication needs including interpreters or special devices;

2.9.6.6.2.5.5	A description of the member’s psychosocial needs, including any housing or financial assistance needs which could impact the member’s ability to maintain a safe and healthy living environment;

2.9.6.6.2.5.6	Goals, objectives and desired health, functional, and quality of life outcomes for the member;

2.9.6.6.2.5.7	Description of other services that will be provided to the member, including (1) covered physical and behavioral health services that will be provided by the CONTRACTOR to help the member maintain or improve his or her physical or behavioral health status or functional abilities and maximize independence; (2) other social support services and assistance needed in order to ensure the member’s health, safety and welfare, and as applicable, to delay or prevent the need for more expensive institutional placement; and (3) any non-covered services including services provided by other community resources, including plans to link the member to financial assistance programs including but not limited to housing, utilities and food as needed;

2.9.6.6.2.5.8	Relevant information from the member’s individualized treatment plan for any member receiving behavioral health services (see Section 2.7.2.1.4 of this Agreement) that is needed by a long-term care provider, caregiver or the care coordinator to ensure appropriate delivery of services or coordination of services;

2.9.6.6.2.5.9	Relevant information regarding the member’s physical health condition(s), including treatment and medication regimen, that is needed by a long-term care provider, caregiver or the care coordinator to ensure appropriate delivery of services or coordination of care;

2.9.6.6.2.5.10	Frequency of planned care coordinator contacts needed, which shall include consideration of the member’s individualized needs and circumstances, and which shall at minimum meet required contacts as specified in Section 2.9.6.9.4 (unplanned care coordinator contacts shall be provided as needed);

2.9.6.6.2.5.11	Additional information for members who elect consumer direction of HCBS, including but not limited to whether the member requires a representative to participate in consumer direction and the specific services that will be consumer directed;

2.9.6.6.2.5.12	If the member chooses to self-direct any health care tasks, the type of tasks that will be self-directed;

2.9.6.6.2.5.13	Any steps the member and/or representative should take in the event of an emergency that differ from the standard emergency protocol;

2.9.6.6.2.5.14	A disaster preparedness plan specific to the member; and

2.9.6.6.2.5.15	The member’s TennCare eligibility end date.

2.9.6.6.2.6	The member’s care coordinator/care coordination team shall ensure that the member reviews, signs and dates the plan of care as well as any updates.

2.9.6.6.2.6.1	The CONTRACTOR shall develop policies and procedures that describe the measures taken by the CONTRACTOR to address instances when a member refuses to sign the plan of care. The policies and procedures shall include a specific escalation process (ultimately to TENNCARE) that includes a review of the reasons for the member’s refusal as well as actions taken to resolve any disagreements with the plan of care and shall involve the consumer advocate in helping to facilitate resolution.

2.9.6.6.2.6.2	When the refusal to sign is due to a member’s request for additional services, including requests for a different type or an increased amount, frequency, scope, and/or duration of services than what is included in the plan of care, the CONTRACTOR shall, in the case of a new plan of care, authorize and initiate services in accordance with the plan of care; and, in the case of an annual or revised plan of care, ensure continuation of at least the level of services in place at the time the annual or revised plan of care was developed until a resolution is reached, which may include resolution of a timely filed appeal, if applicable. The CONTRACTOR shall not use the member’s acceptance of services as a waiver of the member’s right to dispute the plan of care or as cause to stop the resolution process.

2.9.6.6.2.6.3	When the refusal to sign is due to the inclusion of services that the member does not want to receive, either in totality or in the amount, frequency, scope or duration of services in the plan of care, the care coordinator shall modify the risk agreement to note this issue, the associated risks, and the measures to mitigate the risks. The risk agreement shall be signed and dated by the member or his/her representative and the care coordinator. In the event the care coordinator determines that the member’s needs cannot be safely and effectively met in the community without receiving these services, the CONTRACTOR may request that it no longer provide long-term care services to the member (see Section 2.6.1.5.8).

2.9.6.6.2.7	The member’s care coordinator/care coordination team shall provide a copy of the member’s completed plan of care, including any updates, to the member, the member’s representative, as applicable, and the member’s community residential alternative provider, as applicable. The member’s care coordinator/care coordination team shall provide copies to other providers authorized to deliver care to the member upon request, and shall ensure that such providers who do not receive a copy of the plan of care are informed in writing of all relevant information needed to ensure the provision of quality care for the member and to help ensure the member’s health, safety, and welfare, including but not limited to the tasks and functions to be performed.

2.9.6.6.2.8	Within five (5) business days of completing a reassessment of a member’s needs, the member’s care coordinator/care coordination team shall update the member’s plan of care as appropriate, and the CONTRACTOR shall authorize and initiate HCBS in the updated plan of care. The CONTRACTOR shall comply with requirements for service authorization in Section 2.9.6.2.5.10, change of provider in Section 2.9.6.2.5.11, and notice of service delay in Section 2.9.6.2.5.12.

2.9.6.6.2.9	The member’s care coordinator shall inform each member of his/her eligibility end date and educate members regarding the importance of maintaining TennCare CHOICES eligibility, that eligibility must be redetermined at least once a year, and that members will be contacted by TENNCARE or its designee near the date a redetermination is needed to assist them with the process, e.g., collecting appropriate documentation and completing the necessary forms.
2.9.6.7	Nursing Facility Diversion
2.9.6.7.1	The CONTRACTOR shall develop and implement a nursing facility diversion process that complies with the requirements in this Section 2.9.6.7 and is prior approved in writing by TENNCARE. The diversion process shall not prohibit or delay a member’s access to nursing facility services when these services are medically necessary and requested by the member.

2.9.6.7.2	At a minimum the CONTRACTOR’s diversion process shall target the following groups for diversion activities:

2.9.6.7.2.1	Members in CHOICES Group 1 who are waiting for placement in a nursing facility;

2.9.6.7.2.2	CHOICES members residing in their own homes who have a negative change in circumstances and/or deterioration in health or functional status and who request nursing facility services;

2.9.6.7.2.3	CHOICES members residing in adult care homes or other community-based residential alternative settings who have a negative change in circumstances and/or deterioration in health or functional status and who request nursing facility services;

2.9.6.7.2.4	CHOICES and non-CHOICES members admitted to an inpatient hospital or inpatient rehabilitation who are not residents of a nursing facility; and

2.9.6.7.2.5	CHOICES and non-CHOICES members who are placed short-term in a nursing facility regardless of payer source.

2.9.6.7.3	The CONTRACTOR’s nursing facility diversion process shall be tailored to meet the needs of each group identified in Section 2.9.6.7.2 above.

2.9.6.7.4	The CONTRACTOR’s nursing facility diversion process shall include a detailed description of how the CONTRACTOR will work with providers (including hospitals regarding notice of admission and discharge planning; see Sections 2.9.6.3.4 and 2.9.6.3.11) to ensure appropriate communication among providers and between providers and the CONTRACTOR, training for key CONTRACTOR and provider staff, early identification of members who may be candidates for diversion (both CHOICES and non-CHOICES members), and follow-up activities to help sustain community living.

2.9.6.7.5	The CONTRACTOR’s nursing facility diversion process shall include specific timelines for each identified activity.
2.9.6.8	Nursing Facility-to-Community Transition
2.9.6.8.1	The CONTRACTOR shall develop and implement methods for identifying members who may have the ability and/or desire to transition from a nursing facility to the community. Such methods shall include, at a minimum:

2.9.6.8.1.1	Starting on the date of implementation of CHOICES in the Grand Region covered by this Agreement, referrals, including but not limited to, treating physician, nursing facility, other providers, community-based organizations, family, and self-referrals;

2.9.6.8.1.2	Starting on the date of implementation of CHOICES in the Grand Region covered by this Agreement, identification through the care coordination process,

including but not limited to: assessments, information gathered from nursing facility staff or participation in Grand Rounds (as defined in Section 1); and

2.9.6.8.1.3	Upon notice from TENNCARE but no more than one hundred and twenty (120) days following the implementation of CHOICES in the Grand Region covered by this Agreement, review and analysis of members identified by TENNCARE based on Minimum Data Set (MDS) data from nursing facilities.

2.9.6.8.2	For transition referrals by or on behalf of a nursing facility resident, regardless of referral source, the CONTRACTOR shall ensure that within fourteen (14) days of the referral the CONTRACTOR conducts an in-facility visit with the member to determine the member’s interest in and potential ability to transition to the community, and provide orientation and information to the member regarding transition activities. The member’s care coordinator/care coordination team shall document in the member’s case file that transition was discussed with the member and indicate the member’s wishes as well as the member’s potential for transition. The CONTRACTOR shall not require a member to transition when the member expresses a desire to continue receiving nursing facility services.

2.9.6.8.3	For identification by the CONTRACTOR by means other than referral or the care coordination process of a member who may have the ability and/or desire to transition from a nursing facility to the community, the CONTRACTOR shall ensure that within ninety (90) days of such identification the CONTRACTOR conducts an in-facility visit with the member to determine whether or not the member is interested in and potential ability to pursue transition to the community. The member’s care coordinator/care coordination team shall document in the member’s case file that transition was discussed with the member and indicate the member’s wishes as well as the member’s potential for transition. The CONTRACTOR shall not require a member to transition when the member expresses a desire to continue receiving nursing facility services.

2.9.6.8.4	If the member wishes to pursue transition to the community, within fourteen (14) days of the initial visit (see Sections 2.9.6.8.2 and 2.9.6.8.3 above) or within fourteen (14) days of identification through the care coordination process, the care coordinator shall conduct an in-facility assessment of the member’s ability and/or desire to transition using tools and protocols specified or prior approved in writing by TENNCARE. This assessment shall include the identification of any barriers to a safe transition.

2.9.6.8.5	As part of the transition assessment, the care coordinator shall conduct a risk assessment using a tool and protocol specified by TENNCARE, discuss with the member the risk involved in transitioning to the community and shall begin to develop, as applicable, a risk agreement that shall be signed by the member or his/her representative and which shall include identified risks to the member, the consequences of such risks, strategies to mitigate the identified risks, and the member’s decision regarding his/her acceptance of risk as part of the plan of care. The risk agreement shall include the frequency and type of care coordinator contacts that exceed the minimum contacts required (see Section 2.9.6.9.4), to mitigate any additional risks associated with transition and shall address any special circumstances due to transition. The member’s care coordinator/care coordination team shall also make a determination regarding whether the member’s needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care. The member’s care coordinator/care coordination team shall explain to the member the individual cost neutrality cap and notification process and obtain a signed acknowledgement of understanding by the member or his/her representative that a change in a member’s needs or circumstances that would result in the cost neutrality cap being exceeded or that would result in the CONTRACTOR’s inability to safely and effectively meet a member’s needs in the community and within the cost neutrality cap may result in the member’s disenrollment from CHOICES Group 2, in which case, the CONTRACTOR will assist with transition to a more appropriate care delivery setting.

2.9.6.8.6	For those members whose transition assessment indicates that they are not candidates for transition to the community, the care coordinator shall notify them in accordance with the specified transition assessment protocol.

2.9.6.8.7	For those members whose transition assessment indicates that they are candidates for transition to the community, the care coordinator shall facilitate the development of and complete a transition plan within fourteen (14) days of the member’s transition assessment.

2.9.6.8.8	The care coordinator shall include other individuals such as the member’s family and/or caregiver in the transition planning process if the member requests and/or approves, and such persons are willing and able to participate.

2.9.6.8.9	As part of transition planning, prior to the member’s physical move to the community, the care coordinator shall visit the residence where the member will live to conduct an on-site evaluation of the physical residence and meet with the member’s family or other caregiver who will be residing with the member (as appropriate). The care coordinator shall include in the transition plan activities and/or services needed to mitigate any perceived risks in the residence including but not limited to an increase in face-to-face visits beyond the minimum required contacts in Sections 2.9.6.8.18 and 2.9.6.8.17.

2.9.6.8.10	The transition plan shall address all services necessary to safely transition the member to the community and include at a minimum member needs related to housing, transportation, availability of caregivers, and other transition needs and supports. The transition plan shall also identify any barriers to a safe transition and strategies to overcome those barriers.

2.9.6.8.11	The CONTRACTOR shall approve the transition plan and authorize any covered or cost effective alternative services included in the plan within ten (10) business days of completion of the plan. The transition plan shall be fully implemented within ninety (90) days from approval of the transition plan, except under extenuating circumstances which must be documented in writing.

2.9.6.8.12	The member’s care coordinator shall also complete a plan of care that meets all criteria described in Section 2.9.6.6 for members in CHOICES Groups 2 and 3 including but not limited to completing a comprehensive needs assessment, completing and signing the risk agreement and making a final determination of cost neutrality. The plan of care shall be authorized and initiated prior to the member’s transition to the community.

2.9.6.8.13	The CONTRACTOR shall not prohibit a member from transitioning to the community once the member has been counseled regarding risk. However, the CONTRACTOR may determine that the member’s needs cannot be safely and effectively met in the community and at a cost that does not exceed nursing facility care. In such case, the CONTRACTOR shall seek written review and approval from TENNCARE prior to denial of any member’s request to transition to the community. If TENNCARE approves the CONTRACTOR’s request, the CONTRACTOR shall notify the member in accordance with TennCare rules and regulations and the transition assessment protocol, and the member shall have the right to appeal the determination (see Section 2.19.3.12 of this Agreement).

2.9.6.8.14	Once completed, the CONTRACTOR shall submit to TENNCARE documentation, as specified by TENNCARE to verify that the member’s needs can be safely and effectively met in the community and within the cost neutrality cap. Before transitioning a member the CONTRACTOR shall verify that the member has been approved for enrollment in CHOICES Group 2 effective as of the planned transition date.

2.9.6.8.15	The member’s care coordinator shall monitor all aspects of the transition process and take immediate action to address any barriers that arise during transition.

2.9.6.8.16	For members transitioning to a setting other than a community-based residential alternative setting, the care coordinator shall upon transition utilize the EVV system to monitor the initiation and daily provision of services in accordance with the member’s new plan of care, and shall take immediate action to resolve any service gaps (see definition in Section 1).

2.9.6.8.17	For members who will live independently in the community or whose on-site visit during transition planning indicated an elevated risk, within the first twenty-four (24) hours, the care coordinator shall visit the member in his/her residence. During the initial ninety (90) day post-transition period, the care coordinator shall conduct monthly face-to-face in-home visits to ensure that the plan of care is being followed, that the plan of care continues to meet the member’s needs, and the member has successfully transitioned to the community.

2.9.6.8.18	For members transitioning to a community-based residential alternative setting or who will live with a relative or other caregiver, within the first twenty-four (24) hours the care coordinator shall contact the member and within seven (7) days after the member has transitioned to the community, the care coordinator shall visit the member in his/her new residence. During the initial ninety (90) day post-transition period, the care coordinator shall (1) at a minimum, contact the member by telephone each month to ensure that the plan of care is being followed, that the plan of care continues to meet the member’s needs, and the member has successfully transitioned to the community; and (2) conduct additional face-to-face visits as necessary to address issues and/or concerns and to ensure that the member’s needs are met.

2.9.6.8.19	The member’s care coordinator shall monitor hospitalizations and short-term nursing facility stays for members who transition to identify and address issues that may prevent the member’s long-term community placement.

2.9.6.8.20	The CONTRACTOR shall monitor hospitalizations and nursing facility re-admission for members who transition from a nursing facility to the community to identify issues and implement strategies to improve transition outcomes.

2.9.6.8.21	The CONTRACTOR shall be permitted to coordinate or subcontract with local community-based organizations to assist in the identification, planning and facilitation processes related to nursing facility-to-community transitions.

2.9.6.8.22	The CONTRACTOR shall develop and implement any necessary assessment tools, transition plan templates, protocols, or training necessary to ensure that issues that may hinder a member’s successful transition are identified and addressed. Any tool, template, or protocol must be prior approved in writing by TENNCARE.
2.9.6.9	Ongoing Care Coordination
2.9.6.9.1	For Members in CHOICES Group 1

2.9.6.9.1.1	The CONTRACTOR shall provide for the following ongoing care coordination to CHOICES members in Group 1:

2.9.6.9.1.1.1	Develop protocols and processes to work with nursing facilities to coordinate the provision of care. At minimum, a care coordinator assigned to a resident of the nursing facility shall participate in quarterly Grand Rounds (as defined in Section 1). At least two of the Grand Rounds per year shall be conducted on-site in the facility, and the Grand Rounds shall identify and address any member who has experienced a potential significant change in needs or circumstances (see Section 2.9.6.9.1.1.5) or about whom the nursing facility or MCO has expressed concerns;

2.9.6.9.1.1.2	Develop and implement targeted strategies to improve health, functional, or quality of life outcomes, e.g., related to disease management or pharmacy management, or to increase and/or maintain functional abilities;

2.9.6.9.1.1.3	Coordinate with the nursing facility as necessary to facilitate access to physical health and/or behavioral health services needed by the member and to help ensure the proper management of the member’s acute and/or chronic health conditions, including services covered by the CONTRACTOR that are beyond the scope of the nursing facility services benefit;

2.9.6.9.1.1.4	Intervene and address issues as they arise regarding payment of patient liability amounts and assist in interventions to address untimely or non-payment of patient liability in order to avoid the consequences of non-payment; and

2.9.6.9.1.1.5	At a minimum, the CONTRACTOR shall consider the following a potential significant change in needs or circumstances for CHOICES Group 1 members who are residing in a nursing facility and contact the nursing facility to determine if a visit and reassessment is needed:

2.9.6.9.1.1.5.1	Pattern of recurring falls;

2.9.6.9.1.1.5.2	Incident, injury or complaint;

2.9.6.9.1.1.5.3	Report of abuse or neglect;

2.9.6.9.1.1.5.4	Frequent hospitalizations; or

2.9.6.9.1.1.5.5	Prolonged or significant change in health and/or functional status.
2.9.6.9.2	For Members in CHOICES Groups 2 and 3
2.9.6.9.2.1	The CONTRACTOR shall provide for the following ongoing care coordination to CHOICES members in Groups 2 and 3:

2.9.6.9.2.1.1	Coordinate a care planning team, developing a plan of care and updating the plan as needed;

2.9.6.9.2.1.2	During the development of the member’s plan of care and as part of the annual updates, the care coordinator shall discuss with the member his/her interest in consumer direction of HCBS;

2.9.6.9.2.1.3	During the development of the member’s plan of care, the care coordinator shall educate the member about his/her ability to use advance directives and document the member’s decision in the member’s file;

2.9.6.9.2.1.4	Ensure the plan of care addresses the member’s desired outcomes, needs and preferences;

2.9.6.9.2.1.5	For members in CHOICES Group 2, each time a member’s plan of care is updated to change the level or type of service, document in accordance with TENNCARE policy that the projected total cost of HCBS, home health care and private duty nursing is less than the member’s cost neutrality cap. The CONTRACTOR shall monitor utilization to identify members who may exceed the cost neutrality cap and to intervene as necessary to maintain the member’s community placement. The CONTRACTOR shall also educate members in CHOICES Group 2 about the cost neutrality cap and what will happen if the cap is met;

2.9.6.9.2.1.6	For members in CHOICES Group 3, determine whether the cost of HCBS, excluding minor home modifications, will exceed the expenditure cap for CHOICES Group 3. The CONTRACTOR shall continuously monitor a member’s expenditures and work with the member when he/she is approaching the limit including identifying non-long term care services that will be provided when the limit has been met to prevent/delay the need for institutionalization. Each time the plan of care for a member in CHOICES Group 3 is updated, the CONTRACTOR shall educate the member about the expenditure cap;

2.9.6.9.2.1.7	For new services in an updated plan of care, the care coordinator shall provide the member with information about potential providers for each HCBS that will be provided by the CONTRACTOR and assist members with any requests for information that will help the member in choosing a provider and, if applicable, in changing providers, subject to the provider’s capacity and willingness to provide service;

2.9.6.9.2.1.8	Upon the scheduled initiation of services identified in the plan of care, the member’s care coordinator/care coordination team shall begin monitoring to ensure that services have been initiated and continue to be provided as authorized. This shall include ongoing monitoring via electronic visit verification to ensure that services are provided in accordance with the member’s plan of care, including the amount, frequency, duration and scope of each service, in accordance with the member’s service schedule; and that services continue to meet the member’s needs;

2.9.6.9.2.1.9	Identify and address service gaps, ensure that back-up plans are implemented and effectively working, and evaluate service gaps to determine their cause and to minimize gaps going forward. The CONTRACTOR shall describe in policies and procedures the process for identifying, responding to, and resolving service gaps in a timely manner;

2.9.6.9.2.1.10	Identify changes to member’s risk, address those changes and update the member’s risk agreement as necessary;

2.9.6.9.2.1.11	Reassess a member’s needs and update a member’s plan of care in accordance with requirements and timelines specified Sections 2.9.6.5 and 2.9.6.6;

2.9.6.9.2.1.12	Maintain appropriate on-going communication with community and natural supports to monitor and support their ongoing participation in the member’s care;

2.9.6.9.2.1.13	For services not covered by the CONTRACTOR, coordinate with community organizations that provide services that are important to the health, safety and well-being of members. This may include but shall not be limited to referrals to other agencies for assistance and assistance as needed with applying for programs, but the CONTRACTOR shall not be responsible for the provision or quality of non-covered services provided by other entities;

2.9.6.9.2.1.14	Notify TENNCARE immediately, in the manner specified by TENNCARE, if the CONTRACTOR determines that the needs of a member in CHOICES Group 2 cannot be met safely in the community and within the member’s cost neutrality cap;

2.9.6.9.2.1.15	Perform additional requirements for consumer direction of HCBS as specified in Section 2.9.6.10; and

2.9.6.9.2.1.16	At a minimum, the CONTRACTOR shall consider the following a significant change in needs or circumstances for members in CHOICES Groups 2 and 3 residing in the community:

2.9.6.9.2.1.16.1	Change of residence or primary caregiver or loss of essential social supports;

2.9.6.9.2.1.16.2	Significant change in health and/or functional status;

2.9.6.9.2.1.16.3	Loss of mobility;

2.9.6.9.2.1.16.4	An event that significantly increases the perceived risk to a member; or

2.9.6.9.2.1.17	Identify and immediately respond to problems and issues including but not limited to circumstances that would impact the member’s ability to continue living in the community.
2.9.6.9.3	For ALL CHOICES Members
2.9.6.9.3.1	The CONTRACTOR shall provide for the following ongoing care coordination to all CHOICES members:

2.9.6.9.3.1.1	Conduct a level of care reassessment at least annually and within five (5) business days of the CONTRACTOR’s becoming aware that the member’s functional or medical status has changed in a way that may affect level of care eligibility.

2.9.6.9.3.1.1.1	If the level of care assessment indicates a change in the level of care or if the assessment was prompted by a request by a member, a member’s representative or caregiver or another entity for a change in level of services, the assessment shall be forwarded to TENNCARE for determination;

2.9.6.9.3.1.1.2	If the level of care assessment indicates no change in level of care, the CONTRACTOR shall document the date the level of care assessment completed in the member’s file; any level of care assessments prompted by a request for a change in level of services shall be submitted to TENNCARE for determination.

2.9.6.9.3.1.2	Facilitate access to physical and/or behavioral health services as needed, including transportation to services as specified in Section 2.6.1 and Attachment XI; except as provided in Sections 2.11.1.8 or 2.6.5, transportation for HCBS is not included;

2.9.6.9.3.1.3	Monitor and ensure the provision of covered physical health, behavioral health, and/or long-term care services as well as services provided as a cost-effective alternative to other covered services and ensure that services provided meet the member’s needs;

2.9.6.9.3.1.4	Provide assistance in resolving concerns about service delivery or providers;

2.9.6.9.3.1.5	Coordinate with a member’s PCP, specialists and other providers, such as the member’s mental health case manager, to facilitate a comprehensive, holistic, person-centered approach to care;

2.9.6.9.3.1.6	Contact providers and workers on a periodic basis and coordinate with providers and workers to collaboratively address issues regarding member service delivery and to maximize community placement strategies;

2.9.6.9.3.1.7	Share relevant information with and among providers and others when information is available and it is necessary to share for the well-being of the member;

2.9.6.9.3.1.8	Determine the appropriate course as specified herein upon (1) receipt of any contact made by or on behalf of a member, regardless of source, which asserts that the member’s needs are not met by currently authorized services; (2) the member’s hospitalization; or (3) other circumstances which warrant review and potential modification of services authorized for the member;

2.9.6.9.3.1.9	Ensure that all PASRR requirements are met prior to the member’s admission to a nursing facility;

2.9.6.9.3.1.10	Update consent forms as necessary; and

2.9.6.9.3.1.11	Assure that the organization of and documentation included in the member’s file meets all applicable CONTRACTOR standards.

2.9.6.9.3.2	The CONTRACTOR shall provide to contract providers, including but not limited to hospitals, nursing facilities, physicians, and behavioral health providers, and caregivers information regarding the role of the care coordinator and shall request providers and caregivers to notify a member’s care coordinator, as expeditiously as warranted by the member’s circumstances, of any significant changes in the member’s condition or care, hospitalizations, or recommendations for additional services. The CONTRACTOR shall provide training to key providers and caregivers regarding the value of this communication and remind them that the member identification card indicates if a member is enrolled in CHOICES.

2.9.6.9.3.3	The CONTRACTOR shall have systems in place to facilitate timely communication between internal departments and the care coordinator to ensure that each care coordinator receives all relevant information regarding his/her members, e.g., member services, disease management, utilization management, and claims processing. The care coordinator shall follow-up on this information as appropriate, e.g., documentation in the member’s plan of care, monitoring of outcomes, and, as appropriate, needs reassessment and updating the plan of care.

2.9.6.9.3.4	The CONTRACTOR shall monitor and evaluate a member’s emergency department and behavioral health crisis service utilization to determine the reason for these visits. The care coordinator shall take appropriate action to facilitate appropriate utilization of these services, e.g., communicating with the member’s providers, educating the member, conducting a needs reassessment, and/or updating the member’s plan of care and to better manage the member’s physical health or behavioral health condition(s).
2.9.6.9.3.5	The CONTRACTOR shall develop policies and procedures to ensure that care coordinators are actively involved in discharge planning when a CHOICES member is hospitalized. The CONTRACTOR shall define circumstances that require that hospitalized CHOICES members receive a face-to-face visit to complete a needs reassessment and an update to the member’s plan of care as needed.

2.9.6.9.3.6	The CONTRACTOR shall ensure that at each face-to-face visit the care coordinator makes the following observations and documents the observations in the member’s file:
2.9.6.9.3.6.1	Member’s physical condition including observations of the member’s skin, weight changes and any visible injuries;

2.9.6.9.3.6.2	Member’s physical environment;

2.9.6.9.3.6.3	Member’s satisfaction with services and care;

2.9.6.9.3.6.4	Member’s upcoming appointments;

2.9.6.9.3.6.5	Member’s mood and emotional well-being;

2.9.6.9.3.6.6	Member’s falls and any resulting injuries;

2.9.6.9.3.6.7	A statement by the member regarding any concerns or questions; and

2.9.6.9.3.6.8	A statement from the member’s representative or caregiver regarding any concerns or questions (when the representative/caregiver is available).

2.9.6.9.3.7	The CONTRACTOR shall identify and immediately respond to problems and issues including but not limited to:

2.9.6.9.3.7.1	Service gaps; and

2.9.6.9.3.7.2	Complaints or concerns regarding the quality of care rendered by providers, workers, or care coordination staff.
2.9.6.9.4	Minimum Care Coordinator Contacts
2.9.6.9.4.1	The care coordinator shall conduct all needs assessment and care planning activities, and shall make all minimum care coordinator contacts as specified below in the member’s place of residence, except under extenuating circumstances (such as assessment and care planning conducted during the member’s hospitalization, or upon the member’s request), which shall be documented in writing.

2.9.6.9.4.1.1	While the CONTRACTOR may grant a member’s request to conduct certain care coordination activities outside his or her place of residence, the CONTRACTOR is responsible for assessing the member’s living environment in order to identify any modifications that may be needed and to identify and address, on an ongoing basis, any issues which may affect the member’s health, safety and welfare. Repeated refusal by the member to allow the care coordinator to conduct visits in his or her home may, subject to review and approval by TENNCARE, constitute grounds for disenrollment from CHOICES Groups 2 or 3, if the CONTRACTOR is unable to properly perform monitoring and other contracted functions and to confirm that the member’s needs can be safely and effectively met in the home setting.

2.9.6.9.4.2	A member may initiate a request to opt out of some of the minimum face-to-face contacts, but only with TENNCARE review of circumstances and approval. The CONTRACTOR shall not encourage a member to request a reduction in face-to- face visits by the care coordinator.

2.9.6.9.4.3	The CONTRACTOR shall ensure that care coordinators assess each member’s need for contact with the care coordinator, to meet the member’s individual need and ensure the member’s health and welfare. At a minimum, CHOICES members shall be contacted by their care coordinator according to the following timeframes:

2.9.6.9.4.3.1	Members shall receive a face-to-face visit from their care coordinator in their residence within the timeframes specified in Sections 2.9.6.2.4, 2.9.6.2.5 and 2.9.6.3.

2.9.6.9.4.3.2	Members who are newly admitted to a nursing facility when the admission has not been authorized by the CONTRACTOR, shall receive a face-to-face visit from their care coordinator within ten (10) days of notification of admission.

2.9.6.9.4.3.3	Members in CHOICES Group 2 who have transitioned from a nursing facility to the community shall be contacted per the applicable timeframe specified in Section 2.9.6.8.

2.9.6.9.4.3.4	Within five (5) business days of scheduled initiation of services, the member’s care coordinator/care coordination team shall contact members in CHOICES Groups 2 and 3 who begin receiving HCBS after the date of enrollment in CHOICES to confirm that services are being provided and that the member’s needs are being met (such initial contact may be conducted by phone).

2.9.6.9.4.3.5	Within five (5) business days of scheduled initiation of HCBS in the updated plan of care, the member’s care coordinator/care coordination team shall contact members in CHOICES Groups 2 and 3 to confirm that services are being provided and that the member’s needs are being met (such initial contact may be conducted by phone).

2.9.6.9.4.3.6	Members in CHOICES Group 1 (who are residents of a nursing facility) shall receive a face-to-face visit from their care coordinator at least twice a year at a reasonable interval.

2.9.6.9.4.3.7	Members in CHOICES Group 2 shall be contacted by their care coordinator at least monthly either in person or by telephone. These members shall be visited in their residence face-to-face by their care coordinator at least quarterly.

2.9.6.9.4.3.8	Members in CHOICES Group 3 shall be contacted by their care coordinator at least quarterly either in person or by telephone. These members shall be visited in their residence face-to-face by their care coordinator a minimum of semiannually.

2.9.6.9.5	The CONTRACTOR shall ensure a member’s care coordinator/care coordination team coordinates with Medicare payers, Medicare Advantage plans, and Medicare providers as appropriate to coordinate the care and benefits of members who are also eligible for Medicare (see Section 2.9.12).
2.9.6.9.6	Member Case Files
2.9.6.9.6.1	The care coordinator/care coordination team shall maintain individual files for each assigned CHOICES member.

2.9.6.9.6.2	For members in CHOICES Group 1, the files shall contain at a minimum:

2.9.6.9.6.2.1	Pertinent demographic information regarding the member including the name and contact information of any representative and a list of other persons authorized by the member to have access to health care (including long-term care) related information;

2.9.6.9.6.2.2	Any supplements to the nursing facility plan of care, as applicable;

2.9.6.9.6.2.3	A signed acknowledgement of the member’s patient liability amount and the member’s understanding regarding his/her responsibility with respect to payment of patient liability, including the potential consequences for non-payment; and

2.9.6.9.6.2.4	Transition assessment and transition plan, if applicable.

2.9.6.9.6.3	For members in CHOICES Groups 2 or 3, the files shall contain at a minimum:

2.9.6.9.6.3.1	The most current plan of care, including the detailed plan for back-up providers in situations when regularly scheduled providers are unavailable or do not arrive as scheduled;

2.9.6.9.6.3.2	List of providers who will be providing home health, private duty nursing and HCBS paid for by other payors;

2.9.6.9.6.3.3	Written confirmation of the member’s decision regarding participation in consumer direction of HCBS;

2.9.6.9.6.3.4	For members who are self-directing any health care tasks, a copy of the physician’s order;

2.9.6.9.6.3.5	For members in CHOICES Group 2, a completed risk assessment and a risk agreement signed by the member or his/her representative; and documentation that the person’s needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care, including signed acknowledgement of understanding by the member or his/her representative that a change in needs or circumstances that would result in the cost neutrality cap being exceeded or that would result in the CONTRACTOR’s inability to safely and effectively meet the member’s needs in the community and within the cost neutrality cap may result in the member’s disenrollment from CHOICES Group 2;

2.9.6.9.6.3.6	For members in CHOICES Group 2, the cost neutrality cap provided by TENNCARE, a determination by the CONTRACTOR that the projected cost of

HCBS, home health, and private duty nursing services will not exceed the member’s cost neutrality cap, and signed acknowledgement of understanding by the member or his/her representative that a change in his/her needs or circumstances that would result in the cost neutrality cap being exceeded or that would result in the MCO’s inability to safely and effectively meet a member’s needs in the community and within the cost neutrality cap may result in the member’s disenrollment from CHOICES Group 2 ; and

2.9.6.9.6.3.7	For members in CHOICES Group 3, signed acknowledgement regarding the expenditure cap.

2.9.6.9.6.4	For all CHOICES members, files shall contain at a minimum:

2.9.6.9.6.4.1	For CHOICES members in Groups 1 and 2, Freedom of Choice form signed by the member or his/her representative;

2.9.6.9.6.4.2	Evidence that a care coordinator/the care coordination team provided the member with CHOICES member education materials (see Section 2.17.7 of this Agreement), reviewed the materials, and provided assistance with any questions;

2.9.6.9.6.4.3	Evidence that a care coordinator/the care coordination team provided the member with education about the member’s ability to use an advance directive and documentation of the member’s decision;

2.9.6.9.6.4.4	The most recent level of care assessment and needs assessment (if applicable);

2.9.6.9.6.4.5	Documentation of the member’s choice of contract providers for long-term care services;

2.9.6.9.6.4.6	Signed consent forms as necessary in order to share confidential information with and among providers consistent with all applicable state and federal laws and regulations;

2.9.6.9.6.4.7	A list of emergency contacts approved by the member;

2.9.6.9.6.4.8	Documentation of observations completed during face-to-face contact by the care coordinator; and

2.9.6.9.6.4.9	The member’s TennCare eligibility end date.
2.9.6.10	Additional Requirements for Care Coordination Regarding Consumer Direction of HCBS
2.9.6.10.1	In addition to the roles and responsibilities otherwise specified in this Section 2.9.6, the CONTRACTOR shall ensure that the following additional care coordination functions related to consumer direction of HCBS are fulfilled.

2.9.6.10.2	The CONTRACTOR shall be responsible for providing all needed eligible HCBS using contract providers until all necessary requirements have been fulfilled in order to implement consumer direction of HCBS, including but not limited to: the FEA verifies that workers for these services meet all necessary requirements (see Section

2.9.7.6.1	of this Agreement); service agreements are completed and signed; and authorizations for consumer directed services are in place. The CONTRACTOR, in conjunction with the FEA, shall facilitate a seamless transition between contract providers and workers and ensure that there are no interruptions or gaps in services.
2.9.6.10.3	If a member is interested in participating in consumer direction of HCBS and the member does not intend to appoint a representative, the care coordinator shall determine the extent to which the member may require assistance to direct his/her services (see Section 2.9.7.4.5). If the care coordinator determines that the member requires assistance to direct his/her services, based upon the results of a completed self-assessment instrument developed by TENNCARE, the care coordinator shall inform the member that he/she will need to designate a representative to assume the consumer direction functions on his/her behalf (see Section 2.9.7.4.5.1).

2.9.6.10.4	The member’s care coordinator/care coordination team shall ensure that the person identified to serve as the representative meets all qualifications (see Section 2.9.7.2.1) and that a representative agreement is completed and signed by the member prior to forwarding a referral to the FEA (see Section 2.9.7.4.7).

2.9.6.10.5	Within two (2) business days of signing the representative agreement or completion of the self-assessment instrument if the member does not use a representative, the CONTRACTOR shall forward to the FEA a referral initiating the member’s participation in consumer direction of HCBS.

2.9.6.10.6	The care coordinator, in conjunction with the FEA, shall assist the member and/or the representative as needed in developing a back-up plan for consumer direction that adequately identifies how the member will address situations when a scheduled worker fails to show up. The member and his/her representative (as applicable) shall have primary responsibility for the development of the back-up plan for consumer directed services. The back-up plan shall include the names and telephone number of contacts for alternate care, the order in which contact shall be made and the services to be provided by contacts. Back-up workers may include paid and non-paid supports; however, it is the responsibility of the member electing consumer direction and/or his/her representative to secure paid (as well as unpaid) back-up staff who are willing and available to serve in this capacity. The CONTRACTOR shall not be expected or required to maintain contract providers “on standby” to serve in a backup capacity for services a member has elected to receive through consumer direction. All persons and/or organizations noted in back-up plan for consumer directed services shall first be contacted by the member and/or representative to determine their willingness and availability to serve as back-up workers. The care coordinator shall follow-up with these persons and/or organizations to confirm their willingness and availability to provide care when needed.

2.9.6.10.7	On an ongoing basis, the CONTRACTOR shall ensure that needs reassessments and updates to the plan of care occur per requirements specified in Sections 2.9.6.9 of this Agreement. The care coordinator shall ensure that the member’s supports broker is invited to participate in these meetings.

2.9.6.10.8	Within two (2) business days of receipt of the notification from the FEA indicating that all requirements have been fulfilled and the date that the consumer direction can begin for a member, the CONTRACTOR shall forward to the FEA an authorization for consumer directed services for that member. Each authorization for consumer directed services shall include the required elements for a referral (see Section 2.9.7.4.7) including: authorized service, authorized units of service, including amount, frequency and duration, start and end dates, and service code.

2.9.6.10.9	The member’s care coordinator/care coordination team shall work with and coordinate with a member’s supports broker in implementing and monitoring consumer direction of HCBS (see Section 2.9.7.3.4).

2.9.6.10.10	The CONTRACTOR shall establish a process that allows for the efficient exchange of all relevant member information between the CONTRACTOR and the FEA.

2.9.6.10.11	The care coordinator shall determine a member’s interest in enrolling in or continuing to participate in consumer direction annually and shall document the member’s decision in the member’s plan of care.

2.9.6.10.12	If at any time the care coordinator or FEA suspects abuse or neglect on the part of the representative or worker, the care coordinator and/or FEA shall report the allegations to the CONTRACTOR. The CONTRACTOR shall report the representative and/or worker to APS. The representative and/or worker shall immediately be released from his/her duties until the APS investigation is complete. The care coordinator shall work with the member to find a new representative, and the FEA shall work with the member to find a suitable replacement worker. If the allegations are substantiated as a result of the APS investigation, the representative and/or worker shall no longer be allowed to participate in the CHOICES program in any capacity.

2.9.6.10.13	In the event the CONTRACTOR believes that it cannot safely and effectively serve the member in the community, the care coordinator, with the assistance of and input from the FEA, shall review with the member the previously developed risk agreement and update it to ensure that any additional identified risks are incorporated and measures are identified to mitigate risks. The representative (if applicable) shall participate in the process. The updated risk assessment shall be signed by the member or representative and the care coordinator. A copy shall be given to the member or representative. The care coordinator and the FEA shall file a copy in the member’s files. If the CONTRACTOR does not believe the member can be safely and effectively served in the community, the CONTRACTOR may request to involuntarily withdraw the member from consumer direction of HCBS (see Section 2.9.7.9).
2.9.6.11	Care Coordination Staff
2.9.6.11.1	The CONTRACTOR shall establish qualifications for care coordinators. At a minimum, care coordinators shall be an RN or LPN or have a bachelor’s degree in social work, nursing or other health care profession. A care coordinator’s direct supervisor shall be a licensed social worker or registered nurse with a minimum of two (2) years of relevant health care (preferably long-term care) experience.

2.9.6.11.2	If the CONTRACTOR elects to use a care coordination team, the CONTRACTOR’s policies and procedures shall specify the qualifications, experience and training of each member of the team and ensure that functions specific to the assigned care coordinator are performed by a qualified care coordinator (see Section 2.9.6.4.4).

2.9.6.11.3	The CONTRACTOR shall ensure an adequate number of care coordinators are available and that sufficient staffing ratios are maintained to address the needs of CHOICES members and meet all the requirements described in this Agreement.

2.9.6.11.4	The CONTRACTOR shall monitor staffing ratios and adjust ratios as necessary to ensure that care coordinators are able to meet the requirements of this Agreement and address members’ needs.

2.9.6.11.5	While care coordination staffing ratios are not specified, the CONTRACTOR shall submit to TennCare for review and approval at least 120 days in advance of CHOICES implementation in the Grand Region covered by this Agreement a Care Coordination Staffing Plan, which shall specify the number of care coordinators, care coordination supervisors, other care coordination team members the CONTRACTOR plans to initially employ, the ratio of care coordinators to members the CONTRACTOR plans to maintain, an explanation of the methodology for determining such ratio, and how the CONTRACTOR will ensure that such ratios are sufficient to fulfill the requirements specified in this Agreement and roles and responsibilities for each member of the care coordination team. TENNCARE shall notify the CONTRACTOR in writing if the Care Coordination Staffing Plan is insufficient and may require modifications to ensure, prior to implementation of CHOICES, that the CONTRACTOR has sufficient care coordination staff. After CHOICES has been implemented, the CONTRACTOR shall notify TENNCARE in writing of substantive changes to its Care Coordination Staffing Plan, including a variance of twenty (20) percent or more from the planned staffing ratio. TENNCARE may request changes in the CONTRACTOR’s Care Coordination Staffing Plan at any time it determines that the CONTRACTOR does not have sufficient care coordination staff to properly and timely perform its obligations under this Agreement.

2.9.6.11.6	The CONTRACTOR shall establish a system to assign care coordinators and to notify the member of his/her assigned care coordinator’s name and contact information in accordance with Section 2.9.6.4.3.

2.9.6.11.7	The CONTRACTOR shall ensure that members have a telephone number to call to directly contact (without having to disconnect or place a second call) their care coordinator or a member of their care coordination team (if applicable) during normal business hours. If the member’s care coordinator or a member of the member’s care coordination team is not available, the call shall be answered by another qualified staff person in the care coordination unit. If the call requires immediate attention from a care coordinator, the staff member answering the call shall immediately transfer the call to the member’s care coordinator (or another care coordinator if the member’s care coordinator is not available) as a “warm transfer” (see definition in Section 1). After normal business hours, calls that require immediate attention by a care coordinator shall be transferred to a care coordinator as specified in Section 2. 18.1.6.

2.9.6.11.8	The CONTRACTOR shall permit members to change to a different care coordinator if the member desires and there is an alternative care coordinator available. Such availability may take into consideration the CONTRACTOR’s need to efficiently deliver care coordination in accordance with requirements specified herein, including for example, the assignment of a single care coordinator to all CHOICES members receiving nursing facility or community-based residential alternative services from a particular provider. Subject to the availability of an alternative care coordinator, the CONTRACTOR may impose a six (6) month lock-in period with an exception for cause after a member has been granted one (1) change in care coordinators.

2.9.6.11.9	In order to ensure quality and continuity of care, the CONTRACTOR shall make efforts to minimize the number of changes in care coordinator assigned to a member. A CONTRACTOR initiated change in care coordinators may be appropriate in the following circumstances:

2.9.6.11.9.1	Care coordinator is no longer employed by the CONTRACTOR;

2.9.6.11.9.2	Care coordinator has a conflict of interest and cannot serve the member;

2.9.6.11.9.3	Care coordinator is on temporary leave from employment; and

2.9.6.11.9.4	Care coordinator caseloads must be adjusted due to the size or intensity of an individual care coordinator’s caseload.

2.9.6.11.10	The CONTRACTOR shall develop policies and procedures regarding notice to members of care coordinator changes initiated by either the CONTRACTOR or the member, including advance notice of planned care coordinator changes initiated by the CONTRACTOR.

2.9.6.11.11	The CONTRACTOR shall ensure continuity of care when care coordinator changes are made whether initiated by the member or by the CONTRACTOR. The CONTRACTOR shall demonstrate use of best practices by encouraging newly assigned care coordinators to attend a face-to-face transition visit with the member and the out-going care coordinator when possible.

2.9.6.11.12	The CONTRACTOR shall provide initial training to newly hired care coordinators and ongoing training at least annually to care coordinators. Initial training topics shall include at a minimum:

2.9.6.11.12.1	The CHOICES program including a description of the CHOICES groups; eligibility for CHOICES enrollment; enrollment in CHOICES; enrollment targets for Groups 2 and 3, including reserve capacity and administration of waiting lists; and CHOICES benefits, including benefit limits, the individual cost neutrality cap for Group 2, the expenditure cap for Group 3, and the limited benefit package for members enrolled on the basis of Immediate Eligibility;

2.9.6.11.12.2	Facilitating CHOICES enrollment for current members;

2.9.6.11.12.3	Level of care and needs assessment and reassessment, development of a plan of care, and updating the plan of care including training on the tools and protocols;

2.9.6.11.12.4	Development and implementation of back-up plans;

2.9.6.11.12.5	Consumer direction of HCBS;

2.9.6.11.12.6	Self-direction of health care tasks;

2.9.6.11.12.7	Coordination of care for duals;

2.9.6.11.12.8	Electronic visit verification;

2.9.6.11.12.9	Conducting a home visit and use of the monitoring checklist;

2.9.6.11.12.10	How to immediately identify and address service gaps;

2.9.6.11.12.11	Management of critical transitions (including hospital discharge planning);

2.9.6.11.12.12	Nursing facility diversion;

2.9.6.11.12.13	Nursing facility to community transitions, including training on tools and protocols;

2.9.6.11.12.14	For members in CHOICES Group 1, members’ responsibility regarding patient liability, including the consequences of not paying patient liability;

2.9.6.11.12.15	Alzheimer’s, dementia and cognitive impairments;

2.9.6.11.12.16	Traumatic brain injury;

2.9.6.11.12.17	Physical disabilities;

2.9.6.11.12.18	Disease management;

2.9.6.11.12.19	Behavioral health;

2.9.6.11.12.20	Evaluation and management of risk;

2.9.6.11.12.21	Identifying and reporting abuse/neglect (see Section 2.24.4);

2.9.6.11.12.22	Fraud and abuse, including reporting fraud and abuse;

2.9.6.11.12.23	Advance directives and end of life care;

2.9.6.11.12.24	HIPAA;

2.9.6.11.12.25	Cultural competency;

2.9.6.11.12.26	Disaster planning; and

2.9.6.11.12.27	Available community resources for non-covered services.

2.9.6.11.13	The CONTRACTOR shall establish roles and job responsibilities for care coordinators. The job responsibilities shall include a description of activities and required timeframes for completion. These activities shall include the requirements specified in this Section 2.9.6.

2.9.6.12	Care Coordination Monitoring
2.9.6.12.1	The CONTRACTOR shall develop a comprehensive program for monitoring, on an ongoing basis, the effectiveness of its care coordination processes. The CONTRACTOR shall immediately remediate all individual findings identified through its monitoring process, and shall also track and trend such findings and remediations to identify systemic issues of poor performance and/or non-compliance, implement strategies to improve care coordination processes and resolve areas of non-compliance, and shall measure the success of such strategies in addressing identified issues. At a minimum, the CONTRACTOR shall ensure that:

2.9.6.12.1.1	Care coordination tools and protocols are consistently and objectively applied and outcomes are continuously measured to determine effectiveness and appropriateness of processes;

2.9.6.12.1.2	Level of care assessments and reassessments occur on schedule and are submitted to TENNCARE in accordance with requirements in Section 2.9.6.9.3.1.1;

2.9.6.12.1.3	Needs assessments and reassessment, as applicable, occur on schedule and in compliance with this Agreement;

2.9.6.12.1.4	Plans of care for CHOICES Groups 2 and 3 are developed and updated on schedule and in compliance with this Agreement;

2.9.6.12.1.5	Plans of care for CHOICES Groups 2 and 3 reflect needs identified in the needs assessment and reassessment process;

2.9.6.12.1.6	Plans of care for CHOICES Groups 2 and 3 are appropriate and adequate to address member needs;

2.9.6.12.1.7	Services are delivered as described in the plan of care and authorized by the CONTRACTOR;

2.9.6.12.1.8	Services are appropriate to address the member’s needs;

2.9.6.12.1.9	Services are delivered in a timely manner;

2.9.6.12.1.10	Service utilization is appropriate;

2.9.6.12.1.11	Service gaps are identified and addressed in a timely manner;

2.9.6.12.1.12	Minimum care coordinator contacts are conducted;

2.9.6.12.1.13	Care coordinator-to-member ratios are appropriate;

2.9.6.12.1.14	The cost neutrality cap for members in CHOICES Group 2 and the expenditure cap for members in CHOICES Group 3 are monitored and appropriate action is taken if a member is nearing or exceeds his/her cost neutrality or expenditure cap; and

2.9.6.12.1.15	That benefit limits are monitored and that appropriate action is taken if a member is nearing or exceeds a benefit limit.

2.9.6.12.2	The CONTRACTOR shall provide to TENNCARE the reports required by Section 2.30.

2.9.6.12.3	The CONTRACTOR shall purchase and implement an electronic visit verification system to monitor member receipt and utilization of HCBS including at a minimum, personal care, attendant care, homemaker services and home-delivered meals. The CONTRACTOR shall select its own electronic visit verification vendor and shall ensure, in the development of such system, the following minimal functionality:

2.9.6.12.3.1	The ability to log the arrival and departure of individual provider staff person or consumer direction worker;

2.9.6.12.3.2	The ability to verify in accordance with business rules that services are being delivered in the correct location (e.g., the member’s home);

2.9.6.12.3.3	The ability to verify the identity of the individual provider staff person or worker providing the service to the member;

2.9.6.12.3.4	The ability to match services provided to a member with services authorized in the plan of care;

2.9.6.12.3.5	The ability to ensure that the provider/worker delivering the service is authorized to deliver such services;

2.9.6.12.3.6	The ability to establish a schedule of services for each member which identifies the time at which each service is needed, and the amount, frequency, duration and scope of each service, and to ensure adherence to the established schedule;

2.9.6.12.3.7	The ability to provide immediate (i.e., “real time”) notification to care coordinators if a provider or worker does not arrive as scheduled or otherwise deviates from the authorized schedule so that service gaps and the reason the service was not provided as scheduled, are immediately identified and addressed, including through the implementation of back-up plans, as appropriate;

2.9.6.12.3.8	The ability for a provider of home-delivered meals to log in and enter the meals that have been delivered during the day, including the member’s name, time delivered and the reason a meal was not delivered (when applicable);

2.9.6.12.3.9	The ability for a provider, e.g., adult day care provider, to log in and enter attendance for the day;

2.9.6.12.3.10	The ability for the provider/worker to submit claims to the CONTRACTOR (claims from workers shall be submitted initially to the FEA, and the FEA shall provide claims information to the CONTRACTOR as specified in the subcontract with the FEA; see Section 2.26); and

2.9.6.12.3.11	The ability to reconcile paid claims with service authorizations.

2.9.6.12.4	The CONTRACTOR shall not require that provider staff delivering home-delivered meals log in at arrival and departure. Instead, the provider may opt to log in on a daily basis after meals have been delivered and enter information on all the meals that were delivered that day (see Section 2.9.6.12.3.8 above).

2.9.6.12.5	The CONTRACTOR shall monitor and use information from the electronic visit verification system to verify that services are provided as specified in the plan of care, and in accordance with the established schedule, including the amount, frequency, duration, and scope of each service, and that services are provided by the authorized provider/worker; and to identify and immediately address service gaps, including late and missed visits. The CONTRACTOR shall monitor services anytime a member is receiving services, including after the CONTRACTOR’s regular business hours.

2.9.6.12.6	The CONTRACTOR shall develop and maintain an electronic case management system that includes the functionality to ensure compliance with all requirements specified in the Section 1115 TennCare Demonstration Waiver, federal and state laws and regulations, this Agreement, and TennCare policies and protocols, including but not limited to the following:

2.9.6.12.6.1	The ability to capture and track key dates and timeframes specified in this Agreement, e.g., as applicable, date of referral for potential CHOICES enrollment, date the level of care assessment and plan of care were submitted to TENNCARE, date of CHOICES enrollment, date of development of the plan of care, date of authorization of the plan of care, date of initial service delivery for each service in the plan of care, date of each level of care and needs reassessment, date of each update to the plan of care, and dates regarding transition from a nursing facility to the community;

2.9.6.12.6.2	The ability to capture and track compliance with minimum care coordination contacts as specified in Section 2.9.6.9.4 of this Agreement;

2.9.6.12.6.3	The ability to notify the care coordinator about key dates, e.g., TennCare eligibility end date, date for annual level of care reassessment, date of needs reassessment, and date for update to the plan of care;

2.9.6.12.6.4	The ability to capture and track eligibility/enrollment information, level of care assessments and reassessments, and needs assessments and reassessments;

2.9.6.12.6.5	The ability to capture and monitor the plan of care;

2.9.6.12.6.6	The ability to track requested and approved service authorizations, including covered long-term care services and any services provided as a cost-effective alternative to other covered services;

2.9.6.12.6.7	The ability to document all referrals received by the care coordinator on behalf of the member for covered long-term care services; home health and private duty nursing services; other physical or behavioral health services needed to help the member maintain or improve his or her physical or behavioral health status or functional abilities and maximize independence; and other social support services and assistance needed in order to ensure the member’s health, safety and welfare, and as applicable, to delay or prevent the need for more expensive institutional placement, including notes regarding how such referral was handled by the care coordinator;

2.9.6.12.6.8	The ability to establish a schedule of services for each member which identifies the time at which each service is needed and the amount, frequency, duration and scope of each service;

2.9.6.12.6.9	The ability to provide, via electronic interface with the electronic visit verification system, service authorizations on behalf of a CHOICES member, including the schedule at which each service is needed;

2.9.6.12.6.10	The ability to provide, via electronic interface with the FEA, referrals and service authorizations;

2.9.6.12.6.11	The ability to track service delivery against authorized services and providers;

2.9.6.12.6.12	The ability to track actions taken by the care coordinator to immediately address service gaps; and

2.9.6.12.6.13	The ability to document case notes relevant to the provision of care coordination.
2.9.7 Consumer Direction of HCBS
2.9.7.1	General
2.9.7.1.1	The CONTRACTOR shall offer consumer direction of HCBS to all CHOICES Group 2 and 3 members who are determined by a care coordinator, through the needs assessment/reassessment process, to need attendant care, personal care, homemaker, in-home respite, companion care services and/or any other service specified in TennCare rules and regulations as available for consumer direction. (Companion care is only available for persons electing consumer direction of HCBS.) A service that is not specified in TennCare rules and regulations as available for consumer direction shall not be consumer directed. Consumer direction in CHOICES affords members the opportunity to have choice and control over how eligible HCBS are provided, who provides the services and how much workers are paid for providing care, up to a specified maximum amount established by TENNCARE (see Section 2.9.7.6.11). Member participation in consumer direction of HCBS is voluntary. Members may elect to participate in or withdraw from consumer direction of HCBS at any time, service by service, without affecting their enrollment in CHOICES. To the extent possible, the member shall provide his/her care coordinator ten (10) days advance notice regarding his/her intent to no longer direct one or more eligible HCBS or to withdraw from participation in consumer direction of HCBS entirely. The CONTRACTOR shall respond to the member’s request in keeping with the timeframes and processes set forth in this Section, in order to facilitate a seamless transition to appropriate service delivery. TENNCARE shall establish reasonable limitations on the frequency with which members may opt into and out of consumer direction of HCBS.

2.9.7.1.2	Consumer direction is a process by which eligible HCBS are delivered; it is not a service. If a member chooses not to direct his/her care, he/she shall receive authorized HCBS through contract providers. While the denial of a member’s request to participate in consumer direction or the termination of a member’s participation in consumer direction gives rise to due process including the right to fair hearing, such appeals shall be processed by the TennCare Division of Long Term Care rather than the TennCare Solutions Units, which manages medical appeals pertaining to TennCare benefits (i.e., services).

2.9.7.1.3	Members who participate in consumer direction of HCBS choose either to serve as the employer of record of their workers or to designate a representative (see definition below in Section 2.9.7.2.1) to serve as the employer of record on his/her behalf. As the employer of record the member or his/her representative is responsible for the following:

2.9.7.1.3.1	Hiring/Firing workers;

2.9.7.1.3.2	Determining workers’ duties and developing job descriptions;

2.9.7.1.3.3	Scheduling workers;

2.9.7.1.3.4	Supervising workers;

2.9.7.1.3.5	Evaluating worker performance and addressing any identified deficiencies or concerns;

2.9.7.1.3.6	Setting wages up to a specified maximum amount established by TENNCARE;

2.9.7.1.3.7	Training workers to provide personalized care based on the member’s needs and preferences;

2.9.7.1.3.8	Reviewing and approving timesheets;

2.9.7.1.3.9	Reviewing and ensuring proper documentation for services provided; and

2.9.7.1.3.10	Developing and activating as needed a back-up plan to address instances when a scheduled worker does not show up.

2.9.7.1.3.10.1	The back-up plan developed by the member may include both paid and unpaid supports; however, it is the responsibility of the member electing consumer direction and/or his/her representative to secure paid (as well as unpaid) back-up staff who are willing and available to serve in this capacity for consumer directed services. The CONTRACTOR shall not be expected or required to maintain contract providers “on standby” to serve in a back-up capacity for services a member has elected to receive through consumer direction. The member must make arrangements for the provision of needed medical care and does not have the option of going without needed services.

2.9.7.1.3.10.2	In some respects, the back-up plan for consumer direction is similar to the backup plan that contract providers are obligated to maintain (i.e., to address instances where an agency staff person does not show up). As the employer of record, the member and/or representative have willingly taken on the responsibilities that would otherwise be performed by the contract provider agency. However, the back-up plan for consumer directed workers is more comprehensive in that it is intended to facilitate the provision of needed care even when another paid worker is not available and is thus comparable to and shall be integrated with the backup plan which is part of the member’s plan of care and which also addresses (as applicable) instances in which a contract provider is authorized to provide care and the contract provider’s back-up plan fails. The CONTRACTOR shall assess the adequacy of the back-up plan.

2.9.7.2	Representative

2.9.7.2.1	A member may designate, or have appointed by a guardian, a representative to assume the consumer direction responsibilities on his/her behalf. A representative shall meet, at minimum the following requirements: be at least 18 years of age, have a personal relationship with the member and understand his/her support needs; know the member’s daily schedule and routine, medical and functional status, medication regimen, likes and dislikes, and strengths and weaknesses; and be physically present in the member’s residence on a regular basis or at least at a frequency necessary to supervise and evaluate workers.

2.9.7.2.2	In order to participate in consumer direction of HCBS with the assistance of a representative, one of the following must apply: (1) the member must have the ability to designate a person to serve as his/her representative or (2) the member has a legally appointed representative who may serve as the member’s representative.

2.9.7.2.3	The care coordinator shall determine if the member requires assistance in carrying out the responsibilities required for consumer direction and therefore requires a representative. The member’s care coordinator/care coordination team shall verify that a representative meets the qualifications as described in Section 2.9.7.2.1 above.

2.9.7.2.4	A member’s representative shall not receive payment for serving in this capacity and shall not serve as the member’s worker for any consumer directed service. The CONTRACTOR shall use a representative agreement developed by TENNCARE to document a member’s choice of a representative for consumer direction of HCBS and the representative’s contact information, and to confirm the individual’s agreement to serve as the representative and to accept the responsibilities and perform the associated duties defined therein. Ongoing, the fiscal employer agent (FEA) shall notify the CONTRACTOR within one (1) business day when it becomes aware of any changes to a representative’s contact information. Conversely, the CONTRACTOR shall notify the FEA within one (1) business day when it becomes aware of any changes to a representative’s contact information.

2.9.7.2.5	The representative agreement shall be signed by the member (or person authorized to sign on member’s behalf which shall not also be the representative for consumer direction) and the representative in the presence of the care coordinator. The care coordinator shall include the representative agreement in the member’s file and provide copies to the member and/or the member’s representative and the FEA (see Section 2.9.7.3 below).

2.9.7.2.6	A member may change his/her representative at any time. To the extent possible, the member shall notify his/her care coordinator ten (10) days in advance of initiating a change in representatives. The CONTRACTOR shall respond to the member’s request in keeping with the timeframes and processes set forth in this Section, in order to facilitate a seamless transition to a new representative. TENNCARE shall establish reasonable limitations on the frequency with which members may change representatives. In the event a member’s representative is unexpectedly no longer willing or able to fulfill the consumer direction functions on behalf of the member, the CONTRACTOR shall, as soon as possible, work with the member to find an alternate representative.

2.9.7.2.7	The member’s care coordinator/care coordination team shall verify that the new representative meets the qualifications as described in Section 2.9.7.2.1 above. A new representative agreement shall be completed and signed, in the presence of a care coordinator, prior to the new representative assuming the respective responsibilities. The member’s care coordinator/care coordination team shall immediately notify the FEA when a member changes his/her representative and provide a copy of the representative agreement. The CONTRACTOR shall facilitate a seamless transition to the new representative, and ensure that there are no interruptions or gaps in services. As part of the needs assessment and plan of care process, the care coordinator shall educate the member about the importance of notifying the care coordinator prior to changing a representative.

2.9.7.2.8	The FEA shall ensure that the new representative signs all service agreements (see Section 2.9.7.6.6).

2.9.7.3	Fiscal Employer Agent (FEA)

2.9.7.3.1	The CONTRACTOR shall enter into a subcontract with the FEA specified by TENNCARE to provide assistance to members choosing consumer direction.

2.9.7.3.2	The FEA shall fulfill, at a minimum, the following financial administrative and supports broker functions for all CHOICES members electing consumer direction of HCBS:

2.9.7.3.2.1	Assign a supports broker to each CHOICES member electing to participate in consumer direction of HCBS;

2.9.7.3.2.2	Assist in identifying and addressing in the risk assessment and planning processes any additional risk associated with receiving consumer directed services;

2.9.7.3.2.3	Provide initial and ongoing training to members and their representatives (as applicable) on consumer direction and other relevant issues (see Section 2.9.7.7 of this Agreement);

2.9.7.3.2.4	Verify worker qualifications, including, as specified by TENNCARE, conduct background checks on workers, enroll workers into Medicaid, assign provider Medicaid ID numbers, and hold Medicaid provider agreements (see Section 2.9.7.6.1 of this Agreement);

2.9.7.3.2.5	Provide initial and ongoing training to workers on consumer direction and other relevant issues (see Section 2.9.7.7 of this Agreement);
2.9.7.3.2.6	Assist the member and/or representative in developing and updating service agreements (see Section 2.9.7.6.6);

2.9.7.3.2.7	Receive, review and process timesheets;

2.9.7.3.2.8	Resolve timesheet discrepancies;

2.9.7.3.2.9	Obtain documentation from the member and/or representative to ensure that services were provided prior to payment of timesheets;
2.9.7.3.2.10	Withhold, file and pay applicable: federal, state and local income taxes; employment and unemployment taxes; and worker’s compensation;
2.9.7.3.2.11	Pay workers for services rendered;
2.9.7.3.2.12	Facilitate resolution of any disputes regarding payment to workers for services rendered;
2.9.7.3.2.13	Monitor quality of services provided by workers; and
2.9.7.3.2.14	Report to the CONTRACTOR on worker and/or staff identification of, response to, participation in and/or investigation of critical incidents (see Section 2.15.8).
2.9.7.3.3	The FEA shall also fulfill, at a minimum, the following financial administrative and supports broker functions for CHOICES members electing consumer direction of HCBS on an as needed basis:

2.9.7.3.3.1	Assist the member and/or representative in developing job descriptions;

2.9.7.3.3.2	Assist the member and/or representative in locating and recruiting workers;
2.9.7.3.3.3	Assist the member and/or representative in interviewing workers (developing questions, evaluating responses);
2.9.7.3.3.4	Assist the member and/or representative in scheduling workers;
2.9.7.3.3.5	Assist the member and/or representative in managing and monitoring payments to workers; and

2.9.7.3.3.6	Assist the member and/or representative in monitoring and evaluating the performance of workers.
2.9.7.3.4	The CONTRACTOR’s care coordination functions shall not duplicate the supports broker functions performed by the FEA or its subcontractor. A member’s care coordinator shall work with and coordinate with a member’s supports broker in implementing and monitoring consumer direction.

2.9.7.3.5	The CONTRACTOR’s subcontract with the FEA shall include the provisions specified by TENNCARE in the model FEA subcontract. The subcontract shall specify at a minimum the functions noted in Section 2.9.7.3.2 through 2.9.7.3.3. above (or a reference to the functions); the FEA’s responsibilities for communicating with the CONTRACTOR, members and workers; customer service requirements; processes and timeframes for authorizations of consumer directed services; processes and timeframes for service initiation; requirements and timeframes for processing employee payroll; process and requirements for billing; systems requirements and information exchange requirements; requirements for notifying MCO regarding readiness to initiate consumer direction of HCBS for a member; role and responsibility for training staff, contractors, members, representatives and workers regarding abuse and neglect plan protocols as described in Section 2.24.4.3 of this Agreement; and role and responsibility for critical incident reporting and management (see Section 2.15.8.4.6 of this Agreement).
2.9.7.3.6	The CONTRACTOR in collaboration with the FEA shall establish a process that allows for the efficient exchange of all relevant member information between the CONTRACTOR and the FEA.
2.9.7.3.7	The CONTRACTOR and FEA shall develop a protocol for interfaces and transfers of customer service inquiries per the requirements of Section 2.18 of this Agreement.
2.9.7.3.8	The CONTRACTOR shall provide to the FEA copies of all relevant initial and updated member documents, including at a minimum, plans of care, representative agreements and risk agreements. The CONTRACTOR shall provide to the FEA all relevant documentation prior to service delivery.
2.9.7.4	Needs Assessment/Plan of Care Process
2.9.7.4.1	A CHOICES member may choose to direct needed eligible HCBS at anytime: during CHOICES intake, through the needs assessment/reassessment and plan of care and plan of care update processes; and outside of these processes. The care coordinator shall assess the member’s needs for eligible HCBS per requirements in Sections 2.9.6.2.4, 2.9.6.3 and 2.9.6.5, as applicable. The care coordinator shall use the plan of care process (including updates) to identify the eligible services that the member will direct and to facilitate the member’s enrollment in consumer direction of HCBS.
2.9.7.4.2	The CONTRACTOR shall obtain written confirmation of the member’s decision to participate in consumer direction of HCBS.
2.9.7.4.2.1	The care coordinator shall assist the member in identifying which of the needed eligible HCBS shall be consumer directed, provided by contract providers or a combination of both, in which case, there must be a set schedule which clearly defines when contract providers will be utilized. The CONTRACTOR shall not be expected or required to maintain contract providers “on standby” to serve in a back-up capacity for services a member has elected to receive through consumer direction.
2.9.7.4.3	If the member intends to direct one or more needed eligible HCBS, throughout the period of time that consumer direction is being initiated, the CONTRACTOR shall arrange for the provision of needed HCBS through contract providers in accordance with 2.9.6. The care coordinator shall obtain from the member his/her choice of contract providers who will provide HCBS until such time as workers are secured and ready to begin delivering care through consumer direction,.
2.9.7.4.3.1	If a member has been assessed to need companion care services, the CONTRACTOR shall identify non-residential services that will offer interim support to address the member’s needs and assist the member in obtaining contract providers for these services.
2.9.7.4.4	The CONTRACTOR shall be responsible for providing all needed eligible HCBS using contract providers until all necessary requirements have been fulfilled in order to implement consumer direction of HCBS, including but not limited to: the FEA verifies that workers for these services meet all necessary requirements (see Section 2.9.7.6.1 of this Agreement); service agreements are completed and signed; and authorizations for consumer directed services are in place. The CONTRACTOR, in conjunction with the FEA, shall facilitate a seamless transition between contract providers and workers and ensure that there are no interruptions or gaps in services.
2.9.7.4.5	The care coordinator shall determine if the member will appoint a representative to assume the consumer direction functions on his/her behalf (see Section 2.9.7.6.1 of this Agreement). If the member does not intend to appoint a representative, the care coordinator shall determine the extent to which a member requires assistance to participate in consumer direction of HCBS, based upon the results of the member’s responses to the self-assessment instrument developed by TENNCARE. The self- assessment instrument shall be completed by the member with assistance from the member’s care coordinator as appropriate. The care coordinator shall file the completed self-assessment in the member’s file.
2.9.7.4.5.1	If, based on the results of the self-assessment, the care coordinator determines that a member requires assistance to direct his/her services, and the member has not already designated a representative to assume the consumer direction functions, the care coordinator shall inform the member that he/she will need to designate a representative to assume the consumer direction functions on his/her behalf.
2.9.7.4.5.2	The CONTRACTOR shall forward to TENNCARE for disposition, pursuant to TennCare policy, any cases in which the CONTRACTOR plans to deny participation in consumer direction because a care coordinator has determined that the health, safety and welfare of the member would be in jeopardy if the member participates in consumer direction without a representative but the member does not want to appoint a representative to assist in directing his/her services. The CONTRACTOR shall abide by TENNCARE’s decision.
2.9.7.4.6	The member’s care coordinator/care coordination team shall ensure that the person identified to serve as the representative meets all qualifications (see Section 2.9.7.2.1 of this Agreement) and that a representative agreement is completed and signed by the member and the person prior to forwarding a referral to the FEA (see Section 2.9.7.4.7 below).
2.9.7.4.7	Within two (2) business days of signing the representative agreement, the CONTRACTOR shall forward to the FEA a referral initiating the member’s participation in consumer direction of HCBS. The referral shall include at a minimum: the date of the referral; the member’s name, address, telephone number, social security number; the name of the representative and telephone number, if applicable, (if known at the time) and social security number; member TennCare ID number; member’s CHOICES enrollment date; eligible selected HCBS, including amount, frequency and duration of each; and care coordinator name and contact information. The CONTRACTOR shall also forward to the FEA a copy of the written confirmation of the member’s decision to participate in consumer direction of HCBS.
2.9.7.4.8	Within two (2) business days of receipt of the referral, the FEA shall assign a supports broker to the member and shall notify the care coordinator of the assignment.
2.9.7.4.9	Within five (5) days of receipt of the referral, the FEA shall contact the member to inform the member of his/her assigned supports broker, provide contact information for the supports broker, and to begin the process of initiating consumer direction of HCBS.
2.9.7.4.10	The care coordinator, in conjunction with the FEA, shall assist the member and/or the representative as needed in developing a back-up plan for consumer direction that adequately identifies how the member will address situations when a scheduled worker fails to show up. The member and his/her representative (as applicable) shall have primary responsibility for the development of the back-up plan for consumer directed services. The back-up plan shall include the names and telephone numbers of contacts for alternate care, the order in which contact shall be made and the services to be provided by contacts. Back-up workers may include paid and non-paid supports; however, it is the responsibility of the member electing consumer direction and/or his/her representative to secure paid (as well as unpaid) back-up staff who are willing and available to serve in this capacity. The CONTRACTOR shall not be expected or required to maintain contract providers “on standby” to serve in a backup capacity for services a member has elected to receive through consumer direction. All persons and/or organizations noted in back-up plan for consumer directed services shall first be contacted by the member and/or representative to determine their willingness and availability to serve as back-up workers. The care coordinator shall follow-up with these persons and/or organizations to confirm their willingness and availability to provide care when needed. The CONTRACTOR shall give a copy of the back-up plan, and any updates, to the FEA.
2.9.7.4.11	The care coordinator, with assistance from the FEA, shall assist the member and/or the representative in reviewing and updating the risk agreement (as prescribed in Section 2.9.6.9.2.1.10 of this Agreement) in order to ensure that any additional risks associated with the member’s decision to direct his/her services are taken into consideration and that additional measures to mitigate these risks are identified. The representative (if applicable) shall participate in the process. The updated risk agreement shall be signed by the care coordinator and the member (or the member’s representative). A copy of the risk agreement shall be given to the member or the member’s representative and the FEA. The FEA and care coordinator shall file a copy of the updated risk assessment in the member’s files.

2.9.7.4.12	On an ongoing basis, the CONTRACTOR shall ensure that needs reassessments and updates to the plan of care occur per requirements specified in Sections 2.9.6.9 of this Agreement. The care coordinator shall ensure that the member’s supports broker is invited to participate in these meetings.
2.9.7.5	Authorizations for Consumer Directed Services and Service Initiation
2.9.7.5.1	Consumer direction of HCBS shall not be initiated until all requirements are fulfilled including but not limited to the following: (1) the FEA verifies that the member’s employer and related documentation is in order; (2) the FEA verifies that workers meet all qualifications, including participation in required training; (3) there is a signed service agreement specific to each individual worker (see Section 2.9.7.6.7 of this Agreement); and (4) the CONTRACTOR issues to the FEA an authorization for consumer directed services (see 2.9.7.5.6 below) for each service.
2.9.7.5.2	The FEA shall work with the member to determine the appropriate level of assistance necessary to recruit, interview and hire workers and provide the assistance.
2.9.7.5.3	Once potential workers are identified, the FEA shall verify that a potential worker meets all applicable qualifications (see Section 2.9.7.6.1 of this Agreement).
2.9.7.5.4	The FEA shall ensure that a service agreement is signed between the member or member’s representative and his/her worker within five (5) business days following the FEA’s verification that a worker meets all qualifications.
2.9.7.5.5	Within ten (10) days of receipt of the referral and every ten (10) days thereafter, the FEA shall update the care coordinator of the status of completing required functions necessary to initiate consumer direction, including obtaining workers for each identified consumer directed service and anticipated timeframes by which qualified workers shall be secured and consumer directed services may begin.
2.9.7.5.6	The provision of consumer directed services shall begin as soon as possible but no longer than sixty (60) days from the date of the CONTRACTOR’s referral to the FEA. Prior to beginning the provision of consumer directed services, the FEA shall notify the CONTRACTOR that all requirements have been fulfilled, and the date that consumer directed services can begin. Within two (2) business days of receipt of the notification from the FEA, the CONTRACTOR shall forward to the FEA an authorization for consumer directed services. Each authorization for consumer directed services shall include the required elements for a referral (see Section 2.9.7.4.7 of this Agreement) including: authorized service, authorized units of service, including amount, frequency and duration, start and end dates, and service code.
2.9.7.5.7	If initiation of consumer directed services does not begin within sixty (60) days from the date of the CONTRACTOR’s referral to the FEA, the FEA shall contact the CONTRACTOR regarding the cause of the delay. The CONTRACTOR shall determine the appropriate next steps, including but not limited to whether an extension is warranted or if the member is still interested in participating in consumer direction of HCBS.

2.9.7.5.8	Upon the scheduled start date of consumer directed services, the member’s care coordinator/care coordination team shall begin monitoring to ensure that services have been initiated and continue to be provided as authorized. This shall include ongoing monitoring via electronic visit verification to ensure that services are provided in accordance with the member’s plan of care, including the amount, frequency, duration and scope of each service, in accordance with the member’s service schedule. Upon the identification of any gaps in care, the member’s care coordinator/care coordination team shall contact the FEA who will be responsible for assisting the member or his/her representative as needed in activating the member’s back-up plan for consumer direction.
2.9.7.5.9	Within five (5) business days of the scheduled start date of consumer directed services as specified in the authorization of consumer directed services a member of the care coordinator team shall contact the member or his/her representative to confirm that services are being provided and that the member’s needs are being met.
2.9.7.5.10	On an ongoing basis, in addition to requirements specified above in 2.9.7.5.3 – 2.9.7.5.7 above:
2.9.7.5.10.1	The CONTRACTOR shall develop and forward to the FEA a new authorization for consumer directed services when the following occur: a change in the number of service units, or the frequency or duration of service delivery; or a change in the services to be provided through consumer direction, including the provision of a new service through consumer direction or termination of a service through consumer direction.
2.9.7.6	Worker Qualifications
2.9.7.6.1	The FEA shall ensure that workers meet all requirements prior to the worker providing services. The FEA shall ensure that workers: meet all TennCare established requirements for providers of comparable, non-consumer directed services; pass a background check which includes criminal background check (including fingerprinting), or, as an alternative, a background check from a licensed private investigation company, verification that the person’s name does not appear on the State abuse registry, verification that the person’s name does not appear on the state and national sexual offender registries and licensure verification, as applicable; complete all required training, including the training specified in Section 2.9.7.7 of this Agreement; complete all required applications to become a TennCare provider; sign the TennCare provider agreement; and are assigned a Medicaid provider ID number.
2.9.7.6.1.1	A member cannot waive a background check for a potential worker. The following findings shall disqualify a person from serving as a worker:

2.9.7.6.1.1.1	Conviction of an offense involving physical, sexual or emotional abuse, neglect, financial exploitation or misuse of funds, misappropriation of property, theft from any person, violence against any person, or manufacture, sale, possession or distribution of any drug;

2.9.7.6.1.1.2	Entering of a plea of nolo contendere or when a jury verdict of guilty is rendered but adjudication of guilt is withheld with respect to a crime reasonably related to the nature of the position sought or held;
2.9.7.6.1.1.3	Identification on the abuse registry;

2.9.7.6.1.1.4	Identification on the state or national sexual offender registry;
2.9.7.6.1.1.5	Failure to have a required license; and

2.9.7.6.1.1.6	Refusal to cooperate with a background check.

2.9.7.6.1.2	In certain instances a member may choose to hire a worker that fails a background check. Exceptions to disqualification may be granted at the member’s discretion and only if all of the following conditions are met:
2.9.7.6.1.2.1	Offense is a misdemeanor;

2.9.7.6.1.2.2	Offense occurred more than five (5) years ago;

2.9.7.6.1.2.3	Offense is not related to physical or sexual or emotional abuse of another person;

2.9.7.6.1.2.4	Offense does not involve violence against another person or the manufacture, sale, or distribution of drugs; and

2.9.7.6.1.2.5	There is only one disqualifying offense.
2.9.7.6.2	The FEA shall make the decision regarding exceptions to disqualification. In the event a member chooses to hire a worker that has failed a background check but has met all of the conditions for an exception to disqualification and the FEA has granted the exception, the FEA shall notify the care coordinator prior to initiation of services provided by that worker.
2.9.7.6.3	Workers are not required to be contract providers. The CONTRACTOR shall not require a worker to sign a provider agreement or any other agreement not specified by TENNCARE.

2.9.7.6.4	Members shall have the flexibility to hire persons with whom they have a close personal relationship to serve as a worker, such as a neighbor or a friend.
2.9.7.6.5	Members may hire family members, excluding spouses, to serve as a worker. A family member shall not be reimbursed for a service that he/she would have otherwise provided without pay. The CONTRACTOR shall use the needs assessment process (Section 2.9.6.5) to assess the member’s available existing supports, including supports provided by family members.
2.9.7.6.6	A member may have multiple workers or both a worker and a contract provider for a given service, in which case, there must be a set schedule which clearly defines when contract providers will be utilized. A member may elect to have a worker provide more than one service.

2.9.7.6.7	A member shall develop a service agreement with each worker. The service agreement template shall be developed by TENNCARE and shall include, at a minimum: the roles and responsibilities of the worker and the member; the worker’s schedule (as developed by the member and/or representative), including hours and days; the scope of each service, i.e., the specific tasks and functions the worker is to perform; the service rate; and the requested start date for services. The service agreement shall serve as the worker’s written confirmation of his/her commitment to initiate services on or before the date specified and to provide services in accordance with specified terms (including the tasks and functions to be performed and the schedule at which care is needed). If necessary, the FEA shall assist in this process. Service agreements shall be updated anytime there is a change in any of the terms or conditions specified in the agreement. Service agreements shall be signed by the new representative when there is a change in representatives.
2.9.7.6.8	The service agreement shall also stipulate if a worker will provide one or more self- directed health care tasks, the specific task(s) to be performed, and the frequency of each self-directed health care task (see Section 2.7 3).
2.9.7.6.9	The FEA shall ensure that a service agreement is in place for each worker prior to the worker providing services.
2.9.7.6.10	A copy of each service agreement shall be provided to the member and/or representative. The FEA shall give a copy of the service agreement to the worker and shall maintain a copy for its files.
2.9.7.6.11	A member may terminate a worker at any time if he/she feels that the worker is not adhering to the terms of the service agreement and/or is not providing quality services. If the FEA or care coordinator has concerns that a worker is unable to deliver appropriate care as prescribed in the service agreement and the plan of care, but the member and/or representative chooses to continue to employ the worker, the care coordinator shall note the concern and the member’s choice to continue using the worker in the member’s plan of care, and shall update the risk assessment and/or risk agreement as needed. The FEA and care coordinator shall collaborate to develop strategies to address identified issues and concerns. The FEA shall inform the member and/or representative of any potential risks associated with continuing to use the worker. The CONTRACTOR shall forward to TENNCARE for disposition, pursuant to TennCare policy, any cases in which the CONTRACTOR plans to disenroll the member from consumer direction because a care coordinator has determined that the health, safety and welfare of the member may be in jeopardy if the member continues to employ a worker but the member and/or representative does not want to terminate the worker. The CONTRACTOR and FEA shall abide by TENNCARE’s decision.
2.9.7.6.12	A member shall have the flexibility to choose from a range of TENNCARE specified reimbursement levels for all eligible consumer directed HCBS, excluding companion care services which shall be reimbursed at the rate specified by TENNCARE.
2.9.7.6.13	In order to receive payment for services rendered, all workers must:
2.9.7.6.13.1	Submit to the member and the FEA planned work schedules two weeks in advance and when billing. The FEA shall input schedules into the EVV; and

2.9.7.6.13.2	Maintain and submit timesheets and documentation of service delivery (i.e., documentation of the tasks and functions performed during the provision of services), and any other documentation, as required, for units of service delivered; and
2.9.7.6.13.3	Provide no more than forty (40) hours of services within a consecutive seven (7) day period, with the following exceptions:
2.9.7.6.13.3.1	The worker provides companion care services; or
2.9.7.6.13.3.2	The worker serves as a back-up worker during this period, in which case payment shall be at the established rate, with no overtime pay, in accordance with applicable labor law. The FEA shall monitor the frequency of instances in which a worker provides more than forty (40) hours of service within a consecutive seven day period for this reason, and shall work with the member and/or representative to develop an adequate supply of reliable workers.
2.9.7.6.13.4	The FEA shall enter worker schedules into the EVV, but may delegate this responsibility to the member and/or representative when appropriate.
2.9.7.7	Training
2.9.7.7.1	The CONTRACTOR shall require all members electing to enroll in consumer direction of HCBS and/or their representatives to receive relevant training prior to service initiation. The FEA shall be responsible for providing or arranging for the training. When training is not directly provided by the FEA, the FEA shall validate completion of training.
2.9.7.7.2	At a minimum, consumer direction training for members and/or representatives shall address the following issues:
2.9.7.7.2.1	Understanding the role of members and representatives in consumer direction;

2.9.7.7.2.2	Understanding the role of the care coordinator and the FEA;

2.9.7.7.2.3	Selecting workers;

2.9.7.7.2.4	Abuse and neglect identification and reporting;

2.9.7.7.2.5	Being an employer, evaluating worker performance and managing employees;

2.9.7.7.2.6	Fraud and abuse;

2.9.7.7.2.7	Performing administrative tasks such as reviewing and approving time sheets; and

2.9.7.7.2.8	Scheduling workers and back-up planning.

2.9.7.7.3	Ongoing training shall be provided by the FEA to members and/or representatives upon request and/or if a care coordinator or FEA, through monitoring, determines that additional training is warranted.
2.9.7.7.4	The FEA shall be responsible for providing or arranging for the training of all workers prior to service initiation. When training is not directly provided by the FEA, the FEA shall validate completion of training. At a minimum, training shall consist of the following required elements:
2.9.7.7.4.1	Overview of the CHOICES program and consumer direction of HCBS;

2.9.7.7.4.2	Caring for elderly and disabled populations;

2.9.7.7.4.3	Abuse and neglect identification and reporting;

2.9.7.7.4.4	CPR and first aid certification;

2.9.7.7.4.5	Critical incident reporting;

2.9.7.7.4.6	Submission of timesheets, required documentation and withholdings;

2.9.7.7.4.7	EVV system functionality, requirements and how to use; and

2.9.7.7.4.8	As appropriate, administration of self-directed health care task(s).
2.9.7.7.5	The member or representative, with assistance of the FEA, shall determine to what extent the member or representative shall be involved in the above-specified training, except that the member or representative must direct training regarding the administration of self-directed health care tasks.
2.9.7.7.6	In addition to the training noted above in 2.9.7.7.4.1 – 2.9.7.7.4.8, the member shall provide training to the worker regarding individualized service needs and preference.
2.9.7.7.7	The FEA shall verify that workers have successfully completed all required training prior to service initiation and payment for services.
2.9.7.7.8	Ongoing, the FEA shall ensure that workers maintain CPR and first aid certification and receive required refresher training as a condition of continued employment and shall arrange for the appropriate training. Additional training components may be provided to a worker to address issues identified by the FEA, care coordinator, member and/or the representative or at the request of the worker.
2.9.7.7.9	Refresher training may be provided more frequently if determined necessary by the FEA, care coordinator, member and/or representative or at the request of the worker.
2.9.7.8	Monitoring
2.9.7.8.1	The FEA shall conduct semi-annual face-to-face visits in the member’s place of residence and conduct monthly phone contacts. These visits and contacts shall supplement and not supplant the minimum care coordinator contacts. The FEA shall use these visits to monitor the quality of service delivery including:

2.9.7.8.1.1	Identifying any service delivery issues;

2.9.7.8.1.2	Determining the adequacy and appropriateness of documentation of service delivery; and

2.9.7.8.1.3	Determining the efficacy of back-up plans and processes.

2.9.7.8.2	At a minimum, the FEA shall conduct the following additional monitoring activities:

2.9.7.8.2.1	Quarterly reviews of expenditures for each member; and
2.9.7.8.2.2	Monthly reviews of hours billed for services across all members, by each worker.
2.9.7.8.3	The CONTRACTOR shall monitor a member’s participation in consumer direction of HCBS to determine, at a minimum, the success and the viability of the service delivery model for the member. The CONTRACTOR shall note any patterns, such as frequent turnover of representatives and changing between consumer direction of HCBS and contract providers that may warrant intervention by the CONTRACTOR. The CONTRACTOR may submit a request to TENNCARE, pursuant to TennCare policy, to involuntarily withdraw the member from consumer direction of HCBS if the CONTRACTOR has concerns about its ability to protect the health, safety and welfare of the member (see Section 2.9.7.8.5).
2.9.7.8.4	If at any time the care coordinator or FEA suspects abuse or neglect on the part of the representative or worker, the care coordinator and/or FEA shall report the allegations to the CONTRACTOR. The CONTRACTOR shall report the representative and/or worker to APS. The representative and/or worker shall immediately be released from his/her duties until the APS investigation is complete. The care coordinator shall work with the member to find a new representative, and the FEA shall work with the member to find a suitable replacement worker. If the allegations are substantiated as a result of the APS investigation, the representative and/or worker shall no longer be allowed to participate in the CHOICES program in any capacity.
2.9.7.8.5	In the event the CONTRACTOR believes that it cannot safely and effectively serve the member in the community, the care coordinator, with the assistance of and input from the FEA, shall review with the member the previously developed risk agreement and update it to ensure that any additional identified risks are incorporated and measures are identified to mitigate risks. The representative (if applicable) shall participate in the process. The updated risk assessment shall be signed by the member or representative and the care coordinator. A copy shall be given to the member or representative. The member’s care coordinator/care coordination team and the FEA shall file a copy in the member’s files. If the CONTRACTOR does not believe the member can be safely and effectively served in the community directing his/her services, the CONTRACTOR may request to involuntarily withdraw the member from consumer direction of HCBS, pursuant to TennCare policy (see Section 2.9.7.9 below).

2.9.7.9	Withdrawal from Consumer Direction of HCBS
2.9.7.9.1	A member may voluntarily withdraw from consumer direction of HCBS at any time. The member and/or representative shall notify the care coordinator as soon as he/she determines that he/she is no longer interested in participating in consumer direction of HCBS.
2.9.7.9.2	Upon receipt of a member’s request to withdraw from consumer direction of HCBS, the CONTRACTOR shall conduct a face-to-face visit and update the member’s plan of care, as appropriate, to initiate the process to transition the member to contract providers.
2.9.7.9.3	The CONTRACTOR may initiate involuntary withdrawal of a member from consumer direction of HCBS:
2.9.7.9.3.1	If a member’s representative fails to perform in accordance with the terms of the representative agreement and the health, safety and welfare of the member is at risk, and the member wants to continue to use the representative.
2.9.7.9.3.2	If a member has consistently demonstrated that he/she is unable to manage, with sufficient supports (including appointment of a representative) his/her services and the care coordinator or FEA has identified health, safety and/or welfare issues.
2.9.7.9.3.3	A care coordinator has determined that the health, safety and welfare of the member may be in jeopardy if the member continues to employ a worker but the member and/or representative does not want to terminate the worker.
2.9.7.9.3.4	Other significant concerns regarding the member’s participation in consumer direction which jeopardize the health, safety or welfare of the member.
2.9.7.9.4	The CONTRACTOR shall forward to TENNCARE, pursuant to TennCare policy, a request to involuntarily withdraw a member from consumer direction of HCBS. The request shall include the reasons for withdrawing the member and the measures taken by the CONTRACTOR and/or the FEA to address identified issues.
2.9.7.9.5	If TENNCARE approves the CONTRACTOR’s request, the CONTRACTOR shall notify the member in accordance with TennCare rules and regulations, and the member shall have the right to appeal the determination (see Section 2.19.3.1 2of this Agreement). Upon notification or the resolution of a timely filed appeal, the CONTRACTOR, in conjunction with the FEA, shall facilitate a seamless transition from workers to contract providers, with no interruptions or gaps in services.
2.9.7.9.6	Voluntary or involuntary withdrawal of a member from consumer direction of HCBS shall not affect a member’s eligibility for long-term care services or enrollment in CHOICES.
2.9.7.9.7	Members who have been involuntarily withdrawn may request to be reinstated in consumer direction of HCBS. The care coordinator shall work with the FEA to ensure that the issues previously identified as reasons for withdrawal have been adequately addressed prior to reinstatement. All members shall be required to participate in consumer direction training programs prior to re-instatement in consumer direction of HCBS.
2.9.8 Coordination and Collaboration for Members with Behavioral Health Needs
2.9.8.1	General
As provided in Section 2.6.1 of this Agreement, the CONTRACTOR shall be responsible for providing a full continuum of physical health, behavioral health, and long-term care services. The CONTRACTOR shall also be responsible for ensuring continuity and coordination between covered physical health, behavioral health, and long-term care services and ensuring collaboration between physical health, behavioral health, and long-term care providers. The CONTRACTOR shall develop policies and procedures that address key elements in meeting this requirement. These elements include, but are not limited to, screening for behavioral health needs (including the screening tool), referral to physical health, behavioral health, and long-term care providers, exchange of information, confidentiality, assessment, treatment plan and plan of care development and implementation, collaboration, MCO case management, care coordination (for CHOICES members) and disease management, provider training, and monitoring implementation and outcomes.
2.9.8.2	Subcontracting for Behavioral Health Services
If the CONTRACTOR subcontracts for the provision of behavioral health services, the CONTRACTOR shall develop and implement a written agreement with the subcontractor regarding the coordination of services provided by the CONTRACTOR and those provided by the subcontractor. The agreement shall address the responsibilities of the CONTRACTOR and the subcontractor regarding, at a minimum, the items identified in Section 2.9.8.2 as well as prior authorization, claims payment, claims resolution, contract disputes, and reporting. The subcontract shall comply with all of the requirements regarding subcontracts included in Section 2.26 of this Agreement.
2.9.8.3	Screening for Behavioral Health Needs
2.9.8.3.1	The CONTRACTOR shall ensure that the need for behavioral health services is systematically identified by and addressed by the member’s PCP at the earliest possible time following initial enrollment of the member in the CONTRACTOR’s MCO or after the onset of a condition requiring mental health and/or substance abuse treatment.
2.9.8.3.2	The CONTRACTOR shall encourage PCPs and other providers to use a screening tool prior approved in writing by the State as well as other mechanisms to facilitate early identification of behavioral health needs.
2.9.8.3.3	As part of the care coordination process (see Section 2.9.6), the CONTRACTOR shall ensure that behavioral health needs of CHOICES members are identified and addressed.

2.9.8.4	Referrals to Behavioral Health Providers
The CONTRACTOR shall ensure through screening that members with a need for behavioral health services, particularly members with SED/SPMI are appropriately referred to behavioral health providers. The CONTRACTOR shall develop provider education and training materials to ensure that physical health and long-term care providers know when and how to refer members who need specialty behavioral health services. This shall include education about behavioral health services, including the recovery process and resilience for children. The CONTRACTOR shall develop a referral process to be used by its providers, including what information must be exchanged and when to share this information, as well as notification to the member’s care coordinator.
2.9.8.5	Referrals to PCPs
The CONTRACTOR shall ensure that members with both physical health and behavioral health needs are appropriately referred to their PCPs for treatment of their physical health needs. The CONTRACTOR shall develop provider education and training materials to ensure that behavioral health providers know when and how to refer members who need physical health services. The CONTRACTOR shall develop a referral process to be used by its providers. The referral process shall include providing a copy of the physical health consultation and results to the behavioral health provider.
2.9.8.6	Referrals to CHOICES
The CONTRACTOR shall ensure that members with both long-term care and behavioral health needs are referred to the CONTRACTOR for CHOICES intake (see Section 2.9.6.3). The CONTRACTOR shall develop provider education and training materials to ensure that behavioral health providers know when and how to refer members who need long-term care services to the CONTRACTOR.
2.9.8.7	Behavioral Health Assessment and Treatment Plan
The CONTRACTOR’s policies and procedures shall identify the role of physical health and behavioral health providers in assessing a member’s behavioral health needs and developing an individualized treatment plan. For members with chronic physical conditions that require ongoing treatment who also have behavioral health needs, the CONTRACTOR shall encourage participation of both the member’s physical health provider (PCP or specialist) and behavioral health provider in the assessment and individualized treatment plan development process as well as the ongoing provision of services. For CHOICES members in Groups 2 and 3 with behavioral health needs, the member’s care coordinator shall encourage participation of the member’s behavioral health provider in the care planning process and shall incorporate relevant information from the member’s behavioral health treatment plan (see Section 2.7.2.1.4) in the member’s plan of care (see Section 2.9.6.6).
2.9.8.8	MCO Case Management, Disease Management, and CHOICES Care Coordination
The CONTRACTOR shall use its MCO case management, disease management, and CHOICES care coordination programs (see Sections 2.9.5, 2.8, and 2.9.6) to support the continuity and coordination of covered physical health, behavioral health, and long-term care services and the collaboration between physical health, behavioral health, and long-term care providers. The CONTRACTOR has the option to allow members, e.g., members who have been determined to be high risk based on disease management stratification (see Section 2.8.3), to be enrolled in both a disease management program and MCO case management. For CHOICES members, MCO case management and/or disease management activities shall be integrated with the care coordination process (see Sections 2.9.5.4, and 2.9.6.1.8).
2.9.8.9	Monitoring
The CONTRACTOR shall evaluate and monitor the effectiveness of its policies and procedures regarding the continuity and coordination of covered physical, behavioral health, and long-term care services and collaboration between physical health, behavioral health, and long-term care providers. This shall include, but not be limited to, an assessment of the appropriateness of the diagnosis, treatment, and referral of behavioral health disorders commonly seen by PCPs; an evaluation of the appropriateness of psychopharmacological medication; and analysis of data regarding access to appropriate services. Based on these monitoring activities, the CONTRACTOR shall develop and implement interventions to improve continuity, coordination, and collaboration for physical health, behavioral health, and long-term care services.
2.9.9 Coordination and Collaboration Among Behavioral Health Providers
2.9.9.1	The CONTRACTOR shall ensure communication and coordination between mental health providers and substance abuse providers, including:
2.9.9.1.1	Assignment of a responsible party to ensure communication and coordination occur;
2.9.9.1.2	Determination of the method of mental health screening to be completed by substance abuse service providers; screening and assessment tools to be designated by TENNCARE;
2.9.9.1.3	Determination of the method of substance abuse screening to be completed by mental health service providers; screening and assessment tools to be designated by TENNCARE;
2.9.9.1.4	Description of how treatment plans will be coordinated between behavioral health service providers; and
2.9.9.1.5	Assessment of cross training of behavioral health providers: mental health providers being trained on substance abuse issues and substance abuse providers being trained on mental health issues.
2.9.9.2	The CONTRACTOR shall ensure coordination between the children and adolescent service delivery system as they transition into the adult mental health service delivery system, through such activities as communicating treatment plans and exchange of information.

2.9.9.3	The CONTRACTOR shall coordinate inpatient and community services, including the following requirements related to hospital admission and discharge:

2.9.9.3.1	The outpatient provider shall be involved in the admissions process when possible; if the outpatient provider is not involved, the outpatient provider shall be notified promptly of the member’s hospital admission;
2.9.9.3.2	Psychiatric hospital and residential treatment facility discharges shall not occur without a discharge plan in which the member has participated (an outpatient visit shall be scheduled before discharge, which ensures access to proper provider/medication follow-up; also, an appropriate placement or housing site shall be secured prior to discharge);
2.9.9.3.3	An evaluation shall be performed prior to discharge to determine if mental health case management services are medically necessary. Once deemed medically necessary, the mental health case manager shall be involved in discharge planning; if there is no mental health case manager, then the outpatient provider shall be involved; and
2.9.9.3.4	A procedure to ensure continuity of care regarding medication shall be developed and implemented.
2.9.9.4	The CONTRACTOR shall identify and develop community alternatives to inpatient hospitalization for those members who are receiving inpatient psychiatric facility services who could leave the facility if appropriate community or residential care alternatives were available in the community. In the event the CONTRACTOR does not provide appropriate community alternatives, the CONTRACTOR shall remain financially responsible for the continued inpatient care of these individuals.
2.9.9.5	The CONTRACTOR is responsible for providing a discharge plan as outlined in Section 2.9.9.3.2.
2.9.10 Coordination of Pharmacy Services
2.9.10.1	Except as provided in Section 2.6.1.3, the CONTRACTOR is not responsible for the provision and payment of pharmacy benefits; TENNCARE contracts with a pharmacy benefits manager (PBM) to provide these services. However, the CONTRACTOR shall coordinate with the PBM as necessary to ensure that members receive appropriate pharmacy services without interruption. The CONTRACTOR shall monitor and manage its contract providers as it relates to prescribing patterns and its members as it relates to utilization of prescription drugs. The CONTRACTOR shall participate in regularly scheduled meetings with the PBM and TENNCARE to discuss operational and programmatic issues.
2.9.10.2	The CONTRACTOR shall accept and maintain prescription drug data from TENNCARE or its PBM.
2.9.10.3	The CONTRACTOR shall monitor and manage members by, at a minimum, conducting the activities as described below:

2.9.10.3.1	Analyzing prescription drug data and/or reports provided by the PBM or TENNCARE to identify high-utilizers and other members who inappropriately use pharmacy services and assign them to MCO case management and/or disease management programs and/or refer them to CHOICES intake (see Section 2.9.6) as appropriate; if a CHOICES member is identified as a high-utilizer or as inappropriately using pharmacy services, relevant prescription drug data and/or reports for the member shall be provided to the member’s care coordinator, and the care coordinator shall take appropriate next steps, which may include coordination with the member’s PCP;
2.9.10.3.2	Analyzing prescription drug data and/or reports provided by the PBM to identify potential pharmacy lock-in candidates and referring them to TENNCARE; and
2.9.10.3.3	Regularly providing information to members about appropriate prescription drug usage. At a minimum, this information shall be included in the Member Handbook and in at least two (2) quarterly member newsletters within a twelve (12) month period.
2.9.10.4	The CONTRACTOR shall monitor and manage providers’ prescription patterns by, at a minimum, conducting the activities described below:
2.9.10.4.1	Collaborating with the PBM to educate the MCO’s contract providers regarding compliance with the State’s preferred drug list (PDL) and appropriate prescribing practices; and
2.9.10.4.2	Intervening with contract providers whose prescribing practices appear to be operating outside industry or peer norms as defined by TENNCARE, are noncompliant as it relates to adherence to the PDL and/or generic prescribing patterns, and/or who are failing to follow required prior authorization processes and procedures. The goal of these interventions will be to improve prescribing practices among the identified contract providers, as appropriate. Interventions shall be personal and one-on-one.
2.9.10.5	At any time, upon request from TENNCARE, the CONTRACTOR shall provide assistance in educating, monitoring and intervening with providers. For example, TENNCARE may require assistance in monitoring and intervening with providers regarding prescribing patterns for narcotics.
2.9.11 Coordination of Dental Benefits
2.9.11.1	General
2.9.11.1.1	The CONTRACTOR is not responsible for the provision and payment of dental benefits; TENNCARE contracts with a dental benefits manager (DBM) to provide these services.
2.9.11.1.2	As provided in Section 2.6.1.3, the CONTRACTOR is responsible for transportation to and from dental services as well as the facility, medical and anesthesia services related to medically necessary and approved dental services that are not provided by a dentist or in a dentist’s office.

2.9.11.1.3	The CONTRACTOR may require prior authorization for services related to dental services including the facility, anesthesia, and/or medical services related to the dental service. However, the CONTRACTOR may waive authorization of said services based upon authorization of the dental services by the dental benefits manager. The CONTRACTOR shall approve and arrange transportation to and from dental services in accordance with this Agreement, including but not limited to Attachment XI.
2.9.11.2	Services and Responsibilities

The CONTRACTOR shall coordinate with the DBM for dental services. Coordination of dental services, at a minimum, includes establishing processes for:
2.9.11.2.1	Means for referral that ensures immediate access for emergency care and provision of urgent and routine care according to TennCare guidelines for specialty care (see Attachment III);
2.9.11.2.2	Means for the transfer of information (to include items before and after the visit);

2.9.11.2.3	Maintenance of confidentiality;
2.9.11.2.4	Resolving disputes related to prior authorizations and claims and payment issues; and

2.9.11.2.5	Cooperation with the DBM regarding training activities provided by the DBM.
2.9.11.3	Operating Principles
Coordinating the delivery of dental services to TennCare members is the primary responsibility of the DBM. However, the CONTRACTOR shall provide coordination assistance and shall be responsible for communicating the DBM provider services, provider relations, and/or claim coordinator contact information to all of its contract providers. With respect to specific member issues, the CONTRACTOR shall work with the DBM coordinator towards a resolution. Should systemic issues arise, the CONTRACTOR shall meet and resolve the issues with the DBM. In the event that such issues cannot be resolved, the MCO and the DBM shall meet with TENNCARE to reach final resolution of matters involved. Final resolution of system issues shall occur within ninety (90) calendar days from referral to TENNCARE.
2.9.11.4	Resolution of Requests for Prior Authorization
2.9.11.4.1	The CONTRACTOR agrees, and recognizes that the DBM has agreed through its contractual arrangement with the State, that any dispute concerning which party should respond to a request for prior authorization shall not cause a denial, delay, reduction, termination or suspension of any appropriate service to a TennCare enrollee. The CONTRACTOR shall require that its DBM care coordinators will, in addition to their responsibilities for DBM care coordination, deal with issues related to requests for prior authorization that require coordination between the DBM and the CONTRACTOR. The CONTRACTOR shall provide the DBM with a list of its DBM care coordinators and telephone number(s) at which each DBM care coordinator may be contacted. When the CONTRACTOR receives a request for prior authorization from a provider for a member and the CONTRACTOR believes the service is the responsibility of the DBM, the CONTRACTOR’s DBM care coordinator shall contact the DBM’s care coordinator by the next business day after receiving the request for prior authorization. The DBM care coordinator shall also contact the member and/or member’s provider. For routine requests contact to the member or member’s provider shall be made within fourteen (14) days or less of the provider’s request for prior authorization and shall comply with all applicable consent decrees and court orders and TennCare rules and regulations. For urgent requests, contact shall be made immediately after receiving the request for prior authorization.
2.9.11.4.2	The CONTRACTOR shall assign staff members to serve on a coordination committee with DBM staff members. This committee shall be responsible for addressing all issues of dental care coordination. The committee will review disputes regarding clinical care and provide a clinical resolution to the dispute, subject to the terms of this Agreement. The CONTRACTOR and the DBM shall attempt in good faith to resolve any dispute and communicate the decision to the provider requesting prior authorization of a service. In the event the CONTRACTOR and the DBM cannot agree within ten (10) calendar days of the provider’s request for prior authorization, the party who first received the request from the provider shall be responsible for prior authorization and payment to the contract provider within the time frames designated by TENNCARE. The CONTRACTOR and the DBM are responsible for enforcing hold harmless protection for the member. The CONTRACTOR shall ensure that any response to a request for authorization shall not exceed fourteen (14) calendar days and shall comply with all applicable consent decrees and court orders and TennCare rules and regulations.
2.9.11.5	Claim Resolution Processes
2.9.11.5.1	The CONTRACTOR shall designate one or more claims coordinators to deal with issues related to claims and payment issues that require coordination between the DBM and the CONTRACTOR. The CONTRACTOR agrees and recognizes that the DBM has agreed through its contractual arrangement with the State, to also designate one or more claims coordinators to deal with issues related to claims and payment issues that require coordination between the DBM and the CONTRACTOR. The CONTRACTOR shall provide the DBM and TennCare, with a list of its claims coordinators and telephone number(s) at which each claims coordinator may be contacted.
2.9.11.5.2	When the CONTRACTOR receives a disputed claim for payment from a provider for a member and believes care is the responsibility of the DBM, the CONTRACTOR’s claims coordinators shall contact the DBM’s claims coordinators within four (4) calendar days of receiving such claim for payment. If the CONTRACTOR’s claims coordinator is unable to reach agreement with the DBM’s claims coordinators on which party is responsible for payment of the claim, the claim shall be referred to the Claims Coordination Committee (described below) for review.
2.9.11.5.3	The CONTRACTOR shall assign claims coordinators and other representatives, as needed, to a joint CONTRACTOR/DBM Claims Coordination Committee. The number of members serving on the Claims Coordination Committee shall be determined within ten (10) calendar days of the execution of this Agreement by the mutual agreement of the DBM and MCO. The CONTRACTOR shall, at a minimum, assign two (2) representatives to the committee. The make-up of the committee may be revisited from time to time during the term of this Agreement. The Claims Coordination Committee shall review any disputes and negotiate responsibility between the CONTRACTOR and the DBM. Unless otherwise agreed, such meeting shall take place within ten (10) calendar days of receipt of the initial disputed claim or request from the provider. If resolution of the claim results in the party who assumed responsibility for authorization and payment having no liability, the other party shall reimburse and abide by the prior decisions of that party. Reimbursement shall be made within ten (10) calendar days of the Claims Coordination Committee’s decision.
2.9.11.5.4	If the Claims Coordination Committee cannot reach an agreement as to the proper division of financial responsibility within ten (10) calendar days of the initial referral to the Claims Coordination Committee, said claim shall be referred to both the CONTRACTOR’s and the DBM’s CEO or the CEO’s designee, for resolution immediately. A meeting shall be held among the CEOs or their designee(s) as soon as possible, but not longer than ten (10) calendar days after the meeting of the Claims Coordination Committee.
2.9.11.5.5	If the meeting between the CEOs, or their designee(s), of the DBM and MCO does not successfully resolve the dispute within ten (10) calendar days, the parties shall, within fourteen (14) calendar days of the meeting, submit a Request for Resolution of the dispute to the State or the State’s designee for a decision on responsibility.
2.9.11.5.6	The process before the submission of a Request for Resolution, as described above, shall be completed within thirty (30) calendar days of receiving the claim for payment. In the event the parties cannot agree within thirty (30) calendar days of receiving the claim for payment, the MCO and the DBM shall be responsible for enforcing hold harmless protections for the member and the party who first received the request or claim from the provider shall be responsible for authorization and payment to the provider in accordance with the requirements of the MCO’s or DBM’s respective Agreement/contract with the State of Tennessee. Moreover, the party that first received the request or claim from the provider shall also make written request of all requisite documentation for payment and shall provide written reasons for any denial.
2.9.11.5.7	The Request for Resolution shall contain a concise description of the facts regarding the dispute, the applicable Agreement/contract provisions, and the position of the party making the request. A copy of the Request for Resolution shall also be delivered to the other party. The other party shall then submit a Response to the Request for Resolution within fifteen (15) calendar days of the date of the Request for Resolution. The Response shall contain the same information required of the Request for Resolution. Failure to timely file a Response or obtain an extension from the State shall be deemed a waiver of any objections to the Request for Resolution.
2.9.11.5.8	The State or its designee shall make a decision in writing regarding who is responsible for the payment of services within ten (10) calendar days of the receipt of the required information (“Decision”). The Decision may reflect a split payment responsibility that designates specific proportions to be paid by the MCO and the DBM. The Decision shall be determined solely by the State or its designee based on specific circumstances regarding each individual case. Within five (5) business days of receipt of the Decision, the non-successful party shall reimburse any payments made by the successful party for the services. The non-successful party shall also pay to the State, within thirty (30) calendar days of the Decision, an administrative fee equal to ten percent (10%) of the value of the claims paid, not to exceed one- thousand dollars ($1,000), for each Request for Resolution. The amount of the DBM’s or MCO’s payment responsibility shall be contained in the State’s Decision. These payments may be made with reservation of rights regarding any judicial resolution. If a party fails to pay the State for the party’s payment responsibility as described in this Section, Section 2.9.11.5.8, within thirty (30) calendar days of the date of the State’s Decision, the State may deduct amounts of the payment responsibility from any current or future amount owed the party by the State.
2.9.11.6	Denial, Delay, Reduction, Termination or Suspension
The CONTRACTOR agrees that any claims payment dispute or request for authorization shall not cause a denial, delay, reduction, termination or suspension of any appropriate services to a TennCare member. In the event there is a claim for emergency services, the party receiving a request for authorization to treat any member shall insure that the member is treated immediately and payment for the claim shall be approved or disapproved based on the definition of emergency services specified in this Agreement.
2.9.11.7	Emergencies
Prior authorization shall not be required for emergency services prior to stabilization.
2.9.11.8	Claims Processing Requirements
All claims shall be processed in accordance with the requirements of the MCO’s and DBM’s respective Agreements/contracts with the State of Tennessee.
2.9.11.9	Appeal of Decision
Appeal of any Decision shall be to a court or commission of competent jurisdiction and shall not constitute a procedure under the Administrative Procedure Act, TCA 4- 5-20 1 et seq. Exhaustion of the above-described process shall be required before filing of any claim or lawsuit on issues covered by this Section, Section 2.9.11.9
2.9.11.10	Duties and Obligations
The existence of any dispute under this Agreement shall in no way affect the duty of the CONTRACTOR and the DBM to continue to perform their respective obligations, including their obligations established in their respective Agreements/contracts with the State pending resolution of the dispute under this Section, Section 2.9.11.10. In accordance with TCA 56-32-126(b), a provider may elect to resolve the claims payment dispute through independent review.
2.9.11.11	Confidentiality
2.9.11.11.1	The CONTRACTOR agrees, and recognizes that the DBM has agreed through its contractual arrangement with the State, to cooperate with the State to develop confidentiality guidelines that (1) meet state, federal, and other regulatory requirements; (2) meet the requirements of the professions or facilities providing care and maintaining records; and (3) meet both DBM and MCO standards. These standards shall apply to both DBM’s and MCO’s providers and staff. If the CONTRACTOR or DBM believes that the standards require updating, or operational changes are needed to enforce the standards, the CONTRACTOR shall meet with the DBM to resolve these issues. Such standards shall provide for the exchange of confidential e-mails to ensure the privacy of the members.
2.9.11.11.2	The DBM and MCO shall ensure all materials and information directly or indirectly identifying any current or former member which is provided to or obtained by or through the MCO’s or DBM’s performance of this Agreement, whether verbal, written, tape, or otherwise, shall be maintained in accordance with the standards of confidentiality of TCA 33-4-22, Section 4.33 of this Agreement, 42 CFR Part 2, and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and, unless required by applicable law, shall not be disclosed except in accordance with those requirements or to TENNCARE, and CMS, or their designees. Nothing stated herein shall prohibit the disclosure of information in summary, statistical, or other form that does not identify any current or former member or potential member.
2.9.11.12	Access to Service
The CONTRACTOR agrees and recognizes that the DBM has agreed through its contractual arrangement with the State, to establish methods of referral which ensure immediate access to emergency care and the provision of urgent and routine care in accordance with TennCare guidelines.
2.9.12 Coordination with Medicare
2.9.12.1	The CONTRACTOR is responsible for providing medically necessary covered services to members who are also eligible for Medicare if the service is not covered by Medicare.
2.9.12.2	The CONTRACTOR shall ensure that services covered and provided pursuant to this Agreement are delivered without charge to members who are dually eligible for Medicare and Medicaid services.
2.9.12.3	The CONTRACTOR shall coordinate with Medicare payers, Medicare Advantage plans, and Medicare providers as appropriate to coordinate the care and benefits of members who are also eligible for Medicare.

2.9.13 ICF/MR Services and Alternatives to ICF/MR Services
2.9.13.1	The CONTRACTOR is not responsible for services in an Intermediate Care Facility for the Mentally Retarded (ICF/MR) or for services provided through Home and Community Based Services (HCBS) waivers as an alternative to ICF/MR services (hereinafter referred to as “HCBS MR waiver”). However, to the extent that services available to a member through a HCBS MR waiver are also covered services pursuant to this Agreement, the CONTRACTOR shall be responsible for providing all medically necessary covered services. HCBS MR waiver services may supplement, but not supplant, medically necessary covered services. ICF/MR services and HCBS MR waiver services shall be provided to qualified members as described in TennCare rules and regulations through contracts between TENNCARE and appropriate providers.
2.9.13.2	The CONTRACTOR is responsible for covered services for members residing in an ICF/MR or enrolled in a HCBS MR waiver. For members residing in an ICF/MR, the CONTRACTOR is responsible for providing covered services that are not included in the per diem reimbursement for institutional services (e.g., prosthetics, some items of durable medical equipment, non-emergency ambulance transportation, and non- emergency transportation). Except as provided below for NEMT, for members enrolled in a HCBS MR waiver, the CONTRACTOR shall provide all medically necessary covered services, including covered services that may also be provided through the HCBS MR waiver. The HCBS MR waiver is the payor of last resort. However, the CONTRACTOR is not responsible for providing non-emergency medical transportation (NEMT) to any service that is being provided to the member through the HCBS MR waiver.
2.9.13.3	The CONTRACTOR shall coordinate the provision of covered services with services provided by ICF/MR and HCBS MR waiver providers to minimize disruption and duplication of services.
2.9.14 Inter-Agency Coordination
The CONTRACTOR shall coordinate with other state and local departments and agencies to ensure that coordinated care is provided to members. This includes, but is not limited to, coordination with:
2.9.14.1	Tennessee Department of Mental Health and Developmental Disabilities (TDMHDD) for the purpose of interfacing with and assuring continuity of care and for coordination of specialized services in accordance with federal PASRR requirements;
2.9.14.2	Tennessee Department of Children’s Services (DCS) for the purpose of interfacing with and assuring continuity of care;

2.9.14.3	Tennessee Department of Health (DOH), for the purposes of establishing and maintaining relationships with member groups and health service providers;

2.9.14.4	Tennessee Department of Human Services (DHS) and DCS Protective Services Section, for the purposes of reporting and cooperating in the investigation of abuse and neglect;

2.9.14.5	The Division of Mental Retardation Services (DMRS), for the purposes of interfacing with and assuring continuity of care and for coordination of specialized services in accordance with federal PASRR requirements;
2.9.14.6	Tennessee Department of Education (DOE) and local education agencies for the purposes of coordinating educational services in compliance with the requirements of Individuals with Disabilities Education Act (IDEA) and to ensure school-based services for students with special needs are provided;
2.9.14.7	Area Agencies on Aging and Disability (AAADs) regarding intake of members new to both TennCare and CHOICES, assisting CHOICES members in Groups 2 and 3 with the TennCare eligibility redetermination process, and facilitating the transition of members during CHOICES implementation and when members are moving to a Grand Region where CHOICES has not yet been implemented;
2.9.14.8	Tennessee Commission on Aging and Disability (TCAD) regarding TCAD’s role in monitoring the performance of the AAADs in conducting SPOE functions;
2.9.14.8.1	The CONTRACTOR is responsible for the delivery of medically necessary covered services to school-aged children. MCOs are encouraged to work with school-based providers to manage the care of students with special health care needs. The State has implemented a process, referred to as TENNderCARE Connection, to facilitate notification of MCOs when a school-aged child enrolled in TennCare has an Individualized Education Plan (IEP) that identifies a need for medical services. In such cases, the school is responsible for obtaining parental consent to share the IEP with the MCO and for subsequently sending a copy of the parental consent and IEP to the MCO. The school is also responsible for clearly delineating the services on the IEP that the MCOs are to consider for payment. If a school-aged member, needing medical services, is identified by the CONTRACTOR by another means, the CONTRACTOR shall request the IEP from the appropriate school system.
2.9.14.8.2	The CONTRACTOR shall designate a contact person to whom correspondence concerning children with medical services included in their IEPs will be directed. After receipt of an IEP, the CONTRACTOR shall:
2.9.14.8.2.1	Either accept the IEP as indication of a medical problem and treat the IEP as a request for service or assist in making an appointment to have the child evaluated by the child’s PCP or another contract provider. If the CONTRACTOR does not accept the documentation provided with the IEP as indication of a medical problem, the CONTRACTOR shall have the child re-evaluated in order to make a decision about the appropriateness of the requested service.
2.9.14.8.2.2	Send a copy of the IEP and any related information (e.g. action taken by the MCO in response to receipt of the IEP, action the MCO expects the PCP to take) to the PCP.
2.9.14.8.2.3	Notify the designated school contact of the ultimate disposition of the request (e.g. what services have been approved for the child, what arrangements have been made for service delivery) within 14 days of the CONTRACTOR’s receipt of the IEP.

2.9.14.9	Local law enforcement agencies and hospital emergency rooms for the purposes of crisis service provider relationships, and the transportation of individuals certified for further assessment for emergency psychiatric hospitalization.
12. Section 2.11 shall be deleted in its entirety and replaced with the following:
2.11 PROVIDER NETWORK
2.11.1 General Provisions
2.11.1.1	The CONTRACTOR shall provide or ensure the provision of all covered services specified in Section 2.6.1 of this Agreement. Accessibility of covered services, including geographic access and appointments and wait times shall be in accordance with the access standards in Attachment III, the Specialty Network Standards in Attachment IV, the Access and Availability for Behavioral Health Services in Attachment V and the requirements herein. These minimum requirements shall not release the CONTRACTOR from the requirement to provide or arrange for the provision of any medically necessary covered service required by its members, whether specified above or not.
2.11.1.2	The CONTRACTOR may provide covered physical health and behavioral health services directly or may enter into written agreements with providers and provider subcontracting entities or organizations that will provide covered physical health and behavioral health services to the members in exchange for payment by the CONTRACTOR for services rendered. The CONTRACTOR shall enter into written agreements with providers to provide covered long-term care services. The CONTRACTOR shall not directly provide long-term care services.
2.11.1.3	When the CONTRACTOR contracts with providers, the CONTRACTOR shall:
2.11.1.3.1	Not execute provider agreements with providers who have been excluded from participation in the Medicare, Medicaid, and/or SCHIP programs pursuant to Sections 1128 or 1156 of the Social Security Act or who are otherwise not in good standing with the TennCare program;
2.11.1.3.2	Consider: the anticipated TennCare enrollment; the expected utilization of services, taking into consideration the characteristics of specific TennCare populations included in this Agreement; the number and types of providers required to furnish TennCare services; the number of contract providers who are not accepting new members; and the geographic location of providers and TennCare members, considering distance, travel time, the means of transportation ordinarily used by TennCare members, and whether the location provides physical access for members with disabilities;
2.11.1.3.3	Have in place, written policies and procedures for the selection and retention of providers. These policies and procedures shall not discriminate against particular providers that service high risk populations or specialize in conditions that require costly treatment;

2.11.1.3.4	Not discriminate for the participation, reimbursement, or indemnification of any provider who is acting within the scope of his or her license or certification under applicable state law, solely on the basis of that license or certification. The CONTRACTOR’s ability to credential providers as well as maintain a separate network and not include any willing provider is not considered discrimination;
2.11.1.3.5	Give affected providers written notice if it declines to include individual or groups of providers in its network; and
2.11.1.3.6	Maintain all provider agreements in accordance with the provisions specified in 42 CFR 438.12, 438.2 14 and Section 2.12 of this Agreement.
2.11.1.4	Section 2.11.1.3 shall not be construed to:
2.11.1.4.1	Require the CONTRACTOR to contract with providers beyond the number necessary to meet the needs of its members and the access standards of this Agreement; however, the CONTRACTOR shall contract with nursing facilities pursuant to the requirements of Section 2.11.6 of this Agreement and shall contract with at least two (2) providers for each HCBS to cover each county in the Grand Region, as specified in Section 2.11.6.3;
2.11.1.4.2	Preclude the CONTRACTOR from using different reimbursement amounts for different specialties or for different providers in the same specialty; however, the CONTRACTOR shall reimburse long-term care services in accordance with Sections 2.13.3 and 2.13.4; or
2.11.1.4.3	Preclude the CONTRACTOR from establishing measures that are designed to maintain quality of services and control costs and are consistent with its responsibilities to members.
2.11.1.5	The CONTRACTOR may not prohibit, or otherwise restrict, a health care professional acting within the lawful scope of practice, from advising or advocating on behalf of a member who is his or her patient for the following:
2.11.1.5.1	The member’s health status, medical, behavioral health, or long-term care, or treatment options, including any alternative treatment that may be self administered;
2.11.1.5.2	Any information the member needs in order to decide among all relevant treatment options;
2.11.1.5.3	The risks, benefits, and consequences of treatment or non-treatment; or
2.11.1.5.4	The member’s right to participate in decisions regarding his or her health care, including the right to refuse treatment, and to express preferences about future treatment decisions.
2.11.1.6	Prior to including a provider on the Provider Enrollment File (see Section 2.30.7.1) and/or paying a provider’s claim, the CONTRACTOR shall ensure that the provider has a National Provider Identifier (NPI) Number, where applicable, and has obtained a Medicaid provider number from TENNCARE.

2.11.1.7	If a member requests a provider located outside the access standards, and the CONTRACTOR has an appropriate provider within the access requirements who accepts new members, it shall not be considered a violation of the access requirements for the CONTRACTOR to grant the member’s request. However, in such cases the CONTRACTOR shall not be responsible for providing transportation for the member to access care from this selected provider, and the CONTRACTOR shall notify the member in writing as to whether or not the CONTRACTOR will provide transportation for the member to seek care from the requested provider.
2.11.1.8	If the CONTRACTOR is unable to meet the access standard for a covered service for which the CONTRACTOR is responsible for providing non-emergency transportation to a member, the CONTRACTOR shall provide transportation regardless of whether the member has access to transportation.
2.11.1.8.1	In the event the CONTRACTOR is unable to meet the access standard for adult day care (see Attachment III), the CONTRACTOR shall provide and pay for the cost of transportation for the member to the adult day care facility until such time the CONTRACTOR has sufficient provider capacity.
2.11.1.8.2	The CONTRACTOR is not required to provide non-emergency transportation for HCBS, including services provided through a 1915(c) waiver program for persons with mental retardation and HCBS provided through the CHOICES program, except as provided in Section 2.11.1.8.1 above.
2.11.1.9	If the CONTRACTOR is unable to provide medically necessary covered services to a particular member using contract providers, the CONTRACTOR shall adequately and timely cover these services for that member using non-contract providers, for as long as the CONTRACTOR’s provider network is unable to provide them. At such time that the required services become available within the CONTRACTOR’s network and the member can be safely transferred, the CONTRACTOR may transfer the member to an appropriate contract provider as specified in Section 2.9.4.
2.11.1.10	The CONTRACTOR shall monitor provider compliance with access requirements specified in Attachment III, including but not limited to appointment and wait times and take corrective action for failure to comply. The CONTRACTOR shall conduct surveys and office visits to monitor compliance with appointment waiting time standards and shall report findings and corrective actions to TENNCARE in accordance with Section 2.30.7.2.
2.11.1.11	The CONTRACTOR shall use its best efforts to contract with providers to whom the CONTRACTOR routinely refers members.
2.11.1.12	TENNCARE reserves the right to direct the CONTRACTOR to terminate or modify any provider agreement when TENNCARE determines it to be in the best interest of the State.
2.11.1.13	To demonstrate sufficient accessibility and availability of covered services, the CONTRACTOR shall comply with all reporting requirements specified in Section 2.30.7.

2.11.2 Primary Care Providers (PCPs)
2.11.2.1	With the exception of members dually eligible for Medicare and TennCare, the CONTRACTOR shall ensure that each member has an assigned PCP, as defined in Section 1, who is responsible for coordinating the covered services provided to the member. For CHOICES members, the CONTRACTOR shall develop and implement protocols that address, at a minimum, the roles and responsibilities of the PCP and care coordinator and collaboration between a member’s PCP and care coordinator.
2.11.2.2	The CONTRACTOR shall ensure that there are PCPs willing and able to provide the level of care and range of services necessary to meet the medical and behavioral health needs of its members, including those with chronic conditions. There shall be a sufficient number of PCPs who accept new TennCare members within the CONTRACTOR’s service area so that the CONTRACTOR meets the access standards provided in Attachment III.
2.11.2.3	To the extent feasible and appropriate, the CONTRACTOR shall offer each member (other than members who are dually eligible for Medicare and TennCare) the opportunity to select a PCP.
2.11.2.4	The CONTRACTOR may, at its discretion, allow vulnerable populations (for example, persons with multiple disabilities, acute, or chronic conditions, as determined by the CONTRACTOR) to select their attending specialists as their PCP so long as the specialist is willing to perform all responsibilities of a PCP as defined in Section 1.
2.11.2.5	If a member who is not dually eligible for Medicare and TennCare fails or refuses to select a PCP from those offered within thirty (30) calendar days of enrollment, the CONTRACTOR shall assign a PCP. The CONTRACTOR may assign a PCP in less than thirty (30) calendar days if the CONTRACTOR provides the enrollee an opportunity to change PCPs upon receipt of notice of PCP assignment.
2.11.2.6	The CONTRACTOR shall establish policies and procedures to enable members reasonable opportunities to change PCPs. Such policies and procedures may not specify a length of time greater than twelve (12) months between PCP changes under normal circumstances. If the ability to change PCPs is limited, the CONTRACTOR shall include provisions for more frequent PCP changes with good cause. The policies and procedures shall include a definition of good cause as well as the procedures to request a change.
2.11.2.7	If a member requests assignment to a PCP located outside the distance/time requirements in Attachment III and the CONTRACTOR has PCPs available within the distance/time requirements who accept new members, it shall not be considered a violation of the access requirements for the CONTRACTOR to grant the member’s request. However, in such cases the CONTRACTOR shall have no responsibility for providing transportation for the member to access care from this selected provider, and the CONTRACTOR shall notify the member in writing as to whether or not the CONTRACTOR will provide transportation for the member to seek care from the requested provider. In these cases, the CONTRACTOR shall allow the member to change assignment to a PCP within the distance/time requirements at any time if the member requests such a change.

2.11.3 Specialty Service Providers
2.11.3.1	Essential Hospital Services and Centers of Excellence
2.11.3.1.1	The CONTRACTOR shall demonstrate sufficient access to essential hospital services which means that, at a minimum, in each Grand Region served by the CONTRACTOR, the CONTRACTOR shall demonstrate a contractual arrangement with at least one (1) tertiary care center for each of the following:
2.11.3.1.1.1	Neonatal services;

2.11.3.1.1.2	Perinatal services;

2.11.3.1.1.3	Pediatric services;

2.11.3.1.1.4	Trauma services; and

2.11.3.1.1.5	Burn services.
2.11.3.1.2	The CONTRACTOR shall demonstrate sufficient access to comprehensive care for people with HIV/AIDS which means that, at a minimum, in each Grand Region in which the CONTRACTOR operates, the CONTRACTOR shall demonstrate a contractual arrangement with at least two (2) HIV/AIDS Centers of Excellence located within the CONTRACTOR’s approved Grand Region(s). HIV/AIDS centers of Excellence are designated by the DOH.
2.11.3.1.3	The CONTRACTOR shall demonstrate a contractual arrangement with all Centers of Excellence for Behavioral Health located within the Grand Region(s) served by the CONTRACTOR.
2.11.3.2	Physician Specialists
2.11.3.2.1	The CONTRACTOR shall establish and maintain a network of physician specialists that is adequate and reasonable in number, in specialty type, and in geographic distribution to meet the medical and behavioral health needs of its members (adults and children) without excessive travel requirements. This means that, at a minimum:
2.11.3.2.1.1	The CONTRACTOR has signed provider agreements with providers of the specialty types listed in Attachment IV who accept new TennCare enrollees and are available on at least a referral basis; and
2.11.3.2.1.2	The CONTRACTOR is in compliance with the access and availability requirements in Attachments III, IV, and V.
2.11.3.3	TENNCARE Monitoring
2.11.3.3.1	TENNCARE will monitor CONTRACTOR compliance with specialty network standards on an ongoing basis. TENNCARE will use data from the monthly Provider Enrollment File required in Section 2.30.7.1, to verify compliance with the specialty network requirements. TENNCARE will use these files to confirm the

CONTRACTOR has a sufficient number and distribution of physician specialists and in conjunction with MCO enrollment data to calculate member to provider ratios. TENNCARE will also periodically phone providers listed on these reports to confirm that the provider is a contract provider as reported by the CONTRACTOR. TENNCARE shall also monitor appeals data for indications that problems exist with access to specialty providers.
2.11.3.3.2	TENNCARE will require a corrective action plan from the CONTRACTOR when:
2.11.3.3.2.1	Twenty-five percent (25%) or more of non-dual members do not have access to one or more of the physician specialties listed in Attachment IV within sixty (60) miles;
2.11.3.3.2.2	Any non-dual member does not have access to one or more of the physician specialties listed in Attachment IV within ninety (90) miles; or
2.11.3.3.2.3	The member to provider ratio exceeds that listed in Attachment IV.
2.11.3.3.3	TENNCARE will review all corrective action plans and determine, based on the actions proposed by the CONTRACTOR, appeals data, and the supply of specialty providers available to non-TennCare members, whether the corrective action plan will be accepted. Corrective action plans shall include, at a minimum, the following:
2.11.3.3.3.1	The addition of contract providers to the provider network as documented on the provider enrollment file that resolves the specialty network deficiency;
2.11.3.3.3.2	A list of providers with name, location, and expected date of provider agreement execution with whom the CONTRACTOR is currently negotiating a provider agreement and, if the provider becomes a contract provider would resolve the specialty network deficiency;
2.11.3.3.3.3	For those deficiencies that are not resolved, a detailed account of attempts to secure an agreement with each provider that would resolve the deficiency. This shall include the provider name(s), address(es), date(s) contacted, and a detailed explanation as to why the CONTRACTOR is unable to secure an agreement, e.g., lack of provider willingness to participate in the TennCare program, provider prefers to limit access to practice, or rate requests are inconsistent with TennCare actuarial assumptions;
2.11.3.3.3.4	A listing of non-contract providers, including name and location, who are being used to provide the deficient specialty provider services and the rates the CONTRACTOR is currently paying these non-contract providers;
2.11.3.3.3.5	Affirmation that transportation will be provided for members to obtain services from providers who are willing to provide services to members but do not meet the specialty network standards;
2.11.3.3.3.6	Documentation of how these arrangements are communicated to the member; and
2.11.3.3.3.7	Documentation of how these arrangements are communicated to the PCPs.

2.11.4 Special Conditions for Prenatal Care Providers
2.11.4.1	The CONTRACTOR shall have a sufficient number of contract providers who accept members in accordance with TennCare access standards in Attachment III so that prenatal or other medically necessary covered services are not delayed or denied to pregnant women at any time, including during their presumptive eligibility period. Additionally, the CONTRACTOR shall make services available from non-contract providers, if necessary, to provide medically necessary covered services to a woman enrolled in the CONTRACTOR’s MCO.

2.11.4.2	Regardless of whether prenatal care is provided by a PCP, physician extender or an obstetrician who is not the member’s PCP, the access standards for PCP services shall apply when determining access to prenatal care except for cases of a first prenatal care appointment for women who are past their first trimester of pregnancy on the day they are determined to be eligible for TennCare. For women who are past their first trimester of pregnancy on the day they are determined to be eligible, a first prenatal care appointment shall occur within fifteen (15) calendar days of the day they are determined to be eligible. Failure to do so shall be considered a material breach of the provider’s provider agreement with the CONTRACTOR (see Sections 2.7.5.2 and 2.11.4).
2.11.5 Special Conditions for Behavioral Health Services
2.11.5.1	At the direction of the State, the CONTRACTOR shall divert new admissions to other inpatient facilities to ensure that the Regional Mental Health Institutes do not operate above their licensed capacity.

2.11.5.2	The CONTRACTOR shall identify, develop or enhance existing mental health and/or substance abuse inpatient and residential treatment capacity for adults and adolescents with a co-occurring mental health and substance abuse disorder.

2.11.5.3	The CONTRACTOR shall contract with specified crisis service teams for both adults and children as directed by TENNCARE unless the State approves the use of other crisis service providers.
2.11.6 Special Conditions for Long-Term Care Providers
In addition to the requirements in Section 2.11.1 of this Agreement and the access standards specified in Attachment III of this Agreement, the CONTRACTOR shall meet the following requirements for long-term care providers.
2.11.6.1	The CONTRACTOR shall contract with all current nursing facilities (as defined in TCA 71-5-1412(b)), that meet all CMS certification requirements, for a minimum of three (3) years following the effective date of CHOICES implementation. Thereafter, the CONTRACTOR shall contract with a sufficient number of nursing facilities in order to have adequate capacity to meet the needs of CHOICES members for nursing facility services.

2.11.6.2	For community-based residential alternatives, the CONTRACTOR shall demonstrate good faith efforts to develop the capacity to have a travel distance of no more than sixty (60) miles between a member’s community-based residential alternative placement and the member’s residence before entering the facility.
2.11.6.3	At a minimum, the CONTRACTOR shall contract with at least two (2) providers for each HCBS, other than community-based residential alternatives, to cover each county in the Grand Region covered under this Agreement. For HCBS provided in a member’s place of residence, the provider does not need to be located in the county of the member’s residence but must be willing and able to serve residents of that county. For adult day care, the provider does not have to be located in the county of the member’s residence but must meet the access standards for adult day care specified in Attachment III.

2.11.6.4	The CONTRACTOR shall have adequate HCBS provider capacity to meet the needs of each and every CHOICES member in Group 2 and 3 and to provide authorized HCBS within the timeframe prescribed in Sections 2.9.2, 2.9.3, and 2.9.6 of this Agreement. This includes initiating HCBS in the member’s plan of care within the timeframes specified in this Agreement and continuing services in accordance with the member’s plan of care, including the amount, frequency, duration and scope of each service in accordance with the member’s service schedule.

2.11.6.5	Following the first quarter of implementation, TENNCARE will review all relevant reports submitted by the CONTRACTOR, including but not limited to reports that address provider network, service initiation, missed visits, and service utilization. TENNCARE will use the data provided in these reports to establish long-term care provider capacity requirements and develop performance standards, benchmarks and associated liquidated damages for failure to meet the specified performance standards and benchmarks. TENNCARE will notify the CONTRACTOR of the performance standards, benchmarks, and liquidated damages including the timeframe for imposing liquidated damages.

2.11.6.6	The CONTRACTOR shall develop and maintain a network development plan to ensure the adequacy and sufficiency of its provider network. The network development plan shall be submitted to TENNCARE annually, monitored by TENNCARE per the requirements in Section 2.25 of the Agreement, and include the following minimum elements:

2.11.6.6.1	Summary of nursing facility provider network, by county.

2.11.6.6.2	Summary of HCBS provider network, including community-based residential alternatives, by service and county.

2.11.6.6.3	Demonstration of and monitoring activities to ensure that access standards for longterm care services are met, including requirements in Attachment III and in this Section 2.11.6.

2.11.6.6.4	Demonstration of the CONTRACTOR’s ongoing activities to track and trend every time a member does not receive initial or ongoing long-term care services in accordance with the requirements of this Agreement due to inadequate provider capacity, identify systemic issues, and implement remediation and quality improvement (QI) activities. This shall include a summary of provider network capacity issues by service and county, the CONTRACTOR’s remediation and QI activities and the targeted and actual completion dates for those activities.

2.11.6.6.5	HCBS network deficiencies (in addition to those specified in Section 2.11.6.6.4 above) by service and by county and interventions to address the deficiencies.

2.11.6.6.6	Demonstration of the CONTRACTOR’s efforts to develop and enhance existing community-based residential alternatives (including adult care homes) capacity for elders and/or adults with physical disabilities. The CONTRACTOR shall specify related activities, including provider recruitment activities, and provide a status update on capacity building.

2.11.6.6.7	Where there are deficiencies or as otherwise applicable, annual target increase in HCBS providers by service and county.

2.11.6.6.8	Ongoing activities for HCBS provider development and expansion taking into consideration identified provider capacity, network deficiencies, and service delivery issues and future needs relating to growth in membership and long-term needs.

2.11.6.7	The CONTRACTOR shall assist in developing an adequate qualified workforce for covered long-term care services. The CONTRACTOR shall develop and implement strategies to increase the pool of available qualified direct care staff and to improve retention of qualified direct care staff. The strategies may include, for example, establishing partnerships with local colleges and technical training schools; establishing partnerships with professional and trade associations and pursuing untapped labor pools such as elders. The CONTRACTOR shall report annually to TENNCARE on the status of its qualified workforce development strategies (see Section 2.30.7.8).
2.11.7 Safety Net Providers
2.11.7.1	Federally Qualified Health Centers (FQHCs)

2.11.7.1.1	The CONTRACTOR is encouraged to contract with FQHCs and other safety net providers (e.g., rural health clinics) in the CONTRACTOR’s service area to the extent possible and practical. Where FQHCs are not utilized, the CONTRACTOR shall demonstrate to DHHS, the Tennessee DHS and TENNCARE that both adequate capacity and an appropriate range of services for vulnerable populations exist to serve the expected enrollment in the CONTRACTOR’s service area without contracting with FQHCs.

2.11.7.1.2	FQHC reporting information shall be submitted to TENNCARE as described in Section 2.30.7.9 of this Agreement.

2.11.7.2	Community Mental Health Agencies (CMHAs)

The CONTRACTOR is encouraged to contract with CMHAs and other behavioral health safety net providers in the CONTRACTOR’s service area to the extent possible and practical. Where CMHAs are not utilized, the CONTRACTOR shall demonstrate that both adequate capacity and an appropriate range of services for all populations, but in particular SPMI/SED populations, exist to serve the expected enrollment in the CONTRACTOR’s service area without contracting with CMHAs.

2.11.7.3	Local Health Departments

The CONTRACTOR shall contract with each local health department in the Grand Region(s) served by the CONTRACTOR for the provision of TENNderCare screening services until such time as the CONTRACTOR achieves an adjusted periodic screening percentage of eighty percent (80%) or greater. Payment to local health departments shall be in accordance with Section 2.13.7.
2.11.8 Credentialing and Other Certification
2.11.8.1	Credentialing of Contract Providers

2.11.8.1.1	Except as provided in sections 2.11.8.3 and 2.11.8.4 below, the CONTRACTOR shall utilize the current NCQA Standards and Guidelines for the Accreditation of MCOs for the credentialing and recredentialing of licensed independent providers and provider groups with whom it contracts or employs and who fall within its scope of authority and action.

2.11.8.1.2	The CONTRACTOR shall completely process credentialing applications from all types of providers (physical health, behavioral health and long-term care providers) within thirty (30) calendar days of receipt of a completed credentialing application, including all necessary documentation and attachments, and a signed provider agreement. Completely process shall mean that the CONTRACTOR shall review, approve and load approved applicants to its provider files in its claims processing system or deny the application and assure that the provider is not used by the CONTRACTOR.

2.11.8.2	Credentialing of Non-Contract Providers

2.11.8.2.1	The CONTRACTOR shall utilize the current NCQA Standards and Guidelines for the Accreditation of MCOs for the credentialing and recredentialing of licensed independent providers with whom it does not contract but with whom it has an independent relationship. An independent relationship exists when the CONTRACTOR selects and directs its members to see a specific provider or group of providers.

2.11.8.2.2	The CONTRACTOR shall completely process credentialing applications within thirty (30) calendar days of receipt of a completed credentialing application, including all necessary documentation and attachments, and a signed contract/agreement if applicable. Completely process shall mean that the CONTRACTOR shall review, approve and load approved applicants to its provider files in its claims processing system or deny the application and assure that the provider is not used by the CONTRACTOR.

2.11.8.3	Credentialing of Behavioral Health Entities

2.11.8.3.1	The CONTRACTOR shall ensure each behavioral health provider’s service delivery site meets all applicable requirements of law and has the necessary and current license/certification/accreditation/designation approval per state requirements.

2.11.8.3.2	When individuals providing behavioral health treatment services are not required to be licensed or certified, it is the responsibility of the CONTRACTOR to ensure, based on applicable state licensure rules and/or programs standards, that they are appropriately educated, trained, qualified, and competent to perform their job responsibilities.

2.11.8.4	Credentialing of Long-Term Care Providers

2.11.8.4.1	The CONTRACTOR shall develop and implement a process for credentialing and recredentialing long-term care providers. The CONTRACTOR’s process shall, as applicable, meet the minimum NCQA requirements as specified in the NCQA Standards and Guidelines for the Accreditation of MCOs. In addition, the CONTRACTOR shall ensure that all long-term care providers, including those credentialed/recredentialed in accordance with NCQA Standards and Guidelines for the Accreditation of MCOs, meet applicable State requirements, as specified by TENNCARE.

2.11.8.4.2	To the extent possible the CONTRACTOR shall develop a streamlined credentialing process for nursing facility and HCBS providers enrolled in TennCare prior to the effective date of CHOICES implementation, and, to the extent permitted under NCQA Standards and Guidelines for the Accreditation of MCOs, the CONTRACTOR shall use credentialing requirements that are consistent with the State provider qualifications in place for long-term care providers at CHOICES implementation.

2.11.8.5	Compliance with the Clinical Laboratory Improvement Amendments (CLIA) of 1988

The CONTRACTOR shall require that all laboratory testing sites providing services under this Agreement have either a current CLIA certificate of waiver or a certificate of registration along with a CLIA identification number. Those laboratories with certificates of waiver will provide only the types of tests permitted under the terms of their waiver. Laboratories with certificate of registration may perform a full range of laboratory tests. The CONTRACTOR shall comply with the provisions of CLIA 1988.

2.11.8.6	Weight Watchers Centers or Other Weight Management Program

The CONTRACTOR is not required to credential Weight Watchers centers(s) or another weight management program used as a cost effective alternative service pursuant to Section 2.8.8 of this Agreement.

2.11.9 Network Notice Requirements
2.11.9.1	Member Notification

All member notices required shall be written using the appropriate notice template provided by TENNCARE and shall include all notice content requirements specified in applicable state and federal law, TennCare rules and regulations, and all court orders and consent decrees governing notice and appeal procedures, as they become effective.

2.11.9.1.1	Change in PCP

The CONTRACTOR shall immediately provide written notice to a member when the CONTRACTOR changes the member’s PCP. The notice shall be issued in advance of the PCP change when possible or as soon as the CONTRACTOR becomes aware of the circumstances necessitating a PCP change.

2.11.9.1.2	PCP Termination

If a PCP ceases participation in the CONTRACTOR’s MCO, the CONTRACTOR shall provide written notice as soon as possible, but no less than thirty (30) calendar days prior to the effective date of the termination and no more than fifteen (15) calendar days after receipt or issuance of the termination notice, to each member who has chosen or been assigned to that provider as their PCP. The requirement to provide notice thirty (30) calendar days prior to the effective date of termination shall be waived in instances where a provider becomes physically unable to care for members due to illness, a provider dies, the provider fails to provide thirty (30) calendar days advance notice to the CONTRACTOR, the provider moves from the service area and fails to notify the CONTRACTOR or a provider fails credentialing, and instead shall be made immediately upon the CONTRACTOR becoming aware of the circumstances.

2.11.9.1.3	Physical Health or Behavioral Health Providers Providing Ongoing Treatment Termination

If a member is in a prior authorized ongoing course of treatment with any other contract provider who becomes unavailable to continue to provide services to such member and the CONTRACTOR is aware of such ongoing course of treatment, the CONTRACTOR shall provide written notice to each member as soon as possible but no less than thirty (30) calendar days prior to the effective date of the termination and no more than fifteen (15) calendar days after receipt or issuance of the termination notice. The requirement to provide notice thirty (30) calendar days prior to the effective date of termination shall be waived in instances where a provider becomes physically unable to care for members due to illness, a provider dies, the provider fails to provide thirty (30) calendar days advance notice to the CONTRACTOR, the provider moves from the service area and fails to notify the CONTRACTOR or a provider fails credentialing, and instead shall be made immediately upon the CONTRACTOR becoming aware of the circumstances.

2.11.9.1.4	Non-PCP Provider Termination

If a non-PCP provider, including but not limited to a specialist or hospital, ceases participation in the CONTRACTOR’s MCO, the CONTRACTOR shall provide written notice to members who have been seen and/or treated by the non-PCP provider within the last six (6) months. Notice shall be issued no less than thirty (30) days prior to the effective date of the termination of the non-PCP provider when possible or immediately upon the CONTRACTOR becoming aware of the termination.

2.11.9.1.5	Long-Term Care Provider Termination

If a long-term care provider ceases participation in the CONTRACTOR’s MCO the CONTRACTOR shall provide written notice as soon as possible, but no less than thirty (30) calendar days prior to the effective date of the termination and no more than fifteen (15) calendar days after receipt or issuance of the termination notice, to each member who has chosen or is authorized to receive long-term care services from that provider. Notices regarding termination by a nursing facility shall comply with state and federal requirements. The requirement in this Section 2.11.9.1.5 to provide notice thirty (30) calendar days prior to the effective date of termination shall be waived in instances where a provider becomes physically unable to care for members due to illness, a provider dies, the provider fails to provide thirty (30) calendar days advance notice to the CONTRACTOR, the provider moves from the service area and fails to notify the CONTRACTOR or a provider fails credentialing, and instead shall be made immediately upon the CONTRACTOR becoming aware of the circumstances. See Section 2.9.4 of this Agreement regarding requirements for transitioning from a terminating provider to a new provider.

2.11.9.1.6	Network Deficiency

Upon notification from TENNCARE that a corrective action plan designed to remedy a network deficiency has not been accepted, the CONTRACTOR shall immediately provide written notice to members living in the affected area of a provider shortage in the CONTRACTOR’s network.

2.11.9.2	TENNCARE Notification

2.11.9.2.1	Subcontractor Termination

When a subcontract that relates to the provision of services to members or claims processing is being terminated between the CONTRACTOR and a subcontractor, the CONTRACTOR shall give at least thirty (30) calendar days prior written notice of the termination to TENNCARE and TDCI. Said notices shall include, at a minimum: a CONTRACTOR’s intent to change to a new subcontractor for the provision of said services; an effective date for termination and/or change; and any other pertinent information that may be needed to access services. In addition to prior written notice, the CONTRACTOR shall also provide a transition plan to TENNCARE within fifteen (15) calendar days, which shall include, at a minimum, information regarding how prior authorization requests will be handled during and after the transition and how continuity of care will be maintained for the members.

2.11.9.2.2	Hospital Termination

Termination of the CONTRACTOR’s provider agreement with any hospital, whether or not the termination is initiated by the hospital or by the CONTRACTOR, shall be reported by the CONTRACTOR in writing to the TENNCARE no less than thirty (30) calendar days prior to the effective date of the termination.

2.11.9.2.3	Other Provider Terminations

2.11.9.2.3.1	The CONTRACTOR shall notify TENNCARE of any provider termination and shall submit an Excel spreadsheet that includes the provider’s name, TennCare provider identification number, NPI number, and the number of members affected within five (5) business days of the provider’s termination. If the termination was initiated by the provider, the notice to TENNCARE shall include a copy of the provider’s notification to the CONTRACTOR. The CONTRACTOR shall maintain documentation of all information, including a copy of the actual member notice(s), on-site. Upon request, the CONTRACTOR shall provide TENNCARE a copy of the following: one or more of the actual member notices mailed, an electronic listing in Excel identifying each member to whom a notice was sent, a transition plan for the members affected, and documentation from the CONTRACTOR’s mail room or outside vendor indicating the quantity and date member notices were mailed as proof of compliance with the member notification requirements.

2.11.9.2.3.2	If termination of the CONTRACTOR’s provider agreement with any PCP or physician group or clinic or long-term care provider, whether or not the termination is initiated by the provider or by the CONTRACTOR, places the CONTRACTOR out of compliance with Section 2.11 and Attachments III, IV and V, such termination shall be reported by the CONTRACTOR in writing to TENNCARE, in the standard format provided by TENNCARE to demonstrate compliance with provider network and access requirements, within five (5) business days of the date that the agreement has been terminated.
13. Section 2.12 shall be deleted in its entirety and replaced with the following:
2.12 PROVIDER AGREEMENTS
2.12.1	Provider agreements, as defined in Section 1 of this Agreement, shall be administered in accordance with this Agreement and shall contain or incorporate by reference to the provider handbook all of the items listed in this Section 2.12. Any requirements revised or added to Section 2.12 as part of amendment #4 may, for non-long-term care providers, be incorporated by reference to the provider handbook and included, as appropriate, in the next amendment to provider agreements.

2.12.2	All template provider agreements and revisions thereto must be approved in writing in advance by TDCI in accordance with statutes regarding the approval of a certificate of authority (COA) and any material modifications thereof.

2.12.3	The CONTRACTOR shall revise provider agreements as directed by TENNCARE.

2.12.4	All single case agreements shall be reported to TENNCARE in accordance with Section 2.30.8; however, prior approval will not be required unless TENNCARE determines, upon review of said reports, that it appears single case agreements are being used to circumvent the provider agreement review and approval process.

2.12.5	No provider agreement terminates or reduces the legal responsibility of the CONTRACTOR to TENNCARE to ensure that all activities under this Agreement are carried out. It shall be the responsibility of the CONTRACTOR to provide all necessary training and information to providers to ensure satisfaction of all CONTRACTOR responsibilities as specified in this Agreement.

2.12.6	The CONTRACTOR shall not execute provider agreements with providers who have been excluded from participation in the Medicare, Medicaid, and/or SCHIP programs pursuant to Sections 1128 or 1156 of the Social Security Act or who are otherwise not in good standing with the TennCare program.

2.12.7	The CONTRACTOR shall not include covenant-not-to-compete requirements in its provider agreements. The CONTRACTOR shall not execute provider agreements that require that a provider not provide services for any other TennCare MCO.

2.12.8	The CONTRACTOR shall not execute provider agreements that contain compensation terms that discourage providers from serving any specific eligibility category or population covered by this Agreement.

2.12.9	All provider agreements executed by the CONTRACTOR, and all provider agreements executed by subcontracting entities or organizations, shall, except as otherwise provided in Section 2.12.13, at a minimum, meet the following requirements:

2.12.9.1	Be in writing. All new provider agreements and existing provider agreements as they are renewed, shall include a signature page which contains CONTRACTOR and provider names which are typed or legibly written, provider company with titles, and dated signatures of all appropriate parties;

2.12.9.2	Specify the effective dates of the provider agreement;

2.12.9.3	Specify that the provider agreement and its attachments contain all the terms and conditions agreed upon by the parties;

2.12.9.4	Assure that the provider shall not enter into any subsequent agreements or subcontracts for any of the work contemplated under the provider agreement without the prior written approval of the CONTRACTOR;

2.12.9.5	Identify the population covered by the provider agreement;

2.12.9.6	Specify that the provider may not refuse to provide covered medically necessary or covered preventive services to a child under the age of twenty-one (21) or a TennCare Medicaid patient under this Agreement for non-medical reasons. However, the provider shall not be required to accept or continue treatment of a patient with whom the provider feels he/she cannot establish and/or maintain a professional relationship;

2.12.9.7	Specify the functions and/or services to be provided by the provider and assure that the functions and/or services to be provided are within the scope of his/her professional/technical practice;

2.12.9.8	Specify the amount, duration and scope of services to be provided by the provider and inform the provider of TennCare non-covered services as described in Section 2.10 of this Agreement and the TennCare rules and regulations;

2.12.9.9	Provide that emergency services be rendered without the requirement of prior authorization of any kind;

2.12.9.10	Require compliance with applicable access requirements, including but not limited to appointment and wait times as referenced in Section 2.11 of the CONTRACTOR’s Agreement with TENNCARE;

2.12.9.11	Specify that unreasonable delay in providing care to a pregnant member seeking prenatal care shall be considered a material breach of the provider’s agreement with the CONTRACTOR and include the definition of unreasonable delay as described in Section 2.7.5.2.3 of this Agreement;

2.12.9.12	If the provider performs laboratory services, require the provider to meet all applicable requirements of the Clinical Laboratory Improvement Amendments (CLIA) of 1988;

2.12.9.13	Require the provider to have and maintain documentation necessary to demonstrate that covered services were provided in compliance with state and federal requirements;

2.12.9.14	Require that an adequate record system be maintained and that all records be maintained for five (5) years from the close of the provider agreement (behavioral health records shall be maintained at the provider level for ten (10) years after the termination of the provider agreement pursuant to TCA 33-3-101) or retained until all evaluations, audits, reviews or investigations or prosecutions are completed for recording enrollee services, servicing providers, charges, dates and all other commonly accepted information elements for services rendered to enrollees pursuant to the provider agreement (including but not limited to such records as are necessary for the evaluation of the quality, appropriateness, and timeliness of services performed under the provider agreement and administrative, civil or criminal investigations and prosecutions);

2.12.9.15	Include a statement that as a condition of participation in TennCare, enrollees shall give TENNCARE, the Office of the Comptroller of the Treasury, and any health oversight agency, such as OIG, TBI MFCU, DHHS Office of Inspector General (DHHS OIG), and DOJ, and any other authorized state or federal agency, access to their records. Said records shall be made available and furnished immediately upon request by the provider for fiscal audit, medical audit, medical review, utilization review, and other periodic monitoring as well as for administrative, civil and criminal investigations or prosecutions upon the request of an authorized representative of the CONTRACTOR, TENNCARE or authorized federal, state and Office of the

Comptroller of the Treasury personnel, including, but not limited to, the OIG, the TBI MFCU, the DHHS OIG and the DOJ;

2.12.9.16	Include medical records requirements found in Section 2.24.6 of this Agreement;

2.12.9.17	Contain the language described in Section 2.25.6 of this Agreement regarding Audit Requirements and Section 2.25.5 of this Agreement regarding Availability of Records;

2.12.9.18	Provide that TENNCARE, DHHS OIG, Office of the Comptroller of the Treasury, OIG, TBI MFCU, and DOJ, as well as any authorized state or federal agency or entity shall have the right to evaluate through inspection, evaluation, review or request, whether announced or unannounced, or other means any records pertinent to this Agreement including, but not limited to medical records, billing records, financial records, and/or any records related to services rendered, quality, appropriateness and timeliness of services and/or any records relevant to an administrative, civil and/or criminal investigation and/or prosecution and such evaluation, inspection, review or request, and when performed or requested, shall be performed with the immediate cooperation of the provider. Upon request, the provider shall assist in such reviews including the provision of complete copies of medical records. Include a statement that HIPAA does not bar disclosure of protected health information (PHI) to health oversight agencies, including, but not limited to, OIG, TBI MFCU, DHHS OIG and DOJ. Provide that any authorized state or federal agency or entity, including, but not limited to TENNCARE, OIG, TBI MFCU, DHHS OIG, DOJ, Office of the Comptroller of the Treasury, may use these records and information for administrative, civil or criminal investigations and prosecutions;

2.12.9.19	Provide for monitoring, whether announced or unannounced, of services rendered to members;

2.12.9.20	Provide for the participation and cooperation in any internal and external QM/QI, monitoring, utilization review, peer review and/or appeal procedures established by the CONTRACTOR and/or TENNCARE;

2.12.9.21	Specify CONTRACTOR’s responsibilities under this Agreement and its agreement with the provider, including but not limited to, provision of a copy of the member handbook and provider handbook whether via web site or otherwise and requirement that the CONTRACTOR notice a provider of denied authorizations;

2.12.9.22	Specify that the CONTRACTOR shall monitor the quality of services delivered under the provider agreement and initiate corrective action where necessary to improve quality of care, in accordance with that level of medical, behavioral health, or long-term care which is recognized as acceptable professional practice in the respective community in which the provider practices and/or the standards established by TENNCARE;

2.12.9.23	Require that the provider comply with corrective action plans initiated by the CONTRACTOR;

2.12.9.24	Provide for the timely submission of all reports and clinical information required by the CONTRACTOR;

2.12.9.25	Provide the name and address of the official payee to whom payment shall be made;

2.12.9.26	Make full disclosure of the method and amount of compensation or other consideration to be received from the CONTRACTOR;

2.12.9.27	Specify that the CONTRACTOR shall only pay providers for services (1) provided in accordance with the requirements of this Agreement, the CONTRACTOR’s policies and procedures implementing this Agreement, and state and federal law and (2) provided to TennCare enrollees who are enrolled with the CONTRACTOR; and specify that the provider is responsible for (1) ensuring that any applicable authorization requirements are met and (2) verifying that a person is eligible for TennCare on the date of service;

2.12.9.28	Provide for prompt submission of information needed to make payment. Specify that a provider shall have one hundred twenty (120) calendar days from the date of rendering a covered service to file a claim with the CONTRACTOR except in situations regarding coordination of benefits or subrogation in which case the provider is pursuing payment from a third party or if an enrollee is enrolled in the MCO with a retroactive eligibility date. In situations of third party benefits, the maximum time frames for filing a claim shall begin on the date that the third party documented resolution of the claim. In situations of enrollment in the CONTRACTOR’s MCO with a retroactive eligibility date, the time frames for filing a claim shall begin on the date that the CONTRACTOR receives notification from TENNCARE of the enrollee’s eligibility/enrollment;

2.12.9.29	Provide for payment to the provider upon receipt of a clean claim properly submitted by the provider within the required time frames as specified in TCA 56-32-126 and Section 2.22.4 of this Agreement;

2.12.9.30	Specify the provider shall accept payment or appropriate denial made by the CONTRACTOR (or, if applicable, payment by the CONTRACTOR that is supplementary to the enrollee’s third party payer) plus the amount of any applicable TennCare cost sharing responsibilities, as payment in full for covered services provided and shall not solicit or accept any surety or guarantee of payment from the enrollee in excess of the amount of applicable TennCare cost sharing responsibilities. Enrollee shall include the patient, parent(s), guardian, spouse or any other legally responsible person of the enrollee being served;

2.12.9.31	Specify that in the event that TENNCARE deems the CONTRACTOR unable to timely process and reimburse claims and requires the CONTRACTOR to submit provider claims for reimbursement to an alternate claims processor to ensure timely reimbursement, the provider shall agree to accept reimbursement at the CONTRACTOR’s contracted reimbursement rate or the rate established by TENNCARE, whichever is greater;

2.12.9.32	Specify the provider’s responsibilities and prohibited activities regarding cost sharing as provided in Section 2.6.7 of this Agreement;

2.12.9.33	Specify the provider’s responsibilities regarding third party liability (TPL) , including the provider’s obligation to identify third party liability coverage, including Medicare and long-term care insurance as applicable, and, except as otherwise provided in the CONTRACTOR’s Agreement with TENNCARE, to seek such third party liability payment before submitting claims to the CONTRACTOR;

2.12.9.34	For those agreements where the provider is compensated via a capitation arrangement, language which requires:

2.12.9.34.1	That if a provider becomes aware for any reason that he or she is not entitled to a capitation payment for a particular enrollee (a patient dies, for example), the provider shall immediately notify both the CONTRACTOR and TENNCARE by certified mail, return receipt requested; and

2.12.9.34.2	The provider shall submit utilization or encounter data as specified by the CONTRACTOR so as to ensure the CONTRACTOR’s ability to submit encounter data to TENNCARE that meets the same standards of completeness and accuracy as required for proper adjudication of fee-for-service claims;

2.12.9.35	Require the provider to comply with fraud and abuse requirements described in Section 2.20 of this Agreement;

2.12.9.36	Require the provider to report suspected abuse, neglect, and exploitation of adults in accordance with TCA 71-6-103 and to report suspected brutality, abuse, or neglect of children in accordance with TCA 37-1-403 and TCA 37-1-605;

2.12.9.37	Require that, for CHOICES members, the provider facilitate notification of the member’s care coordinator by notifying the CONTRACTOR, in accordance with the CONTRACTOR’s processes, as expeditiously as warranted by the member’s circumstances, of any known significant changes in the member’s condition or care, hospitalizations, or recommendations for additional services;

2.12.9.38	Require hospitals, including psychiatric hospitals, to cooperate with the CONTRACTOR in developing and implementing protocols as part of the CONTRACTOR’s nursing facility diversion plan (see Section 2.9.6.7), which shall, include, at a minimum, the hospital’s obligation to promptly notify the CONTRACTOR upon admission of an eligible member regardless of payor source for the hospitalization; how the hospital will identify members who may need home health, private duty nursing, nursing facility, or HCBS upon discharge, and how the hospital will engage the CONTRACTOR in the discharge planning process to ensure that members receive the most appropriate and cost-effective medically necessary services upon discharge;

2.12.9.39	Require the provider to conduct background checks in accordance with state law and TennCare policy;

2.12.9.40	As a condition of reimbursement for global procedures codes for obstetric care, the provider shall submit utilization or encounter data as specified by the CONTRACTOR in a timely manner to support the individual services provided;

2.12.9.41	Except as otherwise specified in Sections 2.12.11 or 2.12.12, require the provider to secure all necessary liability and malpractice insurance coverage as is necessary to adequately protect the CONTRACTOR’s members and the CONTRACTOR under the provider agreement. The provider shall maintain such insurance coverage at all times during the provider agreement and upon execution of the provider agreement furnish the CONTRACTOR with written verification of the existence of such coverage;

2.12.9.42	Specify both the CONTRACTOR and the provider agree to recognize and abide by all state and federal laws, regulations and guidelines applicable to the CONTRACTOR and the provider. Provide that the agreement incorporates by reference all applicable federal law and state laws, TennCare rules and regulations, consent decrees or court orders, and revisions of such laws, regulations, consent decrees or court orders shall automatically be incorporated into the provider agreement, as they become effective;

2.12.9.43	Specify procedures and criteria for any alterations, variations, modifications, waivers, extension of the provider agreement termination date, or early termination of the agreement and specify the terms of such change. If provision does not require amendments be valid only when reduced to writing, duly signed and attached to the original of the provider agreement, then the terms shall include provisions allowing at least thirty (30) calendar days to give notice of rejection and requiring that receipt of notification of amendments be documented (e.g., certified mail, facsimile, hand- delivered receipt, etc);

2.12.9.44	Include provisions that allow the CONTRACTOR to suspend, deny, refuse to renew or terminate any provider agreement in accordance with the terms of the CONTRACTOR’s Agreement with TENNCARE (see Section 4.4) and applicable law and regulation;

2.12.9.45	Specify that TENNCARE reserves the right to direct the CONTRACTOR to terminate or modify the provider agreement when TENNCARE determines it to be in the best interest of the State.

2.12.9.46	Specify that both parties recognize that in the event of termination of this Agreement between the CONTRACTOR and TENNCARE for any of the reasons described in Section 4.4 of this Agreement, the provider shall immediately make available, to TENNCARE, or its designated representative, in a usable form, any or all records, whether medical or financial, related to the provider’s activities undertaken pursuant to the CONTRACTOR/provider agreement. The provision of such records shall be at no expense to TENNCARE;

2.12.9.47	Specify that the TennCare Provider Independent Review of Disputed Claims process shall be available to providers to resolve claims denied in whole or in part by the CONTRACTOR as provided at TCA 56-32-126(b);

2.12.9.48	Include a Conflict of Interest clause as stated in Section 4.19 of this Agreement, Gratuities clause as stated in Section 4.23 of this Agreement, and Lobbying clause as stated in Section 4.24 of this Agreement between the CONTRACTOR and TENNCARE;

2.12.9.49	Specify that at all times during the term of the agreement, the provider shall indemnify and hold TENNCARE harmless from all claims, losses, or suits relating to activities undertaken pursuant to the Agreement between TENNCARE and the

CONTRACTOR. This indemnification may be accomplished by incorporating Section 4.31 of the TENNCARE/CONTRACTOR Agreement in its entirety in the provider agreement or by use of other language developed by the CONTRACTOR and approved in writing by TENNCARE;

2.12.9.50	Require safeguarding of information about enrollees according to applicable state and federal laws and regulations and as described in Sections 2.27 and 4.33 of this Agreement;

2.12.9.51	Specify provider actions to improve patient safety and quality;

2.12.9.52	Provide general and targeted education to providers regarding emergency appeals, including when an emergency appeal is appropriate, and procedures for providing written certification thereof, and specify that the provider shall comply with the appeal process, including but not limited to the following:

2.12.9.52.1	Assist an enrollee by providing appeal forms and contact information including the appropriate address, telephone number and/or fax number for submitting appeals for state level review; and

2.12.9.52.2	Require in advance, that providers seek prior authorization, when they feel they cannot order a drug on the TennCare PDL as well as taking the initiative to seek prior authorization or change or cancel the prescription when contacted by an enrollee or pharmacy regarding denial of a pharmacy service due to system edits (e.g., therapeutic duplication, etc.).

2.12.9.53	Require the provider to coordinate with the TennCare PBM regarding authorization and payment for pharmacy services;

2.12.9.54	Specify any liquidated damages, sanctions or reductions in payment that the CONTRACTOR may assess on the provider for specific failures to comply with contractual and/or credentialing requirements. This shall include, but may not be limited to a provider’s failure or refusal to respond to the CONTRACTOR’s request for information, the request to provide medical records, credentialing information, etc.; at the CONTRACTOR’s discretion or a directive by TENNCARE, the CONTRACTOR shall impose financial consequences against the provider as appropriate;

2.12.9.55	Require that the provider display notices of the enrollee’s right to appeal adverse action affecting services in public areas of their facility(s) in accordance with TennCare rules and regulations, subsequent amendments, or any and all consent decrees and court orders. The CONTRACTOR shall ensure that providers have a correct and adequate supply of public notices;

2.12.9.56	Include language which informs providers of the package of benefits that TENNderCare offers and which requires providers to make treatment decisions based upon children’s individual medical and behavioral health needs. TENNderCare requirements are contained in Section 2.7.6 of this Agreement. All provider agreements shall contain language that references the TENNderCare requirements in this Agreement between TENNCARE and the CONTRACTOR, and the provider agreement shall either physically incorporate these sections of the Agreement or include language to require that these sections be furnished to the provider upon request;

2.12.9.57	Include a provision which states that providers are not permitted to encourage or suggest, in any way, that TennCare children be placed into state custody in order to receive medical, behavioral, or long-term care services covered by TENNCARE;

2.12.9.58	Require that providers offer hours of operation that are no less than the hours of operation offered to commercial enrollees;

2.12.9.59	Specify that the provider have written procedures for the provision of language interpretation and translation services for any enrollee who needs such services, including but not limited to, enrollees with Limited English Proficiency;

2.12.9.60	Require the provider to comply and submit to the CONTRACTOR disclosure of information in accordance with the requirements specified in 42 CFR Part 455, Subpart B;

2.12.9.61	Require providers to screen their employees and contractors initially and on an ongoing monthly basis to determine whether any of them has been excluded from participation in Medicare, Medicaid, SCHIP, or any Federal health care programs (as defined in Section 1 128B(f) of the Social Security Act) and not employ or contract with an individual or entity that has been excluded. The provider shall be required to immediately report to the CONTRACTOR any exclusion information discovered. The provider shall be informed that civil monetary penalties may be imposed against providers who employ or enter into contracts with excluded individuals or entities to provide items or services to TennCare members; and

2.12.9.62	Require that if any requirement in the provider agreement is determined by TENNCARE to conflict with the Agreement between TENNCARE and the CONTRACTOR, such requirement shall be null and void and all other provisions shall remain in full force and effect.

2.12.10	No other terms or conditions agreed to by the CONTRACTOR and the provider shall negate or supersede the requirements listed in 2.12.9 above.

2.12.11	The provider agreement with a nursing facility shall meet the minimum requirements specified in Section 2.12.9 above and shall also include, at a minimum, the following requirements:

2.12.11.1	Require the nursing facility provider to promptly notify the CONTRACTOR, and/or State entity as directed by TENNCARE, of a member’s admission or request for admission to the nursing facility regardless of payor source for the nursing facility stay, or when there is a change in a member’s known circumstances and to notify the CONTRACTOR, and/or State entity as directed by TENNCARE, prior to a member’s discharge;

2.12.11.2	Require the nursing facility provider to provide written notice to TENNCARE and the CONTRACTOR in accordance with state and federal requirements before voluntarily terminating the agreement and to comply with all applicable state and federal requirements regarding voluntary termination;

2.12.11.3	Require the nursing facility provider to notify the CONTRACTOR immediately if the nursing facility is considering discharging a member and to consult with the member’s care coordinator to intervene in resolving issues if possible and, if not, to prepare and implement a discharge and/or transition plan as appropriate;

2.12.11.4	Require the nursing facility to notify the member and/or the member’s representative (if applicable) in writing prior to discharge in accordance with state and federal requirements;

2.12.11.5	Specify the provider shall accept payment or appropriate denial made by the CONTRACTOR (or, if applicable, payment by the CONTRACTOR that is supplementary to the member’s third party payer) plus the amount of any applicable patient liability, as payment in full for services provided and shall not solicit or accept any surety or guarantee of payment from the member in excess of the amount of applicable patient liability responsibilities. Member shall include the patient, parent(s), guardian, spouse or any other legally responsible person of the member being served;

2.12.11.6	Specify the nursing facility provider’s responsibilities regarding patient liability (see Sections 2.6.7 and 2.21.5 of this Agreement), which shall include but not be limited to collecting the applicable patient liability amounts from CHOICES Group 1 members, notifying the member’s care coordinator if there is an issue with collecting a member’s patient liability, and making good faith efforts to collect payment;

2.12.11.7	Specify the role of the nursing facility provider regarding timely certification and recertification (as applicable) of the member’s level of care eligibility for Level I and/or Level II nursing facility care and require the nursing facility provider to cooperate fully with the CONTRACTOR in the completion and submission of the level of care assessment;

2.12.11.8	Require the nursing facility to notify the CONTRACTOR of any change in a member’s medical or functional condition that could impact the member’s level of care eligibility for the currently authorized level of nursing facility services;

2.12.11.9	Require the nursing facility provider to comply with state and federal laws and regulations applicable to nursing facilities as well as any applicable federal court orders, including but not limited to those that govern admission, transfer, and discharge policies;

2.12.11.10	Require the nursing facility to comply with federal Preadmission Screening and Resident Review (PASRR) requirements applicable to all nursing facility residents, regardless of payor source, including that a level I screening be completed prior to admission, a level II evaluation be completed prior to admission when indicated by the level I screening, and a review be completed based upon a significant physical or mental change in the resident’s condition that might impact the member’s need for or benefit from specialized services;

2.12.11.11	Require the nursing facility to cooperate with the CONTRACTOR in developing and implementing protocols as part of the CONTRACTOR’s nursing facility diversion and transition plans (see Section 2.9.6.7), which shall, include, at a minimum, the nursing facility’s obligation to promptly notify the CONTRACTOR upon admission or request for admission of an eligible member regardless of payor source for the nursing facility stay; how the nursing facility will assist the CONTRACTOR in identifying residents who may want to transition from nursing facility services to home and community-based care; the nursing facility’s obligation to promptly notify the CONTRACTOR regarding all such identified members; and how the nursing facility will work with the CONTRACTOR in assessing the member’s transition potential and needs, and in developing and implementing a transition plan, as applicable;

2.12.11.12	Require the nursing facility provider to coordinate with the CONTRACTOR in complying with the requirements in 42 CFR 483.75 regarding written transfer agreements and shall use contract providers when transfer is medically appropriate, except as authorized by the CONTRACTOR or for emergency services;

2.12.11.13	Require the nursing facility provider to have on file a system designed and utilized to ensure the integrity of the member’s personal financial resources. This system shall be designed in accordance with the regulations and guidelines set out by the Comptroller of the Treasury and the applicable federal regulations;

2.12.11.14	Require the nursing facility provider to immediately notify the CONTRACTOR of any change in its license to operate as issued by the Tennessee Department of Health as well as any deficiencies cited during the federal certification process;

2.12.11.15	Provide that if the nursing facility provider is involuntarily decertified by the Tennessee Department of Health or the Centers for Medicare and Medicaid Services, the provider agreement will automatically be terminated in accordance with federal requirements;

2.12.11.16	For a minimum of three (3) years following the effective date of CHOICES implementation (see Section 2.11.6.1 of this Agreement and TCA 71-5-1412(b)), shall not require the nursing facility provider to have liability insurance in excess of TENNCARE requirements in effect prior to the implementation of CHOICES; and

2.12.11.17	Include language requiring that the provider agreement shall be assignable from the CONTRACTOR to the State, or its designee, at the State’s discretion upon written notice to the CONTRACTOR and the affected nursing facility provider. Further, the provider agreement shall include language by which the nursing facility provider agrees to be bound by any such assignment, and that the State, or its designee, shall not be responsible for past obligations of the CONTRACTOR.

2.12.12	The provider agreement with a HCBS provider shall meet the minimum requirements specified in Section 2.12.9 above and shall also include, at a minimum, the following requirements:

2.12.12.1	Require the HCBS provider to provide at least thirty (30) days advance notice to the CONTRACTOR when the provider is no longer willing or able to provide services to a member, including the reason for the decision, and to cooperate with the member’s care coordinator to facilitate a seamless transition to alternate providers;

2.12.12.2	In the event that a HCBS provider change is initiated for a member, require that, regardless of any other provision in the provider agreement, the transferring HCBS provider continue to provide services to the member in accordance with the member’s plan of care until the member has been transitioned to a new provider, as determined by the CONTRACTOR, or as otherwise directed by the CONTRACTOR, which may exceed thirty (30) days from the date of notice to the CONTRACTOR;

2.12.12.3	Specify that reimbursement of a HCBS provider shall be contingent upon the provision of services to an eligible member in accordance with applicable federal and state requirements and the member’s plan of care as authorized by the CONTRACTOR;

2.12.12.4	Require HCBS providers to immediately report any deviations from a member’s service schedule to the member’s care coordinator;

2.12.12.5	Require HCBS providers to use the electronic visit verification system specified by the CONTRACTOR in accordance with the CONTRACTOR’s requirements;

2.12.12.6	Require that upon acceptance by the HCBS provider to provide approved services to a member as indicated in the member’s plan of care, the provider shall ensure that it has staff sufficient to provide the service(s) authorized by the CONTRACTOR in accordance with the member’s plan of care, including the amount, frequency, duration and scope of each service in accordance with the member’s service schedule;

2.12.12.7	Require HCBS providers to provide back-up for their own staff if they are unable to fulfill their assignment for any reason and ensure that back-up staff meet the qualifications for the authorized service;

2.12.12.8	Prohibit HCBS providers from requiring a member to choose the provider as a provider of multiple services as a condition of providing any service to the member;

2.12.12.9	Require HCBS providers to comply with critical incident reporting and management requirements (see Section 2.15.8 of this Agreement); and

2.12.12.10	Shall not require the HCBS provider to have liability insurance in excess of TENNCARE requirements in effect prior to the implementation of CHOICES.

2.12.13	The provider agreement with a HCBS provider to provide PERS, assistive technology, minor home modifications, or pest control shall meet the requirements specified in Sections 2.12.9, 2.12.10, and 2.12.12 except that these provider agreements shall not be required to meet the following requirements: Section 2.12.9.9 regarding emergency services; Section 2.12.9.11 regarding delay in prenatal care; Section 2.12.9.12 regarding CLIA; Section 2.12.9.38 regarding hospital protocols; Section 2.12.9.40 regarding reimbursement of obstetric care; Section 2.12.9.52.2 regarding prior authorization of pharmacy; and Section 2.12.9.53 regarding coordination with the PBM.

2.12.14	The provider agreement with a local health department (see Section 2.11.7.3) shall meet the minimum requirements specified in Sections 2.12.9 and 2.12.10 above and shall also specify for the purpose of TENNderCare screening services: (1) that the local health department agrees to submit encounter data timely to the CONTRACTOR; (2) that the CONTRACTOR agrees to timely process claims for services in accordance with Section 2.22.4; (3) that the local health department may terminate the agreement for cause with thirty (30) days advance notice; and (4) that the CONTRACTOR agrees prior authorization shall not be required for the provision of TENNderCare screening services.

2.12.15	The provider agreement for CRG/TPG assessments shall meet the minimum requirements specified in Sections 2.12.9 and 2.12.10 above and shall also specify that all CRG/TPG assessments detailed in Section 2.7.2.9 are completed by State- certified raters and that the assessments are completed within the specified time frames. The rater certification process shall include completing the CRG/TPG assessments training and passing the State rater competency examination, scored only by State-certified trainers.
14. Section 2.13 shall be deleted in its entirety and replaced with the following:
2.13 PROVIDER AND SUBCONTRACTOR PAYMENTS
2.13.1 General
2.13.1.1	The CONTRACTOR shall agree to reasonable reimbursement standards to providers for covered services, to be determined in conjunction with actuarially sound rate setting. All reimbursement paid by the CONTRACTOR to providers and amounts paid by the CONTRACTOR to any other entity is subject to audit by the State.

2.13.1.2	The CONTRACTOR shall require, as a condition of payment, that the provider (contract or non-contract provider) accept the amount paid by the CONTRACTOR or appropriate denial made by the CONTRACTOR (or, if applicable, payment by the CONTRACTOR that is supplementary to the enrollee’s third party payer) plus any applicable amount of TennCare cost sharing or patient liability responsibilities due from the enrollee as payment in full for the service.

2.13.1.3	If the CONTRACTOR is required to reimburse a non-contract provider pursuant to this Agreement, and the CONTRACTOR’s payment to a non-contract provider is less than it would have been for a contract provider, and the provider contests the payment amount, the CONTRACTOR shall notify the non-contract provider that the provider may initiate the independent review procedures in accordance with TCA 56- 32-126, including but not limited to reconsideration by the CONTRACTOR.

2.13.1.4	The CONTRACTOR shall ensure that the member is held harmless by the provider for the costs of medically necessary covered services except for applicable TennCare cost sharing amounts (described in Section 2.6.7 and in Attachment II of this Agreement) and patient liability amounts.

2.13.1.5	The CONTRACTOR shall ensure that payments are not issued to providers that have not obtained a Tennessee Medicaid provider number or for which disclosure requirements, as applicable, have not been obtained by the CONTRACTOR in accordance with 42 CFR 455.100 through 106 and Section 2.12.9.60 of this Agreement.

2.13.2 All Covered Services
2.13.2.1	Except as provided in Sections 2.13.2.2 and 2.13.2.3 below, the CONTRACTOR shall not reimburse providers based on a percentage of billed charges.

2.13.2.2	The CONTRACTOR may, at its discretion, pay a percentage of billed charges for covered physical health and behavioral health services for which there is no Medicare reimbursement methodology.

2.13.2.3	As part of a stop-loss arrangement with a physical health or behavioral health provider, the CONTRACTOR may, at its discretion, pay the provider a percentage of billed charges for claims that exceed the applicable stop-loss threshold.
2.13.3 Nursing Facility Services
2.13.3.1	The CONTRACTOR shall reimburse contract nursing facility providers at the rate specified by TENNCARE, net of any applicable patient liability amount (see Section 2.6.7).

2.13.3.2	The CONTRACTOR shall reimburse non-contract nursing facility providers as specified in TennCare rules and regulations, net of any applicable patient liability amount (see Section 2.6.7).

2.13.3.3	If, prior to the end date specified by TENNCARE in its approval of Level II nursing facility services, the CONTRACTOR determines that the nursing facility is providing Level I and not Level II nursing facility services, the CONTRACTOR shall notify TENNCARE and, as appropriate, shall submit a request to modify the member’s level of nursing facility services. The CONTRACTOR shall submit documentation as specified by TENNCARE to support the request. The CONTRACTOR may adjust payment to the nursing facility to reflect the level of nursing facility services actually provided to the member and shall maintain documentation as specified by TENNCARE to support the payment adjustment.
2.13.4 HCBS
2.13.4.1	For covered HCBS and for HCBS that exceed the specified benefit limit and are provided by the CONTRACTOR as a cost effective alternative (see Section 2.6.5), the CONTRACTOR shall reimburse contract HCBS providers, including community-based residential alternatives, at the rate specified by TENNCARE.

2.13.4.2	The CONTRACTOR shall reimburse non-contract HCBS providers as specified in TennCare rules and regulations.

2.13.4.3	For HCBS that are not otherwise covered but are offered by the CONTRACTOR as a cost effective alternative to nursing facility services (see Section 2.6.5), the CONTRACTOR shall negotiate the rate of reimbursement.

2.13.4.4	The CONTRACTOR shall reimburse consumer-directed workers in accordance with Sections 2.9.6.7 and 2.26 of this Agreement.

2.13.5 Hospice
Hospice services shall be provided and reimbursed in accordance with state and federal requirements, including but not limited to the following:
2.13.5.1	Rates shall be no less than the federally established Medicaid hospice rates (updated each federal fiscal year (FFY)), adjusted by area wage adjustments for the categories described by CMS;

2.13.5.2	The rates described above shall be subject to the annual cap for Medicaid Hospice rates as provided annually by CMS; and

2.13.5.3	If a Medicaid hospice patient resides in a nursing facility (NF), the CONTRACTOR shall pay an amount equal to at least 95 percent of the prevailing NF room and board rate to the hospice provider (not subject to the annual cap for Medicaid Hospice rates).
2.13.6 Behavioral Health Crisis Service Teams
2.13.6.1	The CONTRACTOR shall reimburse crisis mobile teams for their intervention services on a monthly basis at a rate to be determined and set by the State. The rate shall be factored into the CONTRACTOR’s capitation payments.

2.13.6.2	The CONTRACTOR shall assume financial liability for crisis respite and crisis stabilization services.
2.13.7 Local Health Departments
2.13.7.1	The CONTRACTOR shall reimburse contracted local health departments (see Sections 2.11.7.3 and 2.12.1.3) for TENNderCare screenings to members under age twenty-one (21) at the following rates, unless specified otherwise by TENNCARE. Although the codes include preventive visits for individuals twenty-one (21) and older, this Section only requires the CONTRACTOR to pay local health departments for the specified visits for members under age twenty-one (21).

Preventive Visits	85% of 2001 Medicare
99381 New pt. Up to 1 yr.	$80.33
99382 New pt. 1-4 yrs.	$88.06
99383 New pt. 5-11 yrs.	$86.60
99384 New pt. 12-17 yrs.	$95.39
99385 New pt. 18-39 yrs.	$93.93
99391 Estab. pt. Up to 1 yr.	$63.04
99392 Estab. pt. 1-4 yrs.	$71.55
99393 Estab. pt. 5-1l yrs.	$70.96
99394 Estab. pt. 12-17 yrs.	$79.57
99395 Estab. pt. 18-39 yrs.	$78.99
2.13.7.2	TENNCARE may conduct an audit of the CONTRACTOR’s reimbursement methodology and related processes on an annual basis to verify compliance with this requirement. In addition, the Local Health Department may initiate the independent review procedure at any time it believes the CONTRACTOR’s payment is not the required reimbursement rate.
2.13.8 Physician Incentive Plan (PIP)
2.13.8.1	The CONTRACTOR shall notify and make TENNCARE and TDCI aware of any operations or plans to operate a physician incentive plan (PIP). Prior to implementation of any such plans, the CONTRACTOR shall submit to TDCI any provider agreement templates or subcontracts that involve a PIP for review as a material modification.

2.13.8.2	The CONTRACTOR shall not implement a PIP in the absence of TDCI review and written approval.

2.13.8.3	If the CONTRACTOR operates a PIP, the CONTRACTOR shall ensure that no specific payment be made directly or indirectly under a PIP to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual.

2.13.8.4	If the CONTRACTOR operates a PIP, upon TENNCARE’s request, the CONTRACTOR shall report descriptive information about its incentive plan in sufficient detail to enable TENNCARE to adequately monitor the CONTRACTOR. The information that may be requested shall include, but not be limited to, the following:

2.13.8.4.1	Whether services not furnished by the physician or physician group are covered by the incentive plan;

2.13.8.4.2	The type or types of incentive arrangements, such as, withholds, bonus, capitation;

2.13.8.4.3	The percent of any withhold or bonus the plan uses;

2.13.8.4.4	Assurance that the physicians or physician group has adequate stop-loss protection, and the amount and type of stop-loss protection; and

2.13.8.4.5	The patient panel size and, if the plan uses pooling, the pooling method.
2.13.9 Emergency Services Obtained from Non-Contract Providers
2.13.9.1	Payments to non-contract providers for emergency services may, at the CONTRACTOR’s option, be limited to the treatment of emergency medical conditions, including post-stabilization care services, as described in Section 1. Payment amounts shall be consistent with the pricing policies developed by the CONTRACTOR and in accordance with TENNCARE requirements, including TennCare rules and regulations for emergency services provided by non-contract providers.

2.13.9.2	Payment by the CONTRACTOR for properly documented claims for emergency services rendered by a non-contract provider shall be made within thirty (30) calendar days of receipt of a clean claim by the CONTRACTOR.

2.13.9.3	The CONTRACTOR shall review and approve or disapprove claims for emergency services based on the definition of emergency services specified in Section 1 of this Agreement. If the CONTRACTOR determines that a claim requesting payment of emergency services does not meet the definition as specified in Section 1 and subsequently denies the claim, the CONTRACTOR shall notify the provider of the denial. This notification shall include information to the provider regarding the CONTRACTOR’s process and time frames for reconsideration. In the event a provider disagrees with the CONTRACTOR’s decision to disapprove a claim for emergency services, the provider may pursue the independent review process for disputed claims as provided by TCA 56-32-126, including but not limited to reconsideration by the CONTRACTOR.
2.13.10 Medically Necessary Services Obtained from Non-Contract Provider when MCO Assignment is Unknown
2.13.10.1	The CONTRACTOR shall pay for medically necessary covered services provided to an enrollee by a non-contract provider when TENNCARE has enrolled the enrollee in the CONTRACTOR’s MCO, but the enrollee could not have known which MCO they were enrolled in at the time of the service. Examples of when this may occur include, but are not limited to, (i) when an enrollee receives services during a retroactive eligibility period (see Section 2.4.5) and the enrollee did not select an MCO and is assigned to an MCO by TENNCARE, or (ii) the enrollee was assigned to an MCO other than the one that he/she requested (see Section 2.4.4.5). In these cases, the effective date of enrollment may occur prior to the CONTRACTOR or the enrollee being notified of the enrollee becoming a member of the CONTRACTOR’s MCO.

2.13.10.2	When this situation arises, the CONTRACTOR shall not deny payment for medically necessary covered services provided during this period of eligibility for lack of prior authorization or lack of referral; likewise, the CONTRACTOR shall not deny a claim on the basis of the provider’s failure to file a claim within a specified time period after the date of service when the provider could not have reasonably known which MCO the enrollee was in during the timely filing period. However, in such cases the CONTRACTOR may impose timely filing requirements beginning on the date of notification of the individual’s enrollment.

2.13.10.3	The CONTRACTOR shall only pay for covered long-term care services for which the member was eligible (see Section 2.6), as determined by the State and shown in the enrollment file furnished by TENNCARE to the CONTRACTOR.
2.13.11 Medically Necessary Services Obtained from Contract Provider without Prior Authorization when MCO Assignment is Unknown
2.13.11.1	The CONTRACTOR shall pay for medically necessary covered services provided to an enrollee by a contract provider without prior authorization or referral when TENNCARE has enrolled the enrollee in the CONTRACTOR’s MCO, but the enrollee could not have known which MCO they were enrolled in at the time of the service.

2.13.11.2	When this situation arises, the CONTRACTOR shall not deny payment for medically necessary covered services for lack of prior authorization or lack of referral; likewise, a CONTRACTOR shall not deny a claim on the basis of the provider’s failure to file a claim within a specified time period after the date of service when the provider could not have reasonably known which MCO the enrollee was in during the timely filing period. However, in such cases the CONTRACTOR may impose timely filing requirements beginning on the date of notification of the individual’s enrollment.

2.13.11.3	The CONTRACTOR shall only pay for covered long-term care services for which the member was eligible (see Section 2.6), as determined by the State and shown in the enrollment file furnished by TENNCARE to the CONTRACTOR.
2.13.12 Medically Necessary Services Obtained from Non-Contract Provider Referred by Contract Provider
The CONTRACTOR shall pay for any medically necessary covered services provided to a member by a non-contract provider at the request of a contract provider. The CONTRACTOR’s payment shall not be less than eighty percent (80%) of the rate that would have been paid by the CONTRACTOR if the member had received the services from a contract provider. The CONTRACTOR shall only pay for covered long-term care services for which the member was eligible (see Section 2.6) and that were authorized by the CONTRACTOR.
2.13.13 Medically Necessary Services Obtained from Non-Contract Provider Not Authorized by the CONTRACTOR
2.13.13.1	With the exception of circumstances described in Section 2.13.12 when an enrollee has utilized medically necessary non-emergency covered services from a noncontract provider, and the CONTRACTOR has not authorized such use in advance, the CONTRACTOR shall not be required to pay for the service(s) received unless payment is required pursuant to a directive from TENNCARE or an Administrative Law Judge.

2.13.13.2	The CONTRACTOR shall not make payment to non-contract providers for covered services that are not medically necessary or for long-term care services for which the member was not eligible (see Section 2.6).
2.13.14 Covered Services Ordered by Medicare Providers for Dual Eligibles
2.13.14.1	Generally, when a TennCare enrollee is dually eligible for Medicare and TennCare and requires services that are covered under this Agreement but are not covered by Medicare, and the services are ordered by a Medicare provider who is a non-contract provider, the CONTRACTOR shall pay for the ordered, medically necessary service if it is provided by a contract provider. However, if all of the following criteria are met, the CONTRACTOR may require that the ordering physician be a contract provider:

2.13.14.1.1	The ordered service requires prior authorization; and

2.13.14.1.2	Dually eligible enrollees have been clearly informed of the contract provider requirement and instructed in how to obtain assistance identifying and making an appointment with a contract provider; and

2.13.14.1.3	The CONTRACTOR assists the enrollee in obtaining a timely appointment with a contract provider upon request of the enrollee or upon receipt of an order from a noncontract provider.

2.13.14.2	Reimbursement shall be at the same rate that would have been paid had the service been ordered by a contract provider.

2.13.14.3	The CONTRACTOR shall not pay for non-covered services, services that are not medically necessary, or services ordered and obtained from non-contract providers.
2.13.15 Transition of New Members
The CONTRACTOR shall pay for the continuation of covered services for new members pursuant to the requirements in Section 2.9.2 regarding transition of new members.
2.13.16 Transition of Members Receiving Long-Term Care Services at the Time of CHOICES Implementation
The CONTRACTOR shall pay for the continuation of covered long-term care services for transitioning CHOICES members pursuant to the requirements in Section 2.9.3 regarding transition of members receiving long-term care services at the time of CHOICES implementation.
2.13.17 Transition of Care
In accordance with the requirements in Section 2.9.4.1 of this Agreement, if a provider has terminated participation with the CONTRACTOR, the CONTRACTOR shall pay the noncontract provider for the continuation of treatment through the applicable period provided in Section 2.9.4.1.
2.13.18 Limits on Payments to Providers and Subcontractors Related to the CONTRACTOR
2.13.18.1	The CONTRACTOR shall not pay more for similar services rendered by any provider or subcontractor that is related to the CONTRACTOR than the CONTRACTOR pays to providers and subcontractors that are not related to the CONTRACTOR. For purposes of this subsection, “related to” means providers or subcontractors that have an indirect ownership interest or ownership or control interest in the CONTRACTOR, an affiliate (see definition in Section 1 of this Agreement) of the CONTRACTOR, or the CONTRACTOR’s management company as well as providers or subcontractors that the CONTRACTOR, an affiliate of the CONTRACTOR or the CONTRACTOR’s management company has an indirect ownership interest or ownership or control interest in. The standards and criteria for determining indirect ownership interest, an ownership interest or a control interest are set out at 42 CFR Part 455, Subpart B.

2.13.18.2	Any payments made by the CONTRACTOR that exceed the limitations set forth in this section shall be considered non-allowable payments for covered services and shall be excluded from medical expenses reported in the MLR report required in Section 2.30.15.3.1.

2.13.18.3	As provided in Section 2.30.9 of this Agreement, the CONTRACTOR shall submit information on payments to related providers and subcontractors.
2.13.19 1099 Preparation
In accordance with federal requirements, the CONTRACTOR shall prepare and submit Internal Revenue Service (IRS) Form 1099s for all providers who are not employees of the CONTRACTOR to whom payment is made.
2.13.20 Payments to the FEA
The CONTRACTOR shall reimburse the Fiscal Employer Agent (FEA) for authorized HCBS provided by consumer-directed workers as specified in the subcontract between the CONTRACTOR and the FEA (see Section 2.26.6). TENNCARE will pay the FEA the administrative fees specified in the contract between TENNCARE and the FEA.
15. Section 2.14 shall be deleted in its entirety and replaced with the following:
2.14 UTILIZATION MANAGEMENT (UM)
2.14.1 General
2.14.1.1	The CONTRACTOR shall develop and maintain a utilization management (UM) program. As part of this program the CONTRACTOR shall have policies and procedures with defined structures and processes. The UM program shall assign responsibility to appropriate individuals including a designated senior physician and shall involve a designated behavioral health care practitioner in the implementation of behavioral health aspects of the program and a designated long-term care professional in the implementation of the long-term care aspects of the program. The UM program shall be supported by an associated work plan and shall be evaluated annually and updated as necessary.

2.14.1.2	The CONTRACTOR’s UM program shall include distinct policies and procedures regarding long-term care services and shall specify the responsibilities and scope of authority of care coordinators in authorizing long-term care services and in submitting service authorizations to providers and/or the FEA for service delivery.

2.14.1.3	The CONTRACTOR shall notify all network providers of and enforce compliance with all provisions relating to UM procedures.

2.14.1.4	The UM program shall have criteria that:

2.14.1.4.1	Are objective and based on medical, behavioral health and/or long-term care evidence, to the extent possible;

2.14.1.4.2	Are applied based on individual needs;

2.14.1.4.3	Are applied based on an assessment of the local delivery system;

2.14.1.4.4	Involve appropriate practitioners in developing, adopting and reviewing them; and

2.14.1.4.5	Are annually reviewed and up-dated as appropriate.

2.14.1.5	For long-term care services, the CONTRACTOR’s UM program shall have criteria that are consistent with the guiding principles set forth in TCA 71-5-1402 and shall take into consideration the member’s preference regarding cost-effective long-term care services and settings.

2.14.1.6	The CONTRACTOR shall use appropriately licensed professionals to supervise all medical necessity decisions and specify the type of personnel responsible for each level of UM, including prior authorization and decision making. The CONTRACTOR shall have written procedures documenting access to Board Certified Consultants to assist in making medical necessity determinations. Any decision to deny a service authorization request or to authorize a service in an amount, duration, or scope that is less than requested shall be made by a physical health or behavioral health care professional who has appropriate clinical expertise in treating the member’s condition or disease or, in the case of long-term care services, a long-term care professional who has appropriate expertise in providing long-term care services.

2.14.1.7	Except as provided in Section 2.6.1.3, the CONTRACTOR shall not place maximum limits on the length of stay for members requiring hospitalization and/or surgery. The CONTRACTOR shall not employ, and shall not permit others acting on their behalf to employ utilization control guidelines or other quantitative coverage limits, whether explicit or de facto, unless supported by an individualized determination of medical necessity based upon the needs of each member and his/her medical history. The CONTRACTOR shall consider individual member characteristics in the determination of readiness for discharge. This requirement is not intended to limit the ability of the CONTRACTOR to use clinical guidelines or criteria in placing tentative limits on the length of a prior authorization or pre-admission certification.

2.14.1.8	The CONTRACTOR shall have mechanisms in place to ensure that required services are not arbitrarily denied or reduced in amount, duration, or scope solely because of the diagnosis, type of illness, or condition.

2.14.1.9	The CONTRACTOR shall assure, consistent with 42 CFR 438.6(h), 42 CFR 422.208 and 422.210, that compensation to individuals or entities that conduct UM activities is not structured so as to provide incentives for the individual or entity to deny, limit, or discontinue medically necessary covered services to any member.

2.14.1.10	As part of the provider survey required by Section 2.18.7.4, the CONTRACTOR shall assess provider/office staff satisfaction with UM processes to identify areas for improvement.

2.14.1.11	Inpatient Care

The CONTRACTOR shall provide for methods of assuring the appropriateness of inpatient care. Such methodologies shall be based on individualized determinations of medical necessity in accordance with UM policies and procedures and, at a minimum, shall include the items specified in subparagraphs 2.14.1.11.1 through 2.14.1.11.5 below:

2.14.1.11.1	Pre-admission certification process for non-emergency admissions;

2.14.1.11.2	A concurrent review program to monitor and review continued inpatient hospitalization, length of stay, or diagnostic ancillary services regarding their appropriateness and medical necessity. In addition, the CONTRACTOR shall have a process in place to determine for emergency admissions, based upon medical criteria, if and when a member can be transferred to a contract facility in the network, if presently in a non-contract facility;

2.14.1.11.3	Admission review for urgent and/or emergency admissions, on a retroactive basis when necessary, in order to determine if the admission is medically necessary and if the requested length of stay for the admission is reasonable based upon an individualized determination of medical necessity. Such reviews shall not result in delays in the provision of medically necessary urgent or emergency care;

2.14.1.11.4	Restrictions against requiring pre-admission certification for admissions for the normal delivery of children; and

2.14.1.11.5	Prospective review of same day surgery procedures.

2.14.1.12	Nursing Facility

2.14.1.12.1	If a member is enrolled in CHOICES Group 1, the CONTRACTOR shall authorize and initiate nursing facility services for that member in accordance with Section 2.9.6. However, if, prior to nursing facility admission, the member chooses to receive HCBS instead of nursing facility services and is enrolled in Group 2 pursuant to Section 2.9.6, the CONTRACTOR shall authorize and initiate HCBS in accordance with Section 2.9.6. Once the member has been admitted to a nursing facility the CONTRACTOR may, as appropriate, implement its nursing facility-to-community transition process pursuant to Section 2.9.6.8 of this Agreement.

2.14.1.12.2	The CONTRACTOR shall ensure that CHOICES members who have been determined by TENNCARE to be eligible for Level II nursing facility care are authorized to receive Level II nursing facility care for the period specified by TENNCARE. The CONTRACTOR shall monitor the member’s condition, and if the CONTRACTOR determines that, prior to the end date specified by TENNCARE, the member no longer requires Level II nursing facility care, the CONTRACTOR may submit to TENNCARE a request to modify the member’s level of nursing facility services. The CONTRACTOR shall submit documentation as specified by TENNCARE to support the request and shall only transition the member to Level I nursing facility care once the request has been approved by TENNCARE.

2.14.1.13	Emergency Department (ED) Utilization

The CONTRACTOR shall utilize the following guidelines in identifying and managing care for members who are determined to have excessive and/or inappropriate ED utilization:

2.14.1.13.1	Review ED utilization data, at a minimum, every six (6) months (in January and July) to identify members with utilization exceeding the threshold defined by TENNCARE in the preceding six (6) month period. The January review shall cover ED utilization during the preceding April through September; the July review shall cover ED utilization during the preceding October through March;

2.14.1.13.2	Enroll non-CHOICES members whose utilization exceeds the threshold of ED visits defined by TENNCARE in the previous six (6) month period in MCO case management and may use the information to identify members who may be eligible for CHOICES in accordance with the requirements in Section 2.9.6.3. if appropriate;

2.14.1.13.3	For CHOICES members whose utilization exceeds the threshold of ED visits defined by TENNCARE in the previous six (6) month period, the care coordinator shall conduct appropriate follow-up to identify the issues causing frequent ED utilization and determine appropriate next steps. For CHOICES members in Group 1, appropriate next steps may include communication with the nursing facility to determine interventions to better manage the member’s condition. For CHOICES members in Groups 2 and 3, appropriate next steps may include modifications to the member’s plan of care in order to address service delivery needs and better manage the member’s condition.

2.14.1.13.4	As appropriate, make contact with members whose utilization exceeded the threshold of ED visits defined by TENNCARE in the previous six (6) month period and their primary care providers for the purpose of providing education on appropriate ED utilization; and

2.14.1.13.5	Assess the most likely cause of high utilization and develop an MCO case management plan based on results of the assessment for each non-CHOICES member.

2.14.1.14	Hospitalizations and Surgeries

The CONTRACTOR shall comply with any applicable federal and state laws or rules related to length of hospital stay. TENNCARE will closely monitor encounter data related to length of stay and re-admissions to identify potential problems. If indicated, TENNCARE may conduct special studies to assess the appropriateness of hospital discharges.
2.14.2 Prior Authorization for Physical Health and Behavioral Health Covered Services
2.14.2.1	The CONTRACTOR shall have in place, and follow, written policies and procedures for processing requests for initial and continuing prior authorizations of services and have in effect mechanisms to ensure consistent application of review criteria for prior authorization decisions. The policies and procedures shall provide for consultation with the requesting provider when appropriate. If prior authorization of a service is granted by the CONTRACTOR and the service is provided, payment for the prior authorized service shall not be denied based on the lack of medical necessity, assuming that the member is eligible on the date of service, unless it is determined that the facts at the time of the denial of payment are significantly different than the circumstances which were described at the time that prior authorization was granted.

2.14.2.2	Prior authorization for home health nurse, home health aide and private duty nursing services shall comply with TennCare rules and regulations.

2.14.2.3	Prior authorization requests shall be reviewed subject to the guidelines described in TennCare rules and regulations which include, but are not limited to, provisions regarding decisions, notices, medical contraindication, and the failure of an MCO to act timely upon a request.
2.14.3 Referrals for Physical Health and Behavioral Health
2.14.3.1	Except as provided in Section 2.14.4, the CONTRACTOR may require members to seek a referral from their PCP prior to accessing non-emergency specialty physical health services.

2.14.3.2	If the CONTRACTOR requires members to obtain PCP referral, the CONTRACTOR may exempt certain services, identified by the CONTRACTOR in the member handbook, from PCP referral.

2.14.3.3	For members determined to need a course of treatment or regular care monitoring, the CONTRACTOR shall have a mechanism in place to allow members to directly access a specialist as appropriate for the members’ condition and identified needs.

2.14.3.4	The CONTRACTOR shall not require that a woman go in for an office visit with her PCP in order to obtain the referral for prenatal care.

2.14.3.5	Referral Provider Listing

2.14.3.5.1	The CONTRACTOR shall provide all PCPs with a current hard copy listing of referral providers, including behavioral health providers at least thirty (30) calendar days prior to the start date of operations. Thereafter the CONTRACTOR shall mail PCPs an updated version of the listing on a quarterly basis. The CONTRACTOR shall also maintain an updated electronic, web-accessible version of the referral provider listing.

2.14.3.5.2	The referral provider listing shall be in the format specified by TENNCARE for the provider directory in Section 2.17.8.

2.14.3.5.3	As required in Section 2.30.10.7, the CONTRACTOR shall submit to TENNCARE a copy of the referral provider listing, a data file of the provider information in a media and format described by TENNCARE, and documentation regarding mailing.
2.14.4 Exceptions to Prior Authorization and/or Referrals for Physical Health and Behavioral Health
2.14.4.1	Emergency and Post-Stabilization Care Services

The CONTRACTOR shall provide emergency services without requiring prior authorization or PCP referral, as described in Section 2.7.1, regardless of whether these services are provided by a contract or non-contract provider. The CONTRACTOR shall provide post-stabilization care services (as defined in Section 1) in accordance with 42 CFR 422.113.

2.14.4.2	TENNderCare

The CONTRACTOR shall not require prior authorization or PCP referral for the provision of TENNderCare screening services.

2.14.4.3	Access to Women’s Health Specialists

The CONTRACTOR shall allow female members direct access (without requiring a referral) to a women’s health specialist who is a contract provider for covered services necessary to provide women’s routine and preventive health care services. This is in addition to the member’s designated source of primary care if that source is not a women’s health specialist.

2.14.4.4	Behavioral Health Services

The CONTRACTOR shall not require a PCP referral for members to access a behavioral health provider.

2.14.4.5	Transition of New Members

Pursuant to the requirements in Section 2.9.2.1 regarding transition of new members, the CONTRACTOR shall provide for the continuation of medically necessary covered services regardless of prior authorization or referral requirements. However, as provided in Section 2.9.2.1, in certain circumstances the CONTRACTOR may require prior authorization for continuation of services beyond the initial thirty (30) days.
2.14.5 Authorization of Long-Term Care Services
2.14.5.1	The CONTRACTOR shall have in place an authorization process for all covered long-term care services and cost effective alternative services that is separate from but integrated with the CONTRACTOR’s prior authorization process for covered physical health and behavioral health services (See section 2.9.6 of this Agreement).

2.14.5.2	The CONTRACTOR shall authorize and initiate all long-term care services for CHOICES members within the timeframes specified in Sections 2.9.2, 2.9.3, and 2.9.6 of this Agreement.

2.14.5.3	The CONTRACTOR shall not require that HCBS be ordered by a treating physician, but may consult with the treating physician as appropriate regarding the member’s physical health, behavioral health, and long-term care needs and in order to facilitate communication and coordination regarding the member’s physical health, behavioral health, and long-term care services.

2.14.5.4	For non-CHOICES members receiving care in non-contract nursing facilities authorized by the CONTRACTOR as a cost-effective alternative, the CONTRACTOR shall reimburse services in accordance with its authorization until such time that the member is no longer eligible for services, is enrolled in CHOICES, or such care is no longer medically necessary or cost-effective.

2.14.6 Transition of Members Receiving Long-term Care Services at the time of CHOICES Implementation
For members enrolling in CHOICES as of the date of CHOICES implementation, the CONTRACTOR shall be responsible for continuing to provide the long-term care services previously authorized for the member, as specified in Section 2.9.3 of this Agreement.
2.14.7 Notice of Adverse Action Requirements
2.14.7.1	The CONTRACTOR shall clearly document and communicate the reasons for each denial of a prior authorization request in a manner sufficient for the provider and member to understand the denial and decide about requesting reconsideration of or appealing the decision.

2.14.7.2	The CONTRACTOR shall comply with all member notice provisions in TennCare rules and regulations.

2.14.7.3	The CONTRACTOR shall issue appropriate notice prior to any CONTRACTOR- initiated decision to reduce or terminate CHOICES or non-CHOICES nursing facility services and shall comply with all federal court orders, and federal and state laws and regulations regarding members’ transfer or discharge from nursing facilities.
2.14.8 Medical History Information Requirements
2.14.8.1	The CONTRACTOR is responsible for eliciting pertinent medical history information from the treating provider(s), as needed, for purposes of making medical necessity determinations. With respect to HCBS which are not primarily medical in nature, pertinent medical history shall include assessments, case notes, and documentation of service delivery by HCBS providers. Medical information from the treating physician may also be pertinent in better understanding the member’s functional needs. The CONTRACTOR shall take action (e.g., sending a CONTRACTOR representative to obtain the information and/or discuss the issue with the provider, imposing financial penalties against the provider, etc.), to address the problem if a treating provider is uncooperative in supplying needed information. The CONTRACTOR shall make documentation of such action available to TENNCARE, upon request. Providers who do not provide requested information for purposes of making a medical necessity determination for a particular item or service shall not be entitled to payment for the provision of such item or service.

2.14.8.2	Upon request by TENNCARE, the CONTRACTOR shall provide TENNCARE with individualized medical record information from the treating provider(s). The CONTRACTOR shall take whatever action necessary to fulfill this responsibility within the required appeal time lines as specified by TENNCARE and/or applicable TennCare rules and regulations, up to and including going to the provider’s office to obtain the medical record information. Should a provider fail or refuse to respond to the CONTRACTOR’s efforts to obtain medical information, and the appeal is decided in favor of the member, at the CONTRACTOR’s discretion or a directive by TENNCARE, the CONTRACTOR shall impose financial penalties against the provider as appropriate.

2.14.9 PCP Profiling
The CONTRACTOR shall profile its PCPs. Further, the CONTRACTOR shall investigate the circumstances surrounding PCPs who appear to be operating outside peer norms and shall intervene, as appropriate, when utilization or quality of care issues are identified. As part of these profiling activities, the CONTRACTOR shall analyze utilization data, including but not limited to, information provided to the CONTRACTOR by TENNCARE, and report back information as requested by TENNCARE. PCP profiling shall include, but not be limited to the following areas:
2.14.9.1	Utilization of Non-Contract Providers

The CONTRACTOR shall maintain a procedure to identify and evaluate member utilization of services provided by non-contract providers by PCP panel.

2.14.9.2	Specialist Referrals

The CONTRACTOR shall maintain a procedure to identify and evaluate member specialty provider utilization by PCP panel.

2.14.9.3	Emergency Room Utilization

The CONTRACTOR shall maintain a procedure to identify and evaluate member emergency room utilization by PCP panel. As provided in Section 2.9.5, members who establish a pattern of accessing emergency room services shall be referred to MCO case management as appropriate for follow-up.

2.14.9.4	Inpatient Admissions

The CONTRACTOR shall maintain a procedure to identify and evaluate member utilization of inpatient services by PCP panel.

2.14.9.5	Pharmacy Utilization

At a minimum, the CONTRACTOR shall profile PCP prescribing patterns for generic versus brand name and the number of narcotic prescriptions written. In addition, the CONTRACTOR shall comply with the requirements in Section 2.9.10 of this Agreement.

2.14.9.6	Advanced Imaging Procedures

The CONTRACTOR shall profile the utilization of advanced imaging procedures by PCP panel. Advanced imaging procedures include: PET Scans; CAT Scans and MRIs.

2.14.9.7	PCP Visits

The CONTRACTOR shall profile the average number of visits per member assigned to each PCP.

16. Section 2.15 shall be deleted in its entirety and replaced with the following:
2.15 QUALITY MANAGEMENT/QUALITY IMPROVEMENT
2.15.1 Quality Management/Quality Improvement (QM/QI) Program
2.15.1.1	The CONTRACTOR shall have a written Quality Management/Quality Improvement (QM/QI) program that clearly defines its quality improvement structures and processes and assigns responsibility to appropriate individuals. This QM/QI program shall use as a guideline the current NCQA Standards and Guidelines for the Accreditation of MCOs and shall include the CONTRACTOR’s plan for improving patient safety. This means at a minimum that the QM/QI program shall:

2.15.1.1.1	Address physical health, behavioral health, and long-term care services;

2.15.1.1.2	Be accountable to the CONTRACTOR’s board of directors and executive management team;

2.15.1.1.3	Have substantial involvement of a designated physician and designated behavioral health practitioner;

2.15.1.1.4	Have a QM/QI committee that oversees the QM/QI functions;

2.15.1.1.5	Have an annual work plan;

2.15.1.1.6	Have resources — staffing, data sources and analytical resources — devoted to it; and

2.15.1.1.7	Be evaluated annually and updated as appropriate.

2.15.1.2	The CONTRACTOR shall make all information about its QM/QI program available to providers and members.

2.15.1.3	As part of the QM/QI program, the CONTRACTOR shall collect information on providers’ actions to improve patient safety and make performance data available to providers and members.

2.15.1.4	Any changes to the QM/QI program structure shall require prior written approval from TENNCARE. The QM/QI program description, associated work plan, and annual evaluation of the QM/QI Program shall be submitted to TENNCARE as required in Section 2.30.11.1, Reporting Requirements.

2.15.1.5	The CONTRACTOR shall use the results of QM/QI activities to improve the quality of physical health, behavioral health, and long-term care service delivery with appropriate input from providers and members.

2.15.1.6	The CONTRACTOR shall take appropriate action to address service delivery, provider, and other QM/QI issues as they are identified.

2.15.1.7	In addition to QM/QI activities as defined in this Section 2.15, the CONTRACTOR’s QM/QI program shall incorporate all applicable reporting and monitoring requirements and activities, including but not limited to such activities specified in

Sections 2.25, 2.30, and 2.9.6.12 of this Agreement; and shall include discovery and remediation of individual findings, as well as identification and implementation of strategies to make systemic improvements in the delivery and quality of care.
2.15.2 QM/QI Committee
2.15.2.1	The CONTRACTOR shall have a QM/QI committee which shall include medical, behavioral health, and long-term care staff and contract providers (including medical, behavioral health, and long-term care providers). This committee shall analyze and evaluate the results of QM/QI activities, recommend policy decisions, ensure that providers are involved in the QM/QI program, institute needed action, and ensure that appropriate follow-up occurs. This committee shall also review and approve the QM/QI program description and associated work plan prior to submission to TENNCARE as required in Section 2.30.11.1, Reporting Requirements.

2.15.2.2	The QM/QI committee shall keep written minutes of all meetings. A copy of the signed and dated written minutes for each meeting shall be available on-file after the completion of the following committee meeting in which the minutes are approved and shall be available for review upon request and during the annual on-site EQRO review and/or NCQA accreditation review.

2.15.2.3	The CONTRACTOR shall provide the Chief Medical Officer of TENNCARE with ten (10) calendar days advance notice of all regularly scheduled meetings of the QM/QI committee. To the extent allowed by law, the Chief Medical Officer of TENNCARE, or his/her designee, may attend the QM/QI committee meetings at his/her option.
2.15.3 Performance Improvement Projects (PIPs)
2.15.3.1	The CONTRACTOR shall perform at least two (2) clinical and three (3) non-clinical PIPs.

2.15.3.1.1	The two (2) clinical PIPs shall include one (1) in the area of behavioral health. The behavioral health PIP shall be relevant to one of the behavioral health disease management programs for bipolar disorder, major depression, or schizophrenia.

2.15.3.1.2	Two (2) of the three (3) non-clinical PIPs shall be in the area of long-term care. For each of these PIPs TENNCARE will select the study topic, define the study question, select the study indicator(s), and define the methodology for measuring the study indicator(s), including the sampling methodology, data collection, and data analysis. TENNCARE has the discretion to change the PIPs each year (including changing the study topic, study question, study indicator(s), and/or methodology) and to require up to two (2) additional non-clinical PIPs, for a total of five (5) non-clinical PIPs at any one time. TENNCARE will consult with MCOs and other stakeholders in developing PIPs.

2.15.3.2	The CONTRACTOR shall ensure that CMS protocols for PIPs are followed and that the following are documented for each activity:

2.15.3.2.1	Rationale for selection as a quality improvement activity;

2.15.3.2.2	Specific population targeted, include sampling methodology if relevant;

2.15.3.2.3	Metrics to determine meaningful improvement and baseline measurement;

2.15.3.2.4	Specific interventions (enrollee and provider);

2.15.3.2.5	Relevant clinical practice guidelines; and

2.15.3.2.6	Date of re-measurement.

2.15.3.3	The CONTRACTOR shall identify benchmarks and set achievable performance goals for each of its PIPs. The CONTRACTOR shall identify and implement intervention and improvement strategies for achieving the performance goal set for each PIP and promoting sustained improvements.

2.15.3.4	The CONTRACTOR shall report on PIPs as required in Section 2.30.11.2, Reporting Requirements.

2.15.3.5	After three (3) years, the CONTRACTOR shall, using evaluation criteria established by TENNCARE, determine if one or all of the non-long-term care PIPs should be continued. Prior to discontinuing a non-long-term care PIP, the CONTRACTOR shall identify a new PIP and must receive TENNCARE’s approval to discontinue the previous PIP and perform the new PIP.
2.15.4 Clinical Practice Guidelines
The CONTRACTOR shall utilize evidence-based clinical practice guidelines in its disease management programs and shall measure performance against at least two (2) important aspects of each of the guidelines annually as required in Section 2.8. The guidelines shall be reviewed and revised at least every two (2) years or whenever the guidelines change.
2.15.5 NCQA Accreditation
2.15.5.1	The CONTRACTOR shall obtain NCQA accreditation by November 30, 2009 and shall maintain it thereafter. Any accreditation status granted by NCQA under the New Health Plan (NHP) program or the MCO Introductory Survey option will not be acknowledged by TENNCARE. Accreditation obtained under the NCQA Full Accreditation Survey or Multiple Product Survey options will be acknowledged by TENNCARE if the TennCare product is specifically included in the NCQA survey. TENNCARE will accept the use of the NCQA Corporate Survey process, to the extent deemed allowable by NCQA, in the accreditation of the CONTRACTOR. In order to ensure that the CONTRACTOR is making forward progress, TENNCARE shall require that the following information and/or benchmarks be met:

EVENT	REQUIRED DEADLINE
CALENDAR YEAR 2007

NCQA Accreditation Survey Application Submitted and Pre Survey Fee paid	December 15, 2007

EVENT	REQUIRED DEADLINE
CALENDAR YEAR 2008

Submit copy of signed NCQA Survey contract to TENNCARE	January 15, 2008

Purchase NCQA ISS Tool for 2009 MCO Accreditation Survey	August 15, 2008

Copy of signed contract with NCQA approved vendor to perform 2009 CAHPS surveys (Adult, Child and Children with Chronic Conditions to TENNCARE)	November 15, 2008

Copy of signed contract with NCQA approved vendor to perform 2009 HEDIS Audit to TENNCARE (The CONTRACTOR must perform the complete Medicaid HEDIS Data Set with the exception of dental related measures)
November 15, 2008

CALENDAR YEAR 2009

Notify TENNCARE of date for ISS Submission and NCQA On-site review	January 15, 2009

HEDIS Baseline Assessment Tool completed and submitted to Contracted HEDIS Auditor, TENNCARE, and the EQRO	February 15, 2009

Audited Medicaid HEDIS and CAHPS results submitted to NCQA and TENNCARE	June 15, 2009

Finalize preparations for NCQA Survey (Final payment must be submitted to NCQA sixty (60) calendar days prior to submission of ISS)	Notify TennCare of final payment within five (5) business days of submission to NCQA.

Submission of ISS to NCQA	Notify TennCare within five (5) business days of submission to NCQA.

NCQA Survey Completed and copy of NCQA Final Report to TENNCARE:	November 30, 2009

• Excellent, Commendable, or Accredited

• Provisional — Corrective Action required to achieve status of Excellent, Commendable, or Accredited; resurvey within twelve (12) months.

• Accreditation Denied — Results in termination of this Agreement.
2.15.5.2	If the CONTRACTOR consistently fails to meet the timelines as described above, the CONTRACTOR shall be considered to be in breach of the terms of this Agreement and may be subject to termination in accordance with Section 4.4 of this Agreement.

2.15.5.3	Failure to obtain NCQA accreditation by November 30, 2009 and maintain accreditation thereafter shall be considered a breach of this Agreement and shall result in termination of this Agreement in accordance with the terms set forth in Section 4.4 of this Agreement. Achievement of provisional accreditation status shall require a corrective action plan within thirty (30) calendar days of receipt of notification from NCQA and may result in termination of this Agreement in accordance with Section 4.4 of this Agreement.
2.15.6 HEDIS and CAHPS
2.15.6.1	Annually, beginning with HEDIS 2009, the CONTRACTOR shall complete all HEDIS measures designated by NCQA as relevant to Medicaid. The only exclusion from the complete Medicaid HEDIS data set shall be dental measures. The CONTRACTOR shall also complete specified Medicare HEDIS measures for CHOICES members based on the Medicare CAHPS, as identified by the State. The HEDIS measure results, except the Medicare HEDIS measures for CHOICES members, shall be reported separately for each Grand Region in which the CONTRACTOR operates. The Medicare HEDIS measures for CHOICES members may be reported statewide. The CONTRACTOR shall contract with an NCQA certified HEDIS auditor to validate the processes of the CONTRACTOR in accordance with NCQA requirements. Audited HEDIS results shall be submitted to TENNCARE, NCQA and TENNCARE’s EQRO annually by June 15 of each calendar year beginning in 2009.

2.15.6.2	Annually, beginning in 2009, the CONTRACTOR shall conduct a CAHPS survey. The CONTRACTOR shall enter into an agreement with a vendor that is certified by NCQA to perform CAHPS surveys. The CONTRACTOR’s vendor shall perform the CAHPS adult survey, CAHPS child survey and the CAHPS children with chronic conditions survey. With regard to the CAHPS adult survey, this shall include conducting the survey for non-CHOICES members and conducting the survey with additional survey questions from the Medicare CAHPS, as identified by TENNCARE, to CHOICES members in Groups 2 and 3. Survey results shall be reported to TENNCARE separately for each required CAHPS survey listed above, including the CAHPS adult survey with supplemental Medicare CAHPS questions for CHOICES members. The survey results for non-CHOICES members shall be reported separately for each Grand Region in which the CONTRACTOR operates. The survey results for CHOICES members may be reported statewide. Survey results shall be submitted to TENNCARE, NCQA and TENNCARE’s EQRO annually by June 15 of each calendar year beginning in 2009.
2.15.7 Medicare Health Outcomes Survey (HOS)
Annually, beginning in 2010, the CONTRACTOR shall conduct the Health Outcomes Survey (HOS) for a representative sample of CHOICES members in Groups 2 and 3. The CONTRACTOR shall enter into an agreement with a vendor that is certified by NCQA to administer HOS surveys. The CONTRACTOR’s vendor shall administer the Baseline HOS each year as well as a follow-up survey two (2) years after each Baseline HOS for the baseline cohort. The CONTRACTOR and its vendor shall comply with applicable CMS and NCQA requirements and protocols regarding administering and reporting HOS. The CONTRACTOR shall submit final survey data files to TENNCARE. The CONTRACTOR shall provide the survey results statewide. TENNCARE will test, clean, and score the data and develop reports (see Section 2.25.9.2).
2.15.8 Critical Incident Reporting and Management
2.15.8.1	The CONTRACTOR shall develop and implement a critical incident reporting and management system for incidents that occur in a home and community-based longterm care service delivery setting, including: community-based residential alternatives; adult day care centers; other HCBS provider sites; and a member’s home, if the incident is related to the provision of covered HCBS.

2.15.8.2	The CONTRACTOR shall identify and track critical incidents and shall review and analyze critical incidents to identify and address potential and actual quality of care and/or health and safety issues. The CONTRACTOR shall regularly review the number and types of incidents (including, for example, the number and type of incidents across settings, providers, and provider types) and findings from investigations (including findings from APS and CPS if available); identify trends and patterns; identify opportunities for improvement; and develop and implement strategies to reduce the occurrence of incidents and improve the quality of HCBS.

2.15.8.3	Critical incidents shall include but not be limited to the following incidents when they occur in a home and community-based long-term care service delivery setting (as defined in Section 2.15.8.1 above):

2.15.8.3.1	Unexpected death of a CHOICES member;

2.15.8.3.2	Suspected physical or mental abuse of a CHOICES member;

2.15.8.3.3	Theft or financial exploitation of a CHOICES member;

2.15.8.3.4	Severe injury sustained by a CHOICES member;

2.15.8.3.5	Medication error involving a CHOICES member;

2.15.8.3.6	Sexual abuse and/or suspected sexual abuse of a CHOICES member; and

2.15.8.3.7	Abuse and neglect and/or suspected abuse and neglect of a CHOICES member.

2.15.8.4	The CONTRACTOR shall require its staff and contract HCBS providers to report, respond to, and document critical incidents as specified by the CONTRACTOR. This shall include, but not be limited to the following:

2.15.8.4.1	Requiring that the CONTRACTOR’s staff and contract HCBS providers report critical incidents to the CONTRACTOR in accordance with applicable requirements. The CONTRACTOR shall develop and implement a critical incident reporting process, including the form to be used to report critical incidents and reporting timeframes. The maximum timeframe for reporting an incident to the CONTRACTOR shall be twenty-four (24) hours. The initial report of an incident within twenty-four (24) hours may be submitted verbally, in which case the person/agency/entity making the initial report shall submit a follow-up written report within forty-eight (48) hours.

2.15.8.4.2	Requiring that suspected abuse, neglect, and exploitation of members who are adults is immediately reported in accordance with TCA 71-6-103 and suspected brutality, abuse, or neglect of members who are children is immediately reported in accordance with TCA 37-1-403 or TCA 37-1-605 as applicable.

2.15.8.4.3	Requiring that its staff and contract HCBS providers immediately (which shall not exceed twenty-four hours) take steps to prevent further harm to any and all members and respond to any emergency needs of members.

2.15.8.4.4	Requiring that contract HCBS providers with a critical incident conduct an internal critical incident investigation and submit a report on the investigation within the timeframe specified by the CONTRACTOR. The timeframe for submitting the report shall be as soon as possible, may be based on the severity of the incident, and, except under extenuating circumstances, shall be no more than thirty (30) days after the date of the incident. The CONTRACTOR shall review the provider’s report and follow-up with the provider as necessary to ensure that an appropriate investigation was conducted and corrective actions were implemented within applicable timeframes.

2.15.8.4.5	Requiring that its staff and contract HCBS providers cooperate with any investigation conducted by the CONTRACTOR or outside agencies (e.g., TENNCARE, APS, CPS, and law enforcement).

2.15.8.4.6	Defining the role and responsibilities of the fiscal employer agent (see definition in Section 1) in reporting, responding to, documenting, and investigating any critical incidents, which shall include reporting incidents to the CONTRACTOR using the process developed in a accordance with Section 2.15.8.4.1, investigating critical incidents, and submitting a report on investigations to the CONTRACTOR; training employees, contractors of the FEA (including supports brokers), and consumer- directed workers regarding reporting, responding to, documenting, and cooperating with the investigation of any critical incidents; and training consumers and caregivers regarding critical incident reporting and management. Such role and responsibilities shall be defined in a manner that is consistent with requirements in this Section 2.15.8.4 as well as TENNCARE’s contract with the fiscal employer agent and the model subcontract between the CONTRACTOR and the FEA (see Section 2.26 of this Agreement).

2.15.8.4.7	Reviewing the FEA’s reports regarding investigations of critical incidents and follow-up with the FEA as necessary to ensure that an appropriate investigation was conducted and corrective actions were implemented within applicable timeframes.

2.15.8.4.8	Providing appropriate training and taking corrective action as needed to ensure its staff, contract HCBS providers, the FEA, and workers comply with critical incident requirements.

2.15.8.4.9	Conducting oversight, including but not limited to oversight of its staff, contract HCBS providers, and the FEA, to ensure that the CONTRACTOR’s policies and procedures are being followed and that necessary follow-up is being conducted in a timely manner.

2.15.8.5	The CONTRACTOR shall report to TENNCARE any death and any incident that could significantly impact the health or safety of a member (e.g., physical or sexual abuse) within twenty-four (24) hours of detection or notification.

2.15.8.6	As specified in Section 2.30.11.7, the CONTRACTOR shall submit monthly reports to TENNCARE regarding all critical incidents.
17. Section 2.17 shall be deleted in its entirety and replaced with the following:
2.17 MEMBER MATERIALS
2.17.1 Prior Approval Process for All Member Materials
2.17.1.1	The CONTRACTOR shall submit to TENNCARE for review and prior written approval all materials that will be distributed to members (referred to as member materials) as well as proposed health education and outreach activities. This includes but is not limited to member handbooks, provider directories, member newsletters, identification cards, fact sheets, notices, brochures, form letters, mass mailings, member education and outreach activities as described in this Section, Section 2.17 and Section 2.7.4, system generated letters and any other additional, but not required, materials and information provided to members designed to promote health and/or educate members.

2.17.1.2	All member materials shall be submitted to TENNCARE on paper and electronic file media, in the format prescribed by TENNCARE. The materials shall be accompanied by a plan that describes the CONTRACTOR’s intent and procedure for the use of the materials. Materials developed by a recognized entity having no association with the CONTRACTOR that are related to management of specific types of diseases (e.g., heart, diabetes, asthma, etc.) or general health improvement shall be submitted for approval; however, unless otherwise requested by TENNCARE, an electronic file for these materials is not required. The electronic files shall be submitted in a format acceptable to TENNCARE. Electronic files submitted in any other format than those approved by TENNCARE will not be processed.

2.17.1.3	TENNCARE shall review the submitted member materials and either approve or deny them within fifteen (15) calendar days from the date of submission. In the event TENNCARE does not approve the materials TENNCARE may provide written comments, and the CONTRACTOR shall resubmit the materials.

2.17.1.4	Once member materials have been approved in writing by TENNCARE, the CONTRACTOR shall submit to TENNCARE an electronic version (PDF) of the final printed product, unless otherwise specified by TENNCARE, within thirty (30) calendar days from the print date. Should TENNCARE request original prints be submitted in hard copy, photo copies may not be submitted as a final product. Upon request, the CONTRACTOR shall provide additional original prints of the final product to TENNCARE.

2.17.1.5	Prior to modifying any approved member material, the CONTRACTOR shall submit for written approval by TENNCARE a detailed description of the proposed modification. Proposed modifications shall be submitted in accordance with the requirements herein.

2.17.1.6	TENNCARE reserves the right to notify the CONTRACTOR to discontinue or modify member materials after approval.
2.17.2 Written Material Guidelines
The CONTRACTOR shall comply with the following requirements as it relates to written member materials:
2.17.2.1	All member materials shall be worded at a sixth (6th) grade reading level, unless TENNCARE approves otherwise;

2.17.2.2	All written materials shall be clearly legible with a minimum font size of 12pt. with the exception of member I.D. cards, and unless otherwise approved in writing by TENNCARE;

2.17.2.3	All written materials shall be printed with the assurance of non-discrimination as provided in Section 4.32.1;

2.17.2.4	The following shall not be used on any written materials, including but not limited to member materials, without the written approval of TENNCARE:

2.17.2.4.1	The Seal of the State of Tennessee;

2.17.2.4.2	The TennCare name unless the initials “SM” denoting a service mark, is superscripted to the right of the name (TennCaresm);

2.17.2.4.3	The word “free” unless the service is at no cost to all members. If members have cost sharing or patient liability responsibilities, the service is not free. Any conditions of payments shall be clearly and conspicuously disclosed in close proximity to the “free” good or service offer; and

2.17.2.4.4	The use of phrases to encourage enrollment such as “keep your doctor” implying that enrollees can keep all of their providers. Enrollees in TennCare shall not be led to think that they can continue to go to their current provider, unless that particular provider is a contract provider with the CONTRACTOR’s MCO;

2.17.2.5	All vital CONTRACTOR documents shall be translated and available in Spanish. Within ninety (90) calendar days of notification from TENNCARE, all vital CONTRACTOR documents shall be translated and available to each Limited English Proficiency group identified by TENNCARE that constitutes five percent (5%) of the TennCare population or one-thousand (1,000) enrollees, whichever is less;

2.17.2.6	All written member materials shall notify enrollees that oral interpretation is available for any language at no expense to them and how to access those services;

2.17.2.7	All written member materials shall be made available in alternative formats for persons with special needs at no expense to the member; and

2.17.2.8	The CONTRACTOR shall provide written notice to members of any changes in policies or procedures described in written materials previously sent to members. The CONTRACTOR shall provide written notice at least thirty (30) days before the effective date of the change.
2.17.3 Distribution of Member Materials
2.17.3.1	The CONTRACTOR shall distribute member materials as required by this Agreement. Required materials, described below, include member handbooks, provider directories, quarterly member newsletters, identification cards, and CHOICES member education materials.

2.17.3.2	The CONTRACTOR may distribute additional materials and information, other than those required by this Section, Section 2.17, to members in order to promote health and/or educate enrollees.
2.17.4 Member Handbooks
2.17.4.1	The CONTRACTOR shall develop a member handbook based on a template provided by TENNCARE, and update it periodically (at least annually). Upon notice to TENNCARE of material changes to the member handbook, the CONTRACTOR shall make appropriate revisions and immediately distribute the revised handbook to members and providers.

2.17.4.2	The CONTRACTOR shall distribute member handbooks to members within thirty (30) calendar days of receipt of notice of enrollment in the CONTRACTOR’s MCO or prior to enrollees’ enrollment effective date as described in Section 2.4.5 and at least annually thereafter. In the event of material revisions to the member handbook, the CONTRACTOR shall distribute the new and revised handbook to all members immediately.

2.17.4.3	In situations where there is more than one member in a TennCare case, it shall be acceptable for the CONTRACTOR to mail one (1) member handbook to each address listed for the member’s TennCare case number when there is more than one (1) new enrollee assigned to the same case number at the time of enrollment and when subsequent new or updated member handbooks are mailed to members. Should a single individual be enrolled and be added into an existing case, a member handbook (new or updated) shall be mailed to that individual regardless of whether or not a member handbook has been previously mailed to members in the existing case.

2.17.4.4	The CONTRACTOR shall distribute a member handbook to all contract providers upon initial credentialing, annually thereafter to all contract providers and the FEA as handbooks are updated, and whenever there are material revisions. For purposes of providing member handbooks to providers and to the FEA, it shall be acceptable to provide handbooks in electronic format, including but not limited to CD or access via a web link.

2.17.4.5	The CONTRACTOR shall develop a supplement for the member handbook that includes information regarding the CHOICES program. The supplement shall include the information specified in Section 2.17.4.7 that is not currently included in the member handbook, as determined by TENNCARE.

2.17.4.5.1	The CONTRACTOR shall distribute the supplement to all existing members, contract providers, and the FEA after TENNCARE has issued member notices regarding CHOICES implementation but prior to the implementation date of CHOICES in the Grand Region covered by this Agreement, to new members in accordance with Section 2.17.4.2 above, and to all contract providers and the FEA in accordance with 2.17.4.4 above. The CONTRACTOR shall distribute the supplement until the member handbook is revised to include the CHOICES program, which shall be no later than the date specified by TENNCARE.

2.17.4.6	The CONTRACTOR shall print, disseminate and review with each CHOICES member participating in consumer direction of HCBS a consumer direction handbook developed by TENNCARE. In the event of material revisions to the consumer direction handbook, the CONTRACTOR shall immediately disseminate and review with each CHOICES member participating in consumer direction key changes as reflected in the new and revised consumer direction handbook.

2.17.4.7	Each member handbook shall, at a minimum, be in accordance with the following guidelines:

2.17.4.7.1	Shall be in accordance with all applicable requirements as described in Section 2.17.2 of this Agreement;

2.17.4.7.2	Shall include a table of contents;

2.17.4.7.3	Shall include an explanation on how members will be notified of member specific information such as effective date of enrollment, of PCP assignment, and of care coordinator assignment for CHOICES members;

2.17.4.7.4	Shall include an explanation of how members can request to change PCPs;

2.17.4.7.5	Shall include a description of services provided including benefit limits, the consequences of reaching a benefit limit, non-covered services, and use of noncontract providers, including that members are not entitled to a fair hearing about non-covered services and that members shall use contract providers except in specified circumstances;

2.17.4.7.6	Shall explain that prior authorization is required for some services, including non- emergency services provided by a non-contract provider, and that service authorization is required for all long-term care services; that such services will be covered and reimbursed only if such prior authorization/service authorization is received before the service is provided; that all prior authorizations/service authorizations are null and void upon expiration of a member’s TennCare eligibility; and that the member shall be responsible for payment for any services provided after the member’s eligibility has expired;

2.17.4.7.7	Shall include a statement advising members that the CONTRACTOR may choose to provide certain non-covered services to a particular member when the CONTRACTOR determines that such non-covered services are an appropriate and more cost-effective way of meeting the member’s needs than other covered services that would otherwise be provided; a member is not entitled to receive these non- covered services; the decision to provide or not provide these services to a particular member is at the sole discretion of the CONTRACTOR; and if the CONTRACTOR does not provide one of these non-covered services to a member, the member is not entitled to a fair hearing regarding the decision;

2.17.4.7.8	Shall include descriptions of the Medicaid Benefits, Standard Benefits, and the covered long-term care services for CHOICES members, by CHOICES group.

2.17.4.7.9	Shall include a description of TennCare cost sharing or patient liability responsibilities including an explanation that providers and/or the CONTRACTOR may utilize whatever legal actions are available to collect these amounts. Further, the information shall specify the instances in which a member may be billed for services, and shall indicate that the member may not be billed for covered services except for the amounts of the specified TennCare cost sharing or patient liability responsibilities and explain the member’s right to appeal in the event that they are billed for amounts other than their TennCare cost sharing or patient liability responsibilities. The information shall also identify the potential consequences if the member does not pay his/her patient liability, including loss of the member’s current nursing facility provider, disenrollment from CHOICES, and, to the extent the member’s eligibility depends on receipt of long-term care services, loss of eligibility for TennCare;

2.17.4.7.10	Shall include information about preventive services for adults and children, including TENNderCare, a listing of covered preventive services, and notice that preventive services are at no cost and without cost sharing responsibilities;

2.17.4.7.11	Shall include procedures for obtaining required services, including procedures for obtaining referrals to specialists as well as procedures for obtaining referrals to noncontract providers. The handbook shall advise members that if they need a service that is not available from a contract provider, they will be referred to a non-contract provider and any copayment requirements would be the same as if this provider were a contract provider;

2.17.4.7.12	Shall include information on the CHOICES program, including a description of the CHOICES groups; eligibility for CHOICES; enrollment in CHOICES, including whom to contact at the MCO regarding enrollment in CHOICES; enrollment targets for Group 2 and Group 3, including reserve capacity and administration of waiting lists; and CHOICES benefits, including benefit limits, the individual cost neutrality cap for Group 2, and the expenditure cap for Group 3;

2.17.4.7.13	Shall include information on care coordination for CHOICES members, including but not limited to the role of the care coordinator, level of care assessment and reassessment, needs assessment and reassessment, and care planning, including the development of a plan of care for members in CHOICES Groups 2 and 3;

2.17.4.7.14	Shall include information on the right of CHOICES members to request an objective review by the State of their needs assessment and/or care planning processes and how to request such a review;

2.17.4.7.15	Shall include information regarding consumer direction of HCBS, including but not limited to the roles and responsibilities of the member or the member’s representative, the services that can be directed, the member’s right to participate in or voluntarily withdraw from consumer direction at any time, the role of and services provided by the FEA, as well as a statement that voluntary or involuntary withdrawal from consumer direction will not affect a member’s eligibility for CHOICES;

2.17.4.7.16	Shall include an explanation of emergency services and procedures on how to obtain emergency services both in and out of the CONTRACTOR’s service area, including but not limited to: an explanation of post-stabilization services, the use of 911, locations of emergency settings and locations for post-stabilization services;

2.17.4.7.17	Shall include information on how to access the primary care provider on a twenty- four (24) hour basis as well as the twenty-four (24) hour nurse line. The handbook may encourage members to contact the PCP or twenty-four (24) hour nurse line when they have questions as to whether they should go to the emergency room;

2.17.4.7.18	Shall include information on how to access a care coordinator, including the ability to access a care coordinator after regular business hours through the twenty-four (24) hour nurse triage/advice line.

2.17.4.7.19	Shall include notice of the right to file a complaint as is provided for by Title VI of the Civil Rights Act of 1964, Section 504 of the Rehabilitation Act of 1973, Title II of the Americans with Disabilities Act of 1990, the Age Discrimination Act of 1975, the Omnibus Budget Reconciliation Act of 1981 (P.L. 97-35) and a complaint form on which to do so;

2.17.4.7.20	Shall include information about the Long-Term Care Ombudsman Program;

2.17.4.7.21	Shall include information about the CHOICES consumer advocate, including but not limited to the role of the consumer advocate in the CHOICES program and how to contact the consumer advocate for assistance;

2.17.4.7.22	Shall include information about how to report suspected abuse, neglect, and exploitation of members who are adults (see TCA 71-6-101 et seq.) and suspected brutality, abuse, or neglect of members who are children (see TCA 37-1-40 1 et seq. and TCA 37-1-601 et seq.), including the phone numbers to call to report suspected abuse/neglect;

2.17.4.7.23	Shall include complaint and appeal procedures as described in Section 2.19 of this Agreement;

2.17.4.7.24	Shall include notice that in addition to the member’s right to file an appeal directly to TENNCARE for adverse actions taken by the CONTRACTOR, the member shall have the right to request reassessment of eligibility related decisions directly to TENNCARE;

2.17.4.7.25	Shall include written policies on member rights and responsibilities, pursuant to 42 CFR 438.100 and NCQA’s Standards and Guidelines for the Accreditation of MCOs;

2.17.4.7.26	Shall include written information concerning advance directives as described in 42 CFR 489 Subpart I and in accordance with 42 CFR 422.128;

2.17.4.7.27	Shall include notice that enrollment in the CONTRACTOR’s MCO invalidates any prior authorization for services granted by another MCO but not utilized by the member prior to the member’s enrollment into the CONTRACTOR’s MCO and notice of continuation of care when entering the CONTRACTOR’s MCO as described in Section 2.9.2 of this Agreement;

2.17.4.7.28	Shall include notice to the member that it is the member’s responsibility to notify the CONTRACTOR, TENNCARE, and DHS (or for SSI eligibles, SSA) each and every time the member moves to a new address and that failure to notify DHS (or for SSI eligibles, SSA) could result in the member not receiving important eligibility and/or benefit information;

2.17.4.7.29	Shall include notice that a new member may request to change MCOs at anytime during the forty-five (45) calendar day period immediately following their initial enrollment in an MCO, subject to the capacity of the selected MCO to accept additional members and any restrictions limiting enrollment levels established by TENNCARE. This notice shall include instructions on how to contact TENNCARE to request a change;

2.17.4.7.30	Shall include notice that the member may change MCOs at the next choice period as described in Section 2.4.7.2.2 of this Agreement and shall have a forty-five (45) calendar day period immediately following the enrollment, as requested during said choice period, in a new MCO to request to change MCOs, subject to the capacity of the selected MCO to accept additional enrollees and any restrictions limiting enrollment levels established by TENNCARE. This notice shall include instructions on how to contact TENNCARE to request a change;

2.17.4.7.31	Shall include notice that the member has the right to ask TENNCARE to change MCOs based on hardship, the circumstances which constitute hardship, explanation of the member’s right to file an appeal if such request is not granted, and how to do so;

2.17.4.7.32	Shall include notice of the enrollee’s right to terminate participation in the TennCare program at any time with instructions to contact TENNCARE for termination forms and additional information on termination;

2.17.4.7.33	Shall include TENNCARE and MCO member services toll-free telephone numbers, including the TENNCARE hotline, the CONTRACTOR’s member services information line, and the CONTRACTOR’s 24/7 nurse triage/advice line with a statement that the member may contact the CONTRACTOR or TENNCARE regarding questions about the TennCare program, including CHOICES, as well as the service/information that may be obtained from each line;

2.17.4.7.34	Shall include information on how to obtain information in alternative formats or how to access interpretation services as well as a statement that interpretation and translation services are free;

2.17.4.7.35	Shall include information educating members of their rights and necessary steps to amend their data in accordance with HIPAA regulations and state law;

2.17.4.7.36	Shall include directions on how to request and obtain information regarding the “structure and operation of the MCO” and “physician incentive plans” (see Section 2.17.8.2);

2.17.4.7.37	Shall include information that the member has the right to receive information on available treatment options and alternatives, presented in a manner appropriate to the member’s condition and ability to understand;

2.17.4.7.38	Shall include information that the member has the right to be free from any form of restraint or seclusion used as a means of coercion, discipline, convenience, or retaliation;

2.17.4.7.39	Shall include information on appropriate prescription drug usage (see Section 2.9.10); and

2.17.4.7.40	Shall include any additional information required in accordance with NCQA’s Standards and Guidelines for the Accreditation of MCOs.
2.17.5 Quarterly Member Newsletter
2.17.5.1	General Newsletter

The CONTRACTOR shall, at a minimum, distribute on a quarterly basis a newsletter to all members which is intended to educate the enrollee to the managed care system, proper utilization of services, etc., and encourage utilization of preventive care services.

2.17.5.2	Teen/Adolescent Newsletter

The CONTRACTOR shall, at a minimum, distribute on a quarterly basis a newsletter to all enrollees between the ages of 15 and 20 which is intended to educate the enrollee to the managed care system, proper utilization of services, etc., with an emphasis on the encouragement to utilize TENNderCare services.

2.17.5.2.1	The Teen/Adolescent Newsletter shall be a product of the MCO Adolescent Well- Care Collaborative. The MCOs will agree on five required topics to include in each newsletter. MCOs may include additional articles at their discretion; no deviation from the five agreed upon articles will be allowed unless approved in writing by TENNCARE.

2.17.5.2.1.1	The CONTRACTOR shall include the following information in each newsletter:

2.17.5.2.1.1.1	Five teen/adolescent specific articles as agreed upon by the MCO Adolescent Well Care Collaborative; and

2.17.5.2.1.1.2	The procedure on how to obtain information in alternative formats or how to access interpretation services as well as a statement that interpretation and translation services are free; and

2.17.5.2.1.1.3	TENNderCare information, including but not limited to, encouragement to obtain screenings and other preventive care services.

2.17.5.3	The CONTRACTOR shall include the following information in each newsletter:

2.17.5.3.1	Specific articles or other specific information as described when requested by TENNCARE. Such requests by TENNCARE shall be limited to two hundred (200) words and shall be reasonable including sufficient notification of information to be included;

2.17.5.3.2	At least one specific article targeted to CHOICES members;

2.17.5.3.3	Notification regarding the CHOICES program, including a brief description and whom to contact for additional information;

2.17.5.3.4	The procedure on how to obtain information in alternative formats or how to access interpretation services as well as a statement that interpretation and translation services are free;

2.17.5.3.5	A notice to members of the right to file a complaint, as is provided for by Title VI of the Civil Rights Act of 1964, Section 504 of the Rehabilitation Act of 1973, Title II of the Americans with Disabilities Act of 1990, the Age Discrimination Act of 1975, the Omnibus Budget Reconciliation Act of 1981 (P.L. 97-35), and a CONTRACTOR phone number for doing so. The notice shall be in English and Spanish;

2.17.5.3.6	TENNderCare information, including but not limited to, encouragement to obtain screenings and other preventive care services;

2.17.5.3.7	Information about appropriate prescription drug usage;

2.17.5.3.8	TENNCARE and MCO member services toll-free telephone numbers, including the TENNCARE hotline, the CONTRACTOR’s member services information line, and the CONTRACTOR’s 24/7 nurse triage/advice line as well as the service/information that may be obtained from each line; and

2.17.5.3.9	The following statement: “To report fraud or abuse to the Office of Inspector General (OIG) you can call toll-free 1-800-433-3982 or go online to www.state.tn.us/tenncare and click on ‘Report Fraud’. To report provider fraud or patient abuse to the Medicaid Fraud Control Unit (MFCU), call toll-free 1-800-433-5454.”

2.17.5.4	The quarterly member newsletters shall be disseminated within thirty (30) calendar days of the start of each calendar year quarter. In order to satisfy the requirement to distribute the quarterly newsletter to all members, it shall be acceptable to mail one (1) quarterly newsletter to each address associated with the member’s TennCare case number. In addition to the prior authorization requirement regarding dissemination of materials to members, the CONTRACTOR shall also submit to TENNCARE, five (5) final printed originals, unless otherwise specified by TENNCARE, of the newsletters and documentation from the MCO’s mail room or outside vendor indicating the quantity and date mailed to TennCare as proof of compliance by the 30th of the month following each quarter in accordance with the reporting schedules as described in Section 2.30.1.3 of this Agreement.
2.17.6 Identification Card
Each member shall be provided an identification card, which identifies the member as a participant in the TennCare program within thirty (30) calendar days of notification of enrollment into the CONTRACTOR’s MCO or prior to the member’s enrollment effective date. The identification card shall be durable (e.g., plastic or other durable paper stock but not regular paper stock), shall comply with all state and federal requirements and, at a minimum, shall include:
2.17.6.1	The CONTRACTOR’s name and issuer identifier, with the company logo;

2.17.6.2	Phone numbers for information and/or authorizations, including for physical health, behavioral health, and long-term care services;

2.17.6.3	Descriptions of procedures to be followed for emergency or special services;

2.17.6.4	The member’s identification number;

2.17.6.5	The member’s name (First, Last and Middle Initial);

2.17.6.6	The member’s date of birth;

2.17.6.7	The member’s enrollment effective date;

2.17.6.8	Co-payment information;

2.17.6.9	The Health Insurance Portability and Accountability Act (HIPAA) adopted identifier;

2.17.6.10	The words “Medicaid” or “Standard” based on eligibility; and

2.17.6.11	For CHOICES members, the word “CHOICES.”
2.17.7 CHOICES Member Education Materials
2.17.7.1	The CONTRACTOR shall explain and provide member education materials to each CHOICES member (see Section 2.9.6.9.6.4.2).

2.17.7.2	The CONTRACTOR shall update and re-print the CHOICES member education materials as specified and with advance notice by TENNCARE. The revised materials shall be submitted to TENNCARE for review and approval. Upon TENNCARE approval, the CONTRACTOR shall immediately distribute the updated materials to all CHOICES members.

2.17.7.3	The materials shall comply with all state and federal requirements and, at a minimum, shall include:

2.17.7.3.1	A description of the CHOICES program, including the CHOICES Groups;

2.17.7.3.2	Information on CHOICES groups and the covered long-term care services for each CHOICES group, including HCBS benefit limits;

2.17.7.3.3	A general description of care coordination and the role of the care coordinator;

2.17.7.3.4	Information about contacting and changing the member’s care coordinator, including but not limited to how to contact the care coordinator, how and when the member will be notified of who the assigned care coordinator is, and the procedure for making changes to the assigned care coordinator, whether initiated by the CONTRACTOR or requested by the member;

2.17.7.3.5	Information about the CHOICES consumer advocate, including but not limited to the role of the CHOICES consumer advocate and how to contact the consumer advocate for assistance;

2.17.7.3.6	Information and procedures on how to report suspected abuse and neglect (including abuse, neglect and/or exploitation of members who are adults and suspected brutality, abuse, or neglect of members who are children), including the phone numbers to call to report suspected abuse and neglect;

2.17.7.3.7	Information about estate recovery;

2.17.7.3.8	The procedure on how to obtain member materials in alternative formats for members with special needs and how to access oral interpretation services and that both alternative formats and interpretation services are available at no expense to the member;

2.17.7.3.9	TENNCARE and MCO member services toll-free telephone numbers, including the TENNCARE hotline, the CONTRACTOR’s member services information line, and the CONTRACTOR’s 24/7 nurse triage/advice line as well as the service/information that may be obtained from each line;

2.17.7.3.10	Information about the member’s right to choose between nursing facility and HCBS if the member qualifies for nursing home care and if the member’s needs can be safely and effectively met in the community and at a cost that does not exceed the member’s cost neutrality cap;

2.17.7.3.11	A description of the care coordinator’s role and responsibilities for CHOICES Group 1 members, which at a minimum shall include:

2.17.7.3.11.1	Performing needs assessments as deemed necessary by the CONTRACTOR;

2.17.7.3.11.2	Participating in the nursing facility’s care planning process;

2.17.7.3.11.3	Coordinating the member’s physical health, behavioral health, and long-term care needs;

2.17.7.3.11.4	Conducting face-to-face visits every six (6) months;

2.17.7.3.11.5	Conducting level of care reassessments; and

2.17.7.3.11.6	Determining the member’s interest in transition to the community and facilitating such transition, as appropriate.

2.17.7.3.12	Information for Group 1 members about patient liability responsibilities including the potential consequences of failure to comply with patient liability requirements, including loss of the member’s nursing facility provider, disenrollment from CHOICES, and to the extent that the member’s eligibility depends on receipt of longterm care services, loss of eligibility for TennCare;

2.17.7.3.13	Information for Group 1 members about the CONTRACTOR’s nursing facility transition process;

2.17.7.3.14	A statement advising members in Groups 2 and 3 that the CONTRACTOR may choose to provide certain non-covered services to a particular member when the CONTRACTOR determines that such services are an appropriate and more cost- effective way of meeting the member’s needs than other covered services that would otherwise be provided; a member is not entitled to receive these non-covered services; the decision to provide or not provide these non-covered services to a particular member is at the sole discretion of the CONTRACTOR; and if the CONTRACTOR does not provide one of these non-covered services to a member, the member is not entitled to a fair hearing regarding the decision;

2.17.7.3.15	A statement advising members in Group 2 that the cost of providing HCBS, home health, and private duty nursing shall not exceed the member’s cost neutrality cap, and that the cost neutrality cap reflects the projected cost of providing nursing facility services to the member;

2.17.7.3.16	A statement advising members in Group 3 that the cost of providing HCBS, excluding home modification, to members in CHOICES Group 3 shall not exceed the expenditure cap;

2.17.7.3.17	An explanation for members in Group 2 of what happens when a member is projected to exceed his/her cost neutrality cap, which shall include the following: The CONTRACTOR will first work with the member to modify the member’s plan of care to safely and effectively meet the member’s needs in the community and at a cost that is less than the member’s cost neutrality cap; if that is not possible, the member will be transitioned to a more appropriate setting (a nursing facility); and if the member declines to move to a more appropriate setting, the member may be disenrolled from CHOICES, and to the extent that the member’s eligibility depends on receipt of long-term care services, may lose eligibility for TennCare;

2.17.7.3.18	A statement advising CHOICES members in Group 3 that the CONTRACTOR will deny HCBS in excess of the expenditure cap;

2.17.7.3.19	A statement advising members that HCBS provided by the CONTRACTOR to CHOICES members will build upon and not supplant a member’s existing support system, including but not limited to informal supports provided by family and other caregivers, services that may be available at no cost to the member through other entities, and services that are reimbursable through other public or private funding sources, such as Medicare or long-term care insurance;

2.17.7.3.20	A description of the care coordinator’s role and responsibilities for CHOICES Group 2 and 3 members, which at a minimum shall include:

2.17.7.3.20.1	Conducting an individualized, comprehensive needs assessment;

2.17.7.3.20.2	Coordinating a care plan team and facilitating the development of a plan of care;

2.17.7.3.20.3	Coordinating the identification of the member’s physical health, behavioral health and long-term care needs and coordinating services to meet those needs;

2.17.7.3.20.4	Implementing the authorized plan of care, including ensuring the timely delivery of services in accordance with the plan of care;

2.17.7.3.20.5	Providing assistance in resolving any concerns about service delivery or providers;

2.17.7.3.20.6	Explanation of the minimum contacts a care coordinator is required to make and a statement that the care coordinator may be contacted as often as the member needs to contact the care coordinator;

2.17.7.3.20.7	Completing level of care and needs reassessments and updating the plan of care; and

2.17.7.3.20.8	Ongoing monitoring of service delivery to ensure that any service gaps are immediately addressed and that provided services meet the member’s needs;

2.17.7.3.21	Information about the right of members in Groups 2 and 3 to request an objective review by the State of his/her needs assessment and/or care planning processes and how to make such a request;

2.17.7.3.22	Information for members in Groups 2 and 3 on consumer direction of HCBS, including but not limited to the roles and responsibilities of the member; the ability of the member to select a representative and who can be a representative; the services that can be directed; the member’s right to participate in and voluntarily withdraw from consumer direction at any time; how to choose to participate in consumer direction; the role of the FEA; who can/cannot be hired by the member to perform the services, and when a family member can be paid to provide care and applicable limitations thereto; and

2.17.7.3.23	Information for members in Groups 2 and 3 regarding self-direction of health care tasks.
2.17.8 Provider Directories
2.17.8.1	The CONTRACTOR shall distribute general provider directories (see Section 2.17.8.5 below) to new members within thirty (30) calendar days of receipt of notification of enrollment in the CONTRACTOR’s MCO or prior to the member’s enrollment effective date.

2.17.8.2	The CONTRACTOR shall provide the CHOICES provider directory (see Section 2.17.8.6 below) to each CHOICES member as part of the face-to-face visit (for members enrolled through the SPOE) or face-to-face intake visit (for current members) as applicable, but not more than thirty (30) days from notice of CHOICES enrollment.

2.17.8.3	The CONTRACTOR shall also be responsible for redistribution of updated provider information on a regular basis and shall redistribute a complete and updated general provider directory to all members and an updated CHOICES provider directory to CHOICES members at least on an annual basis. In situations where there is more than one enrollee in a TennCare case, it shall be acceptable for the CONTRACTOR to mail one (1) general provider directory to each address listed for the enrollee’s TennCare case number when there is more than one (1) new enrollee assigned to the same case number at the time of enrollment and when subsequent updated provider directories are mailed to enrollees. Should a single individual be enrolled and be added into an existing case, a provider directory shall be mailed to that individual regardless of whether or not a provider directory has been previously mailed to enrollees in the existing case.

2.17.8.4	Provider directories (including both the general provider directory and the CHOICES provider directory), and any revisions thereto, shall be submitted to TENNCARE for written approval prior to distribution to enrollees in accordance with Section 2.17.1 of this Agreement. The text of the directory shall be in the format prescribed by TENNCARE. In addition, the provider information used to populate the provider directory shall be submitted as a TXT file or such format as otherwise approved in writing by TENNCARE and be produced using the same extract process as the actual provider directory.

2.17.8.5	The CONTRACTOR shall develop and maintain a general provider directory, which shall be distributed to all members. The general provider directory shall include the following: names, locations, telephone numbers, office hours, and non-English languages spoken by contract PCPs and specialists; identification of providers accepting new patients; and identification of whether or not a provider performs TENNderCare screens; hospital listings, including locations of emergency settings and post-stabilization services, with the name, location, and telephone number of each facility/setting; and a prominent notice that CHOICES members should refer to the CHOICES provider directory for information on long-term care providers.

2.17.8.6	The CONTRACTOR shall develop and maintain a CHOICES provider directory that includes long-term care providers. The CHOICES provider directory, which shall be provided to all CHOICES members, shall include the following: nursing facility listings with the name, location, and telephone number of each facility; community- based residential alternatives, by type, with the name, location, and telephone number of each facility; and a listing of other (non-residential) HCBS providers with the name, location, telephone number, and type of services by county of each provider.
2.17.9 Additional Information Available Upon Request
The CONTRACTOR shall provide all other information to members as required by CMS, including but not limited to the following information to any enrollee who requests it:
2.17.9.1	Information regarding the structure and operation of the CONTRACTOR’s MCO; and

2.17.9.2	Information regarding physician incentive plans, including but not limited to:

2.17.9.2.1	Whether the CONTRACTOR uses a physician incentive plan that affects the use of referral services;

2.17.9.2.2	The type of incentive arrangement; and

2.17.9.2.3	Whether stop-loss protection is provided.
18. Section 2.18 shall be deleted in its entirety and replaced with the following:
2.18 CUSTOMER SERVICE
2.18.1 Member Services Toll-Free Phone Line
2.18.1.1	The CONTRACTOR shall operate a toll-free telephone line (member services information line) to respond to member questions, concerns, inquiries, and complaints from the member, the member’s family, or the member’s provider.

2.18.1.2	The CONTRACTOR shall develop member services information line policies and procedures that address staffing, training, hours of operation, access and response standards, transfers/referrals, including CHOICES referrals from all sources, monitoring of calls via recording or other means, and compliance with standards.

2.18.1.3	The member services information line shall handle calls from callers with Limited English Proficiency as well as calls from members who are hearing impaired.

2.18.1.4	The CONTRACTOR shall ensure that the member services information line is staffed adequately to respond to members’ questions, at a minimum, from 8 a.m. to 5 p.m., in the time zone applicable to the Grand Region being served (for the Middle Grand Region, the applicable time zone shall be Central Time), Monday through Friday, except State of Tennessee holidays.

2.18.1.5	The member services information line shall be staffed twenty-four (24) hours a day, seven (7) days a week with qualified nurses to triage urgent care and emergency calls from members and to facilitate transfer of calls to a care coordinator from or on behalf of a CHOICES member that require immediate attention by a care coordinator. The CONTRACTOR may meet this requirement by having a separate nurse triage/nurse advice line that otherwise meets all of the requirements of this Section, Section 2.18.1.

2.18.1.6	The CONTRACTOR shall ensure that all calls from CHOICES members to the nurse triage/nurse advice line that require immediate attention are immediately addressed or transferred to a care coordinator. During normal business hours, the transfer shall be a “warm transfer” (see definition in Section 1). After normal business hours, if the CONTRACTOR cannot transfer the call as a “warm transfer”, the CONTRACTOR shall ensure that a care coordinator is notified and returns the member’s call within thirty (30) minutes and that the care coordinator has access to the necessary information (e.g., the member’s back-up plan) to resolve member issues. The CONTRACTOR shall implement protocols, prior approved by TENNCARE, that describe how calls to the nurse triage/nurse advice line from CHOICES members will be handled.

2.18.1.7	The member services information line shall be adequately staffed with staff trained to accurately respond to member questions regarding the TennCare program and the CONTRACTOR’s MCO, including but not limited to, covered services, the CHOICES program, TENNderCare, and the CONTRACTOR’s provider network.

2.18.1.8	The CONTRACTOR shall implement protocols, prior approved by TENNCARE, to ensure that calls to the member services information line that should be transferred/referred to other CONTRACTOR staff, including but not limited to a member services supervisor or a care coordinator, or to an external entity, including but not limited to the FEA, are transferred/referred appropriately.

2.18.1.9	The CONTRACTOR shall ensure that calls received during normal business hours that require immediate attention by a care coordinator are immediately transferred to a care coordinator as a “warm transfer”; that calls received after normal business hours that require immediate attention by a care coordinator are transferred to a care coordinator in accordance with Section 2.18.1.6; that calls for a member’s care coordinator or care coordination team during normal business hours are handled in accordance with Section 2.9.6.11.7; that calls transferred to the FEA during business hours are “warm transfers”; that calls to other CONTRACTOR staff, at a minimum, occur without the caller having to disconnect or place a second call; and that messages to care coordinators and other CONTRACTOR are returned by the next business day.

2.18.1.10	The CONTRACTOR shall measure and monitor the accuracy of responses and phone etiquette and take corrective action as necessary to ensure the accuracy of responses and appropriate phone etiquette by staff.

2.18.1.11	The CONTRACTOR shall have an automated system available during non-business hours, including weekends and holidays. This automated system shall provide callers with operating instructions on what to do in case of an emergency and shall include, at a minimum, a voice mailbox for callers to leave messages. The CONTRACTOR shall ensure that the voice mailbox has adequate capacity to receive all messages. The CONTRACTOR shall return messages on the next business day.

2.18.1.12	Performance Standards for Member Services Line/Queue

2.18.1.12.1	The CONTRACTOR shall adequately staff the member services information line to ensure that the line, including the nurse triage/nurse advice line or queue, meets the following performance standards: less than five percent (5%) call abandonment rate; eighty-five percent (85%) of calls are answered by a live voice within thirty (30) seconds (or the prevailing benchmark established by NCQA); and average wait time for assistance does not exceed ten (10) minutes.

2.18.1.12.2	The CONTRACTOR shall submit the reports required in Section 2.30.12 of this Agreement.
2.18.2 Interpreter and Translation Services
2.18.2.1	The CONTRACTOR shall develop written polices and procedures for the provision of language interpreter and translation services to any member who needs such services, including but not limited to, members with Limited English Proficiency and members who are hearing impaired.

2.18.2.2	The CONTRACTOR shall provide interpreter and translation services free of charge to members.

2.18.2.3	Interpreter services should be available in the form of in-person interpreters, sign language or access to telephonic assistance, such as the ATT universal line.
2.18.3 Cultural Competency
As required by 42 CFR 438.206, the CONTRACTOR shall participate in the State’s efforts to promote the delivery of services in a culturally competent manner to all enrollees, including those with Limited English Proficiency and diverse cultural and ethnic backgrounds.
2.18.4 Provider Services and Toll-Free Telephone Line
2.18.4.1	The CONTRACTOR shall establish and maintain a provider services function to timely and adequately respond to provider questions, comments, and inquiries.

2.18.4.2	The CONTRACTOR shall operate a toll-free telephone line (provider service line) to respond to provider questions, comments, and inquiries.

2.18.4.3	The CONTRACTOR shall develop provider service line policies and procedures that address staffing, training, hours of operation, access and response standards, monitoring of calls via recording or other means, and compliance with standards.

2.18.4.4	The CONTRACTOR shall ensure that the provider service line is staffed adequately to respond to providers’ questions at a minimum from 8 a.m. to 5 p.m., in the time zone applicable to the Grand Region being served (for the Middle Grand Region, the applicable time zone shall be Central Time), Monday through Friday, except State of Tennessee holidays.

2.18.4.5	The provider service line shall also be adequately staffed to provide appropriate and timely responses regarding authorization requests as described in Section 2.14 of this Agreement. The CONTRACTOR may meet this requirement by having a separate utilization management line.

2.18.4.6	The provider service line shall be adequately staffed with staff trained to accurately respond to questions regarding the TennCare program and the CONTRACTOR’s MCO, including but not limited to, covered services, the CHOICES program, TENNderCare, prior authorization and referral requirements, care coordination, and the CONTRACTOR’s provider network. For a period of at least twelve (12) months following the implementation of CHOICES in the Grand Region covered by this Agreement, the CONTRACTOR shall maintain a dedicated queue to assist long-term care providers with enrollment, service authorization, or reimbursement questions or issues. Such period may be extended as determined necessary by TENNCARE.

2.18.4.7	For hospitals that have elected to refer patients with non-urgent/emergent conditions to alternative settings for treatment, the CONTRACTOR shall have a specific process in place whereby the Emergency Department (ED) can contact the CONTRACTOR twenty-four (24) hours a day, seven (7) days a week (24/7) via a toll free phone line to obtain assistance for members with non-urgent/emergent conditions who do not require inpatient admission and who are requesting assistance in scheduling an appointment in an alternate treatment setting. The CONTRACTOR may use the 24/7 nurse triage line described in Section 2.18.1.5 of this Agreement for this purpose or may use another line the CONTRACTOR designates. The CONTRACTOR shall submit a description of how it will meet the requirements regarding its 24/7 ED assistance line, which shall provide the telephone number that will be used for hospitals requiring scheduling assistance and describe the process the CONTRACTOR will use to assure all requests are responded to appropriately, including a description of the training provided to staff answering the 24/7 scheduling assistance line. The CONTRACTOR shall track and report the total number of calls received pertaining to patients in ED’s needing assistance in accessing care in an alternative setting in accordance with Section 2.30.12.1.3.

2.18.4.8	The CONTRACTOR shall measure and monitor the accuracy of responses and phone etiquette and take corrective action as necessary to ensure the accuracy of responses and appropriate phone etiquette by staff.

2.18.4.9	The CONTRACTOR shall have an automated system available during non-business hours. This automated system shall include, at a minimum, a voice mailbox for callers to leave messages. The CONTRACTOR shall ensure that the voice mailbox has adequate capacity to receive all messages. The CONTRACTOR shall return messages on the next business day.

2.18.4.10	Performance Standards for Provider Service Line

2.18.4.10.1	The CONTRACTOR shall adequately staff the provider service line to ensure that the line, including the utilization management line/queue, meets the following performance standards: less than five percent (5%) call abandonment rate; eighty-five percent (85%) of calls are answered by a live voice within thirty (30) seconds (or the prevailing benchmark established by NCQA); and average wait time for assistance does not exceed ten (10) minutes.

2.18.4.10.2	The CONTRACTOR shall submit the reports required in Section 2.30.12.1 of this Agreement.
2.18.5 Provider Handbook
2.18.5.1	The CONTRACTOR shall issue a provider handbook to all contract providers. The CONTRACTOR may distribute the provider handbook electronically (e.g., via its website) as long as providers are notified about how to obtain the electronic copy and how to request a hard copy at no charge to the provider.

2.18.5.2	The CONTRACTOR shall develop a supplement for the provider handbook regarding CHOICES. This supplement shall include the information in Section 2.18.5.3 relating to the CHOICES program, as determined by TENNCARE, and the supplement shall be prior approved by TENNCARE and TDCI. The CONTRACTOR shall distribute the supplement to all contract providers no later than the end of the quarter prior to implementation of CHOICES. The CONTRACTOR shall distribute the supplement until the provider handbook is revised to include the CHOICES program, which shall be no later than the date specified by TENNCARE.

2.18.5.3	At a minimum the provider handbook shall include the following information:

2.18.5.3.1	Description of the TennCare program;

2.18.5.3.2	Covered services;

2.18.5.3.3	Description of the CHOICES program including but not limited to who qualifies for CHOICES (including the three CHOICES groups and enrollment targets for CHOICES Groups 2 and 3); how to enroll in CHOICES; long-term care services available to each CHOICES Group (including benefit limits, cost neutrality cap for members in Group 2, and the expenditure cap for members in Group 3); consumer direction of HCBS; self-direction of health care tasks; the level of care assessment and reassessment process; the needs assessment and reassessment processes; requirement to provide services in accordance with an approved plan of care including the amount, frequency, duration and scope of each service in accordance with the member’s service schedule; service authorization requirements and processes; the role of the care coordinator; the role and responsibilities of long-term care and other providers; requirements regarding the electronic visit verification system and the provider’s responsibility in monitoring and immediately addressing service gaps, including back-up staff; how to submit clean claims; and documentation requirements for HCBS providers;

2.18.5.3.4	Emergency service responsibilities;

2.18.5.3.5	TENNderCare services and standards;

2.18.5.3.6	Information on members’ appeal rights and complaint processes;

2.18.5.3.7	Policies and procedures of the provider complaint system;

2.18.5.3.8	Medical necessity standards and clinical practice guidelines;

2.18.5.3.9	PCP responsibilities;

2.18.5.3.10	Coordination with other TennCare contractors or MCO subcontractors;

2.18.5.3.11	Requirements regarding background checks;

2.18.5.3.12	Information on identifying and reporting suspected abuse, neglect, and exploitation of members who are adults (see TCA 71-6-101 et seq.) and suspected brutality, abuse, or neglect of members who are children (see TCA 37-1-40 1 et seq. and TCA 37-1-60 1 et seq.), including reporting to APS, CPS, and the CONTRACTOR;

2.18.5.3.13	Requirements for HCBS providers regarding critical incident reporting and management (see Section 2.15.8);

2.18.5.3.14	Requirements for nursing facility providers regarding patient liability (see Sections 2.6.7 and 2.21.5), including the collection of patient liability and the provider’s ability, if certain conditions are met (including providing notice and required documentation to the CONTRACTOR and notice to the member), to refuse to provide services if the member does not pay his/her patient liability, as well as the additional potential consequences to the member of non-payment of patient liability, including disenrollment from CHOICES, and, to the extent the member’s eligibility depends on receipt of long-term care services, loss of eligibility for TennCare;

2.18.5.3.15	Requirement to notify the CONTRACTOR of significant changes in a CHOICES member’s condition or care, hospitalizations, or recommendations for additional services (see Section 2.12.9.3.7);

2.18.5.3.16	Prior authorization, referral and other utilization management requirements and procedures;

2.18.5.3.17	Protocol for encounter data element reporting/records;

2.18.5.3.18	Medical records standard;

2.18.5.3.19	Claims submission protocols and standards, including instructions and all information necessary for a clean claim;

2.18.5.3.20	Payment policies;

2.18.5.3.21	Member rights and responsibilities;

2.18.5.3.22	Important phone numbers of all departments/staff a contract provider may need to reach at the CONTRACTOR’s MCO; and

2.18.5.3.23	How to reach the contract provider’s assigned provider relations representative.

2.18.5.4	The CONTRACTOR shall disseminate bulletins as needed to incorporate any needed changes to the provider handbook.

2.18.6 Provider Education and Training
2.18.6.1	The CONTRACTOR shall develop an education and training plan and materials for contract providers and provide education and training to contract providers and their staff regarding key requirements of this Agreement.

2.18.6.2	The CONTRACTOR shall conduct initial education and training to contract providers at least thirty (30) calendar days prior to the start date of operations

2.18.6.3	The CONTRACTOR shall conduct initial education and training for long-term care providers regarding the CHOICES program no later than thirty (30) days prior to implementation of CHOICES in the Grand Region covered by this Agreement. This education and training shall include but not be limited to:

2.18.6.3.1	An overview of the CHOICES program;

2.18.6.3.2	The three CHOICES groups and the enrollment targets for each (as applicable);

2.18.6.3.3	The long-term care services available to each CHOICES group (including benefit limits, cost neutrality cap for CHOICES Group 2, and the expenditure cap for CHOICES Group 3);

2.18.6.3.4	The level of care assessment and reassessment processes;

2.18.6.3.5	The needs assessment and reassessment processes;

2.18.6.3.6	The CHOICES intake process;

2.18.6.3.7	Service authorization requirements and processes;

2.18.6.3.8	The role and responsibilities of the care coordinator for members in CHOICES Group 1;

2.18.6.3.9	The role and responsibilities of the care coordinator for members in CHOICES Groups 2 and 3;

2.18.6.3.10	Requirement to provide services in accordance with an approved plan of care including the amount, frequency, duration and scope of each service in accordance with the member’s service schedule;

2.18.6.3.11	The role and responsibilities of long-term care and other providers;

2.18.6.3.12	Requirements regarding the electronic visit verification system and the provider’s responsibility in monitoring and immediately addressing service gaps, including back-up staff;

2.18.6.3.13	How to submit clean claims;

2.18.6.3.14	Background check requirements;

2.18.6.3.15	Information about abuse/neglect (which includes abuse, neglect and exploitation of members who are adults and suspected brutality, abuse, or neglect of members who are children), including how to assess risk for abuse/neglect, how to identify abuse/neglect, and how to report abuse/neglect to APS and the CONTRACTOR;

2.18.6.3.16	Critical incident reporting and management for HCBS providers;

2.18.6.3.17	The member complaint and appeal processes; and

2.18.6.3.18	The provider complaint system.

2.18.6.4	The CONTRACTOR shall provide training and education to long-term care providers regarding the CONTRACTOR’s enrollment and credentialing requirements and processes (see Section 2.11.8).

2.18.6.5	For a period of at least twelve (12) months following the implementation of CHOICES in the Grand Region covered by this Agreement, the CONTRACTOR shall conduct monthly education and training for long-term care providers regarding claims submission and payment processes, which shall include but not be limited to an explanation of common claims submission errors and how to avoid those errors. Such period may be extended as determined necessary by TENNCARE.

2.18.6.6	For a period of at least twelve (12) months following the implementation of CHOICES in the Grand Region covered by this Agreement, the CONTRACTOR shall conduct monthly education and training for HCBS providers regarding the use of the EVV system. Such period may be extended as determined necessary by TENNCARE.

2.18.6.7	The CONTRACTOR shall provide education and training on documentation requirements for HCBS.

2.18.6.8	The CONTRACTOR shall conduct ongoing provider education, training and technical assistance as deemed necessary by the CONTRACTOR or TENNCARE in order to ensure compliance with this Agreement.

2.18.6.9	The CONTRACTOR shall inform all contract PCPs, specialists, and hospitals about the CHOICES program, using a notice developed by TENNCARE, no later than the end of the calendar quarter prior to implementation of the CHOICES program in the Grand Region covered by this Agreement.

2.18.6.10	The CONTRACTOR shall distribute on a quarterly basis a newsletter to contract providers to update providers on CONTRACTOR initiatives and communicate pertinent information to contract providers.

2.18.6.11	The CONTRACTOR’s provider relations staff shall contact all contract providers on a semi-annual basis to update contract providers on CONTRACTOR initiatives and communicate pertinent information to contract providers. At least one of the two semi-annual contacts made in a year shall be face-to-face with the provider. Semiannual contacts that are not conducted face-to-face shall be conducted via a phone conversation with the provider. The CONTRACTOR shall maintain records that provide evidence of compliance with the requirement in this Section 2.18.6.5, including when and how contact is made for each contract provider.
2.18.7 Provider Relations
2.18.7.1	The CONTRACTOR shall establish and maintain a formal provider relations function to provide ongoing troubleshooting and education for contract providers.

2.18.7.2	The CONTRACTOR shall provide one-on-one assistance to long-term care providers as needed to help long-term care providers submit clean and accurate claims and minimize claim denial. The CONTRACTOR shall develop and implement protocols, prior approved by TENNCARE, that specify the CONTRACTOR’s criteria for providing one-on-one assistance to a provider and the type of assistance the CONTRACTOR will provide. At a minimum, the CONTRACTOR shall contact a provider if, during the first year after implementation of CHOICES in the Grand Region covered by this Agreement, the CONTRACTOR has or will deny ten percent (10%) or more of the total value of the provider’s claims for a rolling thirty (30) day period, and shall, in addition to issuing a remittance advice, contact the provider to review each of the error(s)/reason(s) for denial and advise how the provider can correct the error for resubmission (as applicable) and avoid the error/reason for denial in the future.

2.18.7.3	The CONTRACTOR shall implement policies to monitor and ensure compliance of providers with the requirements of this Agreement.

2.18.7.4	The CONTRACTOR shall conduct an annual survey to assess provider satisfaction, including satisfaction with provider enrollment, provider communication, provider education, provider complaints, claims processing, claims reimbursement, care coordination, and utilization management processes, including medical reviews. The CONTRACTOR shall include questions specified by TENNCARE. The CONTRACTOR shall submit an annual report on the survey to TENNCARE as required in Section 2.30.12.4. The CONTRACTOR shall take action to address opportunities for improvement identified through the survey. The survey shall be structured so that long-term care provider satisfaction results, behavioral health provider satisfaction results, and physical health provider satisfaction results can be separately stratified.
2.18.8 Provider Complaint System
2.18.8.1	The CONTRACTOR shall establish and maintain a provider complaint system for any provider (contract or non-contract) who is not satisfied with the CONTRACTOR’s policies and procedures or a decision made by the CONTRACTOR that does not impact the provision of services to members.

2.18.8.2	The procedures for resolution of any disputes regarding the payment of claims shall comply with TCA 56-32-126(b) (see Section 2.22.5.2).

2.18.9 FEA Education and Training
2.18.9.1	The CONTRACTOR shall provide education and training to the FEA and its staff regarding key requirements of this Agreement and the subcontract between the CONTRACTOR and the FEA.

2.18.9.2	The CONTRACTOR shall conduct initial education and training to the FEA and its staff at least thirty (30) days prior to implementation of CHOICES in the Grand Region covered by this Agreement. This education and training shall include but not be limited to:

2.18.9.2.1	The roles and responsibilities of the CONTRACTOR and the FEA in implementing and monitoring consumer direction of HCBS;

2.18.9.2.2	The FEA’s responsibilities for communicating with the CONTRACTOR, members and workers;

2.18.9.2.3	Customer service requirements;

2.18.9.2.4	Requirements and processes regarding referral to the FEA;

2.18.9.2.5	Requirements and processes, including timeframes, for authorization of consumer- directed HCBS;

2.18.9.2.6	Requirements and processes, including timeframes, for claims submission and payment;

2.18.9.2.7	Systems requirements and information exchange requirements;

2.18.9.2.8	Requirements regarding the electronic visit verification system;

2.18.9.2.9	Requirements and role and responsibility regarding abuse and neglect plan protocols (see Section 2.24.4.3) and critical incident reporting and management (see Section 2.15.8); and

2.18.9.2.10	The CONTRACTOR’s member complaint and appeal processes.

2.18.9.3	The CONTRACTOR shall conduct ongoing FEA education, training and technical assistance as deemed necessary by the CONTRACTOR or TENNCARE in order to ensure compliance with this Agreement and the subcontract between the CONTRACTOR and the FEA.
2.18.10 Member Involvement with Behavioral Health Services
2.18.10.1	The CONTRACTOR shall develop policies and procedures with respect to member, parent, or legally appointed representative involvement with behavioral health. These policies and procedures shall include, at a minimum, the following elements:

2.18.10.1.1	The requirement that all behavioral health treatment plans document member involvement. Fulfilling this requirement means that each treatment plan has a member/family member signature or the signature of a legally appointed representative on the treatment plan and upon each subsequent treatment plan review, where appropriate, and a description of how this requirement will be met;

2.18.10.1.2	The requirement that member education materials include statements regarding the member’s, parent’s, or legally appointed representative’s right to involvement in behavioral health treatment decisions, their ability to choose and change service providers, and a description of how this requirement will be met;

2.18.10.1.3	The requirement that provider education include materials regarding the rights of members, parent(s), or legally appointed representatives to be involved in behavioral health treatment decisions and a description of how this requirement will be met; and

2.18.10.1.4	A description of the quality monitoring activities to be used to measure provider compliance with the requirement for member, parent, or legally appointed representative involvement in behavioral health treatment planning.

2.18.10.2	The CONTRACTOR shall provide an education plan for all members with behavioral health issues; education shall occur on a regular basis. At a minimum, educational materials shall include information on medications and their side effects; behavioral health disorders and treatment options; self-help groups, peer support, and other community support services available for members and families.

2.18.10.3	The CONTRACTOR shall require providers to inform children and adolescents for whom residential treatment is being considered and their parent(s) or legally appointed representative, and adults for whom voluntary inpatient treatment is being considered, of all their options for residential and/or inpatient placement, and alternatives to residential and/or inpatient treatment and the benefits, risks and limitations of each in order that they can provide informed consent.

2.18.10.4	The CONTRACTOR shall require providers to inform all members being considered for prescription of psychotropic medications of the benefits, risks, and side effects of the medication, alternate medications, and other forms of treatment.
19. Section 2.19 shall be deleted in its entirety and replaced with the following:
2.19 COMPLAINTS AND APPEALS
2.19.1 General
2.19.1.1	Members shall have the right to file appeals regarding adverse actions taken by the CONTRACTOR. For purposes of this requirement, appeal shall mean a member’s right to contest verbally or in writing, any adverse action taken by the CONTRACTOR to deny, reduce, terminate, delay or suspend a covered service as well as any other acts or omissions of the CONTRACTOR which impair the quality, timeliness, or availability of such benefits. An appeal may be filed by the member or by a person authorized by the member to do so, including but not limited to, a provider or consumer-directed worker with the member’s written consent. Complaint shall mean a written or verbal expression of dissatisfaction about an action taken by the CONTRACTOR or service provider other than those that meet the definition of an adverse action. Examples of complaints include but are not limited to quality of care or services provided and aspects of interpersonal relationships such as rudeness of a provider or employee. The CONTRACTOR shall inform members of their complaint and appeal rights in the member handbook in compliance with the requirements in Section 2.17.4. The CONTRACTOR shall have internal complaint and appeal procedures for members in accordance with TennCare rules and regulations, the TennCare waiver, consent decrees, or court orders governing the appeals process.

2.19.1.2	The CONTRACTOR shall devote a portion of its regularly scheduled QM/QI committee meetings, as described in Section 2.15.2, to the review of member complaints and appeals that have been received.

2.19.1.3	The CONTRACTOR shall ensure that punitive action is not taken against a provider or worker who files an appeal on behalf of a member with the member’s written consent, supports a member’s appeal, or certifies that a member’s appeal is an emergency appeal and requires an expedited resolution in accordance with TennCare policies and procedures.
2.19.2 Complaints
2.19.2.1	The CONTRACTOR’s complaint process shall, at a minimum, meet the requirements outlined herein.

2.19.2.2	The CONTRACTOR’s complaint process shall only be for complaints, as defined in Sections 1 and 2.19.1.1 of this Agreement. The CONTRACTOR shall ensure that all appeals, as defined in Sections 1 and 2.19.1.1, are addressed through the appeals process specified in Section 2.19.3 below.

2.19.2.3	The CONTRACTOR shall allow a member to file a complaint either orally or in writing at any time.

2.19.2.4	Within five (5) business days of receipt of the complaint, the CONTRACTOR shall provide written notice to the member that the complaint has been received and the expected date of resolution. However, if the CONTRACTOR resolved the complaint and verbally informed the member of the resolution within five (5) business days of receipt of the complaint, the CONTRACTOR shall not be required to provide written acknowledgement of the complaint.

2.19.2.5	The CONTRACTOR shall resolve and notify the member in writing of the resolution of each complaint as expeditiously as possible but no later than thirty (30) days from the date the complaint is received by the CONTRACTOR. The notice shall include the resolution and the basis for the resolution. However, if the CONTRACTOR resolved the complaint and verbally informed the member of the resolution within five (5) business days of receipt of the complaint, the CONTRACTOR shall not be required to provide written notice of resolution.

2.19.2.6	The CONTRACTOR shall assist members with the complaint process, including but not limited to completing forms.

2.19.2.7	The CONTRACTOR shall track and trend all complaints, timeframes and resolutions and ensure remediation of individual and/or systemic issues.

2.19.2.8	The CONTRACTOR shall submit reports regarding member complaints as specified in Section 2.30.13.
2.19.3 Appeals
2.19.3.1	The CONTRACTOR’s appeal process shall, at a minimum, meet the requirements outlined herein.

2.19.3.2	The CONTRACTOR shall have a contact person who is knowledgeable of appeal procedures and shall direct all appeals, whether the appeal is verbal or the member chooses to file in writing, to TENNCARE. Should a member choose to appeal in writing, the member shall be instructed to file via mail or fax to the designated TENNCARE P. O. Box or fax number for medical appeals.

2.19.3.3	The CONTRACTOR shall have sufficient support staff (clerical and professional) available to process appeals in accordance with TennCare requirements related to the appeal of adverse actions affecting a TennCare member. The CONTRACTOR shall notify TENNCARE of the names of appointed staff members and their phone numbers. Staff shall be knowledgeable about applicable state and federal law, TennCare rules and regulations, and all court orders and consent decrees governing appeal procedures, as they become effective.

2.19.3.4	The CONTRACTOR shall educate its staff concerning the importance of the appeals procedure, the rights of the member, and the time frames in which action shall be taken by the CONTRACTOR regarding the handling and disposition of an appeal.

2.19.3.5	The CONTRACTOR shall identify the appropriate individual or body within the CONTRACTOR’s MCO having decision-making authority as part of the appeal procedure.

2.19.3.6	The CONTRACTOR shall have the ability to take telephone appeals and accommodate persons with disabilities during the appeals process. Appeal forms shall be available at each service site and by contacting the CONTRACTOR. However, members shall not be required to use a TENNCARE approved appeal form in order to file an appeal.

2.19.3.7	Upon request, the CONTRACTOR shall provide members a TENNCARE approved appeal form(s).

2.19.3.8	The CONTRACTOR shall provide reasonable assistance to all appellants during the appeal process.

2.19.3.9	At any point in the appeal process, TENNCARE shall have the authority to remove a member from the CONTRACTOR’s MCO when it is determined that such removal is in the best interest of the member and TENNCARE.

2.19.3.10	The CONTRACTOR shall require providers to display notices of members’ right to appeal adverse actions affecting services in public areas of each facility in accordance with TennCare rules and regulations. The CONTRACTOR shall ensure that providers have correct and adequate supply of public notices.

2.19.3.11	Neither the CONTRACTOR nor TENNCARE shall prohibit or discourage any individual from testifying on behalf of a member.

2.19.3.12	The CONTRACTOR shall ensure compliance with all notice requirements and notice content requirements specified in applicable state and federal law, TennCare rules and regulations, and all court orders and consent decrees governing notice and appeal procedures, as they become effective.

2.19.3.13	TENNCARE may develop additional appeal process guidelines or rules, including requirements as to content and timing of notices to members, which shall be followed by the CONTRACTOR. However, the CONTRACTOR shall not be precluded from challenging any judicial requirements and to the extent judicial requirements that are the basis of such additional guidelines or rules are stayed, reversed or otherwise rendered inapplicable, the CONTRACTOR shall not be required to comply with such guidelines or rules during any period of such inapplicability.

2.19.3.14	The CONTRACTOR shall provide general and targeted education to providers regarding expedited appeals (described in TennCare rules and regulations), including when an expedited appeal is appropriate, and procedures for providing written certification thereof.

2.19.3.15	The CONTRACTOR shall require providers to provide written certification regarding whether a member’s appeal is an emergency upon request by a member prior to filing such appeal, or upon reconsideration of such appeal by the CONTRACTOR when requested by TENNCARE.

2.19.3.16	The CONTRACTOR shall provide notice to contract providers regarding provider responsibility in the appeal process, including but not limited to, the provision of medical records and/or documentation as described in Section 2.24.6 and 2.14.8.

2.19.3.17	The CONTRACTOR shall urge providers who feel they cannot order a drug on the TennCare Preferred Drug List (PDL) to seek prior authorization in advance, as well as to take the initiative to seek prior authorization or change or cancel the prescription when contacted by a member or pharmacy regarding denial of a pharmacy service due to system edits (e.g., therapeutic duplication, etc.).

2.19.3.18	Except for long-term care eligibility and enrollment appeals, which are handled by TENNCARE, member eligibility and eligibility-related grievances and appeals, including termination of eligibility, effective dates of coverage, and the determination of premium, copayment, and patient liability responsibilities shall be directed to the Department of Human Services.
20. Section 2.21 shall be deleted in its entirety and replaced with the following:
2.21 FINANCIAL MANAGEMENT
The CONTRACTOR shall be responsible for sound financial management of its MCO. The CONTRACTOR shall adhere to the minimum guidelines outlined below.

2.2 1.1 Payments by TENNCARE
The CONTRACTOR shall accept payments remitted by TENNCARE in accordance with Section 3 as payment in full for all services required pursuant to this Agreement.
2.21.2 Savings/Loss
2.2.1.2.1	The CONTRACTOR shall not be required to share with TENNCARE any financial gains realized under this Agreement.

2.21.2.2	TENNCARE shall not share with the CONTRACTOR any financial losses realized under this Agreement.
2.21.3 Interest
Interest generated from the deposit of funds paid to the CONTRACTOR pursuant to this Agreement shall be the property of the CONTRACTOR and available for use at the CONTRACTOR’s discretion.
2.2 1.4 Third Party Liability Resources
2.21.4.1	The TennCare program shall be the payer of last resort for all covered services in accordance with federal regulations. The CONTRACTOR shall exercise full assignment rights as applicable and shall be responsible for making every reasonable effort to determine the liability of third parties to pay for services rendered to enrollees under this Agreement and cost avoid and/or recover any such liability from the third party. The CONTRACTOR shall develop and implement policies and procedures to meet its obligations regarding third party liability when the third party (e.g., long-term care insurance) pays a cash benefit to the member, regardless of services used or does not allow the member to assign his/her benefits.

2.21.4.1.1	If third party liability (TPL) exists for part or all of the services provided directly by the CONTRACTOR to an enrollee, the CONTRACTOR shall make reasonable efforts to recover from TPL sources the value of services rendered.

2.21.4.1.2	If TPL exists for part or all of the services provided to an enrollee by a subcontractor or a provider, and the third party will make payment within a reasonable time, the CONTRACTOR may pay the subcontractor or provider only the amount, if any, by which the subcontractor’s or provider’s allowable claim exceeds the amount of TPL.

2.21.4.1.3	If the probable existence of TPL has been established at the time the claim is filed, the CONTRACTOR may reject the claim and return it to the provider for a determination of the amount of any TPL, unless the claim is for one of these services:

2.21.4.1.3.1	TENNderCare;

2.21.4.1.3.2	Prenatal or preventive pediatric care; or

2.21.4.1.3.3	All claims covered by absent parent maintained insurance under Part D of Title IV of the Social Security Act.

2.21.4.1.4	The claims specified in Sections 2.21.4.1.3.1, 2.21.4.1.3.2, and 2.21.4.1.3.3 shall be paid at the time presented for payment by the provider and the CONTRACTOR shall bill the responsible third party.

2.21.4.2	The CONTRACTOR shall deny payment on a claim that has been denied by a third party payer when the reason for denial is the provider or enrollee’s failure to follow prescribed procedures, including but not limited to, failure to obtain prior authorization, timely filing, etc.

2.21.4.3	The CONTRACTOR shall treat funds recovered from third parties as offsets to claims payments. The CONTRACTOR shall report all cost avoidance values to TENNCARE in accordance with federal guidelines and as described in Section 2.2 1.4 of this Agreement.

2.21.4.4	The CONTRACTOR shall post all third party payments to claim level detail by enrollee.

2.21.4.5	Third party resources shall include subrogation recoveries. The CONTRACTOR shall be required to seek subrogation amounts regardless of the amount believed to be available as required by federal Medicaid guidelines. The amount of any subrogation recoveries collected by the CONTRACTOR outside of the claims processing system shall be treated by the CONTRACTOR as offsets to medical expenses for the purposes of reporting.

2.21.4.6	The CONTRACTOR shall conduct diagnosis and trauma code editing to identify potential subrogation claims. This editing should, at minimum, identify claims with a diagnosis of 900.00 through 999.99 (excluding 994.6) or claims submitted with an accident trauma indicator of ‘Y.’

2.21.4.7	TennCare cost sharing and patient liability responsibilities permitted pursuant to Sections 2.6.7 and 2.2 1.5 of this Agreement shall not be considered TPL.

2.21.4.8	The CONTRACTOR shall provide TPL data to any provider having a claim denied by the CONTRACTOR based upon TPL.

2.21.4.9	The CONTRACTOR shall provide to TENNCARE any third party resource information necessary in a format and media described by TENNCARE and shall cooperate in any manner necessary, as requested by TENNCARE, with TENNCARE and/or a cost recovery vendor at such time that TENNCARE acquires said services.

2.21.4.10	TENNCARE may require a TennCare contracted TPL vendor to review paid claims that are over ninety (90) calendar days old and pursue TPL (excluding subrogation) for those claims that do not indicate recovery amounts in the CONTRACTOR’s reported encounter data.

2.21.4.11	If the CONTRACTOR operates or administers any non-Medicaid HMO, health plan or other lines of business, the CONTRACTOR shall assist TENNCARE with the identification of enrollees with access to other insurance.

2.21.4.12	The CONTRACTOR shall demonstrate, upon request, to TENNCARE that reasonable effort has been made to seek, collect and/or report third party recoveries.

TENNCARE shall have the sole responsibility for determining whether reasonable efforts have been demonstrated. Said determination shall take into account reasonable industry standards and practices.

2.21.4.13	TENNCARE shall be solely responsible for estate recovery activities and shall retain any and all funds recovered thorough these activities.
2.2 1.5 Patient Liability
2.21.5.1	TENNCARE will notify the CONTRACTOR of any applicable patient liability amounts for members via the eligibility/enrollment file.

2.21.5.2	The CONTRACTOR shall delegate collection of patient liability to the nursing facility and shall pay the facility net of the applicable patient liability amount.
2.21.6 Solvency Requirements
2.21.6.1	Minimum Net Worth

2.21.6.1.1	Until the CONTRACTOR has provided services under this Agreement for a full calendar year, the CONTRACTOR shall establish and maintain a minimum net worth equal to the greater of:

2.21.6.1.1.1	One million five hundred thousand dollars ($1,500,000); or

2.21.6.1.1.2	An amount totaling four percent (4%) of the first one hundred fifty million dollars ($150,000,000) of the CONTRACTOR’s TennCare revenue which shall be calculated by: totaling the weighted average capitation rate, as determined by TENNCARE by multiplying the base capitation rates originally proposed by the CONTRACTOR and the priority add-on rates effective on the start date of operations specified by the State by the number of enrollees (for the appropriate rate cell) assigned to the CONTRACTOR thirty (30) calendar days prior to the start date of operations for enrollment effective on the start date of operations.

2.21.6.1.2	In the event that actual enrollment as of sixty (60) days after the start date of operations increased or decreased by more than ten percent (10%) over enrollment as of thirty (30) calendar days prior to the start date of operations, the minimum net worth requirement specified in Section 2.21.6.1.1 shall be recalculated to reflect actual enrollment as of sixty (60) calendar days after the start date of operations.

2.21.6.1.3	After the CONTRACTOR has provided services under this Agreement for a full calendar year, the CONTRACTOR shall establish and maintain the minimum net worth requirements required by TDCI, including but not limited to TCA 56-32-112.

2.21.6.1.4	Any and all payments made by TENNCARE, including capitation payments, any payments related to processing claims for services incurred prior to the start date of operations pursuant to Section 3.7.1.2.1, as well as incentive payments (if applicable) to the CONTRACTOR shall be considered “Premium revenue” for the purpose of calculating the minimum net worth required by TCA 56-32-112.

2.21.6.1.5	The CONTRACTOR shall demonstrate evidence of its compliance with this provision to TDCI in the financial reports filed with TDCI by the CONTRACTOR. The CONTRACTOR agrees that failure to maintain any of the financial requirements in accordance with this Section 2.21.6.1 through 2.21.6.7, as determined by TDCI, shall constitute hazardous financial conditions as defined by TCA 56-32-112.

2.21.6.2	Statutory Net Worth for Enhanced Enrollment In the event of a significant enrollment expansion as defined in TCA 56-32- 1 03(c)(2):

2.21.6.2.1	The CONTRACTOR agrees that in order to maintain the minimum net worth requirements described in Section 2.21.6.1, the minimum net worth requirements are to be recalculated.

2.21.6.2.2	The calculation of minimum net worth shall be based upon annual projected premiums including the estimated premiums for the additional enrollment versus the prior year actual premium revenue. Estimated premiums will be based on the capitation payment rates in effect at the time of the calculation and projected future enrollment. The formula set forth in TCA 56-32-1 12(a)(2) shall then be applied to the annualized projected premiums to determine the enhanced minimum net worth requirement.

2.21.6.2.3	The CONTRACTOR shall demonstrate to the satisfaction of TDCI that this enhanced minimum net worth balance has been established prior to the assignment of additional enrollees to the CONTRACTOR by TENNCARE.

2.21.6.2.4	The CONTRACTOR shall maintain the greater of the enhanced minimum net worth balance or the minimum net worth balance calculated pursuant to TCA 56-32-112, until the CONTRACTOR has completed a full calendar year with the significantly expanded enrollment.

2.21.6.3	Statutory Net Worth for CHOICES Implementation

2.21.6.3.1	The CONTRACTOR agrees that in order to maintain the minimum net worth requirements described in Section 2.21.6.1, the minimum net worth requirements are to be recalculated for the implementation of CHOICES in the Grand Region covered by this Agreement.

2.21.6.3.2	The calculation of minimum net worth shall be based upon annual projected premiums versus the prior year actual premium revenue. Estimated premiums shall be based on the capitation payment rates for CHOICES and non-CHOICES members to be in effect upon implementation of CHOICES and projected enrollment as of the date of CHOICES implementation in the Grand Region covered by this Agreement. The formula set forth in TCA 56-32-1 12(a)(2) shall then be applied to the annualized projected premiums to determine the enhanced minimum net worth requirement.

2.21.6.3.3	The CONTRACTOR shall demonstrate to the satisfaction of TDCI that this enhanced minimum net worth balance has been established prior to the implementation of CHOICES in the Grand Region covered by this Agreement.

2.21.6.3.4	The CONTRACTOR shall maintain the greater of the enhanced minimum net worth balance or the minimum net worth balance calculated pursuant to TCA 56-32-112, until the CONTRACTOR has completed a full calendar year with CHOICES.

2.21.6.3.5	After the CONTRACTOR has provided services under CHOICES for a full calendar year, the CONTRACTOR shall establish and maintain the minimum net worth requirements required by TDCI, including but not limited to TCA 56-32-112.

2.21.6.4	Restricted Deposits

The CONTRACTOR shall achieve and maintain restricted deposits in an amount equal to the net worth requirement specified in Section 2.21.6.1. TDCI shall calculate the amount of restricted deposits based on the CONTRACTOR’s TennCare premium revenue only unless this calculation would result in restricted deposits below the statutory requirements set forth in TCA 56-32-112 related to restricted deposits; in which case the required amount would be equal to the statutory requirement as it is calculated by TDCI. This contractual requirement shall in no way be construed as a way to circumvent, waive or modify the statutory requirement.

2.21.6.5	Restricted Deposits for Enhanced Enrollment or CHOICES Implementation

In the event of an increase in the CONTRACTOR’s statutory net worth requirement as a result of a significant enrollment expansion as defined in TCA 56-32-103(c)(2) or the implementation of CHOICES, the CONTRACTOR shall increase its restricted deposit to equal its enhanced minimum net worth requirement required by Section 2.2 1.6.2 or Section 2.2 1.6.3, as applicable. TDCI shall calculate the amount of the increased restricted deposits based on the CONTRACTOR’s TennCare premium revenue only unless this calculation would result in restricted deposits below the statutory requirements set forth in TCA 56-32-112 related to restricted deposits; in which case the required amount would be equal to the statutory requirement as it is calculated by TDCI. This contractual requirement shall in no way be construed as a way to circumvent, waive or modify the statutory requirement. The CONTRACTOR shall demonstrate to the satisfaction of TDCI that the CONTRACTOR has increased its restricted deposit in accordance with this Section prior to the assignment of additional enrollees to the CONTRACTOR by TENNCARE.

2.21.6.6	Liquidity Ratio Requirement

In addition to the positive working capital requirement described in TCA 56-32-112, the CONTRACTOR shall maintain a liquidity ratio where admitted assets consisting of cash, cash equivalents, short-term investments and bonds exceed total liabilities as reported on the NAIC financial statements.

2.21.6.7	If the CONTRACTOR fails to meet the applicable net worth and/or restricted deposit requirement, said failure shall constitute a hazardous financial condition and the CONTRACTOR shall be considered to be in breach of the terms of the Agreement.
2.21.7 Accounting Requirements
2.21.7.1	The CONTRACTOR shall establish and maintain an accounting system in accordance with generally accepted accounting principles. The accounting system shall maintain records pertaining to the tasks defined in this Agreement and any other costs and expenditures made under the Agreement.

2.21.7.2	Specific accounting records and procedures are subject to TENNCARE and federal approval. Accounting procedures, policies, and records shall be completely open to state and federal personnel at any time during the Agreement period and for five (5) years thereafter unless otherwise specified elsewhere in this Agreement.
2.21.8 Insurance
2.21.8.1	The CONTRACTOR shall obtain adequate worker’s compensation and general liability insurance coverage prior to commencing any work in connection with this Agreement. Additionally, TENNCARE may require, at its sole discretion, the CONTRACTOR to obtain adequate professional malpractice liability or other forms of insurance. Any insurance required by TENNCARE shall be in the form and substance acceptable to TENNCARE.

2.21.8.2	Except as otherwise provided in Section 2.12 or in the model subcontract with the FEA (see Section 2.26.6), the CONTRACTOR shall require that any subcontractors or contract providers obtain all similar insurance required of it prior to commencing work.

2.21.8.3	The CONTRACTOR shall furnish proof of adequate coverage of insurance by a certificate of insurance submitted to TENNCARE.

2.21.8.4	TENNCARE shall be exempt from and in no way liable for any sums of money that may represent a deductible in any insurance policy. The payment of such a deductible shall be the sole responsibility of the CONTRACTOR, subcontractor and/or provider obtaining such insurance. The same holds true of any premiums paid on any insurance policy pursuant to this Agreement.

2.21.8.5	Failure to provide proof of adequate coverage within the specified time period may result in this Agreement being terminated.
2.21.9 Ownership and Financial Disclosure
The CONTRACTOR shall disclose, to TENNCARE, the Comptroller General of the United States or CMS, full and complete information regarding ownership, financial transactions and persons convicted of criminal activity related to Medicare, Medicaid, or the federal Title XX programs in accordance with federal and state requirements, including Public Chapter 379 of the Acts of 1999. The CONTRACTOR shall screen their employees and contractors initially and on an ongoing monthly basis to determine whether any of them has been excluded from participation in Medicare, Medicaid, SCHIP, or any Federal health care programs (as defined in Section 1 128B(f) of the Social Security Act) and not employ or contract with an individual or entity that has been excluded. This disclosure shall be made in accordance with the requirements in Section 2.30.15.3.2. The following information shall be disclosed:
2.21.9.1	The name and address of each person with an ownership or control interest in the disclosing entity or in any provider or subcontractor in which the disclosing entity has direct or indirect ownership of five percent (5%) or more and whether any of the persons named pursuant to this requirement is related to another as spouse, parent, child, or sibling. This disclosure shall include the name of any other disclosing entity in which a person with an ownership or control interest in the disclosing entity also has an ownership or control interest;

2.21.9.2	The identity of any provider or subcontractor with whom the CONTRACTOR has had significant business transactions, defined as those totaling more than twenty-five thousand dollars ($25,000) during the twelve (12) month period ending on the date of the disclosure, and any significant business transactions between the CONTRACTOR, any wholly owned supplier, or between the CONTRACTOR and any provider or subcontractor, during the five (5) year period ending on the date of the disclosure;

2.21.9.3	The identity of any person who has an ownership or control interest in the CONTRACTOR, or is an agent or managing employee of the CONTRACTOR and who has been convicted of a criminal offense related to that person’s involvement in any program under Medicare, Medicaid, or the federal Title XX services program since the inception of those programs;

2.21.9.4	Disclosure from officials in legislative and executive branches of government as to possible conflicts of interest;

2.21.9.5	If the CONTRACTOR is not a federally qualified HMO, the CONTRACTOR shall disclose certain transactions with parties in interest to TENNCARE. Transactions shall be reported according to the following guidelines:

2.21.9.5.1	The CONTRACTOR shall disclose the following transactions:

2.21.9.5.1.1	Any sale, exchange or lease of any property between the HMO and a party in interest;

2.21.9.5.1.2	Any lending of money or other extension of credit between the HMO and a party in interest; and

2.21.9.5.1.3	Any furnishing for consideration of goods, services (including management services) or facilities between the HMO and the party in interest. This does not include salaries paid to employees for services provided in the normal course of their employment.

2.21.9.5.2	The information which shall be disclosed in the transactions includes:

2.21.9.5.2.1	The name of the party in interest for each transaction;

2.21.9.5.2.2	A description of each transaction and the quantity or units involved;

2.21.9.5.2.3	The accrued dollar value of each transaction during the fiscal year; and

2.21.9.5.2.4	Justification of the reasonableness of each transaction.

2.21.9.5.3	If the Agreement is being renewed or extended, the CONTRACTOR shall disclose information on business transactions which occurred during the prior contract period. If the Agreement is an initial Agreement with TENNCARE, but the CONTRACTOR has operated previously in the commercial or Medicare markets, information on business transactions for the entire year preceding the initial contract period shall be disclosed. The business transactions which shall be reported are not limited to transactions related to serving the Medicaid/TennCare enrollment. All of the CONTRACTOR’s business transactions shall be reported.

2.21.9.5.4	A party in interest is:
2.21.9.5.4.1	Any director, officer, partner, or employee responsible for management or administration of an HMO and HIO; any person who is directly or indirectly the beneficial owner of more than five percent (5%) of the equity of the HMO; any person who is the beneficial owner of a mortgage, deed of trust, note, or other interest secured by, and valuing more than five percent (5%) of the HMO; or, in the case of an HMO organized as a nonprofit corporation, an incorporator or member of such corporation under applicable state corporation law;

2.21.9.5.4.2	Any organization in which a person described in subsection 1 is director, officer or partner; has directly or indirectly a beneficial interest of more than five percent (5%) of the equity of the HMO; or has a mortgage, deed of trust, note, or other interest valuing more than five percent (5%) of the assets of the HMO;

2.21.9.5.4.3	Any person directly or indirectly controlling, controlled by, or under common control with an HMO; or

2.21.9.5.4.4	Any spouse, child, or parent of an individual described in Sections 2.21.9.5.4.1, 2.2 1.9.5.4.2, or 2.2 1.9.5.4.3
2.21.9.5.5	TENNCARE and/or the Secretary of Health and Human Services may request information to be in the form of a consolidated financial statement.
2.21.10 Internal Audit Function
The CONTRACTOR shall establish and maintain an internal audit function responsible for providing an independent review and evaluation of the CONTRACTOR’s accuracy of financial recordkeeping, the reliability and integrity of information, the adequacy of internal controls, and compliance with applicable laws, policies, procedures, and regulations. The CONTRACTOR’s internal audit function shall be responsible for performing audits to ensure the economical and efficient use of resources by all departments to accomplish the objectives and goals for the operations of the department. Further, the CONTRACTOR’s internal audit department shall be responsible for performance of the claims payment accuracy tests as described in Section 2.22.6 of this Agreement.
2.21.11 Audit of Business Transactions
2.21.11.1	The CONTRACTOR shall cause an audit of its business transactions to be performed by a licensed certified public accountant, including but not limited to the financial transactions made under this Agreement. Such audit shall be performed in accordance with the requirements in Section 2.30.15.4.3 of this Agreement.

2.21.11.2	No later than December 1 of each year, the CONTRACTOR shall submit a copy of the full executed agreement to audit accounts to TENNCARE. Such agreement shall include the following language:

2.21.11.2.1	The auditor agrees to retain working papers for no less than five (5) years and that all audit working papers shall, upon request, be made available for review by the Comptroller of the Treasury, the Comptroller’s representatives, agents, and legal counsel, or the TennCare Division of the Tennessee Department of Commerce and Insurance, during normal working hours while the audit is in progress and/or subsequent to the completion of the report. Nothing in this Section shall be construed to modify or change the obligations of the CONTRACTOR contained in Section 2.23.2 (Data and Document Management Requirements), 2.23.3 (System and Data Integration Requirements), or 2.23.6 (Security and Access Management Requirements) of this Agreement.

2.21.11.2.2	Any evidence of fraud, such as defalcation, misappropriation, misfeasance, malfeasance, embezzlement, fraud or other illegal acts shall be reported by the auditor, in writing immediately upon discovery, to the Comptroller of the Treasury, State of Tennessee, who shall under all circumstances have the authority, at the discretion of the Comptroller, to directly investigate such matters. If the circumstances disclosed by the audit call for a more detailed investigation by the auditor than necessary under ordinary circumstances, the auditor shall inform the organization’s governing body in writing of the need for such additional investigation and the additional compensation required therefore. Upon approval by the Comptroller of the Treasury, an amendment to this contract may be made by the organization’s governing body and the auditor for such additional investigation.
21. Section 2.22 shall be deleted in its entirety and replaced with the following:
2.22 CLAIMS MANAGEMENT
2.22.1 General
To the extent that the CONTRACTOR compensates providers on a fee-for-service or other basis requiring the submission of claims as a condition of payment, the CONTRACTOR shall process, as described herein, the provider’s claims for covered benefits provided to members consistent with applicable CONTRACTOR policies and procedures and the terms of this Agreement including but not limited to timely filing, and compliance with all applicable state and federal laws, rules and regulations.
2.22.2 Claims Management System Capabilities
2.22.2.1	The CONTRACTOR shall maintain a claims management system that can uniquely identify the provider of the service, date of receipt (the date the CONTRACTOR receives the claim as indicated by a date-stamp), real-time-accurate history of actions taken on each provider claim (i.e., paid, denied, suspended, appealed, etc.), date of payment (the date of the check or other form of payment) and all data elements as required by TENNCARE for encounter data submission (see Section 2.23), and can track and report service use against benefit limits in accordance with a methodology set by TENNCARE.

2.22.2.2	The CONTRACTOR shall have in place, an electronic claims management (ECM) capability that can handle online submission of individual claims by long-term care providers as well as accept and process batches of claims submitted electronically with the exception of claims that require written documentation to justify payment (e.g., hysterectomy/sterilization consent forms, certification for medical necessity for abortion, necessary operative reports, etc.). The online claims submission capability for long-term care providers shall be accessible via the World Wide Web or through an alternate, functionally equivalent medium.

2.22.2.3	The ECM capability shall function in accordance with information exchange and data management requirements specified in Section 2.23 of this Agreement.

2.22.2.4	As part of the ECM function, the CONTRACTOR shall also provide on-line and phone-based capabilities to obtain claims processing status information.

2.22.2.5	The CONTRACTOR shall support an automated clearinghouse (ACH) mechanism that allows providers to request and receive electronic funds transfer (EFT) of claims payments.

2.22.2.6	The CONTRACTOR shall not derive financial gain from a provider’s use of electronic claims filing functionality and/or services offered by the CONTRACTOR or a third party. However, this provision shall not be construed to imply that providers may not be responsible for payment of applicable transaction fees/charges.
2.22.3 Paper Based Claims Formats
2.22.3.1	The CONTRACTOR shall comply at all times with standardized paper billing forms/formats (and all future updates) as follows:

Claim Type	Claim Form
Professional	CMS 1500
Institutional	CMS 1450/UB04
Dental	ADA
2.22.3.2	The CONTRACTOR shall not revise or modify the standardized forms or format.

2.22.3.3	For the forms identified in Section 2.22.3.1, the CONTRACTOR shall adhere to national standards and standardized instructions and definitions that are consistent with industry norms that are developed jointly with TENNCARE. These shall include, but not be limited to, HIPAA-based standards, federally required safeguard requirements including signature requirements described in Section 112821.1 of the CMS State Medicaid Manual and 42 CFR 455.18 and 455.19, as well as TDCI rules for Uniform Claims Process for TennCare in accordance with TCA 71-5-191.

2.22.3.4	The CONTRACTOR agrees that at such time that TENNCARE in conjunction with appropriate work groups presents recommendations concerning claims billing and processing that are consistent with industry norms, the CONTRACTOR shall comply with said recommendations within ninety (90) calendar days from notice by TENNCARE.

2.22.4.1	The CONTRACTOR shall comply with prompt pay claims processing requirements in accordance with TCA 56-32-126.

2.22.4.2	The CONTRACTOR shall ensure that ninety percent (90%) of clean claims for payment for services delivered to a TennCare enrollee are paid within thirty (30) calendar days of the receipt of such claims.

2.22.4.3	The CONTRACTOR shall process, and if appropriate pay, within sixty (60) calendar days ninety-nine point five percent (99.5%) of all claims for covered services delivered to a TennCare enrollee. The terms “processed and paid” are synonymous with terms “process and pay” of TCA 56-32-126(b)(1)(A) and (B).

2.22.4.4	Notwithstanding Sections 2.22.4.1 through 2.22.4.3, the CONTRACTOR shall comply with the following processing requirements for nursing facility claims and for HCBS claims for services other than PERS, assistive technology, minor home modifications, and pest control submitted electronically in a HIPAA-compliant format:

2.22.4.4.1	Ninety percent (90%) of clean claims for nursing facility services and HCBS excluding PERS, assistive technology, minor home modifications, and pest control shall be processed and paid within fourteen (14) calendar days of receipt.

2.22.4.4.2	Ninety-nine point five percent (99.5%) of clean claims for nursing facility and HCBS other than PERS, assistive technology, minor home modifications, and pest control shall be processed and paid within twenty-one (21) calendar days of receipt.

2.22.4.5	The CONTRACTOR shall comply with the requirements in Sections 2.22.4.2 and 2.22.4.3 above for processing claims for PERS, assistive technology, minor home modifications, and pest control.

2.22.4.6	The CONTRACTOR shall provide claims information and supporting claims documentation as specified by TENNCARE or TDCI in order for TENNCARE and/or TDCI to verify the CONTRACTOR’s compliance with prompt payment requirements.

2.22.4.7	If a claim is partially or totally denied on the basis the provider did not submit any required information or documentation with the claim, then the remittance advice or other appropriate written or electronic notice shall specifically identify all such information and documentation. Resubmission of a claim with further information and/or documentation shall constitute a new claim for purposes of establishing the time frame for claims processing.

2.22.4.8	To the extent that the provider agreement requires compensation of a provider on a monthly fixed fee basis or on any other basis that does not require the submission of a claim as a condition to payment, such payment shall be made to the provider by no later than (i) the time period specified in the provider agreement/contract between the provider and the CONTRACTOR or subcontractor, or if a time period is not specified in the contract (ii) the tenth (1 0th) day of the calendar month if the payment is to be made by a subcontractor, or (iii) if the CONTRACTOR is required to compensate the provider directly, within five (5) calendar days after receipt of the capitated payment and supporting remittance advice information from TENNCARE.

2.22.4.9	The CONTRACTOR shall not deny provider claims on the basis of untimely filing in situations regarding coordination of benefits or subrogation, in which case the provider is pursuing payment from a third party or if an enrollee is enrolled in the CONTRACTOR’s MCO with a retroactive eligibility date. In situations of third party benefits, the time frames for filing a claim shall begin on the date that the third party documented resolution of the claim. In situations of enrollment in the CONTRACTOR’s MCO with a retroactive eligibility date, the time frames for filing a claim shall begin on the date that the CONTRACTOR receives notification from TENNCARE of the enrollee’s eligibility/enrollment.

2.22.4.10	As it relates to MCO Assignment Unknown (see Sections 2.13.10 and 2.13.11), the CONTRACTOR shall not deny a claim on the basis of the provider’s failure to file a claim within a specified time period after the date of service when the provider could not have reasonably known which MCO the member was in during the timely filing period. However, in such cases the CONTRACTOR may impose timely filing requirements beginning on the date of notification of the individual’s enrollment.
2.22.5 Claims Dispute Management
2.22.5.1	The CONTRACTOR shall have an internal claims dispute procedure that will be reviewed and approved in writing by TENNCARE prior to its implementation.

2.22.5.2	The CONTRACTOR shall contract with independent reviewers to review disputed claims as provided by TCA 56-32-126.

2.22.5.3	The CONTRACTOR shall systematically capture the status and resolution of all claim disputes, as well as all associated documentation.
2.22.6 Claims Payment Accuracy — Minimum Audit Procedures
2.22.6.1	On a monthly basis the CONTRACTOR shall submit claims payment accuracy percentage reports (see Section 2.30.16.1).

2.22.6.2	The report shall be based on an audit conducted by the CONTRACTOR. The audit shall be conducted by an entity or staff independent of claims management. Requirements for the internal audit function are outlined in Section 2.21.10 of this Agreement.

2.22.6.3	The audit shall utilize a random sample of all “processed or paid” claims upon initial submission in each month (the terms “processed and paid” are synonymous with terms “process and pay” of TCA 56-32- 126(b)(1)(A) and (B)). A minimum sample of one hundred and sixty (160) claims randomly selected from the entire population of electronic and paper claims processed or paid upon initial submission for the month tested is required. Additionally, each monthly sample of one hundred and sixty (160) claims shall contain a minimum of thirty (30) claims associated with nursing facility services provided to CHOICES members and thirty (30) claims associated with HCBS provided to CHOICES members.

2.22.6.4	The minimum attributes to be tested for each claim selected shall include:

2.22.6.4.1	Claim data correctly entered into the claims processing system;

2.22.6.4.2	Claim is associated to the correct provider, or if submitted by the FEA, the correct consumer-directed worker;

2.22.6.4.3	Service obtained the proper authorization;

2.22.6.4.4	Member eligibility at processing date correctly applied;

2.22.6.4.5	Allowed payment amount agrees with contracted rate;

2.22.6.4.6	Duplicate payment of the same claim has not occurred;

2.22.6.4.7	Denial reason applied appropriately;

2.22.6.4.8	Copayment application considered and applied;

2.22.6.4.9	Patient liability correctly identified and applied;

2.22.6.4.10	Effect of modifier codes correctly applied;

2.22.6.4.11	Other insurance, including long-term care insurance, properly considered and applied;

2.22.6.4.12	Application of benefit limits;

2.22.6.4.13	Whether the processing of the claim correctly considered whether services that exceeded a benefit limit for HCBS were provided as a cost effective alternative;

2.22.6.4.14	Application of the cost neutrality cap for a CHOICES member in Group 2;

2.22.6.4.15	Application of the expenditure cap for a CHOICES member in Group 3; and

2.22.6.4.16	Proper coding including bundling/unbundling.

2.22.6.5	For audit and verification purposes, the population of claims should be maintained. Additionally, the results of testing at a minimum should be documented to include:

2.22.6.5.1	Results for each attribute tested for each claim selected;

2.22.6.5.2	Amount of overpayment or underpayment for claims processed or paid in error;

2.22.6.5.3	Explanation of the erroneous processing for each claim processed or paid in error;

2.22.6.5.4	Determination if the error is the result of keying errors or the result of errors in the configuration or table maintenance of the claims processing system; and

2.22.6.5.5	Claims processed or paid in error have been corrected.

2.22.6.6	If the CONTRACTOR subcontracts for the provision of any covered services (see Section 2.26), and the subcontractor is responsible for processing claims (see Section 2.26.12), then the CONTRACTOR shall submit a claims payment accuracy percentage report for the claims processed by the subcontractor. The report shall be based on an audit conducted in compliance with the requirements of this Section 2.22.6.
2.22.7 Claims Processing Methodology Requirements
2.22.7.1	The CONTRACTOR shall perform front end system edits, including but not limited to:

2.22.7.1.1	Confirming eligibility on each enrollee as claims are submitted on the basis of the eligibility information provided by the State that applies to the period during which the charges were incurred;

2.22.7.1.2	Third party liability (TPL);

2.22.7.1.3	Medical necessity (e.g., appropriate age/sex for procedure);

2.22.7.1.4	Prior approval: the system shall determine whether a covered service required prior approval and, if so, whether the CONTRACTOR granted such approval;

2.22.7.1.5	Duplicate claims: the system shall in an automated manner flag a claim as being (1) exactly the same as a previously submitted claim or (2) a possible duplicate and either deny or pend the claim as needed;

2.22.7.1.6	Covered service: the system shall verify that a service is a covered service and is eligible for payment;

2.22.7.1.7	Provider validation: the system shall approve for payment only those claims received from providers eligible to render services for which the claim was submitted; and

2.22.7.1.8	Benefit limits: the system shall ensure that benefit limit rules set by TENNCARE are factored into the determination of whether a claim should be adjudicated and paid and whether HCBS that exceed a benefit limit were approved as a cost effective alternative.

2.22.7.2	The CONTRACTOR shall perform system edits for valid dates of service: the system shall assure that dates of service are valid dates, e.g., date of discharge is later than date of admission; admission or discharge dates are not in the future or outside of a member’s TennCare eligibility span.

2.22.7.3	The CONTRACTOR shall ensure that the cost neutrality cap or expenditure cap applicable to a particular CHOICES member is not exceeded.

2.22.7.4	The CONTRACTOR shall perform post-payment review on a sample of claims to ensure services provided were medically necessary and were provided in accordance with state and federal requirements. This shall include, as applicable, review of provider documentation.

2.22.7.5	The CONTRACTOR shall have a staff of qualified, medically trained and appropriately licensed personnel, consistent with NCQA accreditation standards, whose primary duties are to assist in evaluating claims for medical necessity.
2.22.8 Explanation of Benefits (EOBs) and Related Functions
2.22.8.1	The CONTRACTOR shall be responsible for generating and mailing EOBs to TennCare enrollees in accordance with guidelines described by TENNCARE.

2.22.8.2	The CONTRACTOR shall omit any claims in the EOB file that are associated with sensitive services. The CONTRACTOR, with guidance from TENNCARE, shall develop “sensitive services” logic to be applied to the handling of said claims for EOB purposes.

2.22.8.3	At a minimum, EOBs shall be designed to address requirements found in 42 CFR 455.20 and 433.116 as well as requirements associated with a change in TennCare policy and shall include: claims for services with benefit limits, claims with enrollee cost sharing, denied claims with enrollee responsibility, and a sampling of paid claims (excluding ancillary and anesthesia services).

2.22.8.4	On a monthly basis, the CONTRACTOR shall sample a minimum of one hundred (100) claims and associated EOBs. The sample shall be based on a minimum of twenty-five (25) claims per check run. The EOBs shall be examined for correctness based on how the associated claim was processed and for adherence to the requirements outlined in Section 2.22.8. The CONTRACTOR shall ensure that the examined EOBs constitute a representative sample of EOBs from all types of services and provider types. To the extent that the CONTRACTOR and/or TENNCARE considers a particular type of service or provider to warrant closer scrutiny, the CONTRACTOR shall over sample as needed.

2.22.8.5	Based on the EOBs sent to TennCare enrollees, the CONTRACTOR shall track any complaints received from enrollees and resolve the complaints according to its established policies and procedures. The resolution may be enrollee education, provider education, or referral to TBI/OIG. The CONTRACTOR shall use the feedback received to modify or enhance the EOB sampling methodology.
2.22.9 Remittance Advices and Related Functions
2.22.9.1	In concert with its claims payment cycle the CONTRACTOR shall provide an electronic status report indicating the disposition for every adjudicated claim for each claim type submitted by providers seeking payment as well as capitated payments generated and paid by the CONTRACTOR.

2.22.9.2	The status report shall contain appropriate explanatory remarks related to payment or denial of the claim, including but not limited to TPL data.

2.22.9.3	If a claim is partially or totally denied on the basis the provider did not submit any required information or documentation with the claim, then the remittance advice shall specifically identify all such information and documentation.

2.22.9.4	In accordance with 42 CFR 455.18 and 455.19, the following statement shall be included on each remittance advice sent to providers: “I understand that payment and satisfaction of this claim will be from federal and state funds, and that any false claims, statements, documents, or concealment of a material fact, may be prosecuted under applicable federal and/or state laws.”
2.22.10 Processing of Payment Errors
The CONTRACTOR shall not employ off-system or gross adjustments when processing corrections to payment errors, unless it requests and receives prior written authorization from TENNCARE.
2.22.11 Notification to Providers
For purposes of network management, the CONTRACTOR shall, at a minimum, notify all contract providers to file claims associated with covered services directly with the CONTRACTOR, or its subcontractors, on behalf of TennCare enrollees.
2.22.12 Payment Cycle
At a minimum, the CONTRACTOR shall run one (1) provider payment cycle per week, on the same day each week, as determined by the CONTRACTOR and approved in writing by TENNCARE.
2.22.13 Excluded Providers
2.22.13.1	The CONTRACTOR shall not pay any claim submitted by a provider who is excluded from participation in Medicare, Medicaid, or SCHIP programs pursuant to Sections 1128 or 1156 of the Social Security Act or is otherwise not in good standing with TENNCARE.

2.22.13.2	The CONTRACTOR shall not pay any claim submitted by a provider that is on payment hold under the authority of TENNCARE.
22. Section 2.24 shall be deleted in its entirety and replaced with the following:
2.24 ADMINISTRATIVE REQUIREMENTS
2.24.1 General Responsibilities
2.24.1.1	TENNCARE shall be responsible for management of this Agreement. Management shall be conducted in good faith with the best interest of the State and the citizens it serves being the prime consideration. Management of TennCare shall be conducted in a manner consistent with simplicity of administration and the best interests of enrollees, as required by 42 USC 1396a(a)(19).

2.24.1.2	The CONTRACTOR shall be responsible for complying with the requirements of this Agreement and shall act in good faith in the performance of the requirements of this Agreement.

2.24.1.3	The CONTRACTOR shall develop policies and procedures that describe, in detail, how the CONTRACTOR will comply with the requirements of this Agreement and, as applicable, are specific to the Grand Region covered by this Agreement, and the CONTRACTOR shall administer this Agreement in accordance with those policies and procedures unless otherwise directed or approved in writing by TENNCARE.

2.24.1.4	The CONTRACTOR shall submit policies and procedures and other deliverables specified by TENNCARE to TENNCARE for review and/or written approval in the format and within the time frames specified by TENNCARE. The CONTRACTOR shall make any changes requested by TENNCARE to policies and procedures or other deliverables and in the time frames specified by TENNCARE.

2.24.1.5	As provided in Section 4.10 of this Agreement, should the CONTRACTOR have a question on policy determinations, benefits, or operating guidelines required for proper performance of the CONTRACTOR’s responsibilities, the CONTRACTOR shall request a determination from TENNCARE in writing.
2.24.2 Behavioral Health Advisory Committee
The CONTRACTOR shall establish a behavioral health advisory committee that is accountable to the CONTRACTOR’s governing body to provide input and advice regarding all aspects of the provision of behavioral health services according to the following requirements:
2.24.2.1	The CONTRACTOR’s behavioral health advisory committee shall be comprised of at least fifty-one percent (51%) consumer and family representatives, of which the majority shall include families of adults with serious and/or persistent mental illness (SPMI) and families of children with serious emotional disturbance (SED);

2.24.2.2	There shall be geographic diversity;

2.24.2.3	There shall be cultural and racial diversity;

2.24.2.4	There shall be representation by providers and consumers (or family members of consumers) of substance abuse services;

2.24.2.5	At a minimum, the CONTRACTOR’s behavioral health advisory committee shall have input into policy development, planning for services, service evaluation, and member, family member and provider education;

2.24.2.6	Meetings shall be held at least quarterly;

2.24.2.7	Travel costs shall be paid by the CONTRACTOR;

2.24.2.8	The CONTRACTOR shall report on the activities of the CONTRACTOR’s behavioral health advisory committee as required in Section 2.30.18.1; and

2.24.2.9	The CONTRACTOR, as membership changes, shall submit current membership lists to the State.

2.24.3 CHOICES Advisory Group
2.24.3.1	To promote a collaborative effort to enhance the long-term care service delivery system in the Grand Region covered by this Agreement while maintaining a member- centered focus, the CONTRACTOR shall establish a CHOICES advisory group that is accountable to the CONTRACTOR’s governing body to provide input and advice regarding the CONTRACTOR’s CHOICES program and policies.

2.24.3.2	The CONTRACTOR’s CHOICES advisory group shall include CHOICES members, member’s representatives, advocates, and providers. At least fifty-one percent (51%) of the group shall be CHOICES members and/or their representatives (e.g., family members or caregivers). The advisory group shall include representatives from nursing facility and HCBS providers, including community-based residential alternative providers. The group shall reflect the geographic, cultural and racial diversity of the Grand Region covered by this Agreement.

2.24.3.3	At a minimum, the CONTRACTOR’s CHOICES advisory group shall have input into the CONTRACTOR’s planning and delivery of long-term care services, CHOICES QM/QI activities, program monitoring and evaluation, and member, family and provider education.

2.24.3.4	The CONTRACTOR shall provide an orientation and ongoing training for advisory group members so they have sufficient information and understanding of the CHOICES program to fulfill their responsibilities.

2.24.3.5	The CONTRACTOR’s CHOICES advisory group shall meet at least quarterly, and the CONTRACTOR shall keep a written record of meetings.

2.24.3.6	The CONTRACTOR shall pay travel costs for advisory group members who are CHOICES members or their representatives.

2.24.3.7	The CONTRACTOR shall report on the activities of the CONTRACTOR’s CHOICES advisory group as required in Section 2.30.18.2.

2.24.3.8	As advisory group membership changes, the CONTRACTOR shall submit current membership lists to TENNCARE.
2.24.4 Abuse and Neglect Plan
2.24.4.1	The CONTRACTOR shall develop and implement an abuse and neglect plan that includes protocols for preventing, identifying, and reporting suspected abuse, neglect, and exploitation of CHOICES members who are adults (see TCA 71-6-101 et seq.) and suspected brutality, abuse, or neglect of CHOICES members who are children (see TCA 37-1-40 1 et seq. and TCA 37-1-60 1 et seq.); a plan for educating and training providers, subcontractors, care coordinators, and other CONTRACTOR staff regarding the protocols; and a plan for training members, representatives, and caregivers regarding identification and reporting of suspected abuse and/or neglect.

2.24.4.2	The CONTRACTOR’s abuse and neglect protocols shall include, but not be limited to the following:

2.24.4.2.1	Protocols for assessing risk for abuse and/or neglect, including factors that may indicate the potential for abuse and/or neglect;

2.24.4.2.2	Protocols for reducing a member’s risk of abuse and/or neglect (e.g., frequency of care coordinator home visits, referrals to non-covered support services);

2.24.4.2.3	Indicators for identifying suspected abuse and/or neglect;

2.24.4.2.4	Requirements for reporting suspected abuse and/or neglect, including reporting suspected abuse and/or neglect of a child pursuant to TCA 37-1-403, reporting suspected abuse and/or neglect of an adult to APS pursuant to TCA 7 1-6-103, and reporting suspected abuse and/or neglect to the CONTRACTOR pursuant to Section 2.15.8.4;

2.24.4.2.5	Steps for protecting a member if abuse and/or neglect is suspected (e.g., removing a staff person suspected of committing the abuse and/or neglect, making referrals for members to support services); and

2.24.4.2.6	Requirements regarding coordination and cooperation with APS/CPS investigations and remediations.

2.24.4.3	The CONTRACTOR’s abuse and neglect plan shall also define the role and responsibilities of the fiscal employer agent (see definition in Section 1) in assessing and reducing a member’s risk of abuse and neglect, identifying and reporting abuse and neglect, protecting a member if abuse and/or neglect is suspected; training employees, contractors of the FEA (including supports brokers), and consumer- directed workers regarding the protocols identified in Sections 2.24.4.2.1 through 2.24.4.2.6 above; and training members and caregivers regarding identification and reporting of suspected abuse and/or neglect. Such role and responsibilities shall be defined in a manner that is consistent with requirements in this Section 2.24.4 as well as TENNCARE’s contract with the fiscal employer agent and the model subcontract between the CONTRACTOR and the FEA.
2.24.5 Performance Standards
The CONTRACTOR agrees TENNCARE may assess liquidated damages for failure to meet the performance standards specified in Attachment VII.
2.24.6 Medical Records Requirements
2.24.6.1	The CONTRACTOR shall maintain, and shall require contract providers and subcontractors to maintain, medical records (as defined in Section 1) in a manner that is current, detailed and organized, and which permits effective and confidential patient care and quality review, administrative, civil and/or criminal investigations and/or prosecutions.

2.24.6.2	The CONTRACTOR shall have medical record keeping policies and practices which are consistent with 42 CFR Part 456 and current NCQA standards for medical record documentation. The CONTRACTOR shall distribute these policies to practice sites. At a minimum, the policies and procedures shall address:

2.24.6.2.1	Confidentiality of medical records;

2.24.6.2.2	Medical record documentation standards; and

2.24.6.2.3	The medical record keeping system and standards for the availability of medical records. At a minimum the following shall apply:

2.24.6.2.3.1	As applicable, medical records shall be maintained or available at the site where covered services are rendered;

2.24.6.2.3.2	Enrollees (for purposes of behavioral health records, enrollee includes an individual who is age sixteen (16) or over) and their legally appointed representatives shall be given access to the enrollees’ medical records, to the extent and in the manner provided by TCA 63-2-101, 63-2-102 and 33-3-104 et seq., and, subject to reasonable charges, (except as provided in Section 2.24.6.2.3.3 below) be given copies thereof upon request;

2.24.6.2.3.3	Provisions for ensuring that, in the event a patient-provider relationship with a TennCare primary care provider ends and the enrollee requests that medical records be sent to a second TennCare provider who will be the enrollee’s primary care provider, the first provider does not charge the enrollee or the second provider for providing the medical records; and

2.24.6.2.3.4	Performance goals to assess the quality of medical record keeping.

2.24.6.2.4	The CONTRACTOR shall maintain and require contract behavioral health providers to maintain medical records in conformity with TCA 33-3-10 1 et seq. for persons with serious emotional disturbance or mental illness.

2.24.6.2.5	The CONTRACTOR shall maintain and require contract behavioral health providers to maintain medical records of persons whose confidentiality is protected by 42 CFR Part 2 in conformity with that rule or TCA 33-3-103, whichever is more stringent.
23. Section 2.25 shall be deleted in its entirety and replaced with the following:
2.25 MONITORING
2.25.1 General
2.25.1.1	TENNCARE, in its daily activities, shall monitor the CONTRACTOR for compliance with the provisions of this Agreement.

2.25.1.2	TENNCARE, CMS, or their representatives shall at least annually monitor the operation of the CONTRACTOR for compliance with the provisions of this Agreement and applicable federal and state laws and regulations. Monitoring activities shall include, but not be limited to, inspection of the CONTRACTOR’s facilities, auditing and/or review of all records developed under this Agreement including periodic medical audits, appeals, enrollments, disenrollments, termination of providers, utilization and financial records, reviewing management systems and procedures developed under this Agreement and review of any other areas or materials relevant to or pertaining to this Agreement. TENNCARE will emphasize case record validation because of the importance of having accurate service utilization data for program management, utilization review and evaluation purposes.

2.25.1.3	TENNCARE shall prepare a report of its findings and recommendations and require the CONTRACTOR to develop corrective action plans as appropriate.
2.25.2 Facility Inspection
TENNCARE, CMS, or their representatives may conduct on-site inspections of all health facilities and service delivery sites to be utilized by the CONTRACTOR in fulfilling the obligations under this Agreement. Inspections may be made at anytime during the Agreement period and without prior notice.
2.25.3 Inspection of Work Performed
TENNCARE, CMS, or their representatives shall, at all reasonable times, have the right to enter into the CONTRACTOR’s premises, or such other places where duties of this Agreement are being performed, to inspect, monitor, or otherwise evaluate including periodic audits of the work being performed. The CONTRACTOR and all other subcontractors or providers shall supply reasonable access to all facilities and assistance for TENNCARE’s representatives. All inspections and evaluations shall be performed in such a manner as to minimize disruption of normal business.
2.25.4 Approval Process
2.25.4.1	As specified by TENNCARE, TENNCARE must approve various deliverables/items before they can be implemented by the CONTRACTOR.

2.25.4.2	At any time that approval of TENNCARE is required in this Agreement, such approval shall not be considered granted unless TENNCARE issues its approval in writing.

2.25.4.3	TENNCARE shall specify the deliverables (see Attachment VIII) to be submitted to TENNCARE, whether they require prior approval or not, deliverable instructions, submission and approval time frames, and technical assistance as required.

2.25.4.4	Should TENNCARE not respond to a submission of a deliverable in the amount of time agreed to by TENNCARE, the CONTRACTOR shall not be penalized with either liquidated damages or a withhold as a result of implementing the item awaiting approval. However, failure by TENNCARE to assess liquidated damages or withholds shall not preclude TENNCARE from requiring the CONTRACTOR to rescind or modify the item if it is determined by TENNCARE to be in the best interest of the TennCare program.
2.25.5 Availability of Records
2.25.5.1	The CONTRACTOR shall ensure within its own organization and pursuant to any agreement the CONTRACTOR may have with any other providers of service, including, but not limited to providers, subcontractors or any person or entity receiving monies directly or indirectly by or through TennCare, that TENNCARE representatives and authorized federal, state and Office of the Comptroller of the

Treasury personnel, including, but not limited to TENNCARE, the Office of the Inspector General (OIG), the Tennessee Bureau of Investigations, Medicaid Fraud Control Unit (TBI MFCU), the Department of Health and Human Services, Office of Inspector General (DHHS OIG) and the Department of Justice (DOJ), and any other duly authorized state or federal agency shall have immediate and complete access to all records pertaining to services provided to TennCare enrollees.

2.25.5.2	The CONTRACTOR and its subcontractors and any providers of service, including, but not limited to providers or any person or entity receiving monies directly or indirectly by or through TennCare shall make all records (including but not limited to, financial and medical records) available at the CONTRACTOR’s, provider’s, and/or the subcontractor’s expense for administrative, civil and/or criminal review, audit, or evaluation, inspection, investigation and/or prosecution by authorized federal, state, and Office of the Comptroller of the Treasury personnel, including representatives from the OIG, the TBI MFCU, DOJ and the DHHS OIG, TENNCARE or any duly authorized state or federal agency. Access will be either through on-site review of records or through the mail at the government agency’s discretion and during normal business hours, unless there are exigent circumstances, in which case access will be at any time. The CONTRACTOR shall send all records to be sent by mail to TENNCARE within twenty (20) business days of request unless otherwise specified by TENNCARE or TennCare rules and regulations. Requested records shall be provided at no expense to TENNCARE, authorized federal, state, and Office of the Comptroller of the Treasury personnel, including representatives from the OIG, the TBI MFCU, DOJ and the DHHS OIG, or any duly authorized state or federal agency. Records related to appeals shall be forwarded within the time frames specified in the appeal process portion of this Agreement. Such requests made by TENNCARE shall not be unreasonable.

2.25.5.3	The CONTRACTOR and any of its subcontractors, providers or any entity or person directly or indirectly receiving monies originating from TennCare, shall make all records, including, but not limited to, financial, administrative and medical records available to any duly authorized government agency, including but not limited to TENNCARE, OIG, TBI MFCU, DHHS OIG and DOJ, upon any authorized government agency’s request. Any authorized government agency, including but not limited to OIG, TBI MFCU, DHHS OIG and DOJ, may use these records to carry out their authorized duties, reviews, audits, administrative, civil and/or criminal investigations and/or prosecutions.

2.25.5.4	The CONTRACTOR, any CONTRACTOR’s management company and any CONTRACTOR’s claims processing subcontractor shall cooperate with the State, or any of the State’s contractors and agents, including, but not limited to TENNCARE, OIG, TBI MFCU, DOJ and the DHHS OIG, and the Office of the Comptroller of the Treasury, and any duly authorized governmental agency, during the course of any claims processing, financial or operational examinations or during any administrative, civil or criminal investigation, hearing or prosecution. This cooperation shall include, but shall not be limited to the following:

2.25.5.4.1	Providing full cooperation and direct and unrestricted access to facilities, information, and staff, including facilities, information and staff of any management company or subcontractor, to the State or any of the State’s contractors and agents, which includes, but is not limited to TENNCARE, OIG, TBI MFCU, DOJ and the

DHHS OIG, and the Office of the Comptroller of the Treasury and any duly authorized governmental agency, including federal agencies; and

2.25.5.4.2	Maintaining full cooperation and open authority for claims processing systems access and mailroom visits by TDCI or designated representatives or any authorized entity of the state or federal government, and to cooperate fully with detail claims testing for claims processing system compliance.

2.25.5.5	The CONTRACTOR shall cooperate fully with audits the State may conduct of medical management to include clinical processes and outcomes, internal audits, provider networks, and any other aspect of the program the State deems appropriate. The State may select any qualified person or organization to conduct the audits.
2.25.6 Audit Requirements
The CONTRACTOR and its providers, subcontractors and other entities receiving monies originating by or through TennCare shall maintain books, records, documents, and other evidence pertaining to services rendered, equipment, staff, financial records, medical records, and the administrative costs and expenses incurred pursuant to this Agreement as well as medical information relating to the individual enrollees as required for the purposes of audit, or administrative, civil and/or criminal investigations and/or prosecution or for the purposes of complying with the requirements set forth in Section 2.20 of this Agreement. Records other than medical records may be kept in an original paper state or preserved on micromedia or electronic format. Medical records shall be maintained in their original form or may be converted to electronic format as long as the records are readable and/or legible. These records, books, documents, etc., shall be available for any authorized federal, state, including, but not limited to TENNCARE, OIG, TBI MFCU, DOJ and the DHHS OIG, and Office of the Comptroller of the Treasury personnel during the Agreement period and five (5) years thereafter, unless an audit, administrative, civil or criminal investigation or prosecution is in progress or audit findings or administrative, civil or criminal investigations or prosecutions are yet unresolved in which case records shall be kept until all tasks or proceedings are completed. During the Agreement period, these records shall be available at the CONTRACTOR’s chosen location in Tennessee subject to the written approval of TENNCARE. If the records need to be sent to TENNCARE, the CONTRACTOR shall bear the expense of delivery. Prior approval of the disposition of CONTRACTOR, subcontractor or provider records must be requested and approved by TENNCARE in writing. Nothing in this Section shall be construed to modify or change the obligations of the CONTRACTOR contained in Section 2.23.2 (Data and Document Management Requirements), 2.23.3 (System and Data Integration Requirements), or 2.23.6 (Security and Access Management Requirements) of this Agreement.
2.25.7 Independent Review of the CONTRACTOR
2.25.7.1	The CONTRACTOR shall cooperate fully with TENNCARE’s External Quality Review Organization (EQRO) which will conduct a periodic and/or an annual independent review of the CONTRACTOR.

2.25.7.2	The CONTRACTOR shall cooperate fully with any evaluation of the TennCare program conducted by CMS.

2.25.8 Accessibility for Monitoring
For purposes of monitoring under this Agreement, the CONTRACTOR shall make available to TENNCARE or its representative and other authorized state and federal personnel, all records, books, documents, and other evidence pertaining to this Agreement, as well as appropriate administrative and/or management personnel who administer the MCO. The monitoring shall occur periodically during the Agreement period and may include announced or unannounced visits, or both.
2.25.9 CHOICES Consumer/Family Surveys
2.25.9.1	The EQRO will administer an annual survey to a representative sample of CHOICES members to assess members’ quality of life and members’ and/or caregivers’ satisfaction with the CHOICES program. The CONTRACTOR shall cooperate fully with the EQRO in conducting the survey. The EQRO will provide a copy of its findings to the CONTRACTOR.

2.25.9.2	As specified in Section 2.15.7, the CONTRACTOR shall administer the Health Outcomes Survey and submit survey data files to TENNCARE. The EQRO will test, clean, and score the data, develop reports, and provide relevant reports to the CONTRACTOR.

2.25.9.3	TENNCARE or its designee will conduct a post-transition survey of a representative sample of CHOICES members following discharge from a nursing facility to an HCBS delivery setting (including the member’s home or community-based residential alternatives setting) to assess the quality of the care transition. The CONTRACTOR shall cooperate fully with TENNCARE or its designee in conducting these surveys. TENNCARE or its designee will provide a copy of its findings to the CONTRACTOR.

2.25.9.4	TENNCARE or its designee will conduct a survey of a representative sample of CHOICES members following the CONTRACTOR’s needs assessment and care planning processes to assess members’ and/or caregivers’ satisfaction with these processes. The CONTRACTOR shall cooperate fully with TENNCARE or its designee in conducting the survey. TENNCARE or its designee will provide a copy of the survey findings to the CONTRACTOR.
2.25.10 Monitoring Quality of Care for CHOICES
In addition to any other monitoring activities conducted by TENNCARE, the CONTRACTOR shall cooperate fully with any monitoring activities conducted by TENNCARE regarding the CHOICES program. These activities will include but not be limited to the following:
2.25.10.1	Quarterly and annual monitoring to ensure that CHOICES members receive disease management interventions and the adequacy and appropriateness of these interventions (see Sections 2.30.5.3 through 2.30.5.5).

2.25.10.2	For the first six (6) months after implementation of CHOICES in the Grand Region covered by this Agreement, or as long as determined necessary by TENNCARE, monthly monitoring of the CONTRACTOR’s performance regarding transitioning CHOICES members. TENNCARE will review the Status of Transitioning CHOICES

Members report submitted by the CONTRACTOR (see Section 2.30.6.2) to determine the CONTRACTOR’s performance on specified measures. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information for instances where the CONTRACTOR does not adhere to required timeframes. TENNCARE may require a corrective action plan and/or impose sanctions to address non-compliance issues and to improve CONTRACTOR performance.

2.25.10.3	Quarterly monitoring to determine the CONTRACTOR’s adherence to the requirements in this Agreement regarding timeframes for assessments, care planning, and implementation of services for members who are enrolled through the SPOE. TENNCARE will review the New Member Assessment and Care Planning and Initiation of Services reports submitted by the CONTRACTOR (see Section 2.30.6.3) to determine the CONTRACTOR’s performance on specified measures. In the event the CONTRACTOR’s performance on a measure is less than one hundred percent (100%), TENNCARE will evaluate the adequacy and appropriateness of the CONTRACTOR’s remediation and improvement activities. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information for instances where the CONTRACTOR does not adhere to required timeframes. TENNCARE may require a performance improvement plan, a corrective action plan and/or impose sanctions to address non-compliance issues and to improve CONTRACTOR performance.

2.25.10.4	Quarterly monitoring to determine the CONTRACTOR’s adherence to the timelines in this Agreement regarding CHOICES intake of members who may be eligible for CHOICES. TENNCARE will review the CHOICES Intake, Enrollment and Service Initiation reports submitted by the CONTRACTOR (see Section 2.30.6.4) to determine the CONTRACTOR’s performance on specified measures. In the event the CONTRACTOR’s performance on a measure is less than one hundred percent (100%), TENNCARE will evaluate the adequacy and appropriateness of the CONTRACTOR’s remediation and improvement activities. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information for instances where the CONTRACTOR does not adhere to required timeframes. TENNCARE may require a performance improvement plan, a corrective action plan and/or impose sanctions to address non-compliance issues and to improve CONTRACTOR performance.

2.25.10.5	Quarterly monitoring to determine the CONTRACTOR’s adherence to the requirements in this Agreement regarding ongoing assessment and care planning and service initiation timeframes. TENNCARE will review the Ongoing Assessment and Care Planning and Service Initiation reports submitted by the CONTRACTOR (see Section 2.30.6.5) to determine the CONTRACTOR’s performance on specified measures. In the event the CONTRACTOR’s performance on a measure is less than one hundred percent (100%), TENNCARE will evaluate the adequacy and appropriateness of the CONTRACTOR’s remediation and improvement activities. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information for instances where the CONTRACTOR does not adhere to required timeframes. TENNCARE may require a performance improvement plan, a corrective action plan and/or impose sanctions to address noncompliance issues and to improve CONTRACTOR performance.

2.25.10.6	Quarterly monitoring to determine the CONTRACTOR’s adherence to the requirements in this Agreement regarding care coordinator contacts for CHOICES members following enrollment into CHOICES. TENNCARE will review the Post-Enrollment Care Coordination Contact reports submitted by the CONTRACTOR (see Section 2.30.6.6) to determine the CONTRACTOR’s performance on specified measures. In the event the CONTRACTOR’s performance on a measure is less than one hundred percent (100%), TENNCARE will evaluate the adequacy and appropriateness of the CONTRACTOR’s remediation and improvement activities. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information for instances where the CONTRACTOR does not adhere to required timeframes. TENNCARE may require a performance improvement plan, a corrective action plan and/or impose sanctions to address noncompliance issues and to improve CONTRACTOR performance.

2.25.10.7	Quarterly monitoring to determine the CONTRACTOR’s adherence to the requirements in this Agreement regarding processes for identifying, assessing, and transitioning CHOICES who may have the ability and/or desire to transition from a nursing facility to the community. TENNCARE will review the Nursing Facility to Community Transition reports submitted by the CONTRACTOR (see Section 2.30.6.8) to determine the CONTRACTOR’s performance on specified measures. In the event the CONTRACTOR’s performance on a measure is less than one hundred percent (100%), TENNCARE will evaluate the adequacy and appropriateness of the CONTRACTOR’s remediation and improvement activities. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information for instances where the CONTRACTOR does not adhere to prescribed requirements. TENNCARE may require a performance improvement plan, a corrective action plan and/or impose sanctions to address non-compliance issues and to improve CONTRACTOR performance.

2.25.10.8	Monthly monitoring regarding missed and late visits. TENNCARE will review the HCBS Missed Visits reports submitted by the CONTRACTOR (see Section 2.30.6.9) to determine the CONTRACTOR’s performance on specified measures. TENNCARE will evaluate the adequacy and appropriateness of the CONTRACTOR’s remediation and improvement activities. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information. TENNCARE may require a performance improvement plan, a corrective action plan and/or impose sanctions to address non-compliance issues and to improve CONTRACTOR performance.

2.25.10.9	For CHOICES members identified by TENNCARE, monthly case reviews to monitor the objectivity of the CONTRACTOR’s needs assessment and care planning processes and to ensure consistent and reliable outcomes.

2.25.10.10	Quarterly monitoring of the CONTRACTOR’s provider network file (see Section 2.30.7) to ensure that CHOICES provider network requirements are met (see Section 2.11.6).

2.25.10.11	Annual monitoring of the CONTRACTOR’s long-term care provider network development plan to ensure that the CONTRACTOR is making sufficient progress towards meeting its network development and expansion goals (see Section 2.11.6.6).

TENNCARE will review the plan provided by the CONTRACTOR (see Section 2.30.7.6) and will evaluate the adequacy of the CONTRACTOR’s long-term care network and the CONTRACTOR’s efforts to improve the network where deficiencies exist.

2.25.10.12	Quarterly monitoring of critical incidents. TENNCARE will review the Critical Incidents reports submitted by the CONTRACTOR (see Section 2.30.11.7) to identify potential performance improvement activities and the adequacy of the CONTRACTOR’s action steps to reduce the number of critical incidents and improve the critical incidents reporting and management process. TENNCARE may conduct a more in-depth review and/or request additional information.

2.25.10.13	Quarterly monitoring of the CONTRACTOR’s member complaints process to determine compliance with timeframes prescribed in Section 2.19.2 of this Agreement and appropriateness of resolutions. TENNCARE will review the Member Complaints reports submitted by the CONTRACTOR (see Section 2.30.13), to determine the CONTRACTOR’s performance on specified measures. In the event the CONTRACTOR’s performance on a measure is less than one hundred percent (100%), TENNCARE will evaluate the adequacy and appropriateness of the CONTRACTOR’s remediation and improvement activities. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information for instances where the CONTRACTOR does not adhere to required timeframes. TENNCARE may require a performance improvement plan, a corrective action plan and/or impose sanctions to address non-compliance issues and to improve CONTRACTOR performance.

2.25.10.14	Review of all reports from the CONTRACTOR (see Section 2.30) and any related follow-up activities.
2.25.11 Corrective Action Requirements
2.25.11.1	If TENNCARE determines that the CONTRACTOR is not in compliance with one or more requirements of this Agreement, TENNCARE will issue a notice of deficiency identifying the deficiency(ies), follow-up recommendations/requirements (e.g., a request for a corrective action plan), and time frames for follow-up.

2.25.11.2	Upon receipt of a notice of deficiency(ies) from TENNCARE, the CONTRACTOR shall comply with all recommendations/requirements made in writing by TENNCARE within the time frames specified by TENNCARE.

2.25.11.3	The CONTRACTOR shall be responsible for ensuring corrective action when a subcontractor or provider is not in compliance with the Agreement.

24. Section 2.26 shall be deleted in its entirety and replaced with the following:
2.26 SUBCONTRACTS
2.26.1 Subcontract Relationships and Delegation
If the CONTRACTOR delegates responsibilities to a subcontractor, the CONTRACTOR shall ensure that the subcontracting relationship and subcontracting document(s) comply with federal requirements, including, but not limited to, compliance with the applicable provisions of 42 CFR 438.230(b) and 42 CFR 434.6 as described below:
2.26.1.1	The CONTRACTOR shall evaluate the prospective subcontractor’s ability to perform the activities to be delegated;

2.26.1.2	The CONTRACTOR shall require that the agreement be in writing and specify the activities and report responsibilities delegated to the subcontractor and provide for revoking delegation or imposing other sanctions if the subcontractor’s performance is inadequate;

2.26.1.3	The CONTRACTOR shall monitor the subcontractor’s performance on an ongoing basis and subject it to formal review, on at least an annual basis, consistent with NCQA standards and state MCO laws and regulations;

2.26.1.4	The CONTRACTOR shall identify deficiencies or areas for improvement, and the CONTRACTOR and the subcontractor shall take corrective action as necessary; and

2.26.1.5	If the subcontract is for purposes of providing or securing the provision of covered services to enrollees, the CONTRACTOR shall ensure that all requirements described in Section 2.12 of this Agreement are included in the subcontract and/or a separate provider agreement executed by the appropriate parties.
2.26.2 Legal Responsibility
The CONTRACTOR shall be responsible for the administration and management of all aspects of this Agreement including all subcontracts/subcontractors. The CONTRACTOR shall ensure that the subcontractor shall not enter into any subsequent agreements or subcontracts for any of the work contemplated under the subcontractor for purposes of this Agreement without prior written approval of the CONTRACTOR. No subcontract, provider agreement or other delegation of responsibility terminates or reduces the legal responsibility of the CONTRACTOR to TENNCARE to ensure that all activities under this Agreement are carried out in compliance with the Agreement.
2.26.3 Prior Approval
All subcontracts, as defined in Section 1 of this Agreement, and revisions thereto shall be approved in advance in writing by TENNCARE. The CONTRACTOR shall revise subcontracts as directed by TENNCARE. Approval of subcontracts shall not be considered granted unless TENNCARE issues its approval in writing. Once a subcontract has been executed by all of the participating parties, a copy of the fully executed subcontract shall be sent to TENNCARE within thirty (30) calendar days of execution. This written prior approval requirement does not relieve the CONTRACTOR of any responsibilities to submit all proposed material modifications of the

CONTRACTOR’s MCO operations to TDCI for prior review and approval as required by Title 56, Chapter 32, Part 1.
2.26.4 Subcontracts for Behavioral Health Services
If the CONTRACTOR subcontracts for the provision or management of behavioral health services, the subcontract shall be specific to the TennCare program, and the CONTRACTOR shall comply with the requirements in Section 2.6.1.2 regarding integration of physical health and behavioral health services.
2.26.5 Subcontracts for Assessments and Plans of Care
If the CONTRACTOR subcontracts with an entity to conduct level of care or needs assessments or reassessments and/or develop or authorize plans of care (see Section 2.9.6), such subcontractor shall not provide any direct long-term care services.
2.26.6 Subcontract with Fiscal Employer Agent (FEA)
As required in Section 2.9.7.3, the CONTRACTOR shall contract with TENNCARE’s designated FEA to provide assistance to members choosing consumer direction of HCBS. This subcontract shall include the provisions specified by TENNCARE in the model FEA subcontract provided to the CONTRACTOR. The CONTRACTOR shall not be liable for any failure, error, or omission by the FEA related to the FEA’s verification of worker qualifications.
2.26.7 Standards
The CONTRACTOR shall require and ensure that the subcontractor complies with all applicable requirements in this Agreement. This includes, but is not limited to, Sections 2.19, 2.2 1.7, 2.25.5, 2.25.6, 2.25.8, 2.25.9, 4.3, 4.19, 4.31, and 4.32 of this Agreement.
2.26.8 Quality of Care
If the subcontract is for the purpose of securing the provision of covered services, the subcontract shall specify that the subcontractor adhere to the quality requirements the CONTRACTOR is held to.
2.26.9 Interpretation/Translation Services and Limited English Proficiency (LEP) Provisions
The CONTRACTOR shall provide instruction for all direct service subcontractors regarding the CONTRACTOR’s written procedure for the provision of language interpretation and translation services for any member who needs such services, including but not limited to, enrollees with Limited English Proficiency.
2.26.10 Children in State Custody
The CONTRACTOR shall include in its subcontracts a provision stating that subcontractors are not permitted to encourage or suggest, in any way, that TennCare children be placed into state custody in order to receive medical or behavioral health services covered by TENNCARE.

2.26.11 Assignability
Transportation and claims processing subcontracts shall include language requiring that the subcontract agreement shall be assignable from the CONTRACTOR to the State, or its designee: i) at the State’s discretion upon written notice to the CONTRACTOR and the affected subcontractor; or ii) upon CONTRACTOR’s request and written approval by the State. Further, the subcontract agreement shall include language by which the subcontractor agrees to be bound by any such assignment, and that the State, or its designee, shall not be responsible for past obligations of the CONTRACTOR.
2.26.12 Claims Processing
2.26.12.1	All claims for services furnished to a TennCare enrollee filed with a CONTRACTOR shall be processed by either the CONTRACTOR or by one (1) subcontractor retained by the organization for the purpose of processing claims. However, another entity can process claims related to behavioral health, vision, lab, transportation, or consumer- directed HCBS if that entity has been retained by the CONTRACTOR to arrange and provide for the delivery of said services. However, all claims processed by any subcontractor shall be maintained and submitted by the CONTRACTOR.

2.26.12.2	As required in Section 2.30.19 of this Agreement, where the CONTRACTOR has subcontracted claims processing for TennCare claims, the CONTRACTOR shall provide to TENNCARE a Type II examination based on the Statement on Auditing Standards (SAS) No. 70, Service Organizations.
2.26.13 HIPAA Requirements
The CONTRACTOR shall require all its subcontractors to adhere to HIPAA requirements.
2.26.14 Compensation for Utilization Management Activities
Should the CONTRACTOR have a subcontract arrangement for utilization management activities, the CONTRACTOR shall ensure, consistent with 42 CFR 438.210(e) that compensation to individuals or entities that conduct utilization management activities is not structured so as to provide incentives for the individual or entity to deny, limit, or discontinue medically necessary services to any enrollee, as provided by the Balanced Budget Act of 1997 and the provisions of 42 CFR 438.210(e).
2.26.15 Notice of Subcontractor Termination
2.26.15.1	When a subcontract that relates to the provision of services to enrollees or claims processing services is being terminated, the CONTRACTOR shall give at least thirty (30) calendar days prior written notice of the termination to TENNCARE and TDCI.

2.26.15.2	TENNCARE reserves the right to require this notice requirement and procedures for other subcontracts if determined necessary upon review of the subcontract for approval.

25. Section 2.29 shall be deleted in its entirety and replaced with the following:
2.29 PERSONNEL REQUIREMENTS
2.29.1 Staffing Requirements
2.29.1.1	The CONTRACTOR shall have sufficient staffing capable of fulfilling the requirements of this Agreement.

2.29.1.2	The CONTRACTOR shall submit to TENNCARE the names, resumes and contact information of the key staff identified below. In the event of a change to any of the key staff identified in Section 2.29.1.3, the CONTRACTOR shall notify TENNCARE within ten (10) business days of the change.

2.29.1.3	The minimum key staff requirements are listed below. If a full-time staff person is required, that means that one person shall perform that function (as opposed to multiple persons equaling a full-time equivalent). If a full-time staff person is not specified, the position does not require a full-time staff person.

2.29.1.3.1	A full-time administrator/project director dedicated to the TennCare program who has clear authority over the general administration and day-to-day business activities of this Agreement;

2.29.1.3.2	[Left blank intentionally];

2.29.1.3.3	A full-time Medical Director dedicated to the TennCare program who is a licensed physician in the State of Tennessee to oversee and be responsible for all clinical activities, including but not limited to the proper provision of covered services to members, developing clinical practice standards and clinical policies and procedures;

2.29.1.3.4	A full-time senior executive dedicated to the TennCare program who is a board certified psychiatrist in the State of Tennessee and has at least five (5) years combined experience in mental health and substance abuse services. This person shall oversee and be responsible for all behavioral health activities;

2.29.1.3.5	A full-time senior executive dedicated to the TennCare CHOICES program who has at least five (5) years of experience administering managed long-term care programs. On a case-by-case basis, equivalent experience in administering long-term care programs and services, including HCBS, or in managed care may be substituted, subject to the prior approval of TENNCARE This person shall oversee and be responsible for all CHOICES activities;

2.29.1.3.5.1	The CONTRACTOR shall ensure that this position is filled at least one hundred and twenty (120) days prior to the scheduled implementation of CHOICES in the Grand Region covered by this Agreement;

2.29.1.3.5.2	If the CONTRACTOR has not filled this position one hundred and eighty (180) days prior to the scheduled implementation of CHOICES in the Grand Region covered by this Agreement, the CONTRACTOR shall designate another senior executive dedicated to the TennCare program to temporarily oversee CHOICES implementation activities, as prior approved by TENNCARE, until this position is filled (which, as specified in Section 2.29.1.3.5.1 above, shall be at least one hundred and twenty (120) days prior to the scheduled implementation of CHOICES). Should another senior executive be temporarily designated to oversee CHOICES implementation activities, upon filling the full-time position as specified in Section 2.29.1.3.5.1 above, the CONTRACTOR shall ensure the effective transition of all CHOICES implementation activities, including a minimum transition period of ninety (90) days;

2.29.1.3.6	A full-time chief financial officer dedicated to the TennCare program responsible for accounting and finance operations, including all audit activities;

2.29.1.3.7	A full-time staff information systems director/manager dedicated to the TennCare program responsible for all CONTRACTOR information systems supporting this Agreement who is trained and experienced in information systems, data processing and data reporting as required to oversee all information systems functions supporting this Agreement including, but not limited to, establishing and maintaining connectivity with TennCare information systems and providing necessary and timely reports to TENNCARE;

2.29.1.3.8	A staff person designated as the contact available after hours for the “on-call” TennCare Solutions staff to contact with service issues;

2.29.1.3.9	A staff person to serve as the CONTRACTOR’s Non-discrimination Compliance Coordinator. This person shall be responsible for compliance with Title VI of the Civil Rights Act of 1964, Section 504 of the Rehabilitation Act of 1973, Title II of the Americans with Disabilities Act of 1990, the Age Discrimination Act of 1975 and the Omnibus Budget Reconciliation Act of 1981 (P.L. 97-35) on behalf of the CONTRACTOR. The CONTRACTOR shall report to TENNCARE in writing, to the attention of the Director of Non-Discrimination Compliance/Health Care Disparities, within ten (10) calendar days of the commencement of any period of time that the CONTRACTOR does not have a designated staff person for non-discrimination compliance. The CONTRACTOR shall report to TENNCARE at such time that the function is redirected as required in Section 2.29.1.2;

2.29.1.3.10	A full-time staff person dedicated to the TennCare program responsible for member services, who shall communicate with TENNCARE regarding member service activities;

2.29.1.3.11	A full-time staff person dedicated to the TennCare program responsible for provider services and provider relations, including all network development and management issues. This person shall be responsible for appropriate education regarding provider participation in the TennCare (including CHOICES) program; communications between the CONTRACTOR and its contract providers; and ensuring that providers receive prompt resolution of problems or inquiries. This person shall also be responsible for communicating with TENNCARE regarding provider service and provider relations activities. The FEA shall be responsible for education of and communication with consumer-directed workers, resolution of problems or inquiries from workers, and communication with TENNCARE regarding workers;

2.29.1.3.12	A full-time staff person dedicated to the TennCare CHOICES program responsible for educating and assisting long-term care providers and the FEA regarding appropriate claims submission processes and requirements, coding updates, electronic claims transactions and electronic funds transfer; for the development and maintenance of CONTRACTOR resources such as CHOICES provider manuals, website, fee schedules, etc.; for technical assistance regarding long-term care claims submission and resolution processes; and for prompt resolution of long-term care claims issues or inquiries as specified in Section 2.22.5. This person shall develop strategies to assess the effectiveness of the CONTRACTOR’S claims education and technical assistance activities, gather feedback regarding the extent to which CHOICES providers are informed about appropriate claims submission processes and practices, and identify trends and guide the development of strategies to improve the efficiency of long-term care claims submission and resolution processes, as well as CHOICES provider satisfaction;
2.29.1.3.13	A staff person responsible for all fraud and abuse detection activities, including the fraud and abuse compliance plan, as set forth in Section 2.20 of this Agreement;

2.29.1.3.14	A staff person responsible for all UM activities, including but not limited to overseeing prior authorizations. This person shall be a physician licensed in the State of Tennessee and shall ensure that UM staff have appropriate clinical backgrounds in order to make utilization management decisions;

2.29.1.3.15	A staff person responsible for all quality management activities. This person shall be a physician or registered nurse licensed in the State of Tennessee;

2.29.1.3.16	A staff person responsible for all appeal system resolution issues;

2.29.1.3.17	A staff person responsible for all claims management activities;

2.29.1.3.18	A staff person assigned to provide legal and technical assistance for and coordination with the legal system for court ordered services;

2.29.1.3.19	A staff person responsible for all MCO case management and related issues, including but not limited to, disease management activities and coordination between physical and behavioral health services;

2.29.1.3.20	A full-time staff person dedicated to the TennCare CHOICES program who is a registered nurse and has at least three (3) years experience providing care coordination to persons receiving long-term care services and an additional two (2) years work experience in managed and/or long-term care. This person shall oversee and be responsible for all care coordination activities.

2.29.1.3.21	A sufficient number of CHOICES care coordinators that meet the qualifications in Section 2.9.6.11 to conduct all required activities as specified herein;

2.29.1.3.22	A consumer advocate for members receiving, or in need of, behavioral health services. This person shall be responsible for internal representation of members’ interests including but not limited to: ensuring input in policy development, planning, decision making, and oversight as well as coordination of recovery and resilience activities;

2.29.1.3.23	A consumer advocate for CHOICES members. This person shall be responsible for internal representation of CHOICES members’ interests including but not limited to input into planning and delivery of long-term care services, CHOICES QM/QI activities, program monitoring and evaluation, and member, family, and provider education. The consumer advocate shall also assist CHOICES members in navigating the CONTRACTOR’s system (e.g., how to file a complaint, how to change care coordinators). This shall include, but not be limited to, helping members understand and use the CONTRACTOR’s system, e.g., being a resource for members, providing information, making referrals to appropriate CONTRACTOR staff, and facilitating resolution of any issues. The consumer advocate shall also make recommendations to the CONTRACTOR on any changes needed to improve the CONTRACTOR’s system for CHOICES members, make recommendations to TENNCARE regarding improvements for the CHOICES program, and participate as an ex officio member of the CHOICES Advisory Group required in Section 2.24.3;

2.29.1.3.24	A staff person responsible for TENNderCare services;

2.29.1.3.25	A staff person responsible for working with the Department of Children’s Services;

2.29.1.3.26	A senior executive responsible for overseeing all subcontractor activities, if the subcontract is for the provision of covered benefits;

2.29.1.3.27	A staff person responsible for coordinating all activities and resolving issues related to CONTRACTOR/DBM coordination. This person shall be responsible for overseeing the work of the DBM Care Coordination Committee and the DBM Claims Coordination Committee as described in Section 2.9.11;

2.29.1.3.28	A staff person responsible for coordinating all activities and resolving issues related to CONTRACTOR/PBM coordination; and

2.29.1.3.29	A staff person designated for interfacing and coordinating with the TDMHDD Planning and Policy Council.

2.29.1.4	In addition to the key staff requirements described above, the CONTRACTOR shall have sufficient full-time clinical and support staff to conduct daily business in an orderly manner. This includes but is not limited to functions and services in the following areas: administration, accounting and finance, fraud and abuse, utilization management including prior authorizations, MCO case management, disease management, care coordination, quality management, member education and outreach, appeal system resolution, member services, provider services, provider relations, claims processing, and reporting.

2.29.1.5	The CONTRACTOR shall have a sufficient number of DBM care coordinators and claims coordinators to conduct all required activities, including but not limited to collaboration with the DBM and coordination with various state agencies.

2.29.1.6	The CONTRACTOR shall appoint specific staff to an internal audit function as specified in Section 2.2 1.10.

2.29.1.7	At least one hundred and twenty (120) days prior to the scheduled implementation of CHOICES in the Grand Region covered by this Agreement, the CONTRACTOR shall establish a team dedicated to the implementation of the CHOICES program. This team shall be responsible for directing and overseeing all aspects of the implementation of CHOICES. The team shall be led by the full-time senior executive referenced in Section 2.29.1.3.5 above and shall include, at a minimum, a staff person with responsibility for developing and implementing the CONTRACTOR’s care coordination program, a staff person responsible for long-term care provider network development and provider relations, a staff person responsible for CHOICES provider claims education and assistance, a staff person responsible for long-term care QM/QI, a staff person responsible for IS issues related to CHOICES, and other staff as necessary to ensure the successful implementation of the CHOICES program and the seamless transition of members currently receiving long-term care services. The team shall report directly to the CONTRACTOR’s senior management and shall interface with all of the CONTRACTOR’s departments/business units as necessary to ensure the CONTRACTOR’s readiness to provide services to CHOICES members in compliance with the requirements of this Agreement.

2.29.1.8	The CONTRACTOR is not required to report to TENNCARE the names of staff not identified as key staff in Section 2.29.1.3. However, the CONTRACTOR shall provide its staffing plan to TENNCARE.

2.29.1.9	The CONTRACTOR’s project director, transition staff person, Medical Director, psychiatrist, CHOICES senior executive, financial staff, member services staff, provider services staff, provider relations staff, CHOICES provider claims education and assistance staff, UM staff, appeals staff, MCO case management staff, care coordination staff, consumer advocate, and TENNderCare staff person shall be located in the State of Tennessee. However, TENNCARE may authorize exceptions to this requirement. The CONTRACTOR shall seek TENNCARE’s written prior approval to locate any of these staff outside of the State of Tennessee. The CONTRACTOR’s request to locate required in-state staff to an out-of-state location shall include a justification of the request and an explanation of how services will be coordinated. If financial staff are not located in Tennessee the CONTRACTOR shall have the ability to issue a check within five (5) calendar days of a payment directive from TENNCARE.

2.29.1.10	The CONTRACTOR shall conduct training of staff in all departments to ensure appropriate functioning in all areas. This training shall be provided to all new staff members and on an ongoing basis for current staff.
2.29.2 Licensure and Background Checks
2.29.2.1	Except as specified in this Section 2.29.2.1 regarding the FEA, the CONTRACTOR is responsible for ensuring that all persons, whether they are employees, agents, subcontractors, providers or anyone acting for or on behalf of the CONTRACTOR, are legally authorized to render services under applicable state law. The FEA shall be responsible for ensuring that consumer-directed workers are qualified to provide HCBS in accordance with TENNCARE requirements.

2.29.2.2	Except as specified in this Section 2.29.2.2 regarding the FEA, the CONTRACTOR is responsible for conducting background checks in accordance with state law and TennCare policy and ensuring that all employees, agents, subcontractors, providers or anyone acting for or on behalf of the CONTRACTOR conducts background checks in accordance with state law and TennCare policy. The FEA shall be responsible for conducting background checks on its staff, its subcontractors, and consumer-directed workers.
2.29.3 Board of Directors
The CONTRACTOR shall provide to TENNCARE, in writing, a list of all officers and members of the CONTRACTOR’s Board of Directors. The CONTRACTOR shall notify TENNCARE, in writing, within ten (10) business days of any change thereto.
2.29.4 Employment and Contracting Restrictions
The CONTRACTOR shall not knowingly have a director, officer, partner, or person with beneficial ownership of more than five percent (5%) of the entity’s equity who has been debarred or suspended by any federal agency. The CONTRACTOR may not have an employment, consulting, or any other agreement with a person that has been debarred or suspended by any federal agency for the provision of items or services that are significant and material to the entity’s contractual obligation with the State. To the best of its knowledge and belief, the CONTRACTOR certifies by its signature to this Agreement that the CONTRACTOR and its principals:
2.29.4.1	Are not presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from covered transactions by any federal or state department or contractor;

2.29.4.2	Have not within a three (3) year period preceding this Agreement been convicted of, or had a civil judgment rendered against them from commission of fraud, or a criminal offense in connection with obtaining attempting to obtain, or performing a public (federal, state, or local) transaction or grant under a public transaction, violation of federal or state antitrust statutes or commission of embezzlement, theft, forgery, bribery, falsification, or destruction of records, making false statements, or receiving stolen property;

2.29.4.3	Are not presently indicted for or otherwise criminally or civilly charged by a government entity (federal, state, or local) with commission of any of the offenses detailed in Section 2.29.4.2 of this Agreement; and

2.29.4.4	Have not within a three (3) year period preceding this Agreement had one or more public transactions (federal, state, or local) terminated for cause or default.
26. Section 2.30 shall be deleted in its entirety and replaced with the following:
2.30 REPORTING REQUIREMENTS
2.30.1 General Requirements
2.30.1.1	The CONTRACTOR shall comply with all the reporting requirements established by TENNCARE. TENNCARE shall provide the CONTRACTOR with the appropriate reporting formats, instructions, submission timetables, and technical assistance as required. TENNCARE may, at its discretion, change the content, format or frequency of reports.

2.30.1.2	TENNCARE may, at its discretion, require the CONTRACTOR to submit additional reports both ad hoc and recurring. If TENNCARE requests any revisions to the reports already submitted, the CONTRACTOR shall make the changes and re-submit the reports, according to the time period and format required by TENNCARE.

2.30.1.3	The CONTRACTOR shall submit all reports to TENNCARE, unless indicated otherwise in this Agreement, according to the schedule below:

DELIVERABLES	DUE DATE
Daily Reports	Within two (2) business days.

Weekly Reports	Wednesday of the following week.

Monthly Reports	20th of the following month.

Quarterly Reports	30th of the following month.

Semi-Annual Reports	January 31 and July 31.

Annual Reports	Ninety (90) calendar days after the end of the calendar year

On Request Reports	Within three (3) business days from the date of the request unless otherwise specified by TENNCARE.

Ad Hoc Reports	Within ten (10) business days from the date of the request unless otherwise specified by TENNCARE.
2.30.1.4	The CONTRACTOR shall submit all reports electronically and in the manner and format prescribed by TENNCARE. Except as otherwise specified by TENNCARE, all reports shall be specific to the Grand Region covered by this Agreement.

2.30.1.5	Except as otherwise provided in this Agreement, the CONTRACTOR shall submit all reports to the Bureau of TennCare.

2.30.1.6	The CONTRACTOR shall transmit to and receive from TENNCARE all transactions and code sets in the appropriate standard formats as specified under HIPAA and as directed by TENNCARE, so long as TENNCARE direction does not conflict with the law.

2.30.1.7	As part of its QM/QI program, the CONTRACTOR shall review all reports submitted to TENNCARE to identify instances and/or patterns of non-compliance, determine and analyze the reasons for non-compliance, identify and implement actions to correct instances of non-compliance and to address patterns of non-compliance, and identify and implement quality improvement activities to improve performance and ensure compliance going forward.

2.30.2 Eligibility, Enrollment and Disenrollment Reports
2.30.2.1	The CONTRACTOR shall comply with the requirements in Section 2.23.5 regarding eligibility and enrollment data exchange.

2.30.2.2	The CONTRACTOR shall submit a Monthly Enrollment/Capitation Payment Reconciliation Report that serves as a record that the CONTRACTOR has reconciled member eligibility data with capitation payments and verified that the CONTRACTOR has an enrollment record for all members for whom the CONTRACTOR has received a capitation payment, and that all members for whom the CONTRACTOR received a CHOICES capitation payment are identified as CHOICES members in the appropriate CHOICES Group on the enrollment record.

2.30.2.3	The CONTRACTOR shall submit a Quarterly Member Enrollment/Capitation Payment Report in the event it has members for whom a capitation payment has not been made or an incorrect payment has been made. This report shall be submitted on a quarterly basis, with a one-month lag time and is due to TENNCARE by the end of the second month following the reporting period. For example, for the quarter ending September 30, the report is due by the end of November and should include all data received through the end of October for the quarter ending September 30. These quarterly reports shall include all un-reconciled items until such time that TENNCARE notifies the CONTRACTOR otherwise.

2.30.2.4	TENNCARE may provide the CONTRACTOR with information on members for whom TENNCARE has been unable to locate or verify various types of pertinent information. Upon receipt of this information, the CONTRACTOR shall provide TENNCARE any information known by the CONTRACTOR that is missing or inaccurate in the report provided by TENNCARE. The CONTRACTOR shall submit this information to TENNCARE within the time frames specified by TENNCARE.
2.30.3 LEFT BLANK INTENTIONALLY
2.30.4 Specialized Service Reports
2.30.4.1	The CONTRACTOR shall submit a quarterly Psychiatric Hospital/RTF Readmission Report that provides: the percentage of members readmitted to the facility within seven (7) calendar days of discharge (the number of members readmitted divided by the total number of discharges); the percent of members readmitted within thirty (30) calendar days of discharge (the number of members readmitted divided by the total number of discharges); and an analysis of the findings with any actions or follow-up planned. The information shall be reported separately for members age eighteen (18) and over and under eighteen (18).

2.30.4.2	The CONTRACTOR shall submit a quarterly Mental Health Case Management Report that provides information on mental health case management appointments and refusals (see Section 2.7.2.6). The minimum data elements required are identified in Attachment IX, Exhibit B.

2.30.4.3	The CONTRACTOR shall submit an annual Supported Employment Report that reports on the percent of SPMI adults receiving supported employment services that are gainfully employed in either part-time or full-time capacity for a continuous ninety (90) day period (defined as the number of adults receiving supported employment for a continuous ninety (90) day period divided by the number of SPMI adults receiving supported employment services during the year) and an analysis of the findings with any action or follow-up planned as a result of the findings.
2.30.4.4	The CONTRACTOR shall submit a quarterly Behavioral Health Crisis Response Report that provides information on behavioral health crisis services (see Section 2.7.2.8) including the data elements listed in Attachment IX, Exhibit C. Specified data elements shall be reported separately for members ages eighteen (18) years and over and those under eighteen (18) years and all data elements shall be reported for each individual crisis service provider.

2.30.4.5	The CONTRACTOR shall submit a weekly Member CRG/TPG Assessment Report that contains information regarding the CRG assessments and TPG assessments (see Section 2.7.2.9) of members who have presented for mental health or substance abuse services or who have received CRG assessments and TPG assessments prior to obtaining such services. For purposes of this weekly Member CRG/TPG Assessment Report, the weekly report shall be due no later than 12:00 Noon, each Tuesday. The minimum data elements required are identified in Attachment IX, Exhibit D of this Agreement.

2.30.4.6	On a quarterly basis the CONTRACTOR shall submit a Rejected CRG/TPG Assessments Report that provides, by agency, the number of rejected CRG/TPG assessments and the unduplicated number of and identifying information for the unapproved raters who completed the rejected assessments.

2.30.4.7	The CONTRACTOR shall submit an annual CRG/TPG Assessments Audit Report. The report shall contain the results of the CONTRACTOR’s audits for the prior year of CRG/TPG assessments for accuracy and conformity to state policies and procedures.

2.30.4.8	The CONTRACTOR shall annually submit to TENNCARE its methodology for conducting the CRG/TPG assessment audits on March 1.

2.30.4.9	The CONTRACTOR shall submit a quarterly Adverse Occurrences Report that summarizes all adverse occurrences and their resolutions as reported to the CONTRACTOR by its providers.

2.30.4.10	The CONTRACTOR shall submit a quarterly TENNderCare Report.

2.30.4.11	The CONTRACTOR shall submit a quarterly Self-Directed Health Care Tasks Report. The report shall include current and cumulative information, by month, on various measures. Initially the performance measure will be the following:
(1)	Number and percent of CHOICES members self-directing health care tasks
Upon expansion of self-directed health care tasks to include additional tasks, the performances measures shall also include but not be limited to the following:

(1)	Of CHOICES members self-directing health care tasks, the number and percent by type of health care task that is self-directed

(2)	Of CHOICES members self-directing health care tasks, the number and percent who, overall and by task, use:
(a)	A community-based residential alternative provider, other than a companion care model

(b)	A companion care model

(c)	A non-residential provider

(d)	A consumer-directed worker

(e)	Both a non-residential provider and a consumer-directed worker
The cumulative information shall include information on each of the measures by and across previous months on a rolling twelve (12) month basis, and the CONTRACTOR shall provide a graphical (as well as numeric) representation of current and cumulative information.

The CONTRACTOR shall submit its first report following the first calendar quarter after CHOICES implementation, and that report shall include information for the period from CHOICES implementation through the first calendar quarter.
2.30.5 Disease Management Reports
2.30.5.1	The CONTRACTOR shall submit a quarterly Disease Management Update Report that includes, for each disease management program (see Section 2.8), a brief narrative description of the program, the total number of members in the program, the total number of members enrolled and disenrolled during the quarter, and a description of the specific provider and member interventions performed during the quarter.

2.30.5.2	The CONTRACTOR shall submit on July 1 an annual Disease Management Report that includes, for each disease management programs, a narrative description of the eligibility criteria and the method used to identify and enroll eligible members, the passive participation rate as defined by NCQA (the percentage of identified eligible members who have received an intervention divided by the total population who meet the criteria for eligibility), the total number of active members having one or more of the diagnosis codes (ICD-9 Codes) relating to each of the disease management programs, a description of stratification levels for each DM program including member criteria and associated interventions, a discussion of barriers and challenges to include resources, program structure, member involvement and provider participation, a summary of member satisfaction with the DM program, a written analysis of the data presented, a description of proposed changes to program, and information on the programs’ activities, benchmarks and goals as described in Section 2.8.7.

2.30.5.3	The CONTRACTOR shall submit a quarterly Disease Management for CHOICES Update Report.

2.30.5.3.1	The first report shall be submitted after the first calendar quarter after CHOICES implementation in the Grand Region covered by this Agreement and shall provide a narrative description of the CONTRACTOR’s proposed approach to disease management for CHOICES members for four of the six disease management (DM) conditions listed in Sections 2.8.1.1.2, 2.8.1.1.3, 2.8.1.1.5, 2.8.1.1.6, 2.8.1.1.8, and 2.8.8). This shall include but not be limited to identifying the four DM conditions that will be targeted for the next six months, the proposed stratification levels including member criteria and the proposed associated member/caregiver and provider interventions for each DM condition, which shall include targeted interventions based on the setting in which the member resides.
2.30.5.3.2	The report for the second calendar quarter after CHOICES implementation shall provide an update regarding the CONTRACTOR’s progress in implementing the four disease management programs identified by the CONTRACTOR in the first report, including the stratification levels including member criteria and proposed associated member/caregiver and provider interventions for each DM condition; number of members who have been identified, by stratification level and associated proposed member/caregiver and provider interventions; and any other disease management activities that have been conducted for the population.

2.30.5.3.3	The report for the third calendar quarter after CHOICES implementation shall include, for each of the four disease management programs identified by the CONTRACTOR in the first report, a brief narrative description of any changes, opportunities or barriers regarding these DM programs; the total number of CHOICES members receiving DM interventions for the four selected conditions, by DM condition; the total number of CHOICES members starting and terminating DM interventions during the quarter, a description of the specific provider and member interventions that were new during the quarter, the number of member and provider activities/interventions conducted, by activity/intervention, and a written analysis of data provided.

2.30.5.3.4	The report for the fourth calendar quarter after CHOICES implementation shall include the same type of information as in the report for the third quarter (see Section 2.30.5.3.3) as well as the CONTRACTOR’s proposed approach to disease management for CHOICES members for the two DM conditions listed in Sections 2.8.1.1.2, 2.8.1.1.3, 2.8.1.1.5, 2.8.1.1.6, 2.8.1.1.8, 2.8.8) for which the CONTRACTOR has not developed a DM program for CHOICES members. This shall include but not be limited to the elements listed in Section 2.30.5.3.2 for each of the two DM programs.

2.30.5.3.5	The report for the fifth calendar quarter after CHOICES implementation shall include the same type of information as in the report for the third quarter (see Section 2.30.5.3.3) for each of the six DM programs implemented by the CONTRACTOR for CHOICES members.

2.30.5.3.6	The report for the sixth calendar quarter after CHOICES implementation shall include the same type of information as in the fifth calendar quarter report (see Section 2.30.5.3.5) as well as the CONTRACTOR’s proposed approach to disease management for CHOICES members for the three DM conditions listed in Sections 2.8.1.1.4, 2.8.1.1.7, and 2.8.1.1.9.

2.30.5.3.7	The report for the seventh calendar quarter after CHOICES implementation shall include the same type of information as in the report for the third quarter (see Section

2.30.5.3.3) for each of the nine DM programs implemented by the CONTRACTOR for CHOICES members.
2.30.5.4	The CONTRACTOR shall submit on July 1 an annual Disease Management for CHOICES Report that includes, for each disease management program implemented by the CONTRACTOR (see Section 2.8.1.7), a narrative description of the eligibility criteria and the method used to identify and enroll eligible CHOICES members; a description of stratification levels including member criteria and associated member and provider interventions, which shall include targeted interventions based on the setting in which the member resides; total number of CHOICES members identified as having a DM condition, total number of members receiving DM activities/interventions, and the passive participation rate of CHOICES members; number of CHOICES members by level of stratification and intervention; outcome measures; a discussion of barriers and challenges to include resources, program structure, member involvement and provider participation; evaluation of member satisfaction with activities/interventions; and a description of proposed changes.

2.30.5.5	The CONTRACTOR shall submit annually an updated Disease Management Program Description to include at a minimum the disease management components listed in Sections 2.8.1.4 through 2.8.1.5 of this Agreement and an updated Disease Management Program Description for CHOICES to include at a minimum the disease management components listed in Section 2.8.1.6 of this Agreement.
2.30.6 Service Coordination Reports
2.30.6.1	MCO Case Management Reports

2.30.6.1.1	The CONTRACTOR shall submit annually an updated MCO Case Management Program Description to TENNCARE describing the CONTRACTOR’s MCO case management services. The report shall include a description of the criteria and process the CONTRACTOR uses to identify members for MCO case management, the process the CONTRACTOR uses to inform members and providers of the availability of MCO case management, a description of the MCO case management services provided by the CONTRACTOR and the methods used by the CONTRACTOR to evaluate its MCO case management program.

2.30.6.1.2	The CONTRACTOR shall submit an annual MCO Case Management Services Report that addresses the activities in Section 2.9.5 of this Agreement by July 1 of each year.

2.30.6.1.3	The CONTRACTOR shall submit a quarterly MCO Case Management Update Report. Enrollees who are enrolled in Disease Management need not be included in this report unless they are also receiving case management.

2.30.6.2	For the first six (6) months after implementation of CHOICES in the Grand Region covered by this Agreement, or as long as determined necessary by TENNCARE, the CONTRACTOR shall submit a monthly Status of Transitioning CHOICES Members Report that provides information regarding transitioning CHOICES members (see Section 2.9.3). The report shall include information on the CONTRACTOR’s current and cumulative performance on various measures.

The performance measures shall include but not be limited to the following:
(1)	Of CHOICES Group 1 members who were enrolled in CHOICES as of the CHOICES implementation date, the number and percent for whom the CONTRACTOR has/has not conducted a face-to-face visit (see Section 2.9.3.7)

(2)	Of CHOICES Group 2 members who were enrolled in CHOICES as of the CHOICES implementation date, the number and percent for whom the CONTRACTOR has/has not conducted face-to-face visit and a comprehensive needs assessment and developed and authorized a new plan of care
If, at the expiration of any one of the timeframes specified in Section 2.9.3, the CONTRACTOR’s performance for the measure is less than one hundred percent (100%), the CONTRACTOR shall provide an exceptions report for that measure. The report shall identify the number and percent of members for whom the CONTRACTOR did not meet the specified timeframe and provide detail information regarding each instance in which the CONTRACTOR did not meet the applicable timeframe. The detail information shall include but not be limited to for each member: the date the applicable activity should have occurred, the date that the applicable activity will/did occur, and why the CONTRACTOR exceeded the timeframe. The CONTRACTOR shall submit a follow-up exceptions report until the CONTRACTOR has conducted the required activities for each member.

2.30.6.3	The CONTRACTOR shall submit a quarterly New Member Assessment and Care Planning and Initiation of Services Report that provides information regarding assessment, care planning, and initiation of services for CHOICES members who are enrolled through the SPOE. The report shall include information on the CONTRACTOR’s performance, by month, on various measures; an exceptions report (as applicable); a cumulative report; and a performance improvement plan (as applicable).

The performance measures shall include but not be limited to the following:
(1)	Of CHOICES Group 1 members enrolled through the SPOE who, at the time of CHOICES enrollment, had been residing in a nursing facility for ninety (90) days or more and are due for a face-to-face visit in the month, the number and percent for whom the CONTRACTOR met/did not meet the specified timeframe for a face-to-face visit (see Section 2.9.6.2.4.2)

(2)	Of CHOICES Group 1 members enrolled through the SPOE who, at the time of CHOICES enrollment, were recently admitted to a nursing facility and are due for a face-to-face visit in the month, the number and percent for whom the CONTRACTOR met/did not meet the specified timeframe for a face-to- face visit (see Section 2.9.6.2.4.3)

(3)	Of CHOICES Group 1 members enrolled through the SPOE who will be admitted to a nursing facility and are due for a face-to-face visit in the month, the number and percent for whom the CONTRACTOR met /did not meet the specified timeframe for a face-to-face visit and initiation of nursing facility services (see Section 2.9.6.2.4.4)

(4)	Of CHOICES Group 2 and Group 3 members enrolled through the SPOE who are due for a face-to-face visit in the month, the number and percent for whom the CONTRACTOR met/did not meet the specified timeframe for conducting a face-to-face visit and initiating ongoing HCBS (as defined in Section 1) identified in the member’s plan of care (see Section 2.9.6.2.5)
If the CONTRACTOR’s performance for the reporting period for any one of the timeframe measures is less than one hundred percent (100%), the CONTRACTOR shall provide an exceptions report for that measure. The report shall identify the number and percent of members for whom the CONTRACTOR did not meet the specified timeframe and provide detail information regarding each instance in which the CONTRACTOR did not meet the applicable timeframe. The detail information shall include but not be limited to for each member: the date the applicable activity should have occurred, the actual date that the applicable activity occurred (if it occurred within the reporting period), the date that the applicable activity will occur (if it did not occur within the reporting period), and why the CONTRACTOR exceeded the timeframe.

Each quarterly report shall also include a cumulative report that includes: (1) a follow-up exceptions report that provides updated information on the exceptions reported in the previous report that identifies any members for whom the CONTRACTOR did not remediate on the date specified in the previous exceptions report; (2) for each month in the previous twelve (12) months, for each timeframe measure, the CONTRACTOR’s performance; and (3) over the previous months on a rolling twelve (12) month basis, for each timeframe measure, the minimum, maximum, median, and average amount of time that it took the CONTRACTOR to complete the applicable activity, which shall include instances where the activity was completed after the specified timeframe, as compared to the timeframe specified in this Agreement for that measure. The report shall include a graphical representation of current and cumulative information.

If the CONTRACTOR’s failure to meet the timeframes is systemic, as determined by the CONTRACTOR or TENNCARE, the CONTRACTOR shall submit a performance improvement plan that includes an analysis of the reasons for noncompliance, actions taken/to be taken by the CONTRACTOR to ensure compliance, the timeframes for these actions, who is responsible for the actions, and any related quality improvement activities, including timeframes.

2.30.6.4	The CONTRACTOR shall submit a quarterly CHOICES Intake, Enrollment, and Service Initiation Report regarding the CONTRACTOR’s CHOICES intake process for current members who may be eligible for CHOICES. The report shall include information on the CONTRACTOR’s performance, by month, on various measures; an exceptions report (as applicable); a cumulative report; and a performance improvement plan (as applicable).

The performance measures for the first twelve (12) months after CHOICES implementation shall include but not be limited to the following:

(1)	Number of members identified as potentially eligible for CHOICES

(2)	Of members due for a CHOICES intake visit, the number and percent for whom the CONTRACTOR met/did not meet the specified timeframe for conducting a CHOICES intake visit (see Section 2.9.6.3)

(3)	Of the members identified for whom the CONTRACTOR conducted a telephone screening process, the number and percent who:
(a)	Met the screening criteria

(b)	Did not meet the screening criteria, by reason

(c)	Did not meet the screening criteria and submitted a written request to proceed with CHOICES intake

(d)	Did not meet the screening criteria, submitted a written request to proceed with CHOICES intake, and were enrolled in CHOICES (or put on the waiting list if not enrolled in Group 2 as a CEA)
(4)	Of the members identified, the number and percent who were enrolled in CHOICES or put on the waiting list, overall and by CHOICES Group

(5)	Of members for whom the CONTRACTOR conducted CHOICES intake and due for initiation of services, the number and percent for whom the CONTRACTOR met/did not meet the specified timeframe for initiating nursing facility or ongoing HCBS, as applicable (see Section 2.9.6.3.17)

Starting the thirteenth month after CHOICES implementation, the performance shall include but not be limited to the following:

(1)	Number of members identified as potentially eligible for CHOICES in each month, the number and percent identified through:
(a)	Referrals by referral source, including each designee agency

(b)	Notice of hospital admission

(c)	Data review (not referral or hospital admission)
(2)	Of members identified as potentially eligible for CHOICES in each month, the number and percent for whom the CONTRACTOR conducted a telephone screening in the reporting quarter, overall and by:
(a)	Members referred

(b)	Members identified by data review (not referral or hospital admission)
(3)	Of members identified through referral due for a CHOICES intake visit, the number and percent for whom the CONTRACTOR met/did not meet the specified timeframe for conducting a CHOICES intake visit (see Section 2.9.6.3.10)

(4)	Of members identified by data review (not referral or hospital admission) due for a CHOICES intake visit, the number and percent for whom the CONTRACTOR met/did not meet the specified timeframe for conducting a CHOICES intake visit (see Section 2.9.6.3.11)

(5)	Of members for whom the CONTRACTOR conducted a telephone screening process, the number and percent, overall and by type of identification (referral, hospital admission, or data analysis), who:
(a)	Met the screening criteria

(b)	Did not meet the screening criteria, by reason

(c)	Did not meet the screening criteria and submitted a written request to proceed with CHOICES intake

(d)	Did not meet the screening criteria, submitted a written request to proceed with CHOICES intake, and were enrolled in CHOICES (or put on a waiting list)
(6)	Of the members who submitted a written request to proceed with CHOICES intake and due for a CHOICES intake visit, the number and percent for whom the CONTRACTOR met/did not meet the specified timeframe for conducting a CHOICES intake visit (see Section 2.9.6.3.7)

(7)	Of members identified by referral, the number and percent who were enrolled in CHOICES or put on a waiting list, overall and by CHOICES Group and by referral source

(8)	Of members identified through notice of hospital admission, the number and percent who were enrolled in CHOICES or put on a waiting list, overall and by CHOICES Group

(9)	Of members identified by data review (not referral or hospital admission), the number and percent who were enrolled in CHOICES or put on a waiting list, overall and by CHOICES Group

(10)	Of members in Group 1 for whom the CONTRACTOR conducted CHOICES intake and were due for initiation of services, the number and percent for whom, the CONTRACTOR met/did not meet the specified timeframe for initiating nursing facility services (see Section 2.9.6.3.17)

(11)	Of CHOICES members in Group 2 or 3 for whom the CONTRACTOR conducted CHOICES intake and were due for initiation of services, the number and percent for whom, overall and by service, the CONTRACTOR met/did not meet the specified timeframe for initiating ongoing HCBS identified in the member’s plan of care (see Section 2.9.6.3.17)

(12)	Of CHOICES members in Group 2 or 3 for whom the CONTRACTOR conducted CHOICES intake and were due for initiation of services, the number and percent for whom, overall and by service, the CONTRACTOR met/did not meet the specified timeframe for initiating one-time HCBS (as defined in Section 1) identified in the member’s plan of care (see Section 2.9.6.3.17)
If the CONTRACTOR’s performance for any one of the timeframe measures is less than one hundred percent (100%), the CONTRACTOR shall provide an exceptions report for that measure. The report shall identify the number and percent of members for whom the CONTRACTOR did not meet the specified timeframe and provide detail information regarding each instance in which the CONTRACTOR did not meet the applicable timeframe. The detail information shall include but not be limited to for each member: the date the applicable activity should have occurred, the actual date that the applicable activity occurred (if it occurred within the reporting period), the date that the applicable activity will occur (if it did not occur within the reporting period), and why the CONTRACTOR exceeded the timeframe.
Each quarterly report shall also include a cumulative report that includes: (1) a follow-up exceptions report that provides updated information on the exceptions reported in the previous report that identifies any members for whom the CONTRACTOR did not remediate on the date specified in the previous exceptions report; (2) for each month in the previous twelve (12) months, for each timeframe measure, the CONTRACTOR’s performance; (3) over the previous months on a rolling twelve (12) month basis, for each timeframe measure, the minimum, maximum, median, and average amount of time that it took the CONTRACTOR to complete the applicable activity, which shall include instances where the activity was completed after the specified timeframe, as compared to the timeframe specified in this Agreement for that measure; and (4) for any non-timeframe measures, the information by and across previous months on a rolling twelve (12) month basis. The report shall include a graphical representation of current and cumulative information.

If the CONTRACTOR’s failure to meet the timeframes is systemic, as determined by the CONTRACTOR or TENNCARE, the CONTRACTOR shall submit a performance improvement plan that includes an analysis of the reasons for noncompliance, actions taken/to be taken by the CONTRACTOR to ensure compliance, the timeframes for these actions, who is responsible for the actions, and any related quality improvement activities, including timeframes.

2.30.6.5	The CONTRACTOR shall submit a quarterly Ongoing Assessment and Care Planning and Service Initiation Report that provides information regarding ongoing assessment and care planning and service initiation timeframes. The report shall include information on the CONTRACTOR’s performance, by month, on various measures; an exceptions report (as applicable); a cumulative report; and a performance improvement plan (as applicable).

The performance measures for the first twelve (12) months after CHOICES implementation shall include but not be limited to the following:
(1)	Of CHOICES members due for an annual level of care assessment, the number and percent for whom the CONTRACTOR conducted/did not conduct an annual level of care assessment, overall and by CHOICES Group

(2)	Of CHOICES members in Group 2 due for an annual needs assessment, the number and percent for whom the CONTRACTOR conducted/did not conduct an annual needs reassessment and an annual plan of care update

Starting the thirteenth month following CHOICES implementation, the performance shall include but not be limited to the following:

(1)	Of CHOICES Group 2 and 3 members due for inclusion of the additional elements in their plan of care, the number and percent for whom the

CONTRACTOR met/did not meet the specified timeframe for including additional elements in the member’s plan of care (see Section 2.9.6.6.2.5)
(2)	Of CHOICES members due for an annual level of care assessment, the number and percent for whom the CONTRACTOR conducted/did not conduct an annual level of care assessment, overall and by CHOICES Group

(3)	Of CHOICES Group 1 members, the number and percent with a supplemental plan of care

(4)	Of CHOICES members in Group 2 and 3 due for an annual needs assessment, the number and percent for whom the CONTRACTOR conducted/did not conduct an annual needs reassessment and an annual plan of care update, overall and by CHOICES Group

(5)	Of CHOICES members in Groups 2 and 3 whose plan of care was updated and due and were due for initiation of services, the number and percent for whom, overall and by service, the CONTRACTOR met the specified timeframe for initiating ongoing HCBS in the updated of plan of care (see Section 2.9.6.6.2.8)

(6)	Of CHOICES members in Groups 2 and 3 whose plan of care was updated and due and were due for initiation of services, the number and percent for whom, overall and by service, the CONTRACTOR met the specified timeframe for initiating one-time HCBS (as defined in Section 1) in the updated of plan of care (see Section 2.9.6.6.2.8)
If the CONTRACTOR’s performance for the reporting period for any one of the timeframe measures is less than one hundred percent (100%), the CONTRACTOR shall provide an exceptions report for that measure. The report shall identify the number and percent of members for whom the CONTRACTOR did not meet the specified timeframe and provide detail information regarding each instance in which the CONTRACTOR did not meet the applicable timeframe. The detail information shall include but not be limited to for each member: the date the applicable activity should have occurred, the actual date that the applicable activity occurred (if it occurred within the reporting period), the date that the applicable activity will occur (if it did not occur within the reporting period), and why the CONTRACTOR exceeded the timeframe.

Each quarterly report shall also include a cumulative report that includes: (1) a follow-up exceptions report that provides updated information on the exceptions reported in the previous report that identifies any members for whom the CONTRACTOR did not remediate on the date specified in the previous exceptions report; (2) for each month in the previous twelve (12) months, for each timeframe measure, the CONTRACTOR’s performance; (3) over the previous months on a rolling twelve (12) month basis, for each timeframe measure, the minimum, maximum, median, and average amount of time that it took the CONTRACTOR to complete the applicable activity, which shall include instances where the activity was completed after the specified timeframe, as compared to the timeframe specified in this Agreement for that measure; and (4) for any non-timeframe measures, the information by and across previous months on a rolling twelve (12) month basis. The report shall include a graphical representation of current and cumulative information.
The CONTRACTOR shall submit its first report following the second calendar quarter after CHOICES implementation, and that report shall include information for the period from CHOICES implementation through the second calendar quarter after CHOICES implementation.

If the CONTRACTOR’s failure to meet the timeframes is systemic, as determined by the CONTRACTOR or TENNCARE, the CONTRACTOR shall submit a performance improvement plan that includes an analysis of the reasons for noncompliance, actions taken/to be taken by the CONTRACTOR to ensure compliance, the timeframes for these actions, who is responsible for the actions, and any related quality improvement activities, including timeframes.

2.30.6.6	The CONTRACTOR shall submit a quarterly Post-Enrollment Care Coordinator Contact Report that provides information on care coordinator contacts with CHOICES members occurring after the member’s enrollment in CHOICES. The report shall include information on the CONTRACTOR’s performance, by month, on various measures; an exceptions report (as applicable); a cumulative report; and a performance improvement plan (as applicable).

The performance measures for the first twelve (12) months after CHOICES implementation shall include but not be limited to the following:
(1)	Of members in Group 1 due for a face-to-face visit in the month, the number and percent for whom the care coordinator did/did not conduct a face-to-face visit

(2)	Of members in Group 2 due for a face-to-face contact in the month, the number and percent for whom the care coordinator did/did not conduct a face-to-face visit

Starting the thirteenth month following CHOICES implementation, in addition to the performance measures for the first twelve (12) months, the performance measures shall include but not be limited to the following:

(1)	Of new members in Group 2 and 3 due for contact after initiation of HCBS, the number and percent for whom, the CONTRACTOR met/did not meet the specified timeframe for contacting the member after initiation of HCBS (see Section 2.9.6.9.4.3.4)

(2)	Of members in Group 2 and 3 admitted to a nursing facility where the admission was not authorized by the CONTRACTOR and due for a face-to- face visit, the number and percent for whom the CONTRACTOR met/did not meet the specified timeframe for contacting the member after notice of admission (see Section 2.9.6.9.4.3.2)

(3)	Of members in Group 2, the number and percent the care coordinator did/did not contact, overall and by type of contact (phone or face-to-face)

(4)	Of members in Group 3 due for a contact in the month, the number and percent the care coordinator did/did not contact, overall and by type of contact

(5)	Of members in Group 3 due for a face-to-face contact in the month, the number and percent the care coordinator did/did not conduct a face-to-face visit

(6)	For members in Groups 2 and 3 due for a contact after initiation of HCBS in an updated plan of care, the number and percent for whom, the CONTRACTOR met/did not meet the specified timeframe for contacting the member after initiating HCBS in the updated plan of care (see Section 2.9.6.4.3.5)
If the CONTRACTOR’s performance for any one of these measures is less than one hundred percent (100%), the CONTRACTOR shall provide an exceptions report for that measure. The report shall identify the number and percent of members for whom the CONTRACTOR did not meet the specified timeframe and provide detail information regarding each instance in which the CONTRACTOR did not meet the applicable timeframe. The detail information shall include but not be limited to for each member: the date the applicable activity should have occurred, the actual date that the applicable activity occurred (if it occurred within the reporting period), the date that the applicable activity will occur (if it did not occur within the reporting period), and why the CONTRACTOR exceeded the timeframe.

Each quarterly report shall also include a cumulative report that includes: (1) a follow-up exceptions report that provides updated information on the exceptions reported in the previous report that identifies any members for whom the CONTRACTOR did not remediate on the date specified in the previous exceptions report; (2) for each month in the previous twelve (12) months, for each timeframe measure, the CONTRACTOR’s performance; (3) over the previous months on a rolling twelve (12) month basis, for each timeframe measure, the minimum, maximum, median, and average amount of time that it took the CONTRACTOR to complete the applicable activity, which shall include instances where the activity was completed after the specified timeframe, as compared to the timeframe specified in this Agreement for that measure; and (4) for any non-timeframe measures, the information by and across previous months on a rolling twelve (12) month basis. The report shall include a graphical representation of current and cumulative information.

If the CONTRACTOR’s failure to meet the timeframes is systemic, as determined by the CONTRACTOR or TENNCARE, the CONTRACTOR shall submit a performance improvement plan that includes an analysis of the reasons for noncompliance, actions taken/to be taken by the CONTRACTOR to ensure compliance, the timeframes for these actions, who is responsible for the actions, and any related quality improvement activities, including timeframes.

2.30.6.7	The CONTRACTOR shall submit a semi-annual Nursing Facility Diversion Report regarding CHOICES members who have been diverted from a nursing facility to the community. The report shall describe the CONTRACTOR’s nursing facility diversion activities by each of the groups identified in Section 2.9.6.7, the CONTRACTOR’s success in identifying and diverting members and maintaining members in the community and lessons learned, including factors affecting the CONTRACTOR’s ability to divert members, identified issues, strategies to address identified issues, and opportunities for systemic improvements in the CONTRACTOR’s nursing facility diversion process.
2.30.6.8	The CONTRACTOR shall submit a quarterly Nursing Facility to Community Transition Report regarding CHOICES members who have been identified as potentially eligible for transition from a nursing facility setting to the community. The report shall include information, by month, on various performance measures; as applicable, an exceptions report, a follow-up exceptions report, and a performance improvement plan; and a cumulative report.

The performance measures for the first twelve (12) months after CHOICES implementation shall include but not be limited to the following:
(1)	Number of CHOICES members in Group 1 identified as potential candidates for transition

(2)	Number of Group 1 members identified as candidates for transition

(3)	Number of transition assessments conducted

(4)	Number of members identified as candidates for transition who were transitioned/not transitioned to the community within ninety (90) days

(5)	Of members who transitioned to the community, the number and percent of members who transitioned to:
(a)	A community-based residential alternative facility (by type)

(b)	A residential setting where the member will be living independently

(c)	A residential setting other than (a) or (b) (i.e., where the member will be living with a relative or other caregiver)
(6)	Of CHOICES members who transitioned to live independently in the community or whose on-site visit during transition planning indicated an elevated risk and were due for the applicable contact, the number and percent for whom:
(a)	The CONTRACTOR met/did not meet the timeframe for contact within twenty-four (24) hours after transition

(b)	The CONTRACTOR met/did not meet the timeframe for contact within the first month of transition

(c)	The CONTRACTOR met/did not meet the timeframe for contact in the second month of transition

(d)	The CONTRACTOR met/did not meet the timeframe for contact in the third month of transition
(7)	Of CHOICES members who transitioned to a community-based residential alternative setting or to live with a relative or other caregiver and were due for the applicable contact, the number and percent for whom:
(a)	The CONTRACTOR met/did not meet the timeframe for contact within twenty-four (24) hours after transition

(b)	The CONTRACTOR met/did not meet the timeframe for contact within the first seven days of transition

(c)	The CONTRACTOR met/did not meet the timeframe for contact within the first month of transition

(d)	The CONTRACTOR met/did not meet the timeframe for contact in the second month of transition

(e)	The CONTRACTOR met/did not meet the timeframe for contact in the third month of transition
(8)	Number of members transitioned to the community who were re-admitted to a nursing facility in ninety (90) days or less

(9)	Number of members transitioned to the community who were re-admitted to a nursing facility in greater than ninety (90) days
Starting the thirteenth month following CHOICES implementation, in addition to performance measures (5) through (7) identified above for the first twelve months, the performance measures shall include but not be limited to the following:
(1)	Number of CHOICES members in Group 1 identified as potential candidates for transition in the month, overall and the:
(a)	Number and percent of potential candidates who were referred to the CONTRACTOR

(b)	Number and percent of potential candidates who were identified from the MDS

(c)	Number and percent of potential candidates whom the CONTRACTOR identified through the care coordination process

(d)	Number and percent of potential candidates whom the CONTRACTOR identified other than through referral, MDS, or the care coordination process (and an explanation of how these members were identified)
(2)	Of members identified by the CONTRACTOR as potential candidates for transition, overall and by source of identification:
(a)	Of those who had an initial visit, the number and percent who indicated that they wanted/did not want to pursue transition

(b)	Of those for whom the CONTRACTOR conducted a transition assessment, the number and percent whom the CONTRACTOR determined were/were not candidates for transition, overall and by reason

(c)	Number and percent who (i) were transitioned to the community or (ii) are still in the transitioning process
(3)	Of CHOICES members transitioned from a nursing facility who were subsequently re-admitted to a nursing facility, the number and percent, overall and by Group, who remained in the community before nursing facility admission for:
(a)	<30 days

(b)	30-89 days

(c)	90-179 days

(d)	180 or more days
(4)	The fourth quarter report shall include:

(a)	Of members transitioned from a nursing facility, the number and percent who received a transition allowance

(b)	The minimum, maximum, median, and average transition allowance amount per member

(c)	The minimum, maximum, median, and average transition allowance amount per transition item

(d)	The frequency with which a transition allowance is authorized per item
If the CONTRACTOR’s performance for any one of the timeframe measures is less than one hundred percent (100%), the CONTRACTOR shall provide an exceptions report for that measure. The report shall identify the number and percent of members for whom the CONTRACTOR did not meet the specified timeframe and provide detail information regarding each instance in which the CONTRACTOR did not meet the applicable timeframe. The detail information shall include but not be limited to for each member: the date the applicable activity should have occurred, the actual date that the applicable activity occurred (if it occurred within the reporting period), the date that the applicable activity will occur (if it did not occur within the reporting period), and why the CONTRACTOR exceeded the timeframe.

Each quarterly report shall also include a cumulative report that includes: (1) a follow-up exceptions report that provides updated information on the exceptions reported in the previous report that identifies any members for whom the CONTRACTOR did not remediate on the date specified in the previous exceptions report; (2) for each month in the previous twelve (12) months, for each timeframe measure, the CONTRACTOR’s performance; (3) over the previous months on a rolling twelve (12) month basis, for each timeframe measure, the minimum, maximum, median, and average amount of time that it took the CONTRACTOR to complete the applicable activity, which shall include instances where the activity was completed after the specified timeframe, as compared to the timeframe specified in this Agreement for that measure; and (4) for any non-timeframe measures, the information by and across previous months on a rolling twelve (12) month basis. The report shall include a graphical representation of current and cumulative information.

The CONTRACTOR shall submit its first report following the second calendar quarter after CHOICES implementation, and that report shall include information for the period from CHOICES implementation through the second calendar quarter after CHOICES implementation.

Each year, with the fourth quarter report, the CONTRACTOR shall submit a narrative that describes the CONTRACTOR’s nursing facility transition activities and the CONTRACTOR’s success in identifying and transitioning members and maintaining members in the community and lessons learned, including factors affecting the CONTRACTOR’s ability to transition members, identified issues, strategies to address identified issues, and opportunities for systemic improvements in the CONTRACTOR’s nursing facility transition process.

If the CONTRACTOR’s failure to meet the timeframes is systemic, as determined by the CONTRACTOR or TENNCARE, the CONTRACTOR shall submit a performance improvement plan that includes an analysis of the reasons for noncompliance, actions taken/to be taken by the CONTRACTOR to ensure compliance, the timeframes for these actions, who is responsible for the actions, and any related quality improvement activities, including timeframes.
2.30.6.9	The CONTRACTOR shall submit a monthly HCBS Missed Visits Report for CHOICES members regarding the following HCBS services: personal care, attendant care, homemaker services, and home-delivered meals. The report shall include current and cumulative information on various performance measures, a summary report, and, as applicable, a performance improvement plan.

The performance measures shall include but not be limited to the following:
(1)	The number and percent of members in Groups 2 and 3, by Group, who had:
(a)	A late visit (for any reason)

(b)	A missed visit by type of reason (member initiated, provider initiated, or severe inclement weather)
(2)	The number and percent of visits, overall, by service, and by type of provider (agency or worker), that were:
(a)	Late, by type of reason

(b)	Missed, by type of reason
(3)	The minimum, maximum, median, and average number and percent of visits by member that were late for a provider initiated reason, overall and by:
(a)	Service type

(b)	Type of provider (agency or worker)
(4)	The minimum, maximum, median, and average number and percent of visits by member that were missed for a provider initiated reason, overall and by:
(a)	Service type

(b)	Type of provider (agency or worker)
(5)	Of members in Groups 2 and 3 (by Group), the number and percent who had:
(a)	One missed visit that was provider initiated

(b)	Two missed visits that were provider initiated

(c)	Etc.
(6)	Of all agency HCBS providers, the number and percent with:
(a)	5% of visits missed (provider initiated)

(b)	10% of visits missed (provider initiated)

(c)	Etc.
(7)	Of consumer-directed workers, the number and percent with:
(a)	5% of visits missed (provider initiated)

(b)	10% of visits missed (provider initiated)

(c)	Etc.
(8)	Number and percent of missed visits that were remediated before the next scheduled visit, overall and by service

The CONTRACTOR shall provide information on each of these measures by and across previous months on a twelve (12) month rolling basis and shall include a graphical representation of current and cumulative information.

The summary report shall analyze the reasons for late and missed visits and identify strategies to reduce late and minimize missed visits that are not member initiated going forward, including provider interventions.

If the CONTRACTOR’s number of late and/or missed visits indicates a systemic failure, as determined by the CONTRACTOR or TENNCARE, the CONTRACTOR shall submit a performance improvement plan that includes an analysis of the reasons for missed visits, actions taken/to be taken by the CONTRACTOR to ensure compliance, the timeframes for these actions, who is responsible for the actions, and any related quality improvement activities, including timeframes.

2.30.6.10	The CONTRACTOR shall submit a semi-annual Care Coordinator Staffing Report. The report shall include current information, by month, as well as cumulative information on key performance measures and, as applicable, a performance improvement plan.

The performance measures shall include but not be limited to the following:
(1)	Care coordinator turnover rate (number of care coordinators separating during the time period divided by the number of care coordinators)

(2)	Minimum, maximum, median, and average months of employment (or contract service) for care coordinators

(3)	The care coordinator to CHOICES member ratio overall, for Group 1, and for members receiving HCBS (Groups 2 and 3)
2.30.6.11	The CONTRACTOR shall submit an annual Care Coordination Quality Assurance Plan that describes the monitoring activities that will be conducted by the CONTRACTOR specific to care coordination (including those specified in Section 2.9.6.12) and shall submit a quarterly Care Coordination Quality Assurance Plan Report that summarizes the CONTRACTOR’s monitoring activities and identifies findings, remediation activities, opportunities for systemic improvement, proposed QI activities, and the timeframe for remediation and QI activities. The CONTRACTOR shall submit its first quarterly report at the end of the second calendar quarter after CHOICES implementation, and that report shall include information for the period from CHOICES implementation through the second calendar quarter.

2.30.6.12	The CONTRACTOR shall submit a quarterly Consumer Direction of HCBS Report. The report shall include current information, by month, as well as cumulative information on various measures.

The performance measures for the first twelve (12) months after CHOICES implementation shall include but not be limited to the following:

(1)	Number and percent of CHOICES members using consumer direction of HCBS overall and by eligible service

(2)	Number and percent of CHOICES members using consumer direction who have a representative to direct services on their behalf

(3)	Number and percent of CHOICES members who withdrew from consumer direction for all HCBS, overall and by reason

(4)	Minimum, maximum, median, and average timeframe from the date of member’s written confirmation of his/her decision to participate in consumer direction of HCBS and the date consumer-directed HCBS were initiated

Starting the thirteenth month after CHOICES implementation, the performance measures shall include but not be limited to the performance measures from the first twelve (12) month as well as the following performance measure:

(1)	Minimum, maximum, median, and average timeframe from the date of member’s written confirmation of his/her decision to participate in consumer direction of HCBS and the date of the CONTRACTOR’s referral to the FEA
The CONTRACTOR shall provide information on each of these measures by and across previous months on a rolling twelve (12) month basis. The report shall include a graphical representation of current and cumulative information.

The CONTRACTOR shall submit its first report following the second calendar quarter after CHOICES implementation, and that report shall include information for the period from CHOICES implementation through the second calendar quarter.

2.30.6.13	As necessary, the CONTRACTOR shall submit a listing of members identified as potential pharmacy lock-in candidates (see Section 2.9.10.3.2).

2.30.6.14	The CONTRACTOR shall submit a quarterly Pharmacy Services Report that includes a list of the providers and information on the interventions the CONTRACTOR has taken with the providers who appear to be operating outside industry or peer norms as defined by TENNCARE, have been identified as noncompliant as it relates to adherence to the PDL and/or generic prescribing patterns and/or are failing to follow required prior authorization processes and procedures the steps the CONTRACTOR has taken to personally contact each one as well as the outcome of these personal contacts.

2.30.6.15	The CONTRACTOR shall submit a Pharmacy Services Report, On Request when TENNCARE requires assistance in identifying and working with providers for any reason. These reports shall provide information on the activities the CONTRACTOR undertook to comply with TENNCARE’s request for assistance, outcomes (if applicable) and shall be submitted in the format and within the time frame prescribed by TENNCARE.

2.30.7 Provider Network Reports
2.30.7.1	The CONTRACTOR shall submit a monthly Provider Enrollment File that includes information on all providers of TennCare health services, including physical, behavioral health, and long-term care providers (see Section 2.11). This includes but is not limited to, PCPs, physician specialists, hospitals, home health agencies, CMHAs, nursing facilities, HCBS providers, and emergency and non-emergency transportation providers. For HCBS providers, the Provider Enrollment File shall identify the type(s) of HCBS the provider is contracted to provide and the specific counties in which the provider is contracted to deliver HCBS, by service type. The report shall include contract providers as well as all non-contract providers with whom the CONTRACTOR has a relationship. The report shall be sorted by provider type. The CONTRACTOR shall submit this report during readiness review, by the 5th of each month, and upon TENNCARE request. Each monthly Provider Enrollment File shall include information on all providers of covered services and shall provide a complete replacement for any previous Provider Enrollment File submission. Any changes in a provider’s contract status from the previous submission shall be indicated in the file generated in the month the change became effective and shall be submitted in the next monthly file.

2.30.7.2	The CONTRACTOR shall submit an annual Provider Compliance with Access Requirements Report that summarizes the CONTRACTOR’s monitoring activities, findings, and opportunities for improvement regarding provider compliance with applicable access standards. (See Section 2.11.1.10.)

2.30.7.3	The CONTRACTOR shall submit a quarterly PCP Assignment Report that provides the following information for non-dual members: Provider Name, Provider Medicaid I.D. Number, NPI Number, Number of Enrollees assigned by Enrollee Age Category. The enrollee age categories shall be consistent with the following: Age Under 1, Age 1-13, Age 14-20, Age 21-44, Age 45-4, Age 65 +. This report shall be submitted using the format provided in Attachment IX, Exhibit F. (See Section 2.11.2.)

2.30.7.4	The CONTRACTOR shall submit an annual Report of Essential Hospital Services by September 1 of each year. The CONTRACTOR shall use the format in Attachment IX, Exhibit G.

2.30.7.5	The CONTRACTOR shall submit a quarterly Behavioral Health Initial Appointment Timeliness Report that shall include the average time between the intake assessment appointment and the member’s next scheduled appointment or admission. The report shall provide this information by type of service and shall include an analysis of the findings and any actions or follow-up planned as a result of the findings.

2.30.7.6	The CONTRACTOR shall submit an annual Long-Term Care Provider Network Development Plan that includes all of the elements specified in Section 2.11.6.6 of this Agreement.

2.30.7.7	The CONTRACTOR shall submit a quarterly Long-Term Care Provider Capacity Performance Report that provides information on the CONTRACTOR’s performance with respect to the performance standards and benchmarks established by TENNCARE pursuant to Section 2.11.6.5.

2.30.7.8	The CONTRACTOR shall submit an annual Qualified Workforce Strategies Report that includes, at a minimum, a brief description of each of the CONTRACTOR’s strategies and associated activities, including partnerships in implementing each strategy/activity; timeframes for implementing each strategy/activity; and the status of each strategy/activity (see Section 2.11.6.7).

2.30.7.9	The CONTRACTOR shall submit an annual FQHC Report by January 1 of each year. The CONTRACTOR shall use the form provided in Attachment IX, Exhibit H.

2.30.7.10	The CONTRACTOR shall submit a monthly Institutions for Mental Diseases (IMD) Out-of-State Report on the use of IMDs utilized outside of the State of Tennessee. The report shall be submitted by the 5th of each month for the previous month.
2.30.8 Provider Agreement Report
The CONTRACTOR shall submit a monthly Single Case Agreements Report using the format provided in Attachment IX, Exhibit I. (See Section 2.12.4.)
2.30.9 Provider Payment Reports
2.30.9.1	The CONTRACTOR shall submit a quarterly Related Provider Payment Report that lists all related providers and subcontractors to whom the CONTRACTOR has made payments during the previous quarter and the payment amounts. (See Section 2.13.18.)

2.30.9.2	The CONTRACTOR shall submit Check Run Summaries on at least a monthly basis. The summaries should be submitted for the relevant adjudication cycle(s) during the reporting period.

2.30.9.3	The CONTRACTOR shall submit a Claims Data Extract that shall be due at least on a monthly basis along with the Check Run Summaries and shall be submitted for the relevant adjudication cycle(s) during the reporting period.

2.30.9.4	The CONTRACTOR shall provide a Reconciliation Report for the total paid amounts between the funds released for payment to providers and the FEA (for consumer- directed workers), the supporting claims data extract, and the encounter data submissions for the relevant adjudication cycle. The reconciliation should be submitted within fourteen (14) days of the claims data extract
2.30.10 Utilization Management Reports
2.30.10.1	The CONTRACTOR shall annually submit, by July 30th of each year, a UM program description and an associated work plan and evaluation. These documents must be prior approved by the CONTRACTOR’s oversight committee prior to submission to TENNCARE. The annual evaluation shall include an analysis of findings and actions taken.

2.30.10.2	The CONTRACTOR shall submit quarterly Cost and Utilization Reports. These reports shall be in an Excel spreadsheet format and submitted with a ninety (90) day lag and shall be due to TENNCARE one hundred five (105) calendar days following the quarter for which the CONTRACTOR is reporting. These reports shall be submitted on both a cumulative year basis and on a rolling twelve (12) month basis.
2.30.10.3	The CONTRACTOR shall provide quarterly Cost and Utilization Summaries. These summaries shall report on services paid during the previous quarter. The summaries shall include all data elements listed in Attachment IX, Exhibit K.

2.30.10.4	The CONTRACTOR shall identify and report the number of members who incurred non-nursing facility claims in excess of twenty-five thousand dollars ($25,000) on a rolling quarterly basis (high-cost claimants). The CONTRACTOR shall report the member’s age, sex, primary diagnosis, and amount paid by claim type for each member. The name, and other identifying information of the member shall be blinded in order to maintain confidentiality.

2.30.10.5	The CONTRACTOR shall submit a monthly CHOICES Utilization Report that identifies each CHOICES member who has not received any long-term care services within thirty (30), sixty (60), or ninety (90) days; identifies the reason why the member has not received long-term care services; and states whether/when long-term care services will resume.

2.30.10.6	The CONTRACTOR shall submit quarterly Prior Authorization Reports that include information, by service and separately for adults and children, on the number of requests received, number processed, number approved, number denied, and denial reason.

2.30.10.7	The CONTRACTOR shall submit a copy of the Referral Provider Listing (see Section 2.14.3.5), a data file of the provider information used to create the listing, and documentation from the CONTRACTOR’s mail room or outside vendor indicating the quantity of the referral provider listings mailed to providers, the date mailed, and to whom. The CONTRACTOR shall submit this information at the same time it is sent to the providers as required in Section 2.14.3.5.

2.30.10.8	The CONTRACTOR shall submit a semi-annual Emergency Department Threshold Report to TENNCARE no later than February 28th and August 31st each year identifying interventions initiated for members who exceeded the defined threshold for ED usage.
2.30.11 Quality Management/Quality Improvement Reports
2.30.11.1	The CONTRACTOR shall annually submit, by July 30, an approved (by the CONTRACTOR’s QM/QI Committee) QM/QI Program Description, Associated Work Plan, and Annual Evaluation.

2.30.11.2	The CONTRACTOR shall submit an annual Report on Performance Improvement Projects that includes the information specified in Section 2.15.3. The report shall be submitted annually on July 30.

2.30.11.3	The CONTRACTOR shall submit its NCQA Accreditation Report (the final bound copy from NCQA) immediately upon receipt, but not to exceed ten (10) calendar days from notification by NCQA.

2.30.11.4	The CONTRACTOR shall submit its annual reevaluation of accreditation status based on HEDIS scores immediately upon receipt, but not to exceed ten (10) calendar days from notification by NCQA.

2.30.11.5	The CONTRACTOR shall submit an annual Report of Audited CAHPS Results and Audited HEDIS Results by June 15 of each year (see Sections 2.15.6 and 2.15.7). This shall include the results for the CAHPS survey for CHOICES members, which shall include the Medicare CAHPS questions specified by TENNCARE (see Section 2.15.6).

2.30.11.6	The CONTRACTOR shall submit survey data files for the Health Outcomes Survey (HOS) (see Section 2.15.7).

2.30.11.7	The CONTRACTOR shall submit a quarterly Critical Incidents Report (see Section 2.15.8) that provides current information, by month, as well as cumulative information regarding specified measures and a summary report.

The performance measures shall include but not be limited to the following:
(1)	The number of critical incidents, overall and by:
(a)	Type

(b)	CHOICES Group

(c)	Setting

(d)	Type of provider (agency or worker)

(e)	Provider
(2)	Of all critical incidents, the percent that were reported to the CONTRACTOR within the specified timeframes

(3)	The number of investigations conducted by a provider agency, overall and by type of incident

(4)	The number of investigation reports reviewed by the CONTRACTOR, overall and by type of incident

(5)	The number of incidents reported to APS/CPS

(6)	The number of investigations conducted by APS/CPS (to the extent this information is available)

(7)	The number of investigations conducted by the FEA

(8)	The number of investigations conducted by an entity other than the provider, FEA, or APS/CPS, and the name of that entity
The CONTRACTOR shall provide information on each of these measures by and across previous quarters on a rolling twelve (12) month basis. The report shall include a graphical representation of current and cumulative information.

The summary report shall include identification of any trends and any action steps to reduce the number of critical incidents and improve the critical incident reporting and management process.
2.30.12 Customer Service Reports/Provider Service Reports
2.30.12.1	Member Services/Provider Services/ED Phone Line Reports

2.30.12.1.1	The CONTRACTOR shall submit a quarterly Member Services and Provider Services Phone Line Report. The data in the report shall be recorded by month and shall include the detailed rate calculations. The CONTRACTOR shall submit the report in the format specified in Attachment IX, Exhibit M.

2.30.12.1.2	The CONTRACTOR shall submit a quarterly 24/7 Nurse Triage Line Report that lists the total calls received by the 24/7 nurse triage line, including the number of calls from CHOICES members, including the ultimate disposition of the call (e.g. education only, no referral for care; referred to primary care provider for care, referred to emergency department for care, transfers to a care coordinator (for CHOICES members). If the CONTRACTOR uses the 24/7 nurse line to fulfill the requirements set forth in Section 2.18.4.7 of this Agreement, such calls shall be separately delineated in the report in accordance with the requirements described in Section 2.30.12.1.3 of this Agreement.

2.30.12.1.3	The CONTRACTOR shall submit a quarterly ED Assistance Tracking Report that provides the total number of calls received pertaining to patients in EDs needing assistance in accessing care in an alternative setting. Such report shall include the date and time of the call, identifying information for the member, the name and location of the hospital, the ultimate response to the call (e.g. appointment made with PCP) and the elapsed time from ED visit until appointment in alternative setting. If the CONTRACTOR uses the nurse triage line to provide appointment assistance to non-emergency ED patients, the aforementioned information may be provided in conjunction with the report discussed at Section 2.30.12.1.2.

2.30.12.2	The CONTRACTOR shall report separately any member services or utilization management phone lines operated by subcontractors.

2.30.12.3	The CONTRACTOR shall submit a quarterly Translation/Interpretation Services Report. The report shall list each request and include the name and member identification number for each member to whom translation/interpretation service was provided, the date of the request, the date provided, and the identification of the translator/interpreter.

2.30.12.4	The CONTRACTOR shall submit an annual Provider Satisfaction Survey Report that summarizes the provider survey methods and findings and provides analysis of opportunities for improvement (see Section 2.18.7.4).

2.30.12.5	The CONTRACTOR shall submit a quarterly Provider Complaints Report that provides information on the number and type of provider complaints received, either in writing or by phone, by type of provider, and the disposition/resolution of those complaints. The data shall be reported by month.

2.30.13 Member Complaints
The CONTRACTOR shall submit a quarterly Member Complaints Report (see Section 2.19.2) that includes current information, by month, as well as cumulative information regarding specified measures, an exceptions report (as needed), a cumulative report, a summary report, and a performance improvement plan (as applicable).

The performance measures for the first twelve (12) months after CHOICES implementation shall include but not be limited to the following:
(1)	The number of complaints received in the month, overall, by type, and by CHOICES Group (if the member is a CHOICES member)

(2)	The number and percent of complaints received in the month, overall and by CHOICES Group (if applicable), that were/were not resolved within five (5) business days via a call with the member (see Section 2.19.2)

(3)	Of complaints that were not resolved within five (5) business days via a call with the member and for which resolution is due, the number and percent of complaints for which the CONTRACTOR met/did not meet the specified timeframe for resolution and notice of resolution (see Section 2.19.2.5)

(4)	Of complaints that were not resolved within five (5) business days via a call with the member, the minimum, maximum, median, and average amount of time that the CONTRACTOR took to resolve complaints and notify members of resolution
Starting the thirteenth month after CHOICES implementation, the performance measures shall include but not be limited to the performance measures from the first twelve (12) month as well as the following performance measure:
(1)	Of complaints that were not resolved within five (5) business days via a call with the member and for which acknowledgement is due, the number and percent for which the CONTRACTOR met/did not meet the specified timeframe for sending a notice of acknowledgement (see Section 2.19.2.5)
If the CONTRACTOR’s performance for any one of the timeframe measures is less than one hundred percent (100%), the CONTRACTOR shall provide an exceptions report for that measure. The report shall identify the number and percent of members for whom the CONTRACTOR did not meet the specified timeframe and provide detail information regarding each instance in which the CONTRACTOR did not meet the applicable timeframe. The detail information shall include but not be limited to for each member: the date the applicable activity should have occurred, the actual date that the applicable activity occurred (if it occurred within the reporting period), the date that the applicable activity will occur (if it did not occur within the reporting period), and why the CONTRACTOR exceeded the timeframe.

Each quarterly report shall also include a cumulative report that includes: (1) a follow-up exceptions report that provides updated information on the exceptions reported in the previous report that identifies any members for whom the CONTRACTOR did not remediate on the date specified in the previous exceptions report; (2) for each month in the previous twelve (12) months, for each timeframe measure, the CONTRACTOR’s performance; (3) over the previous months, on a rolling twelve (12) month basis, for each timeframe measure, the minimum, maximum, median, and average amount of time that it took the CONTRACTOR to complete the applicable activity, which shall include instances where the activity was completed after the specified timeframe, as compared to the timeframe specified in this Agreement for that measure; and (4) for any non-timeframe measures, the information by and across previous months on a rolling twelve (12) month basis. The report shall include a graphical representation of current and cumulative information.
The summary report shall also include identification of any trends regarding complaints (e.g., the type or number of complaints) and any action steps to address these trends, including quality improvement activities.

The CONTRACTOR shall submit its first report following the second calendar quarter after CHOICES implementation, and that report shall include information for the period from CHOICES implementation through the second calendar quarter after CHOICES implementation.

If the CONTRACTOR’s failure to meet the timeframes is systemic, as determined by the CONTRACTOR or TENNCARE, the CONTRACTOR shall submit a performance improvement plan that includes an analysis of the reasons for non-compliance, actions taken/to be taken by the CONTRACTOR to ensure compliance, the timeframes for these actions, who is responsible for the actions, and any related quality improvement activities, including timeframes.
2.30.14 Fraud and Abuse Reports
2.30.14.1	The CONTRACTOR shall submit an annual Fraud and Abuse Activities Report. This report shall summarize the results of its fraud and abuse compliance plan (see Section 2.20) and other fraud and abuse prevention, detection, reporting, and investigation measures, and should cover results for the fiscal year ending June 30. The report shall be submitted by September 30 of each year in the format reviewed and approved by TENNCARE (as part of the CONTRACTOR’s compliance plan).

2.30.14.2	The CONTRACTOR shall submit an annual fraud and abuse compliance plan (see Section 2.20.3 of this Agreement).

2.30.14.3	On an annual basis the CONTRACTOR shall submit its policies for employees, contractors, and agents that comply with Section 1902(a)(68) of the Social Security Act. These policies shall be submitted by July 1 of each year.
2.30.15 Financial Management Reports
2.30.15.1	Third Party Liability (TPL) Resources Reports

2.30.15.1.1	The CONTRACTOR shall submit a monthly, quarterly and annual Recovery and Cost Avoidance Report that includes any recoveries for third party resources as well funds for which the CONTRACTOR does not pay a claim due to TPL coverage or Medicare coverage. This CONTRACTOR shall calculate cost savings in categories described by TENNCARE.

2.30.15.1.2	The CONTRACTOR shall submit an Other Insurance Report that provides information on any members who have other insurance, including long-term care insurance. This report shall be submitted in a format and frequency described by TENNCARE.

2.30.15.2	Patient Liability Reports

The CONTRACTOR shall submit a quarterly CHOICES Patient Liability Report that provides, for any members for whom the CONTRACTOR is aware that the full patient liability amount was not collected by a nursing facility provider, the efforts taken by the CONTRACTOR/nursing facility to collect any unpaid amounts, identified issues, and strategies to address issues, both on an individual basis for those members who have not paid their complete patient liability amount and systemically.

2.30.15.3	Financial Reports to TENNCARE

2.30.15.3.1	The CONTRACTOR shall submit a Medical Loss Ratio Report monthly with cumulative year to date calculation. The CONTRACTOR shall report all medical expenses and complete the supporting claims lag tables. This report shall be accompanied by a letter from an actuary, who may be an employee of the CONTRACTOR, indicating that the reports, including the estimate for incurred but not reported expenses, has been reviewed for accuracy. The CONTRACTOR shall also file this report with its NAIC filings due in March and September of each year using an accrual basis that includes incurred but not reported amounts by calendar service period that have been certified by an actuary. This report shall reconcile to NAIC filings including the supplemental TennCare income statement. The CONTRACTOR shall also reconcile the amount paid reported on the supporting claims lag tables to the amount paid for the corresponding period as reported on the CONTRACTOR’s encounter file submission as specified in Sections 2.30.16.3 and 2.23.4.

2.30.15.3.2	The CONTRACTOR shall submit an annual Ownership and Financial Disclosure Report to TENNCARE. This report shall include full and complete information regarding ownership, financial transactions and persons as described in Section 2.21.9 and shall be submitted March 1 of each calendar year and at other times as required by TENNCARE.

2.30.15.3.3	The CONTRACTOR shall submit its annual audit plan on March 1 of each year (see Section 2.30.48).

2.30.15.4	TDCI Financial Reports

2.30.15.4.1	By no later than December 31 of each year, the CONTRACTOR shall submit to TDCI an annual Financial Plan and Projection of Operating Results Report. This submission shall include the CONTRACTOR’s budget projecting revenues earned and expenses incurred on a calendar year basis through the term of this Agreement. This budget shall be prepared in accordance with the form prescribed by TDCI and shall include narratives explaining the assumptions and calculations utilized in the projections of operating results.

2.30.15.4.2	By no later than July 31 of each year, the CONTRACTOR shall submit to TDCI a mid-year Comparison of Actual Revenues and Expenses to Budgeted Amounts Report. If necessary, the CONTRACTOR shall revise the calendar year budget based on its actual results of operations. Any revisions to the budget shall include narratives explaining the assumptions and calculations utilized in making the revisions.
2.30.15.4.3	The CONTRACTOR shall submit to TDCI an Annual Financial Report required to be filed by all licensed health maintenance organizations pursuant to TCA 56-32-208. This report shall be on the form prescribed by the National Association of Insurance Commissioners (NAIC) for health maintenance organizations and shall be submitted to TDCI on or before March 1 of each calendar year. It shall contain an income statement detailing the CONTRACTOR’s fourth quarter and year-to-date revenues earned and expenses incurred as a result of the CONTRACTOR’s participation in the TennCare program. The CONTRACTOR in preparing this annual report shall comply with any and all rules and regulations of TDCI related to the preparation and filing of this report. This Annual Report shall also be accompanied by the Medical Loss Ratio report, where applicable, completed on a calendar year basis. The CONTRACTOR shall submit a reconciliation of the Medical Loss Ratio report to the annual NAIC filing using an accrual basis that includes an actuarial certification of the claims payable (reported and unreported).

2.30.15.4.4	The CONTRACTOR shall file with TDCI, a Quarterly Financial Report. These reports shall be on the form prescribed by the National Association of Insurance Commissioners for health maintenance organizations and shall be submitted to TDCI on or before May 15 (covering first quarter of current year), August 15 (covering second quarter of current year) and November 15 (covering third quarter of current year). Each quarterly report shall also contain an income statement detailing the CONTRACTOR’s quarterly and year-to-date revenues earned and expenses incurred as a result of the CONTRACTOR’s participation in the TennCare program. The second quarterly report (submitted on September 1) shall include the Medical Loss Ratio report completed on an accrual basis that includes an actuarial certification of the claims payable (reported and unreported) and, if any, other actuarial liabilities reported. The actuarial certification shall be prepared in accordance with National Association of Insurance Commissioners guidelines. The CONTRACTOR shall also submit a reconciliation of the Medical Loss Ratio report to the second quarterly NAIC report.

2.30.15.4.5	The CONTRACTOR shall submit to TDCI annual Audited Financial Statements. Such audit shall be performed in accordance with NAIC Annual Statement Instructions regarding the annual audited financial statements. There are three (3) exceptions to the NAIC statement instructions:

2.30.15.4.5.1	The CONTRACTOR shall submit the audited financial statements covering the previous calendar year by May 1 of each calendar year.

2.30.15.4.5.2	Any requests for extension of the May 1 submission date must be granted by the Office of the Comptroller of the Treasury pursuant to the “Contract to Audit Accounts.”

2.30.15.4.5.3	The report shall include an income statement addressing the TENNCARE operations of the CONTRACTOR.

2.30.16 Claims Management Reports
2.30.16.1	The CONTRACTOR shall submit a monthly Claims Payment Accuracy Report. The report shall include the results of the internal audit of the random sample of all “processed or paid” claims (described in Section 2.22.6) and shall report on the number and percent of claims that are paid accurately. As provided in Section 2.22.6.6, if the CONTRACTOR subcontracts for the provision of any covered services, and the subcontractor is responsible for processing claims, then the CONTRACTOR shall submit a claims payment accuracy percentage report for the claims processed by the subcontractor. The report for each subcontractor shall include the results of the internal audit conducted in compliance with Section 2.22.6 and shall report on the number and percent of claims that are paid accurately.

2.30.16.2	The CONTRACTOR shall submit a quarterly Explanation of Benefits (EOB) Report. This report shall summarize the number of EOBs sent by category, member complaints, and complaint resolution (including referral to TBI/OIG). (See Section 2.22.8.)

2.30.16.3	The CONTRACTOR shall submit a weekly Claims Activity Report. This report shall identify the number of claims received, number of claims denied (by reason), number of claims paid, and total amount paid by the categories of service specified by TENNCARE.

2.30.16.4	The CONTRACTOR shall submit a quarterly HCBS Annual Benefit Limits Report that provides information on CHOICES members in Group 2 or 3 who are approaching or have met an annual benefit limit for HCBS. The report shall provide current and cumulative information regarding specified measures, including but not limited to the following:
(1)	The number and percent of members in Group 2 who are within specified percentages of an annual benefit limit, by service

(2)	The number and percent of members in Group 2 who have met an annual benefit limit, by specified timeframes, overall and by service

In addition, upon implementation of Group 3, the performance measures shall include but not be limited to the following:
(1)	The number and percent of members in Group 3 who are within specified percentages of an annual benefit limit, by service

(2)	The number and percent of members in Group 3 who have met an annual benefit limit, overall and by service

The report shall also include assurance to TENNCARE that the CONTRACTOR (a) has notified each member who is approaching an annual HCBS benefit limit that he/she is approaching the limit and (b) has sent a notice to each member (pursuant to TennCare rules and regulations) who has requested services in excess of a specified annual benefit limit and for whom the CONTRACTOR will not provide services in excess of the limit as a CEA.

The CONTRACTOR shall submit its first report following the third calendar quarter after CHOICES implementation, and that report shall include information from the date of CHOICES implementation through the third calendar quarter.

2.30.16.5	The CONTRACTOR shall submit a quarterly Cost Neutrality Report that provides information, by month, on members in CHOICES Group 2 who are approaching or have met the cost neutrality cap for CHOICES members in Group 2. The report shall provide current information, by month, as well as cumulative information regarding specified measures.

The performance measures for the first twelve (12) months after CHOICES implementation shall include but not be limited to the following
(1)	The number and percent of members in Group 2 who are within specified percentages of the member’s cost neutrality cap, on a monthly and/or annual basis

(2)	The number and percent of members in Group 2 who are projected to exceed their cost neutrality cap, on a monthly and/or annual basis, by specified timeframes

Starting the thirteenth month after CHOICES implementation, the performance measures shall include but not be limited to the performance measures from the first twelve (12) month as well as the following performance measure:

(1)	Of the members in Group 2 who were projected to exceed their cost neutrality cap, the number and percent whose plan of care was revised to remain within the cap

(2)	The number of members in Group 2 for whom the CONTRACTOR has determined that the member’s needs can no longer be safely and effectively met within the cost neutrality cap and should be enrolled in Group 1

(3)	Of the members in Group 2 for whom the CONTRACTOR determined that the member’s needs can no longer be safely and effectively met within the cost neutrality cap and should be enrolled in Group 1, the number and percent who enrolled in Group 1

(4)	Of the members in Group 2 for whom the CONTRACTOR determined that the member’s needs can no longer be safely and effectively met within the cost neutrality cap and should be enrolled in Group 1, the number and percent who declined to enroll in Group 1

The report shall include assurance to TENNCARE that the CONTRACTOR has notified each member who is projected to meet his/her cost neutrality cap that he/she is projected to meet his/her cost neutrality cap and informed the member of his/her options.
2.30.16.6	Upon implementation of CHOICES Group 3, the CONTRACTOR shall submit a quarterly Expenditure Cap Report that provides information on members in CHOICES Group 3 who are approaching or have met the expenditure cap (see

Section 2.6.1.5.5). The report shall provide current and cumulative information regarding specified measures, including but not limited to the following:
(1)	The number and percent of members in Group 3 who are within specified percentages of the expenditure cap

(2)	The number and percent of members in Group 3 who have met the expenditure cap
The cumulative information shall include information on each of these measures by and across previous quarters on a rolling twelve (12) month basis. The report shall include a graphical representation of current and cumulative information.

The report shall also include assurance to TENNCARE that (a) the CONTRACTOR has notified each member who is projected to meet the expenditure cap that he/she is projected to meet the expenditure cap and informed the member of what will happen when he/she meets the expenditure cap; and (2) has sent a notice to each member (pursuant to TennCare rules and regulations) who has requested services in excess of the expenditure cap.

2.30.16.7	The CONTRACTOR shall submit a quarterly Cost Effective Alternative Services for CHOICES Report that provides information on cost effective alternative services provided to CHOICES members (see Section 2.5.5.3). The report shall provide current and cumulative information regarding specified measures, including but not limited to the following:
(1)	The number and percent of members in Group 2 who were enrolled in Group 2 as a CEA

(2)	The minimum, maximum, median, and average amount that members, overall and by Group 2 and 3, have exceeded a benefit limit as a CEA, by service

(3)	The number and percent of members, overall and by Group 2 and 3, who receive non-covered HCBS as a CEA, by non-covered HCBS

(4)	The number and percent of members transitioning from a nursing facility to the community who used a transition allowance as a CEA

The cumulative information shall include information on each of these measures by and across previous quarters on a rolling twelve (12) month basis. The report shall include a graphical representation of current and cumulative information.

The CONTRACTOR shall submit its first report following the second calendar quarter after CHOICES implementation, and that report shall include information for the period from CHOICES implementation through the second calendar quarter.
2.30.17 Information Systems Reports
2.30.17.1	The CONTRACTOR shall submit an annual Systems Refresh Plan on December 1 for the upcoming year that meets the requirements in Section 2.23.1.6.

2.30.17.2	The CONTRACTOR shall submit Encounter Data Files in a standardized format as specified by TENNCARE (see Section 2.23.4) and transmitted electronically to TENNCARE on a weekly basis.

2.30.17.3	The CONTRACTOR shall provide an electronic version of a reconciliation between the amount paid as captured on the CONTRACTOR’s encounter file submissions and the amount paid as reported by the CONTRACTOR in the ‘CMS 1450 Claims Triangle’ and ‘CMS 1500 Claims Triangle’ that accompanies the monthly Medical Loss Ratio report (see Section 2.30.15.3.1). In the event of any variances, the CONTRACTOR shall submit a written explanation accompanied by a ‘CMS 1450 Claims Triangle’ by category of service and a ‘CMS 1500 Claims Triangle’ by category of service, as applicable, to substantiate the explanation of the variance and identify the categories of services to which the variance is attributable. In the event that TENNCARE requires further detail of the variances listed, the CONTRACTOR shall provide any other data as requested by TENNCARE. This information shall be submitted with the MLR report.

2.30.17.4	The CONTRACTOR shall provide any information and/or data requested in a format to be specified by TENNCARE as required to support the validation, testing or auditing of the completeness and accuracy of encounter data submitted by the CONTRACTOR.

2.30.17.5	The CONTRACTOR shall submit a monthly Systems Availability and Performance Report that provides information on availability and unavailability by major system as well as response times for the CONTRACTOR’s Confirmation of MCO Enrollment and Electronic Claims Management functions, as measured within the CONTRACTOR’s span of control.

2.30.17.6	The CONTRACTOR shall submit a baseline Business Continuity and Disaster Recovery (BC-DR) plan for review and written approval as specified by TENNCARE. The CONTRACTOR shall communicate proposed modifications to the BC-DR plan at least fifteen (15) calendar days prior to their proposed incorporation. Such modifications shall be subject to review and written approval by TENNCARE.
2.30.18 Administrative Requirements Reports
2.30.18.1	The CONTRACTOR shall submit a semi-annual Report on the Activities of the CONTRACTOR’s Behavioral Health Advisory Committee regarding the activities of the behavioral health advisory committee established pursuant to Section 2.24.2. These reports shall be submitted to TENNCARE on March 1 and September 1 of each year.

2.30.18.2	The CONTRACTOR shall submit a semi-annual Report on the Activities of the CONTRACTOR’s CHOICES Advisory Group regarding the activities of the CHOICES advisory group established pursuant to Section 2.24.3. These reports shall be submitted to TENNCARE on March 1 and September 1 of each year.
2.30.19 Subcontract Reports
2.30.19.1	If the CONTRACTOR has subcontracted claims processing for TennCare claims, the CONTRACTOR shall provide to TENNCARE a Type II examination based on the Statement on Auditing Standards (SAS) No. 70, Service Organizations for each non-affiliated organization processing claims that represent more than twenty percent (20%) of TennCare medical expenses of the CONTRACTOR. This report shall be performed by an independent auditor (“service auditor”) and shall be due annually on May 1 for the preceding year operations or portion thereof.
2.30.19.2	In a Type II report, the service auditor will express an opinion on (1) whether the service organization’s description of its controls presents fairly, in all material respects, the relevant aspects of the service organization’s controls that had been placed in operation as of a specific date, and (2) whether the controls were suitably designed to achieve specified control objectives, and (3) whether the controls that were tested were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives were achieved during the period specified. The audit of control activities over information and technology related processes related to TennCare claims processing by the subcontractor should include the following:

2.30.19.2.1	General Controls

2.30.19.2.1.1	Personnel Policies

2.30.19.2.1.2	Segregation of Duties

2.30.19.2.1.3	Physical Access Controls

2.30.19.2.1.4	Hardware and System Software

2.30.19.2.1.5	Applications System Development and Modifications

2.30.19.2.1.6	Computer Operations

2.30.19.2.1.7	Data Access Controls

2.30.19.2.1.8	Contingency and Business Recovery Planning

2.30.19.2.2	Application Controls

2.30.19.2.2.1	Input

2.30.19.2.2.2	Processing

2.30.19.2.2.3	Output

2.30.19.2.2.4	Documentation Controls

2.30.20 HIPAA Reports
The CONTRACTOR shall submit a Privacy/Security Incident Report. This report shall be provided at least annually, but the CONTRACTOR shall provide the report more frequently if requested by TENNCARE. The report shall include, at a minimum, the date of the incident, the date of notification to TENNCARE’s privacy officer, the nature and scope of the incident, the CONTRACTOR’s response to the incident, and the mitigating measures taken by the CONTRACTOR to prevent similar incidents in the future. “Port scans” or other unsuccessful queries to the CONTRACTOR’s information system shall not be considered a privacy/security incident for purposes of this report.
2.30.21 Non-Discrimination Compliance Reports
2.30.21.1	The CONTRACTOR shall submit an annual Summary Listing of Servicing Providers that includes race or ethnic origin of each provider. The listing shall include, at a minimum, provider name, address, race or ethnic origin and shall be sorted by provider type (e.g., pediatrician, surgeon, etc.). The CONTRACTOR shall use the following race or ethnic origin categories: American Indian or Alaskan Native, Asian or Pacific Islander, Hispanic origin and other race/ethnic origin as indicated by TENNCARE.

2.30.21.2	The CONTRACTOR shall submit a quarterly Supervisory Personnel Report that contains a summary listing totaling the number of supervisory personnel by race or ethnic origin and sex. This report shall provide the number of male supervisors who are White, Black (not of Hispanic origin), American Indian or Alaskan Native, Asian or Pacific Islander, Hispanic origin and other race/ethnicity as indicated by TENNCARE and number of female supervisors who are White, Black (not of Hispanic origin), American Indian or Alaskan Native, Asian or Pacific Islander, Hispanic origin and other race/ethnic origin females as indicated by TENNCARE.

2.30.21.3	The CONTRACTOR shall submit a quarterly Alleged Discrimination Report. The report shall include a listing of all complaints alleging discrimination filed by employees, members, providers and subcontractors in which discrimination is alleged by the CONTRACTOR’s MCO. Such listing shall include, at a minimum, the identity of the party filing the complaint, the complainant’s relationship to the CONTRACTOR, the circumstances of the complaint, date complaint filed, the CONTRACTOR’s resolution, if resolved, and the name of the CONTRACTOR staff person responsible for adjudication of the complaint.

2.30.21.4	On an annual basis the CONTRACTOR shall submit a copy of the CONTRACTOR’s non-discrimination policy that demonstrates non-discrimination in provision of services to members with Limited English Proficiency. This shall include a report that lists all interpreter/translator services used by the CONTRACTOR in providing services to members with Limited English Proficiency or that need communication assistance in an alternative format. The listing shall identify the provider by full name, address, phone number, and hours services are available.

2.30.21.5	The CONTRACTOR shall annually submit its Non-Discrimination Compliance Plan and Assurance of Non-Discrimination to TENNCARE. The signature date of the

CONTRACTOR’s Title VI Compliance Plan shall coordinate with the signature date of the CONTRACTOR’s Assurance of Non-Discrimination.
2.30.22 Terms and Conditions Reports
2.30.22.1	Quarterly, by January 30, April 30, July 30, and October 30 each year the CONTRACTOR shall make written disclosure regarding conflict of interest that includes the elements in Section 4.19.

2.30.22.2	Pursuant to Section 4.34.2, on a semi-annual basis the CONTRACTOR shall submit the attestation in Attachment X.
27. Section 2.31 shall be deleted in its entirety.
28. Section 3 shall be deleted in its entirety and replaced with the following:
SECTION 3 — PAYMENTS TO THE CONTRACTOR
3.1 GENERAL PROVISIONS
3.1.1	TENNCARE shall make monthly payments to the CONTRACTOR for its satisfactory performance and provision of covered services under this Agreement. Capitation rates shall be paid according to the methodology as described in this Agreement.

3.1.2	The CONTRACTOR agrees that capitation payments, any payments related to processing claims for services incurred prior to the start date of operations pursuant to Section 3.7.1.2.1, any incentive payments (if applicable) and any payments that offset the CONTRACTOR’s cost for the development and implementation of an electronic visit verification system (EVV) (see Section 3.13) are payment in full for all services provided pursuant to this Agreement. TennCare shall not reimburse CONTRACTOR for any costs, liquidated damages and/or penalties incurred by the CONTRACTOR and which result from actions or inactions, including penalties associated with CONTRACTOR’s failure to timely pay any and all expenses, fees, taxes and other regulatory/ministerial costs associated with the requirements of operating as an HMO in this state. The taxes, fees, expenses, and other regulatory/ministerial costs referenced herein shall include but not be limited to premium taxes associated with any and all obligations required by the Tennessee Health Maintenance Organization Act of 1986 codified at TCA 56-32-101 et seq. or any subsequent amendments thereto and/or the Tennessee Prepaid Limited Health Services Act of 2000 codified at TCA 56-51-101 et seq. or any subsequent amendments thereto. TENNCARE shall not share with the CONTRACTOR any financial losses realized under this Agreement.
3.2 ANNUAL ACTUARIAL STUDY
In accordance with TCA 71-5-188, the State will retain a qualified actuary to conduct an annual actuarial study of the TennCare program. The CONTRACTOR shall provide any information requested and cooperate in any manner necessary as requested by TENNCARE in order to assist the State’s actuary with completion of the annual actuarial study.

3.3 CAPITATION PAYMENT RATES
3.3.1	The CONTRACTOR will be paid a base capitation rate for each enrollee based on the enrollee’s rate category. Rate categories are based on various factors, including the enrollee’s enrollment in CHOICES, category of aid, age/sex combination and the Grand Region served by the CONTRACTOR under this Agreement. The rate categories and the specific rates associated with each rate category are specified in Attachment XII.

3.3.2	The major aid categories are as follows:
3.3.2.1	Medicaid;

3.3.2.2	Uninsured/Uninsurable;

3.3.2.3	Disabled — The disabled rate is only for those enrollees who are eligible for Medicaid as a result of a disability; and

3.3.2.4	Duals/Waiver Duals — For the purpose of capitation rates, Duals/Waiver Duals are TennCare Medicaid or TennCare Standard enrollees who have Medicare eligibility.
3.3.3	The CONTRACTOR will also be paid a priority add-on rate for behavioral health services in accordance with the rates specified in Attachment XII for each priority enrollee. The CONTRACTOR will be paid the priority add-on rate for priority enrollees, as defined in this Agreement, who have received behavioral health services as reported pursuant to Section 2.23.4 of this Agreement, within the preceding twelve (12) months from the date of the calculation of the monthly payment, and who have had a valid CRG/TPG assessment within the preceding twelve (12) months from the date of the calculation of the monthly payment.

3.3.4	TENNCARE will determine the appropriate rate category to which each enrollee is assigned for payment purposes under this Agreement.

3.3.5	TENNCARE’s assignment of an enrollee to a rate category is for payment purposes under this Agreement, only, and is not an “adverse action” or determination of the benefits to which an enrollee is entitled under the TennCare program, TennCare rules and regulations, TennCare policies and procedures, the TennCare waiver or relevant court orders or consent decrees.
3.4 CAPITATION RATE ADJUSTMENT
3.4.1	The CONTRACTOR and TENNCARE agree that the capitation rates described in Section 3 of this Agreement may be adjusted periodically.

3.4.2	The CONTRACTOR and TENNCARE further agree that adjustments to capitation rates shall occur only by written notice from TENNCARE to the CONTRACTOR. The notice will be given at least thirty (30) calendar days before the new rates come into effect. Should the CONTRACTOR refuse to continue this Agreement under the new rates, the CONTRACTOR then may activate the Termination provisions contained in Section 4.4.7 of this Agreement. During the six (6) month Termination Notice period the CONTRACTOR will continue to be paid under the new rates. In the event the CONTRACTOR indicates that it is refusing to accept the new rates, but does not choose to institute Termination proceedings under Section 4.4.7 of this Agreement then the State may at its option:

3.4.2.1	Declare that a public exigency exists under Section 4.2.3 of this Agreement. If the State makes this declaration the CONTRACTOR will continue to be paid under the new rates,

3.4.2.2	Declare that the contract is Terminated for Convenience under the provisions of Section 4.4.6 of this Agreement. If the State makes this declaration the CONTRACTOR will continue to be paid under the new rates for the period of time until the Termination date.
3.4.3	The base capitation rates shall be adjusted by the State for health plan risk in accordance with the following:
3.4.3.1	Health plan risk assessment scores will be initially recalibrated after current TennCare enrollees are assigned to the MCOs for retroactive application to payment rates effective on the start date of operations. This initial recalibration will be based upon the distribution of enrollment on the start date of operations and health status information will be derived from encounter data submitted to TENNCARE by MCOs serving the Grand Region through the most recent twelve (12) month period deemed appropriate by the State’s actuary.

3.4.3.2	In the initial recalibration, if the health plan risk assessment score for any MCO deviates from the profile for the Grand Region being served by the MCO by more than three percent (3%), whether a negative or positive change in scores, the original base capitation rates will be proportionally adjusted.

3.4.3.3	Thereafter, health plan risk assessment scores will be recalibrated annually based upon health status information derived from encounter data submitted to TENNCARE by MCOs serving the Grand Region through the most recent twelve (12) month period deemed appropriate by the State’s actuary. If the health plan risk assessment score for any MCO deviates from the profile for the Grand Region being served by the MCO by more than three percent (3%), whether a negative or positive change in scores, the base capitation rates as subsequently adjusted will be proportionally adjusted.

3.4.3.4	TENNCARE will recalibrate health plan risk assessment scores on an ongoing basis for the purpose of monitoring shifts in enrollment. If warranted prior to the next scheduled annual recalibration as demonstrated by a significant change in health plan risk assessment scores, defined as a change of three percent (3%) or more, whether a negative or positive change in scores, TENNCARE may adjust the original base capitation rates as subsequently adjusted for all MCOs.

3.4.3.5	In addition to the annual recalibration of risk adjustment factors, those factors will be updated when there is a significant change in program participation. This may occur when an MCO enters or leaves a Grand Region. If an MCO withdraws from a Grand Region, that MCO’s membership may be temporarily distributed to TennCare Select or distributed to the remaining MCOs or to new MCOs. New risk adjustment values for the remaining MCOs or new MCO(s) will be calculated that consider the population that will be enrolled in the MCO for the remainder of the contract year only. In this instance, MCOs would be given the option to provide TENNCARE, in writing, with a six (6) months notice of termination in accordance with Section

4.4.7.2. This notice option is not available for rate adjustments as described in Sections 3.4.3.1 through 3.4.3.4.

3.4.3.6	An individual’s health status will be determined using the John Hopkins ACG® Case-Mix System (ACG System). In the event the State elects to use a different system to calculate an adjustment for MCO health status risk, the State will notify the CONTRACTOR prior to its implementation. The ACG System does not account for long-term care services or service delivery setting.

3.4.3.7	For CHOICES members, only the non-long-term care component of the base capitation rate will be adjusted for health plan risk. The long-term care component of the base capitation rate will not be adjusted for health plan risk.
3.4.4	Beginning with capitation payment rates effective July 1, 2008, in addition to other adjustments specified in Section 3.4 of this Agreement, the base capitation rates as subsequently adjusted and the priority add-on rates shall be adjusted annually for inflation in accordance with the recommendation of the State’s actuary.

3.4.5	If (i) changes are required pursuant to federal or state statute, federal regulations, the action of a federal agency, a state or federal court, or rules and regulations of a State of Tennessee agency other than the TennCare Bureau and (ii) the changes are likely to impact the actuarial soundness of the capitation rate(s) described in Section 3, as determined by TENNCARE, TENNCARE shall have its independent actuary review the required change and determine whether the change would impact the actuarial soundness of the capitation rate(s). If TENNCARE’s independent actuary determines that the change would impact the actuarial soundness of one or more of the capitation rates, the actuary shall determine the appropriate adjustment to the impacted capitation rate(s).

3.4.6	In the event TENNCARE amends TennCare rules or regulations or initiates a policy change not addressed in Section 3.4.5 above that is likely to impact the capitation rate(s) described in Section 3, as determined by TENNCARE, TENNCARE shall have its independent actuary review the proposed change and determine whether the change would impact the actuarial soundness of the capitation rate(s). If TENNCARE’s independent actuary determines that the change would impact the actuarial soundness of one or more of the capitation rates, the actuary shall determine the appropriate adjustment to the impacted capitation rate(s).

3.4.7	In the event the amount of the two percent (2%) premium tax is increased during the term of this Agreement, the payments shall be increased by an amount equal to the increase in premium payable by the CONTRACTOR.

3.4.8	Any rate adjustments shall be subject to the availability of state appropriations.
3.5 CAPITATION PAYMENT SCHEDULE
TENNCARE shall make payment by the fifth (5th) business day of each month to the CONTRACTOR for the CONTRACTOR’s satisfactory performance of its duties and responsibilities as set forth in this Agreement.

3.6 CAPITATION PAYMENT CALCULATION
3.6.1	When eligibility has been established by the State for enrollees, the amount owed to the CONTRACTOR shall be calculated as described herein.

3.6.2	Each month payment to the CONTRACTOR shall be equal to the number of enrollees enrolled in the CONTRACTOR’s MCO five (5) business days prior to the date of the capitation payment multiplied by the appropriate capitation rate(s) for the enrollee.

3.6.3	The capitation rates stated in Attachment XII will be the amounts used to determine the amount of the monthly capitation payment.

3.6.4	The actual amount owed the CONTRACTOR for each member shall be determined by dividing the appropriate monthly capitation rate(s) by the number of days in the month and then multiplying the quotient of this transaction by the actual number of days the member was enrolled in the CONTRACTOR’s MCO.

3.6.5	The amount paid to the CONTRACTOR shall equal the total of the amount owed for all enrollees determined pursuant to Section 3.6.4 less the withhold amount (see Section 3.9), capitation payment adjustments made pursuant to Section 3.7 or 3.11, and any other adjustments, which may include withholds for penalties, damages, liquidated damages, or adjustments based upon a change of enrollee status.
3.7 CAPITATION PAYMENT ADJUSTMENTS
3.7.1	The State has the discretion to retroactively adjust the capitation payment for any enrollee if TENNCARE determines an incorrect payment was made to the CONTRACTOR; provided, however:
3.7.1.1	For determining the capitation rate(s) only, the Grand Region being served by the enrollee’s MCO under this Agreement will be used to determine payment. The capitation payment shall not be retroactively adjusted to reflect a different Grand Region of residence so long as the enrollee’s MCO assignment is effective.

3.7.1.2	For individuals enrolled with a retroactive effective date on the date of enrollment, the payment rate for retroactive periods shall be the capitation rate(s) for the applicable rate category and the Grand Region in which the enrollee’s assigned MCO is operating under this Agreement as specified in Attachment XII, except that:

3.7.1.2.1	The CONTRACTOR agrees to manually process claims and reimburse providers for services incurred prior to the start date of operations of this Agreement; however, the CONTRACTOR will not be at risk for these services. The CONTRACTOR shall be paid two dollars ($2.00) per claim as reimbursement for processing claims for services incurred prior to the start date of operations. Actual expenditures for covered services and the allowed amount for claims processing are subject to TCA 56-32-124. The CONTRACTOR shall negotiate provider reimbursement subject to TENNCARE prior written approval and prepare checks for payment of providers for the provision of covered services incurred during an enrollee’s period of eligibility prior to the start date of operations on an as needed basis. The CONTRACTOR shall notify the State of the amount to be paid in a mutually acceptable form and format at least forty-eight

(48) hours in advance of distribution of any provider payment related to this requirement. TENNCARE shall remit payment to the CONTRACTOR in an amount equal to: the amount to be paid to providers; plus, two dollars ($2.00) per claim processed by the CONTRACTOR; plus, an amount sufficient to cover any payment due in accordance with TCA 56-32-124 within forty-eight (48) hours of receipt of notice. The CONTRACTOR shall then release payments to providers within twenty- four (24) hours of the receipt of funds from the State. The CONTRACTOR is responsible for any payments required pursuant to TCA 56-32-124.
3.7.1.2.2	TENNCARE will be responsible for the payment of claims for long-term care services provided to a CHOICES member during the member’s period of eligibility prior to the implementation of CHOICES in the Grand Region covered by this Agreement.

3.7.1.3	If a provider seeks reimbursement for a service provided during a retroactive period of eligibility, the CONTRACTOR shall assess cost sharing responsibilities in accordance with the cost sharing schedules in effect on the date of service for which reimbursement is sought (see Attachment II) and collect patient liability from CHOICES members as applicable (see Sections 2.6.7.2 and 2.21.5).

3.7.1.4	Should TENNCARE determine after the capitation payment is made that an enrollee’s capitation rate category had changed or the enrollee was deceased, TENNCARE shall retroactively adjust the payment to the CONTRACTOR to accurately reflect the enrollee’s capitation rate category for the period for which payment has been made. TENNCARE shall initially retroactively adjust the payment to the CONTRACTOR, not to exceed twelve (12) months. Subsequently, TENNCARE shall further retroactively adjust the payment to the CONTRACTOR to accurately reflect the enrollee’s capitation rate category for the period prior to the twelve (12) month adjustment initially made by TENNCARE. TENNCARE will make the subsequent adjustment at least semi-annually.

3.7.1.4.1	TENNCARE and the CONTRACTOR agree that the twelve (12) month limitation described in Sections 3.7.1.4 is applicable only to retroactive capitation rate payment adjustments described in those paragraphs and shall in no way be construed as limiting the effective date of eligibility or enrollment in the CONTRACTOR’s MCO.

3.7.1.5	Payment adjustments resulting in a reduction or increase of the capitation rate shall be accomplished through the monthly capitation reconciliation process.
3.8 SERVICE DATES
Except where required by this Agreement or by applicable federal or state law, the CONTRACTOR shall not make payment for the cost of any services provided prior to the effective date of eligibility in the CONTRACTOR’s MCO. The CONTRACTOR shall make payment for the cost of any covered services obtained on or after 12:0 1 a.m. on the effective date of eligibility in the CONTRACTOR’s MCO.

3.9 WITHHOLD OF THE CAPITATION RATE
3.9.1	A withhold of the aggregate capitation payment shall be applied to ensure CONTRACTOR compliance with the requirements of this Agreement and to provide an agreed incentive for assuring CONTRACTOR compliance with the requirements of this Agreement.

3.9.2	The amount due for the first monthly payment, and for each month thereafter, calculated pursuant to Section 3.6 shall be reduced by the appropriate cash flow withhold percentage amount and set aside for distribution to the CONTRACTOR in the next regular monthly payment, unless retained as provided below.
3.9.2.1	Except as further provided below, the applicable capitation payment withhold amount will be equivalent to ten percent (10%) of the monthly capitation payment for the first six months following the start date of operations, and for any consecutive six (6) month period following the CONTRACTOR’s receipt of a notice of deficiency as described in Section 2.25.9;

3.9.2.2	If, during any consecutive six (6) month period following the start date of operations, TENNCARE determines that the CONTRACTOR has no deficiencies and has not issued a notice of deficiency, the monthly withhold amount will be reduced to five percent (5%) of the monthly capitation payment.

3.9.2.3	If, during any consecutive six (6) month period following a reduction of the monthly withhold amount to five percent (5%) of the monthly capitation payment, TENNCARE determines that the CONTRACTOR has no deficiencies and has not issued a notice of deficiency, the monthly withhold amount will be reduced to two and one half percent (2.5%) of the monthly capitation payment.

3.9.2.4	If the CONTRACTOR is notified by TENNCARE of a minor deficiency and the CONTRACTOR cures the minor deficiency to the satisfaction of TENNCARE within a reasonable time prior to the next regularly scheduled capitation payment cycle, TENNCARE may disregard the minor deficiency for purposes of determining the withhold.

3.9.2.5	If TENNCARE has determined the CONTRACTOR is not in compliance with a requirement of this Agreement in any given month, TENNCARE will issue a written notice of deficiency and TENNCARE will retain the amount withheld for the month prior to TENNCARE identifying the compliance deficiencies.

3.9.2.6	The withhold amounts for subsequent months thereafter in which the CONTRACTOR has not cured the deficiencies shall be in accordance with Section 3.9.2.1 as described above. If the CONTRACTOR has attained a two and one half percent (2.5%) withhold and TENNCARE subsequently determines the CONTRACTOR is not in compliance with a requirement of this Agreement, TENNCARE will provide written notice of such determination and TENNCARE will re-institute the retention of the withhold as described in Section 3.9.2.1 at the next capitation payment cycle. Monthly retention of the withhold amount will continue for each subsequent month so long as the identified deficiencies have not been corrected. These funds will not be distributed to the CONTRACTOR unless it is determined by TENNCARE the CONTRACTOR has come into compliance with the Agreement requirement(s) within six (6) months of TENNCARE identifying these deficiencies.

For example, if a specified deficiency(s) is corrected within four (4) months and there are no other identified deficiencies which the CONTRACTOR has been given written notice of by TENNCARE, the withhold for the four (4) consecutive months will be paid to the CONTRACTOR upon TENNCARE determination that the deficiency(s) was corrected. However, any amounts withheld by TENNCARE for six (6) consecutive months for the same or similar compliance deficiency(s) shall be retained by TENNCARE on the anniversary of the sixth consecutive month and shall not be paid to the CONTRACTOR. If the same or similar specified deficiency(s) continues beyond six (6) consecutive months, TENNCARE may declare the MCO ineligible for future distribution of the ten percent (10%) incentive withhold. Such ineligibility will continue for each month TENNCARE determines the same or similar specified deficiency(s) continues to exist. Once a CONTRACTOR corrects the deficiency(s), TENNCARE may reinstate the MCO’s eligibility for distribution of the ten percent (10%) compliance incentive payment of future withholds. If TENNCARE determines that distribution of the ten percent (10%) withhold is appropriate, distribution of the ten percent (10%) shall be made at the time of the next scheduled monthly check write which includes all other payments due the CONTRACTOR.
3.9.3	No interest shall be due to the CONTRACTOR on any sums withheld or retained under this Section. The provisions of this Section may be invoked alone or in conjunction with any other remedy or adjustment otherwise allowed under this Agreement.

3.9.4	If TENNCARE has not identified CONTRACTOR deficiencies, TENNCARE will pay to the CONTRACTOR the withhold of the CONTRACTOR’s payments withheld in the month subsequent to the withhold.
3.10 PAY-FOR-PERFORMANCE QUALITY INCENTIVE PAYMENTS
3.10.1 General
3.10.1.1	TENNCARE will make incentive payments to the CONTRACTOR in accordance with this Section 3.10.

3.10.1.2	Pursuant to 42 CFR 438.6, the total of all payments made to the CONTRACTOR for a year shall not exceed one hundred and five percent (105%) of capitation payments made to the CONTRACTOR.

3.10.1.3	In the first year that the incentives specified in Sections 3.10.2 and 3.10.3 below are available, the TennCare regional average HEDIS score (as calculated by TENNCARE using audited MCO HEDIS results) for each of the measures specified in Sections 3.10.2 and 3.10.3 for the last full calendar year prior to the year that the CONTRACTOR began operating under this Agreement will serve as the baseline. If complete TennCare HEDIS data for these measures is not available for the region for the year prior to the year that the CONTRACTOR began operating under this Agreement, then the last year for which complete data is available will serve as the baseline.

3.10.1.4	If NCQA makes changes in any of the measures specified in Section 3.10.2 or 3.10.3 below, such that valid comparison to prior years will not be possible, TENNCARE, at its sole discretion, may elect to either eliminate the measure from pay-for-performance incentive eligibility or replace it with another measure.

3.10.2 Physical Health HEDIS Measures
3.10.2.1	Beginning on July 1, 2010, on July 1 of each year, the CONTRACTOR will be eligible for a $.03 PMPM payment, applied to member months from the preceding calendar year, for each of the audited HEDIS measures specified in Section 3.10.2.2 below (calculated from the preceding calendar year’s data) for which significant improvement has been demonstrated. The CONTRACTOR’s HEDIS result for the reporting period prior to the current reporting period will serve as the baseline. Significant improvement is defined using NCQA’s minimum effect size change methodology (see Section 3.10.5 below).

3.10.2.2	Incentive payments will be available for the following audited HEDIS measures:

3.10.2.2.1	HbA1C Testing — Diabetes measure;

3.10.2.2.2	HbA1C Control — Diabetes measure;

3.10.2.2.3	LDL-C Screening Performed — Diabetes measure;

3.10.2.2.4	Adolescent Well-Care Visits;

3.10.2.2.5	Breast Cancer Screening; and

3.10.2.2.6	Controlling High Blood Pressure.

3.10.2.3	For HbA1 C control, the reverse of the HEDIS measure (i.e. 100 minus the percentage of individuals with poorly controlled HbA1C) will serve as the measure for purposes of this section.
3.10.3 Behavioral Health HEDIS Measures
3.10.3.1	Beginning on July 1, 2010, on July 1 of each year, the CONTRACTOR will be eligible for a $.03 PMPM payment, applied to member months from the preceding calendar year, for each of the following audited HEDIS measures (calculated from the preceding calendar year’s data) for which significant improvement has been demonstrated. The CONTRACTOR’s HEDIS result for the reporting period prior to the current reporting period will serve as the baseline. To be eligible for incentive payment for a measure, the CONTRACTOR must demonstrate significant improvement for both rates comprising the measure. Significant improvement is defined using NCQA’s minimum effect size change methodology (see Section 3.10.5 below).

3.10.3.1.1	Antidepressant Medication Management; and

3.10.3.1.2	Follow-up Care for Children Prescribed ADHD Medication.

3.10.4 Community Tenure/Hospital Readmission for Mental Illness
3.10.4.1	Beginning on July 1, 2010, on July 1 of each year, the CONTRACTOR will be eligible for a $.03 PMPM payment, applied to member months from the preceding calendar year, if significant improvement has been demonstrated in the rate at which members hospitalized for mental illness remain in the community (i.e. are not readmitted to an inpatient hospital setting for treatment of mental illness) within thirty (30) days of discharge. Significant improvement is defined using NCQA’s minimum effect size change methodology (see Section 3.10.5 below). The baseline rate will be the percentage of the CONTRACTOR’s enrollees that were discharged following hospitalization for mental illness during the reporting period prior to the current reporting period and that were not readmitted within thirty (30) days following discharge, as calculated by TennCare. The baseline rate will be compared to the percentage of the CONTRACTOR’s members that were discharged following hospitalization for mental illness during the preceding calendar year of operation, and that were not readmitted within thirty (30 days) following discharge. The latter calculation will use methodology identical to that used in the baseline calculation performed by TENNCARE.
3.10.5 NCQA Minimum Effect Size Change Methodology
The NCQA minimum effect size change methodology is as follows:

Baseline Rate	Minimum Effect Size
0-59	At least a 6 percentage point change
60-74	At least a 5 percentage point change
75-84	At least a 4 percentage point change
85-92	At least a 3 percentage point change
93-96	At least a 2 percentage point change
97-99	At least a 1 percentage point change
3.11 EFFECT OF DISENROLLMENT ON CAPITATION PAYMENTS
3.11.1	Payment of capitation payments shall cease effective the date of the member’s disenrollment from the CONTRACTOR’s MCO, and the CONTRACTOR shall have no further responsibility for the care of the enrollee. Except for situations involving enrollment obtained by fraudulent applications or death, disenrollment from TennCare shall not be made retroactively.
3.11.2 Fraudulent Enrollment
3.11.2.1	In the case of fraudulent, misrepresented or deceptive applications submitted by the enrollee, the CONTRACTOR, at its discretion, may refund to TENNCARE all capitation payments made on behalf of persons who obtained enrollment in TennCare through such means and the CONTRACTOR may pursue full restitution for all payments made on behalf of the individual while the person was inappropriately enrolled in the CONTRACTOR’s MCO.

3.11.2.2	In the event of enrollment obtained by fraud, misrepresentation or deception by the CONTRACTOR’s staff, officers, employees, providers, volunteers, subcontractors,

or anyone acting for or on behalf of the CONTRACTOR, TENNCARE may retroactively recover capitation amounts plus interest, as allowed by TCA 47-14-103, and any other monies paid to the CONTRACTOR for the enrollment of that individual. The refund of capitation payments plus interest will not preclude the State from exercising its right to criminal prosecution, civil penalties, trebled damages and/or other remedial measures.
3.12 HMO PAYMENT TAX
The CONTRACTOR shall be responsible for payment of applicable taxes pursuant to TCA 56- 32-124. In the event the amount due pursuant to TCA 56-32-124 is increased during the term of this Agreement, the payments to the CONTRACTOR shall be increased by an amount equal to the increase in the amount due by the CONTRACTOR.
3.13 PAYMENTS TO THE CONTRACTOR FOR ELECTRONIC VISIT VERIFICATION SYSTEM
TENNCARE will pay the CONTRACTOR $605,600 to offset the CONTRACTOR’s costs related to implementing an electronic visit verification (EVV) system. In accordance with the applicable appropriations language, these funds shall be used to implement the EVV, and they shall not be used for any other purpose. Upon TENNCARE’s request the CONTRACTOR shall submit documentation that demonstrates that funds were used to offset the CONTRACTOR’s costs related to implementing the EVV.
3.14 PAYMENT TERMS AND CONDITIONS
3.14.1 Maximum Liability
3.14.1.1	In no event shall the maximum liability of the State under this Agreement during the original term of the Agreement exceed two billion, three hundred twenty one million, nine hundred ninety five thousand, six hundred forty seven dollars ($2,321,995,647.00).

3.14.1.2	If the Agreement maximum would be exceeded as a result of an increase in enrollment, a change in mix of enrollment among rate cells or any rate adjustment pursuant to Section 3.4 above, the State shall adjust the Agreement maximum liability to accommodate the aforementioned circumstances. This adjustment shall be based on consultation with the State’s independent actuary.

3.14.1.3	This Agreement does not obligate the State to pay a fixed minimum amount and does not create in the CONTRACTOR any rights, interests or claims of entitlement in any funds.

3.14.1.4	The CONTRACTOR is not entitled to be paid the maximum liability for any period under the Agreement or any extensions of the Agreement. The maximum liability represents available funds for payment to the CONTRACTOR and does not guarantee payment of these funds to the CONTRACTOR under this Agreement.

3.14.2 Compensation Firm
The capitation rates and the Maximum Liability of the State under this Agreement are firm for the duration of the Agreement and are not subject to escalation for any reason unless amended, or changed by the Notice specified in Section 3.4.2 of this Agreement.
3.14.3 Capitation Payment Amounts After the First Year
The base capitation rates (see Section 3) for the period from the start date of operations to June 30, 2008 for all non-CHOICES rate categories will be established through a competitive bid process, and the priority add-on rate and the base capitation rate for CHOICES members will be established by the State. The base capitation rates (for CHOICES and non-CHOICES members) and the priority add-on rate for subsequent years will be set by Notice as provided under Section 3.4.2 of this Agreement.
3.14.4 Payment Methodology
The CONTRACTOR shall be compensated in accordance with Section 3 above as authorized by the State in a total amount not to exceed the Agreement Maximum Liability established in Section 3.13.1 above. The CONTRACTOR’s compensation shall be contingent upon the satisfactory completion of requirements under this Agreement.
3.14.5 Return of Funds and Deductions
3.14.5.1	The CONTRACTOR shall refund to TENNCARE any overpayments due or funds disallowed pursuant to this Agreement within thirty (30) calendar days of the date of written notification from TENNCARE, unless otherwise authorized by TENNCARE in writing.

3.14.5.2	The State reserves the right to deduct from amounts which are or shall become due and payable to the CONTRACTOR under this or any Agreement or contract between the CONTRACTOR and the State of Tennessee any amounts which are or shall become due and payable to the State of Tennessee by the CONTRACTOR.
3.14.6 Automatic Deposits
The CONTRACTOR shall complete and sign an “Authorization Agreement for Automatic Deposit (ACH Credits)” form. This form shall be provided to the CONTRACTOR by the State. Once this form has been completed and submitted to the State by the CONTRACTOR all payments to the CONTRACTOR, under this or any other Agreement/contract the CONTRACTOR has with the State of Tennessee shall be made by Automated Clearing House (ACH). The CONTRACTOR shall not be paid under this Agreement until the CONTRACTOR has completed this form and submitted it to the State.

29. Sections 4.2 through 4.5 shall be deleted in their entirety and replaced with the following:
4.2 AGREEMENT TERM
4.2.1 Term of the Agreement
This Agreement, including any amendments and any changes made by notice to adjust the capitation rates, shall be effective commencing on August 15, 2006 and ending on June 30, 2010.
4.2.2 Term Extension
The State reserves the right to extend this Agreement for an additional period or periods of time representing increments of no more than one (1) year and a total term of no more than five (5) years, provided that the State notifies the CONTRACTOR in writing of its intention to do so at least six (6) months prior to the Agreement expiration date. An extension of the term of this Agreement will be effected through an amendment to the Agreement.
4.2.3 Exigency Extension
4.2.3.1	At the option of the State, the CONTRACTOR agrees to continue services under this Agreement when TENNCARE determines that there is a public exigency that requires the services to continue. Continuation of services pursuant to this Section shall be in three (3) month increments and the total of all public exigency extensions shall not exceed twelve (12) months. Thirty (30) calendar days written notice shall be given by TENNCARE before this option is exercised.

4.2.3.2	A written notice of exigency extension shall constitute an amendment to the Agreement, may include a revision of the maximum liability and other adjustments permitted under Section 3, and shall be approved by the F&A Commissioner and the Office of the Comptroller of the Treasury.

4.2.3.3	During any periods of public exigency, TENNCARE shall continue to make payments to the CONTRACTOR as specified in Section 3 of this Agreement.
4.3 APPLICABLE LAWS AND REGULATIONS
The CONTRACTOR agrees to comply with all applicable federal and state laws, rules and regulations, policies (including TennCare Standard Operating Procedures (so long as said TennCare Standard Operating Procedure does not constitute a material change to the obligations of the CONTRACTOR pursuant to this Agreement)), consent decrees, and court orders, including Constitutional provisions regarding due process and equal protection of the law, including but not limited to:
4.3.1	42 CFR Chapter IV, Subchapter C (with the exception of those parts waived under the TennCare Section 1115(a) waiver).

4.3.2	45 CFR Part 74, General Grants Administration Requirements.

4.3.3	Titles 4, 47, 56, and 71, Tennessee Code Annotated, including, but not limited to, the TennCare Drug Formulary Accountability Act, Public Chapter 276 and The Standardized Pharmacy Benefit Identification Card Act.

4.3.4	All applicable standards, orders, or regulations issued pursuant to the Clean Air Act of 1970 (42 USC 7401, et seq.).

4.3.5	Title VI of the Civil Rights Act of 1964 (42 USC 2000d) and regulations issued pursuant thereto, 45 CFR Part 80.

4.3.6	Title VII of the Civil Rights Act of 1964 (42 USC 2000e) in regard to employees or applicants for employment.

4.3.7	Section 504 of the Rehabilitation Act of 1973, 29 USC 794, which prohibits discrimination on the basis of handicap in programs and activities receiving or benefiting from federal financial assistance, and regulations issued pursuant thereto, 45 CFR Part 84.

4.3.8	The Age Discrimination Act of 1975, 42 USC 6101 et seq., which prohibits discrimination on the basis of age in programs or activities receiving or benefiting from federal financial assistance.

4.3.9	The Omnibus Budget Reconciliation Act of 1981, P.L. 97-35, which prohibits discrimination on the basis of sex and religion in programs and activities receiving or benefiting from federal financial assistance.

4.3.10	Americans with Disabilities Act, 42 USC 12101 et seq., and regulations issued pursuant thereto, 28 CFR Parts 35, 36.

4.3.11	Sections 1128 and 1156 of the Social Security Act relating to exclusion of providers for fraudulent or abusive activities involving the Medicare, S CHIP and/or Medicaid program.

4.3.12	Tennessee Consumer Protection Act, TCA 47-18-101 et seq.

4.3.13	The TennCare Section 1115 waiver and all Special Terms and Conditions which relate to the waiver.

4.3.14	Executive Orders, including Executive Order 1 effective January 26, 1995 and Executive Order 3 effective February 3, 2003.

4.3.15	The Clinical Laboratory Improvement Amendments (CLIA) of 1988.

4.3.16	Requests for approval of material modification as provided at TCA 56-32-201 et seq.

4.3.17	Investigatory Powers of TDCI pursuant to TCA 56-32-232.

4.3.18	42 USC 1396 et seq. (with the exception of those parts waived under the TennCare Section 1115(a) waiver).

4.3.19	The Health Insurance Portability and Accountability Act of 1996 (HIPAA), Section 117 1(5)(E) of the Social Security Act as enacted by HIPAA.

4.3.20	Title IX of the Education Amendments of 1972 regarding education programs and activities.

4.3.21	Title 42 CFR 422.208 and 210, Physician Incentive Plans.

4.3.22	Equal Employment Opportunity (EEO) Provisions.

4.3.23	Copeland Anti-Kickback Act.

4.3.24	Davis-Bacon Act.

4.3.25	Contract Work Hours and Safety Standards.

4.3.26	Rights to Inventions Made Under a Contract or Agreement.

4.3.27	Byrd Anti-Lobbying Amendment.

4.3.28	Subcontracts in excess of one hundred thousand dollars ($100,000) shall require compliance with all applicable standards, orders or requirements issued under Section 306 of the Clean Air Act (42 USC 1857 (h)), Section 508 of the Clean Water Act (33 USC 1368), Executive Order 11738, and Environmental Protection Agency regulations (40 CFR Part 15).

4.3.29	Mandatory standards and policies relating to energy efficiency which are contained in the state energy conservation plan issued in compliance with the Energy Policy and Conservation Act (P. L. 94-165.)

4.3.30	TennCare Reform Legislation signed May 11, 2004.

4.3.31	Federal Pro-Children Act of 1994 and the Tennessee Children’s Act for Clean Indoor Air of 1995.

4.3.32	Confidentiality of Alcohol and Drug Abuse Patient Records, 42 CFR Part 2.

4.3.33	Title 33 (Mental Health Law) of the Tennessee Code Annotated.

4.3.34	Rules of the Tennessee Department of Mental Health and Developmental Disabilities, Rule 0940 et seq.

4.3.35	Section 1902(a)(68) of the Social Security Act regarding employee education about false claims recovery.

4.3.36	TennCare rules and regulations.

4.3.37	TCA 3-6-101 et seq., 3-6-201 et seq., 3-6-301 et seq., and 8-50-505.

4.3.38	TCA 71-6-101 et seq.

4.3.39	TCA 37-1-401 et seq. and 37-1-601 et seq.

4.3.40	TCA 68-11-1001 et seq.

4.3.41	TCA 71-5-1401 et seq.

4.4 TERMINATION
In the event of termination, it is agreed that neither party shall be relieved from any financial obligations each may owe to the other as a result of liabilities incurred during the course of this Agreement. For terminations pursuant to Sections 4.4.1, 4.4.2, 4.4.3, 4.4.4, or 4.4.6, TENNCARE will assume responsibility for informing all affected enrollees of the reasons for their termination from the CONTRACTOR’s MCO.
4.4.1 Termination Under Mutual Agreement
Under mutual agreement, TENNCARE and the CONTRACTOR may terminate this Agreement for any reason if it is in the best interest of TENNCARE and the CONTRACTOR. Both parties will sign a notice of termination which shall include, inter alia, the date of termination, conditions of termination, and extent to which performance of work under this Agreement is terminated.
4.4.2 Termination by TENNCARE for Cause
4.4.2.1	The CONTRACTOR shall be deemed to have breached this Agreement if any of the following occurs:

4.4.2.1.1	The CONTRACTOR fails to perform in accordance with any term or provision of the Agreement;

4.4.2.1.2	The CONTRACTOR only renders partial performance of any term or provision of the Agreement; or

4.4.2.1.3	The CONTRACTOR engages in any act prohibited or restricted by the Agreement.

4.4.2.2	For purposes of Section 4.4.2, items 4.4.2.1.1 through 4.4.2.1.3 shall hereinafter be referred to as “Breach.”

4.4.2.3	In the event of a Breach by the CONTRACTOR, TENNCARE shall have available any one or more of the following remedies in addition to or in lieu of any other remedies set out in this Agreement or available in law or equity:

4.4.2.3.1	Recover actual damages, including incidental and consequential damages, and any other remedy available at law or equity;

4.4.2.3.2	Require that the CONTRACTOR prepare a plan to immediately correct cited deficiencies, unless some longer time is allowed by TENNCARE, and implement this correction plan;

4.4.2.3.3	Recover any and/or all liquidated damages provided in Section 4.20.2; and

4.4.2.3.4	Declare a default and terminate this Agreement.

4.4.2.4	In the event of a conflict between any other Agreement provisions and Section 4.4.2.3, Section 4.4.2.3 shall control.

4.4.2.5	In the event of Breach by the CONTRACTOR, TENNCARE may provide the CONTRACTOR written notice of the Breach and twenty (20) calendar days to cure the Breach described in the notice. In the event that the CONTRACTOR fails to cure the Breach within the time period provided, then TENNCARE shall have available any and all remedies described herein and available at law.

4.4.2.6	In the event the CONTRACTOR disagrees with the determination of noncompliance or designated corrective action described in the notice, the CONTRACTOR shall nevertheless implement said corrective action, without prejudice to any rights the CONTRACTOR may have to later dispute the finding of noncompliance or designated corrective action.
4.4.3 Termination for Unavailability of Funds
In the event that federal and/or state funds to finance this Agreement become unavailable, TENNCARE may terminate the Agreement immediately in writing to the CONTRACTOR without penalty. The CONTRACTOR shall be entitled to receive and shall be limited to, just and equitable compensation for any satisfactory authorized work performed as of the termination date. Availability of funds shall be determined solely by TENNCARE.
4.4.4 Termination Due to Change in Ownership
4.4.4.1	In the event that an entity that contracts with TENNCARE to provide the covered services of this Agreement in the same Grand Region(s) as the CONTRACTOR has or acquires an indirect ownership interest or an ownership or control interest (as defined in 42 CFR Part 455, Subpart B) in the CONTRACTOR, TENNCARE may terminate this Agreement immediately in writing to the CONTRACTOR without penalty. The CONTRACTOR will be entitled to reimbursement under the Agreement provisions regarding mutual termination in Section 4.4.1.

4.4.4.2	In the event that the CONTRACTOR has or acquires an indirect ownership interest or an ownership or control interest (as defined in 42 CFR Part 455, Subpart B) of an entity that contracts with TENNCARE to provide the covered services of this Agreement in the same Grand Region(s) as the CONTRACTOR, TENNCARE may terminate this Agreement immediately in writing to the CONTRACTOR without penalty. The CONTRACTOR will be entitled to reimbursement under the Agreement provisions regarding mutual termination in Section 4.4.1.

4.4.4.3	If an entity that contracts with TENNCARE to provide the covered services of this Agreement in the same Grand Region(s) as the CONTRACTOR proposes to acquire an indirect ownership interest or an ownership or control interest (as defined in 42 CFR Part 455, Subpart B) in the CONTRACTOR, or the CONTRACTOR proposes to acquire an indirect ownership interest or an ownership or control interest (as defined in 42 CFR Part 455, Subpart B) in an entity that contracts with TENNCARE to provide covered services of this Agreement in the same Grand Region(s) as the CONTRACTOR, the CONTRACTOR shall notify TENNCARE and shall provide TENNCARE with regular updates regarding the proposed acquisition.
4.4.5 Termination for CONTRACTOR Financial Inviability, Insolvency or Bankruptcy
4.4.5.1	If TENNCARE reasonably determines that the CONTRACTOR’s financial condition is not sufficient to allow the CONTRACTOR to provide the services as described herein in the manner required by TENNCARE, TENNCARE may terminate this

Agreement in whole or in part, immediately or in stages. Said termination shall not be deemed a Breach by either party. The CONTRACTOR’s financial condition shall be presumed not sufficient to allow the CONTRACTOR to provide the services described herein in the manner required by TENNCARE if the CONTRACTOR can not demonstrate to TENNCARE’s satisfaction that the CONTRACTOR has risk reserves and a net worth to meet the applicable net worth requirement specified in Section 2.2 1.5 of this Agreement.

4.4.5.2	CONTRACTOR insolvency or the filing of a petition in bankruptcy by or against the CONTRACTOR shall constitute grounds for termination for cause. In the event of the filing of a petition in bankruptcy by or against a principal subcontractor or provider or the insolvency of said subcontractor or provider, the CONTRACTOR shall immediately advise TENNCARE.
4.4.6 Termination by TENNCARE for Convenience
TENNCARE may terminate this Agreement for convenience and without cause upon thirty (30) calendar days written notice. Said termination shall not be a Breach of the Agreement by TENNCARE, and TENNCARE shall not be responsible to the CONTRACTOR or any other party for any costs, expenses, or damages occasioned by said termination, i.e., without penalty.
4.4.7 Termination by CONTRACTOR
4.4.7.1	Beginning in calendar year 2008, the CONTRACTOR shall have the option to provide TENNCARE with a six (6) months notice of termination on or by July 1 of each calendar year after receipt of notice of the capitation payment rates to become effective in July. Said notice shall terminate the Agreement on the following December 31st.

4.4.7.2	The CONTRACTOR shall have the option to provide TENNCARE with a six (6) months notice of termination when risk adjustment factors are updated in accordance with Section 3.4.3.5 due to a significant change in program participation. In this instance, the CONTRACTOR shall provide TENNCARE with written notice of termination within fourteen (14) calendar days of notice of the updated risk adjustment factors and capitation payment rates. Said notice shall terminate the Agreement six (6) months after the date of notice of risk adjustment factors and capitation payment rates plus fourteen (14) calendar days.
4.4.8 Termination Procedures
4.4.8.1	The party initiating the termination shall render written notice of termination to the other party by certified mail, return receipt requested, or in person with proof of delivery. The notice of termination shall specify the provision of this Agreement giving the right to terminate, the circumstances giving rise to termination, and the date on which such termination shall become effective.

4.4.8.2	Upon receipt of notice of termination, and subject to the provisions of this Section, on the date and to the extent specified in the notice of termination, the CONTRACTOR shall:

4.4.8.2.1	Stop work under the Agreement, but not before the termination date;

4.4.8.2.2	At the point of termination, assign to TENNCARE in the manner and extent directed by TENNCARE all the rights, title and interest of the CONTRACTOR for the performance of the subcontracts to be determined at need in which case TENNCARE shall have the right, in its discretion, to settle or pay any of the claims arising out of the termination of such agreements and subcontracts;

4.4.8.2.3	Complete the performance of such part of the Agreement that shall have not been terminated under the notice of termination;

4.4.8.2.4	Take such action as may be necessary, or as a contracting officer may direct, for the protection of property related to this Agreement which is in possession of the CONTRACTOR and in which TENNCARE has or may acquire an interest;

4.4.8.2.5	In the event the Agreement is terminated by TENNCARE, continue to serve or arrange for provision of services to the enrollees in the CONTRACTOR’s MCO for up to forty-five (45) calendar days from the Agreement termination date or until the members can be transferred to another MCO, whichever is longer. During this transition period, TENNCARE shall continue to make payment as specified in Section 3;

4.4.8.2.6	Promptly make available to TENNCARE, or another MCO acting on behalf of TENNCARE, any and all records, whether medical, behavioral, related to long-term care services or financial, related to the CONTRACTOR’s activities undertaken pursuant to this Agreement. Such records shall be in a usable form and shall be provided at no expense to TENNCARE;

4.4.8.2.7	Promptly supply all information necessary to TENNCARE or another MCO acting on behalf of TENNCARE for reimbursement of any outstanding claims at the time of termination;

4.4.8.2.8	Submit a termination plan to TENNCARE for review, which is subject to TENNCARE written approval. This plan shall, at a minimum, contain the provisions in Sections 4.4.8.2.9 through 4.4.8.2.14 below. The CONTRACTOR shall agree to make revisions to the plan as necessary in order to obtain approval by TENNCARE. Failure to submit a termination plan and obtain written approval of the termination plan by TENNCARE shall result in the withhold of ten percent (10%) of the CONTRACTOR’s monthly capitation payment;

4.4.8.2.9	Agree to maintain claims processing functions as necessary for a minimum of nine (9) months (or longer if it is likely there are additional claims outstanding) in order to complete adjudication of all claims;

4.4.8.2.10	Agree to comply with all duties and/or obligations incurred prior to the actual termination date of the Agreement, including but not limited to, the appeal process as described in Section 2.19;

4.4.8.2.11	File all reports concerning the CONTRACTOR’s operations during the term of the Agreement in the manner described in this Agreement;

4.4.8.2.12	Take whatever other actions are necessary in order to ensure the efficient and orderly transition of members from coverage under this Agreement to coverage under any new arrangement developed by TENNCARE;

4.4.8.2.13	In order to ensure that the CONTRACTOR fulfills its continuing obligations both before and after termination, maintain the financial requirements (as described in this Agreement as of the CONTRACTOR’s date of termination notice), fidelity bonds and insurance set forth in this Agreement until the State provides the CONTRACTOR written notice that all continuing obligations of this Agreement have been fulfilled; and

4.4.8.2.14	Upon expiration or termination of this Agreement, submit reports to TENNCARE every thirty (30) calendar days detailing the CONTRACTOR’s progress in completing its continuing obligations under this Agreement. The CONTRACTOR, upon completion of these continuing obligations, shall submit a final report to TENNCARE describing how the CONTRACTOR has completed its continuing obligations. TENNCARE shall within twenty (20) calendar days of receipt of this report advise in writing whether TENNCARE agrees that the CONTRACTOR has fulfilled its continuing obligations. If TENNCARE finds that the final report does not evidence that the CONTRACTOR has fulfilled its continuing obligations, then TENNCARE shall require the CONTRACTOR to submit a revised final report. TENNCARE shall in writing notify the CONTRACTOR once the CONTRACTOR has submitted a revised final report evidencing to the satisfaction of TENNCARE that the CONTRACTOR has fulfilled its continuing obligations.
30. Section 4.7.2 shall be deleted in its entirety.
31. Section 4.12 shall be amended by replacing “must’ with “shall” to read as follows:
4.12 CONTRACTOR APPEAL RIGHTS
The CONTRACTOR shall have the right to contest TENNCARE decisions pursuant to the provisions of TCA 9-8-30 1 et seq. for the resolution of disputes under this Agreement. Written notice describing the substance and basis of the contested action shall be submitted to TENNCARE within thirty (30) calendar days of the action taken by TENNCARE. The CONTRACTOR shall comply with all requirements contained within this Agreement pending the final resolution of the contested action.
32. Section 4.15 shall be amended by correcting a CFR reference and replacing “must” with “shall to read as follows:
4.15 DATA THAT MUST BE CERTIFIED
4.15.1	In accordance with 42 CFR 438.604 and 438.606, when State payments to the CONTRACTOR are based on data submitted by the CONTRACTOR, the CONTRACTOR shall certify the data. The data that shall be certified include, but are not limited to, enrollment information, encounter data, and other information required by the State and contained in contracts, proposals and related documents including the medical loss ratio (MLR) report. The data shall be certified by one of the following: the CONTRACTOR’s Chief Executive Officer, the CONTRACTOR’s Chief Financial

Officer, or an individual who has delegated authority to sign for, and who reports directly to the CONTRACTOR’s Chief Executive Officer or Chief Financial Officer. The certification shall attest, based on best knowledge, information, and belief, as follows:
4.15.1.1	To the accuracy, completeness and truthfulness of the data; and

4.15.1.2	To the accuracy, completeness and truthfulness of the documents specified by the State.
4.15.2	The CONTRACTOR shall submit the certification concurrently with the certified data.
33. Sections 4.20 shall be deleted in its entirety and replaced with the following:
4.20 FAILURE TO MEET AGREEMENT REQUIREMENTS
It is acknowledged by TENNCARE and the CONTRACTOR that in the event of CONTRACTOR’s failure to meet the requirements provided in this Agreement and all documents incorporated herein, TENNCARE will be harmed. The actual damages which TENNCARE will sustain in the event of and by reason of such failure are uncertain, are extremely difficult and impractical to ascertain and determine. The parties therefore acknowledge that the CONTRACTOR shall be subject to damages and/or sanctions as described below. It is further agreed that the CONTRACTOR shall pay TENNCARE liquidated damages as directed by TENNCARE; provided however, that if it is finally determined that the CONTRACTOR would have been able to meet the Agreement requirements listed below but for TENNCARE’s failure to perform as provided in this Agreement, the CONTRACTOR shall not be liable for damages resulting directly therefrom.
4.20.1 Intermediate Sanctions
4.20.1.1	TENNCARE may impose any or all of the sanctions as described in this Section upon TENNCARE’s reasonable determination that the CONTRACTOR failed to comply with any corrective action plan (CAP) as described under Section 2.25.9 or Section 2.23.13 of this Agreement, or is otherwise deficient in the performance of its obligations under the Agreement, which shall include, but may not be limited to the following:

4.20.1.1.1	Fails substantially to provide medically necessary covered services;

4.20.1.1.2	Imposes on members cost sharing responsibilities that are in excess of the cost sharing permitted by TENNCARE;

4.20.1.1.3	Acts to discriminate among enrollees on the basis of their health status or need for health care services;

4.20.1.1.4	Misrepresents or falsifies information that it furnishes to CMS or to the State;

4.20.1.1.5	Misrepresents or falsifies information that it furnishes to a member, potential member, or provider;

4.20.1.1.6	Fails to comply with the requirements for physician incentive plans, as required by 42 CFR 438.6(h) and set forth (for Medicare) in 42 CFR 422.208 and 422.2 10;

4.20.1.1.7	Has distributed directly, or indirectly through any agent or independent contractor, marketing or member materials that have not been approved by the State or that contain false or materially misleading information; and

4.20.1.1.8	Has violated any of the other applicable requirements of Sections 1903(m) or 1932 of the Social Security Act and any implementing regulations.

4.20.1.2	TENNCARE shall only impose those sanctions it determines to be appropriate for the deficiencies identified. However, TENNCARE may impose intermediate sanctions on the CONTRACTOR simultaneously with the development and implementation of a corrective action plan if the deficiencies are severe and/or numerous. Intermediate sanctions may include:

4.20.1.2.1	Liquidated damages as described in Section 4.20.2;

4.20.1.2.2	Suspension of enrollment in the CONTRACTOR’s MCO;

4.20.1.2.3	Disenrollment of members;

4.20.1.2.4	Limitation of the CONTRACTOR’s service area;

4.20.1.2.5	Civil monetary penalties as described in 42 CFR 438.704;

4.20.1.2.6	Appointment of temporary management for an MCO as provided in 42 CFR 438.706;

4.20.1.2.7	Suspension of all new enrollment, including default enrollment, after the effective date of the sanction;

4.20.1.2.8	Suspension of payment for recipients enrolled after the effective date of the sanction and until CMS or the State is satisfied that the reason for imposition of the sanction no longer exists and is not likely to recur; or

4.20.1.2.9	Additional sanctions allowed under federal law or state statute or regulation that address areas of noncompliance.
4.20.2 Liquidated Damages
4.20.2.1	Reports and Deliverables

4.20.2.1.1	For each day that a report or deliverable is late, incorrect, or deficient, the CONTRACTOR shall be liable to TENNCARE for liquidated damages in the amount of one hundred dollars ($100) per day per report or deliverable unless specified otherwise in this Section. Liquidated damages for late reports/deliverables shall begin on the first day the report/deliverable is late.

4.20.2.1.2	Liquidated damages for incorrect reports or deficient deliverables shall begin on the first day after the report/deliverable was due.

4.20.2.1.3	For the purposes of determining liquidated damages in accordance with this Section, reports or deliverables are due as specified elsewhere in this Agreement or by TENNCARE.

4.20.2.2	Program Issues

4.20.2.2.1	Liquidated damages for failure to perform specific responsibilities or responsibilities as described in this Agreement are shown in the chart below. Damages are grouped into three categories: Level A, Level B, and Level C program issues.

4.20.2.2.2	Failure to perform specific responsibilities or requirements categorized as Level A are those which pose a significant threat to patient care or to the continued viability of the TENNCARE program.

4.20.2.2.3	Failure to perform specific responsibilities or requirements categorized as Level B are those with pose threats to the integrity of the TENNCARE program, but which do not necessarily imperil patient care.

4.20.2.2.4	Failure to perform specific responsibilities or requirements categorized as Level C are those which represent threats to the smooth and efficient operation of the TENNCARE program but which do not imperil patient care or the integrity of the TENNCARE program.

4.20.2.2.5	TENNCARE may also assess liquidated damages for failure to meet performance standards as provided in Section 2.24.3, Attachment VII, and Attachment XI of this Agreement.

4.20.2.2.6	TENNCARE reserves the right to assess a general liquidated damage of five hundred dollars ($500) per occurrence with any notice of deficiency.

4.20.2.2.7	Liquidated Damages Chart

LEVEL	PROGRAM ISSUES	DAMAGE
A.1	Failure to comply with claims processing as described in Section 2.22 of this Agreement	$10,000 per month, for each month that TENNCARE determines that the CONTRACTOR is not in compliance with the requirements of Section 2.22 of this Agreement

A.2	Failure to comply with licensure and background check requirements in Section 2.29.2 and Attachment XI of this Agreement	$5,000 per calendar day that staff/provider/driver/agent/subcontractor is not licensed or qualified as required by applicable state or local law plus the amount paid to the staff/provider/driver/agent/subcontractor during that period

A.3	Failure to respond to a request by DCS or TENNCARE to provide service(s) to a child at risk of entering DCS custody	The actual amount paid by DCS and/or TENNCARE for necessary services or $1000, whichever is greater

LEVEL	PROGRAM ISSUES	DAMAGE
A.4	Failure to comply with obligations and time frames in the delivery of TENNderCare screens and related services	The actual amount paid by DCS and/or TENNCARE for necessary services or $1000, whichever is greater

A.5	Denial of a request for services to a child at risk of entering DCS custody when the services have been reviewed and authorized by the TENNCARE Chief Medical Officer	The actual amount paid by DCS and/or TENNCARE for necessary services or $1000, whichever is greater

A.6(a)	Failure to provide a service or make payments for a service within five (5) calendar days of a directive from TENNCARE (pursuant to an appeal) to do so, or upon approval of the service or payment by the CONTRACTOR during the appeal process, or within a longer period of time which has been approved by TENNCARE upon the CONTRACTOR’s demonstration of good cause	$500 per day beginning on the next calendar day after default by the CONTRACTOR in addition to the cost of the services not provided

A.6(b)	Failure to provide proof of compliance to TENNCARE within five (5) calendar days of a directive from TENNCARE or within a longer period of time which has been approved by TENNCARE upon the CONTRACTOR’s demonstration of good cause	$500 per day beginning on the next calendar day after default by the CONTRACTOR

A.7	Failure to comply with this Agreement and federal rules/law regarding Sterilizations/Abortions/Hysterectomies as outlined in Section 2.7.8 of this Agreement	$500 per occurrence or the actual amount of the federal penalty created by the CONTRACTOR’s failure to comply, whichever is greater

A.8	Failure to provide coverage for prenatal care without a delay in care and in accordance with Section 2.7.5 of this Agreement	$500 per day, per occurrence, for each calendar day that care is not provided in accordance with the terms of this Agreement

LEVEL	PROGRAM ISSUES	DAMAGE
A.9	Failure to provide continuation or restoration of services where enrollee was receiving the service as required by TENNCARE rules or regulations, applicable state or federal law, and all court orders and consent decrees governing appeal procedures as they become effective	An amount sufficient to at least offset any savings the CONTRACTOR achieved by withholding the services and promptly reimbursing the enrollee for any costs incurred for obtaining the services at the enrollee’s expense

$500 per day for each calendar day beyond the 2nd business day after an On Request Report regarding a member’s request for continuation of benefits is sent by TENNCARE

A.10.(a)	Failure to comply with the notice requirements of this Agreement, TennCare rules and regulations or any subsequent amendments thereto, and all court orders and consent decrees governing appeal procedures, as they become effective	$500 per occurrence in addition to $500 per calendar day for each calendar day required notices are late or deficient or for each calendar day beyond the required time frame that the appeal is unanswered in each and every aspect and/or each day the appeal is not handled according to the provisions set forth by this Agreement or required by TENNCARE

A.l0.(b)	Failure to submit a timely corrected notice of adverse action to TENNCARE for review and approval prior to issuance to the member	$1,000 per occurrence if the notice remains defective plus a per calendar day assessment in increasing increments of $500 ($500 for the first day, $1,000 for the second day, $1,500 for the third day, etc,) for each day the notice is late and/or remains defective

A.11	Failure to forward an expedited appeal to TENNCARE in twenty-four (24) hours or a standard appeal in five (5) days	$500 per calendar day

A.12	Failure to provide complete documentation, including medical records, and comply with the timelines for responding to a medical appeal as set forth in TennCare rules and regulations and all court orders and consent decrees governing appeals procedures as they become effective	$500 per calendar day for each calendar day beyond the required time frame that the appeal is unanswered in each and every aspect and/or each day the appeal is not handled according to the provisions set forth by this Agreement or required by TENNCARE

LEVEL	PROGRAM ISSUES	DAMAGE
A.13	Per the Revised Grier Consent Decree, “Systemic problems or violations of the law” (e.g., a failure in 20% or more of appealed cases over a 60-day period) regarding any aspect of medical appeals processing pursuant to TennCare rules and regulations and all court orders and consent decrees governing appeal procedures, as they become effective	First occurrence: $500 per instance of such “systemic problems or violations of the law”, even if damages regarding one or more particular instances have been assessed (in the case of “systemic problems or violations of the law” relating to notice content requirements, $500 per notice even if a corrected notice was issued upon request by TENNCARE)

Damages per instance shall increase in $500 increments for each subsequent “systemic problem or violation of the law” ($500 per instance the first time a “systemic problem or violation of the law” relating to a particular requirement is identified; $1,000 per instance for the 2nd time a “systemic problem or violation of the law” relating to the same requirement is identified; etc.)

A.14	Failure to (1) provide an approved service timely, i.e., in accordance with timelines specified in this Agreement, or when not specified therein, with reasonable promptness; or (2) issue appropriate notice of delay with documentation upon request of ongoing diligent efforts to provide such approved service	The cost of services not provided plus $500 per day, per occurrence, for each day (1) that approved care is not provided timely; or (2) notice of delay is not provided and/or the CONTRACTOR fails to provide upon request sufficient documentation of ongoing diligent efforts to provide such approved service

LEVEL	PROGRAM ISSUES	DAMAGE
A.15	Failure to comply with the timeframes for developing and approving a plan of care for transitioning CHOICES members in Group 2, initiating nursing facility services for transitioning CHOICES members in Group 1, or initiating long-term care services for CHOICES members (see Sections 2.9.2, 2.9.3, and 2.9.6)	$5,000 per month that the CONTRACTOR’s performance is 85- 89% by service setting (nursing facility or HCBS)
$10,000 per month that the CONTRACTOR’s performance is 80- 84% by service setting (nursing facility or HCBS)
$15,000 per month that the CONTRACTOR’s performance is 75- 79% by service setting (nursing facility or HCBS)
$20,000 per month that the CONTRACTOR’s performance is 70- 74% by service setting (nursing facility or HCBS)
$25,000 per month that the CONTRACTOR’s performance is 69% or less by service setting (nursing facility or HCBS)

A.16	Failure to meet the performance standards established by TENNCARE regarding missed visits for personal care, attendant care, homemaker, or home- delivered meals for CHOICES members (referred to herein as “specified HCBS”)	$5,000 per month that 11-15% of visits are missed for a reason attributable to the provider (provider initiated), by specified HCBS
$10,000 per month that 16-20% of visits are missed for a reason attributable to the provider (provider initiated), by specified HCBS
$15,000 per month that 21 -25% of visits are missed for a reason attributable to the provider (provider initiated), by specified HCBS
$20,000 per month that 26-30% of visits are missed for a reason attributable to the provider (provider initiated), by specified HCBS
$25,000 per month that 31% or more of visits are missed for a reason attributable to the provider (provider initiated), by specified HCBS

B.1	Failure to provide referral provider listings to PCPs as required by Section 2.14.3.5 of this Agreement	$500 per calendar day

LEVEL	PROGRAM ISSUES	DAMAGE
B.2	Failure to complete or comply with corrective action plans as required by TENNCARE	$500 per calendar day for each day the corrective action is not completed or complied with as required

B.3	Failure to submit Audited HEDIS and CAHPS results annually by June 15 as described in Sections 2.15.6 and 2.15.7	$250 per day for every calendar day reports are late

B.4	Failure to submit NCQA Accreditation Report as described in Section 2.15.6	$500 per day for every calendar day beyond the 10th calendar day Accreditation Status is not reported

B.5	Failure to comply with Conflict of Interest, Lobbying, and/or Gratuities requirements described in Section 4.19, 4.23, 4.24, or 2.12.9.4.8	110% of the total amount of compensation paid by the CONTRACTOR to inappropriate individuals

B.6	Failure to disclose Lobbying Activities and/or quarterly conflict of interest disclosure as required by Section 4.24, 4.19, or 2.12.9.4.8	$1000 per day that disclosure is late

B.7	Failure to obtain approval of member materials as required by Section 2.17 of this Agreement	$500 per day for each calendar day that TENNCARE determines the CONTRACTOR has provided member material that has not been approved by TENNCARE

B.8	Failure to comply with time frames for providing Member Handbooks, I.D. cards, Provider Directories, Quarterly Member Newsletters, and CHOICES member education materials as required in Section 2.17	$5000 for each occurrence

B.9	If the CONTRACTOR knew or should have known that a member has not received long-term care services for thirty (30) days or more, failure to report on that member in accordance with Section 2.30.10.5 (see also Section 2.6.1.5. 7)	For each member, an amount equal to the CHOICES capitation rate prorated for the period of time in which the member did not receive long-term care services

B.10	Failure to achieve and/or maintain financial requirements in accordance with TCA	$500 per calendar day for each day that financial requirements have not been met

B.11	Failure to submit the CONTRACTOR’S annual NAIC filing as described in Section 2.30.l5.3	$500 per calendar day

LEVEL	PROGRAM ISSUES	DAMAGE
B.12	Failure to submit the CONTRACTOR’s quarterly NAIC filing as described in Section 2.30.15.3	$500 per calendar day

B.13	Failure to submit audited financial statements as described in Section 2.30.15.3	$500 per calendar day

B. 14	Failure to comply with fraud and abuse provisions as described in Section 2.20 of this Agreement	$500 per calendar day for each day that the CONTRACTOR does not comply with fraud and abuse provisions

B.15	Failure to require and ensure compliance with Ownership and Disclosure requirements as required in Section 2.12.9.60 of this Agreement	$5000 per provider
disclosure/attestation for each disclosure/attestation that is not received or is received and signed by a provider that does not request or contain complete and satisfactory disclosure of the requirements outlined in 42 CFR 455, Subpart B

B.16	Failure to maintain a complaint and appeal system as required in Section 2.19 of this Agreement	$500 per calendar day

B.17	Failure to comply with the time frame for resolving complaints (see Section 2.19.2)	$1,000 per month that the
CONTRACTOR’s performance is 85-89%
$2,000 per month that the
CONTRACTOR’s performance is 80-84%
$3,000 per month that the
CONTRACTOR’s performance is 75-79%
$4,000 per month that the
CONTRACTOR’s performance is 70-74%
$5,000 per month that the
CONTRACTOR’s performance is 69% or less

B.18	Failure to maintain required insurance as required in Section 2.21.8 of this Agreement	$500 per calendar day

B.19	Failure to provide a written discharge plan or provision of a defective discharge plan for discharge from a psychiatric inpatient facility or mental health residential treatment facility as required in Section 2.9.6.3.2 of this Agreement	$1,000 per occurrence per case

LEVEL	PROGRAM ISSUES	DAMAGE
B.20	Imposing arbitrary utilization guidelines or other quantitative coverage limits as prohibited in Section 2.6.3 and 2.14.1 of this Agreement	$500 per occurrence

B.21	Failure to provide CRG/TPG assessments within the time frames specified in Section 2.7.2.9 of this Agreement	$500 per month per Enrollee

B.22	Failure to provide CRG/TPG assessments by TDMHDD-certified raters or in accordance with TDMHDD policies and procedures as required in Section 2.7.2.9 of this Agreement	$500 per occurrence per case

B.23	Failure to meet any timeframe regarding care coordination for CHOICES members (see Sections 2.9.2,2.9.3, and 2.9.6) other than the timeframes referenced in A.15 or A.16	$1,000 per month for each timeframe that the CONTRACTOR’s performance is 85-89%
$2,000 per month for each timeframe that the CONTRACTOR’s performance is 80-84%
$3,000 per month for each timeframe that the CONTRACTOR’s performance is 75-79%
$4,000 per month for each timeframe that the CONTRACTOR’s performance is 70-74%
$5,000 per month for each timeframe that the CONTRACTOR’s performance is 69% or less

B.24	Failure to completely process a credentialing application within thirty (30) calendar days of receipt of a completed application, including all necessary documentation and attachments, and signed provider agreement/contract as required in Section 2.11.8 of this Agreement	$5000 per application that has not been approved and loaded into the CONTRACTOR’s system or denied within thirty (30) calendar days of receipt of a completed credentialing application and a signed provider agreement/contract if applicable

And/Or

$1000 per application per day for each day beyond thirty (30) calendar days that a completed credentialing application has not been processed as described in Section 2.11.8 of this Agreement

LEVEL	PROGRAM ISSUES	DAMAGE
B.25	Failure to maintain provider agreements in accordance with Section 2.12 and Attachment XI of this Agreement	$5000 per provider agreement found to be non-compliant with the requirements outlined in this Agreement

B.26	Failure to comply with the requirements regarding an agreement to audit accounts (Section 2.2 1.10)	$1,500 for each day after December 1 of each year that the fully executed agreement for audit accounts is not submitted or for each day after December 1 of each year that the fully executed agreement does not include the required language

C.1	Failure to comply in any way with staffing requirements as described in Section 2.29.1 of this Agreement	$250 per calendar day for each day that staffing requirements are not met

C.2	Failure to report provider notice of termination of participation in the CONTRACTOR’s MCO	$250 per day

C.3	Failure to comply in any way with encounter data submission requirements as described in Section 2.23 of this Agreement (excluding the failure to address or resolve problems with individual encounter records in a timely manner as required by TENNCARE)	$25,000 per occurrence

C.4	Failure to address or resolve problems with individual encounter records in a timely manner as required by TENNCARE	An amount equal to the paid amount of the individual encounter record(s) that was rejected or, in the case of capitated encounters, the fee-for-service equivalent thereof as determined by TENNCARE

C.5	Failure to reimburse the first MCO within thirty (30) calendar days of receipt of a properly documented request for a misaligned newborn in accordance with Section 2.4.9.5	$1000.00 per day for each day beyond thirty (30) calendar days of receipt of a properly documented request in addition to a one time assessment of $5,000 per occurrence

C.6	Failure to comply with the requirements regarding documentation for CHOICES members (see Section 2.9.6)	$500 per plan of care for members in Group 2 or 3 that does not include all of the required elements
$500 per member file that does not include all of the required elements
$500 per face-to-face visit where the care coordinator fails to document the specified observations

LEVEL	PROGRAM ISSUES	DAMAGE
C.7	Failure to submit a Provider Enrollment File that meets TENNCARE’s specifications (see Section 2. 30.7.1)	$250 per day after the due date that the Provider Enrollment File fails to meet TENNCARE’s specifications
4.20.2.3	Payment of Liquidated Damages

4.20.2.3.1	It is further agreed by TENNCARE and the CONTRACTOR that any liquidated damages assessed by TENNCARE shall be due and payable to TENNCARE within thirty (30) calendar days after CONTRACTOR receipt of the notice of damages. If payment is not made by the due date, said liquidated damages may be withheld from future payments by TENNCARE without further notice, as provided in Section 3.14.5 of this Agreement. It is agreed by TENNCARE and the CONTRACTOR that the collection of liquidated damages by TENNCARE shall be made without regard to any appeal rights the CONTRACTOR may have pursuant to this Agreement; however, in the event an appeal by the CONTRACTOR results in a decision in favor of the CONTRACTOR, any such funds withheld by TENNCARE will be immediately returned to the CONTRACTOR. Any cure periods referenced in this Agreement shall not apply to the liquidated damages described in this Section. With respect to Level B and Level C program issues (failure to perform responsibilities or requirements), the due dates mentioned above may be delayed if the CONTRACTOR can show good cause as to why a delay should be granted. TENNCARE has sole discretion in determining whether good cause exists for delaying the due dates.

4.20.2.3.2	Liquidated damages as described in Section 4.20.2 shall not be passed to a provider and/or subcontractor unless the damage was caused due to an action or inaction of the provider and/or subcontractor. Nothing described herein shall prohibit a provider and/or a subcontractor from seeking judgment before an appropriate court in situations where it is unclear that the provider and/or the subcontractor caused the damage by an action or inaction.

4.20.2.3.3	All liquidated damages imposed pursuant to this Agreement, whether paid or due, shall be paid by the CONTRACTOR out of administrative costs and profits.

4.20.2.4	Application of Liquidated Damages for CHOICES

In applying liquidated damages related to care coordination timeframes (see A. 15 and B.23), HCBS missed visits (see A. 16), and the CHOICES Utilization Report (see B.9) TENNCARE may take into consideration whether, as determined by TENNCARE, the CONTRACTOR promptly remedied a deficiency and/or a deficiency was due to circumstances beyond the CONTRACTOR’s control. Such consideration shall be based on information provided by the CONTRACTOR in the applicable report (see Section 2.30) and/or additional information submitted by the CONTRACTOR as requested by TENNCARE.

4.20.2.5	Waiver of Liquidated Damages

TENNCARE may waive the application of liquidated damages and/or withholds upon the CONTRACTOR if the CONTRACTOR is placed in rehabilitation or under administrative supervision if TENNCARE determines that such waiver is in the best interests of the TennCare program and its enrollees.
4.20.3 Claims Processing Failure
If it is determined that there is a claims processing deficiency related to the CONTRACTOR’s ability/inability to reimburse providers in a reasonably timely and accurate fashion as required by Section 2.22, TENNCARE shall provide a notice of deficiency and request corrective action. The CONTRACTOR may also be subject to the application of liquidated damages and/or intermediate sanctions specified in Sections 4.20.1 and 4.20.2 and the retention of withholds as specified in Section 3.9. If the CONTRACTOR is unable to successfully implement corrective action and demonstrate adherence with timely claims processing requirements within the time approved by TENNCARE, the State may terminate this Agreement in accordance with Section 4.4 of this Agreement.
4.20.4 Failure to Manage Medical Costs
If TENNCARE determines the CONTRACTOR is unable to successfully manage costs for covered services, TENNCARE may terminate this Agreement with ninety (90) calendar days advance notice in accordance with Section 4.4 of this Agreement.
4.20.5 Sanctions by CMS
Payments provided for under this Agreement will be denied for new enrollees when, and for so long as, payment for those enrollees is denied by CMS in accordance with the requirements in 42 CFR 438.730.
4.20.6 Temporary Management
TENNCARE may impose temporary management if it finds that the CONTRACTOR has repeatedly failed to meet substantive requirements in Section 1903(m) or Section 1932 of the Social Security Act.
34.	Section 4.24.1 shall be amended by deleting the parenthetical and shall read as follows:
4.24.1	The CONTRACTOR certifies by signing this Agreement, to the best of its knowledge and belief, that federal funds have not been used for lobbying in accordance with 45 CFR Part 93 and 31 USC 1352.

4.30	VOLUNTARY BUYOUT PROGRAM
4.30.1	The CONTRACTOR acknowledges and understands that, for a period of two years beginning August 16, 2008, restrictions are imposed on former state employees who received a State of Tennessee Voluntary Buyout Program (VBP) severance payment with regard to contracts with state agencies that participated in the VBP.
4.30.2	The State will not contract with either a former state employee who received a VBP severance payment or an entity in which a former state employee who received a VBP severance payment or the spouse of such an individual holds a controlling financial interest.
4.30.3	The State may contract with an entity with which a former state employee who received a VBP severance payment is an employee or an independent contractor. Notwithstanding the foregoing, the CONTRACTOR understands and agrees that there may be unique business circumstances under which a return to work by a former state employee who received a VBP severance payment as an employee or an independent contractor of a State contractor would not be appropriate, and in such cases the State may refuse CONTRACTOR personnel. Inasmuch, it shall be the responsibility of the State to review CONTRACTOR personnel to identify any such issues.
4.30.4	With reference to either Section 4.30.2 or 4.30.3 above, the CONTRACTOR may submit a written request for a waiver of the VBP restrictions regarding a former state employee and a contract with a state agency that participated in the VBP. Any such request must be submitted to the State in the form of the VBP Contracting Restriction Waiver Request format available from the State and the Internet at: www.state.tn.us/finance/rds/ocr/waiver.html. The determination on such a request shall be at the sole discretion of the head of the state agency that is a Party to this Agreement, the Commissioner of Finance and Administration, and the Commissioner of Human Resources.
36.	Section 4.34 shall be amended to replace “Contractor” with “CONTRACTOR” and “contract” with “Agreement” and shall read as follows:
4.34	PROHIBITION OF ILLEGAL IMMIGRANTS
4.34.1	The requirements of Public Acts of 2006, Chapter Number 878, of the state of Tennessee, addressing the use of illegal immigrants in the performance of any contract to supply goods or services to the state of Tennessee, shall be a material provision of this Contract, a breach of which shall be grounds for monetary and other penalties, up to and including termination of this Contract.

4.34.2	The CONTRACTOR hereby attests, certifies, warrants, and assures that the CONTRACTOR shall not knowingly utilize the services of an illegal immigrant in the performance of this Contract and shall not knowingly utilize the services of any subcontractor who will utilize the services of an illegal immigrant in the performance of this Agreement. The CONTRACTOR shall reaffirm this attestation, in writing, by submitting to the State a completed and signed copy of the document as Attachment X, hereto, semi-annually during the period of this Agreement. Such attestations shall be maintained by the contractor and made available to state officials upon request.
4.34.3	Prior to the use of any subcontractor in the performance of this Agreement, and semiannually thereafter, during the period of this Agreement, the CONTRACTOR shall obtain and retain a current, written attestation that the subcontractor shall not knowingly utilize the services of an illegal immigrant to perform work relative to this Agreement and shall not knowingly utilize the services of any subcontractor who will utilize the services of an illegal immigrant to perform work relative to this Agreement. Attestations obtained from such subcontractors shall be maintained by the CONTRACTOR and made available to state officials upon request.
4.34.4	The CONTRACTOR shall maintain records for all personnel used in the performance of this Agreement. Said records shall be subject to review and random inspection at any reasonable time upon reasonable notice by the State.
4.34.5	The CONTRACTOR understands and agrees that failure to comply with this section will be subject to the sanctions of Public Chapter 878 of 2006 for acts or omissions occurring after its effective date. This law requires the Commissioner of Finance and Administration to prohibit a contractor from contracting with, or submitting an offer, proposal, or bid to contract with the State of Tennessee to supply goods or services for a period of one year after a contractor is discovered to have knowingly used the services of illegal immigrants during the performance of this Agreement.
4.34.6	For purposes of this Agreement, “illegal immigrant” shall be defined as any person who is not either a United States citizen, a Lawful Permanent Resident, or a person whose physical presence in the United States is authorized or allowed by the federal Department of Homeland Security and who, under federal immigration laws and/or regulations, is authorized to be employed in the U.S. or is otherwise authorized to provide services under the Agreement.
37.	Section 4 shall be amended by adding a new Section 4.37 and renumbering the existing Sections accordingly, including any references thereto.
4.37	FEDERAL ECONOMIC STIMULUS FUNDING
This Agreement requires the CONTRACTOR to provide products and/or services that are funded in whole or in part under the American Recovery and Reinvestment Act of 2009, Public Law 111-5 (Recovery Act). The CONTRACTOR is responsible for ensuring that all applicable requirements of the Recovery Act are met and that the CONTRACTOR provides information to the State as required by, but not limited to, the following:
4.37.1	The Recovery Act, including but not limited to the following sections of that Act:
4.37.1.1	Section 1606 — Wage Rate Requirements.

4.37.1.2	Section 1512 — Reporting and Registration Requirements.

4.37.1.3	Sections 902, 1514, and 1515 — General Accounting Office/Inspector General Access.

4.37.1.4	Section 1553 — Whistleblower Protections.

4.37.1.5	Section 1605 — Buy American Requirements for Construction Material.
4.37.2	Executive Office of the President, Office of Management and Budget (OMB) Guidelines as posted at http://www.whitehouse.gov/omb/recovery_default/, as well as OMB Circulars, including but not limited to A- 102 and A- 133 as posted at http://www.whitehouse.gov/omb/financial_offm_circulars/.

4.37.3	Federal Grant Award Documents.

4.37.4	Office of Tennessee Recovery Act Management Directives.
38. Attachment I shall be deleted in its entirety and replaced with the following:
ATTACHMENT I
BEHAVIORAL HEALTH SPECIALIZED SERVICE DESCRIPTIONS
The CONTRACTOR shall provide medically necessary mental health case management and psychiatric rehabilitation services according to the requirements herein.

SERVICE	Mental Health Case Management

DEFINITION
Mental health case management is a supportive service provided to enhance treatment effectiveness and outcomes with the goal of maximizing resilience and recovery options and natural supports for the individual. Mental health case management is consumer-centered, consumer focused and strength-based, with services provided in a timely, appropriate, effective, efficient and coordinated fashion. It consists of activities performed by a team or a single mental health case manager to support clinical services. Mental health case managers assist in ensuring the individual/family access to services.
Mental health case management requires that the mental health case manager and the individual and/or family have a strong productive relationship which includes viewing the individual/family as a responsible partner in identifying and obtaining the necessary services and resources. Services rendered to children and youth shall be consumer-centered and family-focused with case managers working with multiple systems (e.g. education, child welfare, juvenile justice). Mental health case management is provided in community settings, which are accessible and comfortable to the individual/family. The service should be rendered in a culturally competent manner and be outcome driven. Mental health case management shall be available 24 hours a day, 7 days a week. The service is not time limited and provides the individual/family the opportunity to improve their quality of life.
The CONTRACTOR shall ensure mental health case management is rendered in accordance with all of the service components and guidelines herein.

SERVICE DELIVERY
The CONTRACTOR shall:
•	Determine caseload size based on an average number of individuals per case manager, with the expectation being that case managers will have mixed caseloads of clients and flexibility between Levels 1 and 2 (Levels 1 and 2 are defined below); and

•	Ensure that caseload sizes and minimum contacts are met as follows:

Case Management		Minimum Face-to-Face
Type	Maximum Caseload Size	Contacts
Level 1 (Non-Team Approach)*	25 individuals: 1 case manager	One (1) contact per week

Level 1 (Team Approaches):

Adult CTT	20 individuals: 1 team 20 individuals: 1 case manager	One (1) contact per week

Children & Youth (C&Y)CTT	15 individuals:1 team 15 individuals: 1 case manager	One (1) contact per week

CCFT	15 individuals:1 team 15 individuals: 1 case manager	One (1) contact per week

ACT	100 individuals:1 team 15 individuals: 1 case manager	One (1) contact per week

PACT	100 individuals:1 team 15 individuals: 1 case manager	One (1) contact per week

Level 2*	35 individuals:1 case manager	Two (2) contacts per month

*	For case managers having a combination of Level 1 & Level 2 (non-team) individuals, the maximum caseload size shall be no more than 30 individuals: 1 case manager.
The CONTRACTOR shall ensure that the following requirements are met:
1)	All mental health case managers shall have, at a minimum, a bachelor’s degree;

2)	Supervisors shall maintain no greater than a 1:30 supervisory ratio with mental health case managers;

3)	Mental health case managers who are assigned to both a parent(s) and child in the same family, should have skills and experience needed for both ages; mental health case managers who are assigned to individuals with co-occurring disorders (mental illness and substance abuse disorders) should have the skills and experience to meet the needs of these individuals;

4)	Eighty percent (80%) of all mental health case management services should take place outside the case manager’s office;

5)	The children and youth (C&Y) (under age eighteen (18)) mental health case management model shall provide a transition from C&Y services into adult services, including adult mental health case management services. The decision to serve an 18-year old youth via the C&Y case management system versus the adult system shall be a clinical one made by a provider. Transition from children’s services, including mental health case management, shall be incorporated into the child’s treatment plan; and

6)	All mental health case management services shall be documented in a treatment plan. Mental health case management activities are correlated to expected outcomes and outcome achievement and shall be monitored, with progress being noted periodically in a written record.

Level 1
Level 1 mental health case management is the most intense level of service. It provides frequent and comprehensive support to individuals with a focus on recovery and resilience. The CONTRACTOR shall ensure the provision of level 1 mental health case management to the most severely disabled adults and emotionally disturbed children and youth, including individuals who are at high risk of future hospitalization or placement out of the home and require both community support and treatment interventions. Level 1 mental health case management can be rendered through a team approach or by individual mental health case managers. Team approaches may include such models as ACT, CTT, CCFT and PACT, as described below:
Assertive Community Treatment (ACT)
ACT is a way of delivering comprehensive and effective services to adults diagnosed with severe mental illness and who have needs that have not been well met by traditional approaches to delivering services. The principles of ACT include:
1)	Services targeted to a specific group of individuals with severe mental illness;

2)	Treatment, support and rehabilitation services provided directly by the ACT team;

3)	Sharing of responsibility between team members and individuals served by the team;

4)	Small staff (all team staff including case managers) to individual ratios (approx. 1 to 10);

5)	Comprehensive and flexible range of treatment and services;

6)	Interventions occurring in community settings rather than in hospitals or clinic settings;

7)	No arbitrary time limit on receiving services;

8)	Individualized treatment, support and rehabilitation services;

9)	Twenty-four (24) hour a day availability of services; and

10)	Engagement of individuals in treatment and monitoring.
Continuous Treatment Team (CTT)
CTT is a coordinated team of staff (to include physicians, nurses, case managers, and other therapists as needed) who provide a range of intensive, integrated mental health case management, treatment, and rehabilitation services to adults and children and youth. The intent is to provide intensive treatment to families of children and youth with acute psychiatric problems in an effort to prevent removal from the home to a more restrictive level of care. An array of services are delivered in the home or in natural settings in the community, and are provided through a strong partnership with the family and other community support systems. The program provides services including crisis intervention and stabilization, counseling, skills building, therapeutic intervention, advocacy, educational services, medication management as indicated, school based counseling and consultation with teachers, and other specialized services deemed necessary and appropriate.
Comprehensive Child and Family Treatment (CCFT)
CCFT services are high intensity, time-limited services designed for children and youth to provide stabilization and deter the “imminent” risk of State custody for the individual. There is usually family instability and high-risk behaviors exhibited by the child/adolescent. CCFT services are concentrated on child, family, and parental/guardian behaviors and interaction. CCFT services are more treatment oriented and situation specific with a focus on short-term stabilization goals. The primary goal of CCFT is to reach an appropriate point of stabilization so the individual can be transitioned to a less intense outpatient service.

Program of Assertive and Community Treatment (PACT)
PACT is a service delivery model for providing comprehensive community-based treatment to adults with severe and persistent mental illness. It involves the use of a multi-disciplinary team of mental health staff organized as an accountable, mobile mental health agency or group of providers who function as a team interchangeably to provide the treatment, rehabilitation and support services persons with severe and/or persistent mental illnesses need to live successfully in the community.
Level 2
Level 2 mental health case management is a less intensive level of service than Level 1 and is focused on resilience and recovery. The CONTRACTOR shall ensure that level 2 mental health case management is provided to individuals whose symptoms are at least partially stabilized or reduced in order to allow treatment and rehabilitation efforts.
SERVICE COMPONENTS
The CONTRACTOR shall ensure that mental health case management incorporates the following service components:
Crisis Facilitation
Crisis facilitation is provided in situations requiring immediate attention/resolution for a specific individual or other person(s) in relation to a specific individual. It is the process of accessing and coordinating services for an individual in a crisis situation to ensure the necessary services are rendered during and following the crisis episode. Most crisis facilitation activities would involve face-to-face contact with the individual.
Assessment of Daily Functioning
Assessment of daily functioning involves the on-going monitoring of how an individual is coping with life on a day to day basis for the purposes of determining necessary services to maintain community placement and improve level of functioning. Most assessments of daily functioning are achieved by face- to-face contact with the individual in his or her natural environment.
Assessment/Referral/Coordination
Assessment/referral/coordination involves assessing the needs of the individual for the purposes of referral and coordination of services that will improve functioning and/or maintain stability in the individual’s natural environment.
Mental Health Liaison
Mental health liaison services are offered to persons who are not yet assigned to mental health case management. It is a short-term service for the purposes of service referral and continuing care until other mental health services are initiated.

DEFINITION
Psychiatric rehabilitation is an array of consumer-centered recovery services designed to support the individual in the attainment or maintenance of his or her optimal level of functioning. These services are designed to capitalize on personal strengths, develop coping skills and strategies to deal with deficits and develop a supportive environment in which to function as independent as possible on the individual’s recovery journey.
Services included under psychiatric rehabilitation are as follows.
SERVICE COMPONENTS
Psychosocial Rehabilitation
Psychosocial rehabilitation services utilize a comprehensive approach (mind, body, and spirit) to work with the whole person for the purposes of improving an individuals’ functioning, promoting management of illness(s), and facilitating recovery. The goal of psychosocial rehabilitation is to support individuals as active and productive members of their communities. Individuals, in partnership with staff, form goals for skills development in the areas of vocational, educational, and interpersonal growth (e.g. household management, development of social support networks) that serve to maximize opportunities for successful community integration. Individuals proceed toward goal attainment at their own pace and may continue in the program at varying levels intensity for an indefinite period of time.
Supported Employment
Supported employment consists of a range of services to assist individuals to choose, prepare for, obtain, and maintain gainful employment that is based on individuals’ preferences, strengths, and experiences. This service also includes a variety of support services to the individual, including side-by-side support on the job. These services may be integrated into a psychosocial rehabilitation center.
Peer Support
Peer support services allow individuals to direct their own recovery and advocacy process and are provided by persons who are or have been consumers of the behavioral health system and their family members and are Certified Peer Support Specialists. These services include providing assistance with more effectively utilizing the service delivery system (e.g. assistance in developing plans of care, accessing services and supports, partnering with professionals) or understanding and coping with the stressors of the person’s illness through support groups, coaching, role modeling, and mentoring. Activities which promote socialization, recovery, self-advocacy, development of natural supports, and maintenance of community living skills are rendered so individuals can educate and support each other in the acquisition of skills needed to manage their illnesses and access resources within their communities. Services are often provided during the evening and weekend hours.

Illness Management & Recovery
Illness management and recovery services refers to a series of weekly sessions with trained mental health practitioners for the purpose of assisting individuals in developing personal strategies for coping with mental illness and promoting recovery.
Supported Housing
Supported housing services refers to services rendered at facilities that are staffed twenty-four (24) hours per day, seven (7) days a week with associated mental health staff supports for individuals who require treatment services and supports in a highly structured setting. These mental health services are for persons with serious and/or persistent mental illnesses (SPMI) and are intended to prepare individuals for more independent living in the community while providing an environment that allows individuals to live in community settings. Given this goal, every effort should be made to place individuals in facilities near their families and other support systems and original areas of residence. Supported housing services are mental health services and do not include the payment of room and board.
39. Attachment II shall be deleted in its entirety and replaced with the following:
ATTACHMENT II
COST SHARING SCHEDULE
Non-Pharmacy Copayment Schedule Prior to January 1, 2010
(unless otherwise directed by TENNCARE)

Poverty
Level	Copayment Amounts
0% - 99%	$0.00

100% - 199%	$25.00, Hospital Emergency Room (waived if admitted) $5.00, Primary Care Provider and Community Mental Health Agency Services Other Than Preventive Care $15.00, Physician Specialists (including Psychiatrists) $100.00, Inpatient Hospital Admission

200% and above	$50.00, Hospital Emergency Room (waived if admitted) $10.00, Primary Care Provider and Community Mental Health Agency Services Other Than Preventive Care $25.00, Physician Specialists (including Psychiatrists) $200.00, Inpatient Hospital Admission
Non-Pharmacy Copayment Schedule Effective January 1, 2010
(unless otherwise directed by TENNCARE)

Poverty
Level	Copayment Amounts
0% - 99%	$0.00

Poverty
Level	Copayment Amounts
100% - 199%	$10.00, Hospital Emergency Room (waived if admitted) $5.00, Primary Care Provider and Community Mental Health Agency Services Other Than Preventive Care $5.00, Physician Specialists (including Psychiatrists) $5.00, Inpatient Hospital Admission (waived if readmitted within 48 hours for the same episode)

200% and above	$50.00, Hospital Emergency Room (waived if admitted) $15.00, Primary Care Provider and Community Mental Health Agency Services Other Than Preventive Care $20.00, Physician Specialists (including Psychiatrists) $100.00, Inpatient Hospital Admission (waived if readmitted within 48 hours for the same episode)
The CONTRACTOR is specifically prohibited from waiving or discouraging TENNCARE enrollees from paying the amounts described in this attachment.
40. Attachment III shall be deleted in its entirety and replaced with the following:
ATTACHMENT III
GENERAL ACCESS STANDARDS
In general, contractors shall provide available, accessible, and adequate numbers of institutional facilities, service locations, service sites, professional, allied, and paramedical personnel for the provision of covered services, including all emergency services, on a 24- hour-a-day, 7-day-a-week basis. At a minimum, this shall include:
•	Primary Care Physician or Extender:
(a)	Distance/Time Rural: 30 miles or 30 minutes

(b)	Distance/Time Urban: 20 miles or 30 minutes

(c)	Patient Load: 2,500 or less for physician; one-half this for a physician extender.

(d)	Appointment/Waiting Times: Usual and customary practice (see definition below), not to exceed 3 weeks from date of a patient’s request for regular appointments and 48 hours for urgent care. Waiting times shall not exceed 45 minutes.

(e)	Documentation/Tracking requirements:
+	Documentation — Plans must have a system in place to document appointment scheduling times.

+	Tracking — Plans must have a system in place to document the exchange of member information if a provider, other than the primary care provider (i.e., school-based clinic or health department clinic), provides health care.

•	Specialty Care and Emergency Care: Referral appointments to specialists (e.g., specialty physician services, hospice care, home health care, substance abuse treatment, rehabilitation services, etc.) shall not exceed 30 days for routine care or 48 hours for urgent care. All emergency care is immediate, at the nearest facility available, regardless of contract. Waiting times shall not exceed 45 minutes.

•	Hospitals
(a)	Transport time will be the usual and customary, not to exceed 30 minutes, except in rural areas where access time may be greater. If greater, the standard needs to be the community standard for accessing care, and exceptions must be justified and documented to the State on the basis of community standards.
•	Long-Term Care Services:
Transport time for adult day care will be the usual and customary, not to exceed 30 miles.
•	General Optometry Services:
(a)	Transport time will be the usual and customary, not to exceed 30 minutes, except in rural areas where community standards and documentation shall apply.

(b)	Appointment/Waiting Times: Usual and customary not to exceed 3 weeks for regular appointments and 48 hours for urgent care. Waiting times shall not exceed 45 minutes.
•	Lab and X-Ray Services:
(a)	Transport time will be the usual and customary, not to exceed 30 minutes, except in rural areas where community access standards and documentation will apply.

(b)	Appointment/Waiting Times: Usual and customary not to exceed 3 weeks for regular appointments and 48 hours for urgent care. Waiting times shall not exceed 45 minutes.
•	All other services not specified here shall meet the usual and customary standards for the community.

ATTACHMENT V
ACCESS & AVAILABILITY FOR BEHAVIORAL HEALTH SERVICES
The CONTRACTOR shall adhere to the following behavioral health network requirements to ensure access and availability to behavioral health services for all members (adults and children). For the purpose of assessing behavioral health provider network adequacy, TENNCARE will evaluate the CONTRACTOR’s provider network relative to the requirements described below. Providers serving adults will be evaluated separately from those serving children.
Access to Behavioral Health Services
The CONTRACTOR shall ensure access to behavioral health providers for the provision of covered services. At a minimum, this means that:
The CONTRACTOR shall have provider agreements with providers of the services listed in the table below and meet the geographic and time for admission/appointment requirements.

Maximum Time
	Geographic Access	for Admission/
Service Type	Requirement	Appointment
Psychiatric Inpatient Hospital Services	Travel distance does not exceed 60 miles for at least 75% of members and does not exceed 90 miles for at least 90% of members	4 hours (emergency involuntary )/24 hours (involuntary)/24 hours (voluntary)

24 Hour Psychiatric Residential Treatment	Travel distance does not exceed 75 miles for at least 75% of ADULT members and does not exceed 150 miles for at least 90% of ADULT members	Within 30 calendar days

Travel distance does not exceed 60 miles for at least 75% of CHILD members and does not exceed 90 miles for at least 90% of CHILD members

Outpatient Non-MD Services	Travel distance does not exceed 30 miles for ALL members	Within 10 business days; if urgent, within 48 hours

Maximum Time
	Geographic Access	for Admission/
Service Type	Requirement	Appointment
Intensive Outpatient (may include Day Treatment (adult), Intensive Day Treatment (Children & Adolescent) or Partial Hospitalization	Travel distance does not exceed 60 miles for at least 75% of members and does not exceed 90 miles for at least 90% of members	Within 10 business days; if urgent, within 48 hours

Inpatient Facility Services (Substance Abuse)	Travel distance does not exceed 60 miles for at least 75% of members and does not exceed 90 miles for at least 90% of members	Within 2 calendar days; for detoxification -within 4 hours in an emergency and 24 hours for non-emergency

24 Hour Residential Treatment Services (Substance Abuse)*	Travel distance does not exceed 75 miles for at least 75% of members and does not exceed 120 miles for at least 90% of members	Within 10 business days

Outpatient Treatment Services (Substance Abuse)	Travel distance does not exceed 30 miles for ALL members	Within 10 business days; for detoxification-within 24 hours

Mental Health Case Management	Not subject to geographic access standards	Within 7 calendar days

Psychosocial Rehabilitation (may include Supported Employment, Illness Management & Recovery, or Peer Support (TDMHDD Rule Chapter 1940-5-29)	Not subject to geographic access standards	Within 10 business days

Supported Housing	Travel distance does not exceed 60 miles for at least 75% of ADULT members and does not exceed 90 miles for at least 90% of ADULT members	Within 30 calendar days

Crisis Services (Mobile)	Not subject to geographic access standards	Face-to-face contact within 1 hour for emergency situations and 4 hours for urgent situations

Crisis Stabilization	Not subject to geographic access standards	Within 4 hours of referral

*	24 Hour Residential Treatment Substance Abuse Services may be provided by facilities licensed by the Tennessee Department of Health as Halfway House Treatment Facilities (DOH Rule Chapter 1200-8-17), Residential Detoxification Treatment Facilities (DOH Rule Chapter 1200-8-22) or Residential Rehabilitation

Treatment Facilities (DOH Rule Chapter 1200-8-23). (Effective 1/1/2008, the Tennessee Department of Mental Health and Developmental Disabilities will license these facilities.)
When the above standards are not met, an acceptable Corrective Action Plan will be requested which details the CONTRACTOR’s intended course of action to resolve any deficiency (ies) identified. The Bureau of TennCare will evaluate Corrective Action Plans and, at its sole discretion, determine network adequacy considering any alternate measures and documentation of unique market conditions.
At a minimum, providers for the following service types shall be reported on the Provider Enrollment File:

Service Code(s) for use in
position 330-331 of the
Service Type	Provider Enrollment File
Psychiatric Inpatient Hospital Services	Adult - 11, 79, 85 Child - A1 or H9

24 Hour Psychiatric Residential Treatment	Adult - 13,81,82 Child - A9, H1, or H2

Outpatient MD Services (Psychiatry)	Adult - 19 Child - B5

Outpatient Non-MD Services	Adult - 20 Child - B6

Intensive Outpatient/ Partial Hospitalization	Adult - 21,23, 62 Child - B7, C2, C3

Inpatient Facility Services (Substance Abuse)	Adult - 15, 17 Child - A3, A5

24 Hour Residential Treatment Services (Substance Abuse)	Adult - 56 Child - F6

Outpatient Treatment Services (Substance Abuse)	Adult - 27 or 28 Child - D3 or D4
Mental Health Case Management	Adult - 31, 66, or 83 Child - C7, D7, G2, G6, or K1

Psychiatric Rehabilitation Services:

Psvchosocial Rehabilitation	42

Supported Employment	44

Peer Support	88

Illness Management & Recovery	91

Supported Housing	32 and 33

Crisis Services (Mobile)	Adult - 37, 38, 39 Child - D8, D9, E1

Crisis Respite	Adult - 40 Child - E2

Crisis Stabilization	Adult - 41

42. Attachment VII shall be deleted in its entirety and replaced with the following:
ATTACHMENT VII
PERFORMANCE STANDARDS

	PERFORMANCE				MEASUREMENT
	MEASURE	DATA SOURCE(S)	BENCHMARK	DEFINITION	FREQUENCY	LIQUIDATED DAMAGE
1	Timely Claims Processing	Report from TDCI	90% of clean electronic claims for nursing facility services and HCBS excluding PERS, assistive technology, minor home modifications, and pest control are processed and paid within fourteen (14) calendar days of receipt	Percentage of clean electronic claims paid within 14 calendar days of receipt of claim, for each month	Monthly	$10,000 for each month determined not to be in compliance

			99.5% of clean electronic claims for nursing facility and HCBS other than PERS, assistive technology, minor home modifications, and pest control shall be processed and paid within twenty-one (21) calendar days of receipt	Percentage of clean electronic claims processed within 21 calendar days of receipt of claim, determined for month

			90% of all of other claims (for which no further written information or substantiation is required in order to make payment) are paid within thirty (30) calendar days of the receipt of claim.	Percentage of claims paid within 30 calendar days of receipt of claim, for each month

			99.5% of all other claims are processed within sixty (60) calendar days.	Percentage of claims processed within 60 calendar days of receipt of claim, for each month

2	Claims Payment Accuracy	Self-reported results based on an internal audit conducted on a statistically valid random sample will be validated by TDCI	97% of claims paid accurately upon initial submission	Percentage of total claims paid accurately for each month and by provider type (NF, HCBS, and other)	Monthly	$5,000 for each full percentage point accuracy is below 97% for each month for each provider type (NF, HCBS, and other)

	PERFORMANCE				MEASUREMENT
	MEASURE	DATA SOURCE(S)	BENCHMARK	DEFINITION	FREQUENCY	LIQUIDATED DAMAGE
3	Telephone Response Time/Call Answer Timeliness-Member Services Line	Member Services and Provider Services Phone Line Report	85% of all calls to each line are answered by a live voice within thirty (30) seconds or the prevailing benchmark established by NCQA	The number of calls answered by a live voice within 30 seconds, divided by the number of calls received by the phone line (during hours of operation) during the measurement period	Quarterly	$25,000 for each full percentage point below 85% per month

4	Telephone Response Time/Call Answer Timeliness-Provider Services Line	Member Services and Provider Services Phone Line Report	85% of all calls to each line are answered by a live voice within thirty (30) seconds or the prevailing benchmark established by NCQA	The number of calls answered by a live voice within 30 seconds, divided by the number of calls received by the phone line (during hours of operation) during the measurement period	Quarterly	$25,000 for each full percentage point below 85% per month

5	Telephone Call Abandonment Rate (unanswered calls) —Member Services Line	Member Services and Provider Services Phone Line Report	Less than 5% of telephone calls are abandoned	The number of calls abandoned by the caller or the system before being answered by a live voice divided by the number of calls received by the phone line (during open hours of operation) during the measurement period	Quarterly	$25,000 for each full percentage point above 5% per month

6	Telephone Call Abandonment Rate (unanswered calls) — Provider Services Line	Member Services and Provider Services Phone Line Report	Less than 5% of telephone calls are abandoned	The number of calls abandoned by the caller or the system before being answered by a live voice divided by the number of calls received by the phone line (during open hours of operation) during the measurement period	Quarterly	$25,000 for each full percentage point above 5% per month

7(a)	Left blank intentionally

7(b)	Left blank intentionally

	PERFORMANCE				MEASUREMENT
	MEASURE	DATA SOURCE(S)	BENCHMARK	DEFINITION	FREQUENCY	LIQUIDATED DAMAGE
8	Provider Network Documentation	Provider Enrollment File and provider agreement signature pages	100% of providers on the Provider Enrollment File have a signed provider agreement with the CONTRACTOR		Upon TENNCARE request	$1,000 for each provider for which the CONTRACTOR cannot provide a signature page from the provider agreement between the provider and the CONTRACTOR

PERFORMANCE				MEASUREMENT
MEASURE	DATA SOURCE(S)	BENCHMARK	DEFINITION	FREQUENCY	LIQUIDATED DAMAGE
9	Specialist Provider Network	Provider Enrollment File	1 . Physician Specialists: Executed speciality physician contracts in all areas required by this Agreement for the following specialists: allergy; cardiology; dermatology; endocrinology; gastroenterology; general surgery; nephrology; neurology; neurosurgery; otolaryngology; ophthalmology; orthopedics; oncology/hematology; psychiatry (adults); psychiatry (child/adolescent); and urology

2. Essential Hospital Services: Executed contract with at least (1) tertiary care center for each essential hospital service

3. Center of Excellence for People with AIDS: Executed contract with at least two (2) Center of Excellence for AIDS within the CONTRACTOR’s approved Grand Region(s)

4. Center of Excellence for Behavioral Health: Executed contract with all COEs for Behavioral Health within the CONTRACTOR’s approved Grand Region(s)	Executed contract is a signed provider agreement with a provider to participate in the CONTRACTOR’s network as a contract provider	Monthly	$25,000 if ANY of the listed standards are not met, either individually or in combination on a monthly basis

The liquidated damage may be waived for Physician Specialists if the CONTRACTOR provides sufficient documentation to demonstrate that the deficiency is attributable to a lack of physicians practicing in the area. The liquidated damage may be lowered to $5,000 in the event the CONTRACTOR provides a corrective action plan that is accepted by TENNCARE

	PERFORMANCE				MEASUREMENT
	MEASURE	DATA SOURCE(S)	BENCHMARK	DEFINITION	FREQUENCY	LIQUIDATED DAMAGE
10	HCBS Provider Network	Provider Enrollment File	At least two (2) providers for each HCBS, other than community-based residential alternatives, to cover each county in the Grand Region	Executed contract is a signed provider agreement with a provider to participate in the CONTRACTOR’s network as a contract provider	Quarterly	Beginning after the first calendar quarter following implementation of CHOICES in the Grand Region covered by this Agreement, $25,000 if ANY of the listed standards are not met, either individually or in combination on a quarterly basis
The liquidated damage may be waived if the CONTRACTOR provides sufficient documentation to demonstrate that the deficiency is attributable to a lack of HCBS provider serving the county and the CONTRACTOR has used good faith efforts to develop HCBS providers to serve the county.

The liquidated damage may be lowered to $5,000 in the event the CONTRACTOR provides a corrective action plan that is accepted by TENNCARE

	PERFORMANCE				MEASUREMENT
	MEASURE	DATA SOURCE(S)	BENCHMARK	DEFINITION	FREQUENCY	LIQUIDATED DAMAGE
11	Provider Participation Accuracy	Provider Enrollment File	At least 90% of listed providers confirm participation in the CONTRACTOR’s network	A statistically valid sample of participating providers on the most recent monthly provider enrollment file confirm that they are participating in the CONTRACTOR’s network	Quarterly	$25,000 per quarter if less than 90% of providers confirm participation. The liquidated damage may be lowered to $5,000 in the event that the CONTRACTOR provides a corrective action plan that is accepted by TENNCARE, or may be waived by TENNCARE if the CONTRACTOR submits sufficient documentation to demonstrate 90% of providers in the sample are participating

12	Provider Information Accuracy	Provider Enrollment File	Data for no more than 10% of listed providers is incorrect for each data element	Data for no more than 10% of a statistically valid sample of participating providers on the most recent monthly provider enrollment is incorrect for each element as determined by TENNCARE	Quarterly	$5,000 per quarter if data for more than 10% but fewer than 31% of providers is incorrect for each data element

$25,000 per quarter if data for more than 30% of providers is incorrect for each data element

The $25,000 liquidated damage may be lowered to $5,000 in the event that the CONTRACTOR provides a corrective action plan that is accepted by TENNCARE, or may be waived by TENNCARE if the CONTRACTOR submits sufficient documentation

	PERFORMANCE				MEASUREMENT
	MEASURE	DATA SOURCE(S)	BENCHMARK	DEFINITION	FREQUENCY	LIQUIDATED DAMAGE
13	Distance from provider to member	Provider Enrollment File	In accordance with this Agreement, including Attachments III through V	Time and travel distance as measured by GeoAccess	Monthly	S25,000 if ANY of the listed standards are not met, either individually or in combination, on a monthly basis.

The liquidated damage may be lowered to $5,000 in the event that the CONTRACTOR provides a corrective action plan that is accepted by TENNCARE.

For the first six months after CHOICES implementation, TENNCARE will waive the liquidated damage related to distance to adult day care if the CONTRACTOR demonstrates that it is providing NEMT to adult day care in accordance with Section 2.11.1.8. Thereafter, TENNCARE may waive the liquidated damage regarding distance to adult day care if the CONTRACTOR provides sufficient documentation to demonstrate that the deficiency is attributable to a lack of adult day care providers and the CONTRACTOR has used good faith efforts to develop adult day care providers.

	PERFORMANCE				MEASUREMENT
	MEASURE	DATA SOURCE(S)	BENCHMARK	DEFINITION	FREQUENCY	LIQUIDATED DAMAGE
14	Initial appointment timeliness for behavioral health services	Behavioral Health Initial Appointment Timeliness Report	85% of all initial appointments for behavioral health services for outpatient mental health services (MD and Non-MD) and outpatient substance abuse services shall meet the access and availability standards indicated in Attachment V	Average time between the intake assessment appointment and the member’s next appointment scheduled or admission by type of service	Quarterly	$2,000 for each service type for which less than 85% of all initial appointments for the specified provider types meet the access and availability standards indicated in Attachment V

15	Percentage of SPMI/SED members who receive a behavioral health service (excluding a CRG/TPG assessment)	Claims and encounter data	The percentage of SPMI/SED members who receive a behavioral health service (excluding a CRG/TPG assessment) will not be less than 76%	The number of SPMI/SED members receiving a behavioral health service (excluding a CRG/TPG assessment) during the fiscal year divided by the MCO’s number of SPMI/SED members during the fiscal year is not less than the benchmark	Annually	$25,000 for each year determined to not be in compliance

16	Non-IMD Impatient Use	Behavioral Health Crisis Service Response Reports and utilization data	10% decrease of total inpatient days at freestanding psychiatric hospitals subject to IMD exclusion compared to the base year’s utilization	Total inpatient psychiatric hospital days at IMD exclusion facilities for members reduced by 10% after base line year	Annually	$10,000 for each year determined to not be in compliance

17	TENNderCare Screening	MCO encounter data	TENNderCare screening ratio, 80%	The EPSDT screening ratio, calculated by TENNCARE utilizing MCO encounter data submissions in accordance with specifications for the CMS—416 report	Quarterly	$5,000 for each full percentage point TENNderCare screening ratio is below 80% for the most recent rolling twelve month period

18	Increase in utilization of supported employment	Supported Employment Reports	15% of all adults (21 — 64 years of age) designated as SPMI actively receiving supported employment services will be gainfully employed in either part time or full time capacity for a continuous 90 day period within one (1) year of receiving supported employment services	Total number of SPMI adults receiving supported employment services as defined in Attachment I employed for a continuous 90-day period within one (1) year of receiving supported employment services divided by the total number of SPMI adults	Annually	$25,000 for each year determined to not be in compliance

19	Generic Prescription Drug Utilization	Encounter data	Sixty percent (60%)	Number of generic prescriptions divided by the total number of prescriptions	Quarterly	$5,000 for each full percentage point Generic Prescription Utilization ratio is below 60%

	PERFORMANCE				MEASUREMENT
	MEASURE	DATA SOURCE(S)	BENCHMARK	DEFINITION	FREQUENCY	LIQUIDATED DAMAGE
20	Length of time between psychiatric hospital/RTF discharge and first subsequent mental health case management service	Mental Health Case Management Report	90% of discharged members receive a mental health case management service as medically necessary within seven (7) calendar days of discharge, excluding situations involving member reschedules, no shows, and refusals	(I) Number of members discharged by length of time between discharge and first subsequent mental health case management service as medically necessary reported by CMHA and type of service received; determined for each month	Quarterly	$3,000 for each quarter determined to not be in compliance

(2) Average length of time between hospital discharge and first subsequent medically necessary MHCM visit reported by CMHA and type of service received excluding member reschedules, no shows, and refusals; determined for each month

21	Seven (7) day readmission rate	Psychiatric Hospital/RTF Readmission Report	Not more than 10% of members discharged from an inpatient or residential facility are readmitted within seven (7) calendar days of discharge	Number of members discharged from an inpatient or residential facility divided by the number of members readmitted within seven (7) calendar days of discharge; determined for each month in the quarter	Quarterly	$1,500 for each quarter determined to not be in compliance

22	Thirty (30) day readmission rate	Psychiatric Hospital/RTF Readmission Report	Not more than 15% of members discharged from an inpatient or residential facility are readmitted within thirty (30) calendar days of discharge	Number of members discharged from an inpatient or residential facility divided by the number of members readmitted within thirty (30) calendar days of discharge; detemined for each month in the quarter	Quarterly	$1,500 for each quarter determined to not be in compliance

23	Members are satisfied with the services they receive from behavioral health providers	Annual consumer satisfaction survey administered by TDMHDD	85% of respondent rale their experience to be fair or better	Distribution of members by satisfaction score	Annually	$10,000 for each response below 85%

ATTACHMENT VIII
DELIVERABLE REQUIREMENTS
GENERAL
This is a preliminary list of deliverables. The CONTRACTOR and TENNCARE shall agree to the appropriate deliverables, deliverable format/submission requirements, submission and approval time frames, and technical assistance as required. Deliverables shall be submitted to the TennCare Bureau unless otherwise specified.
TENNCARE will require that some or all deliverables be reviewed and/or approved by TENNCARE during the readiness review and/or during operations. As specified by TENNCARE, material modifications to certain deliverables must be reviewed and/or approved by TENNCARE.
DELIVERABLE ITEMS
1.	Evidence of TDCI license for CONTRACTOR and subcontractors (as applicable) to ensure compliance with Section 2.1.1

2.	Notification that a member may satisfy any of the conditions for termination from the TennCare program in accordance with Section 2.5.4

3.	Request for prior approval/notice of use of cost effective alternative services in accordance with Section 2.6.5

4.	Request for prior approval of incentives in accordance with Section 2.6.6

5.	Policies and procedures for patient liability that ensure compliance with Section 2.6.7.2

6.	Policies and procedures for self-direction of health care tasks in accordance with Section 2.7.3

7.	Description of health education and outreach programs and activities to ensure compliance with Section 2.7.4

8.	TENNderCare policies and procedures that ensure compliance with the requirements of Section 2.7.6

9.	Policies and procedures for advance directives that ensure compliance with Section 2.7.7

10.	Disease management program policies and procedures that ensure compliance with Section 2.8

11.	Service coordination policies and procedures that ensure compliance with Section 2.9.1

12.	Policies and procedures for transition of new members that ensure compliance with the requirements of Section 2.9.2

13.	Policies and procedures for transition of member receiving long-term care services at the time of CHOICES implementation that ensure compliance with Section 2.9.3

14.	Transition of care polices and procedures that ensure compliance with Section 2.9.4

15.	MCO case management policies and procedures that ensure compliance with Section 2.9.5

16.	Care coordination policies and procedures that ensure compliance with Section 2.9.6

17.	Policies and procedures for consumer direction of HCBS that ensure compliance with Section 2.9.7

18.	Policies and procedures for coordination of physical health, behavioral health, and long-term care services that ensure compliance with Section 2.9.8

19.	If CONTRACTOR subcontracts for the provision of behavioral health services, agreement with the subcontractor in accordance with Section 2.9.8.2 to ensure compliance with Section 2.9.8

20.	Policies and procedures for coordination among behavioral health providers that ensure compliance with Section 2.9.9

21.	Policies and procedures for coordination of pharmacy services that ensure compliance with Section 2.9.10

22.	Policies and procedures for coordination of dental services that ensure compliance with Section 2.9.11

23.	Identification of members serving on the claims coordination committee in accordance with Section 2.9.11.5.3

24.	Policies and procedures for coordination with Medicare that ensure compliance with Section 2.9.12

25.	Policies and procedures for inter-agency coordination that ensure compliance with Section 2.9.14

26.	Polices and procedures regarding non-covered services that ensure compliance with Section 2.10

27.	Policies and procedures to develop and maintain a provider network that ensure compliance with Section 2.11.1, including policies and procedures for selection and/or retention of providers

28.	Policies and procedures for PCP selection and assignment that ensure compliance with Section 2.11.2, including policies and procedures regarding change of PCP and use of specialist as PCP

29.	Plan to identify, develop, or enhance existing inpatient and residential treatment capacity for adults and adolescents with co-occurring mental health and substance abuse disorders to ensure compliance with Section 2.11.5.2

30.	Credentialing manual and policies and procedures that ensure compliance with Section 2.11.8

31.	Policies and procedures that ensure compliance with notice requirements in Section 2.11.9

32.	Notice of provider and subcontractor termination and additional documentation as required by Section 2.11.9.2

33.	Provider agreement template(s) and revisions to TDCI as required in Section 2.12

34.	Indemnity language in provider agreements if different than standard indemnity language (see Section 2.12.9.49)

35.	Intent to use a physician incentive plan (PIP) to TennCare Bureau and TDCI (see Section 2.13.8)

36.	Any provider agreement templates or subcontracts that involve a PIP for review as a material modification (to TDCI) as required by (see Section 2.13.8)

37.	Pricing policies for emergency services provided by non-contract providers that ensure compliance with Section 2.13.9.1

38.	Policies and procedures for PCP profiling to ensure compliance with Section 2.14.9

39.	Information on PCP profiling as requested by TENNCARE (see Section 2.14.9)

40.	QM/QI policies and procedures to ensure compliance with Section 2.15

41.	Copy of signed contract with NCQA approved vendor to perform CAHPS as required by Section 2.15.5

42.	Copy of signed contract with NCQA approved vendor to perform HEDIS audit as required by Section 2.15.5

43.	Evidence that NCQA accreditation application submitted and fee paid (Section 2.15.5.1)

44.	HEDIS BAT as required by Section 2.15.6

45.	Copy of signed NCQA survey contract as required by Section 2.15.5.1

46.	Notice of date for ISS submission and NCQA on-site review as required by Section 2.15.5.1

47.	Notice of final payment to NCQA as required by Section 2.15.5.1

48.	Notice of submission of ISS to NCQA as required by Section 2.15.5.1

49.	Copy of completed NCQA survey and final report as required by Section 2.15.5.1

50.	Notice of any revision to NCQA accreditation status

51.	Policies and procedures regarding critical incident management and reporting to ensure compliance with Section 2.15.8

52.	Member materials as described in Section 2.17, including but not limited to, member handbook, quarterly member newsletters, identification card, and provider directory along with any required supporting materials

53.	Member services phone line policies and procedures that ensure compliance with Section 2.18.1

54.	Policies and procedures regarding interpreter and translation services that ensure compliance with Section 2.18.2

55.	Provider service and phone line policies and procedures that ensure compliance with Section 2.18.4

56.	Description of 24/7 ED Assistance Line (see Section 2.18.4.7)

57.	Provider handbook that is in compliance with requirements in Section 2.18.5

58.	Provider education and training plan and materials that ensure compliance with Section 2.18.6

59.	Provider relations policies and procedures in compliance with Section 2.18.7

60.	Protocols regarding one-on-one assistance to long-term care providers that ensure compliance with Section 2.18.7.2

61.	Policies and procedures to monitor and ensure provider compliance with the Agreement (see Section 2.18.7.3)

62.	Policies and procedures for a provider complaint system that ensure compliance with Section 2.18.8

63.	FEA education and training plan and materials that ensure compliance with Section 2.18.9

64.	Policies and procedures regarding member involvement with behavioral health services that ensure compliance with Section 2.18.10

65.	Appeal and complaint policies and procedures that ensure compliance with Section 2.19

66.	Fraud and abuse policies and procedures that ensure compliance with Section 2.20

67.	Report all confirmed or suspected fraud and abuse to the appropriate agency as required in Section 2.20.2

68.	Fraud and abuse compliance plan (see Section 2.20.3)

69.	TPL policies and procedures that ensure compliance with Section 2.21.4

70.	Accounting policies and procedures that ensure compliance with Section 2.21.7

71.	Proof of insurance coverage (see Section 2.21.8)

72.	Executed agreement for audit accounts that contains the required language (see Section 2.21.11)

73.	Claims management policies and procedures that ensure compliance with Section 2.22

74.	Internal claims dispute procedure (see Section 2.22.5)

75.	EOB policies and procedures to ensure compliance with Section 2.22.8

76.	Systems policies and procedures, manuals, etc. to ensure compliance with Section 2.23 (see Section 2.23.10)

77.	Proposed approach for remote access in accordance with Section 2.23.6.10

78.	Information security plan as required by Section 2.23.6.11

79.	Notification of Systems problems in accordance with Section 2.23.7

80.	Systems Help Desk services in accordance with Section 2.23.8

81.	Notification of changes to Systems in accordance with Section 2.23.9

82.	Notification of changes to membership of behavioral health advisory committee and current membership lists in accordance with Section 2.24.2

83.	Notification of changes to membership of CHOICES Advisory Group and current membership lists in accordance with Section 2.24.3

84.	An abuse and neglect plan in accordance with Section 2.24.4

85.	Medical record keeping policies and procedures that ensure compliance with Section 2.24.6

86.	Subcontracts (see Section 2.26)

87.	HIPAA policies and procedures that ensure compliance with Section 2.27

88.	Accounting of disclosures in accordance with Section 2.27.2.10

89.	Notification of use or disclosure in accordance with Section 2.27.2.13.3.3

90.	Notification of any unauthorized acquisition of enrollee PHI in accordance with Section 2.27.2.13.3

91.	Third (3rd) party certification of HIPAA transaction compliance in accordance with Section 2.27.2.27

92.	Notification of any security incident in accordance with Section 2.27.3

93.	Non-discrimination policies and procedures as required by Section 2.28

94.	Names, resumes, and contact information of key staff as required by Section 2.29.1.2

95.	Changes to key staff as required by Section 2.29.1.2

96.	Staffing plan as required by Section 2.29.1.8

97.	Changes to location of staff from in-state to out-of-state as required by Section 2.29.1.9

98.	Background check policies and procedures that ensure compliance with Section 2.29.2.1

99.	List of officers and members of Board of Directors (see Section 2.29.3)

100.	Changes to officers and members of Board of Directors (see Section 2.29.3)

101.	Eligibility and Enrollment Data (see Section 2.30.2.1)

102.	Monthly Enrollment/Capitation Payment Reconciliation Report (see Section 2.30.2.2)

103.	Quarterly Member Enrollment/Capitation Payment Report (see Section 2.30.2.3)

104.	Information on members (see Section 2.30.2.4)

105.	Psychiatric Hospital/RTF Readmission Report (see Section 2.30.4.1)

106.	Mental Health Case Management Report (see Section 2.30.4.2)

107.	Supported Employment Report (see Section 2.30.4.3)

108.	Behavioral Health Crisis Response Report (see Section 2.30.4.4)

109.	Member CRG/TPG Assessment Report (see Section 2.30.4.5)

110.	Rejected CRG/TPG Assessment Report (see Section 2.30.4.6)

111.	CRG/TPG Assessments Audit Report (see Section 2.30.4.7)

112.	Methodology for conducting CRG/TPG assessment audits (see Section 2.30.4.8)

113.	Adverse Occurrences Report (see Section 2.30.4.9)

114.	TENNderCare Report (see Section 2.30.4.10)

115.	Self-Directed Health Care Tasks Report (see Section 2.30.4.11)

116.	Disease Management Update Report (see Section 2.30.5.1)

117.	Disease Management Report (see Section 2.30.5.2)

118.	Disease Management for CHOICES Update Report (see Section 2.30.5.3)

119.	Disease Management for CHOICES Report (see Section 2.30.5.4)

120.	Disease Management Program Description (see Section 2.30.5.5)

121.	MCO Case Management Program Description (see Section 2.30.6.1.1)

122.	MCO Case Management Services Report (see Section 2.30.6.1.2)

123.	MCO Case Management Update Report (see Section 2.30.6.1.3)

124.	Status of Transitioning CHOICES Member Report (see Section 2.30.6.2)

125.	New Member Assessment and Care Planning and Initiation of Services Report (see Section 2.30.6.3)

126.	CHOICES Intake, Enrollment, and Service Initiation Report (see Section 2.30.6.4)

127.	Ongoing Assessment and Care Planning and Service Initiation Report (see Section 2.30.6.5)

128.	Post-Enrollment Care Coordination Contact Report (see Section 2.30.6.6)

129.	Nursing Facility Diversion Report (see Section 2.30.6.7)

130.	Nursing Facility to Community Transition Report (see Section 2.30.6.8)

131.	Nursing Facility Utilization Report (see Section 2.30.6.9)

132.	Missed Visits Report (see Section 2.30.6.10)

133.	Care Coordination Staffing Report (see Section 2.30.6.11)

134.	Care Coordination Quality Assurance Plan and Care Coordination Quality Assurance Plan Report (see Section 2.30.6.12)

135.	Consumer Direction of HCBS Report (see Section 2.30.6.13)

136.	Members identified as potential pharmacy lock-in candidates (see Section 2.30.6.14)

137.	Pharmacy Services Report (see Section 2.30.6.15)

138.	Pharmacy Services Report, On Request (see Section 2.30.6.16)

139.	Provider Enrollment File (see Section 2.30.7.1)

140.	Provider Compliance with Access Requirements Report (see Section 2.30.7.2)

141.	PCP Assignment Report (see Section 2.30.7.3)

142.	Report of Essential Hospital Services (see Section 2.30.7.4)

143.	Behavioral Health Initial Appointment Timeliness Report (see Section 2.30.7.5)

144.	Long-Term Care Provider Network Development Plan (see Section 2.30.7.6)

145.	Long-Term Care Provider Capacity Performance Report (see Section 2.30.7.7)

146.	Qualified Workforce Strategies Report (see Section 2.30.7.8)

147.	FQHC Reports (see Section 2.30.7.9)

148.	Institutions for Mental Diseases (IMD) Out-of-State Report (see Section 2.30.7.10)

149.	Single Case Agreements Report (see Section 2.30.8)

150.	Related Provider Payment Report (see Section 2.30.9)

151.	UM program description, work plan, and evaluation (see Section 2.30.10.1)

152.	Cost and Utilization Reports (see Section 2.30.10.2)

153.	Cost and Utilization Summaries (see Section 2.30.10.3)

154.	Identification of high-cost claimants (see Section 2.30.10.4)

155.	CHOICES Utilization Report (see Section 2.30.10.5)

156.	Prior Authorization Reports (see Section 2.30.10.6)

157.	Referral Provider Listing and supporting materials (see Section 2.30.10.7)

158.	ED Threshold Report (see Section 2.30.10.8)

159.	QM/QI Program Description, Associated Work Plan and Annual Evaluation (see Section 2.30. 11. 1)

160.	Report on Performance Improvement Projects (see Section 2.30.11.2)

161.	NCQA Accreditation Report (see Section 2.30.11.3)

162.	NCQA revaluation of accreditation status based on HEDIS scores (see Section 2.30.11.4)

163.	Reports of Audited CAHPS Results and Audited HEDIS Results (see Section 2.30.11.5)

164.	Health Outcomes Survey data files (see Section 2.30.11.6)

165.	Critical Incidents Report (see Section 2.30.11.7)

166.	Member Services and Provider Services Phone Line Report (see Section 2.30.12.1.1)

167.	24/7 Nurse Triage Line Report (see Section 2.30.12.1.2)

168.	ED Assistance Tracking Report (see Section 2.30.12.1.3)

169.	Translation/Interpretation Services Report (see Section 2.30.12.3)

170.	Provider Satisfaction Survey Report (see Section 2.30.12.4)

171.	Provider Complaints Report (see Section 2.30.12.5)

172.	Member Complaints Report (see Section 2.30.13)

173.	Fraud and Abuse Activities Report (see Section 2.30.14.1)

174.	Policies in compliance with Section 1 902(a)(68) of the Social Security Act (see Section 2.30.14.3)

175.	Recovery and Cost Avoidance Report (see Section 2.30.15.1.1)

176.	Other Insurance Report (see Section 2.30.15.1.2)

177.	Patient Liability Report (see Section 2.30.15.2)

178.	Medical Loss Ratio (MLR) Report (see Section 2.30.15.3.1)

179.	Ownership and Financial Disclosure Report (see Section 2.30.15.3.2)

180.	Annual audit plan (see Section 2.30.15.3.3)

181.	Financial Plan and Projection of Operating Results Report (to TDCI) (see Section 2.30.15.4.1)

182.	Comparison of Actual Revenues and Expenses to Budgeted Amounts Report (to TDCI) (see Section 2.30.15.4.2)

183.	Annual Financial Report (to TDCI) (see Section 2.30.15.4.3)

184.	Quarterly Financial Report (to TDCI) (see Section 2.30.15.4.4)

185.	Audited Financial Statements (to TDCI) (see Section 2.30.15.4.5)

186.	Claims Payment Accuracy Report (see Section 2.30.16.1)

187.	EOB Report (see Section 2.30.16.2)

188.	Claims Activity Report (see Section 2.30.16.3)

189.	HCBS Annual Benefit limits Report (see Section 2.30.16.4)

190.	Cost Neutrality Report (see Section 2.30.16.5)

191.	Expenditure Cap Report (see Section 2.30.16.6)

192.	Cost Effective Alternative Services for CHOICES Report (see Section 2.30.16.7)

193.	Systems Refresh Plan (see Section 2.30.17.1)

194.	Encounter Data Files (see Section 2.30.17.2)

195.	Electronic version of claims paid reconciliation (see Section 2.30.17.3)

196.	Information and/or data to support encounter data submission (see Section 2.30.17.4)

197.	Systems Availability and Performance Report (see Section 2.30.17.5)

198.	Business Continuity and Disaster Recovery Plan (see Section 2.30.17.6)

199.	Reports on the Activities of the CONTRACTOR’s Behavioral Health Advisory Committee (see Section 2.30.18.1)

200.	Report on the Activities of the CONTRACTOR’s CHOICES Advisory Group (see Section 2.30.18.2)

201.	Subcontracted claims processing report (see Section 2.30.19.1)

202.	Security Incident Report (see Section 2.30.20)

203.	Summary Listings of Servicing Providers (see Section 2.30.21.1)

204.	Supervisory Personnel Report (see Section 2.30.21.2)

205.	Alleged Discrimination Report (see Section 2.30.21.3)

206.	Non-discrimination policy (see Section 2.30.21.4)

207.	Non-Discrimination Compliance Plan and Assurance of Non-Discrimination (see Section 2.30.21.5)

208.	Provider reimbursement rates for services incurred prior to the start date of operations in accordance with Section 3.7.1.2.1

209.	Disclosure of conflict of interest (see Section 2.30.22.1)

210.	Attestation Re: Personnel Used in Contract Performance (see Section 2.30.22.2)

211.	Return of funds in accordance with Section 3.14.5

212.	Termination plan in accordance with Section 4.4.8.2.8

213.	Policies and procedures for delivering NEMT services, including an operating procedures manual, as provided in Section A. 1 of Attachment XI

44.	Delete Attachment IX, Exhibit A, Quarterly Enrollment/Capitation Payment Reconciliation Reports, and replace with “Intentionally Left Blank.”

45.	Attachment IX, Exhibit G shall be deleted in its entirety and replaced with the following:
ATTACHMENT IX, EXHIBIT G
REPORT OF ESSENTIAL HOSPITAL SERVICES
Instructions for Completing Report of Essential Hospital Services
The chart for the Report of Essential Hospital Services required in Section 2.30.7.4 is to be prepared based on the CONTRACTOR’s provider network for essential hospital services in each Grand Region in which the CONTRACTOR has (or expects to have) TennCare members.
•	Fill out one report for each Grand Region. In the top portion of the grid, indicate the MCO name, the Grand Region, the total number of MCO members in the Grand Region and the date that such total enrollment was established.

•	Provide information on each contract and non-contract facility that serves (or will serve) members in the identified Grand Region. The MCO should use a separate row to report information on each such facility.
1.	In the first column, “Name of Facility” indicate the complete name of the facility.

2.	In the second column, “TennCare ID” indicate the TennCare ID assigned to the facility.

3.	In the third column, “NPI” indicate the National Provider Identifier issued to the facility.

4.	In the fourth column, “City/Town” indicate the city or town in which the designated facility is located.

5.	In the fifth column, “County” indicate the name of the county in which this facility is located.

6.	In the sixth through the twelfth columns indicate the status of the CONTRACTOR’s relationship with the specific facility for each of these covered hospital services, e.g. Neonatal, Perinatal, Pediatric, Trauma, Burn, Center of Excellence for AIDS, and Centers of Excellence for Behavioral Health. For example:
•	If the CONTRACTOR has an executed provider agreement with the facility for neonatal services, insert an “E” in the column labeled “Neonatal”.

•	If the CONTRACTOR does not have an executed provider agreement with this facility for “Neonatal”, but has another type of arrangement with this facility, the CONTRACTOR should indicate the code that best describes its relationship (L=letter of intent; R=on referral basis; N=in contract negotiations; O=other arrangement). For any facility in which the CONTRACTOR does not have an executed provider agreement and is using as a non-contract provider, the CONTRACTOR should submit a brief description (one paragraph) of its relationship with the facility including an estimated timeline for executing a provider agreement, if any.

•	If the CONTRACTOR does not have any relationship for neonatal services with the facility on this row, the CONTRACTOR should leave the cell labeled “neonatal” blank.

ATTACHMENT IX, EXHIBIT G
ESSENTIAL HOSPITAL SERVICES REPORT
MCO Name:                                                              Grand Region:
Number of TennCare Members:                                          as of (date):

Center of
Excellence
										AIDS	for
Name of	TennCare		City/							Center of	Behavioral
Facility	ID	NPI	Town	County	Neonatal	Perinatal	Pediatric	Trauma	Burn	Excellence	Health	Comments

E = Executed Provider Agreement
L = Letter of Intent
R = On Referral Basis
N = In Contract Negotiations
O = Other Arrangement
If no relationship for a particular service leave cell blank

46.	Delete Attachment IX, Exhibit J, Cost and Utilization Reports, and replace with “Intentionally Left Blank.”

47.	Delete Attachment IX, Exhibit K, Cost and Utilization Summaries, and replace with the following:
ATTACHMENT IX, EXHIBIT K
COST AND UTILIZATION SUMMARIES
The quarterly Cost and Utilization Summaries required in Section 2.30.10.3 shall include information for each of the following populations:
•	Medicaid

•	Uninsured

•	Medically Eligible Child

•	Non-CHOICES Disabled

•	Non-CHOICES Duals

•	CHOICES Duals

•	CHOICES Non-Duals
Summaries for the following shall be provided:
1)	Data elements for Top 25 Providers (broken down by facilities, practitioners, ancillary providers, transportation providers) by Amount Paid
•	Rank

•	Provider type

•	Provider Name

•	Street Address (Physical Location)

•	City

•	State

•	Zip Code
•	Amount Paid to Each Provider

•	Amount Paid as a Percentage of Total Provider Payments
2)	Data elements for Top 25 Inpatient Diagnoses by Number of Admissions
•	Rank

•	DRG Code (Diagnosis Code)

•	Description

•	Amount Paid

•	Admits

•	Admits as a Percentage of Total Admits
3)	Data elements for Top 25 Inpatient Diagnoses by Amount Paid
•	Rank

•	DRG Code (Diagnosis Code)

•	Description

•	Admits

•	Amount Paid

•	Amount Paid as a Percentage of Total Inpatient Dollars
4)	Data elements for Top 25 Outpatient Diagnoses by Number of Visits
•	Rank

•	Diagnosis code

•	Description

•	Amount Paid

•	Visits

•	Visits as a percentage of Total Outpatient Visits
5)	Data elements for Top 25 Outpatient Diagnoses by Amount Paid
•	Rank

•	Diagnosis Code

•	Description

•	Visits

•	Amount Paid

•	Amount Paid as a Percentage of Total Outpatient Payments
6)	Data elements for Top 10 Inpatient Surgical/Maternity Procedures (DRGs) by Number of Admissions
•	Rank

•	DRG Code

•	Description

•	Amount Paid

•	Number of Admissions

•	Admissions as a Percentage of Total Admissions
7)	Data elements for Top 10 Inpatient Surgical/Maternity Procedures (DRGs) by Amount Paid
•	Rank

•	DRG Code

•	Description

•	Number of Procedures

•	Amount Paid

•	Amount Paid as a Percentage of Total Inpatient Surgical/Maternity Payments
8)	Data elements for Top 10 Outpatient Surgical/Maternity Procedures by Number of Procedures
•	Rank

•	Procedure Code

•	Description

•	Amount Paid

•	Number of Procedures

•	Procedures as a Percentage of Total Surgical/Maternity Procedures

9)	Data elements for Top 10 Outpatient Surgical/Maternity Procedures by Amount Paid
•	Rank

•	Procedure Code

•	Description

•	Number of Procedures

•	Amount Paid

•	Amount Paid as a Percentage of Total Outpatient Surgical/Maternity Payments
48.	Delete Attachment IX, Exhibit L, Prior Authorization Reports, and replace with “Intentionally Left Blank.”

49.	Attachment IX, Exhibit M, shall be deleted and replaced with the following:
ATTACHMENT IX, EXHIBIT M
MEMBER SERVICES AND PROVIDER SERVICES PHONE LINE REPORT
Instructions for Completing the Member Services and Provider Services Phone Line Report
The following definitions shall be used:
Abandoned Call: A call in the phone line queue that is terminated by the caller before reaching a live voice.
Average Time to Answer: The average time that callers waited in the phone line queue (when the call was placed during the hours the phone line is open for services) before speaking to a MCO representative. This shall be reported in minutes: seconds (e.g. one minute and twenty-five seconds should be reported as 1:25).
Call Abandonment Rate: The number of calls (where the member/provider called directly into the phone line or selected a member/provider services option and was put in the call queue) that are abandoned by the caller or the system before being answered by a live voice, divided by the number of calls received by the phone line (during hours when the line is staffed with personnel—hours open for services) during the measurement period.
Call Answer Timeliness: The number of calls (where the member called directly into the phone line or selected a member/provider services option and was put in the call queue) that are answered by a live voice within thirty (30) seconds, divided by the number of calls received by the phone line (during hours when the line is staffed with personnel—hours open for services) during the measurement period.

ATTACHMENT IX, EXHIBIT M
MEMBER SERVICES AND PROVIDER SERVICES PHONE
LINE REPORT
MCO Name:
Report Submission Date:
Reporting Quarter:

	[ Month 1 ]	[ Month 2 ]	[ Month 3 ]
Member Services Line
Total Number of Calls Received
% of Calls Abandoned
Average Time to Answer
% of Calls Answered within 30 Seconds

Nurse Triage Line
Total Number of Calls Received
% of Calls Abandoned
Average Time to Answer
% of Calls Answered within 30 Seconds

Provider Services Line
Total Number of Calls Received
% of Calls Abandoned
Average Time to Answer
% of Calls Answered within 30 Seconds

50.	Delete Attachment IX, Exhibit N, Medical Loss Ratio Report, and replace with “Intentionally Left Blank”

51.	Attachment X shall be deleted in its entirety and replaced with the following:
ATTACHMENT X
ATTESTATION RE PERSONNEL USED IN CONTRACT PERFORMANCE

SUBJECT CONTRACT NUMBER:

CONTRACTOR LEGAL ENTITY NAME:

FEDERAL EMPLOYER IDENTIFICATION NUMBER:
(or Social Security Number)
The Contractor, identified above, does hereby attest, certify, warrant, and assure that the Contractor shall not knowingly utilize the services of an illegal immigrant in the performance of this Contract and shall not knowingly utilize the services of any subcontractor who will utilize the services of an illegal immigrant in the performance of this Contract.

CONTRACTOR SIGNATURE
NOTICE: This attestation MUST be signed by an individual empowered to contractually bind the Contractor. If said individual is not the chief executive or president, this document shall attach evidence showing the individual’s authority to contractually bind the Contractor.

PRINTED NAME AND TITLE OF SIGNATORY

DATE OF ATTESTATION

52.	In Attachment XI, NEMT Requirements, Section A.12.5 is deleted in its entirety and replaced with the following:
A.12.5	The CONTRACTOR shall provide Division of Mental Retardation Services (DMRS) residential and day service waiver providers the opportunity to become a NEMT provider if the provider is qualified to provide the service and agrees to the terms of the CONTRACTOR’s NEMT provider agreement, which shall be no more restrictive than for other NEMT providers. These providers shall only provide covered NEMT services to members receiving HCBS MR waiver services from the provider. The CONTRACTOR shall reimburse these providers for covered NEMT to TennCare covered services (see definition in Exhibit A) and shall not reimburse these providers for NEMT to services provided though a HCBS MR waiver. The CONTRACTOR shall reimburse these providers in accordance with rates paid to other NEMT providers for the provision of NEMT services.
53.	In Attachment XI, NEMT Requirements, Item 13 in Exhibit A is deleted in its entirety and replaced with the following:
13.	TennCare Covered Services: The health care services available to TennCare enrollees, as defined in TennCare rules and regulations. This includes, but is not limited to, physical health, behavioral health, pharmacy, dental services, and institutional services. TennCare covered services includes TENNderCare services. For purposes of NEMT, TennCare covered services does not include alternatives to institutional services (HCBS or 1915(c) waiver services).
54.	Effective July 1, 2009, Exhibit C of Attachment XII shall be amended by deleting the words “through June 30, 2009” at the top of the chart. Further, effective upon the CHOICES Implementation Date, Exhibit C, Attachment XII shall be amended by adding the following capitation rate cells: “CHOICES Duals — $4,529.19 PMPM” and “CHOICES Non-Duals — $5,942.45 PMPM”.

All of the provisions of the original Agreement not specifically deleted or modified herein shall remain in full force and effect. Unless a provision contained in this Amendment specifically indicates a different effective date, for purposes of the provisions contained, this Amendment shall become effective September 1, 2009.
IN WITNESS WHEREOF, the parties have by their duly authorized representatives set their signatures.

STATE OF TENNESSEE DEPARTMENT OF FINANCE AND ADMINISTRATION		AMERIGROUP, TENNESSEE, INC.

BY:	/s/ M. D. Goetz, Jr.	BY:	/s/ Alvin B. King
	M. D. Goetz, Jr.		Alvin B. King
	Commissioner		President and Chief Executive Officer

DATE:	8/4	DATE:	8-12-09

APPROVED BY: STATE OF TENNESSEE DEPARTMENT OF FINANCE AND ADMINISTRATION		APPROVED BY: STATE OF TENNESSEE COMPTROLLER OF THE TREASURY

BY:	/s/ M. D. Goetz, Jr.	BY:	/s/ Justin P. Wilson
	M. D. Goetz, Jr.		Justin P. Wilson
	Commissioner		Comptroller

DATE:	9/1/09	DATE:	9/11/09